UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

International Paper Company

(Name of Registrant as Specified in its Charter)

Not applicable.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee paid previously with preliminary materials.

☒	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

[●], 2024

International Paper Company

6400 Poplar Avenue

Memphis, Tennessee 38197

www.internationalpaper.com

Dear International Paper Shareowners:

A Special Meeting (the “Special Meeting”) of the shareowners of International Paper Company (the “International Paper Shareowners”), a New York corporation (“International Paper”) will be held virtually on [●], 2024, at [●] [Central Time].

On April 16, 2024, International Paper released an announcement pursuant to Rule 2.7 of the United Kingdom City Code on Takeovers and Mergers (the “Offer Announcement”), disclosing the terms of a recommended offer by International Paper (or its nominee) to acquire the entire issued and to be issued share capital of DS Smith Plc, a public limited company registered in England and Wales (“DS Smith”) in an all-share combination. Under the terms of the recommended offer, shareholders of DS Smith (the “DS Smith Shareholders”) will be entitled to receive, for each DS Smith ordinary share held by such shareholder, 0.1285 new shares of common stock of International Paper, par value $1.00 per share (the “Common Stock”). We refer to our recommended offer as the “Offer,” and to our potential acquisition of ordinary shares of DS Smith as the “Acquisition.” The Acquisition is to be effected by means of a court-sanctioned scheme of arrangement between DS Smith and DS Smith Shareholders under Part 26 of the UK Companies Act 2006, as amended. The Dollar-denominated value of the Acquisition consideration to be received by DS Smith Shareholders in connection with the Acquisition will fluctuate with the market value of the shares of Common Stock and the Dollar-to-Pound exchange rate. As of March 25, 2024, based on International Paper’s closing share price of $40.85 and an exchange rate of $1.2645:£1 on that date, the terms of the Offer value each DS Smith ordinary share at 415 pence per share, representing an aggregate equity value for DS Smith of approximately £5.8 billion on a fully diluted basis, or approximately $7.3341 billion. As of [●], 2024, the most recent practicable trading day prior to the date of this proxy statement, each DS Smith ordinary share would be valued at [●], based on the closing share price and exchange rate as of that date, representing an aggregate equity value for DS Smith of approximately £[●] billion, or approximately $[●] billion. Upon the closing of the Acquisition, DS Smith Shareholders will own approximately 33.7% of International Paper’s fully diluted Common Stock, based on International Paper’s and DS Smith’s fully diluted outstanding share capital as of [●], 2024.

International Paper will hold a Special Meeting of the International Paper Shareowners in connection with the proposed issuance of the shares of Common Stock representing the stock consideration in the Acquisition (the “Share Issuance”). At the Special Meeting, you will be asked to consider and vote on a proposal (the “Share Issuance Proposal”) to approve the Share Issuance as well as a proposal (the “Adjournment Proposal”) to adjourn the Special Meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of such adjournment to approve the Share Issuance Proposal.

After careful consideration, the Board of Directors of International Paper (the “International Paper Board”) has determined that the Acquisition is in the best interests of International Paper and the International Paper Shareowners and has authorized and approved the Share Issuance. The International Paper Board therefore recommends that you vote “FOR” the Share Issuance Proposal and “FOR” the Adjournment Proposal.

The enclosed proxy statement provides detailed information about the Special Meeting, the Acquisition and the Share Issuance. A copy of the Offer Announcement is attached as Annex I to the proxy statement, and a copy of the Co-operation Agreement, entered into in connection with the Acquisition among International Paper and DS Smith on April 16, 2024 (the “Co-operation Agreement”), is attached as Annex II to the proxy statement. The proxy statement also describes the determinations of the International Paper Board in connection with its evaluation of the Acquisition and the Share Issuance. We encourage you to read the proxy statement and its annexes carefully and in their entirety. Before deciding how to vote, you should consider the section titled “Risk Factors.” You may also obtain more information about International Paper from documents we file with the U.S. Securities and Exchange Commission from time to time as described under the section titled “Where You Can Find More Information.”

Your vote is very important.

The Acquisition cannot be implemented unless the Share Issuance Proposal is approved. Approval of the Share Issuance Proposal requires the affirmative vote of a majority of the votes cast at the Special Meeting. Approval of the Adjournment Proposal, which is not a condition to the Acquisition, requires the affirmative vote of a majority of the votes cast at the Special Meeting. Whether or not you plan to attend the Special Meeting, and regardless of the number of shares of Common Stock you own, you are requested to promptly vote your shares by completing, signing and dating the enclosed proxy card or voting instruction form and returning it in the postage-paid envelope provided, or by voting over the telephone or via the internet as instructed in these materials. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote “FOR” each of the proposals described above. If you attend the Special Meeting and vote, your vote will revoke any proxy that you have previously submitted. If your shares are held in the name of a broker, bank or other nominee, please follow the instructions provided by that institution to vote your shares.

On behalf of International Paper, I thank you for your support and appreciate your consideration of this important matter.

Sincerely,

Andrew K. “Andy” Silvernail
Chief Executive Officer

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the transactions described in this document, including the Acquisition and the Share Issuance, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated [●], 2024 and, together with the enclosed form of proxy card, is first being mailed to International Paper Shareowners on or about [●], 2024.

NOTICE OF SPECIAL MEETING OF SHAREOWNERS

[●], 2024,

[●]

[●]

A Special Meeting of the shareowners of International Paper Company (the “International Paper Shareowners”), a New York corporation (“International Paper”) will be held virtually on [●], 2024 at [●], [Central Time] for the following purposes:

1. To approve the proposed issuance of shares of Common Stock (the “Share Issuance”) to the shareholders of DS Smith Plc, a public limited company registered in England and Wales (“DS Smith”), in connection with the proposed acquisition by International Paper UK Holdings Limited, an indirectly wholly owned subsidiary of International Paper (“International Paper Bidco”), of the entire issued and to be issued share capital of DS Smith (the “Acquisition”). Pursuant to the Acquisition, the shareholders of DS Smith (the “DS Smith Shareholders”) will be entitled to receive, for each DS Smith ordinary share held by such DS Smith Shareholders, 0.1285 new shares of Common Stock, resulting in the issuance of approximately [●] new shares of Common Stock, following which, DS Smith Shareholders will own approximately 33.7% of International Paper’s fully diluted shares of Common Stock, based on International Paper’s and DS Smith’s fully diluted outstanding share capital as of [●], 2024 (the “Share Issuance Proposal”); and

2. To adjourn the Special Meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of such adjournment to approve the Share Issuance Proposal (the “Adjournment Proposal”).

After careful consideration, the Board of Directors of International Paper (the “International Paper Board”) has determined that the Acquisition is in the best interests of International Paper and the International Paper Shareowners and has authorized and approved the Share Issuance. The International Paper Board therefore recommends that you vote “FOR” the Share Issuance Proposal and “FOR” the Adjournment Proposal.

You are encouraged to read the accompanying proxy materials carefully and in their entirety and submit your proxy as soon as possible so that your shares can be voted at the Special Meeting in accordance with your instructions. You have a choice of submitting your proxy by Internet, by telephone or by mail.

The Special Meeting will be held in a virtual format and conducted solely online via live webcast to provide a safe and widely accessible experience for the International Paper Shareowners. International Paper Shareowners will be able to listen, vote and submit questions from their home or any location with internet connectivity. Online access to the webcast will open approximately 15 minutes prior to the start of the Special Meeting.

Only holders of record of Common Stock at the close of business on [●], 2024, are entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof by accessing [●] and entering the [●]-digit control number on the enclosed proxy card. A proxy statement containing important information about the Special Meeting and the matters being voted upon appears on the following pages.

If you were a beneficial owner of shares of Common Stock as of the record date (i.e., you hold your shares in “street name” through an intermediary, such as a bank or broker), you must register in advance to virtually attend the Special Meeting and any adjournment or postponement of the Special Meeting. To register, you must obtain a legal proxy, executed in your favor, from the holder of record and submit proof of your legal proxy, reflecting the number of shares of Common Stock you held as of the record date, along with your name and email address, to [●]. Please forward the email from your broker or attach an image of your legal proxy to [●]. Requests for registration must be labeled as “Legal Proxy” and be received no later than [●], [Central Time], on [●], 2024. You will then receive a confirmation of your registration, with a control number, by email from [●]. At the time of the Special Meeting, go to [●] and enter your control number.

If you are attending the meeting as a shareowner of record or registered beneficial owner, questions can be submitted by accessing the meeting center at [●], entering your control number and clicking on the Q&A icon on the right side of the page. Enter your question in the box and click send. To submit questions in advance of the Special Meeting and any adjournment or postponement of the Special Meeting, visit [●] and enter the [●]-digit control number on the enclosed proxy card.

Even if you plan to attend the Special Meeting or any adjournment or postponement of the Special Meeting, we encourage you to vote your shares in advance online, by phone or by mail, to ensure that your vote will be represented. Voting online or by phone is fast, convenient, and enables your vote to be immediately confirmed and tabulated, which helps International Paper reduce postage and proxy tabulation costs. To vote online prior to the meeting, visit [●]. You will be asked to provide the control number from the enclosed proxy card.

For more detailed information, see the section titled “The Special Meeting.”

Your vote is very important, regardless of the number of shares of Common Stock that you own. Approval of the Share Issuance Proposal requires the affirmative vote of a majority of the votes cast at the Special Meeting, whether in person or by proxy, provided that a quorum is present. Approval of the Adjournment Proposal also requires the affirmative vote of a majority of the votes cast at the Special Meeting, whether in person or by proxy, provided that a quorum is present. A quorum will exist at the Special Meeting if the holders of record of at least one-third of the number of votes entitled to be cast upon any question to be considered at the meeting are present in person or by proxy. Abstentions will not constitute a vote cast against the Share Issuance Proposal or the Adjournment Proposal. Whether or not you plan to attend the Special Meeting, please vote as soon as possible to ensure that your shares are represented and voted at the Special Meeting.

By Order of the Board of Directors,

Joseph R. Saab Senior Vice President, General Counsel and Corporate Secretary [●], 2024

IMPORTANT VOTING INSTRUCTIONS

WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, INTERNATIONAL PAPER URGES YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) BY TELEPHONE, (2) VIA THE INTERNET OR (3) BY SIGNING AND RETURNING THE ENCLOSED PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before the Special Meeting. If your shares are held in the name of a broker, bank or other nominee, please follow the instructions provided by that institution to vote your shares, revoke your proxy or change your vote.

International Paper urges you to read the proxy statement, including all documents incorporated by reference into the proxy statement, and its annexes carefully and in their entirety.

If you are an International Paper Shareowner and have any questions concerning the Acquisition or the proxy statement, would like additional copies of the proxy statement, need to obtain proxy cards or need help voting, please contact International Paper’s proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

(877) 456-3442

To receive timely delivery of requested documents in advance of the Special Meeting, you should make your request no later than [●], 2024. You will not be charged for any of these documents that you request.

For additional information about documents incorporated by reference into this proxy statement, please see the section titled “Where You Can Find More Information.”

i

SUMMARY

This summary highlights selected information also contained elsewhere in this proxy statement related to the matters upon which you are being asked to vote and may not contain all of the information important to you. You should read this entire document, its annexes and the other documents to which this proxy statement refers you to fully understand the matters upon which you are being asked to vote. Each item in this summary refers to the page on which that subject is hereinafter discussed in more detail. Except as otherwise noted or where context otherwise requires, references in this proxy statement to “International Paper,” the “Company,” “we,” “us” and “our” refer to International Paper Company and its subsidiaries , references to “International Paper Bidco” refer to International Paper UK Holdings Limited, and references to “DS Smith” refer to DS Smith Plc and its subsidiaries.

The Acquisition (see page 61)

The Offer Announcement and the Offer (see page 61)

On April 16, 2024, pursuant to Rule 2.7 of the United Kingdom City Code on Takeovers and Mergers (the “Takeover Code”), we released an announcement (the “Offer Announcement”) setting forth the terms of a recommended offer by International Paper (or its nominee) to acquire the entire issued and to be issued share capital of DS Smith in an all-share combination. We refer to our recommended offer as the “Offer,” and to our potential acquisition of ordinary shares of DS Smith (the “DS Smith Shares”) as the “Acquisition.” Under the terms of the Offer, the shareholders of DS Smith (the “DS Smith Shareholders”) will be entitled to receive, for each DS Smith Share, 0.1285 new shares of common stock of International Paper, par value of $1.00 (the “Common Stock”). The Acquisition is to be effected by means of a court-sanctioned scheme of arrangement between DS Smith and DS Smith Shareholders under Part 26 of the UK Companies Act 2006, as amended. As of March 25, 2024, based on International Paper’s closing price of $40.85 and an exchange rate of $1.2645:£1 on that date, each DS Smith Share would be valued at 415 pence, representing an aggregate equity value for DS Smith of approximately £5.8 billion on a fully diluted basis, or approximately $7.3341 billion. As of [●], 2024, the most recent practicable trading day prior to the date of this proxy statement, each DS Smith Share would be valued at [●], based on the closing share price and exchange rate as of that date, representing an aggregate equity value for DS Smith of approximately £[●], or approximately $[●]. We expect to issue approximately [●] shares of our Common Stock (the “New International Paper Shares”) in connection with the Acquisition (the “Share Issuance”), and upon the closing of the Acquisition, DS Smith Shareholders will own approximately 33.7% of International Paper’s fully diluted shares of Common Stock, based on International Paper’s and DS Smith’s fully diluted outstanding share capital as of [●], 2024.

International Paper will seek a secondary listing of the shares of Common Stock, including the New International Paper Shares, on the London Stock Exchange (the “LSE”). In addition, the New International Paper Shares will be authorized for primary listing on the New York Stock Exchange (the “NYSE”), subject to official notice of issuance.

The Combined Company (see page 62)

Following the closing of the Acquisition, the combined company will be named “International Paper Company.” The Common Stock of the combined company will be primarily listed on the NYSE under the symbol “IP.” When admitted to trading on the LSE, the shares of Common Stock, including the New International Paper Shares, will be listed under the symbol “IPC.” Though it is intended that the combined company would be headquartered in Memphis, Tennessee, USA, at International Paper’s existing headquarters, International Paper intends to maintain key elements of DS Smith’s headquarters functions and is proposing to establish a European headquarters in London, United Kingdom, at DS Smith’s existing headquarters (subject to any required information and consultation with any impacted employees and/or their representatives in accordance with applicable law). Upon the closing of the Acquisition, it is intended that the International Paper Board will form the board of directors of the combined company, and up to two DS Smith non-executive directors will be invited to join the board of directors of the combined company.

It is intended that International Paper’s Chief Executive Officer, Andrew K. Silvernail, will become the Chief Executive Officer of the combined company. It is further intended that the remainder of the International Paper leadership team will largely remain in place and, following an assessment of the needs of the combined company and the qualifications of DS Smith’s leadership team, certain of DS Smith’s current leadership team may also become part of the leadership team of the combined company.

It is also intended that the group chief executive of DS Smith, Miles Roberts, will join the combined company in a consultancy capacity for a period of up to two years to support the integration, to ensure continuity and with a view to realizing the benefits of the Acquisition for the International Paper Shareowners and the DS Smith Shareholders.

It is further intended that upon the closing of the Acquisition, and subject to any information and consultation procedures required by applicable laws, the combined company will effect an internal reorganization whereby International Paper’s subsidiaries in France (or any other entity owning these French entities) will acquire, directly or indirectly, the French subsidiaries of DS Smith for the purpose of including the eligible subsidiaries in the French tax group headed by International Paper France SAS, in each case, in accordance with Article 223 B c of the French Tax Code and the applicable regulations.

Conditions to Closing of the Acquisition (see page 101)

The closing of the Acquisition is subject to the satisfaction (or, where applicable, waiver) of a number of customary conditions, including, but not limited to:

•

approval (which is incapable of being waived by either International Paper or DS Smith) by a majority in number of the DS Smith Shareholders who are present and vote, either in person or by proxy, at the Court Meeting (the “Court Meeting”) of the High Court of Justice in England and Wales (the “Court”) (and at any separate class meeting which may be required by the Court) and who represent not less than 75% in value of the DS Smith Shares (or the relevant class or classes thereof) voted by those DS Smith Shareholders;

•

approval (which is incapable of being waived by either International Paper or DS Smith) of the requisite majority(ies) of the votes cast, either in person or by proxy, of the resolutions required to approve and implement the scheme of arrangement at the general meeting of DS Smith Shareholders (the “DS Smith General Meeting”);

•

the Court Meeting and any separate class meeting which may be required by the Court or any adjournment of any such meeting being held on or before the 22nd day after the scheduled date of the Court Meeting to be set out in the Scheme Document (“Scheme Document”) (or such later date, if any, as International Paper and DS Smith may agree and the Court may allow);

•

the DS Smith General Meeting or any adjournment of that meeting being held on or before the 22nd day after the scheduled date of the DS Smith General Meeting to be set out in the Scheme Document (or such later date, if any, as International Paper and DS Smith may agree and the Court may allow);

•

sanction (which is incapable of being waived by either International Paper or DS Smith) of the scheme of arrangement on or before the 22nd day after the scheduled date of the Court hearing to be set out in the Scheme Document (or such later date as may be agreed between International Paper and DS Smith and the Court may allow) by the Court (with or without modification but subject to any modification being on terms acceptable to International Paper and DS Smith) and, following such sanction, the delivery of a copy of the court order to the UK registrar of companies;

•

the scheme of arrangement becoming effective by October 16, 2025 (the “Long Stop Date”) (or such later date as International Paper and DS Smith may agree, with the consent of the UK Panel on Takeovers and Mergers (the “Panel”) and the permission of the Court), which is incapable of being waived by either International Paper or DS Smith;

•	approval (which is incapable of being waived by either International Paper or DS Smith) of the Share Issuance Proposal by the International Paper Shareowners;

•

confirmation having been received (which is incapable of being waived by either International Paper or DS Smith) by International Paper that the New International Paper Shares have been approved for listing, subject to official notice of issuance, on the NYSE;

•

(i) acknowledgment having been received by International Paper from the UK Financial Conduct Authority (the “FCA”) that the application for admission of the shares of Common Stock to the equity shares (international commercial companies secondary listing) category of the Official List of the FCA (the “Official List”) has been approved; and (ii) acknowledgment having been received by International Paper from the LSE that the shares of Common Stock will be admitted to trading on its main market for listed securities (the “Main Market”), both (i) and (ii) of which are incapable of being waived by either International Paper or DS Smith; and

•

the receipt of certain required antitrust, regulatory and other approvals, including from the European Commission and U.S. authorities and the receipt of foreign direct investment clearances from the UK authorities, any of which are capable of being waived by International Paper.

The Co-operation Agreement (see page 102)

On April 16, 2024, in connection with the Offer, we entered into a Co-operation Agreement (the “Co-operation Agreement”) with DS Smith, pursuant to which, after prior consultation with DS Smith, International Paper will determine the strategy for satisfying the regulatory and other clearances necessary for the Acquisition (the “Clearances”). The parties have agreed to provide each other with such information and assistance as each may reasonably require for the purposes of obtaining all Clearances and making any submission, filing or notification to any regulatory authority.

Pursuant to the Co-operation Agreement, International Paper is required to take all such actions as may be necessary or advisable to satisfy, or procure the satisfaction of, the Clearances as soon as reasonably practicable, and in any event in sufficient time to enable closing to occur by the Long Stop Date. However, International Paper is not required to offer or accept any regulatory remedy that would require the disposal of any International Paper mill, plant or other asset located in the United States.

Under the Co-operation Agreement, International Paper will be required to pay DS Smith: (1) $220,527,460 if (a) the International Paper Board has changed its recommendation to the International Paper Shareowners to vote in favor of the Share Issuance Proposal at the Special Meeting (“International Paper Board Recommendation Change”) or (b) the Special Meeting has not taken place prior to the Long Stop Date; (2) $147,018,306 if International Paper invokes any regulatory condition or any regulatory conditions have not been satisfied or waived by International Paper by the Long Stop Date; or (3) $73,509,153 if the International Paper Shareowners do not approve the Share Issuance Proposal prior to the Long Stop Date and there has not been an International Paper Board Recommendation Change.

The Co-operation Agreement contains certain covenants with respect to International Paper’s conduct of business until the closing of the Acquisition and addresses certain other matters, as further described in the section titled “Information About the DS Smith Acquisition—The Co-operation Agreement.”

No Dissenters’ Rights (see page 106)

None of the International Paper Shareowners will be entitled to exercise dissenters’ rights or to demand payment for his, her or its shares of our Common Stock in connection with the Acquisition.

United States Federal Income Tax (see page 106)

In connection with the Acquisition, the International Paper Shareowners will not exchange or otherwise dispose of their Common Stock, or engage in any other transaction with respect to such stock that requires the recognition of gain or loss for United States federal income tax purposes. Accordingly, the International Paper Shareowners will not realize gain or loss for United States federal income tax purposes in connection with the Acquisition with respect to their shares of Common Stock.

Regulatory Matters (see page 106)

We cannot complete the Acquisition unless we obtain the Clearances. Under the Co-operation Agreement, International Paper is required to take all such actions as may be necessary or advisable to satisfy the Clearances as soon as reasonably practicable, subject to certain exceptions. The Clearances include approval under, or notifications pursuant to, (1) the Council Regulation (EC) No. 139/2004 (the “EU Merger Regulation”), (2) the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended) (the “HSR Act”), (3) the EU Foreign Subsidies Regulation (Regulation (EU) No. 2022/2560) (the “EU Foreign Subsidies Regulation”), and (4) the National Security and Investment Act 2021 (the “NSI Act”) in the United Kingdom. On May 21, 2024, the HSR Act waiting period commenced in connection with the Acquisition upon submission of the required Notification and Report forms with the Federal Trade Commission and the Antitrust Division of the Department of Justice. The waiting period under the HSR Act expired at 11:59 p.m. Eastern Time on June 20, 2024.

Parties Involved in the Acquisition (see page 63)

International Paper (see page 63)

International Paper is a global producer of renewable fibre-based packaging and pulp products and one of the world’s largest recyclers, with established operations and presence primarily in North America. Headquartered in Memphis, Tennessee, International Paper employs approximately 39,000 employees globally, 33,000 of whom are in the United States. International Paper serves customers worldwide, with manufacturing operations in North America, Latin America, Europe and North Africa. Net sales for 2023 were $18.9 billion. International Paper is a New York corporation, incorporated in 1941 as the successor to the New York corporation of the same name organized in 1898. The address of our principal executive offices is 6400 Poplar Avenue, Memphis, Tennessee 38197, and our main telephone number is 901-419-9000. Our stock is listed for trading on the NYSE under the ticker symbol “IP.”

In the United States, as of June 30, 2024, International Paper operates 23 pulp and packaging mills, 162 converting and packaging plants, 16 recycling plants and three paper bag facilities. International Paper’s production facilities, as of December 31, 2023, in Canada, Europe, North Africa and Latin America include four pulp and packaging mills, 37 converting and packaging plants, and two recycling plants. International Paper operates a packaging products distribution business principally through six branches in Asia.

International Paper Bidco (see page 63)

International Paper UK Holdings Limited (“International Paper Bidco”) is a newly incorporated English private limited company. International Paper Bidco is an indirect wholly owned subsidiary of International Paper. International Paper Bidco has been formed at the direction of International Paper for the purposes of implementing the Acquisition. International Paper Bidco has not traded since its date of incorporation, nor has it entered into any obligations other than in connection with the Acquisition.

The address of International Paper Bidco’s principal executive office is c/o International Paper Company, 6400 Poplar Avenue, Memphis, Tennessee 38197. The address of International Paper Bidco’s registered office is 2 New Bailey, 6 Stanley Street, Salford, Greater Manchester, M3 5GS, United Kingdom.

DS Smith (see page 64)

DS Smith is a leading provider of sustainable fibre-based packaging with operations across Europe and North America which is supported by recycling and papermaking operations, which are primarily based in Europe. It plays a central role in the value chain across sectors including e-commerce, fast moving consumer goods and industrials. Through its purpose of “Redefining Packaging for a Changing World” and its Now and Next sustainability strategy, DS Smith is committed to leading the transition to the circular economy, while delivering more circular solutions for its customers and wider society—replacing plastics, taking carbon out of supply chains and providing innovative recycling solutions. Its bespoke box-to-box in 14 days model, design capabilities and innovation strategy sit at the heart of this response. DS Smith operates in 34 countries employing around 29,000 people and is a Strategic Partner of the Ellen MacArthur Foundation.

The Special Meeting (see page 57)

Date, Time and Place (see page 57)

The Special Meeting of the International Paper Shareowners will be held virtually on [●], 2024, starting at [●], [Central Time], at [●].

Matters To Be Considered (see page 57)

You will be asked to consider and vote upon the approval of the issuance of the shares of Common Stock to DS Smith Shareholders as consideration in the Acquisition (the “Share Issuance Proposal”) and a proposal to adjourn the Special Meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of such adjournment to approve the Share Issuance Proposal (the “Adjournment Proposal”).

Record Date (see page 57)

Only International Paper Shareowners of record on [●], 2024 will be entitled to vote at the Special Meeting.

Quorum (see page 57)

A quorum will exist at the Special Meeting if at least one-third of the number of votes entitled to be cast upon any question to be considered at the meeting are present in person or by proxy.

Vote Required (see page 58)

Approval of the Share Issuance Proposal or the Adjournment Proposal requires the affirmative vote of a majority of the votes cast at the Special Meeting, whether in person or by proxy, provided that a quorum is present. The approval of the Share Issuance Proposal is a condition to the closing of the Acquisition.

Voting of Proxies (see page 58)

If you are a record holder of shares of Common Stock, you may submit your proxy by telephone, via the Internet or by signing, dating and mailing your proxy card as instructed elsewhere in this proxy statement and on your proxy card. You may also vote by attending the virtual Special Meeting, or by authorizing a personal representative to attend the Special Meeting on your behalf with an appropriate proxy, in order to vote.

If you hold your shares as a beneficial owner through a bank, broker or other nominee, you must provide voting instructions to your bank, broker or other nominee by the deadline provided in the materials you receive from your bank, broker or other nominee to ensure your shares are voted in the way you would like at the meeting. Your bank, broker or other nominee will send you specific instructions in this regard to vote your shares.

Shareowners of record may revoke their proxies or change their votes in writing at any time prior to the Special Meeting by sending written notice of revocation to International Paper’s Corporate Secretary, by voting again by telephone or via the Internet, by voting in writing or by voting in person at the Special Meeting. For shares you hold beneficially but not of record, you may change your vote by submitting new voting instructions to your broker or nominee or, if you have obtained a valid proxy from your broker or nominee giving you the right to vote your shares, by attending the virtual Special Meeting and voting in person.

Common Stock Ownership of Directors and Executive Officers (see page 58)

As of the record date, International Paper directors and executive officers beneficially owned and were entitled to vote, in the aggregate, [●] shares of Common Stock, representing approximately [●]% of the shares of Common Stock outstanding on the record date. International Paper currently expects that International Paper’s directors and executive officers will vote their shares in favor of the Share Issuance Proposal and the Adjournment Proposal, but none of International Paper’s directors or executive officers have entered into any agreement obligating them to do so.

Recommendation of the International Paper Board (see page 58)

Based on the reasons for the recommendations discussed below in the section entitled “Information About the DS Smith Acquisition—Reasons for the Acquisition,” the International Paper Board determined that the Offer, the Acquisition and the other matters contemplated by the Offer Announcement and the Co-operation Agreement are advisable and in the best interests of International Paper and the International Paper Shareowners and have authorized and approved the Share Issuance in connection with the Offer and the Acquisition.

The International Paper Board therefore recommends that you vote “FOR” the Share Issuance Proposal and “FOR” the Adjournment Proposal.

Christopher M. Connor, one of the directors of the International Paper Board, was not present, due to personal reasons, in the deliberation of the International Paper Board regarding the Acquisition and during the International Paper Board vote on April 14, 2024, relating to the Acquisition. However, Mr. Connor attended all prior International Paper Board meetings at which the Acquisition was deliberated, as further described in the section of this proxy statement entitled “Information About the DS Smith Acquisition—Background of the Acquisition.” He received and reviewed all materials discussed at the April 14, 2024 meeting of the International Paper Board, and immediately subsequent to the April 14, 2024 meeting of the International Paper Board, Mr. Connor communicated his support for the approval of the Offer Announcement and the Co-operation Agreement and the transactions contemplated thereby.

Reasons for the Acquisition (see page 74)

In evaluating the Acquisition, including the Share Issuance, the International Paper Board consulted with International Paper’s senior management, outside legal counsel and its financial advisor. In recommending that the International Paper Shareowners vote in favor of the Share Issuance, the International Paper Board also considered a number of factors that it believed supported its determination as further described in the section entitled “Information About the DS Smith Acquisition—Reasons for the Acquisition.”

Opinion of BofA Securities (see page 77)

International Paper retained BofA Securities, Inc. (“BofA Securities”) to act as a financial advisor to International Paper in connection with the Acquisition. BofA Securities is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. International Paper selected BofA Securities to act as a financial advisor to International Paper in connection with the Acquisition on the basis of BofA Securities’ experience in transactions similar to the Acquisition, its reputation in the investment community and its familiarity with International Paper and its business.

On April 14, 2024, at a meeting of the International Paper Board held to evaluate the Acquisition, representatives of BofA Securities delivered to the International Paper Board the oral opinion of BofA Securities, which was confirmed by delivery of a written opinion dated April 14, 2024, to the effect that, as of the date of the opinion and based on and subject to the factors and assumptions set forth in the written opinion, the exchange ratio of 0.1285 (the “Exchange Ratio”) provided for in the Acquisition was fair, from a financial point of view, to International Paper.

The full text of BofA Securities’ written opinion to the International Paper Board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex III to this proxy statement and is incorporated by reference herein in its entirety. BofA Securities delivered its opinion to the International Paper Board for the benefit and use of the International Paper Board (in its capacity as such) in connection with and for purposes of its evaluation of the Acquisition. BofA Securities expressed no opinion or view as to any terms or other aspects or implications of the Acquisition (other than the Exchange Ratio to the extent expressly specified in such opinion) and no opinion or view was expressed as to the relative merits of the Acquisition in comparison to other strategies or transactions that might be available to International Paper or in which International Paper might engage or as to the underlying business decision of International Paper to proceed with or effect the Acquisition. BofA Securities’ opinion does not constitute a recommendation as to how any International Paper Shareowner should vote or act in connection with the Acquisition or any related matter.

For further information, see the section of this proxy statement entitled “Information about the DS Smith Acquisition—Opinion of BofA Securities” and Annex III.

Quantification of Payments and Benefits to International Paper’s Named Executive Officers (see page 150)

The Acquisition does not constitute a “change in control” under any employment or compensation arrangements of International Paper and our named executive officers are not entitled to any additional compensation or benefits that relate to or are contingent upon the Acquisition.

Interests of International Paper’s Executive Officers and Directors in the Acquisition (see page 150)

None of International Paper’s directors or executive officers has any substantial financial interest, direct or indirect, in the Acquisition or the Share Issuance, other than being a director or executive officer and an International Paper Shareowner.

Impact of the Share Issuance on Our Existing International Paper Shareowners (see page 150)

If the Share Issuance Proposal is approved and the Share Issuance is implemented, the Share Issuance will dilute the ownership and voting interests of our existing International Paper Shareowners. It is expected that approximately [●] New International Paper Shares will be issued to DS Smith Shareholders in connection with the Acquisition, and that, upon the closing of the Acquisition, DS Smith Shareholders will own approximately 33.7% of International Paper’s fully diluted shares of Common Stock, based on International Paper’s and DS Smith’s fully diluted outstanding share capital as of [●], 2024. Therefore, the ownership and voting interests of our existing International Paper Shareowners will be proportionately reduced.

Summary of Risk Factors (see page 30)

The following constitutes a summary of the material risks relevant to the Acquisition that is described in this proxy statement:

Risks related to the Acquisition and the Share Issuance

•

International Paper may fail to realize the anticipated benefits and operating synergies expected from the Acquisition, which could adversely affect the combined company’s business, financial condition and operating results.

•

The Acquisition will result in significant integration costs and any material delays or unanticipated additional expenses may harm the combined company’s business, financial condition and results of operations. International Paper may not be able to integrate DS Smith into the combined company successfully.

•

Shareowners in the combined company will be more exposed to currency exchange rate fluctuations as, following the closing of the Acquisition, there will be an increased proportion of assets, liabilities and earnings denominated in foreign currencies.

•

The unaudited prospective financial information contained in this proxy statement is inherently subject to uncertainties and may now be outdated, and the combined company’s actual financial position and operating results following the closing of the Acquisition may differ materially from these estimates included in this proxy statement.

•

The complexity of the integration and transition associated with the Acquisition, together with DS Smith’s increased scale and global presence, may result in International Paper incurring significant costs to implement changes to its control over financial reporting in respect of the combined company.

•

Even if a material adverse change to DS Smith’s business or prospects were to occur prior to the closing of the Acquisition, International Paper may not be able to invoke the offer conditions and terminate the Acquisition, which could reduce the value of the shares of Common Stock.

•

The Takeover Code restricts International Paper’s ability to cause DS Smith to consummate the Acquisition and limits the relief International Paper may obtain in the event the DS Smith Board of Directors withdraws its support of the Acquisition.

Risks related to ownership of shares of Common Stock

•

The market price for the shares of Common Stock following the closing of the Acquisition may be affected by factors different from those that historically have affected the DS Smith Shares and the shares of Common Stock.

•

The market price and trading volume of the shares of Common Stock may be particularly volatile in the period following the closing of the Acquisition, and holders of the shares of Common Stock could lose a significant portion of their investment due to drops in the market price of the shares of Common Stock.

•

International Paper’s maintenance of two exchange listings may adversely affect liquidity in the market for the shares of Common Stock and result in pricing differentials of shares of Common Stock between the two exchanges.

Risks related to the businesses of International Paper, DS Smith, and following the closing of the Acquisition, the combined company

•

Fluctuations in the prices of and the demand for the products of International Paper, DS Smith, and, following the closing of the Acquisition, the combined company due to factors such as economic cyclicality and changes in customer or consumer preferences, and government regulation could materially affect their financial condition, results of operations and cash flows.

•	Changes in the cost or availability of raw materials, energy and transportation have recently affected, and could continue to affect profitability.

•

Changes in credit ratings issued by nationally recognized statistical rating organizations could adversely affect the cost of financing of International Paper, DS Smith and, following the closing of the Acquisition, the combined company and have an adverse effect on the market price of their respective securities.

•

International Paper and DS Smith are and, following the closing of the Acquisition, the combined company will be subject to risks associated with climate change and other sustainability matters and global, regional and local weather conditions as well as by legal, regulatory, and market responses to climate change.

•

International Paper and DS Smith are and, following the closing of the Acquisition, the combined company will be subject to cybersecurity and information technology risks related to breaches of security pertaining to sensitive company, customer, employee and vendor information as well as breaches in the technology used to manage operations and other business processes.

•

International Paper and DS Smith are and, following the closing of the Acquisition, the combined company will be subject to a wide variety of laws, regulations and other government requirements that may change in significant ways, and the cost of compliance with such requirements, or the failure to comply with such requirements, could impact their business and results of operations.

•

Changes in international conditions or other risks arising from conducting business internationally could adversely affect the business and operations of International Paper, DS Smith and, following the closing of the Acquisition, the combined company.

•	Material disruptions at one of International Paper’s, DS Smith’s and/or the combined company’s manufacturing facilities could negatively impact financial results.

•

International Paper and DS Smith operate in and, following the closing of the Acquisition, the combined company will operate in a challenging market for talent and may fail to attract and retain qualified personnel, including key management personnel.

•

Competition and downward pricing pressure in the global packaging industry could negatively impact the financial results of International Paper, DS Smith and, following the closing of the Acquisition, the combined company.

QUESTIONS AND ANSWERS

The following are some questions that you, as an International Paper Shareowner, may have about the Acquisition, the Share Issuance or the Special Meeting, as applicable, and brief answers to those questions. These questions and answers may not address all questions that may be important to you as an International Paper Shareowner. We encourage you to read carefully the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement, and the documents we incorporate by reference in this proxy statement. You may obtain the documents and information incorporated by reference into this proxy statement without charge by following the instructions under the section titled “Where You Can Find More Information.”

Q:	Why am I receiving this proxy statement?

A:

We are sending this proxy statement and the enclosed proxy card to you in connection with the solicitation of proxies to be voted at a Special Meeting of International Paper Shareowners. As an International Paper Shareowner, you are invited to attend the virtual Special Meeting and are entitled and requested to vote on the proposals described in this proxy statement.

Q:	When and where is the Special Meeting?

A:

The Special Meeting will be held virtually on [●], 2024, starting at [●], [Central Time], unless adjourned or postponed to a later date, to consider and vote on each of the proposals described below. This proxy statement for the Special Meeting is first being mailed to International Paper Shareowners on or about [●], 2024.

Q:	Who is entitled to vote at the Special Meeting?

A:	Holders of shares of Common Stock as of the close of business on [●], 2024, the record date, are eligible to vote at the Special Meeting.

As of the record date, there were [●] shares of Common Stock outstanding. Holders of shares of Common Stock will vote as a single class on all matters described in this proxy statement for which your vote is being solicited. Each share of Common Stock is entitled to one vote on each proposal.

Registered Shareowners. If, as of the record date, shares of Common Stock are registered directly in your name with International Paper’s transfer agent, you are considered the shareowner of record with respect to those shares, and the proxy solicitation materials are provided to you directly by International Paper. As the shareowner of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote at the Special Meeting.

Street Name Shareowners. If, as of the record date, shares of Common Stock are held on your behalf in a brokerage account or by a broker, bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and International Paper’s proxy solicitation materials were forwarded to you by your broker, bank or other nominee, who is considered the shareowner of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. You are also invited to attend the Special Meeting and vote your shares of Common Stock at the Special Meeting by following the voting instructions provided by your broker, bank or other nominee on your proxy solicitation materials or the instructions that accompanied your proxy materials to attend the Special Meeting. If you request a printed copy of the proxy materials by mail, your broker, bank or other nominee will provide a voting instruction form for you to use.

Q:	What is the purpose of the Special Meeting?

A:	On April 16, 2024, we and DS Smith released the Offer Announcement disclosing the terms of a recommended offer by International Paper to acquire all of the issued and to be issued share capital of

DS Smith in an all-share transaction. We refer to this recommended offer as the “Offer,” and to our potential acquisition of DS Smith share capital as the “Acquisition.” Under the terms of the Offer, DS Smith Shareholders would be entitled to receive, for each DS Smith Share held by such shareholder, 0.1285 new shares of Common Stock, par value $1 per share. The Acquisition will be effected by means of a court-sanctioned scheme of arrangement between DS Smith and DS Smith Shareholders under the UK Companies Act 2006, as amended.

Because our shares of Common Stock are listed on the New York Stock Exchange (the “NYSE”), we are subject to the listing requirements of the NYSE, and Section 312.03(c)(1) of the NYSE Listed Company Manual requires stockholder approval prior to the issuance of common stock in any transaction if the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of the common stock. The shares of Common Stock to be issued to the DS Smith Shareholders as consideration in the Acquisition (the “New International Paper Shares”) will represent voting power in excess of 20% of the total voting power outstanding before the Share Issuance. Therefore, under Section 312.03(c)(1) of the NYSE Listed Company Manual, approval by the International Paper Shareowners of the Share Issuance is required.

As of [●], 2024, approximately [●] shares of Common Stock were issued and outstanding. Upon the closing of the Acquisition, the DS Smith Shareholders will acquire an aggregate of up to approximately [●] New International Paper Shares, which will represent approximately [●]% of the shares of Common Stock issued and outstanding prior to the consummation of the Acquisition. Upon the closing of the Acquisition, DS Smith Shareholders will own approximately 33.7% of International Paper’s fully diluted shares of Common Stock, based on International Paper’s and DS Smith’s fully diluted outstanding share capital as of [●], 2024.

Accordingly, International Paper will hold a Special Meeting of the International Paper Shareowners in connection with the Share Issuance. At the Special Meeting, the International Paper Shareowners will be asked to consider and vote on a proposal to approve the Share Issuance as well as a proposal to adjourn the Special Meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of such adjournment to approve the Share Issuance Proposal, in each case, as further described below.

Q:	What am I being asked to vote on?

A:	You will be voting on two proposals:

•

A proposal to approve the Share Issuance. Pursuant to the Acquisition, DS Smith Shareholders will be entitled to receive, for each DS Smith Share held by such DS Smith Shareholder, 0.1285 new shares of Common Stock, resulting in the issuance of approximately [●] New International Paper Shares, following which, DS Smith Shareholders will own approximately 33.7% of International Paper’s fully diluted shares of Common Stock, based on International Paper’s and DS Smith’s fully diluted outstanding share capital as of [●], 2024. We refer to this proposal as the “Share Issuance Proposal.”

•

A proposal to adjourn the Special Meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of such adjournment to approve the Share Issuance Proposal. We refer to this proposal as the “Adjournment Proposal.”

Q:	Are proxies being solicited from DS Smith Shareholders?

A:

No, only proxies from International Paper Shareowners are being solicited. We are not soliciting any proxies or votes from DS Smith Shareholders through this proxy statement. If you are a DS Smith Shareholder and are not an International Paper Shareowner, you should not treat this proxy statement as a solicitation of your proxy, vote or support on any matter. If you are both an International Paper Shareowner and a DS Smith

Shareholder, you should treat this proxy statement as soliciting only your proxy with respect to the shares of Common Stock held by you and should not treat it as an offer or invitation to subscribe or purchase shares of Common Stock or as a solicitation of your proxy, vote or support on any matter with respect to your DS Smith Shares.

Q:	Is International Paper Shareowner approval of the Share Issuance Proposal required to complete the Acquisition?

A:

Yes. International Paper Shareowner approval of the Share Issuance Proposal is a condition to the closing of the Acquisition; therefore, approval of the Share Issuance Proposal is required for us to complete the Acquisition. International Paper Shareowners will not have a separate opportunity to consider and vote upon the transactions contemplated in connection with the Acquisition.

Q:	What will International Paper provide the DS Smith Shareholders for their DS Smith Shares if the Acquisition is completed?

A:

DS Smith Shareholders will be entitled to receive, for each DS Smith Share held by such DS Smith Shareholder, 0.1285 shares of Common Stock, which indicates an implied value of 415 pence per DS Smith Share, based on International Paper’s closing share price of $40.85 and an exchange rate of $1.2645:£1.00, as of March 25, 2024 (being the date prior to the announcement by DS Smith that International Paper was considering making a possible offer for DS Smith). No change will be made to the Exchange Ratio if the market price of shares of Common Stock or DS Smith Shares, or if the exchange rate changes before the closing of the Acquisition. As a result, the Dollar-denominated value of the share consideration will fluctuate with the market value of the shares of Common Stock and the exchange rate.

Q:	Why is International Paper making the Offer?

A:

We are making the Offer in order to acquire all of the issued and to be issued share capital of DS Smith. A number of strategic advantages are expected from the Acquisition. The Acquisition will bring together complementary businesses to create a truly global sustainable packaging solutions leader, with industry leading positions in two of the most attractive geographies of Europe and North America. The combined company’s focus on sustainable packaging makes it well-placed to serve a broad set of customers across a wide range of attractive and growing end-markets. In recommending that International Paper Shareowners vote in favor of the Share Issuance Proposal, the International Paper Board considered a number of factors that it believed supported its determination, as further described in the section of this proxy statement entitled “Information About the DS Smith Acquisition—Reasons for the Acquisition.”

Q:	How does the International Paper Board recommend that I vote on the Share Issuance Proposal and the Adjournment Proposal?

A:	The International Paper Board recommends that you vote “FOR” the Share Issuance Proposal and “FOR” the Adjournment Proposal.

Q:	What do I need to do now?

A:

We encourage you to read this entire proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement carefully and consider how the Share Issuance and related matters affect you. Then complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, grant your proxy electronically via the Internet or by telephone, so that your shares can be voted at the Special Meeting, or vote at the Special Meeting. If you hold your shares in “street name,” please refer to the voting instruction forms provided by your broker, bank or other nominee to vote your shares.

Q:	What quorum is required for the Special Meeting?

A:

A quorum will exist at the Special Meeting if the holders of record representing at least one-third of the number of votes entitled to be cast upon any question to be considered at the meeting are present in person or by proxy. Shares of Common Stock that are voted to abstain are treated as shares that are represented at the Special Meeting for purposes of determining whether a quorum exists.

Q:	Who will tabulate the votes?

A:	International Paper has designated a representative of Broadridge Financial Solutions, Inc. as the Inspector of Election who will tabulate the votes.

Q:	Will my vote be confidential?

A:	Yes. Your vote is confidential and will not be disclosed to our directors or employees, unless in accordance with law.

Q:	Will the directors of the International Paper Board attend the Special Meeting?

A:

Yes. The Corporate Governance Guidelines on our website at www.internationalpaper.com in the Governance Documents section of our Investor Relations webpage state that the directors are expected to attend meetings of the International Paper Shareowners.

Q:	What vote is required in order for the Share Issuance Proposal and the Adjournment Proposal to be approved?

A:

Approval of each of the Share Issuance Proposal and the Adjournment Proposal requires the affirmative vote of the majority of votes cast at the Special Meeting, in person or represented by proxy and entitled to vote on the matter, provided that a quorum is present. With respect to shares held of record, failure to submit a proxy (if you do not attend the Special Meeting) will have no effect on the outcome of the vote on the Share Issuance Proposal (assuming a quorum is present). If you submit a proxy (or attend the Special Meeting), an abstention from voting on the Share Issuance Proposal will not constitute a vote cast against the Share Issuance Proposal. With respect to shares held in “street name,” if the relevant street name shareowner fails to provide any instructions regarding how to vote at the Special Meeting, such shares will not be considered present for voting purposes and the corresponding broker non-vote on the Share Issuance Proposal will have no effect on the outcome of the vote on the Share Issuance Proposal (assuming a quorum is present). However, if the relevant street name shareowner has provided instructions regarding how to vote with respect to the Adjournment Proposal, but has not provided instructions regarding how to vote with respect to the Share Issuance Proposal, such shares will be considered present for quorum and voting purposes and the corresponding broker non-vote on the Share Issuance Proposal will have the same effect as a vote against the Share Issuance Proposal. However, an abstention from voting on the Share Issuance Proposal will not constitute a vote cast against the Share Issuance Proposal.

Q:	How do I vote my shares if I am a record holder?

A:	If you are a shareowner of record, you may vote in any of the following ways:

•

To vote online prior to the meeting, visit [●]. You will be asked to provide the control number from the enclosed proxy card. Your vote must be received by [●] [Central Time] on [●], 2024 to be counted.

•

To vote during the Special Meeting, visit [●] and follow the on-screen instructions. You will be asked to provide the control number from the enclosed proxy card. To ensure that your shares are voted at the Special Meeting, the International Paper Board recommends that you submit a proxy even if you plan to attend the Special Meeting.

•

To vote using the enclosed proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the enclosed return envelope. If you return your signed proxy card to International Paper before the Special Meeting, International Paper will vote your shares as you direct.

•

To vote by telephone, dial the toll-free telephone number located on the enclosed proxy card and follow the recorded instructions. You will be asked to provide the control number from the enclosed proxy card. Your vote must be received by [●] [Central Time] on [●], 2024 to be counted.

Q:	How do I vote my shares if I hold my shares in “street name” through a bank, broker or other nominee?

A:

If you hold your shares as a beneficial owner through a bank, broker or other nominee, you should have received instructions on how to vote your shares from your broker, bank or other nominee. Please follow their instructions carefully. You must provide voting instructions to your bank, broker or other nominee by the deadline provided in the materials you receive from your bank, broker or other nominee to ensure your shares are voted in the way you would like at the Special Meeting. Also, if you wish to vote in person at the Special Meeting, you must request a legal proxy from the bank, broker or other nominee that holds your shares and present that proxy and proof of identification at the Special Meeting.

Q:	If my bank, broker or other nominee holds my shares in “street name,” will such party vote my shares for me?

A:

Not without your direction. You must instruct your broker, bank or other nominee on how to vote or your broker, bank or other nominee will not be permitted to vote your shares on any proposal. Under applicable stock exchange rules, brokers, banks or other nominees have the discretion to vote your shares on routine matters if you fail to instruct your broker, bank or other nominee on how to vote your shares with respect to such matters. The proposals to be voted upon by the International Paper Shareowners described in this proxy statement are non-routine matters, and brokers, banks and other nominees therefore cannot vote on these proposals without your instructions. Therefore, it is important that you instruct your broker, bank or other nominee on how you wish to vote your shares.

You should follow the procedures provided by your broker, bank or other nominee regarding the voting of your shares of Common Stock. Without instructions, a broker non-vote will result, and your shares will not be voted.

Q:	How do I vote my shares if I hold them in the International Paper Company Salaried Savings Plan?

A:

If you hold shares in the International Paper Company Salaried Savings Plan, you may instruct the trustee, State Street Bank and Trust Company, to vote your shares in the International Paper Company Stock Fund by returning the proxy/voting instruction card that you received in the mail or by providing voting instructions on the Internet or by telephone as directed on the Notice of Internet Availability or proxy/voting instruction card that you received. If you do not return the proxy/voting instruction card or provide voting instructions, or if your instructions are unclear or incomplete, the trustee will vote your shares at its discretion.

Q:	What is a proxy?

A:

A proxy is your legal designation of another person, referred to as a “proxy,” to vote shares of stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Common Stock is called a “proxy card.” The International Paper Board has designated Andrew K. Silvernail, chief executive officer and member of the International Paper Board, Timothy S. Nicholls, senior vice president and Chief Financial Officer, and Joseph R. Saab, senior vice president, General Counsel and Corporate Secretary, and each of them, with full power of substitution, as proxies for the Special Meeting.

Q:	If an International Paper Shareowner gives a proxy, how are the shares voted?

A:

When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Special Meeting in accordance with the instructions of the International Paper Shareowner. If no specific instructions are given on properly executed returned proxies, however, the shares will be voted in accordance with the recommendations of the International Paper Board as described above. If any matters not described in the proxy statement are properly presented at the Special Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Special Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy instructions, as described below under “Can I revoke my proxy or change my vote?”

Q:	What happens if I do not vote or return a proxy?

A:

A quorum will exist at the Special Meeting only if at least one-third of the number of votes entitled to vote at the Special Meeting are present in person or by proxy. If you fail to submit a proxy or attend the Special Meeting, your shares will not be counted for purposes of determining whether a quorum exists at the Special Meeting.

Q:	What happens if I abstain?

A:

If you vote to abstain, whether by proxy or in person at the Special Meeting, or if you instruct your broker, bank or other nominee to vote to abstain, your abstention will not be treated as a vote cast against the Share Issuance Proposal or the Adjournment Proposal. Shares of Common Stock that are voted to abstain are treated as shares that are represented at the Special Meeting for purposes of determining whether a quorum exists.

Q:	Can I revoke my proxy or change my vote?

A:

You may change your vote at any time prior to the vote at the Special Meeting. To revoke your proxy instructions and change your vote, you must (i) attend the Special Meeting and vote your shares in person, (ii) advise our Corporate Secretary at our principal executive offices (6400 Poplar Avenue, Memphis, Tennessee 38197) in writing before the proxy holders vote your shares, (iii) deliver later dated and signed proxy instructions (which must be received prior to the Special Meeting) or (iv) vote again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Special Meeting will be counted). If you hold shares in “street name,” you should refer to the instructions provided by your broker, bank or other nominee. Attendance in and of itself at the Special Meeting will not revoke a proxy. For shares you hold beneficially but not of record, you may change your vote by submitting new voting instructions to your broker or nominee or, if you have obtained a valid proxy from your broker or nominee giving you the right to vote your shares, by attending and voting at the Special Meeting.

Q:	If I want to attend the Special Meeting, what should I do?

A:

The Special Meeting will be a completely virtual meeting of the International Paper Shareowners, which International Paper believes provides the opportunity for participation by a broader group of shareowners. Shareowners of record and street name shareowners with a legal proxy from their broker, bank or other nominee will be able to attend the Special Meeting by visiting [●], which will allow such shareowners to vote shares electronically at the meeting.

International Paper designed the format of the virtual Special Meeting to ensure that International Paper Shareowners are afforded the same rights and opportunities to participate as they would at an in-person meeting and to enhance shareowner access, participation and communication through online tools. The virtual format facilitates shareowners’ attendance and participation by enabling shareowners to participate fully and equally from any location around the world.

To participate in the Special Meeting, you will need the control number included on your proxy card or the instructions that accompanied your proxy materials. The Special Meeting webcast will begin promptly at [●], [Central Time], on [●]. International Paper encourages you to access the meeting prior to the start time. Online check-in will begin at [●], [Central Time], and you should allow ample time for the check-in procedures.

Q:	What if during the check-in time or during the meeting I have technical difficulties or trouble accessing the virtual meeting website?

A:

International Paper will provide a toll-free technical support “help line” that can be accessed by any International Paper Shareowner experiencing challenges logging into or participating in the virtual Special Meeting. If you encounter any difficulties accessing the virtual Special Meeting during the check-in or meeting time, please call the technical support line number that will be posted on the virtual Special Meeting login page.

Q:

Do any executive officers or directors of International Paper have interests in the Acquisition or the Share Issuance that may be different from, or in addition to, those of other International Paper Shareowners?

A:

None of International Paper’s directors or executive officers has any substantial financial interest, direct or indirect, in the Acquisition or the Share Issuance, other than being a director or executive officer and an International Paper Shareowner.

Q:	Do I have dissenters’ rights if I vote against the proposals?

A:	There are no dissenters’ rights available to International Paper Shareowners with respect to any matter to be voted on at the Special Meeting.

Q:	What are the conditions to closing the Acquisition?

A:	The closing of the Acquisition is subject to the satisfaction (or, where applicable, waiver) of a number of customary conditions, including but not limited to:

•

approval (which is incapable of being waived by either International Paper or DS Smith) by a majority in number of the DS Smith Shareholders who are present and vote, either in person or by proxy, at the Court Meeting (and at any separate class meeting which may be required by the Court) and who represent not less than 75% in value of the DS Smith Shares (or the relevant class or classes thereof) voted by those DS Smith Shareholders;

•

approval (which is incapable of being waived by either International Paper or DS Smith) of the requisite majority(ies) of the votes cast, either in person or by proxy, of the resolutions required to approve and implement the scheme of arrangement at the general meeting of DS Smith Shareholders;

•

the Court Meeting and any separate class meeting which may be required by the Court or any adjournment of any such meeting being held on or before the 22nd day after the scheduled date of the Court Meeting set out in the Scheme Document (or such later date, if any, as International Paper and DS Smith may agree and the Court may allow);

•

the DS Smith General Meeting or any adjournment of that meeting being held on or before the 22nd day after the expected date of the DS Smith General Meeting set out in the Scheme Document (or such later date, if any, as International Paper and DS Smith may agree and the Court may allow);

•

sanction (which is incapable of being waived by either International Paper or DS Smith) of the scheme of arrangement on or before the 22nd day after the scheduled date of the Court hearing set out in the Scheme Document in due course (or such later date as may be agreed between International Paper and

DS Smith and the Court may allow) by the Court (with or without modification but subject to any modification being on terms acceptable to International Paper and DS Smith) and, following such sanction, the delivery of a copy of the court order to the UK registrar of companies;

•

the scheme of arrangement becoming effective by October 16, 2025 (the “Long Stop Date”) (or such later date as International Paper and DS Smith may agree, with the consent of the Panel, and the Court may allow), which is incapable of being waived by either International Paper or DS Smith;

•	approval (which is incapable of being waived by either International Paper or DS Smith) of the Share Issuance Proposal by the International Paper Shareowners at the Special Meeting;

•

confirmation having been received (which is incapable of being waived by either International Paper or DS Smith) by International Paper that the New International Paper Shares have been approved for listing, subject to official notice of issuance, on the NYSE;

•

(i) acknowledgment having been received by International Paper from the UK Financial Conduct Authority (the “FCA”) that the application for admission of the shares of Common Stock to the equity shares (international commercial companies secondary listing) category of the Official List of the FCA (the “Official List”) has been approved; and (ii) acknowledgment having been received by International Paper from the LSE that the shares of Common Stock will be admitted to trading on its Main Market for listed securities, both (i) and (ii) of which, are incapable of being waived by either International Paper or DS Smith; and

•

the receipt of certain required antitrust, regulatory and other approvals, including from the European Commission and U.S. authorities and the receipt of foreign direct investment clearances from the UK authorities, any of which are capable of being waived by International Paper.

Q:	When do you expect the Acquisition to close?

A:

We are working toward closing the Acquisition, which we expect to close in the fourth quarter of 2024. However, the exact timing of the closing of the Acquisition cannot be predicted because the Acquisition is subject to the satisfaction (or, where applicable, waiver) of a number of customary conditions, including approval of the Share Issuance Proposal by the International Paper Shareowners, the approval of the scheme of arrangement by the DS Smith Shareholders, the receipt of various regulatory approvals and the sanction of the scheme of arrangement by the High Court of Justice of England and Wales as further described in the section entitled “Information About the DS Smith Acquisition—The Offer Announcement and the Scheme of Arrangement—Conditions to the Acquisition.”

Q:	Who is paying for this proxy solicitation?

A:

International Paper will pay the cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. We may, on request, reimburse brokerage firms and other nominees for their expenses in forwarding proxy materials to beneficial owners. In addition to soliciting proxies by mail, we expect that our directors, officers and employees may solicit proxies in person, by telephone or facsimile or by email or other electronic means. None of these individuals will receive any additional or special compensation for doing this, although we will reimburse these individuals for their reasonable out-of-pocket expenses. Innisfree M&A Incorporated, our proxy solicitor, will be paid approximately $100,000 for the first two months of service and an additional fee of $50,000 per month thereafter, plus reimbursement of out-of-pocket expenses, for its proxy solicitation services.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are an International Paper Shareowner of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, date, sign and return (or vote via the Internet or telephone with respect to) each proxy card and voting instruction card that you receive to ensure that all of your shares are counted.

Q:	What is “householding”?

A:

To reduce the expense of delivering duplicate proxy materials to our International Paper Shareowners, International Paper is relying on rules of the U.S. Securities and Exchange Commission (the “SEC”) that permit us to deliver only one set of proxy materials to multiple International Paper Shareowners who share an address unless we receive contrary instructions from any International Paper Shareowners at that address. This practice, known as “householding,” reduces duplicate mailings, thus saving printing and postage costs as well as natural resources. Each International Paper Shareowner retains a separate right to vote on all matters presented at the Special Meeting. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent.

If you are a registered shareowner and wish to receive a separate proxy statement, we will provide these materials promptly upon written or oral request. Please request the additional copy by contacting Innisfree M&A Incorporated by telephone at (877) 456-3442 (toll free for shareowners) or (212) 750-5833 (for banks and brokers). If you hold your shares beneficially and wish to receive a separate proxy statement, please contact your bank or broker. If any International Paper Shareowners in your household wish to receive a separate proxy statement in the future, they may contact Investor Relations, International Paper, 6400 Poplar Avenue, Memphis, Tennessee 38197, or by telephone at 866-540-7095. You may also submit your request on our website, www.internationalpaper.com, under the “Contact Us” link. Other shareowners who have multiple accounts in their names or who share an address with other shareowners can authorize us to discontinue mailings of multiple proxy statements by contacting Investor Relations at the address and/or telephone number above.

Q:	Where can I find the voting results of the Special Meeting?

A:

International Paper intends to announce preliminary voting results at the Special Meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the Special Meeting. All reports International Paper files with the SEC are publicly available when filed—see “Where You Can Find More Information.”

Q:	What if I have questions about lost stock certificates or need to change my mailing address?

A:

You may contact our transfer agent, Computershare Trust Company, N.A., at 800-678-8715 (U.S.) or 202-680-6578 (outside the U.S.) or by email at web.queries@computershare.com, if you have lost your stock certificate or need to change your mailing address.

Q:	Who can help answer my additional questions about the proposals or the other matters discussed in this proxy statement?

A:

If you have questions about the proposals or other matters discussed in this proxy statement, you may contact International Paper by mail at International Paper Company, 6400 Poplar Avenue, Memphis, Tennessee 38197, Attention: Corporate Secretary, or you may contact International Paper’s proxy solicitor, Innisfree M&A Incorporated, at (877) 456-3442 (toll free for shareowners) or (212) 750-5833 (for banks and brokers).

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF INTERNATIONAL PAPER

(in thousands of Dollars, except share information)

The following table sets forth our historical consolidated financial data as of and for the years ended December 31, 2023, 2022 and 2021, and the consolidated financial data as of and for the six months ended June 30, 2024 and 2023. The information for the years ended December 31, 2023, 2022 and 2021 was derived from our audited consolidated financial statements. The information as of the six months ended June 30, 2024 and 2023 was derived from our unaudited condensed consolidated financial statements. These unaudited condensed consolidated financial statements have been prepared on a basis consistent with our audited consolidated financial statements. The operating results for the six months ended June 30, 2024 are not necessarily indicative of the results that may be expected for the full year. The information set forth below is a summary that should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and related notes in each case contained in our Annual Report on Form 10-K as of and for the year ended December 31, 2023 and our Quarterly Reports on Form 10-Q for the three months ended March 31, 2024 and the six months ended June 30, 2024, each incorporated by reference in this proxy statement, and in our Annual Report on Form 10-K as of and for the year ended December 31, 2022, which is not incorporated by reference into this proxy statement. Historical results are not necessarily indicative of the results to be expected in the future.

Summary Consolidated Statements of Operations

(In millions)	Year ended December 31,			Six months ended June 30,
	2023	2022	2021	2024	2023
Net Sales	$18,916	$21,161	$19,363	$9,353	$9,702
Earnings (loss) from continuing operations before income tax and equity earnings (losses)	382	1,511	999	291	476
Earnings (loss) from continuing operations	302	1,741	813	554	394
Net earnings (loss) attributable to International Paper Company	288	1,504	1,752	554	407

Summary Consolidated Balance Sheets

(In millions)	As of December 31,			As of June 30,
	2023	2022	2021	2024	2023
Total current assets	$6,608	$6,770	$7,096	$6,557	$6,476
Total assets	23,261	23,940	25,243	23,063	23,683
Total current liabilities	3,959	5,000	4,144	4,114	4,067
Long-term debt	5,455	4,816	5,383	5,329	5,572
Total equity	8,355	8,497	9,082	8,595	8,404
Total liabilities and equity	23,261	23,940	25,243	23,063	23,683

Summary Consolidated Statements of Cash Flows

(In millions)	Year ended December 31,			Six months ended June 30,
	2023	2022	2021	2024	2023
Cash provided by (used for) operating activities	$1,833	$2,174	$2,030	$760	$873
Cash provided by (used for) investing activities	(668)	(608)	6,054	(446)	(603)
Invested in capital projects	(1,141)	(931)	(549)	(449)	(608)
Net cash provided by (used for) financing activities	(866)	(2,054)	(7,375)	(365)	(338)
Cash and Temporary Investments - beginning of the period	804	1,295	595	1,113	804
Cash and Temporary Investments - end of the period	1,113	804	1,295	1,049	746

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF DS SMITH

(in millions of Pounds, except per share information)

The following is a summary of the DS Smith financial information for DS Smith financial year 2024, DS Smith financial year 2023 and DS Smith financial year 2022. The financial information included in this “Selected Consolidated Historical Financial Data of DS Smith” section has been extracted without material adjustment from DS Smith’s audited consolidated financial statements as set out in the DS Smith financial information. This summary should be read in conjunction with that information and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of DS Smith” in this proxy statement. Prospective investors are advised to read the whole of this proxy statement and not rely on the information summarized in this “Selected Consolidated Historical Financial Data of DS Smith” section.

Historical results are not indicative of the results to be expected in the future and results of interim periods are not necessarily indicative of results for the entire year.

DS Smith’s consolidated financial statements are prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) whereas International Paper’s consolidated financial statements are prepared in accordance with U.S. GAAP. U.S. GAAP differs from IFRS in a number of significant respects. International Paper has not prepared, and does not currently intend to prepare, its financial statements or the financial statements of the combined company in, or reconcile them to, IFRS and hence has not quantified these differences for prospective investors. In making an investment decision, prospective investors must rely on their own examination of the International Paper group, the terms of the Acquisition and the financial information in this proxy statement. Prospective investors should consult their own professional advisors for an understanding of the differences between IFRS and U.S. GAAP.

Summary Consolidated Income Statement

(In millions)	Year ended April 30,
	2024	2023	2022
Revenue	£6,822	£8,221	£7,241
Profit from continuing operations before income tax	503	661	378
Profit from continuing operations	385	492	280
Profit attributable to DS Smith	385	502	280

Summary Consolidated Statement of Financial Position

(In millions)	As of April 30,
	2024	2023	2022
Total current assets	£2,326	£2,531	£3,108
Total assets	9,254	9,457	9,886
Total current liabilities	(2,696)	(3,039)	(3,567)
Borrowings	(2,437)	(1,816)	(2,072)
Total equity	3,949	4,087	4,234
Total liabilities and equity	9,254	9,457	9,886

Summary Consolidated Statement of Cash Flows

(In millions)	Year ended April 30,
	2024	2023	2022
Cash flows from operating activities	£320	£866	£921
Cash flows used in investing activities	(614)	(526)	(403)
Capital expenditure	(547)	(545)	(431)
Cash flows from/(used in) financing activities	352	(728)	(483)
Exchange (losses)/gains on cash and cash equivalents	(16)	10	(8)
Net cash and cash equivalents at beginning of the year	368	746	719
Net cash and cash equivalents at end of the year	410	368	746

SELECTED KEY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

(in thousands of Dollars)

The following table sets forth the selected unaudited pro forma financial information of the combined company, consisting of: (i) the unaudited pro forma balance sheet of the combined company as of June 30, 2024, as if the Acquisition had taken place on that date; (ii) the unaudited pro forma statement of operations of the combined company for the six months ended June 30, 2024, as if the Acquisition had taken place as of January 1, 2023; and (iii) the unaudited pro forma statement of operations of the combined company for the 12 months ended December 31, 2023, as if the Acquisition had taken place as of January 1, 2023. The unaudited pro forma financial information is based on: (i) in respect of the unaudited pro forma statement of operations and balance sheet for the six months ended June 30, 2024, (a) International Paper’s unaudited consolidated statement of operations and balance sheet as of and for the six months ended June 30, 2024 and (b) DS Smith’s audited statement of financial position as of April 30, 2024 and unaudited consolidated income statement for the six months ended April 30, 2024; and (ii) in respect of the unaudited pro forma statement of operations for the 12 months ended December 31, 2023, (a) International Paper’s audited consolidated statement of operations for the year ended December 31, 2023 and (b) DS Smith’s unaudited consolidated income statement for the 12 months ended October 31, 2023.

Summary of Unaudited Pro Forma Combined Balance Sheet as of June 30, 2024

In $ millions	International Paper (U.S. GAAP) June 30, 2024	DS Smith (IFRS) April 30, 2024	Reclassification and IFRS to U.S. GAAP Adjustments	Transaction Adjustments	Pro Forma Combined (U.S. GAAP)
Cash and temporary investments	$1,049	$624	$—	$(141)	$1,532
Total Current Assets	6,557	2,906	(7)	(87)	9,369
Total Assets	23,063	11,559	—	4,317	38,939
Total Liabilities	14,468	6,627	—	855	21,950
Net Assets	8,595	4,932	—	3,462	16,989

Summary of Unaudited Pro forma Combined Statement of Operations for the six months ended June 30, 2024

In $ millions	International Paper (U.S. GAAP) June 30, 2024	DS Smith (IFRS) April 30, 2024	Reclassification and IFRS to U.S. GAAP Adjustments	Transaction Adjustments	Pro Forma Combined (U.S. GAAP)
Net sales	$9,353	$4,169	$(133)	$—	$13,389
Earnings (Loss) From Continuing Operations Before Income Taxes And Equity Earnings (Losses)	291	292	—	(83)	500
Earnings (Loss) From Continuing Operations	554	227	—	(62)	719

Summary of Unaudited Pro Forma Combined Statement of Operations for the 12 months ended December 31, 2023

In $ millions	International Paper (U.S. GAAP) December 31, 2023	DS Smith (IFRS) October 31, 2023	Reclassification and IFRS to U.S. GAAP Adjustments	Transaction Adjustments	Pro Forma Combined (U.S. GAAP)
Net sales	$18,916	$9,170	$(373)	$—	$27,713
Earnings (Loss) From Continuing Operations Before Income Taxes And Equity Earnings (Losses)	382	754	—	(384)	752
Earnings (Loss) From Continuing Operations	302	570	—	(315)	557

HISTORICAL AND PRO FORMA PER SHARE DATA

The table set forth below depicts the basic and diluted earnings per share, cash dividends declared per share and book value per share for (a) International Paper and DS Smith on a historical basis, (b) the combined company on a pro forma basis and (c) DS Smith’s equivalent pro forma net earnings and book value per share attributable to 0.1285 of a share of Common Stock that would have been received for each DS Smith Share exchanged in the Acquisition, based on the average and ending exchange rates for the period. For a discussion regarding the basis of presentation, assumptions used and adjustments made in preparing the pro forma financial information presented in this proxy statement see the section entitled “Unaudited Pro Forma Combined Financial Information.”

DS Smith’s financial statements have historically been prepared in accordance with IFRS, which differs from U.S. GAAP. See the section entitled “Unaudited Pro Forma Combined Financial Information” for descriptions of pro forma adjustments.

The following table should be read in connection with the section of this proxy statement entitled “Unaudited Pro Forma Combined Financial Information,” and other information included in or incorporated by reference into this proxy statement. This information is unaudited and is presented for illustrative purposes only.

DS Smith historical data	Six months ended April 30, 2024	As of and for the twelve months ended October 31, 2023
Earnings per share from continuing operations:
Basic	13.2 pence	33.7 pence
Diluted	13.1 pence	33.5 pence
Cash dividends declared per share	6.0 pence	18.0 pence
Book value per share	287 pence	293 pence

International Paper historical data	Six months ended June 30, 2024	As of and for the year ended December 31, 2023
Earnings per share from continuing operations:
Basic	$1.59	$0.87
Diluted	$1.57	$0.86
Cash dividends declared per share	$0.93	$1.85
Book value per share	$24.77	$24.08

Pro forma combined data
Earnings per share from continuing operations:
Basic	$1.37	$1.06
Diluted	$1.35	1.05
Book value per share	$32.30	n/a

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) and Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”). All statements other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans, our objectives for future operations, and any statements of a general economic or industry specific nature, are forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “continue,” “could,” “should,” “can have,” “likely,” or the negative or plural of these words and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe, based on information currently available to our management, may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the section entitled “Risk Factors” of this proxy statement. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this report may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

Factors Relating to the Acquisition and the Share Issuance

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Co-operation Agreement;

•	the risk that the Acquisition is not completed on a timely basis or at all;

•	the ability to integrate DS Smith into our business successfully and the amount of time and expense spent and incurred in connection with the integration;

•

the risk that we or DS Smith may be unable to obtain antitrust or other regulatory clearances required for the Acquisition, or that required antitrust or other regulatory clearance may delay the Acquisition or result in the need to take curative actions or the imposition of conditions that could adversely affect the operations of the combined company or cause the parties to abandon the Acquisition;

•	the risk that if certain conditions or approvals are not met or obtained, we may be required to pay a reverse break fee;

•	the possibility that competing offers may be made;

•	the risk that the economic benefits and other synergies that we anticipate as a result of the Acquisition are not fully realized or take longer to realize than expected;

•	the risk that certain risks and liabilities associated with the Acquisition have not been discovered;

•

the risk that the approval of the DS Smith Shareholders of the Acquisition or the approval of International Paper Shareowners of the Share Issuance Proposal may not be obtained or that other conditions of the Acquisition will not be satisfied;

•	liabilities that might arise and limitations under the Co-operation Agreement;

•	the impact of the Share Issuance on our current holders of our Common Stock, including dilution of their ownership and voting interests;

•	adverse effects on the market price of our Common Stock caused by the sale of such shares held by the DS Smith Shareholders following the closing of the Acquisition;

•

the possibility that International Paper Shareowners will file lawsuits challenging the Acquisition, including actions seeking to rescind the scheme of arrangement or enjoin the consummation of the Acquisition;

•	changes in relevant tax and other laws or regulations;

•	the diversion of Company management time and attention to issues relating to the Acquisition and integration;

•

operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) occurring prior to the closing of the Acquisition or if the Acquisition is not completed;

•	the difficulty retaining certain of our or DS Smith’s key employees as a result of the announcement or implementation of the Acquisition;

•

the scope, timing and outcome of any ongoing legal proceedings involving us or DS Smith and the impact of any such proceedings on the Acquisition or on our financial condition, results of operations and/or cash flows;

•	the possibility that costs, fees, expenses or charges that we incur in connection with the Acquisition are greater than expected;

•	changes in the economic and financial conditions of our or DS Smith’s businesses;

•	the effect of the Acquisition on our and DS Smith’s relationships with our and their respective clients, customers, vendors and personnel; and

•	adverse effects on the market price of our shares of Common Stock and on our operating results because of a failure to complete the Acquisition.

Factors Relating to our Business Generally

•	material disruptions at one of our manufacturing facilities could negatively impact our financial results;

•

we may not achieve the expected benefits from strategic acquisitions, joint ventures, divestitures, spin-offs, capital investments, capital projects and other corporate transactions that we have pursued or may pursue;

•	we could be exposed to liability for Brazilian taxes under our agreements with Sylvamo Corporation;

•	we operate in a challenging market for talent and may fail to attract and retain qualified personnel, including key management personnel;

•

we are subject to cybersecurity and information technology risks related to breaches of security pertaining to sensitive company, customer, employee and vendor information as well as breaches in the technology used to manage operations and other business processes;

•	we may be unable to realize the expected benefits and costs savings associated with restructuring initiatives, including our strategic actions announced in October 2023;

•	adverse developments in general business and economic conditions could have an adverse effect on the demand for our products and our financial condition and results of operations;

•	changes in international conditions or other risks arising from conducting business internationally could adversely affect our business and results of operations;

•

we are subject to risks associated with climate change and other sustainability matters and global, regional and local weather conditions as well as by legal, regulatory, and market responses to climate change;

•	the level of our indebtedness could adversely affect our financial condition and impair our ability to operate our business;

•	changes in the cost or availability of raw materials, energy and transportation have recently affected, and could continue to affect our profitability;

•

we are subject to a wide variety of laws, regulations and other government requirements that may change in significant ways, and the cost of compliance with such requirements, or the failure to comply with such requirements, could impact our business and results of operations;

•

changes in credit ratings issued by nationally recognized statistical rating organizations could adversely affect our cost of financing and have an adverse effect on the market price of our securities; and

•

fluctuations in the prices of and the demand for our products due to factors such as economic cyclicality and changes in consumer preferences, and government regulation could materially affect our financial condition, results of operations and cash flows.

International Paper cautions that the foregoing list of factors is not exhaustive. Additional factors that could cause actual results to differ materially from those expressed in the above forward-looking statements are discussed in the section entitled “Risk Factors” and in our Annual Report on Form 10-K for the year ended December 31, 2023, Quarterly Reports on Form 10-Q for the three months ended March 31, 2024 and six months ended June 30, 2024, and other reports we have filed with the SEC since December 31, 2023, which are incorporated by reference herein. See the section entitled “Where You Can Find More Information” for more information about the documents incorporated by reference into this proxy statement.

All of our forward-looking statements should be considered in light of these factors. There may be additional risks that neither we nor DS Smith presently know or that we and DS Smith currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements provide our expectations, plans or forecasts of future events and views as of the date of this proxy statement. We anticipate that subsequent events and developments will cause our assessments to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, except as may be required under applicable securities laws and regulations. These forward-looking statements should not be relied upon as representing our or DS Smith’s assessments as of any date subsequent to the date of this proxy statement. Any forward-looking statements in this proxy statement are not guarantees of future performance, and actual results, developments and business decisions may differ from those contemplated by those forward-looking statements, possibly materially. Accordingly, you should not place undue reliance on any such forward-looking statements.

CURRENCIES

In this proxy statement, unless otherwise specified or the context otherwise requires:

•	“Pound Sterling,” “Pounds,” “£,” “Pence” or “p” each refer to the lawful currency of the United Kingdom; and

•	“U.S. Dollars,” “Dollars,” “$” or “U.S.$” each refer to the lawful currency of the United States.

We publish our financial statements in U.S. Dollars and DS Smith publishes its financial statements in Pound Sterling. See the section of this proxy statement entitled “Exchange Rate Information” for additional information regarding the exchange rates between Pound Sterling and U.S. Dollars.

EXCHANGE RATE INFORMATION

The following table shows, for the periods indicated, information concerning the exchange rate between U.S. Dollars and Pound Sterling. The information in the following table is expressed in U.S. Dollars per Pound Sterling and sets forth the noon buying rates in New York City for cable transfers in foreign currencies for customs purposes, as published by the Federal Reserve Bank of New York. The average rate means the average of the exchange rates on the last day of each month during the year.

On [●], 2024 (being the last practicable date prior to the date of this proxy statement), the exchange rate, based on the noon buying rate in New York City for cable transfers in foreign currencies for customs purposes by the Federal Reserve Bank of New York, was $[●] per £[●]. The average rate, which means the average of the exchange rates on the last day of each month during the year 2024 up to [●], 2024, was $[●] per £[●]. These translations should not be construed as a representation that the U.S. Dollar amounts actually represent, or could be converted into, Pound Sterling at the rates indicated.

	Period-end rate U.S.$	Average rate U.S.$	High U.S.$	Low U.S.$
Recent monthly data
July 2024	$1.2840	$1.2870	$1.3008	$1.2650
June 2024	$1.2640	$1.2716	$1.2843	$1.2625
May 2024	$1.2738	$1.2636	$1.2786	$1.2488
April 2024	$1.2514	$1.2517	$1.2676	$1.2341
March 2024	$1.2637	$1.2713	$1.2852	$1.2603
February 2024	$1.2632	$1.2630	$1.2727	$1.2532
January 2024	$1.2733	$1.2701	$1.2766	$1.2632
Annual Data (year ended December 31)
2023	$1.2743	$1.2440	$1.3113	$1.1837
2022	$1.2077	$1.2371	$1.3724	$1.0703
2021	$1.3500	$1.3764	$1.4188	$1.3188
2020	$1.3662	$1.2829	$1.3662	$1.1492
2019	$1.3269	$1.2768	$1.3349	$1.2067

RISK FACTORS

In addition to the other information incorporated by reference or included in this proxy statement, including the risks identified in our Annual Report on Form 10-K filed with the SEC on February 16, 2024, Quarterly Reports on Form 10-Q (i) for the quarter ended March 31, 2024 filed with the SEC on April 26, 2024 and (ii) for the quarter ended June 30, 2024 filed with the SEC on July 26, 2024, and the matters addressed in the section of this proxy statement entitled “Cautionary Statement Concerning Forward-Looking Statements,” you should carefully consider the following risks before deciding how to vote on the proposals presented at the Special Meeting. The risks and uncertainties described below are not the only risks and uncertainties that we face. The risks below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements, discussed further below in the section entitled “Cautionary Statement Concerning Forward-Looking Statements.”

Risks related to the Acquisition and the Share Issuance

International Paper may fail to realize the anticipated benefits and operating synergies expected from the Acquisition, which could adversely affect the combined company’s business, financial condition and operating results.

The success of the Acquisition will depend, in significant part, on the ability of International Paper to successfully integrate DS Smith, grow the revenue of the combined company and realize the anticipated strategic benefits and synergies from the Acquisition. International Paper believes that the addition of DS Smith will complement International Paper’s strategy by bringing together two complementary businesses to create a global packaging solutions leader with enhanced scale and improved positions in attractive and growing markets. We expect that the Acquisition will generate significant synergies. Achieving these goals requires growth of the revenue of the combined company and realization of the targeted operating synergies expected from the Acquisition. This growth and the anticipated benefits of the Acquisition may not be realized fully or at all, or may take longer to realize than International Paper expects. Actual operating, technological, strategic and revenue opportunities, if achieved at all, may be less significant than International Paper expects or may take longer to achieve than anticipated. If the combined company is not able to achieve these objectives and realize the anticipated benefits and synergies expected from the Acquisition within a reasonable time, the business, financial condition and operating results of the combined company may be adversely affected.

The Acquisition will result in significant integration costs and any material delays or unanticipated additional expenses may harm the combined company’s business, financial condition and results of operations. International Paper may not be able to integrate DS Smith into the combined company successfully.

The Acquisition involves the integration of two businesses that previously operated independently. The complexity and magnitude of the integration effort associated with the Acquisition are significant and require that International Paper fund significant capital and operating expenses to support the integration of the combined operations. Such expenses have included, and will continue to include, significant transaction, consulting and third-party service fees. We anticipate that the total costs to achieve the synergies associated with the Acquisition would be approximately $370 million (£297 million). However, the anticipated costs are subject to change. We have incurred, and expect to continue to incur, additional operating expenses as we build up internal resources and engage third-party providers to integrate the combined company following the closing of the Acquisition. Additionally, the process of integrating operations could cause an interruption of, or loss of momentum in, the activities of the combined company. The diversion of management’s attention and any delays or difficulties encountered in connection with the integration of the operations, or the failure to successfully integrate the two businesses, could have a material adverse effect on the business, financial condition and results of operations of International Paper, DS Smith and, following the closing of the Acquisition, the combined company.

The Acquisition may expose us to significant unanticipated liabilities that could adversely affect our business, financial condition and results of operations.

The Acquisition may expose us to significant unanticipated liabilities relating to the operation of the combined company. These liabilities could include tax liabilities, employment or severance-related obligations under applicable law or other benefits arrangements, legal claims, warranty or similar liabilities to customers, and claims by or amounts owed to vendors. Particularly in international jurisdictions, the Acquisition, or our decision to independently enter new international markets where DS Smith previously conducted business, could also expose us to tax liabilities and other amounts owed by DS Smith. The occurrence of such unforeseen or unanticipated liabilities, should they be significant, could have a material adverse effect on the combined company’s business, financial condition and results of operations.

Shareowners in the combined company will be more exposed to currency exchange rate fluctuations as, following the closing of the Acquisition, there will be an increased proportion of assets, liabilities and earnings denominated in foreign currencies.

As a result of the closing of the Acquisition, the financial results of the combined company will be more exposed to currency exchange rate fluctuations and an increased proportion of assets, liabilities and earnings will be denominated in non-U.S. Dollar currencies. The combined company will present its financial statements in U.S. Dollars and will have a significant proportion of net assets and income in non-U.S. Dollar currencies, primarily the Pound Sterling and euro. The combined company’s financial condition and results of operation will therefore be more sensitive to movements in foreign exchange rates. A depreciation of non-U.S. Dollar currencies relative to the U.S. Dollar could have an adverse impact on the combined company’s financial results.

Certain of DS Smith’s agreements may contain change of control provisions which, if not waived, would have material adverse effects on the combined company.

DS Smith is a party to various agreements with third parties, including certain financing agreements, customer and supplier contracts and other material contracts, that may contain change of control provisions that will be triggered upon the closing of the Acquisition. In addition, certain DS Smith financing instruments contain change of control provisions that will be triggered upon the closing of the Acquisition if coupled with a downgrade in (or withdrawal of) the credit rating of the applicable instruments to below investment grade during a period of time after closing of the Acquisition. Agreements with change of control provisions typically provide for or permit the termination of the agreement and/or the ability to demand repayment or redemption upon the occurrence of a change of control of one of the parties which can be waived by the relevant counterparties. If International Paper and DS Smith determine that one or more such waivers are necessary, DS Smith will make reasonable efforts to seek and obtain these waivers. There can be no assurance that such consent will be obtained at all or on favorable terms, and as of the date of this proxy statement no such waivers have been sought or obtained. The inability to obtain waivers from more than one relevant counterparty and/or the requirement to repay or redeem such financing instruments could have a material adverse effect on the combined company’s business, financial condition, cash flow and results of operations.

The unaudited prospective financial information contained in this proxy statement is inherently subject to uncertainties and may now be outdated, and the combined company’s actual financial position and operating results following the closing of the Acquisition may differ materially from these estimates included in this proxy statement.

International Paper Shareowners should be aware that the International Paper Forecasts (other than (a) the 2024 International Paper Forecasts and (b) the 2025 and 2026 International Paper Adjusted EBITDA Forecasts) do not represent International Paper management’s view of future performance as the International Paper Forecasts were prepared prior to Mr. Silvernail being appointed the Chief Executive Officer of International Paper on May 1, 2024 and, therefore, do not reflect International Paper’s recently announced 80/20 strategic approach targeting $4 billion mid-cycle EBITDA in International Paper’s existing business over the medium term. In particular, the International Paper Forecasts do not reflect planned commercial improvements that are expected to drive margin expansion and profitable growth from improved customer and product segmentation, stronger focus on customer excellence, value-based pricing, and investments in commercial resources and box system capabilities to improve customer performance through best-in-class reliability, productivity and innovation. For more information, see the section of this proxy statement entitled “Information About the DS Smith Acquisition—Certain Unaudited Prospective Financial Information.”

The opinion of International Paper’s financial advisor, BofA Securities, does not reflect changes in circumstances that may occur between the date of the Offer Announcement and the closing date of the Acquisition.

Consistent with market practice, the International Paper Board has not obtained an updated opinion from its financial advisor, BofA Securities, as of the date of this proxy statement and does not expect to receive an updated, revised or reaffirmed opinion prior to the closing of the Acquisition. Changes in the operations, performance, strategies (including the recently announced 80/20 strategy) and prospects of International Paper, general market and economic conditions and other factors that may be beyond the control of International Paper, and on which BofA Securities’ opinion is based, has affected the value of International Paper and the market price of its shares of Common Stock since the date of the opinion of BofA Securities, and may further affect such value and market price by the time of the closing of the Acquisition. The opinion of BofA Securities does not speak as of the time of closing or as of any date other than the date of the opinion. Because BofA Securities will not be updating its opinion, the opinion will not address the fairness, from a financial point of view, to International Paper of the Exchange Ratio in the Acquisition at the time of closing. The International Paper Board’s recommendation that International Paper Shareowners vote “FOR” the Share Issuance Proposal, however, is made as of the date of this proxy statement.

The complexity of the integration and transition associated with the Acquisition, together with DS Smith’s increased scale and global presence, may result in International Paper incurring significant costs to implement changes to its control over financial reporting in respect of the combined company.

The additional scale of DS Smith’s operations, together with the complexity of the integration effort, including changes to or implementation of critical information technology systems, may result in International Paper incurring significant costs, including management time, to integrate and implement changes to its controls over financial reporting with that of DS Smith. In addition, International Paper will have to train new employees and third-party providers, and assume operations in jurisdictions where International Paper has not previously had operations. Further, DS Smith is currently not subject to Section 404 of the Sarbanes-Oxley Act of 2002 (the “SOX Act”) and the standards required under Section 404(a) of the SOX Act regarding internal controls over financial reporting may be more stringent than those previously required of DS Smith. International Paper expects that the Acquisition may necessitate significant modifications to International Paper’s internal control systems, processes and information systems, both on a transitional basis and over the longer-term as the combined company is fully integrated. Due to the complexity of the Acquisition, and the fact that DS Smith is currently not subject to Section 404 of the SOX Act, International Paper cannot be certain that changes to its internal control over financial reporting will be effective for any period, or implemented in an efficient manner which does not incur significant costs and management time. If International Paper is unable to implement such changes to our internal controls over financial reporting in an efficient manner, the combined company’s business, financial condition and results of operations and the market perception thereof may be materially adversely affected.

The Share Issuance will reduce the existing International Paper Shareowners’ aggregate ownership and voting interest in International Paper, will result in existing International Paper Shareowners exercising less influence over the management of International Paper, and may adversely affect the market price of the shares of Common Stock.

In connection with the payment of the Acquisition consideration, International Paper expects to issue approximately [●] New International Paper Shares. International Paper Shareowners and DS Smith Shareholders

are expected to own approximately 66.3% and 33.7%, respectively, of the combined company following the closing of the Acquisition. The Share Issuance will reduce International Paper’s existing International Paper Shareowners’ ownership and voting interest in International Paper and, as a result, International Paper’s existing International Paper Shareowners, individually and in the aggregate, will be able to exert less influence over the management of International Paper. Additionally, continuing International Paper’s current dividend practices following the Acquisition will require additional cash to pay such dividends. For this and other reasons generally affecting the ability to pay dividends, International Paper Shareowners may not receive the same dividends they have received in the past following the closing of the Acquisition. The Share Issuance may also result in fluctuations in the market price of the shares of Common Stock, including a price decrease.

Even if a material adverse change to DS Smith’s business or prospects were to occur prior to the closing of the Acquisition, International Paper may not be able to invoke the offer conditions and terminate the Acquisition, which could reduce the value of the shares of Common Stock.

Under the Takeover Code, and except for a limited number of conditions, such as the approval of the Share Issuance Proposal and the approval of the Acquisition by the DS Smith Shareholders (or the minimum acceptance condition if the Acquisition is implemented by way of a takeover offer), International Paper may invoke a condition to the Acquisition to cause the Acquisition not to proceed only if the Panel is satisfied that the circumstances giving rise to that condition not being satisfied are of material significance to International Paper in the context of the Acquisition. Because of this Panel consent requirement, the conditions, including as to a material adverse change affecting DS Smith, may provide International Paper less protection than the customary conditions in an offer for a U.S. domestic company.

The Takeover Code restricts International Paper’s ability to cause DS Smith to consummate the Acquisition and limits the relief International Paper may obtain in the event the DS Smith Board of Directors withdraws its support of the Acquisition.

The Takeover Code limits the contractual commitments that may be obtained from DS Smith to take actions in furtherance of the Acquisition, and the DS Smith Board of Directors may, if its fiduciary duties so require, withdraw its recommendation in support for the Acquisition, and withdraw the scheme of arrangement, at any time prior to the scheme of arrangement becoming effective. The Takeover Code does not permit DS Smith to pay any break fee to International Paper if the DS Smith Board of Directors does so, nor can DS Smith be subject to any restrictions on soliciting or negotiating other offers or transactions involving DS Smith other than the restrictions that arise under the Takeover Code against undertaking actions or entering into agreements which might frustrate the Acquisition.

The Acquisition is subject to various closing conditions, including governmental, regulatory and shareholder approvals, as well as other uncertainties, and there can be no assurances as to whether or when it may be completed. Failure to consummate, or a delay in consummating, the Acquisition could negatively impact International Paper’s and DS Smith’s respective share prices and future business and financial results.

The closing of the Acquisition is subject to certain customary conditions. A number of the conditions are not within the control of International Paper or DS Smith, and it is possible that such conditions may prevent, delay or otherwise materially adversely affect the closing of the Acquisition. These conditions include, among other things: (i) the approval of the scheme of arrangement contemplated by the Offer Announcement by a majority in number of DS Smith Shareholders who are present and vote (either in person or by proxy) and who represent not less than 75% in value of the DS Smith Shares voted by those DS Smith Shareholders; (ii) the sanction of the scheme of arrangement by the Court; (iii) the scheme of arrangement becoming effective no later than the Long Stop Date (or such later date as International Paper and DS Smith may agree, with the consent of the Panel and as the Court may allow); (iv) approval of the Share Issuance Proposal by the International Paper Shareowners; (v) the receipt of certain required antitrust and other regulatory approvals; (vi) confirmation having been received by International Paper that the New International Paper Shares have been approved for listing, subject to official notice of issuance, on the NYSE; (vii) acknowledgment having been received by International Paper from the FCA that the application for admission of the shares of Common Stock has been approved and acknowledgment having been received by International Paper from the LSE that the shares of Common Stock will be admitted to trading on the Main Market for listed securities of the LSE.

International Paper and DS Smith cannot predict with certainty whether and when any of the remaining required conditions will be satisfied or if another uncertainty may arise. Failure to complete the Acquisition within the expected timeframe or at all could adversely affect the business, financial condition and results of operations of International Paper and DS Smith and, to the extent that the current price of each of International Paper’s and DS Smith’s shares reflects an assumption that the Acquisition will be completed, the price per share of shares of Common Stock and/or DS Smith Shares could be negatively impacted. Similarly, International Paper and DS Smith will have incurred, and will continue to incur, significant expenses for professional services in connection with the Acquisition, for which it will have received little or no benefit and International Paper and DS Smith may experience negative publicity and reactions from investors, employees, customers and other business partners.

If certain conditions or approvals are not met or obtained, International Paper may be required to pay a reverse break fee under the terms of the Co-operation Agreement.

In certain circumstances, such as when there is an International Paper Board Recommendation Change with respect to the Share Issuance or the Special Meeting has not occurred by the Long Stop Date, International Paper will be required to pay a reverse break fee of approximately $221 million to DS Smith. Furthermore, if International Paper invokes any regulatory condition or any regulatory conditions have not been satisfied or waived by International Paper by the Long Stop Date, International Paper will be required to pay a reverse break fee of approximately $147 million to DS Smith. In addition, if the International Paper Shareowners do not approve the Share Issuance Proposal prior to the Long Stop Date and there has been no International Paper Board Recommendation Change, International Paper will be required to pay a reverse break fee of approximately $74 million to DS Smith. If a reverse break fee is ultimately required to be paid by International Paper, the payment of such fee will have an adverse impact on International Paper’s financial results.

Efforts to complete the Acquisition could disrupt International Paper’s and DS Smith’s relationships with third parties and employees, divert management’s attention, or result in negative publicity or legal proceedings, any of which could negatively impact International Paper’s and DS Smith’s business, financial condition and operating results.

International Paper and DS Smith have expended, and continue to expend, significant management time and resources in an effort to complete the Acquisition, which may have a negative impact on International Paper’s and DS Smith’s ongoing business, strategies and operations. Uncertainty regarding the outcome of the Acquisition and our future could disrupt International Paper’s and DS Smith’s business relationships with their respective existing and potential customers, channel partners, service providers and other business partners, who may attempt to negotiate changes in existing business relationships or consider entering into business relationships with parties other than International Paper or DS Smith. Uncertainty regarding the outcome of the Acquisition could also adversely affect International Paper’s and DS Smith’s ability to recruit and retain key personnel and other employees. The pending Acquisition may also result in negative publicity and a negative impression of International Paper or DS Smith in the financial markets, and may lead to litigation against International Paper or DS Smith and their respective directors and officers. Such litigation would be distracting to management and may, in the future, require International Paper or DS Smith to incur significant costs. Such litigation could result in the Acquisition being delayed and/or enjoined by a court of competent jurisdiction, which could prevent the Acquisition from being completed. The occurrence of any of these events individually or in combination could have a material and adverse effect on the business, financial condition and results of operations of International Paper and DS Smith.

Risks related to ownership of shares of Common Stock

The market price for the shares of Common Stock following the closing of the Acquisition may be affected by factors different from those that historically have affected the DS Smith Shares and the shares of Common Stock.

Upon the closing of the Acquisition, the DS Smith Shareholders will become holders of the shares of Common Stock. DS Smith and International Paper each have businesses that differ from each other. Accordingly, the results of operations of the combined company will be affected by some factors that are different from those currently affecting the results of operations of each of DS Smith and International Paper. For a discussion of the businesses of DS Smith and International Paper and of certain important factors to consider in connection with those businesses, see the section of this proxy statement entitled “Risks related to the business of International Paper, DS Smith and, following the closing of the Acquisition, the combined company.”

The market price and trading volume of the shares of Common Stock may be particularly volatile in the period following the closing of the Acquisition, and holders of the shares of Common Stock could lose a significant portion of their investment due to drops in the market price of the shares of Common Stock.

The market price and trading volume of shares of Common Stock may be volatile following the closing of the Acquisition, and the International Paper Shareowners may not be able to resell their shares of Common Stock at or above their value on the closing date of the Acquisition due to fluctuations in the market price, including changes in price caused by factors unrelated to the combined company’s operating performance or prospects.

The market price and trading volume of the shares of Common Stock could fluctuate significantly for many reasons, including, without limitation:

•	as a result of the risk factors listed in this proxy statement;

•	actual or anticipated fluctuations in the combined company’s operating results;

•

for reasons unrelated to operating performance, such as reports by industry analysts, investor perceptions, or negative announcements by the combined company’s customers or competitors regarding their own performance;

•	regulatory changes that could impact the combined company’s business; and

•	general economic and industry conditions.

In the past, following large price declines in the public market price of a company’s securities, securities class action litigation has often been initiated against that company. Litigation of this type against the combined company could result in substantial costs and diversion of management’s attention and resources, which could adversely affect its business, results of operations, financial condition and/or future prospects. Any adverse determination in litigation against the combined company could also subject it to significant liabilities.

Substantial future sales of shares of Common Stock or future sales by particular persons could impact the trading price of the shares of Common Stock.

Sales of a substantial number of shares of Common Stock or sales of shares of Common Stock by particular persons, or the perception that these sales might occur, could depress the market price of the shares of Common Stock and could impair the combined company’s ability to raise capital through the sale of additional equity securities. For example, DS Smith Shareholders may decide to sell the New International Paper Shares received by them in the Acquisition, rather than remain International Paper Shareowners, which could have an adverse impact on the trading price of the shares of Common Stock.

There is currently no U.K. market for the shares of Common Stock, notwithstanding International Paper’s intention to be admitted to trading on the LSE. A U.K. market for the shares of Common Stock may not develop, which would adversely affect the liquidity and price of the shares of Common Stock.

There is currently no U.K. market for the shares of Common Stock. Therefore, investors cannot benefit from information about prior market history in the U.K. market when making their decision to invest. Although International Paper’s current intention is that the shares of Common Stock will trade on the LSE (in addition to the NYSE), it cannot assure investors that it will be able to successfully achieve a listing on the LSE, nor maintain it. In addition, an active U.K. trading market for the shares of Common Stock may not develop or, if developed, may not be maintained. Investors may be unable to sell their shares of Common Stock unless a market can be established and maintained, and if International Paper subsequently obtains a further listing on an exchange in addition to, or in lieu of, the LSE, the level of liquidity of the shares of Common Stock on the LSE may decline.

International Paper’s maintenance of two exchange listings may adversely affect liquidity in the market for the shares of Common Stock and result in pricing differentials of shares of Common Stock between the two exchanges.

Trading in shares of Common Stock on the LSE and the NYSE will take place in different currencies (Pound Sterling on the LSE and U.S. Dollars on the NYSE) and at different times (resulting from different time zones, different trading hours and different trading days for the LSE and the NYSE). The trading prices of shares of Common Stock on these two exchanges may at times differ due to these and other factors. Any decrease in the price of shares of Common Stock on the NYSE could cause a decrease in the trading price of shares of Common Stock on the LSE and vice versa.

The benefits International Paper expects of the dual listing on the NYSE and the LSE, which are increased liquidity, visibility among investors and access to investors who may be able to hold listed shares in the United Kingdom, but not the United States, and vice versa, may not be realized or, if realized, may not be sustained, and the costs and additional regulatory burdens associated with a dual listing may ultimately outweigh the associated benefits.

Upon the closing of the Acquisition, distributions to Non-U.S. Holders may be subject to U.S. federal income tax.

Following the closing of the Acquisition, former DS Smith Shareholders that are Non-U.S. Holders (as defined below) will be subject to U.S. withholding tax on dividends paid with respect to their International Paper Common Stock, as described below. The Acquisition is not expected to impact the U.S. federal income taxation of International Paper Shareowners, including any such shareholders that are Non-U.S. Holders already subject to tax as described below.

International Paper is a domestic corporation for U.S. federal income tax purposes, and as such, distributions it pays to Non-U.S. Holders with respect to their shares of Common Stock, to the extent paid out of International Paper’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), are generally subject to U.S. federal income tax. For such purposes, a “Non-U.S. Holder” is any beneficial owner of International Paper Common Stock that, for U.S. federal income tax purposes, is neither a partnership, nor (i) an individual citizen or resident of the United States, (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate that is subject to U.S. federal income tax on its income regardless of its source, or (iv) a trust if it (a) is subject to the primary supervision of a U.S. court and one or more United States persons (as defined in Section 7701(a)(30) of the U.S. Internal Revenue Code of 1986, as amended) have the authority to control all substantial decisions of the trust, or (b) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person. Provided any such distributions treated as dividends are not effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the U.S. (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base maintained by such Non-U.S. Holder), such dividends will be subject to withholding tax from the gross amount of the applicable dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Dividends paid by International Paper to a Non-U.S. Holder that are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base maintained by such Non-U.S. Holder) will generally not be subject to U.S. federal withholding tax, provided such Non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders. If the Non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty), subject to certain adjustments.

Risks related to the businesses of International Paper, DS Smith, and, following the closing of the Acquisition, the combined company

Fluctuations in the prices of and the demand for the products of International Paper, DS Smith, and, following the closing of the Acquisition, the combined company due to factors such as economic cyclicality and changes in customer or consumer preferences, and government regulation could materially affect their financial condition, results of operations and cash flows.

Substantially all of the businesses of International Paper and DS Smith have experienced and, following the closing of the Acquisition, the businesses of the combined company are likely to continue to experience, cycles relating to industry capacity, customer demand, and general economic conditions. The length and magnitude of these cycles have varied over time and by product. Product prices and sales volumes have fallen in the past in periods and regions where demand was lower than available supply, and there can be no assurance that this will not recur. New or existing producers of pulp or paper products may add or adjust capacity affecting available supply. Further, changes in customer or consumer preferences may increase or decrease the demand for fibre-based products and non-fibre substitutes. Customer and consumer preferences change based on, among other factors, cost, convenience, health concerns and perceptions and an increased awareness of sustainability considerations. In some areas, customers have increasingly shown interest in environmentally-friendly products such as fibre-based packaging. Advances in non-fibre technologies such as plastic packaging or other materials could result in decreased demand for the products of International Paper, DS Smith and, following the closing of the Acquisition, the combined company. In addition, legal developments, such as new regulations on single-use packaging products could significantly alter the market for the products of International Paper, DS Smith and, following the closing of the Acquisition, the combined company. Any of the foregoing, including a failure to anticipate and respond to changing trends, customer preferences and technological and regulatory developments could have a material adverse effect on the business, financial condition, results of operations and/or future prospects of International Paper, DS Smith and, following the closing of the Acquisition, the combined company. A lack of investor confidence in the paper and packaging industry could also have a negative impact on their business, financial condition, results of operations and/or future prospects of International Paper, DS Smith and, following the closing of the Acquisition, the combined company.

Changes in the cost or availability of raw materials, energy and transportation have recently affected, and could continue to affect profitability.

International Paper and DS Smith rely and, following the closing of the Acquisition, the combined company will rely, heavily on the use of certain raw materials (principally virgin wood fibre, recycled fibre, caustic soda, starch and adhesives), energy sources (principally biomass, natural gas, electricity and fuel oil) and third-party transport companies. The market price of virgin wood fibre varies based upon availability, demand, quality, and source. The global supply and demand for recycled fibre may be affected by factors such as trade policies between countries, individual governments’ legislation and regulations, and general macroeconomic conditions. In addition, the increase in demand of products manufactured, in whole or in part, from recycled fibre, on a global basis, may cause significant fluctuations in recycled fibre prices. Taking into account ongoing inflationary conditions in domestic and global markets, International Paper and DS Smith have experienced and, following the closing of the Acquisition, the combined company may continue to experience, a significant increase in various costs, including recycled fibre, energy, freight, chemical, and other supply chain costs, which has adversely affected the operations of International Paper and DS Smith and, following the closing of the Acquisition, is expected to adversely affect the results of the combined company’s operations. Moreover, the availability of labor and the market price for fuel may affect third-party transportation costs.

In addition, because the businesses of International Paper, DS Smith and, following the closing of the Acquisition, the combined company operate in highly competitive industry segments, International Paper and DS Smith have not always been able to, and, following the closing of the Acquisition, the combined company may in the future be unable to, recoup past or future increases in the costs of any raw materials, energy sources or transportation sources from customers, which significantly affect profitability. In addition, where International Paper, DS Smith and, following the closing of the Acquisition, the combined company is able to recoup its cost increases, there may be a delay between the onset of the cost increases and the recoupment. Any inability to recover input cost increases could lead to a material adverse effect on the business, financial condition, results of operations and/or future prospects of International Paper, DS Smith and, following the closing of the Acquisition, the combined company.

International Paper and DS Smith have and, following the closing of the Acquisition, the combined company will have significant exposure to energy costs, in particular gas, electricity and other fuel costs. Energy prices have fluctuated dramatically in the past and may continue to increase and/or fluctuate in the future. Transportation costs are also impacted by energy costs since a key component of transportation costs relates to the cost of petrol. International Paper, DS Smith and, following the closing of the Acquisition, the combined company do and will continue to employ strategies and tools to reduce the volatility of energy costs and ensure a degree of certainty over future energy costs. However, there can be no certainty that those strategies and tools will continue to manage such impact in the future. Volatile and increasing energy prices, including as a consequence of the conflict between Russia and Ukraine, or a failure in such strategies and tools could have a material adverse effect on the business, financial condition, results of operations and/or future prospects of International Paper, DS Smith and, following the closing of the Acquisition, the combined company.

International Paper and DS Smith are and, following closing of the Acquisition, the combined company will continue to be affected by adverse developments in general business and economic conditions, which could have an adverse effect on the demand for their products, their financial condition and the results of their operations.

General economic conditions may adversely affect industrial non-durable goods production, consumer confidence and spending, commercial printing and advertising activity, and employment levels, all of which impact demand for the products of, or otherwise adversely affect, International Paper, DS Smith and, following the closing of the Acquisition, the combined company. International Paper, DS Smith and, following the closing of the Acquisition, the combined company may also be adversely affected by catastrophic or other unforeseen events, including health epidemics or pandemics, such as COVID-19, natural disasters, geopolitical events, military conflicts, terrorism, port and canal blockages and similar disruptions, political, financial or social instability, or civil or social unrest. Future health pandemics could adversely impact portions of the business of International Paper, DS Smith and, following the closing of the Acquisition, the combined company to varying degrees, including as the result of lower demand for certain products, supply chain and labor disruptions, and higher costs. These effects could have a material impact on the business, results of operations, cash flow, liquidity, or financial condition of International Paper, DS Smith and, following the closing of the Acquisition, the combined company. Moreover, negative economic conditions or other adverse developments with respect to the business of International Paper, DS Smith and, following the closing of the Acquisition, the combined company have resulted in, and may in the future result in impairment charges which could be material. Volatility or uncertainty in the financial, capital and credit markets, and negative developments associated with interest rates, asset values, currency exchange rates and the availability of credit, could also have a material adverse effect on the business, financial condition and results of operations of International Paper, DS Smith and, following the closing of the Acquisition, the combined company.

Macroeconomic conditions in the U.S., U.K., Europe and globally continue to be challenging in various respects, including as the result of significant inflationary pressures, elevated interest rates, challenging labor market conditions, and adverse effects associated with current geopolitical conditions. The operations of International Paper and DS Smith have been and, following the closing of the Acquisition, the combined company is expected to continue to be, adversely affected by these negative macroeconomic conditions, including as the result of lower demand for certain products, and higher raw material and labor costs. Further, because the markets for packaging products in many industrialized countries are generally mature, there is a significant degree of correlation between economic growth and demand for packaging products. Therefore, any deterioration in macroeconomic conditions in the U.S., U.K., Europe and/or globally resulting in a slowdown in economic growth may correlate with a corresponding decline in demand for packaging products in those markets. Moreover, any significant deterioration in current negative macroeconomic conditions, or any recovery therefrom that is significantly slower than anticipated, could have a material adverse effect on the business, results of operations or financial condition of International Paper, DS Smith and, following the closing of the Acquisition, the combined company. Further, if current negative macroeconomic conditions result in significant disruptions to capital and financial markets, the cost of borrowing, ability to access capital on favorable terms, and overall liquidity of International Paper, DS Smith and, following the closing of the Acquisition, the combined company could be adversely affected.

The COVID-19 pandemic adversely impacted portions of the business of International Paper and DS Smith to varying degrees, including as the result of lower demand for certain products, supply chain and labor disruptions, and higher costs. If public health conditions related to COVID-19 or a similar health epidemic or pandemic were to significantly worsen in the U.S., U.K., Europe or in other markets in which International Paper, DS Smith and, following the closing of the Acquisition, the combined company operate, the business and financial results of International Paper, DS Smith and, following the closing of the Acquisition, the combined company could be adversely impacted. International Paper, DS Smith and, following the closing of the Acquisition, the combined company may be unable to effectively respond to or predict any such developments.

Changes in credit ratings issued by nationally recognized statistical rating organizations could adversely affect the cost of financing of International Paper, DS Smith and, following the closing of the Acquisition, the combined company and have an adverse effect on the market price of their respective securities.

Maintaining an investment-grade credit rating is an important element of the financial strategy of International Paper and DS Smith and, following the closing of the Acquisition, will continue to be an important element of the combined company’s financial strategy. A downgrade of ratings below investment grade will likely eliminate the ability of International Paper, DS Smith and, following the closing of the Acquisition, the combined company to access the commercial paper market, may limit access to the capital markets, have an adverse effect on the market price of the securities of International Paper, DS Smith and, following the closing of the Acquisition, the combined company, increase borrowing costs and require International Paper, DS Smith and, following the closing of the Acquisition, the combined company to post collateral for derivatives in a net liability position. The desire to maintain an investment grade rating may cause International Paper, DS Smith and/or, following the closing of the Acquisition, the combined company to take certain actions designed to improve their respective cash flow, including a sale of assets, suspension or reduction of dividends and reductions in capital expenditures and working capital.

Certain of International Paper’s and DS Smith’s debt agreements provide for an interest rate increase in case of a credit rating downgrade. This applies to agreements governing approximately $1.1 billion of International Paper’s debt as of June 30, 2024 and to agreements governing approximately £2.4 billion of DS Smith’s debt as of April 30, 2024. As a result, a downgrade in credit rating may lead to an increase in interest expenses. There can be no assurance that the credit ratings of International Paper, DS Smith and, following the closing of the Acquisition, the combined company will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies if, in each rating agency’s judgment, circumstances so warrant. Any such downgrade, suspension or withdrawal of credit ratings could adversely affect the cost of borrowing of International Paper, DS Smith and, following the closing of the Acquisition, the combined company, limit access to the capital markets or result in more restrictive covenants in agreements governing the terms of any future indebtedness that International Paper, DS Smith and, following the closing of the Acquisition, the combined company may incur.

International Paper and DS Smith are and, following the closing of the Acquisition, the combined company will be subject to risks associated with climate change and other sustainability matters and global, regional and local weather conditions as well as by legal, regulatory, and market responses to climate change.

Climate change impacts, including rising temperatures and the increasing severity and/or frequency of adverse weather conditions, may result in operational impacts on the facilities of International Paper, DS Smith and, following the closing of the Acquisition, the combined company, as well as supply chain disruptions and increased raw material and other costs. These adverse weather conditions and other physical impacts which may be exacerbated as the result of climate change include floods, hurricanes, tornadoes, earthquakes, hailstorms, wildfires, snow, ice storms and drought. Climate change may also contribute to the decreased productivity of forests, a key source in the production of paper products, and adverse impacts on the distribution and abundance of species, and the spread of disease and insect epidemics, any of which developments could adversely affect forestland management and the availability of energy and water resources. The effects of climate change and global, regional and local weather conditions, including the resulting financial costs of compliance with legal or regulatory initiatives, could have a material adverse effect on the results of operations and business of International Paper, DS Smith and, following the closing of the Acquisition, the combined company.

There has been an increased focus, including from investors, customers, the general public, domestic and foreign governmental and nongovernmental authorities, regarding sustainability matters, including with respect to climate change, greenhouse gas (“GHG”) emissions, packaging and waste, sustainable supply chain practices, biodiversity, deforestation, land, energy and water use, diversity and inclusion and other human capital matters. This increased focus on sustainability matters, including climate change, may result in more prescriptive reporting requirements with respect to sustainability metrics and other new requirements, an increased expectation that such metrics will be voluntarily disclosed by companies such as International Paper, DS Smith and, following the closing of the Acquisition, the combined company, and increased pressure to make commitments, set targets, or establish goals, and take action to meet them, which may cause the incurrence of increased compliance costs. As the result of this increased focus and commitment to sustainability matters, International Paper and DS Smith have each (either voluntarily and/or as required by applicable law and regulation) provided disclosure and established targets and goals with respect to various sustainability matters, including climate change. For example, International Paper has publicly committed to reducing its Scope 1, 2 and 3 GHG emissions by 35% from 2019 to 2030 and DS Smith has publicly committed to reduce its Scope 1, 2 and 3 GHG emissions by 46% from 2019 to 2030, which have each been approved by Science-Based Targets initiative as consistent with levels required to meet the goals of the 2015 Paris Agreement. Meeting these and other sustainability targets and goals have increased the capital and operational costs of International Paper and DS Smith and, following the closing of the Acquisition, may increase the capital and operational costs of the combined company.

There also continues to be a lack of consistency in legal and regulatory initiatives regarding climate change across jurisdictions and various governmental entities. Additional expenses are expected to be incurred as a result of domestic and international regulators requiring additional disclosures regarding GHG emissions. Further, there can be no assurance regarding the extent to which the climate and other sustainability targets of International Paper, DS Smith and, following the closing of the Acquisition, the combined company can be achieved, and the achievement of these targets is subject to various risks and uncertainties, some of which are outside the control of International Paper and DS Smith and, following the closing of the Acquisition, the combined company. Moreover, there is no assurance that investments made in furtherance of achieving such targets and goals will meet investor expectations or any binding or non-binding legal standards regarding sustainability performance. If International Paper, DS Smith and, following the closing of the Acquisition, the combined company are unable to meet climate and other sustainability targets and goals, on projected timelines or at all, or if such goals and targets are perceived negatively, including the perception that they are not sufficiently robust or, conversely, are too costly or not otherwise in the best interests of the relevant company, investor, customer and other stakeholder relationships could be damaged, which could adversely impact the reputation, business and results of operations of International Paper, DS Smith and, following the closing of the Acquisition, the combined company. Moreover, not all of International Paper’s, DS Smith’s and, following the closing of the Acquisition, the combined company’s competitors establish climate or other sustainability targets and goals at comparable levels, which could result in competitors having lower supply chain or operating costs as well as reduced reputational risks associated with not meeting such goals.

International Paper, DS Smith and, following the closing of the Acquisition, the combined company may be unable to manage energy demand needs within their respective sustainability targets and certain of their respective acquisitions may bring new sustainability challenges. Such inability to manage sustainability demands and challenges could have a significant impact on the business, financial condition, results of operations and/or future prospects of International Paper, DS Smith and, following the closing of the Acquisition, the combined company. Other climate-related business risks that International Paper and DS Smith face and, following the closing of the Acquisition, the combined company will face, include risks related to the transition to a lower-carbon economy, such as increased prices for fossil fuels; the introduction of a carbon tax; increased regulation of operations and products, and the resulting potential for increased litigation; and more stringent and/or complex environmental and other permitting requirements. To the extent that climate-related business risks materialize, particularly if International Paper, DS Smith and, following the closing of the Acquisition, the combined company are unprepared for them, International Paper, DS Smith and, following the closing of the Acquisition, the combined company may incur unexpected costs, and the business of International Paper, DS Smith and, following the closing of the Acquisition, the combined company may be materially and adversely affected.

International Paper and DS Smith are and, following the closing of the Acquisition, the combined company will be subject to cybersecurity and information technology risks related to breaches of security pertaining to sensitive company, customer, employee and vendor information as well as breaches in the technology used to manage operations and other business processes.

The business operations of International Paper and DS Smith rely, and following the closing of the Acquisition, the business operations of the combined company will rely, on securely managed information technology systems, some of which are provided or managed by third parties, for data capture, processing, storage and reporting. International Paper and DS Smith have each invested in information technology security initiatives and risk management, as well as incident response, business continuity and disaster recovery plans, but it is not possible to eliminate all systematic or external risk. Further, the development and maintenance of information technology security measures is costly and requires ongoing monitoring, testing and updating as technologies and processes change, and efforts to overcome security measures become increasingly sophisticated. Additionally, the global regulatory environment surrounding information security, data privacy and data protection is becoming increasingly restrictive and is evolving frequently.

The current cyber threat environment presents increased risk for all companies, including those in International Paper and DS Smith’s industry. Like other global companies, the systems of International Paper, DS Smith and, following the closing of the Acquisition, the combined company are subject to recurring attempts by third parties to access information, manipulate data or disrupt operations. In this regard, each of International Paper and DS Smith have experienced cyber threats and incidents, although none have had a material effect on their respective results of operations or financial condition. Given the current cyber threat environment, the volume and intensity of cybersecurity attacks and attempted intrusions are expected to increase in the future. In addition, despite careful security and controls design, implementation, updating, monitoring and independent third-party verification, the information technology systems of International Paper, DS Smith and, following the closing of the Acquisition, the combined company, together with those of any third-party providers or joint venture partners, have been and could again be compromised or disrupted due to factors such as employee error or malfeasance, cyber-attacks, including ransomware, malware, phishing attacks, or data or security breaches by malicious actors such as common hackers, criminal groups or nation-state organizations or social activist (“hacktivist”) organizations, disruptions resulting from geopolitical events, natural disasters, failures or impairments of telecommunications networks or other catastrophic events. Such attacks are increasing in complexity, and the rapid evolution and increased adoption of artificial intelligence technologies may intensify cybersecurity risks by making cyber-attacks more difficult to detect, contain, and mitigate. Furthermore, the significant increase in remote working and personal device use increases the risks of cyber incidents and the improper dissemination of personal or confidential information. Moreover, hardware, software or applications used by International Paper, DS Smith and/or, following the closing of the Acquisition, the combined company may have inherent vulnerabilities or defects of design, manufacture or operations or could be inadvertently or intentionally implemented or used in a manner that could compromise information security. In addition, cybersecurity-related threats may remain undetected for an extended period of time.

In the event that the information systems of International Paper, DS Smith and/or, following the closing of the Acquisition, the combined company are disrupted or compromised as a result of any cybersecurity attack, data or security breach, or other security incident, or the information systems of any businesses with which International Paper, DS Smith and/or, following the closing of the Acquisition, the combined company interact are disrupted or compromised in a manner which impacts the information systems or business of International Paper, DS Smith and/or, following the closing of the Acquisition, the combined company, any such developments could result in lost sales, business delays, negative publicity or reputational impact, a loss of customer confidence, and have a material adverse effect on the business or financial results of International Paper, DS Smith and/or, following the closing of the Acquisition, the combined company. Any such incident or breach could also result in operational or supply chain disruptions, data loss, corruption or manipulation, or information misappropriation including, but not limited to, interruption to systems availability, denial of access to and misuse of applications required by customers to conduct business, the acquisition, use or disclosure of data or inability to access data, the release of confidential information about the operations of International Paper, DS Smith and/or, following the closing of the Acquisition, the combined company, and subject International Paper, DS Smith and/or, following the closing of the Acquisition, the combined company to litigation and government enforcement actions. Further, in such event, access to applications required to plan operations, source materials, manufacture and ship finished goods and account for orders could be denied or misused. Theft of intellectual property or trade secrets, and loss or inappropriate disclosure of confidential company, employee, customer or vendor information, could also stem from such incidents. Moreover, any significant cybersecurity event could require International Paper, DS Smith and/or, following the closing of the Acquisition, the combined company to devote significant management time and resources in response to such event, interfere with the pursuit of other important business strategies and initiatives, and cause International Paper, DS Smith and/or, following the closing of the Acquisition, the combined company to incur additional expenditures, which could be material, including to investigate and remediate such event, recover lost data, prevent future compromises and adapt systems and practices in response to such events. There is no assurance that any remedial actions will meaningfully limit the success of future attempts to breach the information systems of International Paper, DS Smith and/or, following the closing of the Acquisition, the combined company, particularly because malicious actors are increasingly sophisticated and utilize tools and techniques specifically designed to circumvent security measures, avoid detection and obfuscate forensic evidence, which means International Paper, DS Smith and/or, following the closing of the Acquisition, the combined company may be unable to identify, investigate or remediate effectively or in a timely manner. Additionally, while insurance coverage designed to address certain aspects of cyber risks may be in place, such insurance coverage may be insufficient to cover all losses or all types of claims that may arise in connection with such incidents.

International Paper and DS Smith are and, following the closing of the Acquisition, the combined company will be subject to a wide variety of laws, regulations and other government requirements that may change in significant ways, and the cost of compliance with such requirements, or the failure to comply with such requirements, could impact their business and results of operations.

The operations of International Paper and DS Smith are subject to, and following the closing of the Acquisition, the operations of the combined company will be subject to, regulation under a wide variety of domestic and international laws, regulations and other government requirements, including, among others, those relating to the environment, health and safety, labor and employment, data privacy, tax, trade and health care. There can be no assurance that laws, regulations and government requirements will not be changed, applied or interpreted in ways that will require International Paper, DS Smith or, following the closing of the Acquisition, the combined company to modify their respective operations and objectives or affect their respective returns on investments by restricting existing activities and products or increasing costs. In addition, any failure or alleged failure to comply with applicable laws, regulations or other government requirements could have an adverse effect on the reputation and financial results of International Paper, DS Smith or, following the closing of the Acquisition, the combined company or may result in, among other things, litigation, revocation of required licenses, internal investigations, governmental investigations or proceedings, administrative enforcement actions, fines and civil and criminal liability.

International Paper and DS Smith are subject to, and following the closing of the Acquisition, the combined company will be subject to, local and international laws governing the protection of the environment. International Paper and DS Smith have incurred, and following the closing of the Acquisition, the combined company is expected to continue to incur, significant capital, operating and other expenditures complying with applicable and forthcoming environmental laws and regulations, including with respect to GHG emissions and other climate-related matters. International Paper and DS Smith’s environmental expenditures include, and following the closing of the Acquisition, the combined company’s environmental expenditures will include, among other areas, those related to air and water quality, waste disposal and the cleanup of soil and groundwater, including situations where they have been identified as a potentially responsible party. There can be no assurance that future remediation requirements and compliance with existing and new laws and requirements will not require significant expenditures, or that existing reserves for specific matters will be adequate to cover future costs. International Paper, DS Smith or, following the closing of the Acquisition, the combined company could also incur substantial fines or sanctions, enforcement actions (including orders limiting operations or requiring corrective measures), natural resource damages claims, cleanup and closure costs, third-party claims for property damage and personal injury and reputational harm as a result of violations of, or liabilities under, environmental laws, regulations, codes and common law. The amount and timing of environmental expenditures is difficult to predict, and, in some cases, liability may be imposed without regard to contribution or to whether International Paper, DS Smith or, following the closing of the Acquisition, the combined company knew of, or caused, the release of hazardous substances.

The global operations of International Paper and DS Smith are subject to, and following the closing of the Acquisition, the combined company will be subject to, complex and evolving domestic and international data privacy laws and regulations, such as the European Union’s General Data Protection Regulation, China’s Personal Information Protection Law and comprehensive privacy laws in many U.S. states, including California, Connecticut, Colorado, Utah, and Virginia. These laws impose a range of compliance obligations regarding the handling of personal data. There are significant penalties for non-compliance, including monetary fines, disruption of operations and reputational harm. Moreover, other states and governmental authorities around the world have introduced or passed, or are considering, similar legislation which may impose varying standards and requirements on data collection, use and processing activities.

This increasingly restrictive and evolving global regulatory environment related to data privacy and data protection may continue to require changes to the business practices of International Paper, DS Smith and, following the closing of the Acquisition, the combined company, and give rise to significantly expanded compliance burdens, costs and enforcement risks. Moreover, many of these laws and regulations are subject to uncertain application, interpretation or enforcement standards that could result in claims, changes to business practices, data processing and security systems, penalties, increased operating costs or other impacts on the businesses of International Paper, DS Smith and, following the closing of the Acquisition, the combined company. Additionally, regulatory bodies and others tasked with enforcing privacy and data protection laws have been actively engaging in enforcement investigations and actions. These laws often provide for civil penalties for violations, as well as private rights of action for data breaches that may increase data breach litigation. International Paper and DS Smith use, and following the closing of the Acquisition, the combined company will continue to use, internal and external resources to monitor compliance with relevant legislation and continually evaluate and, where necessary, modify data processing practices and policies to comply with evolving privacy laws. Nevertheless, relevant regulatory authorities could determine that the data handling practices of International Paper, DS Smith or, following the closing of the Acquisition, the combined company fail to address all the requirements of certain new laws, which could subject International Paper, DS Smith or, following the closing of the Acquisition, the combined company to penalties and/or litigation. In addition, there is no assurance that the security controls of International Paper, DS Smith or, following the closing of the Acquisition, the combined company over personal data, the training of employees and vendors on data privacy and data security, and policies, procedures and practices will prevent the improper handling of, disclosure of or access to personal data. Improper handling and disclosure of or access to personal data in violation of other data privacy and protection laws could cause reputational harm and loss of consumer confidence and subject International Paper, DS Smith or, following the closing of the Acquisition, the combined company to government enforcement actions (including fines), or result in private litigation, which could result in loss of revenue, increased costs, liability for monetary damages, fines and/or criminal prosecution, all of which could negatively affect the business and operating results of International Paper, DS Smith or, following the closing of the Acquisition, the combined company.

International Paper and DS Smith are and, following the closing of the Acquisition, the combined company will be exposed to the risk of changes in tax law and tax rates in a number of jurisdictions. The costs associated with compliance with these laws and regulations are substantial and possible future laws and regulations or changes to existing laws and regulations (including the imposition of higher taxes) could require International Paper, DS Smith or, following the closing of the Acquisition, the combined company to incur additional expenses or capital expenditures or result in restrictions on or suspensions of operations. For example, the Organization for Economic Cooperation and Development has proposed a 15% global minimum tax applied on a country-by-country basis (the “Pillar Two rule”), and many countries (including countries in which International Paper and DS Smith operate and, following the closing of the Acquisition, the combined company will operate) have enacted or begun the process of enacting laws adopting the Pillar Two rule. In many of the countries implementing the Pillar Two rule, the first component of the Pillar Two rule is effective in 2024, with the second component expected to come into effect in 2025. It is possible that the Pillar Two rule could adversely impact the effective tax rate of International Paper, DS Smith or, following the closing of the Acquisition, the combined company in future periods. Additionally, administrative guidance can be incomplete or vary from legislative intent, and therefore the application of the tax law is uncertain. While International Paper and DS Smith believe their reported positions comply with relevant tax laws and regulations, taxing authorities could interpret the application of certain laws and regulations differently. Both International Paper and DS Smith have been and continue to be subject to tax audits in various taxing jurisdictions around the world. In some cases, International Paper and DS Smith have appealed, and following the closing of the Acquisition, the combined company may continue to appeal, assessments by taxing authorities, including in the court system. As such, tax controversy matters may result in previously unrecorded tax expenses, accelerated cash tax payments, higher future tax expenses, or the assessment of interest and penalties for International Paper, DS Smith and, following the closing of the Acquisition, the combined company.

As with many technological innovations, artificial intelligence (“AI”) presents risks and challenges that could affect its adoption, and therefore the business of International Paper, DS Smith and, following the closing of the Acquisition, the combined company. Uncertainty in the legal regulatory regime relating to AI may require significant resources to modify and maintain business practices to comply with international laws, the nature of which cannot be determined at this time. Several jurisdictions, including Europe, the U.S. federal government, and certain U.S. states, have already proposed or enacted laws, regulations, and other requirements governing AI. For example, on October 30, 2023, the Biden administration issued an Executive Order to, among other things, establish extensive new standards for AI safety and security. On May 21, 2024, the Council of the European Union adopted the EU AI Act, regulating the developments and deployment of AI systems. The EU AI Act imposes obligations on transparency, risk management and data governance for AI systems, particularly those classified as high risk, with significant fines for noncompliance. Other jurisdictions may decide to adopt similar or more restrictive requirements that may render the use of AI challenging. These requirements may make it harder for International Paper, DS Smith and, following the closing of the Acquisition, the combined company to conduct their business using AI, lead to regulatory fines or penalties, require International Paper, DS Smith and, following the closing of the Acquisition, the combined company to change their business practices, or limit AI usage, which may lead the combined company to face inefficiencies or competitive disadvantages.

DS Smith is not currently required to comply with the rules of the SEC implementing Section 404 of the Sarbanes-Oxley Act, and the combined company may therefore incur significant costs, expenses and management time in implementing controls and procedures required to meet the standards required by Section 404 of the Sarbanes-Oxley Act. In particular, DS Smith has identified certain matters which would have represented material weaknesses in DS Smith’s internal control over financial reporting that would have required disclosure pursuant to the Sarbanes-Oxley Act had DS Smith been subject to the requirements of the Sarbanes-Oxley Act at the relevant times. Although these identified material weaknesses have been remediated or are in the process of being remediated, if DS Smith identifies additional material weaknesses in the future or otherwise fails to maintain an effective system of internal control over financial reporting following the closing of the Acquisition, this could increase the costs, expenses and management time required for the combined company to meet the standards required by Section 404 of the Sarbanes-Oxley Act, and therefore adversely affect the business of the combined company and its share price.

DS Smith is not currently required to comply with the rules of the SEC implementing Section 404 of the Sarbanes-Oxley Act, and therefore is not required to make a formal assessment of the effectiveness of its internal control over financial reporting for that purpose. Following the closing of the Acquisition, however, the combined company will be required to comply with the SEC’s rules implementing Section 404 of the Sarbanes-Oxley Act, which will require the combined company to provide in its annual reports on Form 10-K filed with the SEC an annual management report on the effectiveness of the combined company’s internal control over financial reporting and the combined company’s independent registered public accounting firm to attest to the effectiveness of the combined company’s internal control over financial reporting. Section 302 of the Sarbanes-Oxley Act will also require the management of the combined company to make certifications as to the effectiveness of the combined company’s internal control over financial reporting.

For the purposes of the rules of the SEC implementing Section 404 of the Sarbanes-Oxley Act, a material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis. In connection with the preparation of its financial statements for the years ended April 30, 2022, April 30, 2023, and April 30, 2024, DS Smith identified matters in the design and operating effectiveness of its internal control over financial reporting which would have constituted material weaknesses for the purposes of the rules of the SEC implementing Section 404 of the Sarbanes-Oxley Act.

As of April 30, 2022, DS Smith identified two material weaknesses around (a) improper design and implementation of the review of the calculation of deferred tax and judgments used in determining uncertain tax positions and (b) improper design and implementation of the review of the presentation of cash and cash equivalents and overdrafts in the statement of financial position. Both issues were corrected in the financial statements for the year ended April 30, 2022, and as of April 30, 2024, the material weakness relating to the improper design and implementation of the review of the presentation of cash and cash equivalents and overdrafts has been remediated.

As of April 30, 2023, DS Smith identified two material weaknesses: (a) the continuing material weakness around the improper design and implementation of the review of the calculation of deferred tax and judgments used in determining uncertain tax positions and (b) the improper design and implementation of internal controls over the calculation of the right of use assets and associated lease liabilities under IFRS 16 Leases. As of April 30, 2024, the material weaknesses concerning the review of the calculation of deferred tax and judgments used in determining uncertain tax positions has been remediated. DS Smith is in the process of remediating the material weaknesses related to the right of use assets and associated lease liabilities under IFRS 16 Leases.

As of April 30, 2023 and April 30, 2024, control deficiencies were identified in certain IT general controls which, based on the nature of the systems involved, aggregated to a material weakness. As of the date of this proxy statement, DS Smith is in the process of implementing remediating controls to address this material weakness in its IT general controls.

If DS Smith or its independent registered public accounting firm, or following the closing of the Acquisition, the combined company, or its independent registered public accounting firm, identifies additional material weaknesses in the future, fails to fully remedy the identified material weaknesses or otherwise fails to maintain an effective system of internal controls, the combined company may incur significant costs, expenses and management time in remediating such weaknesses or improving internal controls, which may adversely affect investor confidence in the combined company and the combined company’s share price and ability to access capital markets.

Changes in international conditions or other risks arising from conducting business internationally could adversely affect the business and operations of International Paper, DS Smith and, following the closing of the Acquisition, the combined company.

As global producers of renewable fibre-based packaging and pulp products, International Paper and DS Smith operate, and following the closing of the Acquisition, the combined company will continue to operate, in many different countries. As a result, International Paper and DS Smith are and, following the closing of the Acquisition, the combined company will be vulnerable to risks related to their respective international operations. These risks, which can vary substantially by country, may include economic or political instability, geopolitical events, corruption, anti-American sentiment, expropriation measures, social and ethnic unrest, natural disasters, military conflicts and terrorism, the regulatory environment (including the risks of operating in developing or emerging markets in which there are significant uncertainties regarding the interpretation and enforceability of legal requirements and the enforceability of contractual rights and intellectual property rights), adverse currency fluctuations, foreign exchange control regimes (including restrictions on currency conversion), downturns or changes in economic conditions (including in relation to commodity inflation), adverse tax consequences or rulings, import restrictions, controls or other trade protection measures, economic sanctions, health guidelines and safety protocols, nationalization, changes in social, political or labor conditions, and adverse developments regarding sustainability, environmental regulations and trade policies and agreements, any of which risks could negatively affect the financial results of International Paper, DS Smith and, following the closing of the Acquisition, the combined company. For example, a significant portion of sales from International Paper’s Global Cellulose Fibres business are concentrated in China and could be adversely affected by changes in economic conditions and demographics. Trade protection measures in favor of local producers of competing products, including governmental subsidies, tax benefits and other measures giving local producers a competitive advantage over International Paper, DS Smith and, following the closing of the Acquisition, the combined company, may also adversely impact the operating results and business prospects of International Paper, DS Smith and, following the closing of the Acquisition, the combined company in these countries. Likewise, disruption in existing trade agreements or increased trade friction between countries (such as in relation to the trade tensions between the U.S. and China), which may result in tariffs, could have a negative effect on the business and results of operations of International Paper, DS Smith and, following the closing of the Acquisition, the combined company by restricting the free flow of goods and services across borders.

International Paper, DS Smith and, following the closing of the Acquisition, the combined company may continue to be adversely affected by ongoing geopolitical instability and the economic consequences and disruptions arising therefrom, including as the result of the military conflict between Russia and Ukraine, the military conflict between Israel and Hamas, and increasing tensions between China and Taiwan. For example, prior to the closing of the disposal of International Paper’s ownership stake in Ilim and Ilim Group in the third quarter of 2023, the military conflict between Russia and Ukraine adversely affected our Ilim joint venture and financial results, including as the result of economic sanctions, actions by the Russian government, and associated domestic and global economic and geopolitical conditions. These risks may be further heightened in the event of the expansion in the scope or escalation of any such military conflicts. In addition, changes to economic sanctions programs, such as in response to the conflict between Russia and Ukraine, could put International Paper, DS Smith and, following the closing of the Acquisition, the combined company at risk of violating sanctions as a result of an existing presence in a newly sanctioned jurisdiction or relationship with a newly sanctioned entity if International Paper, DS Smith and, following the closing of the Acquisition, the combined company fails or is unable to end such presence or relationship in a timely manner.

In addition, International Paper’s and DS Smith’s international operations, and following the closing of the Acquisition, the international operations of the combined company, will be subject to laws related to operations in foreign jurisdictions, including laws prohibiting bribery of government officials and other corrupt practices. Anti-bribery laws such as the U.K. Bribery Act 2010, the Foreign Corrupt Practices Act of 1977, and similar worldwide anti-corruption laws generally prohibit companies and their intermediaries from making improper payments to public officials for the purpose of obtaining or retaining business. Further, the U.S. Department of The Treasury’s Office of Foreign Assets Control and other non-U.S. government entities maintain economic sanctions targeting various countries, persons and entities. International Paper and DS Smith are and, following the closing of the Acquisition, the combined company will also be subject to the laws and regulations of governmental and regulatory agencies. Failure to comply with domestic or foreign laws could result in various adverse consequences for International Paper, DS Smith and, following the closing of the Acquisition, the combined company, including the imposition of civil or criminal sanctions, reputational damage and the prosecution of executives overseeing international operations.

International Paper and DS Smith are and, following the closing of the Acquisition, the combined company will also continue to be exposed to the translation of the results of overseas subsidiaries into their respective reporting currencies, as well as the impact of currency fluctuations on their commercial transactions denominated in foreign currencies. Adverse movements in foreign exchange rates relating to foreign currency denominated commodities, assets and liabilities, and transactions could have a material impact on the business, financial condition, results of operations and/or future prospects of International Paper, DS Smith and, following the closing of the Acquisition, the combined company.

Material disruptions at one of International Paper’s, DS Smith’s and/or the combined company’s manufacturing facilities could negatively impact financial results.

International Paper and DS Smith each operate facilities in compliance with applicable rules and regulations and take measures to minimize the risks of disruption. A material disruption at the corporate headquarters of, or a manufacturing facility or key mill of, International Paper, DS Smith and, following the closing of the Acquisition, the combined company, could prevent International Paper, DS Smith and, following the closing of the Acquisition, the combined company from meeting customer demand, reduce sales and/or negatively impact the financial condition of International Paper, DS Smith and, following the closing of the Acquisition, the combined company. Any manufacturing facilities of International Paper, DS Smith and, following the closing of the Acquisition, the combined company, or any machines of International Paper, DS Smith and, following the closing of the Acquisition, the combined company within an otherwise operational facility, could cease operations unexpectedly due to a number of events, including:

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adverse weather events like fires, floods, earthquakes, hurricanes, winter storms and extreme temperatures, or other catastrophes (including adverse weather conditions that may be intensified by climate change);

•	the effect of a drought or reduced rainfall on its water supply;

•	disruption in the supply of raw materials or other manufacturing inputs;

•	terrorism or threats of terrorism;

•	information system disruptions or failures due to any number of causes, including cyber-attacks;

•

domestic and international laws and regulations applicable to International Paper, DS Smith and, following the closing of the Acquisition, the combined company and any of their respective business partners, including joint venture partners, around the world;

•	unscheduled maintenance outages;

•	prolonged power failures;

•	an equipment failure;

•	a chemical spill or release;

•	explosion of a boiler or other equipment;

•	damage or disruptions caused by third parties operating on or adjacent to a manufacturing facility;

•	disruptions in the transportation infrastructure, including roads, bridges, railroad tracks and tunnels;

•	a widespread outbreak of an illness or any other communicable disease, or any other public health crisis or any impacts related to government regulation as a result thereof;

•	failure of third-party service providers and business partners to satisfactorily fulfill their commitments and responsibilities in a timely manner and in accordance with agreed upon terms;

•	labor difficulties; and

•	other operational problems.

Any such downtime or facility damage could prevent International Paper, DS Smith and, following the closing of the Acquisition, the combined company from meeting production targets, customer demand and satisfying customer requirements, which may necessitate unplanned expenditures, resulting in lower sales and have a negative effect on financial results.

International Paper and DS Smith operate in and, following the closing of the Acquisition, the combined company will operate in a challenging market for talent and may fail to attract and retain qualified personnel, including key management personnel.

The ability of International Paper, DS Smith and, following the closing of the Acquisition, the combined company to operate and grow their businesses depends on their ability to attract and retain employees with the skills necessary to operate and maintain their facilities, produce their products and serve their customers. The market for both hourly workers and salaried workers continues to be competitive, particularly for employees with specialized technical and trade experience. This, along with the current competitive labor market and ongoing inflationary conditions, has led to higher labor costs. The potential impact of the U.S. Federal Trade Commission’s rules prohibiting non-compete clauses in agreements, scheduled to go into effect on September 4,

2024, could exacerbate the challenging labor market, leading to the inability to retain certain highly specialized and/or senior manager talent and result in increased labor costs. In addition, International Paper and DS Smith rely on, and following the closing of the Acquisition, the combined company will rely on, key executive and management personnel to manage their businesses efficiently and effectively. The loss of key executive and management employees, particularly in a challenging market for attracting and retaining employees, could adversely affect the business of International Paper, DS Smith and, following the closing of the Acquisition, the combined company. Moreover, changing demographics and labor work force trends, including remote work and changing work-life balance expectations, may make it difficult for International Paper, DS Smith and, following the closing of the Acquisition, the combined company to replace retiring or departing employees. The failure to retain and/or recruit additional or substitute senior managers and/or other key employees and a failure to identify and resource for future capability requirements such that there is a gap in skills and knowledge across key business areas, or if higher labor costs and shortages persist, could have a material adverse effect on the business, financial condition, results of operations and/or future prospects of International Paper, DS Smith and, following the closing of the Acquisition, the combined company.

Failure by International Paper, DS Smith and, following the closing of the Acquisition, the combined company to maintain good employee or labor relations may affect their respective operations.

Future developments in relation to the business of International Paper, DS Smith and, following the closing of the Acquisition, the combined company could adversely affect employee or labor relations. Good employee and labor relations depend on the ability to drive innovation, manage change and engage the workforce, and failure to do so could have a material adverse effect on the business, financial condition, results of operations and/or future prospects of International Paper, DS Smith and/or, following the closing of the Acquisition, the combined company. Further, labor disputes or other problems could lead to a substantial interruption to the business of International Paper, DS Smith and, following the closing of the Acquisition, the combined company and have a material adverse effect on the business, financial condition, results of operations and/or future prospects of International Paper, DS Smith and/or, following the closing of the Acquisition, the combined company.

A significant number of International Paper’s employees are represented by unions. International Paper has collective bargaining agreements in place with U.S. and international trade unions. In the United States, International Paper and, following the closing of the Acquisition, the combined company may not be able to successfully negotiate new collective bargaining agreements once International Paper’s current contracts with unions expire without work stoppages or labor difficulties, or International Paper and, following the closing of the Acquisition, the combined company may be unable to renegotiate such contracts on favorable terms. Negotiations between International Paper and the United Steelworkers union (the “USW”) regarding the mill master collective bargaining agreement (which expired August 2023) and related mill joint pension council master agreement (which expired September 2023) resulted in new agreements which will expire August 2027 and September 2027, respectively. Negotiations between International Paper and the USW regarding the converting master collective bargaining agreement (which expired in April 2024) and related converting joint pension council master (which expires September 2024) took place in February 2024 and resulted in new agreements which will expire in April and September 2028, respectively. The USW represents approximately 10,600 employees in International Paper’s mills and converting facilities. In Europe, International Paper has collective agreements in place with trade unions, and also has an agreement in place with a European Works Council, which brings together employee representatives from the different European countries in which International Paper operates and provides a forum for information sharing and consultation. International Paper has experienced limited work stoppages in the past and may experience them in the future. Further, labor organizations may attempt to organize groups of additional employees from time to time, and recent and potential changes in labor laws could make it easier for them to do so.

DS Smith has collective agreements in place with national works councils and trade unions. DS Smith also has an agreement in place with a European Works Council, which brings together employee representatives from the different European countries in which DS Smith operates and provides a forum for information sharing and consultation. If there is a substantial change to the terms of any collective bargaining agreements or an agreement acceptable to International Paper, DS Smith or, following the closing of the Acquisition, the combined company cannot be reached at all when the collective agreements are renewed, International Paper, DS Smith or, following the closing of the Acquisition, the combined company could face increased labor costs or disruptions as a result of labor union activity in the future. If International Paper, DS Smith and/or, following the closing of the Acquisition, the combined company experience any extended interruption of operations at any of the relevant facilities as a result of strikes or other work stoppages, or if unions are able to organize additional groups of employees, International Paper, DS Smith and/or, following the closing of the Acquisition, the combined company may experience an increase in operating costs and a reduction in operational flexibility.

Competition and downward pricing pressure in the global packaging industry could negatively impact the financial results of International Paper, DS Smith and, following the closing of the Acquisition, the combined company.

International Paper and DS Smith operate in, and following the closing of the Acquisition, the combined company will continue to operate in, a competitive international environment in all operating segments. The products of International Paper and DS Smith compete, and following the closing of the Acquisition, the products of the combined company will compete, with products produced by other forest products companies. Product innovations, manufacturing and operating efficiencies, additional manufacturing capacity, distribution and commercial strategies pursued or achieved by competitors, the increased use of AI and machine learning solutions in the paper industry, and the entry of new competitors could negatively impact the financial results of International Paper, DS Smith and, following the closing of the Acquisition, the combined company. In addition, the products of International Paper and DS Smith compete, and following the closing of the Acquisition, the combined company will compete, with companies that produce substitutes for wood-fibre products, such as plastics and various types of metal. Customer shifts away from wood-fibre products toward such substitute products may adversely affect the business and financial results of International Paper, DS Smith and, following the closing of the Acquisition, the combined company. Further, International Paper and DS Smith depend on and, following the closing of the Acquisition, the combined company will depend on critical suppliers and key customers. An inability to foster these relationships and to manage any material changes in commercial terms and service levels could have a material adverse impact on the business, financial condition, results of operations and/or future prospects of International Paper, DS Smith and, following the closing of the Acquisition, the combined company.

Pricing in the paper and packaging industry can be affected by, among other things, product commoditization, changes in demand, price reductions, entrance of new competitors or capacity, changes in product supply, and the introduction of new products, technologies and equipment, including the use of AI and machine learning solutions. International Paper and DS Smith face significant pressure to reduce per unit costs to achieve commercially acceptable returns. In circumstances where International Paper, DS Smith and/or, following the closing of the Acquisition, the combined company are unable to adjust the relevant cost base sufficiently, pricing pressure could have a material adverse effect on their respective business, financial condition, results of operations and/or future prospects.

International Paper, DS Smith and, following the closing of the Acquisition, the combined company may be unable to realize the expected benefits and costs savings associated with restructuring initiatives.

International Paper and DS Smith restructure portions of their operations from time to time and, following the closing of the Acquisition, it is likely that the combined company will engage in restructuring activities in the future. For example, as previously disclosed in October 2023, International Paper committed to certain strategic actions impacting its Containerboard and Global Cellulose Fibres businesses. Consistent with this initiative, in December 2023, International Paper permanently closed its containerboard mill in Orange, Texas, and permanently ceased production on two of its pulp machines at its mills in Riegelwood, North Carolina, and

Pensacola, Florida. International Paper recorded charges associated with these actions during the three months ended December 31, 2023.

International Paper, DS Smith and, following the closing of the Acquisition, the combined company may be unable to realize the expected benefits from restructuring initiatives that are or may be undertaken. In particular, restructuring activities may divert the attention of management, disrupt operations and fail to achieve the intended cost and operational benefits. In addition, because International Paper, DS Smith and, following the closing of the Acquisition, the combined company are unable to predict or control market conditions, including changes in the supply and demand for their products, product prices or manufacturing costs, International Paper, DS Smith and/or, following the closing of the Acquisition, the combined company may not be able to predict the appropriate time to undertake restructurings. Further, cash and non-cash charges may be incurred in connection with restructuring activities, which may be material. Moreover, judgment is required to estimate restructuring charges, and these estimates, and the assumptions underlying them, may change as additional information becomes available or facts or circumstances related to restructuring initiatives change.

International Paper, DS Smith and, following the closing of the Acquisition, the combined company may not achieve the expected benefits from strategic acquisitions, joint ventures, divestitures, spin-offs, capital investments, capital projects and other corporate transactions that are or will be pursued.

Each of International Paper’s, DS Smith’s and, following the closing of the Acquisition, the combined company’s strategy for long-term growth, productivity and profitability depend, in part, on the ability to accomplish prudent acquisitions, joint ventures, divestitures, spin-offs, and other corporate transactions and to realize the benefits expected from such transactions. Ongoing capital investment is also required to expand, maintain and upgrade existing facilities, to develop new facilities and to ensure compliance with new regulatory requirements. The expenditures of International Paper, DS Smith and, following the closing of the Acquisition, the combined company on capital projects could be higher than anticipated, the projects may experience unanticipated disruptions or delays in completing and the desired benefits from those projects may not be achieved, including as a result of a deterioration in macroeconomic conditions, the unavailability of capital equipment or related materials, delays in obtaining permits or other requisite approvals or changes in laws and regulations. International Paper and DS Smith are subject to, and following the closing of the Acquisition, the combined company will be subject to, the risk that the expected benefits from such transactions may not be achieved. This failure could require an impairment charge to be recorded for goodwill or other intangible assets, which could lead to decreased assets and reduced net earnings. Among the benefits expected from potential as well as completed acquisitions and joint ventures are synergies, cost savings, growth opportunities and access to new markets (or a combination thereof), and in the case of divestitures, the realization of proceeds from the sale of businesses and assets to purchasers who place a higher strategic value on such businesses and assets.

Corporate transactions of this nature that International Paper, DS Smith and, following the closing of the Acquisition, the combined company may pursue involve a number of special risks, including with respect to the inability to realize business goals with such transactions as noted above, the focus of management’s attention on these transactions and the assimilation of acquired businesses into existing operations, the demands on financial, operational and information technology systems resulting from acquired businesses, and the possibility of becoming responsible for substantial contingent or unanticipated legal liabilities as the result of acquisitions or other corporate transactions.

Results of legal proceedings could have a material effect on the consolidated financial results of International Paper, DS Smith and, following the closing of the Acquisition, the combined company.

Each of International Paper and DS Smith are party to various legal, regulatory and governmental proceedings and other related matters, including with respect to environmental matters. In addition, International Paper and DS Smith are and may become, and following the closing of the Acquisition, the combined company may become, subject to other loss contingencies, both known and unknown, which may relate to past, present and future facts, events, circumstances and occurrences. Should an unfavorable outcome occur in connection with the legal, regulatory or governmental proceedings or other loss contingencies of International Paper, DS Smith or, following the closing of the Acquisition, the combined company, or if International Paper, DS Smith or, following the closing of the Acquisition, the combined company, become subject to any such loss contingencies in the future, there could be a material adverse impact on the financial results of International Paper, DS Smith or, following the closing of the Acquisition, the combined company.

For example, certain entities in the DS Smith group and the International Paper group, respectively, were included within a number of companies operating in the paper packaging industry that were subject to a decision by the Italian Competition Authority concerning anti-competitive behavior in Italy. These entities in the DS Smith group and the International Paper group, respectively, are subject to a number of actual and threatened claims for compensation arising out of or relating to the decision by the Italian Competition Authority. Given the early stages of these claims and the intention of both the DS Smith group and the International Paper group to defend robustly against such claims, it is too early to predict with any real degree of certainty the precise overall outcome and ultimate potential liability (if any) that might be incurred in connection therewith, and there can be no guarantee that the aggregate of possible damages against the relevant entities in the DS Smith group and the International Paper group following the closing of the Acquisition could not, together, have a material impact on the combined company’s financial condition.

International Paper and DS Smith are and, following the closing of the Acquisition, the combined company will be subject to risks associated with variable rate debt.

International Paper and DS Smith are, and following the closing of the Acquisition, the combined company will be, subject to interest rate risk associated with short-term cash investments, variable rate debts, supply chain financing and short-term debt. International Paper is also exposed to interest rate risk in relation to its installment notes and loans in the Temple Inland timber monetization special purpose entities. International Paper has variable rate debt in the aggregate amount of approximately $908 million as of June 30, 2024. DS Smith has no variable rate debt as of April 30, 2024. Interest rates rose significantly during 2022 and 2023 and could remain high and volatile in 2024 and beyond. Changes in interest rates impacts the earnings on short-term cash investments, the interest rate payable on variable rate debt and credit agreements, the cost of supply chain financing and the refinance rate on short-term debt of International Paper, DS Smith and, following the closing of the Acquisition, the combined company.

The continued growth of International Paper, DS Smith and, following the closing of the Acquisition, the combined company, will depend on their ability to retain existing customers and attract new customers.

The future growth of International Paper, DS Smith and, following the closing of the Acquisition, the combined company, will depend on their ability to retain existing customers, attract new customers as well as make existing customers and new customers increase their volume commitments. There can be no assurance that customers will continue to use their services or that they will be able to continue to attract new volumes at the same rate as in the past.

A customer’s use of International Paper’s, DS Smith’s and, following the closing of the Acquisition, the combined company’s services may decrease for a variety of reasons, including the customer’s level of satisfaction with their products and services, the expansion of business to offer new products and services, the effectiveness of their support services, the pricing of their products and services, the pricing, range and quality of competing products or services, the effects of global economic conditions, regulatory limitations, trust, perception and interest in the paper and packaging industry and in their products and services. Furthermore, the complexity and costs associated with switching to a competitor may not be significant enough to prevent a customer from switching packaging providers.

Any failure by International Paper, DS Smith or, following the closing of the Acquisition, the combined company to retain existing customers, attract new customers, and increase revenue from both new and existing customers could have a material adverse effect on their business, results of operations, financial condition and/or future prospects. These efforts may require substantial financial expenditures, commitments of resources, developments of processes, and other investments and innovations without a guarantee that existing customers will be retained and/or new customers will be attracted.

International Paper could be exposed to liability for Brazilian taxes under its agreements with Sylvamo Corporation.

In connection with the spin-off of Sylvamo Corporation (“Sylvamo”), International Paper previously entered into agreements with Sylvamo and its subsidiaries, including among others a tax matters agreement. Under the tax matters agreement, International Paper could have significant payment obligations in connection with certain Brazilian tax matters. Under this agreement, International Paper has agreed to pay 60% of the first $300 million of any liability resulting from the resolution of these Brazilian tax matters (with Sylvamo paying the remaining 40% of the first $300 million of any such liability) and 100% of any liability resulting from the Brazilian tax matters over $300 million. These Brazilian tax matters relate to assessments for the tax years 2007-2015 of approximately $105 million in tax (adjusted for variation in currency exchange rates) and approximately $249 million in interest, penalties, and fees (adjusted for variation in currency exchange rates). Accordingly, the assessments total approximately $354 million (adjusted for variation in currency exchange rates), although interest, penalties and fees continue to accrue over time. Under the tax matters agreement, our potential liability for such assessments would currently be approximately $234 million (adjusted for variation in currency exchange rates). If International Paper were found liable to pay such amounts, this could have an adverse effect on the business, financial condition, results of operations and/or cash flow of International Paper or, following closing of the Acquisition, the combined company.

International Paper’s pension and health care costs are subject to numerous factors which could cause these costs to change.

International Paper has defined benefit pension plans covering substantially all U.S. salaried employees hired prior to July 1, 2004, and substantially all hourly union and non-union employees regardless of hire date. International Paper froze participation for U.S. salaried employees under these plans, including credited service and compensation on or after January 1, 2019; however, the pension freeze does not affect benefits accrued through December 31, 2018. International Paper provides retiree health care benefits to certain former U.S. employees, as well as financial assistance toward the cost of individual retiree medical coverage for certain former U.S. salaried employees. Pension costs are dependent upon numerous factors resulting from actual plan experience and assumptions of future experience. Pension plan assets are primarily made up of equity and fixed income investments. Fluctuations in actual market returns on plan assets, changes in general interest rates and in the number of retirees may impact pension costs in future periods. Likewise, changes in assumptions regarding current discount rates and expected rates of return on plan assets could increase pension costs. However, the impact of market fluctuations has been reduced as a result of investments in International Paper’s pension plan asset portfolio which hedge the impact of changes in interest rates on the plan’s funded status. Drivers for fluctuating health costs include unit cost changes, health care utilization by participants, and potential changes in legal requirements and government oversight. If any of these factors cause pension costs or health care benefits to increase in future periods, this could have an adverse effect on the business, financial condition, results of operations and/or cash flow of International Paper or, following closing of the Acquisition, the combined company.

International Paper’s U.S. funded pension plan is currently fully funded on a projected benefit obligation basis; however, the possibility exists that over time International Paper and, following the closing of the Acquisition, the combined company may be required to make cash payments to the plan, reducing the cash available for our business.

International Paper records an asset or a liability associated with its pension plans equal to the surplus of the fair value of plan assets above the benefit obligation or the excess of the benefit obligation over the fair value of plan assets. As of June 30, 2024, International Paper had an overfunded U.S. qualified pension asset balance of $171 million. When aggregated with U.S. nonqualified pension obligations, the benefit deficit recorded under the provisions of Accounting Standards Codification 715, “Compensation – Retirement Benefits,” as of June 30, 2024 was $89 million. The amount and timing of future contributions, which could be material, will depend upon a number of factors, including the actual earnings, changes in values of plan assets and changes in interest rates. If benefit obligations under the U.S. qualified pension exceed the value of plan assets by more than permitted under applicable statutory minimum funding requirements, then International Paper and, following closing of the Acquisition, the combined company, may be required to make additional contributions to the U.S. qualified pension. Such contributions may have an adverse effect on International Paper’s and, following closing of the Acquisition, the combined company’s operational results and cash flow.

The funding position of DS Smith’s defined benefit pension scheme in the U.K. is volatile, its investments may not perform in line with expectations and the defined benefit pension scheme is subject to laws and regulations and to agreement with trustees.

DS Smith operates a number of defined benefit and defined contribution pension and other employee benefit plans for its employees around the world. The total net deficit of these plans valued under International Accounting Standard 19 was £25 million as of April 30, 2024. As of April 30, 2024 approximately 85% of the present value of the DS Smith group’s post-retirement obligations related to plans in the U.K.

DS Smith operates a defined benefit scheme in the U.K. (the “DS Smith Group Pension Scheme”). The DS Smith Group Pension Scheme was closed to future accrual with effect from April 30, 2011. The most recent actuarial funding valuation, in line with U.K. legislative requirements that this be done on the “technical provisions” basis, was carried out as of April 30, 2022, and estimated that the shortfall was £26 million. A deficit recovery plan was agreed with the board of trustees of the DS Smith Group Pension Scheme in July 2023 under which DS Smith agreed to make a contribution of £20.6 million in the year ended April 30, 2024, £21 million in the year ended April 30, 2025 and £8.9 million in the year ended April 30, 2026 (in respect of May to September 2025).

The deficit of the DS Smith Group Pension Scheme is dependent on the market value of the assets of that plan and on the value placed on its liabilities. If the market value of the assets declines or the value of the liabilities increases, as of the date of an actuarial funding valuation of the DS Smith Group Pension Scheme, then, following the closing of the Acquisition, the combined company may be required to increase its contributions to the DS Smith Group Pension Scheme. Following the closing of the Acquisition, a variety of factors, including factors outside the combined company’s control, may adversely affect the value of the DS Smith Group Pension Scheme’s assets or liabilities, including interest rates, inflation rates, investment performance, exchange rates, life expectancy assumptions, actuarial data and adjustments and regulatory changes. If these or other internal and external factors were to become unfavorable, or more unfavorable than they currently are, the combined company’s required contributions to the DS Smith Group Pension Scheme and the costs and net liabilities associated with the DS Smith Group Pension Scheme could increase substantially. This may have an adverse effect on the combined company’s operational results and cash flow. Further, following the closing of the Acquisition, if certain statutory requirements are met, the U.K. regulator of work-based pension schemes (the “U.K. Pensions Regulator”) will have the power to issue contribution notices or financial support directions to the combined company (and/or any of its associated companies). The U.K. Pensions Regulator may require additional contributions to be paid into a pension scheme or additional financial support to be made available in respect of such scheme. A U.K. Pensions Regulator enforcement action could have a material adverse impact on the business, financial condition, results of operations and/or future prospects of the combined company following the closing of the Acquisition.

DS Smith also operates various local post-retirement and other employee benefit arrangements for overseas operations, as well as a small U.K. unfunded scheme. The countries where DS Smith operates the most significant defined benefit post-retirement arrangements are France, Belgium, Switzerland, Italy, Portugal and

Germany. Following the closing of the Acquisition, the combined company will be exposed to the risks associated with such overseas defined benefit schemes, such as currency risk, inflation risk, interest rate risk, investment risk and life expectancy risk. Actions taken by the local regulator (where relevant powers exist), or changes to legislation, could result in stronger local funding requirements for pension schemes, which, following the closing of the Acquisition, could have a material adverse effect on the future cash flow of the combined company.

If the spin-off of Sylvamo Corporation by International Paper were to fail to qualify for non-recognition treatment for U.S. federal income tax purposes, then International Paper and, following the closing of the Acquisition, the combined company may be subject to significant U.S. federal income taxes.

International Paper received opinions from tax advisors and a private letter ruling from the U.S. Internal Revenue Service (the “IRS”) regarding the qualification of the spin-off of Sylvamo and certain related transactions as a transaction that is generally tax-free for U.S. federal income tax purposes to Sylvamo, International Paper and the International Paper Shareowners who received a distribution of Sylvamo common stock in connection with the spin-off. A tax opinion is not binding on the IRS or the courts, and there can be no assurance that the IRS or a court will not take a contrary position. In addition, International Paper’s advisors and the IRS relied on certain representations and covenants delivered by International Paper and Sylvamo in rendering such opinions and private letter ruling. If any of the representations or covenants relied upon for the tax opinions or private letter ruling were inaccurate, incomplete or not complied with by International Paper, Sylvamo or any of their respective subsidiaries, the tax opinions and private letter ruling may be invalid and the conclusions reached therein could be jeopardized.

If the IRS ultimately determines that the spin-off is taxable, then the spin-off could be treated for U.S. federal income tax purposes as a taxable gain to International Paper (determined as of the date of the spin-off). In such event, significant U.S. federal income tax liabilities could be incurred by International Paper or, following closing of the Acquisition, the combined company (as successor). These income tax liabilities may be indemnifiable by Sylvamo pursuant to a tax matters agreement between International Paper and Sylvamo. However, there can be no assurance that Sylvamo would have adequate resources or liquidity if it were required to indemnify International Paper or, following the closing of the Acquisition, the combined company (as successor) for any such tax liability.

Downgrades in the credit ratings of banks issuing certain letters of credit will increase International Paper and, following the closing of the Acquisition, the combined company’s cost of maintaining certain indebtedness and may result in the acceleration of deferred taxes.

International Paper and, following the closing of the Acquisition, the combined company are subject to the risk that a bank with currently issued irrevocable letters of credit supporting installment notes in connection with Temple Inland’s 2007 sales of forestlands, may be downgraded below a required rating. Prior to 2013, certain banks had fallen below the required ratings threshold and were successfully replaced, or waivers were obtained regarding their replacement. As a result of continuing uncertainty in the banking environment, the three letter-of-credit banks currently in place remain subject to risk of downgrade and the number of qualified replacement banks remains limited. The downgrade of one or more of these banks may subject International Paper and, following the closing of the Acquisition, the combined company to additional costs of securing a replacement letter-of-credit bank or could result in an acceleration of payments of up to $485 million in deferred income taxes if replacement banks cannot be obtained.

Uninsured losses or losses in excess of International Paper, DS Smith and, following the closing of the Acquisition, the combined company’s insurance coverage for various risks could have an adverse financial effect on their businesses.

International Paper and DS Smith maintain and, following the closing of the Acquisition, the combined company will maintain, business insurance that International Paper, DS Smith and, following the closing of the

Acquisition, the combined company consider to be adequate and appropriate for their business and activities. Certain types of risks such as losses due to natural disasters, riots, acts of war or terrorism are, however, either uninsurable or not economically insurable. In addition, even if a loss is insured, International Paper, DS Smith or, following the closing of the Acquisition, the combined company, may be required to pay a significant deductible on any claim for recovery of such loss prior to the insurer being obliged to reimburse the loss, or the amount of the loss may exceed the coverage for the loss. Any uninsured losses could have a material adverse effect on the business, financial condition, results of operations and/or future prospects of International Paper, DS Smith and, following the closing of the Acquisition, the combined company.

International Paper, DS Smith and, following the closing of the Acquisition, the combined company may not be able to adequately secure and protect their intellectual property rights, which could harm their competitive advantage.

Each of International Paper and DS Smith rely and, following the closing of the Acquisition, the combined company will rely, on intellectual property laws to protect their rights to certain aspects of their systems, products and processes including product designs, proprietary technologies, research and concepts. For example, DS Smith’s packaging business owns hundreds of patents covering DS Smith’s designs and products. Trademarks and licenses and their effective management play an important role in protecting intellectual property rights. The actions taken by International Paper, DS Smith and, following the closing of the Acquisition, the combined company to protect their respective proprietary rights may be inadequate to prevent imitation or unauthorized use. The laws of various countries offer different levels of protection for intellectual proprietary rights and there can be no assurance that International Paper’s, DS Smith’s or, following the closing of the Acquisition, the combined company’s intellectual property rights will not be challenged, invalidated, misappropriated or circumvented by third parties. Any of these possibilities could have a material adverse effect on the business, financial condition, results of operations and/or future prospects of International Paper, DS Smith and, following the closing of the Acquisition, the combined company.

International Paper, DS Smith and, following the closing of the Acquisition, the combined company may fail to identify or leverage digital transformation initiatives.

International Paper, DS Smith and, following the closing of the Acquisition, the combined company may fail to identify or leverage digital transformation initiatives in areas from point-of-sale through to manufacture and delivery to customers, or miss the opportunity to meet the demand for smart products. Failure to implement digital and data programs or identify or prioritize the latest digital transformation initiatives may result in International Paper, DS Smith or, following the closing of the Acquisition, the combined company, falling behind their competitors with regards to speed to market, smart products offerings, manufacturing capacity and service levels, each of which could have a material adverse effect on their business, financial condition, results of operations and/or future prospects.

THE SPECIAL MEETING

We are furnishing this proxy statement to the International Paper Shareowners as part of the solicitation of proxies by the International Paper Board for use at the Special Meeting of the International Paper Shareowners to be held virtually on [●], 2024 at [●], [Central Time], and at any adjournment, postponement or continuation thereof. This document is first being mailed to the International Paper Shareowners on or about [●], 2024.

Date, Time and Place

The Special Meeting of International Paper Shareowners will be held virtually on [●], 2024, starting at [●], [Central Time].

The Special Meeting will be a completely virtual meeting. You can attend the Special Meeting by visiting [●], where you will be able to listen to the meeting live and vote your shares online during the meeting. To participate in the Special Meeting, you will need the [●]-digit control number on the enclosed proxy card. Online access to the webcast will open approximately 15 minutes prior to the start of the Special Meeting.

Matters To Be Considered

The purpose of the Special Meeting is for the International Paper Shareowners to consider and vote on the following two proposals.

Proposal No. 1 The Share Issuance Proposal	To approve the issuance of the New International Paper Shares to the DS Smith Shareholders in connection with the proposed Acquisition of DS Smith by International Paper Bidco, an indirectly wholly-owned subsidiary of International Paper. Pursuant to the Acquisition, DS Smith Shareholders will be entitled to receive, for each ordinary share of DS Smith held by such shareholders, 0.1285 new shares of Common Stock, resulting in the issuance of approximately [●] New International Paper Shares, following which the DS Smith Shareholders will own approximately 33.7% of International Paper’s fully diluted shares of Common Stock, based on International Paper’s and DS Smith’s fully diluted outstanding share capital as of [●], 2024.

Proposal No. 2 The Adjournment Proposal	To adjourn the Special Meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of such adjournment to approve the Share Issuance Proposal.

Record Date; Shares Outstanding and Entitled to Vote

The close of business on [●], 2024, has been fixed as the record date for determining those International Paper Shareowners entitled to notice of and to vote at the Special Meeting and any adjournment or postponement of the Special Meeting. As of the close of business on the record date for the Special Meeting, there were [●] shares of Common Stock outstanding and entitled to vote, held by approximately [●] holders of record. Each share of Common Stock entitles its holder to one vote at the Special Meeting on all matters properly presented at the meeting.

Quorum

A quorum of International Paper Shareowners is necessary to hold a valid meeting. A quorum will exist at the Special Meeting if at least one-third of the number of votes entitled to be cast upon any question to be considered at the meeting are present in person or by proxy. Holders of shares of Common Stock that are voted to abstain are treated as shares that are represented at the Special Meeting for purposes of determining whether a quorum exists. Broker non-votes do not count for voting purposes, but are considered “present” at the Special Meeting for purposes of determining whether a quorum exists.

Vote Required

Approval of each of the Share Issuance Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the votes cast at the Special Meeting, whether in person or by proxy, provided that a quorum is present. An abstention is not treated as a vote cast against the Share Issuance Proposal or the Adjournment Proposal. Broker non-votes and failures of record holders to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote at the Special Meeting will have no effect on the outcome of the votes for such items, although such failure may contribute to a quorum not being present at such meeting.

The approval of the Share Issuance Proposal is required for International Paper to complete the Acquisition and implement the Share Issuance. If the Share Issuance Proposal is not approved, the Acquisition may not be completed.

Recommendation of the International Paper Board

Based on the reasons for the recommendations discussed below in the section entitled “Information About the DS Smith Acquisition—Reasons for the Acquisition,” the members of the International Paper Board determined that the Offer, the Acquisition and the other matters contemplated by the Offer Announcement and the Co-operation Agreement are advisable and in the best interests of International Paper and the International Paper Shareowners and have authorized and approved the Share Issuance in connection with the Offer and the Acquisition. The International Paper Board therefore recommends that you vote “FOR” the Share Issuance Proposal and “FOR” the Adjournment Proposal.

Common Stock Ownership of Directors and Executive Officers

As of the record date, our directors and executive officers held an aggregate of approximately [●]% of the shares of Common Stock entitled to vote at the Special Meeting, which represents approximately [●]% of the voting power necessary to approve the Share Issuance Proposal and the Adjournment Proposal (assuming the vote in person or by proxy of all outstanding shares of Common Stock). International Paper currently expects International Paper’s directors and executive officers to vote their shares of Common Stock in favor of the Share Issuance Proposal and the Adjournment Proposal, but none of International Paper’s directors or executive officers have entered into any agreement obligating them to do so.

How to Vote Your Shares

Shareowners of record may submit a proxy by telephone, via the Internet or by mail, or they may vote by attending the virtual Special Meeting and voting in person.

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Online prior to the Special Meeting. To vote online prior to the meeting, visit [●]. You will be asked to provide the control number from the enclosed proxy card. Your vote must be received by [●], [Central Time], on [●], 2024 to be counted.

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Online during the Special Meeting. To vote at the Special Meeting, visit [●] where you may vote during the Special Meeting. Please have your proxy card or the instructions that accompanied your proxy materials in hand when you visit the website.

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Telephone. To vote by telephone, dial the toll-free telephone number located on the enclosed proxy card using a phone and follow the recorded instructions. You will be asked to provide the control number from the enclosed proxy card. Your vote must be received by [●], [Central Time], on [●], 2024 to be counted.

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Mail. To vote using the enclosed proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the enclosed return envelope. If you return your signed proxy card to International Paper before the Special Meeting, International Paper will vote your shares as you direct.

If your shares are held in the name of a broker, bank or other nominee, you will receive instructions from the shareowner of record that you must follow for your shares to be voted. Please follow their instructions carefully. Also, please note that if the shareowner of record of your shares is a broker, bank or other nominee and you wish to vote in person at the Special Meeting, you must request a legal proxy from the broker, bank or other nominee that holds your shares and present that proxy and proof of identification at the Special Meeting.

The internet and telephone voting options available to holders of record are designed to authenticate shareowners’ identities, allow shareowners to give their proxy voting instructions and confirm that these instructions have been properly recorded. Proxies submitted via the Internet or by telephone through such a program must be received by [●], [Central Time], on [●], 2024. Submitting a proxy will not affect your right to vote during the Special Meeting if you decide to attend the Special Meeting.

How to Change Your Vote

If you are the shareowner of record, you may revoke your proxy or change your vote prior to your shares being voted at the Special Meeting in one of the following ways:

•	Online prior to the Special Meeting—you may change your vote using the online voting method described above;

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Online during the Special Meeting—you may change your vote by attending the virtual Special Meeting by visiting [●], entering the control number on the enclosed proxy card and following the instructions to vote;

•	By phone—you may change your vote using the phone voting method described above; and

•	By mail—you may revoke your proxy and change your vote by signing and returning a new proxy card or voting instruction form dated as of a later date.

Your last vote is the vote that will be counted.

If you have instructed a broker, bank or other nominee to vote your shares, you must follow the directions received from your broker, bank or other nominee if you wish to change your vote.

Counting Your Vote

All properly executed proxies delivered and not properly revoked will be voted at the Special Meeting as specified in such proxies. If you provide specific voting instructions, your shares of Common Stock will be voted as instructed. If you hold shares in your name and sign and return a proxy card or submit a proxy by telephone or via the Internet without giving specific voting instructions, your shares will be voted “FOR” both the Share Issuance Proposal and the Adjournment Proposal.

Proxies solicited may be voted only at the Special Meeting and any adjournment or postponement of the Special Meeting and will not be used for any other meeting.

Solicitation of Proxies

The total expense of this solicitation will be borne by International Paper, including reimbursement paid to brokerage firms and others for their expenses in forwarding material regarding the Special Meeting to beneficial owners. Solicitation of proxies may be made personally, electronically or by telephone by officers and other selected employees of International Paper, who will receive no additional compensation for their services. Innisfree M&A Incorporated, our proxy solicitor, will be paid approximately $100,000 for the first two months of service and an additional fee of $50,000 per month thereafter, plus reimbursement of out-of-pocket expenses.

Independent Registered Public Accounting Firm

Representatives of Deloitte & Touche LLP, the Company’s independent registered public accounting firm, are expected to be present at the Special Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from the International Paper Shareowners.

Adjournment and Postponement

Although it is not currently expected, the Special Meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any signed proxies received by International Paper in which no voting instructions are provided on such matter will be voted “FOR” the Adjournment Proposal. Any adjournment or postponement of the Special Meeting for the purpose of soliciting additional proxies will allow shareowners who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned or postponed.

INFORMATION ABOUT THE DS SMITH ACQUISITION

The following summary describes certain material terms of, and documents and agreements related to, the Acquisition, including the Offer, the Offer Announcement, and the Co-operation Agreement. This summary is qualified in its entirety by reference to the annexes to this proxy statement, including the Offer Announcement and the Co-operation Agreement, which are attached as Annex I and Annex II to this proxy statement, respectively, and the other documents and agreements that are incorporated herein by reference. We urge you to read this entire proxy statement carefully and in their entirety, as this summary may not contain all of the information that is important to you regarding the Acquisition and related matters.

We urge you to read this entire proxy statement and the annexes to this proxy statement carefully and in their entirety, as this summary may not contain all of the information that is important to you regarding the Acquisition and related matters.

Overview of the Offer

Under the terms of the Offer, holders of DS Smith Shares will be entitled to receive, for each DS Smith Share held, 0.1285 shares of Common Stock. The Offer is to be effected by means of a court-sanctioned scheme of arrangement under Part 26 of the UK Companies Act 2006, as amended. In connection with the Acquisition, on April 16, 2024, International Paper and DS Smith entered into a Co-operation Agreement that governs certain obligations of the parties with respect to the Offer and the Acquisition.

Based on International Paper’s closing share price on the NYSE of $40.85, and the exchange rate of $1.2645:£1, in each case on March 25, 2024 (being the last practicable date prior to the announcement by DS Smith of a previously disclosed possible offer by International Paper on March 26, 2024), the Offer:

•	valued each DS Smith Share at 415 pence per share;

•	valued the entire issued and to be issued ordinary share capital of DS Smith at approximately £5.8 billion on a fully diluted basis and DS Smith’s enterprise value at approximately $[●]; and

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represented a premium of approximately 47.7% to the closing price per DS Smith Share on the LSE of 281 pence on February 7, 2024 (the day before DS Smith publicly confirmed it was in discussions with Mondi plc regarding a potential transaction).

Based on International Paper’s closing share price on the NYSE of $[●], and the exchange rate of $[●]:£1, on [●], 2024 (being the last practicable date prior to the date of this proxy statement), the Offer:

•	valued each DS Smith Share at [●] pence per share;

•	valued the entire issued and to be issued ordinary share capital of DS Smith at approximately £[●] billion, or approximately $[●] billion; and

•	represented a premium of approximately [●]% to the closing price per DS Smith Share on the LSE of [●] pence on [●] (being the last practicable date prior to the date of this proxy statement).

International Paper is also seeking a secondary listing of the shares of Common Stock on the LSE.

International Paper and DS Smith have agreed to certain arrangements with regard to the payment of dividends and other distributions and returns of capital prior to the scheme of arrangement becoming effective which are in accordance with the existing dividend policies of both International Paper and DS Smith. DS Smith is permitted to declare interim and final dividends for the financial years ended on April 30, 2024 and April 30, 2025 in accordance with its dividend policy and subject to agreed caps of: (i) 12.0 pence per DS Smith share for any final dividend in respect of the financial year ended on April 30, 2024; (ii) 6.2 pence per DS Smith share for any interim dividend in respect of the financial year ended on April 30, 2025; and (iii) 12.3 pence per DS Smith share for any final dividend in respect of the financial year ended on April 30, 2025. International Paper is permitted to declare quarterly dividends for the financial year ended on December 31, 2024 and for the first two quarters of the financial year ended on December 31, 2025 in accordance with its dividend policy and subject to an agreed cap of 46.25 cents per International Paper share per quarter. Any other dividends, distributions or returns of capital made by International Paper or DS Smith may result in a reduction of the International Paper share consideration or an equalizing dividend being paid by either International Paper or DS Smith (as applicable).

The closing of the Acquisition is conditioned on the receipt of the Clearances. Additional conditions to the closing of the Acquisition are discussed further below in the section entitled “—The Offer Announcement and the Scheme of Arrangement—Conditions to the Acquisition.”

It is expected that a document setting out the particulars required by section 897 of the UK Companies Act 2006, as amended, will be made available to DS Smith Shareholders at around the same time as the mailing of this proxy statement, as described more fully in the Offer Announcement. We refer to this document as the “Scheme Document.” It is also expected that at around the same time as the mailing of this proxy statement, we will publish a prospectus (the “Prospectus”) in connection with the admission of the shares of Common Stock, including the New International Paper Shares, to the equity shares (international commercial companies secondary listing) category of the Official List and to trading on the Main Market of the LSE. The Acquisition is conditioned on, among other things: (i) approval of the scheme of arrangement by a majority in number of DS Smith Shareholders who are present and vote (either in person or by proxy) at the Court Meeting (and at any separate class meeting which may be required by the Court) and who represent not less than 75% in value of the DS Smith Shares voted by those DS Smith Shareholders; (ii) the sanction of the scheme of arrangement by the Court on or before the 22nd day after the scheduled date of the Court hearing set out in the Scheme Document (or such later date as may be agreed between International Paper and DS Smith and the Court may allow); (iii) the scheme of arrangement becoming effective no later than the Long Stop Date (or such later date agreed by International Paper and DS Smith with the consent of the Panel and as the Court may allow); (iv) approval of the Share Issuance Proposal by the majority of the votes cast at the Special Meeting; (v) the receipt of the Clearances; (vi) confirmation having been received by International Paper that the New International Paper Shares have been approved for listing, subject to official notice of issuance on the NYSE; (vii) acknowledgment having been received by International Paper that the application for admission of the shares of Common Stock, including the New International Paper Shares, has been approved and that the shares of Common Stock will be admitted to trading on the Main Market for listed securities of the LSE; (viii) the Court Meeting and any separate class meeting which may be required by the Court or any adjournment of any such meeting being held on or before the 22nd day after the expected date of the Court Meeting set out in the Scheme Document (or such later date, if any, as International Paper and DS Smith may agree and the Court may allow); and (ix) the DS Smith General Meeting or any adjournment of that meeting being held on or before the 22nd day after the scheduled date of the DS Smith General Meeting set out in the Scheme Document (or such later date, if any, as International Paper and DS Smith may agree and the Court may allow).

The Combined Company

Following the closing of the Acquisition, the combined company will be named “International Paper Company.” The combined company’s shares of Common Stock will be primarily listed on the NYSE under the symbol “IP.” When admitted to trading on the LSE, the shares of Common Stock, including the New International Paper Shares, will be listed on the LSE under the symbol “IPC.”

Though it is intended that the combined company would be headquartered in Memphis, Tennessee, USA, at International Paper’s existing headquarters, International Paper intends to maintain key elements of DS Smith’s headquarters functions and is proposing to establish a European headquarters in London, United Kingdom, at DS Smith’s existing headquarters (subject to any required information and consultation with any impacted employees and/or their representatives in accordance with applicable law). Upon the closing of the Acquisition, it is intended that the International Paper Board will form the board of directors of the combined company, and up to two DS Smith non-executive directors will be invited to join the board of directors of the combined company.

It is further intended that upon the closing of the Acquisition and subject to any information and consultation procedures required by applicable laws, the combined company will effect an internal reorganization whereby International Paper’s subsidiaries in France (or any other entity owning these French entities) will acquire, directly or indirectly, the French subsidiaries of DS Smith for the purpose of including the eligible subsidiaries in the French tax group headed by International Paper France SAS, in each case, in accordance with Article 223 B c of the French Tax Code and the applicable regulations.

It is intended that International Paper’s Chief Executive Officer, Andrew K. Silvernail, will become the Chief Executive Officer of the combined company. It is further intended that the remainder of the International Paper leadership team will largely remain in place and, following an assessment of the needs of the combined company and the qualifications of DS Smith’s leadership team, certain of DS Smith’s current leadership team may also become part of the leadership team of the combined company.

It is also intended that the group chief executive officer of DS Smith, Mr. Miles Roberts, will act as a consultant to the combined company for a period of up to two years to support the integration, to ensure continuity and with a view to realizing the benefits of the Acquisition for the International Paper Shareowners and the DS Smith Shareholders.

Information about International Paper

International Paper is a global producer of renewable fibre-based packaging and pulp products with manufacturing operations in North America, Latin America, Europe and North Africa.

We are a New York corporation, incorporated in 1941 as the successor to the New York corporation of the same name organized in 1898. You can learn more about us by visiting our website at www.internationalpaper.com.

In the United States, as of June 30, 2024, the Company operates 23 pulp and packaging mills, 162 converting and packaging plants, 16 recycling plants and three bag facilities. Production facilities as of December 31, 2023 in Canada, Europe, North Africa and Latin America included four pulp and packaging mills, 37 converting and packaging plants and two recycling plants. We operate a packaging products distribution business principally through six branches in Asia. Substantially all of our businesses have experienced, and are likely to continue to experience, cycles relating to industry capacity and general economic conditions.

For management and financial reporting purposes, our businesses are separated into two segments: Industrial Packaging and Global Cellulose Fibres.

From 2019 through 2023, International Paper’s capital spending approximated $4.6 billion, excluding mergers and acquisitions. These expenditures reflect our continuing efforts to use our capital strategically to improve product quality and environmental performance, as well as lower costs, maintain reliability of operations and deploy strategic capital for capacity expansion. Capital spending in 2023 was approximately $1.1 billion and is expected to be approximately $800 million to $1.0 billion in 2024.

The address of our principal executive office is 6400 Poplar Avenue, Memphis, Tennessee 38197. Our stock is listed for trading on the NYSE under the ticker symbol “IP.”

Information about International Paper Bidco

International Paper Bidco is a newly incorporated English private limited company, and an indirect wholly-owned subsidiary of International Paper, with International Paper Financial Services Inc. (another wholly-owned subsidiary of International Paper) as its sole shareholder. International Paper Bidco has been formed at the direction of International Paper for the purposes of implementing the Acquisition. International Paper Bidco has not traded since its date of incorporation, nor has it entered into any obligations other than in connection with the Acquisition.

The address of International Paper Bidco’s principal executive office is c/o International Paper Company, 6400 Poplar Avenue, Memphis, Tennessee 38197. The address of International Paper Bidco’s registered office is 2 New Bailey, 6 Stanley Street, Salford, Greater Manchester, M3 5GS, United Kingdom.

Information about DS Smith

DS Smith is a leading provider of sustainable paper-based packaging across Europe and North America which is supported by recycling and papermaking operations, which are primarily based in Europe. It plays a central role in the value chain across sectors including e-commerce, fast moving consumer goods and industrials. Through its purpose of “Redefining Packaging for a Changing World” and its Now and Next sustainability strategy, DS Smith is committed to leading the transition to the circular economy, while delivering more circular solutions for its customers and wider society—replacing plastics, taking carbon out of supply chains and providing innovative recycling solutions. Its bespoke box-to-box in 14 days model, design capabilities and innovation strategy sit at the heart of this response. DS Smith operates in 34 countries employing around 29,000 people and is a Strategic Partner of the Ellen MacArthur Foundation.

Background of the Acquisition

The terms of the Offer Announcement and the Co-operation Agreement are the result of arm’s length negotiations between International Paper and DS Smith. The following is a summary of the events leading up to the release of the Offer Announcement and the execution of the Co-operation Agreement and the key meetings, negotiations, discussions and actions between International Paper and DS Smith and their respective advisors that preceded the release of the Offer Announcement and the execution of the Co-operation Agreement.

As part of International Paper’s ongoing consideration and evaluation of its long-term strategic goals and plans, the International Paper Board and International Paper’s management periodically explore, frequently with the assistance of advisors, strategic options that may be available to International Paper, with the goal of identifying potential opportunities and ultimately, advancing International Paper’s strategy and enhancing shareowner value. The International Paper Board and management recognize that, in the packaging and pulp industry, significant strategic opportunities are rare and often transitory, and therefore International Paper must be knowledgeable about those potential opportunities in order to be in a position to quickly and thoroughly assess and capitalize when such opportunities arise that fit International Paper’s rigorous strategic and financial criteria. Consequently, International Paper regularly reviews, often together with its financial and legal advisors, a broad range of opportunities, including potentially significant strategic investments, joint ventures and business combinations with various companies involved in the packaging and pulp industry, including DS Smith. In addition, from time to time, members from International Paper’s management team, including the Chairman, Chief Executive Officer, Chief Financial Officer, Senior Vice Presidents of our business units, and the Vice President, Strategic Planning, have had informal and preliminary conversations in private meetings, at industry events and elsewhere with senior executives of other companies about potential strategic opportunities, but no specific terms of a potential transaction between such parties were negotiated during these informal communications. Members of International Paper’s management team brief the International Paper Board regarding these opportunities during regularly scheduled and special meetings of the International Paper Board.

The following chronology summarizes the key meetings that led to the release of the Offer Announcement and the signing of the Co-operation Agreement. This chronology does not purport to catalogue every correspondence among members of International Paper and DS Smith. Representatives of International Paper referenced herein included one or more of Mr. Mark S. Sutton, Chairman of the Board of International Paper (as

well as Chief Executive Officer of International Paper during this chronology), Mr. Andrew K. Silvernail, the current Chief Executive Officer of International Paper (and Chief Executive Officer-elect during this chronology commencing March 13, 2024), Mr. Timothy S. Nicholls, Chief Financial Officer of International Paper, and Mr. Brian N.G. McDonald, Vice President, Strategic Planning of International Paper. Representatives from DS Smith referenced herein included one or more of Mr. Geoff Drabble, the Chair of the DS Smith Board of Directors, Mr. Miles W. Roberts, Group Chief Executive of DS Smith and Mr. Richard Pike, Group Finance Director of DS Smith.

On February 7, 2024, Mr. Roberts had a telephone call with Mr. Sutton to discuss potential commercial opportunities between the two companies that included a potential combination of either the European operations of the two companies or the entirety of the two companies.

On February 8, 2024, in response to media speculation, DS Smith made an announcement that it had received a preliminary expression of interest from Mondi plc (“Mondi”) regarding a proposed combination with DS Smith. In the announcement, DS Smith clarified that it had not received any formal proposal from Mondi at the time of the announcement, but understood that Mondi was considering making one. As a result, pursuant to the Takeover Code, Mondi was required, by not later than 5:00 p.m. London time on March 7, 2024, either to (i) announce a firm intention to make an offer for DS Smith, or (ii) announce that it did not intend to make an offer.

On February 13, 2024, members from senior management of International Paper presented potential strategic combinations to the International Paper Board, including a potential opportunity relating to DS Smith. During this meeting the International Paper Board approved International Paper management continuing to assess the merits of a proposed transaction with DS Smith, including an assessment of potential synergies between the two companies.

On February 15, 2024, International Paper’s financial advisor, BofA Securities and outside counsel, Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), discussed a potential business combination with DS Smith with the management team of International Paper, which included Messrs. Sutton and Nicholls, and Mr. Joseph R. Saab, Senior Vice President, General Counsel and Corporate Secretary of International Paper, Mr. McDonald, Ms. Ksenia N. Sosnina, Senior Vice President, Europe, the Middle East & Africa of International Paper and Mr. Steven W. Hieatt, Associate General Counsel of International Paper.

On February 17, 2024, at a special meeting of the International Paper Board, representatives from Skadden gave a presentation regarding the fiduciary duties of the directors of the International Paper Board in connection with a potential combination with DS Smith. At the same meeting, representatives from BofA Securities discussed certain potential benefits associated with a potential combination between International Paper and DS Smith. Representatives of BofA Securities and Skadden also discussed the process involved in pursuing the potential combination, including the application of the rules of the Takeover Code. Following these presentations and discussions, the International Paper Board expressed its support for Company management to approach DS Smith to assess its interest in a business combination.

On February 20, 2024, Messrs. Sutton and Roberts had a telephone call to explore the possibility of a business combination between International Paper and DS Smith and, following this discussion, Mr. Roberts sent materials relating to the areas of potential synergies that may arise out of a business combination between the two companies and the names of DS Smith’s advisors.

Also on February 20, 2024, representatives from BofA Securities and Skadden presented certain requirements of the Takeover Code relevant to a proposed transaction with DS Smith to members of management of International Paper, including Messrs. Sutton, Saab, McDonald, and Hieatt, Ms. Sosnina, and Mr. Mark K. Nellessen, Vice President, Investor Relations of International Paper. Subsequently, on February 23, 2024, representatives from BofA Securities and Skadden presented these Takeover Code requirements to Mr. Nicholls.

On February 21, 2024, Messrs. Sutton and Drabble had a telephone conversation, during which they discussed how a potential combination between International Paper and DS Smith could create value for both of their companies’ respective shareholders.

On February 22, 2024, Mr. Roberts contacted Mr. Sutton via electronic mail to share information with respect to areas of synergies associated with a potential combination between International Paper and DS Smith.

On February 23, 2024, Messrs. Sutton and Drabble had a telephone conversation, during which they discussed further the possibility of a potential combination between International Paper and DS Smith, the consideration for the proposed transaction consisting potentially of shares of Common Stock and a mutual agreement to progress the assessment of the opportunity promptly.

Also on February 23, 2024, Messrs. Sutton and Roberts had a telephone conversation, during which they confirmed the mutual intention to instruct their respective advisors to engage with one another and work collaboratively to progress the assessment of a potential combination between International Paper and DS Smith.

Later on February 23, 2024, DS Smith delivered a draft mutual nondisclosure agreement to International Paper. In the days following this delivery, members from International Paper and DS Smith, as well as Skadden and Slaughter and May, outside UK counsel to DS Smith (“Slaughter and May”), negotiated the terms of this agreement. The mutual non-disclosure agreement was executed on February 27, 2024, which contained, among other things, customary “standstill” provisions applicable to both parties.

On February 27, 2024, Skadden circulated a draft clean team agreement to Slaughter and May and on March 25, 2024, Slaughter and May circulated a draft joint defense agreement to Skadden. The purpose of these agreements were, respectively, to (i) set out how confidential information that is competitively sensitive can be disclosed, used or shared between DS Smith’s clean team individuals and external advisors and International Paper’s clean team individuals and external advisors, and (ii) ensure that the exchange and/or disclosure of certain materials between the parties, in particular in relation to the antitrust and regulatory workstreams, does not diminish in any way the confidentiality of such materials and does not result in a waiver of any privilege, right or immunity that might otherwise be available. The parties and their respective advisors negotiated these documents and executed them both on March 27, 2024 and Sullivan & Cromwell LLP, as outside US legal counsel to DS Smith, executed a joinder to the joint defense agreement on April 2, 2024.

On February 28, 2024, an in-person meeting between representatives of International Paper and DS Smith was held to discuss, among other things, the potential benefits of a combination between the two companies and potential synergies arising out of such a combination. The meeting was attended by Mr. Richard Pike, Mr. Alex Manisty, Group Head of Strategy of DS Smith, Mr. Paul Brown, MD Paper Sourcing and Procurement of DS Smith, and a representative from Goldman Sachs International, financial advisor to DS Smith (“Goldman Sachs”), Messrs. McDonald and Hieatt, and Ms. Mary Hopkins, Senior Finance Director, Strategic Projects of International Paper, and representatives of BofA Securities.

Following this meeting, International Paper’s management team, together with BofA Securities, Skadden, and its accountants, continued to further consider a potential transaction with DS Smith.

On March 4, 2024, members from management of International Paper and representatives from BofA Securities and Skadden participated in a meeting held in person and via videoconference, during which members from International Paper’s management team and representatives from BofA Securities and Skadden gave a presentation to members of senior management of International Paper detailing certain potential benefits associated with a potential combination between International Paper and DS Smith.

On March 7, 2024, Mondi and DS Smith jointly announced that they reached an agreement in principle on the key financial terms of a possible all share offer by Mondi for DS Smith. Based on Mondi’s closing share price of 1,381 pence per share on February 7, 2024, the terms represented an implied value of 373 pence per DS Smith share and a premium of 33% to DS Smith’s closing share price of 281 pence per share on February 7, 2024 (being the last business day prior to the possible offer announcement made by Mondi for DS Smith on February 8, 2024). Pursuant to the announcement, the combination between Mondi and DS Smith was conditional on reaching agreement on the other terms and conditions of any offer by Mondi, including with respect to regulatory matters and the completion of confirmatory due diligence to the satisfaction of Mondi and DS Smith. At the request of DS Smith, the Takeover Panel extended the deadline to enable Mondi and DS Smith to continue their discussions relating to a proposed combination, and specified that Mondi must, by no later than 5:00 p.m. London time on April 4, 2024, either (i) announce a firm intention to make an offer for DS Smith or (ii) announce that it does not intend to make an offer for DS Smith.

On March 7, 2024, Messrs. Sutton and Drabble had a telephone conversation, during which Mr. Sutton reiterated International Paper’s desire to negotiate a proposed transaction with DS Smith.

On March 11, 2024, at a meeting of the International Paper Board, Mr. Sutton provided an update relating to the proposed transaction between International Paper and DS Smith.

On March 12, 2024, at a meeting of the International Paper Board, at which representatives from BofA Securities and Skadden were present, members from International Paper’s management team updated the International Paper Board regarding the proposed transaction between International Paper and DS Smith, including the most recent discussions between Messrs. Sutton and Drabble regarding the proposed transaction. At the same meeting, representatives of BofA Securities presented a preliminary financial analysis regarding the proposed transaction. Following the presentation by BofA Securities, the International Paper Board discussed and determined the terms of a non-binding proposal that it authorized Mr. Sutton to present to DS Smith (the “Non-Binding Delegation”).

On March 13, 2024, representatives from BofA Securities, on behalf of International Paper, and representatives from Goldman Sachs, on behalf of DS Smith, had a telephone conversation, during which (i) BofA Securities previewed the upcoming submission by International Paper of the Offer Letter (defined below) to DS Smith and (ii) they coordinated the scheduling of a proposed discussion between Messrs. Sutton and Drabble.

On March 14, 2024, Messrs. Sutton and Drabble had a telephone conversation, during which Mr. Sutton presented the key terms of an indicative offer that International Paper would communicate to DS Smith in writing.

Also on March 14, 2024, Mr. Sutton had a telephone conversation with Mr. Roberts, during which Mr. Sutton informed Mr. Roberts that the International Paper Board had appointed Mr. Silvernail to the position of Chief Executive Officer of International Paper, effective May 1, 2024 (or such time as otherwise agreed), but that Mr. Sutton would continue as Chairman of the International Paper Board upon the effectiveness of Mr. Silvernail’s appointment.

Also on March 14, 2024, International Paper delivered an indicative non-binding offer letter (the “Offer Letter”) to DS Smith. The Offer Letter outlined the strategic and financial rationale for a proposed transaction between the two companies, together with the key terms for the proposed transaction, including:

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Transaction Structure. That the proposed transaction would be implemented by means of a scheme of arrangement, but that, as is customary in a transaction subject to the Takeover Code, International Paper would retain the right to implement the proposed transaction via a contractual takeover offer, subject to the consent of the Panel.

•	Consideration. International Paper would be prepared to acquire the issued and to be issued share capital of DS Smith in an all-share transaction, valuing each ordinary share of DS Smith at 400 pence, which reflected a premium of 42.3% to the undisturbed price of 281 pence, which was the closing share price of DS Smith on February 7, 2024 (being the last business day prior to the possible offer announcement made by Mondi for DS Smith on February 8, 2024). Pursuant to the Offer Letter, and based on International Paper’s closing share price of $36.29 on March 13, 2024 and exchange rate of $1.2798:£1 at 4.00 p.m. (London time) on March 13, 2024, the terms in the Offer Letter implied that each DS Smith Shareholder would receive 0.141 new shares of Common Stock for each ordinary share of DS Smith held by it.

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Conditions to announcement. The Offer Letter indicated that any firm offer by International Paper would be subject to a number of pre-conditions, including, among others, (i) completion by International Paper of satisfactory due diligence, (ii) certain assumptions relating to DS Smith remaining true and accurate, (iii) the unanimous and unconditional recommendation of the DS Smith Board of Directors, (iv) the receipt by International Paper of legally binding firm irrevocable undertakings to vote in favor of the proposed transaction for all of the shares of DS Smith beneficially owned by the DS Smith Board of Directors and their close relatives and related trusts, and (v) approval of the firm offer by the International Paper Board.

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Conditions to closing. The Offer Letter also specified a number of customary conditions to closing of the proposed transaction, including, (i) the receipt of the necessary DS Smith shareholder approvals, (ii) the approval of the International Paper Shareowners of the Share Issuance Proposal, (iii) receipt of any necessary antitrust or regulatory clearances, and (iv) the admission of the New International Paper Shares to listing and trading on the NYSE.

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NYSE Listing of New International Paper Shares. The Offer Letter specified that the New International Paper Shares to be issued as part of the consideration in the proposed transaction would be listed on the NYSE.

•	Secondary Listing on the LSE. The Offer Letter also stated that the shares of Common Stock would be admitted to the LSE through a secondary listing.

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Governance. International Paper would welcome up to two DS Smith directors to join the board of directors of the combined company and DS Smith’s Chief Executive Officer would remain in an advisory capacity following the closing of the transaction contemplated by the Offer Letter to help ensure a smooth integration.

•	European Headquarters. The Offer Letter contemplated that International Paper would retain DS Smith’s London headquarters as the headquarters of the combined company’s European operations.

On March 15, 2024, representatives of Goldman Sachs and BofA Securities, on behalf of DS Smith and International Paper, respectively, had a telephone conversation during which they discussed the Offer Letter, including (i) the background to the proposals from International Paper in the Offer Letter, (ii) coordination matters with respect to International Paper’s due diligence exercise of DS Smith, (iii) the reciprocal due diligence exercise that DS Smith would need to carry out in respect of International Paper, including International Paper’s forecasts for its 2024 financial year and (iv) approach to future management of flowback risk given a potential dual listing of the shares of Common Stock following the closing of the potential transaction.

On March 19, 2024, Mr. Drabble had a telephone conversation with Mr. Sutton, during which Mr. Drabble gave feedback to the Offer Letter, including a proposal that valued each ordinary share of DS Smith at 430 pence expressed as a fixed exchange ratio (instead of 400 pence, as was contemplated in the Offer Letter), in particular due to then-recent fluctuations in International Paper’s stock price, perceived risk of flowback for DS Smith Shareholders and a desire for a further improved offer when compared to the consideration announced by Mondi. This request from DS Smith was further discussed between representatives of BofA Securities and Goldman Sachs on March 19, 2024, and again on March 20, 2024. BofA Securities, acting on behalf, and on the instruction of, International Paper, communicated to Goldman Sachs, that DS Smith’s proposal from March 19, 2024 did not take into account the following key elements: (i) there was already a significant premium implied by the proposal in the Offer Letter which was superior to the proposal announced by Mondi, (ii) a trading price increase in excess of 9% in shares of Common Stock at the end of the trading day on March 19, 2024 had made DS Smith’s counterproposal significantly more valuable than the 430 pence that was originally intended, and (iii) the potential for lower flowback risk (and therefore the ability for a significant number of DS Smith Shareholders to participate in the value creation that would result from the proposed transaction).

On March 20, 2024, Messrs. Sutton and Nicholls, other members of International Paper management, and representatives of Skadden and BofA Securities held a videoconference to further discuss the feedback received from Mr. Drabble on March 19, 2024, which suggested a value for each ordinary share of DS Smith of 430 pence (instead of 400 pence per share, as was contemplated in the Offer Letter) was considered appropriate by the DS Smith Board of Directors. Representatives of BofA Securities presented different pricing scenarios, including the proposed consideration that each DS Smith Shareholder would receive per ordinary share of DS Smith held by it, as proposed by both the Offer Letter and DS Smith’s proposal, and a comparison of various financial ratios and metrics relating to such scenarios.

Later on March 20, 2024, representatives from BofA Securities and representatives from Goldman Sachs, acting on behalf of International Paper and DS Smith, respectively, had a telephone conversation, during which representatives of BofA Securities, on behalf of International Paper (at the direction of Mr. Sutton, acting pursuant to the Non-Binding Offer Delegation) (i) restated the attractiveness of the consideration set out in the Offer Letter, which valued each ordinary share of DS Smith at 400 pence, and the resulting premium, (ii) proposed to fix the exchange ratio for the agreed consideration only prior to announcement of a firm offer (or, in the event of a leak, a possible offer), and (iii) emphasized the need to initiate International Paper’s due diligence investigation of DS Smith.

On March 21, 2024, Goldman Sachs, acting on behalf of DS Smith, communicated the following proposal to BofA Securities that: (i) DS Smith was prepared to agree to a consideration, which valued each ordinary share of DS Smith at 430 pence (instead of 400 pence per share, as was contemplated in the Offer Letter), with an exchange ratio to be determined prior to the announcement of a possible or firm offer; and (ii) DS Smith asked International Paper to consider introducing a cash component of 15% of the overall consideration in the proposed transaction (with the remaining 85% to consist of payment in shares of Common Stock). Goldman Sachs also communicated to BofA Securities additional requests from DS Smith, namely DS Smith’s desire: (i) to discuss the likelihood of International Paper obtaining a favorable vote of the International Paper Shareowners in favor of the issuance of shares of Common Stock to be used as consideration in connection with the proposed transaction and (ii) to meet with Mr. Silvernail, who International Paper had publicly announced as its Chief Executive Officer-appointee on March 19, 2024, and, specifically, to hear Mr. Silvernail’s views regarding the proposed transaction.

On March 22, 2024, Messrs. Sutton, Silvernail, and Nicholls, other members of International Paper management, and representatives of Skadden and BofA Securities, held a videoconference to discuss the feedback from DS Smith on March 19, 2024 (namely that the consideration offered to the DS Smith Shareholders should value each ordinary share of DS Smith at 430 pence, and to consider a cash component of 15% of the overall consideration in the proposed transaction). Representatives of BofA Securities presented again different pricing scenarios, including the consideration that each DS Smith Shareholder would receive per ordinary share of DS Smith held by it, as contemplated by the Offer Letter (valuing each ordinary share of DS Smith at 400 pence), DS Smith’s proposal (valuing each ordinary share of DS Smith at 430 pence), and a potential revised proposal by International Paper (valuing each ordinary share of DS Smith at 415 pence), and a comparison of certain financial ratios and metrics relating to such scenarios.

Also on March 22, 2024, BofA Securities, on behalf of International Paper (at the direction of Mr. Sutton, acting pursuant to the Non-Binding Offer Delegation), responded to Goldman Sachs’ proposals from March 21, 2024, indicating International Paper’s willingness to (i) offer an all-share consideration with a headline price of 415 pence per ordinary share of DS Smith (with the exchange ratio to be fixed immediately prior to the announcement of a possible or firm offer, using the mechanism proposed by Goldman Sachs on March 21, 2024)

and (ii) consider further the request to include a cash component in the proposed transaction, and that International Paper would be prepared to confirm its position on any cash component upon completion of its due diligence investigation of DS Smith. During the same meeting, BofA Securities also confirmed, at the direction of International Paper, Mr. Sutton’s willingness to discuss the likelihood of International Paper obtaining a favorable vote of the International Paper Shareowners in favor of the issuance of shares of Common Stock to be used as consideration in connection with the proposed transaction and that International Paper would be amenable to introducing Mr. Silvernail to Messrs. Drabble and Roberts.

On March 23, 2024, DS Smith provided International Paper and its advisors with access to a virtual data room containing preliminary due diligence materials, along with responses to International Paper’s initial due diligence requests. On March 23, 2024, International Paper commenced its due diligence of DS Smith, including financial, operational, legal, human resources and accounting due diligence on both corporate and operational levels. These due diligence investigations included numerous discussions between International Paper and DS Smith and their respective advisors, review of the information contained in the virtual data room as well as in-person meetings. The virtual data room was iteratively updated with additional due diligence information responsive to requests for additional information from International Paper and its advisors and documents throughout the ensuing negotiations of the proposed transaction. Furthermore, members of management of International Paper and representatives of BofA Securities and Skadden also provided information about International Paper to DS Smith, including information relating to financial and business, legal, accounting, tax and employee matters. These due diligence investigations continued throughout the period leading up to the release of the Offer Announcement and the signing of the Co-operation Agreement.

On March 23, 2024 and on March 24, 2024, BofA Securities and Goldman Sachs, acting on behalf of International Paper and DS Smith, respectively, discussed a proposed path towards reaching a firm offer announcement (which also included discussions on a proposed timetable and headline terms).

On March 25, 2024, members of management of International Paper attended a management presentation given by members of management of DS Smith relating to an overview of the DS Smith business and operations, which was followed by a questions and answers session. Representatives from Skadden, Slaughter and May, BofA Securities and Goldman Sachs were also present.

On March 26, 2024, Mr. Sutton had lunch with Mr. Drabble, during which they discussed the strategic and financial rationale for a potential combination of International Paper and DS Smith.

Also on March 26, 2024, representatives from Skadden and Slaughter and May held a videoconference during which the timeline for the proposed transaction from the date of the Offer Announcement until the closing of the proposed transaction was discussed, including with respect to this proxy statement and the Prospectus required to be filed with the FCA in connection with the secondary listing of the shares of Common Stock on the LSE.

Later in the day on March 26, 2024, in response to press rumors and speculation regarding a possible transaction between the companies, DS Smith and International Paper separately issued announcements pursuant to Rule 2.4 of the Takeover Code confirming discussions between the parties with respect to a possible transaction and describing the key terms of the Offer Letter under discussion between the parties, which announcements included a headline price of 415 pence per ordinary share of DS Smith. In these announcements, International Paper and DS Smith each confirmed that the DS Smith Shareholders would receive 0.1285 shares of Common Stock for each ordinary share they own in DS Smith (the “Exchange Ratio”). Based on the International Paper share price of $40.85 at the close of business on March 25, 2024 (being the date prior to the press rumors and speculation between the companies) and £/$ exchange rate of 1.2645 on March 25, 2024, the terms of International Paper’s proposal represented a value of 415 pence per ordinary share of DS Smith and a premium of 48% to DS Smith’s undisturbed share price on February 7, 2024 (being the day prior to the commencement of the offer period in respect of the proposed transaction between International Paper and

DS Smith) of 281 pence per ordinary share of DS Smith. Furthermore, in each of the announcements, International Paper and DS Smith each specified that pursuant to the Takeover Code, International Paper would be required either to announce (i) a firm intention to make an offer for DS Smith or (ii) an intent not to make an offer, in either case by 5:00 p.m. London time on April 23, 2024, unless the parties received prior consent from the Takeover Panel to extend the deadline.

On March 27, 2024, members of management of International Paper, including Messrs. Nicholls, McDonald, and Hieatt, and Messrs. Roberts and Pike from DS Smith held a videoconference to enable DS Smith to carry out further due diligence relating to International Paper, during which the parties discussed International Paper’s fiscal year 2023 financial results and International Paper’s then-outlook and proposed direction for the remainder of fiscal year 2024. Representatives from Skadden, BofA Securities and Goldman Sachs were also present.

On March 27, 2024, Slaughter and May circulated a draft Co-operation Agreement to International Paper and its legal advisors, and on March 28, 2024, Skadden circulated a draft of the Offer Announcement to DS Smith and its legal advisors. On April 3, 2024, Skadden delivered a draft of form of Irrevocable Undertaking to be executed by the DS Smith directors who hold shares in DS Smith to Slaughter and May. Some of the terms from the initial draft of the Co-operation Agreement that were discussed and negotiated between the parties and their advisors related to regulatory matters, transaction structure, International Paper’s obligations with respect to approval of the International Paper Shareowners of the Share Issuance, dividends and matters with respect to the interim operating covenants applicable to each party. The parties proceeded to discuss and negotiate the terms of these documents throughout the following weeks.

From March 27, 2024 through the weeks that followed, members of the management teams of each of International Paper and DS Smith as well as representatives of their respective legal, accounting and financial advisors held multiple discussions for the purpose of discussing the various matters to be completed in order for International Paper to announce definitive terms of a recommended offer to acquire DS Smith, including mutual due diligence, negotiation of governance matters and other transaction terms, analysis of the regulatory and antitrust clearances required for closing of the proposed transaction, this proxy statement and the Prospectus required to be filed in connection with the proposed listing of the shares of Common Stock on the LSE, assessment of potential synergies expected to result from the proposed transaction, disclosure and financial reporting in connection with the proposed transaction, and transaction structuring and tax matters.

From March 27, 2024 until the execution of the Co-operation Agreement and publication of the Offer Announcement on April 16, 2024, representatives of each of International Paper, DS Smith, Skadden, Slaughter and May, Sidley Austin LLP, outside U.S. antitrust counsel to International Paper, Sullivan & Cromwell LLP, BofA Securities and Goldman Sachs, exchanged drafts of the Co-operation Agreement and the Offer Announcement and engaged in negotiations and discussions regarding the terms and conditions of the Co-operation Agreement and the statements in the Offer Announcement, including with respect to the scope of International Paper’s obligations in connection with obtaining regulatory approvals, the interim operating covenants applicable to International Paper, the treatment of DS Smith equity awards, the composition of the board of directors and leadership of the combined company, circumstances under which each party can pay dividends prior to the closing of the proposed transaction, the location of the headquarters of the combined company, the secondary listing of the shares of Common Stock on the LSE, employee and pension matters, reverse termination fees payable in certain circumstances by International Paper, including upon failure to obtain approval of the International Paper Shareowners, failure to obtain necessary regulatory approvals to permit the consummation of the Acquisition or an International Paper Board Recommendation Change. For further discussion of the terms of the transaction documents and the resolution of the above issues, see the section entitled “Information About the DS Smith Acquisition—The Offer Announcement and the Scheme of Arrangement” and “Information About the DS Smith Acquisition—The Co-operation Agreement”. In addition, representatives of each of International Paper, DS Smith, Skadden and Slaughter and May negotiated the terms of the Irrevocable Undertakings. For further discussion of the terms of the Irrevocable Undertakings, see the section entitled “Information About the DS Smith Acquisition—Irrevocable Undertakings”.

On March 28, 2024, Messrs. Sutton and Silvernail had a telephone conversation with Mr. Roberts to introduce Mr. Roberts to Mr. Silvernail, and to provide Mr. Roberts with a status update relating to International Paper’s due diligence of DS Smith, including International Paper’s positive results of that exercise, thereby further supporting International Paper’s belief in the strength of a combination between the two companies. During the conversation, Messrs. Sutton and Silvernail also thanked Mr. Roberts for DS Smith’s continued assistance and openness with International Paper management during the due diligence process, and restated International Paper’s desire to get to the Offer Announcement on an expedited timeline.

On April 3, 2024, Mr. Sutton provided a written update to the International Paper Board on progress towards a firm offer for DS Smith and a draft of the public statement, planned to be issued on April 4, 2024, providing an update on International Paper’s possible offer, including detail on the type and quantum of synergies International Paper believed would arise from the proposed transaction and the associated external verification work and report completed on such expected synergies.

On April 4, 2024, DS Smith announced that the Takeover Panel had agreed to extend the deadline by which Mondi was required either to announce a firm offer for DS Smith or to announce that it did not intend to make an offer from 5:00 p.m. London Time April 4, 2024 to 5:00 p.m. London Time April 23, 2024.

Also on April 4, 2024, members of management of International Paper, including Messrs. McDonald and Hieatt, and Messrs. Roberts and Pike from DS Smith held a videoconference for the purposes of DS Smith to further its reciprocal due diligence relating to International Paper, during which the parties discussed International Paper’s fiscal year 2023 financial results and International Paper’s then-outlook and proposed direction for the remainder of fiscal year 2024. Representatives from BofA Securities and Goldman Sachs were also present.

Also on April 4, 2024, International Paper issued a public statement, in which it provided an update on its possible offer for DS Smith, which confirmed that International Paper had made significant progress in due diligence as facilitated by the DS Smith Board of Directors and the DS Smith management team, and that it was well positioned to provide the International Paper Shareowners with more detail on the type and quantum of synergies it believed would arise from the proposed transaction. The statement also included comments from Messrs. Sutton and Silvernail, in which they, among other things, gave their support in favor of a proposed combination between the two companies.

Also on April 4, 2024, Mr. Sutton had a telephone conversation with Mr. Drabble to discuss the status of negotiations, timing and International Paper’s and DS Smith’s respective approval processes in respect of announcement of a firm offer.

On April 5, 2024, Messrs. Sutton, Silvernail, Roberts, Drabble, and Pike held a meeting to introduce Mr. Silvernail to members of management of DS Smith, discuss the merits of the combination, and reaffirm Mr. Silvernail’s support for the combination and International Paper’s willingness to work towards a recommended offer.

On April 8, 2024, members of International Paper’s management provided a detailed update to International Paper Board members on the status of the potential transaction with DS Smith, which included a process and timing update, a review of due diligence matters, a discussion regarding integration and the work to date on potential synergies, a review of material transaction terms, a preliminary timeline for closing of the proposed transaction, and a plan for next steps to get to the announcement of a firm offer for DS Smith. Representatives of BofA Securities were also present at the meeting and provided preliminary financial analysis of the proposed transaction. Representatives from Skadden were also present.

Also on April 8, 2024, Messrs. Sutton and Drabble had a telephone conversation, during which they discussed an update on communications and status with respect to the proposed combination between

International Paper and DS Smith, as well as certain key findings resulting from International Paper’s due diligence of DS Smith, and DS Smith’s due diligence investigation of International Paper.

On April 9, 2024, at the instruction of International Paper, representatives from BofA Securities had a telephone discussion with representatives from Goldman Sachs to discuss, among other things, an update on the proposed transaction, including outstanding due diligence requests.

On April 11, 2024, as part of DS Smith’s due diligence exercise that it carried out with respect to International Paper, members of International Paper management, including Messrs. Sutton, Nicholls, McDonald and Hieatt, and representatives from BofA Securities, presented to Messrs. Roberts and Pike of DS Smith and representatives from Goldman Sachs certain financial information relating to International Paper, including (i) the International Paper-DS Smith Forecasts and the International Paper Forecasts (as more fully described below in the section of this proxy statement entitled “Certain Unaudited Prospective Financial Information—Certain DS Smith Unaudited Prospective Financial Information prepared by International Paper” and “Certain Unaudited Prospective Financial Information—Certain International Paper Unaudited Prospective Financial Information”), (ii) International Paper’s fiscal year 2023 results, and (iii) International Paper’s then-outlook and direction for the remainder of fiscal year 2024.

On April 14, 2024, International Paper convened a special meeting of the International Paper Board to review and discuss further the terms of the proposed transaction with DS Smith and related matters. Representatives of BofA Securities and Skadden were in attendance at the meeting. At the meeting, members of International Paper’s management team updated the International Paper Board on the status of discussions with DS Smith and reviewed the proposed terms of the proposed transaction with DS Smith. Representatives of BofA Securities reviewed with the International Paper Board BofA Securities’ financial analysis of the Exchange Ratio and delivered to the International Paper Board the oral opinion of BofA Securities, which was confirmed by delivery of a written opinion dated April 14, 2024, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations set forth in the written opinion, the Exchange Ratio provided for in the Acquisition was fair, from a financial point of view, to International Paper (as more fully described below in the section entitled “—Opinion of BofA Securities”). Furthermore, at the meeting, representatives of Skadden and members of International Paper’s management team summarized the Offer Announcement and the Co-operation Agreement that were provided to the members of the International Paper Board in advance of the meeting, as well as certain other legal matters under U.K. and U.S. law pertinent to the International Paper Board’s consideration of the proposed transaction with DS Smith.

Following these discussions, and after consideration of the matters and careful consideration of the information presented by management of International Paper and its legal and financial advisors at the April 14, 2024 meeting as well as at prior meetings of and updates provided to the International Paper Board, as further set forth under “—Reasons for the Acquisition”, and “—Recommendation of the International Paper Board,” the International Paper Board determined, among other things, that the Offer Announcement and the Co-operation Agreement, and the transactions contemplated thereby, were advisable and in the best interests of International Paper and the International Paper Shareowners, approved the Offer Announcement and the Co-operation Agreement and the transactions contemplated thereby, and resolved to recommend that the International Paper Shareowners vote to approve the Share Issuance.

Also on April 14, 2024, Mr. Sutton telephoned Mr. Roberts to inform him of the results of the special meeting of the International Paper Board.

On the morning of April 16, 2024, London time, International Paper and DS Smith announced that International Paper intended to make a recommended offer to acquire the entire issued and to be issued DS Smith Shares pursuant to Rule 2.7 of the Takeover Code and the entry by the parties into the Co-operation Agreement.

Later in the day on April 16, 2024, International Paper filed a Current Report on Form 8-K with the SEC summarizing the terms of the Offer Announcement and the Co-operation Agreement, and attached as exhibits to the Form 8-K, copies of the Offer Announcement, the Co-operation Agreement, a press release relating to the Acquisition, and an investor presentation relating to the Acquisition.

On April 19, 2024, pursuant to Rule 2.8 of the Takeover Code, Mondi announced (the “Mondi Rule 2.8 Announcement”) that after carefully considering a potential combination with DS Smith, and in light of the Offer Announcement, a potential combination with DS Smith would not be in the best interests of its shareholders, and that it would not be making an offer for DS Smith. As a result of the Mondi Rule 2.8 Announcement, pursuant to the Takeover Code, Mondi is unable to make an offer for DS Smith unless, among other things, the Offer Announcement is withdrawn or lapses with the agreement of the DS Smith Board of Directors, if a third party announces a firm intention to make an offer for DS Smith or there has been a material change of circumstances (as determined by the Takeover Panel).

Reasons for the Acquisition

After careful consideration, at a meeting held on April 14, 2024, the International Paper Board determined the Offer Announcement, the Co-operation Agreement and the other transactions contemplated thereby to be in the best interests of International Paper and the International Paper Shareowners and approved the Offer Announcement, the Co-operation Agreement and the other transactions contemplated thereby in all respects, and determined to recommend that the International Paper Shareowners vote “FOR” the Share Issuance Proposal and “FOR” the Adjournment Proposal.

In reaching its decision to approve the Offer, the Acquisition and the other transactions contemplated thereby, and to recommend that the International Paper Shareowners vote “FOR” the Share Issuance Proposal, the International Paper Board consulted with International Paper’s senior management, outside legal counsel, and BofA Securities, and considered a number of factors that it believed supported its determination, including the following material factors (not necessarily in order of importance):

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Geographic Scope. The Acquisition would create a global sustainable packaging solutions leader, with a footprint encompassing both Europe and North America, enabling the combined company to provide customers with an increased variety of choices and a superior portfolio of products across two continents.

•	Business Expansion. The Acquisition would expand the parties’ combined positions in corrugated packaging solutions globally, which would represent approximately 90% of the combined company’s sales.

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Customer Expansion. The combined company would also benefit from complementary customer positions, within and across regions, and sharing of best practices, together with development of innovative value-added products. This would result in enhancing value creating solutions, including in attractive fast-moving consumer goods and e-commerce segments.

•	Enhanced Sales. The Acquisition would create a European business with pro-forma sales of approximately $28.2 billion, transforming International Paper’s European footprint.

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Continuing Influence. The Acquisition would also combine the capabilities and expertise of two experienced and innovative management teams to further accelerate innovative sustainable solutions and advance the circular economy.

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Enhanced Access to Opportunities. The enhanced scale and profile of the combined company would result in improved opportunities relative to the stand-alone prospects of International Paper and DS Smith.

•	Cross-Border Products. The strategic supply chain benefits of exporting European Union products to an established U.S. client base.

•	Enhanced Capital Sources. The ability of the combined company to benefit from greater scale, diversification and financial resilience that would be expected to provide access to a broader range of capital resources. Shareowners in the combined company would benefit from a more liquid investment, with an increased number of shares traded on the NYSE and the LSE, a more diversified combined stockholder profile and increased visibility in the public capital markets. Furthermore, comparable companies of greater scale have achieved higher valuation multiples in public markets and, if there is a higher trading multiple for the combined company’s stock, this could provide an incremental benefit to shareowners as a result of the arrangement.

•	Strengthened Cash Profile. The combined company’s strengthened cash flow profile would provide the potential to enhance future capital returns to shareowners.

•	Enhanced Profitable Growth. The Acquisition would enhance International Paper’s profitable growth by strengthening its global packaging business.

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Potential Synergies. The potential for the combined company to deliver at least $514 million of pre-tax cash synergies on an annual run-rate basis by the end of the fourth year following the closing of the Acquisition, to increase International Paper’s margins and to be earnings per share accretive in year one, to generate a return on invested capital in excess of International Paper’s weighted average cost of capital by the end of the third year following the closing of the Acquisition and to result in a combined company with a strong balance sheet that would be expected to maintain International Paper’s current credit rating.

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Superior to Potential Alternatives. A review of the potential alternatives to the Acquisition, including growing organically, or pursuing alternative acquisitions and strategic transactions; the perceived value to the International Paper Shareowners of such alternatives, including the timing and likelihood of accomplishing and creating value through such alternatives; and the assessment of the International Paper Board that none of these alternatives was reasonably likely to result in greater value for our International Paper Shareowners than the Acquisition.

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Exchange Ratio. The Offer Announcement provides for an Exchange Ratio, which will not be adjusted as a result of possible changes in the market prices of the shares of Common Stock or the DS Smith Shares following the date of the Offer Announcement, providing reasonable certainty as to the respective pro forma percentage ownership of the current International Paper Shareowners and the DS Smith Shareholders. In addition, the all-stock feature of the Acquisition will preserve the combined company’s cash resources for operational and investment purposes.

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Opinion of BofA Securities. The oral opinion of BofA Securities, which was confirmed by delivery of a written opinion dated April 14, 2024, to the International Paper Board, to the effect that, as of the date of such opinion, and based on and subject to various assumptions and limitations set forth in the written opinion, the Exchange Ratio was fair, from a financial point of view, to International Paper (as more fully described below in the section entitled “—Opinion of BofA Securities”).

•	Recommendation by International Paper Senior Management. The recommendation of International Paper’s senior management in favor of the Acquisition.

•	Co-operation Agreement Terms.

•	The Co-operation Agreement is the result of arm’s-length negotiations and includes terms and conditions that are reasonable in the judgment of the International Paper Board.

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The review of the International Paper Board, together with its independent legal advisor, Skadden, of the material terms of the Offer Announcement and Co-operation Agreement, including the International Paper Board’s ability, under certain circumstances, and subject to the payment of a reverse break fee to DS Smith, to withhold, withdraw, qualify or modify its recommendation that the International Paper Shareowners approve the Share Issuance Proposal in connection with the Acquisition, as well as International Paper’s ability, subject to the consent of the Panel, the terms of the Co-operation Agreement, and certain conditions having occurred, to elect to implement the Acquisition by way of a takeover offer, as more fully described below under the heading “—Right to Switch to a Takeover Offer.”

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Likelihood of Closing. The likelihood that the Acquisition would be completed, including after consideration of the risks related to certain conditions and requirements that may be imposed by regulators to obtain approvals.

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International Paper Shareowners’ Choice. The condition to the Acquisition that the Share Issuance must be approved by a majority of votes cast at the Special Meeting, so that the International Paper Shareowners will have the right to approve or disapprove the Share Issuance.

The International Paper Board also considered a number of potential conflicts, risks and uncertainties of the Acquisition in connection with its deliberation, including, without limitation, the following (not necessarily in order of importance):

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Diversion of Management Attention. The potential risk of diverting management attention and resources from the operation of International Paper’s business and towards the closing of the Acquisition and post-closing integration efforts.

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Possible Failure to Achieve Synergies. The potential risks associated with achieving anticipated cost synergies and savings, including the Estimated Synergies, and that such synergies and savings, including the Estimated Synergies, might not be achieved at all, may be achieved later or sooner than estimated, or those achieved could be materially different from those estimated, and successfully integrating DS Smith’s business, operations and workforce with those of International Paper.

•	Possible Failure to Meet Expectations. The risk that DS Smith’s financial performance may not meet International Paper’s expectations.

•	Employee Attrition and Business Relations. The risk of potential employee attrition or adverse effects on business and customer relationships as a result of the pending Acquisition.

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Fixed Exchange Ratio. With stock consideration of the Acquisition based on a fixed exchange ratio, the risk that the value of the consideration to be paid to DS Smith Shareholders would increase during the pendency of the Acquisition.

•	Dilution. The dilution of the ownership interests of the International Paper Shareowners in International Paper that will result from the Share Issuance.

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Closing Certainty. While International Paper expects that the Acquisition will be consummated, there can be no assurance that all of the conditions to the obligations of DS Smith and International Paper to complete the Acquisition, as set forth in the Offer Announcement and Co-operation Agreement, will be satisfied, including the risk that the requisite Clearances, the requisite approval of the DS Smith Shareholders or the requisite approval of the International Paper Shareowners of the Share Issuance Proposal might not be obtained, or that the scheme of arrangement might not be made effective by the Long Stop Date and, as a result, the Acquisition may not be completed in a timely manner or at all.

•	Impact of Offer Announcement. Failure to complete the Acquisition could cause International Paper to incur significant expenses or lead to negative perception among investors.

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Recommendation Withdrawal. The fact that the Takeover Code limits the contractual commitments that could be obtained from DS Smith to take (or not take) actions in furtherance of the Acquisition, and that the DS Smith Board of Directors may, if its fiduciary and other directors’ duties so require, withdraw its recommendation of the Acquisition at any time prior to the closing.

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No DS Smith Break Fee Payment. The fact that the Takeover Code does not permit DS Smith to pay any break payment to International Paper if the DS Smith Board of Directors withdraws its recommendation of the Acquisition, nor can DS Smith be subject to any restrictions on soliciting or negotiating other offers or transactions involving DS Smith other than the restrictions that arise under the Takeover Code against DS Smith taking actions or entering into agreements that might frustrate International Paper’s offer for DS Smith.

•	Potential Litigation. The outcome of any legal proceedings, to the extent initiated against International Paper, DS Smith or others relating to the Acquisition.

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Consent of Panel Required to Invoke Failure of Conditions. The fact that the Takeover Code provides that certain conditions to the Acquisition may be invoked only where the circumstances underlying the failure of the condition are of material significance to International Paper in the context of the Acquisition, and therefore the consent of the Panel is required in order to exercise International Paper’s right to invoke the failure of certain conditions to the Acquisition, and there is no assurance the Panel would so consent.

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Restructuring and Integration Costs. The significant restructuring and integration costs that may be incurred in connection with the Acquisition, as further described in the section of this proxy statement entitled “Certain Unaudited Prospective Financial Information—Certain Estimated Synergies.”

•	Other Risks. The risks of the type and nature described above in the section of this proxy statement entitled “Risk Factors.”

The foregoing discussion of the information and factors considered by the International Paper Board is not intended to be exhaustive, but includes material factors considered by the International Paper Board. In light of the number and wide variety of factors considered in reaching its decision to approve the Acquisition, the Offer and the other transactions contemplated by the Offer Announcement and the Co-operation Agreement, the International Paper Board did not quantify or assign any relative weights to the factors considered, and individual directors applied his or her own personal business judgment to the process and may have given different weights to different factors. The International Paper Board considered all these factors as a whole, including discussions with and questioning of International Paper’s senior management and International Paper’s independent financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

The International Paper Board recommends that the International Paper Shareowners vote “FOR” the Share Issuance Proposal and “FOR” the Adjournment Proposal.

This summary of the reasoning of the International Paper Board and other information presented in this section contains information that is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section of this proxy statement entitled “Cautionary Statement Concerning Forward-Looking Statements.”

Recommendation of the International Paper Board

Based on the reasons for the recommendations discussed above in the section entitled “Information About the DS Smith Acquisition—Reasons for the Acquisition,” the International Paper Board determined that the Offer, the Acquisition and the other matters contemplated by the Offer Announcement and the Co-operation Agreement are advisable and in the best interests of International Paper and the International Paper Shareowners and have authorized and approved the Share Issuance in connection with the Offer and the Acquisition. The International Paper Board therefore recommends that you vote “FOR” the Share Issuance Proposal and “FOR” the Adjournment Proposal.

Opinion of BofA Securities

International Paper retained BofA Securities to act as a financial advisor to International Paper in connection with the Acquisition. BofA Securities is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. International Paper selected BofA Securities to act as a financial advisor to International Paper in connection with the Acquisition on the basis of BofA Securities’ experience in transactions similar to the Acquisition, its reputation in the investment community and its familiarity with International Paper and its business.

On April 14, 2024, at a meeting of the International Paper Board held to evaluate the Acquisition, representatives of BofA Securities delivered to the International Paper Board the oral opinion of BofA Securities, which was confirmed by delivery of a written opinion dated April 14, 2024, to the effect that, as of the date of the opinion and based on and subject to the factors and assumptions set forth in the written opinion, the Exchange Ratio provided for in the Acquisition was fair, from a financial point of view, to International Paper.

The full text of BofA Securities’ written opinion to the International Paper Board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex III to this proxy statement and is incorporated by reference herein in its entirety. The following summary of BofA Securities’ opinion is qualified in its entirety by reference to the full text of the written opinion. BofA Securities delivered its opinion to the International Paper Board for the benefit and use of the International Paper Board (in its capacity as such) in connection with and for purposes of its evaluation of the Acquisition. BofA Securities expressed no opinion or view as to any terms or other aspects or implications of the Acquisition (other than the Exchange Ratio to the extent expressly specified in such opinion) and no opinion or view was expressed as to the relative merits of the Acquisition in comparison to other strategies or transactions that might be available to International Paper or in which International Paper might engage or as to the underlying business decision of International Paper to proceed with or effect the Acquisition. BofA Securities’ opinion does not constitute a recommendation as to how any holder of shares of Common Stock should vote or act in connection with the Acquisition or any related matter.

In connection with rendering its opinion, BofA Securities has, among other things:

(1)	reviewed certain publicly available business and financial information relating to DS Smith and International Paper;

(2)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of DS Smith furnished to or discussed with BofA Securities by the management of DS Smith, including certain financial forecasts relating to DS Smith prepared by the management of DS Smith (the “DS Smith Forecasts,” summarized below under the section of this proxy statement entitled “Certain Unaudited Prospective Financial Information—Certain DS Smith Unaudited Prospective Financial Information”);

(3)

reviewed certain financial forecasts relating to DS Smith prepared by the management of International Paper (the “International Paper-DS Smith Forecasts,” summarized below under the section of this proxy statement entitled “Certain Unaudited Prospective Financial Information—Certain DS Smith Unaudited Prospective Information prepared by International Paper”) and discussed with the management of International Paper its assessments as to the relative likelihood of achieving the future financial results reflected in the DS Smith Forecasts and the International Paper-DS Smith Forecasts;

(4)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of International Paper furnished to or discussed with BofA Securities by the management of International Paper, including certain financial forecasts relating to International Paper prepared by the management of International Paper (such forecasts, the “International Paper Forecasts,” summarized below in the section of this proxy statement entitled “Certain Unaudited Prospective Financial Information—Certain International Paper Unaudited Prospective Financial Information”);

(5)

reviewed certain estimates as to the amount and timing of cost savings (the “Estimated Synergies,” summarized below in the section of this proxy statement entitled “Certain Unaudited Prospective Financial Information—Certain Estimated Synergies”) anticipated by the management of International Paper to result from the Acquisition;

(6)

discussed the past and current business, operations, financial condition and prospects of DS Smith with members of senior managements of DS Smith and International Paper, and discussed the past and current business, operations, financial condition and prospects of International Paper with members of senior management of International Paper;

(7)

reviewed the potential pro forma financial impact of the Acquisition on the future financial performance of International Paper, including the potential effect on International Paper’s estimated earnings per share;

(8)

reviewed the trading histories for the DS Smith Shares and shares of Common Stock and a comparison of such trading histories with each other and with the trading histories of other companies BofA Securities deemed relevant;

(9)	compared certain financial and stock market information of DS Smith and International Paper with similar information of other companies BofA Securities deemed relevant;

(10)	compared certain financial terms of the Acquisition to financial terms, to the extent publicly available, of other transactions BofA Securities deemed relevant;

(11)	reviewed the relative financial contributions of DS Smith and International Paper to the future financial performance of the combined company on a pro forma basis;

(12)	reviewed a draft, dated April 13, 2024, of the Offer Announcement (which we refer to in this section of this proxy statement as the “Draft Offer Announcement”);

(13)	reviewed a draft, dated April 13, 2024, of the Co-operation Agreement (which we refer to in this section of this proxy statement as the “Draft Co-operation Agreement”); and

(14)	performed such other analyses and studies and considered such other information and factors as BofA Securities deemed appropriate.

In arriving at its opinion, BofA Securities assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the managements of International Paper and DS Smith that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the DS Smith Forecasts, BofA Securities was advised by DS Smith, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of DS Smith as to the future financial performance of DS Smith. With respect to the International Paper-DS Smith Forecasts, the International Paper Forecasts and the Estimated Synergies, BofA Securities assumed, at the direction of International Paper, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of International Paper as to the future financial performance of DS Smith and International Paper and the other matters covered thereby and based on the assessments of the management of International Paper as to the relative likelihood of achieving the future financial results reflected in the DS Smith Forecasts and the International Paper-DS Smith Forecasts, BofA Securities relied, at the direction of International Paper, on the International Paper-DS Smith Forecasts for purposes of its opinion. BofA Securities relied, at the direction of International Paper, on the assessments of the management of International Paper as to International Paper’s ability to achieve the Estimated Synergies and was advised by International Paper, and assumed, that the Estimated Synergies will be realized in the amounts and at the times projected.

BofA Securities did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of DS Smith, International Paper or any other entity, nor did it make any physical inspection of the properties or assets of DS Smith, International Paper or any other entity. BofA Securities did not evaluate the solvency or fair value of DS Smith, International Paper or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Securities assumed, at the direction of International Paper, that the Acquisition would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Acquisition, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on DS Smith, International Paper or the

Acquisition (or the contemplated benefits thereof). BofA Securities also assumed, at the direction of International Paper, that the final executed Offer Announcement and Co-operation Agreement would not differ in any material respect from the Draft Offer Announcement and Draft Co-operation Agreement reviewed by BofA Securities.

BofA Securities expressed no view or opinion as to any terms or other aspects or implications of the Acquisition (other than the Exchange Ratio to the extent expressly specified in its opinion), including, without limitation, the form or structure of the Acquisition, or any terms, aspects or implications of any other agreement, arrangement or understanding entered into in connection with or related to the Acquisition or otherwise. BofA Securities’ opinion was limited to the fairness, from a financial point of view, to International Paper of the Exchange Ratio provided for in the Acquisition and no opinion or view was expressed with respect to any consideration received in connection with the Acquisition by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Acquisition, or class of such persons, relative to the Exchange Ratio. Furthermore, no opinion or view was expressed as to the relative merits of the Acquisition in comparison to other strategies or transactions that might be available to International Paper or in which International Paper might engage or as to the underlying business decision of International Paper to proceed with or effect the Acquisition. In addition, BofA Securities expressed no view or opinion with respect to, and BofA Securities relied, with the consent of International Paper, upon the assessments of representatives of International Paper regarding legal, regulatory, accounting, tax and similar matters relating to International Paper or DS Smith and the Acquisition (including the contemplated benefits thereof) as to which BofA Securities understood that International Paper obtained such advice as it deemed necessary from qualified professionals. BofA Securities expressed no opinion as to what the value of shares of Common Stock actually would be when issued or the prices at which shares of Common Stock or DS Smith Shares would trade at any time, including following announcement or consummation of the Acquisition. In addition, BofA Securities expressed no opinion or recommendation as to how any shareowner should vote or act in connection with the Acquisition or any related matter.

BofA Securities’ opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Securities as of, the date of its opinion. It should be understood that subsequent developments may affect BofA Securities’ opinion, and BofA Securities does not have any obligation to update, revise, or reaffirm its opinion. The issuance of BofA Securities’ opinion was approved by a fairness opinion review committee of BofA Securities. Except as described in this summary, International Paper imposed no other instructions or limitations on the investigations made or procedures followed by BofA Securities in rendering its opinion.

The discussion set forth below represents a brief summary of the material financial analyses presented by BofA Securities to the International Paper Board in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Securities, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Securities. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Securities.

Summary of Material Company Financial Analyses of DS Smith

Selected Publicly Traded Companies Analysis.

BofA Securities reviewed publicly available financial and stock market information for DS Smith and the following two selected publicly traded paper-based packaging companies:

•	Smurfit Kappa Group plc

•	Mondi plc

BofA Securities reviewed, among other information, enterprise values for each of the selected publicly traded companies, and for DS Smith, calculated as equity value based on closing stock prices of the applicable company on April 12, 2024 (the latest day prior to the public announcement of the Offer) plus debt, preferred equity and non-controlling interest (as applicable), and minus cash and cash equivalents (as applicable), as a multiple of estimated calendar year 2024 adjusted earnings before interest, taxes, depreciation and amortization, or adjusted EBITDA, for the applicable company. Financial data of the selected publicly traded companies and for DS Smith were based on public filings and publicly available Wall Street research analysts’ estimates published by FactSet as of April 12, 2024. The overall low to high calendar year 2024 enterprise value to calendar year 2024 adjusted EBITDA multiples observed for the selected publicly traded companies were 7.3x to 7.4x (with a mean of 7.4x and a median of 7.4x). BofA Securities noted that the enterprise value to calendar year 2024 adjusted EBITDA multiple observed for DS Smith was 7.5x. Based on BofA Securities’ review of the enterprise values to adjusted EBITDA multiples observed for the selected publicly traded companies and on its professional judgment and experience, BofA Securities applied an adjusted EBITDA multiple reference range of 6.5x to 8.5x to the estimates of calendar year 2024 adjusted EBITDA for DS Smith as reflected in the International Paper-DS Smith Forecasts, to calculate a range of implied enterprise values for DS Smith. BofA Securities then calculated an implied equity value per share reference range for DS Smith (rounded to the nearest £0.05) by deducting from this range of implied enterprise values an estimate of the net debt of DS Smith as of December 31, 2023, as provided by the management of International Paper, and dividing the results by a number of fully-diluted DS Smith Shares outstanding (based on information provided by the management of DS Smith).

This analysis indicated the following approximate implied equity value reference ranges per share, as compared to the implied value of the Exchange Ratio of £4.15 per ordinary share of DS Smith (calculated as the Exchange Ratio of 0.1285 multiplied by the closing price of Common Stock on March 25, 2024, the day prior to International Paper confirming that it had made a proposal to acquire the entire issued share capital of DS Smith (the “Implied Exchange Ratio Value”)), the closing price per ordinary share of DS Smith as of April 12, 2024, and the closing price per ordinary share of DS Smith on February 7, 2024, which represents the day prior to disclosure of Mondi plc’s offer to acquire the entire issued share capital of DS Smith (the “DS Smith Unaffected Share Price”):

Implied Equity Value Reference Range Per Share	Implied Exchange Ratio Value	April 12, 2024 Closing Price Per Share	DS Smith Unaffected Share Price
EV / 2024E Adj. EBITDA
£2.85 – £4.20	£4.15	£4.12	£2.81

No selected publicly traded company used in this analysis is identical or directly comparable to DS Smith. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which DS Smith was compared.

Selected Precedent Transactions Analysis

BofA Securities reviewed, to the extent publicly available, financial information relating to the following selected transactions involving acquisitions of publicly traded corrugated packaging companies since 2012:

Announcement Date	Acquiror	Target
September 12, 2023	Smurfit Kappa Group plc	WestRock Company
September 8, 2022	Stora Enso Oyj	De Jong Packaging Group
June 4, 2018	DS Smith plc	Europac Group
January 29, 2018	WestRock Company	KapStone Paper and Packaging Corporation
December 22, 2017	Mondi plc	Powerflute Oyj
June 29, 2017	DS Smith plc	Interstate Resources, Inc.
January 17, 2012	DS Smith plc	Svenska Cellulosa Aktiebolaget SCA

BofA Securities reviewed the enterprise values implied for each target company, calculated as the aggregate consideration payable in the selected transaction, plus debt, preferred equity and non-controlling interest (as applicable), and minus cash and cash equivalents (as applicable) of the target company, as publicly disclosed prior to the announcement of the applicable transaction, as a multiple of estimates of the target company’s adjusted EBITDA for the calendar year in which the applicable transaction was announced and based on publicly available information at that time. Other financial data relating to each of the selected transactions and target companies were derived from the transaction parties’ public filings. The overall low to high enterprise value to adjusted EBITDA multiples of the target companies in the selected transactions were 6.2x to 13.1x.

Based on BofA Securities’ review of the enterprise values to adjusted EBITDA multiples for the selected transactions and on its professional judgment and experience, BofA Securities applied an enterprise value to adjusted EBITDA multiple reference range of 7.5x to 9.5x to the estimates of calendar year 2023 adjusted EBITDA for DS Smith as reflected in the International Paper-DS Smith Forecasts, to calculate a range of implied enterprise values for DS Smith. BofA Securities then calculated an implied equity value per share reference range for DS Smith (rounded to the nearest £0.05) by deducting from this range of implied enterprise values an estimate of the net debt of DS Smith as of December 31, 2023, as provided by the management of International Paper, and dividing the results by a number of fully-diluted DS Smith ordinary shares outstanding (based on information provided by the management of DS Smith).

This analysis indicated the following approximate implied equity value reference ranges per share, as compared to the Implied Exchange Ratio Value, the closing price per ordinary share of DS Smith as of April 12, 2024 and the DS Smith Unaffected Share Price:

Implied Equity Value Reference Range Per Share	Implied Exchange Ratio Value	April 12, 2024 Closing Price Per Share	Unaffected Share Price
EV / 2023E Adj. EBITDA
£4.25 – £5.80	£4.15	£4.12	£2.81

No selected precedent transaction used in this analysis or the applicable target company is identical or directly comparable to DS Smith or the Acquisition. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics, market conditions and other factors that could affect the acquisition or other values of the companies or transactions to which DS Smith and the Acquisition were compared.

Discounted Cash Flow Analysis

BofA Securities performed a discounted cash flow analysis of DS Smith to calculate a range of implied present values per ordinary share of DS Smith utilizing estimates of the standalone, unlevered, after-tax free cash flows DS Smith was expected to generate over the period from calendar year 2024 through calendar year 2029 based on the International Paper-DS Smith Forecasts. BofA Securities calculated a terminal value for DS Smith by applying an assumed perpetuity growth rate range of 2.00% to 3.00%, reflecting guidance provided by the management of International Paper, to the terminal year unlevered free cash flows. The unlevered free cash flows and the terminal values were discounted to December 31, 2023, utilizing mid-year discounting convention, and using discount rates ranging from 8.00% to 10.00%, which were based on an estimate of DS Smith’s weighted average cost of capital derived using the capital asset pricing model. BofA Securities then calculated an implied equity value per share reference range for DS Smith (rounded to the nearest £0.05) by deducting from this range of present values an estimate of the net debt of DS Smith as of December 31, 2023, as provided by the management of International Paper, and dividing the result by a number of fully-diluted DS Smith Shares outstanding (based on information provided by the management of DS Smith).

This analysis indicated the following approximate implied equity value reference range per ordinary share of DS Smith (rounded to the nearest £0.05) for DS Smith, as compared to the Implied Exchange Ratio Value, the closing price per ordinary share of DS Smith as of April 12, 2024, and the Unaffected Share Price:

Implied Equity Value Reference Range Per Share	Implied Exchange Ratio Value	April 12, 2024 Closing Price Per Share	Unaffected Share Price
£3.20 – £5.90	£4.15	£4.12	£2.81

Other Factors

BofA Securities also noted certain additional factors that were not considered part of BofA Securities’ financial analyses with respect to its opinion but were referenced solely for informational purposes, including, among other things the following:

Discounted Cash Flow Analysis utilizing Estimated Synergies. BofA Securities performed the Discounted Cash Flow Analysis described above under the heading “Summary of Material Company Financial Analyses of DS Smith—Discounted Cash Flow Analysis”, utilizing the International Paper-DS Smith Forecasts and taking into account the Estimated Synergies. This analysis indicated the following approximate implied equity value reference range per ordinary share of DS Smith (rounded to the nearest £0.05), as compared to the Implied Exchange Ratio Value, the closing price per ordinary share of DS Smith as of April 12, 2024, and the Unaffected Share Price:

Implied Equity Value Reference Range Per Share	Implied Exchange Ratio Value	April 12, 2024 Closing Price Per Share	Unaffected Share Price
£5.35 – £9.45	£4.15	£4.12	£2.81

52-Week Trading Range. BofA Securities reviewed the trading range of DS Smith ordinary shares for the 52-week period ended April 12, 2024, which was £2.64 to £4.13.

Wall Street Research Analysts Price Targets. BofA Securities reviewed certain publicly available equity research analyst price targets for the DS Smith Shares available as of April 12, 2024, which indicated a range of £3.10 to £4.00 and a present value of £2.80 to £3.60 when discounted by one year at DS Smith’s estimated mid-point cost of equity of 11.50% derived using the capital asset pricing model.

Premia Paid Analysis. BofA Securities performed an analysis of premia paid based on the 25th – 75th percentile of 28 greater than 50% stock deals including a UK public target with an equity value greater than £250 million since 2014 (excluding deals with an unaffected spot premium of less than 10.0%). Based on this review and its professional judgment and experience, BofA Securities applied an illustrative premia reference range of 16.0% to 45.0% to the Unaffected Share Price on February 7, 2024, of £2.81 and the closing price per ordinary share of DS Smith on April 12, 2024, of £4.12, to derive implied equity value reference ranges per ordinary share of DS Smith (rounded to the nearest £0.05) of £3.25 to £4.10.

Summary of Material Company Financial Analyses of International Paper

Selected Publicly Traded Companies Analysis.

BofA Securities reviewed publicly available financial and stock market information for International Paper and the following three selected publicly traded corrugated packaging companies:

•	Packaging Corporation of America

•	WestRock Company

•	Graphic Packaging Holding Company

BofA Securities reviewed, among other information, enterprise values for each of the selected publicly traded companies, and for International Paper, calculated as equity value based on closing stock prices of the applicable company on April 12, 2024, plus debt, preferred equity and non-controlling interest (as applicable), and minus cash and cash equivalents (as applicable), as a multiple of estimated calendar year 2024 adjusted EBITDA, for the applicable company. Financial data of the selected publicly traded companies and for International Paper were based on public filings and publicly available Wall Street research analysts’ estimates published by FactSet as of April 12, 2024. The overall low to high enterprise value to calendar year 2024 adjusted EBITDA multiples observed for the selected publicly traded companies were 7.6x to 11.4x (with a mean of 8.9x and a median of 7.8x). BofA Securities noted that the enterprise value to calendar year 2024 adjusted EBITDA multiple observed for International Paper was 7.9x.

Based on BofA Securities’ review of the enterprise values to adjusted EBITDA multiples observed for the selected publicly traded companies and on its professional judgment and experience, BofA Securities applied an adjusted EBITDA multiple reference range of 7.5x to 9.5x to the estimates of calendar year 2024 adjusted EBITDA for International Paper as reflected in the International Paper Forecasts, to calculate a range of implied enterprise values for International Paper. BofA Securities then calculated an implied equity value per share reference range for International Paper (rounded to the nearest $0.05) by deducting from this range of implied enterprise values an estimate of the net debt of International Paper as of December 31, 2023, as provided by the management of International Paper, and dividing the results by a number of fully-diluted shares of Common Stock outstanding (calculated on a treasury stock method basis, based on information provided by the management of International Paper).

This analysis indicated the following approximate implied equity value reference ranges per share, as compared to the closing price per share of Common Stock as of April 12, 2024:

Implied Equity Value Reference Range Per Share	April 12, 2024 Closing Price Per Share
EV / 2024E Adj. EBITDA
$28.35 – $39.30	$37.14

No selected publicly traded company used in this analysis is identical or directly comparable to International Paper. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which International Paper was compared.

Discounted Cash Flow Analysis

BofA Securities performed a discounted cash flow analysis of International Paper to calculate a range of implied present values per share of Common Stock utilizing estimates of the standalone, unlevered, after-tax free cash flows International Paper was expected to generate over the period from calendar year 2024 through calendar year 2029 based on the International Paper Forecasts. BofA Securities calculated a terminal value for International Paper by applying an assumed perpetuity growth rate range of 2.00% to 3.00%, reflecting guidance provided by the management of International Paper, to the terminal year unlevered free cash flows. The unlevered free cash flows and the terminal values were discounted to December 31, 2023, utilizing mid-year discounting convention, and using discount rates ranging from 7.50% to 9.00%, which were based on an estimate of International Paper’s weighted average cost of capital derived using the capital asset pricing model. BofA Securities then calculated an implied equity value per share reference range for International Paper (rounded to the nearest $0.05) by deducting from this range of present values an estimate of the net debt of International Paper as of December 31, 2023, as provided by the management of International Paper, and dividing the result by a number of fully-diluted shares of Common Stock outstanding (calculated on a treasury stock method basis, based on information provided by the management of International Paper). This analysis indicated the following approximate implied equity value reference range per share (rounded to the nearest $0.05) for International Paper, as compared to the closing price per share of Common Stock as of April 12, 2024:

Implied Equity Value Reference Range Per Share	April 12, 2024 Closing Price Per Share
$35.80 – $59.55	$37.14

Other Factors

BofA Securities also noted certain additional factors that were not considered part of BofA Securities’ financial analyses with respect to its opinion but were referenced solely for informational purposes, including, among other things the following:

52-Week Trading Range. BofA Securities reviewed the trading range of shares of Common Stock for the 52-week period ended April 12, 2024, which was $29.17 to $40.85.

Wall Street Research Analysts Price Targets. BofA Securities reviewed certain publicly available equity research analyst price targets for shares of Common Stock as of April 12, 2024 which indicated a range of $36.60 to $43.00 and a present value of $33.40 to $39.25 when discounted by one year at International Paper’s estimated mid-point cost of equity of 9.50%, derived using the capital asset pricing model.

Summary of Material Relative and Pro Forma Financial Analyses

Implied Exchange Ratio Analyses. Utilizing the implied equity value reference ranges for DS Smith and International Paper described above under “—Selected Publicly Traded Companies Analysis” and “—Discounted Cash Flow Analysis” (and, for informational purposes only and not as part of BofA Securities’ financial analyses with respect to its opinion, under “—52 Week Trading Range” and “—Wall Street Research Analysts Price Targets”) for each of DS Smith and International Paper, as applicable, BofA Securities derived the implied exchange ratio by dividing the low end and the high end of the implied equity value reference range derived for DS Smith by the high end and low end of the implied equity value reference range derived for International Paper, respectively, under each of the financial analyses described above. Utilizing this method, BofA Securities calculated the following approximate implied exchange ratio reference ranges:

Financial Analyses	Implied Exchange Ratio
Publicly Traded Companies Analysis	0.090x – 0.184x
Discounted Cash Flow Analysis	0.067x – 0.205x
52-Week Trading Range (For Reference Only)	0.080x – 0.176x
Wall Street Research Analysts Price Targets (For Reference Only)	0.089x – 0.134x

Has/Gets Analysis

BofA securities performed a Has/Gets Analysis to calculate the theoretical change in value for holders of shares of Common Stock resulting from the Acquisition based on a comparison of (i) the pro forma ownership by holders of shares of Common Stock giving effect to the Acquisition, and (ii) the 100% ownership by holders of shares of Common Stock on a stand-alone basis. For International Paper on a stand-alone basis, BofA Securities used the implied reference range indicated in its discounted cash flow analysis described above under “Summary of Material Company Financial Analyses of International Paper—Discounted Cash Flow Analysis.” BofA Securities then performed the same analysis by calculating the range of implied per share equity values allocable to holders of shares of Common Stock on a pro forma basis, giving effect to the Acquisition, by assuming approximately 66.3% pro forma ownership, based on the number of shares of Common Stock estimated to be issued to holders of DS Smith Shares in the Acquisition, utilizing the results of the standalone discounted cash flow analyses for DS Smith and International Paper described above under “Summary of Material Company Financial Analyses of DS Smith—Discounted Cash Flow Analysis” and under “Summary of Material Company Financial Analyses of International Paper—Discounted Cash Flow Analysis”, and taking into account the Estimated Synergies. BofA Securities calculated the present value of the Estimated Synergies (including after-tax costs to achieve such cost-synergies) as of December 31, 2023 by using a midpoint discount rate range of 8.0% to 10.0%. BofA Securities then compared these implied per share equity value reference ranges to the implied per share equity value reference ranges derived for International Paper on a standalone basis utilizing the results of the standalone discounted cash flow analysis for International Paper described above.

This analysis indicated the following approximate implied pro forma per share equity value reference range for International Paper on a standalone basis and on a pro forma basis:

Per Share Equity Value Reference Ranges for Holders of Shares of Common Stock

Standalone	$35.80 – $59.55
Pro Forma	$40.20 – $69.10

Miscellaneous

As noted above, the discussion set forth above represents a brief summary of the material financial analyses presented by BofA Securities to the International Paper Board in connection with its opinion and is not a comprehensive description of all analyses undertaken or factors considered by BofA Securities in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Securities believes that its analyses summarized above must be considered as a whole. BofA Securities further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Securities’ analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Securities considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of International Paper. The estimates of the future performance of International Paper and DS Smith in or underlying BofA Securities’ analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Securities’ analyses. These analyses were prepared solely as part of BofA Securities’ analysis of the fairness, from a financial point of view, to International Paper of the Exchange Ratio provided for in the Acquisition and were provided to the International Paper Board in connection with the delivery of BofA Securities’ opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or acquired or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Securities’ view of the actual values of International Paper or the shares of Common Stock, or DS Smith or the DS Smith Shares.

The type and amount of consideration payable in the Acquisition was determined through negotiations between International Paper and DS Smith, rather than by any financial advisor, and was approved by the International Paper Board. The decision to enter into the Acquisition was that of the International Paper Board. As described above, BofA Securities’ opinion and analyses were only one of many factors considered by the International Paper Board in its evaluation of the Acquisition and should not be viewed as determinative of the views of the International Paper Board, International Paper’s management or any other party with respect to the Acquisition or the Exchange Ratio.

International Paper has agreed to pay BofA Securities for its services in connection with the Acquisition an aggregate fee of approximately £21.0 million (approximately $26 million (1 GBP = 1.2448 USD as of 4/15/2024 per FactSet as of April 15, 2024)), $2 million of which was payable upon delivery of BofA Securities’ opinion and the remainder of which is payable contingent upon consummation of the Acquisition. International Paper, at its discretion, may also pay to BofA Securities a discretionary fee of £5 million (approximately $6 million (1 GBP = 1.2448 USD as of 4/15/2024 per FactSet as of April 15, 2024)) in connection with the Acquisition. In addition, International Paper has agreed to reimburse certain of BofA Securities’ expenses arising, and to indemnify BofA Securities against certain liabilities that may arise, out of BofA Securities’ engagement.

BofA Securities and its affiliates comprise a full-service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Securities and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of International Paper, DS Smith and certain of their respective affiliates.

As of April 11, 2024, BofA Securities and its affiliates held on a non-fiduciary basis (i) outstanding shares of Common Stock having a market value of approximately $55 million as of such date, representing less than 0.5% of the outstanding shares of Common Stock as of such date, and (ii) outstanding DS Smith Shares having a market value of approximately $291 million as of such date, representing less than 3.7 % of the outstanding DS Smith Shares as of such date.

BofA Securities and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to International Paper and/or its affiliates, and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as lender in connection with certain term loans, commercial loans, credit facilities, commercial leases and trade finance arrangements, (ii) acting as financial advisor in connection with the sale of an interest in Ilim SA and JSC Ilim Group, (iii) having acted as syndicating bank in certain leveraged loan syndications, (iv) providing certain treasury, liquidity and payment products, (v) providing certain foreign exchange services, (vi) providing services in connection with retirement benefits and defined contribution plans, and (vii) providing certain letters of credit. From April 1, 2022, through March 31, 2024, BofA Securities and its affiliates derived aggregate revenues from International Paper and certain of its affiliates of approximately $22 million for corporate and/or investment banking services.

In addition, BofA Securities and its affiliates in the future may provide, investment banking, commercial banking and other financial services to DS Smith and/or its affiliates and in the future may receive compensation for the rendering of these services.

Certain Unaudited Prospective Financial Information

I. Certain DS Smith Unaudited Prospective Financial Information

DS Smith does not, as a matter of course, publicly disclose long-term projections or internal projections of its future financial performance, net sales, earnings, financial condition or other results due to, among other reasons, the uncertainty, inherent unpredictability and subjectivity of the underlying assumptions and estimates. The DS Smith Forecasts are ordinary course internal management forecasts that were prepared in October 2023 and not in connection with the Acquisition or with a view to public disclosure. The DS Smith Forecasts were provided by DS Smith to International Paper upon International Paper’s request on a private, bilateral basis (and subsequently by International Paper to the International Paper Board and BofA Securities) in March 2024 as part of the ordinary course due diligence exercise carried out by International Paper in connection with its evaluation of the Acquisition prior to the Offer Announcement. However, International Paper carried out its own detailed assessment of DS Smith’s prospects and expected financial performance for the purposes of its decision to undertake the Acquisition, as further detailed below.

Certain Limitations on the DS Smith Forecasts

The DS Smith Forecasts have been summarized in this proxy statement for the purposes of ensuring that the International Paper Shareowners have appropriate visibility on the information that was available to the International Paper Board in its decision to approve the Offer Announcement and to undertake the Acquisition. However, the International Paper Board does not consider such DS Smith Forecasts to have been material for such decision. The summary provided in this proxy statement is therefore only being provided for the reasons discussed in this proxy statement, and the DS Smith Forecasts are not included in this proxy statement to, or intended to, induce any International Paper Shareowners to vote in favor of the Share Issuance Proposal, to influence any person to make any investment decision with respect to the Share Issuance Proposal or for any other matter whatsoever, including any evaluation of DS Smith’s current or future operational or financial performance by any person. Moreover, given the date at which they were prepared, the DS Smith Forecasts should be evaluated, if at all, in conjunction with DS Smith’s historical financial statements and other information regarding DS Smith contained in this proxy statement. In particular, the DS Smith Forecasts for the fiscal year ended April 30, 2024 are superseded by DS Smith’s actual audited historical financial statements for the fiscal period ended April 30, 2024. The DS Smith Forecasts may also differ from published analyst estimates and forecasts.

As further described below, certain assumptions underlying the DS Smith Forecasts may no longer be valid as of the date of this proxy statement. The directors of the DS Smith Board of Directors accordingly consider that the DS Smith Forecasts are no longer valid as of the date of this proxy statement.

Although a summary of the DS Smith Forecasts is presented with numerical specificity, this information is not factual, reflects numerous estimates and assumptions that are inherently uncertain, may now be outdated and may be beyond the control of DS Smith and should not be relied upon as being necessarily predictive of actual future results. The DS Smith Forecasts are forward-looking statements at the date at which they were prepared in October 2023. Important factors that may affect actual results and cause the DS Smith Forecasts not to be achieved include any inaccuracy of the underlying assumptions thereto (including, among others, those described below under “—Certain Underlying Assumptions”), developments related to pricing cycles and volumes; economic, competitive and market conditions generally, including macroeconomic uncertainty, customer inventory rebalancing, the impact of inflation and increases in energy, raw materials, shipping, labor and capital equipment costs; the volatility of paper prices, old corrugated containers material and energy prices; reduced supply of raw materials, energy and transportation; cost savings and productivity initiatives; competitive pressures; and the other factors described under the section of the proxy statement entitled “Cautionary Statement Concerning Forward-Looking Statements.” The DS Smith Forecasts also reflect assumptions regarding certain business decisions that may change and are susceptible to changes in actual results, revised prospects for DS Smith’s business, competitive environment, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated when the DS Smith Forecasts were prepared in October 2023. In addition, the DS Smith Forecasts may be affected by DS Smith’s ability to achieve proposed initiatives, objectives and targets over the applicable periods. As a result, there can be no assurance that the DS Smith Forecasts will be realized, and actual results may be materially better or worse than those contained in the DS Smith Forecasts. The risk that these uncertainties and contingencies could cause the assumptions to fail to be reflective of actual results is further heightened given the length of time over which these assumptions apply. Any assumptions and projections in early periods, and any deviations therefrom as a result of the factors outlined above or other factors that may become applicable could have a compounding effect on the difference between the DS Smith Forecasts and actual results for those periods. Thus, any failure of an assumption or projections to be reflective of actual results in an early period could have a greater effect on the projected results failing to be reflective of actual events in later periods. The inclusion of this information should not be regarded as an indication that International Paper, DS Smith, BofA Securities, their respective representatives or any recipient of this information considered, or now considers, the DS Smith Forecasts to be material information of International Paper or DS Smith or necessarily predictive of actual future results, nor should it be construed as financial guidance, and it should not be relied upon as such.

The DS Smith Forecasts do not take into account any circumstances or events occurring after the date that they were prepared and do not give effect to the Acquisition, including any potential synergies in connection therewith. Except to the extent required by applicable U.S. federal securities laws, neither International Paper nor DS Smith intends, and each expressly disclaims any responsibility, to update or otherwise revise the DS Smith Forecasts to reflect circumstances existing after the respective dates on which they were prepared or to reflect the occurrence of future events or changes in general economic or industry conditions, even if any or all of the assumptions underlying the DS Smith Forecasts are shown to be inaccurate. Neither International Paper nor DS Smith can give any assurance that, had the DS Smith Forecasts been prepared either as of the date of the Offer Announcement or the date of this proxy statement, similar estimates and assumptions would be used. The DS Smith Forecasts do not take into account all the possible financial and other effects on DS Smith of the Acquisition, the effect on DS Smith of any business or strategic decision or action that has been or will be taken as a result of the Offer Announcement having been made, or the effect of any business or strategic decisions or actions that would likely have been taken if the Offer Announcement had not been made, but which were instead altered, accelerated, postponed or not taken in anticipation of the Acquisition. Further, the DS Smith Forecasts do not take into account the effect on DS Smith of any possible failure of the Acquisition to occur.

The DS Smith Forecasts were not prepared with a view to comply with the published guidelines of the SEC regarding projections, forward-looking statements or pro forma financial information or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, Rule 28 of the Takeover Code, U.S. GAAP (and do not include footnote disclosures as may be required by GAAP) or IFRS.

The DS Smith Forecasts have been prepared by, and are the responsibility of, DS Smith’s management. Neither International Paper’s independent registered public accounting firm nor DS Smith’s independent registered public accounting firm, nor any other independent accountants, has audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the accompanying DS Smith Forecasts, nor have they expressed any opinion or any other form of assurance with respect thereto and assume no responsibility for, and disclaim any association with, the DS Smith Forecasts. The reports of DS Smith’s independent registered public accounting firm and International Paper’s independent registered public accounting firm contained or incorporated by reference herein relate to DS Smith’s and International Paper’s historical financial information, respectively. Those reports do not extend to the DS Smith Forecasts and should not be read to do so.

The DS Smith Forecasts include non-IFRS financial measures. There are limitations inherent in non-IFRS financial measures because they exclude charges and credits that are required to be included in an IFRS presentation. Non-IFRS financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with IFRS or U.S. GAAP (as applicable), and non-IFRS financial measures in the DS Smith Forecasts may not be comparable to similarly titled amounts used by other companies or in other contexts. These non-IFRS measures are included in this proxy statement because such information was made available by DS Smith to International Paper, and subsequently by International Paper to the International Paper Board and BofA Securities, and used in connection with the process leading to the Offer Announcement, as described elsewhere in this proxy statement. No reconciliation of non-GAAP financial measures in the DS Smith Forecasts to GAAP measures was created or used in connection with preparing the DS Smith Forecasts and no such reconciliation of non-GAAP financial measures in the DS Smith Forecasts to GAAP measures was relied upon by International Paper, the International Paper Board, or BofA Securities, in connection with the process leading to the Offer Announcement.

None of DS Smith, International Paper nor any of their respective affiliates, directors, officers, advisors or other representatives has made or makes any representation to any International Paper Shareowner or other person regarding the ultimate performance of DS Smith or International Paper compared to the information contained in the DS Smith Forecasts, or any representation that the DS Smith Forecasts will be achieved.

In light of the foregoing factors and the uncertainties inherent in the DS Smith Forecasts, International Paper Shareowners are cautioned not to place undue reliance on the DS Smith Forecasts included in this proxy statement in making a decision regarding the Share Issuance Proposal, as the DS Smith Forecasts may be materially different than actual results.

Certain Underlying Assumptions

The DS Smith Forecasts reflect numerous assumptions and estimates as to future events made by DS Smith management in October 2023 using information available at the time, including information from both public and non-public sources. Key assumptions to the DS Smith Forecasts include pricing outlooks for DS Smith products; volume; and costs of raw materials, in each case, which are primarily driven by macroeconomic conditions and supply and demand dynamics. In preparing the DS Smith Forecasts, DS Smith management applied, among other things, assumptions relating to the following inputs:

Sales. The projected sales reflected in the DS Smith Forecasts are based on expected pricing and volumes, as further described below.

Pricing. The DS Smith Forecasts reflect forecasts of future pricing trends in third-party, publicly available industry sources (which were not commissioned by either DS Smith or International Paper). DS Smith applied these third-party forecasts in pricing trends for each category of DS Smith’s domestic and export containerboard products, taking into account the phase-in of price changes, including due to contractual agreements at fixed prices, delayed implementation or other price adjustment mechanisms.

Volumes. The volume assumptions used in the DS Smith Forecasts reflect DS Smith’s historical volumes, adjusted using DS Smith management’s estimates of DS Smith’s capacity and downtimes for global corrugated packaging during periods in the DS Smith Forecasts after fiscal year 2024, forecasts of future industry-wide capacity growth and downtimes from third-party, publicly available industry sources (which were not commissioned by either DS Smith or International Paper).

DS Smith’s ability to achieve the sales reflected in the DS Smith Forecasts are subject to the factors that influence the pricing and volume for DS Smith’s business.

Prices for DS Smith’s products are driven by many factors, including macroeconomic conditions, demand for its products and competitive conditions in the industries that DS Smith serves, and DS Smith has little influence over the timing and extent of price changes. For example, the cyclical nature of the packaging industry has historically led to periods of overcapacity where, at times, supply significantly outpaces demand, thereby creating downward pressure on prices for containerboard. As a result, in some instances, there are stretches of excess capacity that lead to significant price cuts in containerboard and downtime. However, at other times, supply tends to lag behind demand causing tightened supply, leading to increased prices. In addition, many of DS Smith’s customer contracts include price adjustment provisions based upon published indices for containerboard that contribute to the setting of selling prices for some of DS Smith’s products. Changes in how these indices are determined or maintained, or other indices are established or maintained, could adversely impact the selling prices for these products.

Volumes tend to fluctuate due to macroeconomic conditions, supply and demand dynamics in the markets DS Smith serves, and due to company and customer specific issues. Demand for corrugated containers and containerboard is primarily driven by the need for (i) packaging products for the transportation of a diverse range of consumer and industrial goods, such as processed and fresh food, agricultural products, beverages, industrial and consumer electronics, chemicals and pharmaceuticals, and (ii) higher value added corrugated products such as those featuring enhanced graphics used for point of sale displays and consumer and shelf-ready packaging. In general, demand for corrugated containers and containerboard is directionally correlated with levels of industrial production, and is impacted by the trends affecting the choice of medium (paper, plastic, wood) used in the packaging of these products. Demand for packaging products has historically been closely correlated to general economic growth and activity. Increased levels of economic growth and activity typically result in higher per capita use of packaging materials, both with respect to transportation of goods and consumer presentation. In addition, consumer spending patterns and preferences play a significant role in demand for paper-based packaging. For example, there has been an acceleration in changing consumer preferences in recent years, particularly around e-commerce penetration and heightened awareness of the impact of packaging on the environment.

Cost Inflation. DS Smith management applied assumptions regarding future inflation in each category of costs, including energy/chemicals, fibre, freight, labor/wage and other selling, general and administrative expenses, over the period covered by the DS Smith Forecasts, derived from third-party, publicly available macroeconomic indices and forecasts (which were not commissioned by DS Smith or International Paper) and internal estimates.

Productivity Improvements. The DS Smith Forecasts reflect DS Smith’s continued execution of cost savings initiatives and business systems transformation project, including the cost efficiencies resulting from such initiatives and investments beginning in fiscal year 2024.

To generate the estimates for all four fiscal years included in the DS Smith Forecasts, DS Smith management applied its assumptions, including the assumptions described above, to DS Smith’s historical results and metrics.

Leading up to the production of the DS Smith Forecasts and of its provision to International Paper, DS Smith management prepared various drafts of the DS Smith Forecasts. The DS Smith Forecasts were revised at various points during that period due to the passage of time, the availability of additional periods of DS Smith’s actual financial results and changes in market-based assumptions relating to pricing, volumes and the macroeconomic outlook.

Summary of the DS Smith Forecasts

The following is a summary of the DS Smith Forecasts.

	Fiscal year ending April 30,(1)
(£ amounts in millions)	2024E	2025E	2026E	2027E
External Revenue	6,936	7,640	7,967	8,322
EBITDA	1,022	1,054	1,227	1,394
Capital Expenditures	(500)	(500)	(500)	(500)

(1)

External Revenue and EBITDA are non-GAAP and non-IFRS measures, and are not intended to represent, or to be used, as a substitute for DS Smith’s audited accounts as a measure of operating performance. Other companies may calculate this non-GAAP and non-IFRS measure differently than DS Smith, which limits comparability between companies.

II. Certain DS Smith Unaudited Prospective Financial Information prepared by International Paper

In connection with the Acquisition, International Paper’s management independently prepared the International Paper-DS Smith Forecasts. The International Paper-DS Smith Forecasts were not prepared with a view to public disclosure, but are included in this proxy statement because such information was provided by International Paper to the International Paper Board and BofA Securities, and used by International Paper in the process leading to the Offer Announcement being made. The International Paper-DS Smith Forecasts were provided by International Paper to the International Paper Board in connection with its evaluation of the Acquisition. The International Paper-DS Smith Forecasts were also provided by International Paper to BofA Securities and approved by International Paper for BofA Securities’ use and reliance of such forecasts in connection with its financial analyses and opinion to the International Paper Board (see the section of the proxy statement entitled “Opinion of BofA Securities”). The fiscal years for 2024 and 2025 of the International Paper-DS Smith Forecasts were also used by International Paper in connection with its evaluation of the Acquisition.

Certain Limitations on the International Paper-DS Smith Forecasts

The summary of the International Paper-DS Smith Forecasts is not included in this proxy statement in order to induce any International Paper Shareowner to vote in favor of the Share Issuance Proposal or any other matter, or to influence any person to make any investment decision with respect to the Share Issuance Proposal. The International Paper-DS Smith Forecasts should be evaluated, if at all, in conjunction with DS Smith’s historical financial statements and other information regarding DS Smith contained in this proxy statement, including those factors described below. The International Paper-DS Smith Forecasts may differ from published analyst estimates and forecasts.

Although a summary of the International Paper-DS Smith Forecasts is presented with numerical specificity, this information is not factual, reflects numerous estimates and assumptions that are inherently uncertain, may be beyond the control of DS Smith, contains forward-looking statements and should not be relied upon as being necessarily predictive of actual future results. Important factors that may affect actual results and cause the International Paper-DS Smith Forecasts not to be achieved include any inaccuracy of the underlying assumptions thereto (including, among others, those described below under “—Certain Underlying Assumptions”); developments related to pricing cycles and volumes; economic, competitive and market conditions generally, including macroeconomic uncertainty, customer inventory rebalancing, the impact of inflation and increases in energy, raw materials, shipping, labor and capital equipment costs; reduced supply of raw materials, energy and transportation; cost savings and productivity initiatives; competitive pressures; and the other factors described under the section of the proxy statement entitled “Cautionary Statement Concerning Forward-Looking Statements.” The International Paper-DS Smith Forecasts also reflect assumptions regarding certain business decisions that may change and are susceptible to changes in actual results, revised prospects for DS Smith’s business, the competitive environment and general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated when the International Paper-DS Smith Forecasts were prepared. In addition, the International Paper-DS Smith Forecasts may be affected by DS Smith’s ability to achieve proposed initiatives, objectives and targets over the applicable periods. As a result, there can be no assurance that the International Paper-DS Smith Forecasts will be realized, and actual results may be materially better or worse than those contained in the International Paper-DS Smith Forecasts. The risk that these uncertainties and contingencies could cause the assumptions to fail to be reflective of actual results is further heightened given the length of time over which these assumptions apply. Any assumptions and projections in early periods, and any deviations therefrom as a result of the factors outlined above or other factors that may become applicable could have a compounding effect on the difference between the International Paper-DS Smith Forecasts and actual results for those periods. Thus, any failure of an assumption or projections to be reflective of actual results in an early period could have a greater effect on the projected results failing to be reflective of actual events in later periods. The inclusion of this information should not be regarded as an indication that International Paper, BofA Securities, their respective representatives or any recipient of this information considered, or now considers, the International Paper-DS Smith Forecasts to be material information of International Paper or DS Smith or necessarily predictive of actual future results, nor should it be construed as financial guidance, and it should not be relied upon as such.

The International Paper-DS Smith Forecasts do not take into account any circumstances or events occurring after the date that they were prepared and do not give effect to the Acquisition, including any potential synergies, the Estimated Synergies or costs in connection therewith. Except to the extent required by applicable U.S. federal securities laws, International Paper does not intend, and expressly disclaims any responsibility, to update or otherwise revise the International Paper-DS Smith Forecasts to reflect circumstances existing after the respective dates on which they were prepared or to reflect the occurrence of future events or changes in general economic or industry conditions, even if any or all of the assumptions underlying the International Paper-DS Smith Forecasts are shown to be inaccurate. International Paper cannot give any assurance that, had the International Paper-DS Smith Forecasts been prepared as of the date of this proxy statement, similar estimates and assumptions would be used. The International Paper-DS Smith Forecasts do not take into account all possible financial and other effects of the Acquisition on DS Smith, the effect on DS Smith of any business or strategic decision or action that has been or will be taken as a result of the Offer Announcement, or the effect of any business or strategic decisions or actions that would likely have been taken if the Offer Announcement had not been made, but which were instead altered, accelerated, postponed or not taken in anticipation of the Acquisition. Further, the International Paper-DS Smith Forecasts do not take into account the effect on DS Smith of any possible failure of the Acquisition to occur.

The International Paper-DS Smith Forecasts were not prepared with a view to comply with the published guidelines of the SEC regarding projections, forward-looking statements or pro forma financial information, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, Rule 28 of the Takeover Code, U.S. GAAP or IFRS.

The International Paper-DS Smith Forecasts have been prepared by, and are the responsibility of, International Paper’s management. They have not been prepared or reviewed by DS Smith or its directors, management or advisors. Neither International Paper’s independent registered public accounting firm nor DS Smith’s independent registered public accounting firm, nor any other independent accountants, has audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the accompanying International Paper-DS Smith Forecasts, nor have they expressed any opinion or any other form of assurance with respect thereto and assume no responsibility for, and disclaim any association with, the International Paper-DS Smith Forecasts. The reports of DS Smith’s independent registered public accounting firm and International Paper’s independent registered public accounting firm contained or incorporated by reference herein relate to DS Smith’s and International Paper’s historical financial information, respectively. Those reports do not extend to the International Paper-DS Smith Forecasts and should not be read to do so.

The International Paper-DS Smith Forecasts include non-IFRS and non-GAAP financial measures. There are limitations inherent in non-IFRS and non-GAAP financial measures because they exclude charges and credits that are required to be included in an IFRS or a GAAP presentation. Non-IFRS and non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with IFRS or U.S. GAAP (as applicable), and non-IFRS and non-GAAP financial measures in the International Paper-DS Smith Forecasts may not be comparable to similarly titled amounts used by other companies or in other contexts. These non-IFRS and non-GAAP measures are included in this proxy statement because such information was made available by International Paper to the International Paper Board and BofA Securities, and used in the process leading to the Offer Announcement being made, as described elsewhere in this proxy statement. No reconciliation of non-IFRS or non-GAAP financial measures in the International Paper-DS Smith Forecasts to IFRS or U.S. GAAP (as applicable) measures was created or used in connection with preparing the International Paper-DS Smith Forecasts, and no such reconciliation of non-IFRS and non-GAAP financial measures in the International Paper-DS Smith Forecasts to IFRS or U.S. GAAP (as applicable) measures was relied upon by the International Paper Board, BofA Securities or International Paper, in connection with their respective evaluations of the Acquisition.

Neither International Paper nor any of its affiliates, directors, officers, advisors or other representatives have made or make any representation to any International Paper Shareowner or other person regarding the ultimate performance of DS Smith or International Paper compared to the information contained in the International Paper-DS Smith Forecasts, or any representation that the International Paper-DS Smith Forecasts will be achieved.

In light of the foregoing factors and the uncertainties inherent in the International Paper-DS Smith Forecasts, the International Paper Shareowners are cautioned not to place undue reliance on the International Paper-DS Smith Forecasts included in this proxy statement in making a decision regarding the Share Issuance Proposal, as the International Paper-DS Smith Forecasts may be materially different than actual results.

Certain Underlying Assumptions

The International Paper-DS Smith Forecasts reflect numerous assumptions and estimates as to future events made by International Paper management using information available at the time, including information from both public and non-public sources. Key assumptions to the International Paper-DS Smith Forecasts include pricing outlooks for DS Smith products; volume; and costs of raw materials, in each case which are primarily driven by macroeconomic conditions and supply and demand dynamics. In preparing the International Paper-DS Smith Forecasts, International Paper’s management applied, among other things, assumptions relating to the following inputs:

Sales. DS Smith’s ability to achieve the sales reflected in the International Paper-DS Smith Forecasts are subject to the factors that influence the pricing and volume for DS Smith’s business.

Prices for DS Smith’s products are driven by many factors, including macroeconomic conditions, demand for its products and competitive conditions in the industries that DS Smith serves, and DS Smith has little influence over the timing and extent of price changes. For example, the cyclical nature of the packaging industry has historically led to periods of overcapacity where, at times, supply significantly outpaces demand, thereby creating downward pressure on prices for containerboard. As a result, in some instances, there are stretches of excess capacity that lead to significant price cuts in containerboard and downtime. However, at other times, supply tends to lag behind demand causing tightened supply, leading to increased prices. In addition, many of DS Smith’s customer contracts include price adjustment provisions based upon published indices for containerboard that contribute to the setting of selling prices for some of DS Smith’s products. Changes in how these indices are determined or maintained, or other indices are established or maintained, could adversely impact the selling prices for these products.

Volumes tend to fluctuate due to macroeconomic conditions, supply and demand dynamics in the markets DS Smith serves, and due to company and customer specific issues. Demand for corrugated containers and containerboard is primarily driven by the need for (i) packaging products for the transportation of a diverse range of consumer and industrial goods, such as processed and fresh food, agricultural products, beverages, industrial and consumer electronics, chemicals and pharmaceuticals, and (ii) higher value added corrugated products such as those featuring enhanced graphics used for point of sale displays and consumer and shelf-ready packaging. In general, demand for corrugated containers and containerboard is directionally correlated with levels of industrial production, and is impacted by the trends affecting the choice of medium (paper, plastic, wood) used in the packaging of these products. Demand for packaging products has historically been closely correlated to general economic growth and activity. Increased levels of economic growth and activity typically result in higher per capita use of packaging materials, both with respect to transportation of goods and consumer presentation. In addition, consumer spending patterns and preferences play a significant role in demand for paper-based packaging. For example, there has been an acceleration in changing consumer preferences in recent years, particularly around e-commerce penetration and heightened awareness of the impact of packaging on the environment.

Cost Inflation. International Paper management applied assumptions regarding future inflation in each category of costs, including energy/chemicals, fibre, freight, labor/wage and other selling, general and administrative expenses, over the period covered by the International Paper-DS Smith Forecasts, derived from third-party, publicly available macroeconomic indices and forecasts (which were not commissioned by DS Smith or International Paper) and internal estimates.

Productivity Improvements. The International Paper-DS Smith Forecasts reflect DS Smith’s continued execution of cost savings initiatives to the extent they contribute to offsetting certain categories of cost inflation.

To generate the estimates for each of the fiscal years included in the International Paper-DS Smith Forecasts, International Paper management applied its own assumptions, including the assumptions described above, to DS Smith’s historical results and metrics.

Leading up to the production of the International Paper-DS Smith Forecasts and the approval by the International Paper Board of BofA Securities’ use and reliance of such forecasts in the preparation of its financial analysis and opinion to the International Paper Board, International Paper management prepared various drafts of the International Paper-DS Smith Forecasts. The International Paper-DS Smith Forecasts were revised at various points during that period due to the passage of time and the availability of additional periods of DS Smith’s actual financial results, transactions (or planned transactions) publicly announced by DS Smith during that period, and changes during that period in market-based assumptions relating to pricing, volumes and macroeconomic outlook. See the section of the proxy statement entitled “Background of the Acquisition.”

Summary of the International Paper-DS Smith Forecasts

The following is a summary of the International Paper-DS Smith Forecasts.

	Fiscal year ending December 31,
(£ amounts in millions)	2024E	2025E	2026E	2027E	2028E	2029E
Revenue	6,637	7,858	7,534	7,688	7,854	8,021
Adjusted EBITDA	934	1,169	1,099	1,124	1,150	1,183
Unlevered Free Cash Flow	99	472	483	546	585	613

III. Certain International Paper Unaudited Prospective Financial Information

International Paper does not, as a matter of course, publicly disclose long-term projections or internal projections of its future financial performance, earnings, financial condition or other results due to, among other reasons, the uncertainty, inherent unpredictability and subjectivity of the underlying assumptions and estimates. The International Paper Forecasts were prepared by International Paper’s management in March 2024 in connection with the International Paper Board’s evaluation of strategic alternatives, including the continued execution of International Paper’s strategy as a standalone public company or the possible acquisition by International Paper of a third party, including pursuant to the Acquisition.

Certain Limitations on the International Paper Forecasts

The International Paper Forecasts were not prepared with a view to public disclosure, but are included in this proxy statement because such information was provided by International Paper to the International Paper Board and BofA Securities, and used by International Paper in the process leading to the Offer Announcement being made. The International Paper Forecasts were provided to the International Paper Board in connection with its evaluation of the Acquisition, and the International Paper Forecasts were provided to BofA Securities and approved by International Paper for BofA Securities’ use and reliance of such forecasts in connection with its financial analyses and opinion to the International Paper Board (see the section of the proxy statement entitled “Opinion of BofA Securities”).

The summary of the International Paper Forecasts is not included in this proxy statement in order to induce any International Paper Shareowner to vote in favor of the Share Issuance Proposal or any other matter, or to influence any person to make any investment decision with respect to the Share Issuance Proposal. The International Paper Forecasts should be evaluated, if at all, in conjunction with International Paper’s historical financial statements and other information regarding International Paper contained in or incorporated by reference into this proxy statement and the following factors. The International Paper Forecasts may differ from published analyst estimates and forecasts.

Furthermore, when the International Paper Forecasts were prepared:

•

They did not take into account any circumstances or events occurring after the date that they were prepared and do not give effect to the Acquisition, including any potential synergies, the Estimated Synergies or costs in connection therewith. Except to the extent required by applicable U.S. federal securities laws, International Paper did not intend, and expressly disclaims any responsibility, to update or otherwise revise the International Paper Forecasts to reflect circumstances existing after the respective dates on which they were prepared or to reflect the occurrence of future events or changes in general economic or industry conditions, even if any or all of the assumptions underlying the International Paper Forecasts are shown to be inaccurate. International Paper cannot give any assurance that, had the International Paper Forecasts been prepared as of the date of this proxy statement, similar estimates and assumptions would be used. The International Paper Forecasts did not take into account all the possible financial and other effects on International Paper of the Acquisition, the effect on International Paper of any business or strategic decision or action that has been or will be taken as a result of the Offer Announcement having been made, or the effect of any business or strategic decisions or actions that would likely have been taken if the Offer Announcement had not been made, but which were instead altered, accelerated, postponed or not taken in anticipation of the Acquisition. Further, the International Paper Forecasts did not take into account the effect on International Paper of any possible failure of the Acquisition to occur.

•

They were not prepared with a view to comply with the published guidelines of the SEC regarding projections, forward-looking statements or pro forma financial information or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, Rule 28 of the Takeover Code, U.S. GAAP or IFRS.

•

They were prepared by, and were the responsibility of, International Paper’s management. Other than the International Paper Forecasts with respect to the fiscal year for 2024 (the “2024 International Paper Forecasts”), as further described below, neither International Paper’s independent registered public accounting firm nor any other independent accountants, audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the accompanying International Paper Forecasts, nor did they express any opinion or any other form of assurance with respect thereto and assume no responsibility for, and disclaim any association with, the International Paper Forecasts. The reports of International Paper’s independent registered public accounting firm contained or incorporated by reference herein relate to International Paper’s historical financial information. Those reports did not extend to the International Paper Forecasts and should not be read to do so.

•

They included non-U.S. GAAP financial measures. There are limitations inherent in non-U.S. GAAP financial measures because they exclude charges and credits that are required to be included in a U.S. GAAP presentation. Non-U.S. GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP or IFRS (as applicable), and non-U.S. GAAP financial measures in the International Paper Forecasts may not be comparable to similarly titled amounts used by other companies or in other contexts. These non-U.S. GAAP measures were included in this proxy statement because such information was made available by International Paper to the International Paper Board and BofA Securities, and used in the process leading to the Offer Announcement being made, as described elsewhere in this proxy statement. No reconciliation of non-U.S. GAAP financial measures in the International Paper Forecasts to U.S. GAAP measures was created or used in connection with preparing the International Paper Forecasts and no such reconciliation of non-U.S. GAAP financial measures in the International Paper Forecasts to U.S. GAAP measures was relied upon by the International Paper Board or BofA Securities in connection with their respective evaluations of the Acquisition.

The International Paper Forecasts, other than the 2024 International Paper Forecasts, were not reported on by our financial advisor, BofA Securities, or reporting accountants under Rule 28 of the Takeover Code. The 2024 International Paper Forecasts were reported on by Deloitte LLP and BofA Securities as required by the Takeover Panel and in compliance with Rule 28 of the Takeover Code. The reports of Deloitte LLP and BofA Securities are contained in the Scheme Document published on or around the date of this proxy statement.

Notwithstanding the foregoing, in accordance with Rule 28.1(c)(i) of the Takeover Code, the directors of the International Paper Board confirm that the Adjusted EBITDA amounts of the International Paper Forecasts for fiscal years 2025 and 2026 (the “2025 and 2026 International Paper Adjusted EBITDA Forecasts”) remain valid each as a projected profit floor for the relevant financial period as of the date of this proxy statement.

Although a summary of the International Paper Forecasts is presented with numerical specificity, this information is not factual, reflects numerous estimates and assumptions that are inherently uncertain and may be beyond the control of International Paper and should not be relied upon as being necessarily predictive of actual future results. The International Paper Forecasts are forward-looking statements. Important factors that may affect actual results and cause the International Paper Forecasts not to be achieved include any inaccuracy of the assumptions underlying the International Paper Forecasts (including, among others, those described below under the section entitled “—Certain Underlying Assumptions”), developments related to pricing cycles and volumes; economic, competitive and market conditions generally, including macroeconomic uncertainty, customer inventory rebalancing, the impact of inflation and increases in energy, raw materials, shipping, labor and capital equipment costs; reduced supply of raw materials, energy and transportation; cost savings and productivity initiatives; competitive pressures; and the other factors described under the section of the proxy statement entitled “Cautionary Statement Concerning Forward-Looking Statements.” The International Paper Forecasts also reflect assumptions regarding certain business decisions that may change and are susceptible to changes in actual results, revised prospects for International Paper’s business, competitive environment, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated when the International Paper Forecasts were prepared. In addition, the International Paper Forecasts may be affected by International Paper’s ability to achieve proposed initiatives, objectives and targets over the applicable periods. As a result, there can be no assurance that the International Paper Forecasts will be realized, and actual results may be materially better or worse than those contained in the International Paper Forecasts. The risk that these uncertainties and contingencies could cause the assumptions to fail to be reflective of actual results is further heightened given the length of time over which these assumptions apply. Any assumptions and projections in early periods, and any deviations therefrom as a result of the factors outlined above or other factors that may become applicable, could have a compounding effect on the difference between the International Paper Forecasts and actual results for those periods. Thus, any failure of an assumption or projections to be reflective of actual results in an early period could have a greater effect on the projected results failing to be reflective of actual events in later periods. The inclusion of this information should not be regarded as an indication that International Paper, BofA Securities, their respective representatives or any recipient of this information considered, or now considers, the International Paper Forecasts to be material information of International Paper or necessarily predictive of actual future results, nor should it be construed as financial guidance, and it should not be relied upon as such.

Neither International Paper nor any of its affiliates, directors, officers, advisors or other representatives has made or makes any representation to any International Paper Shareowner or other person regarding the ultimate performance of International Paper compared to the information contained in the International Paper Forecasts, or any representation that the International Paper Forecasts will be achieved.

In light of the foregoing factors and the uncertainties inherent in the International Paper Forecasts, the International Paper Shareowners are cautioned not to place undue reliance on the International Paper Forecasts included in this proxy statement in making a decision regarding the Share Issuance Proposal, as the International Paper Forecasts may be materially different than actual results.

Certain Underlying Assumptions

The International Paper Forecasts reflect numerous assumptions and estimates as to future events made by International Paper management using information available at the time, including information from both public and non-public sources. Key assumptions to the International Paper Forecasts include pricing outlooks for International Paper products; volume; and costs of raw materials, in each case which are primarily driven by macroeconomic conditions and supply and demand dynamics. In preparing the International Paper Forecasts, International Paper management applied, among other things, assumptions relating to the following inputs:

Sales. International Paper’s ability to achieve the sales reflected in the International Paper Forecasts are subject to the factors that influence the pricing and volume for International Paper’s business.

Prices for International Paper’s products are driven by many factors, including macroeconomic conditions, demand for its products and competitive conditions in the industries that International Paper serves, and International Paper has little influence over the timing and extent of price changes. For example, the cyclical nature of the packaging industry has historically led to periods of overcapacity where, at times, supply significantly outpaces demand, thereby creating downward pressure on prices for containerboard. As a result, in some instances, there are stretches of excess capacity that lead to significant price cuts in containerboard and downtime. However, at other times, supply tends to lag behind demand causing tightened supply, leading to increased prices. In addition, many of International Paper’s customer contracts include price adjustment provisions based upon published indices for containerboard that contribute to the setting of selling prices for some of International Paper’s products. Changes in how these indices are determined or maintained, or other indices are established or maintained, could adversely impact the selling prices for these products.

Volumes tend to fluctuate due to macroeconomic conditions, supply and demand dynamics in the markets International Paper serves, and due to company and customer specific issues. Demand for corrugated containers and containerboard is primarily driven by the need for (i) packaging products for the transportation of a diverse range of consumer and industrial goods, such as processed and fresh food, agricultural products, beverages, industrial and consumer electronics, chemicals and pharmaceuticals, and (ii) higher value added corrugated products such as those featuring enhanced graphics used for point of sale displays and consumer and shelf-ready packaging. In general, demand for corrugated containers and containerboard is directionally correlated with levels of industrial production, and is impacted by the trends affecting the choice of medium (paper, plastic, wood) used in the packaging of these products. Demand for packaging products has historically been closely correlated to general economic growth and activity. Increased levels of economic growth and activity typically result in higher per capita use of packaging materials, both with respect to transportation of goods and consumer presentation. In addition, consumer spending patterns and preferences play a significant role in demand for paper-based packaging. For example, there has been an acceleration in changing consumer preferences in recent years, particularly around e-commerce penetration and heightened awareness of the impact of packaging on the environment. Demand for softwood pulp, including fluff pulp, is primarily driven by the need for (i) wood fibre-based tissue and towel products, (ii) absorbent hygiene products, such as diapers and absorbent pads, and (iii) printing and writing papers. In general, demand for softwood pulp, specifically for tissue and absorbent hygiene products, is directionally correlated with general economic growth and activity.

Cost Inflation. International Paper management applied assumptions regarding future inflation in each category of costs, including energy/chemicals, fibre, freight, labor/wage and other selling, general and administrative expenses, over the period covered by the International Paper Forecasts, derived from third-party, publicly available macroeconomic indices and forecasts (which were not commissioned by International Paper) and internal estimates.

Productivity Improvements. The International Paper Forecasts reflect International Paper’s continued execution of cost savings initiatives and forecasted cost efficiencies resulting from such initiatives and investments beginning in fiscal year 2024.

Impact of Announced Events. The International Paper Forecasts reflect the impact of the closures of International Paper’s containerboard mill in Orange, Texas, and two of its pulp machines – the #20 machine in Riegelwood, North Carolina, and the #4 machine in Pensacola, Florida.

To generate the estimates for each of the fiscal years included in the International Paper Forecasts, International Paper management applied its assumptions, including the assumptions described above, to International Paper’s historical results and metrics.

Summary of International Paper Forecasts

The following is a summary of the International Paper Forecasts.

	Fiscal year ending December 31,(1)
($ amounts in millions)	2024E	2025E	2026E	2027E	2028E	2029E
Revenue	18,881	19,458	20,155	20,644	21,057	21,478
Adjusted EBITDA	1,933	2,432	2,635	2,879	3,058	3,186
Unlevered Free Cash Flow	1,206	1,168	894	1,059	1,225	1,300

(1)

International Paper Shareowners should be aware that the International Paper Forecasts (other than (i) the 2024 International Paper Forecasts and (ii) the 2025 and 2026 International Paper Adjusted EBITDA Forecasts, which represents a projected profit floor for the relevant financial period as of the date of this proxy statement) do not represent International Paper management’s view of future performance as the International Paper Forecasts were prepared prior to Mr. Silvernail being appointed the Chief Executive Officer of International Paper on May 1, 2024 and, therefore, do not reflect International Paper’s recently announced 80/20 strategy targeting $4 billion mid-cycle EBITDA in International Paper’s existing business over the medium term. In particular, the International Paper Forecasts do not reflect planned commercial improvements that are expected to drive margin expansion and profitable growth from improved customer and product segmentation, stronger focus on customer excellence, value-based pricing, and investments in commercial resources and box system capabilities to improve customer performance through best-in-class reliability, productivity and innovation. In addition, the 80/20 strategy is expected to reduce the company’s overall cost structure through simplification and realignment of resources across the operations and enterprise functions based on strategic priorities.

Certain Estimated Synergies

International Paper management also estimated the Estimated Synergies. The Estimated Synergies were provided by International Paper’s management to the International Paper Board in connection with its review and evaluation of the Acquisition and the Estimated Synergies were also provided by International Paper’s management to BofA Securities and approved by International Paper for their use and reliance in connection with its financial analyses and opinion discussed in the section of this proxy statement entitled “Opinion of BofA Securities”. The Estimated Synergies consist of $514 million of pre-tax cash synergies, on an annual run-rate basis by the end of the fourth year following the closing of the Acquisition (the fiscal year ended 2028, assuming the Acquisition is completed in the fourth quarter of 2024 as currently anticipated).

The Estimated Synergies assumed that the Acquisition would be consummated and that the expected benefits of the Acquisition would be realized, including that no restrictions, terms or other conditions would be imposed in connection with the receipt of the Clearances, including any divestitures or other actions contemplated by the Co-operation Agreement. See the section above titled “—Cautionary Statement Regarding Forward-Looking Statements” for further information regarding the uncertainties and assumptions underlying the Estimated Synergies as well as the section entitled “Risk Factors—International Paper may fail to realize the anticipated benefits and operating synergies expected from the Acquisition, which could adversely affect the combined company’s business, financial condition and operating results” for further information regarding the uncertainties and factors associated with realizing the Estimated Synergies in connection with the Acquisition.

International Paper’s management also expects that the combined company will incur estimated one-time restructuring and integration costs of approximately $370 million.

The paragraphs above relating to Estimated Synergies constitute a “Quantified Financial Benefits Statement” for the purposes of Rule 28 of the Takeover Code. Annex IV of this proxy statement sets out further details on the Quantified Financial Benefits Statement, including the bases of belief and principal assumptions. References in this proxy statement to the Quantified Financial Benefits Statement should be read in conjunction with Annex IV.

The Offer Announcement and the Scheme of Arrangement

Once the conditions to the Acquisition have been satisfied or waived, as applicable, the Acquisition will be effected by way of a court-sanctioned scheme of arrangement between DS Smith and DS Smith Shareholders under Part 26 of the UK Companies Act 2006, as amended. The purpose of the scheme of arrangement is to provide for International Paper Bidco to acquire the entire issued and to be issued share capital of DS Smith in exchange for the issuance by International Paper to DS Smith Shareholders of shares of Common Stock, as a result of which, DS Smith Shareholders will become the owner of approximately 33.7% of International Paper’s fully diluted Common Stock, based on International Paper’s and DS Smith’s fully diluted outstanding share capital as of [●], 2024.

Under the scheme of arrangement, the Acquisition is to be achieved by the transfer of all issued and to be issued DS Smith Shares from the DS Smith Shareholders to International Paper Bidco in consideration for which DS Smith Shareholders will receive consideration on the basis set out in the Offer Announcement.

Upon the scheme of arrangement becoming effective, it will be binding on all DS Smith Shareholders (irrespective of whether or not they attended or voted at the DS Smith General Meeting and the Court Meeting), and share certificates in respect of DS Smith Shares will cease to be of value and should be destroyed and entitlements to DS Smith Shares held within the CREST system (as referenced in the Scheme Document) will be canceled.

The scheme of arrangement will be governed by English law. The scheme of arrangement will be subject to the applicable requirements of the Takeover Code, the Panel, the LSE and the FCA or its successor from time to time.

Conditions to the closing of the Acquisition

The closing of the Acquisition is subject to the satisfaction (or, where capable of being waived, waiver) of a number of customary conditions, including:

•

approval (which is incapable of being waived by either International Paper or DS Smith) by a majority in number of the DS Smith Shareholders who are present and vote, either in person or by proxy, at the Court Meeting (and at any separate class meeting which may be required by the Court) and who represent not less than 75% in value of the DS Smith Shares (or the relevant class or classes thereof) voted by those DS Smith Shareholders;

•

approval (which is incapable of being waived by either International Paper or DS Smith) of the requisite majority(ies) of the votes cast, either in person or by proxy, of the resolutions required to approve and implement the scheme of arrangement at the DS Smith General Meeting;

•

sanction (which is incapable of being waived by either International Paper or DS Smith) of the scheme of arrangement by the Court (with or without modification but subject to any modification being on terms acceptable to International Paper and DS Smith) and, following such sanction, the delivery of a copy of the court order to the UK registrar of companies;

•

the scheme of arrangement becoming effective by October 16, 2025 (the “Long Stop Date”) (or such later date as International Paper and DS Smith may agree, with the consent of the Panel, and the Court may allow), which is incapable of being waived by either International Paper or DS Smith;

•	approval (which is incapable of being waived by either International Paper or DS Smith) of the Share Issuance Proposal by the International Paper Shareowners;

•

confirmation having been received (which is incapable of being waived by either International Paper or DS Smith) by International Paper that the New International Paper Shares have been approved for listing, subject to official notice of issuance, on the NYSE;

•

(i) acknowledgment having been received by International Paper from the FCA that the application for admission of the shares of Common Stock to the equity shares (international commercial companies secondary listing) category of the Official List has been approved; and (ii) acknowledgment having been received by International Paper from the LSE that the shares of Common Stock will be admitted to trading on its Main Market for listed securities, both (i) and (ii) of which, are incapable of being waived by either International Paper or DS Smith; and

•

the receipt of certain required antitrust, regulatory and other approvals, including from the European Commission and the receipt of foreign direct investment clearances from the UK authorities, any of which, are capable of being waived by International Paper.

Effect of Approval of Scheme of Arrangement

Upon the scheme of arrangement becoming effective, it will be binding on all DS Smith Shareholders, irrespective of whether or not they attended or voted at the DS Smith General Meeting and the Court Meeting, and the consideration due under the Acquisition will be dispatched by or on behalf of International Paper to DS Smith Shareholders no later than 14 days after the date the scheme of arrangement becomes effective in accordance with its terms.

The Scheme Document will include full details of the scheme of arrangement, together with notices of the DS Smith General Meeting and the Court Meeting and the expected timetable, and will specify the action to be taken by DS Smith Shareholders.

Change in Acquisition Structure

International Paper reserves the right to elect, subject to the prior consent of the Panel and the terms of the Co-operation Agreement, to implement the Acquisition by way of a takeover offer for the entire issued and to be issued ordinary share capital of DS Smith as an alternative to the scheme of arrangement. Under English law, a takeover offer is a contract to purchase, open for acceptance by the target company shareholders, whereas a scheme of arrangement is put forward by the target company, voted on by the target shareholders and subject to court approval. If International Paper does so elect, the takeover offer will be implemented on the same terms (subject to appropriate amendments), so far as applicable, as those which would apply to the scheme of arrangement, subject to the inclusion of an acceptance condition set at a level permitted by the Panel on the terms of the Co-operation Agreement (being in any case more than 50% of the DS Smith Shares).

If the Acquisition is effected by way of a takeover offer (as described above) and such takeover offer becomes or is declared unconditional in all respects and sufficient acceptances are received, International Paper intends to:

•	make a request to the LSE to cancel trading in DS Smith Shares on its Main Market;

•

make a request to the FCA (acting in its capacity as the competent authority for listing under Part VI of the Financial Services and Markets Act 2000), to cancel the listing of the DS Smith Shares from the Official List of the FCA; and

•

exercise its rights to apply the provisions of Chapter 3 of Part 28 of the UK Companies Act 2006, as amended, to acquire compulsorily the remaining DS Smith Shares in respect of which the takeover offer has not been accepted.

DS Smith Share Schemes

Appropriate proposals will be made in due course to participants in the DS Smith share schemes. Details of the proposals will be set out in the Scheme Document and in separate letters to be sent to the participants in the DS Smith share schemes.

Fractional Shares

Fractions of shares of Common Stock will not be allotted to DS Smith Shareholders. Instead, all fractional shares which a DS Smith Shareholder would otherwise be entitled to receive will be aggregated and calculations will be rounded down, and such holder will receive, in lieu of such fractional entitlements, cash in an amount (rounded down to the nearest penny) equal to such fractional amount multiplied by the last reported sale price of shares of Common Stock on the NYSE (as reported in Bloomberg or, if not reported therein, in another authoritative source selected by International Paper) on the last business day prior to the scheme of arrangement becoming effective.

The Co-operation Agreement

The following is a summary of selected provisions of the Co-operation Agreement. While we believe this description covers the material terms of the Co-operation Agreement, it may not contain all of the information that is important to you and is qualified in its entirety by reference to the Co-operation Agreement, which is attached as Annex II to this proxy statement. We urge you to read the Co-operation Agreement carefully and in its entirety.

On April 16, 2024, International Paper and DS Smith entered into that certain Co-operation Agreement, pursuant to which International Paper and DS Smith agreed to provide such information and assistance as the other party reasonably requires for the purposes of obtaining the Clearances, making all necessary submissions, filings or notifications to any regulatory authority in connection with the foregoing, and for the preparation of this proxy statement, the Scheme Document and the Prospectus.

Regulatory Undertakings

Under the Co-operation Agreement International Paper, agreed to determine the strategy for obtaining the Clearances and satisfying all regulatory conditions to the Acquisition after prior consultation with DS Smith and its views. International Paper agreed to take all actions as may be necessary or advisable to satisfy, or procure the satisfaction of, all Clearances and authorizations as soon as reasonably practicable following the date of the Offer Announcement and in any event in sufficient time to enable the closing to occur by the Long Stop Date. Each of International Paper and DS Smith agreed to provide such information and assistance as the other party may reasonably request for the purposes of obtaining the Clearances, making any submission, filings or notifications to any regulatory authority and for the preparation of the Scheme Document, the Prospectus and this proxy statement and to keep the other party reasonably informed of material developments in obtaining the Clearances. International Paper agreed to pay and agreed to be solely liable for all filing fees payable in connection with obtaining the Clearances.

International Paper is explicitly not required to offer or accept any regulatory remedy that would require disposal of any International Paper mill, plant or other asset located in the United States.

Undertakings Concerning Shareowner Approval, the Scheme Document and the Prospectus

Under the Co-operation Agreement, International Paper agreed to take certain actions with regard to receipt of the approval from International Paper Shareowners of the Share Issuance Proposal. International Paper agreed to use all reasonable endeavors to resolve comments to this proxy statement, if any, provided by the SEC and to do so as promptly as practicable following receipt, to solicit proxies from International Paper Shareowners in favor of the approval of the Share Issuance Proposal and to cause the New International Paper Shares to be issued to DS Smith Shareholders pursuant to the scheme of arrangement.

Additionally, International Paper agreed to provide to DS Smith all information about International Paper as may be reasonably requested for inclusion in the Scheme Document or any other document required to be produced by the Panel, the Takeover Code, or any other applicable laws in connection with the Acquisition, to provide all other assistance which may be reasonably required with the preparation of the Scheme Document or any other document required by the Takeover Code or other applicable law including access to, and ensuring that reasonable assistance is provided by, its professional advisers, and to procure that the directors of the International Paper Board accept responsibility, in the terms required by the Takeover Code, for all information in the Scheme Document relating to themselves (and their close relatives, related trusts and persons connected with them, each as defined in the Takeover Code), the International Paper group, persons acting in concert with International Paper, and statements of opinion, belief, intent or expectation of International Paper or the directors of the International Paper Board in relation to the Acquisition, International Paper’s plans for the DS Smith group following the closing of the Acquisition or otherwise in relation to the combined group following the closing of the Acquisition and any other information in the Scheme Document for which a bidder is required to accept responsibility under applicable law.

Furthermore, International Paper agreed to use all reasonable endeavors to obtain the approval of the FCA of the Prospectus required to be published in connection with the admission of the shares of Common Stock, (including the New International Paper Shares, to be issued pursuant to the Share Issuance Proposal) to the Official List of the FCA and to trading on the Main Market of the LSE. Additionally, International Paper agreed to use all reasonable endeavors to cause (i) the New International Paper Shares, to be issued in reliance on an exemption from the registration requirements under Section 3(a)(10) of the Securities Act and (ii) the shares of Common Stock (including the New International Paper Shares) to be admitted to the Official List maintained by the FCA and listed on the Main Market of the LSE.

Right to Switch to a Takeover Offer

Subject to the consent of the Panel, International Paper may elect to implement the Acquisition by way of a takeover offer rather than by means of a scheme of arrangement where:

•	DS Smith provides its prior written consent;

•

an offer (including a partial, exchange or tender offer), merger, acquisition, dual-listed structure, scheme of arrangement, reverse takeover and/or business merger (or an announcement of a firm intention under Rule 2.7 of the Takeover Code to do the same), the purpose of which is to acquire, directly or indirectly, 30% or more of the issued and to be issued ordinary share capital of DS Smith (when aggregated with the shares already held by the acquirer and any person acting or deemed to be acting in concert with the acquirer), or an offer to acquire or any arrangements or series of arrangements resulting in the acquisition of, directly or indirectly, all or a significant proportion (being 30% or more) of the business assets and/or undertakings of DS Smith, or any arrangements or series of arrangements which results in any party acquiring, consolidating or increasing “control” (as defined in the Takeover Code) of DS Smith, in each case which is not effected by International Paper (or any of its concert parties (as defined in the Takeover Code)) or at International Paper’s direction or with International Paper’s written agreement, whether implemented in a single transaction or a series of transactions and whether conditional or otherwise, is made;

•

DS Smith is in material breach of any term of the Co-operation Agreement, provided that: (i) International Paper will have first notified DS Smith in writing of such breach and of its intention to effect a right to switch; and (ii) such breach remains unremedied following the expiry of five business days from the date of receipt of such written notification; or

•	the DS Smith Board of Directors withdraws or materially and adversely qualifies its recommendation to the DS Smith Shareholders to vote in favor of the scheme of arrangement.

If International Paper elects to implement the Acquisition by way of a takeover offer, and DS Smith provides its written consent to this (although in certain circumstances the consent of DS Smith is not required), the acceptance condition to the takeover offer will be set at a level permitted by the Panel (being in any case more than 50% of DS Smith Shares to which the offer relates). Additionally, International Paper will refrain from taking any action that would cause the Acquisition not to proceed, to lapse or to be withdrawn for failure to reach the acceptance condition prior to the 60th day after publication of the takeover offer document dispatched to DS Smith Shareholders.

Conduct of Business

During the pendency of the Acquisition, International Paper agreed to certain restrictions on its business. Subject to certain exceptions, prior to the closing date of the Acquisition, International Paper will not allot or issue any shares of Common Stock nor grant any option or right to subscribe for shares of Common Stock; consolidate, sub-divide, reclassify, redeem or repurchase any shares of Common Stock; amend its organizational documents; adopt a plan of partial or complete liquidation or dissolution; do or fail to do any act or thing that could prejudice International Paper’s listing of its Common Stock on the NYSE; or authorize, declare or pay any dividends, except for certain permitted dividends. DS Smith is permitted to declare interim and final dividends for the financial years ended on April 30, 2024 and April 30, 2025 in accordance with its dividend policy and subject to agreed caps of: (i) 12.0 pence per DS Smith share for any final dividend in respect of the financial year ended on April 30, 2024; (ii) 6.2 pence per DS Smith share for any interim dividend in respect of the financial year ended on April 30, 2025; and (iii) 12.3 pence per DS Smith share for any final dividend in respect of the financial year ended on April 30, 2025. International Paper is permitted to declare quarterly dividends for the financial year ended on December 31, 2024 and for the first two quarters of the financial year ended on December 31, 2025 in accordance with its dividend policy and subject to an agreed cap of 46.25 cents per share of Common Stock per quarter. Any other dividends, distributions or returns of capital made by International

Paper or DS Smith may result in a reduction of the International Paper share consideration or an equalizing dividend being paid by either International Paper or DS Smith (as applicable).

Termination of the Co-operation Agreement

The Co-operation Agreement will terminate:

(a)	if agreed in writing between International Paper and DS Smith;

(b)

upon service of written notice by International Paper to DS Smith if the Scheme Document does not include the recommendation of the DS Smith Board of Directors of the Acquisition, or if the Acquisition is to be implemented by way of a takeover offer and the offer document does not include such recommendation;

(c)	upon service of written notice by either party if one or more of the following occurs:

i.	a competing proposal for DS Smith becomes effective or is declared or becomes unconditional;

ii.

if the Acquisition (whether implemented by way of the Scheme Document or a takeover offer) is withdrawn, terminates or lapses in accordance with its terms and (where required) with the permission of the Panel, unless such lapse or withdrawal:

•	is as a result of the exercise of the right of International Paper to implement the Acquisition by way of a takeover offer; or

•

is to be followed promptly by a firm intention announcement (under Rule 2.7 of the Takeover Code) made by International Paper or person acting in concert (as defined in the Takeover Code) with International Paper to implement the Acquisition by a different offer or scheme on substantially the same or improved terms, and such announcement is made within five business days of such lapse or withdrawal;

iii.

prior to the Long Stop Date, any condition (other than a regulatory condition or a condition in respect of the International Paper Shareowners not having approved the Share Issuance Proposal and the Adjournment Proposal at the Special Meeting) has been invoked by International Paper (in circumstances where the invocation of the relevant condition is permitted by the Panel);

iv.

if the scheme of arrangement is not approved by the Court or the DS Smith resolutions are not passed at the DS Smith General Meeting or the Court refuses to sanction the scheme of arrangement, other than in circumstances where International Paper has elected, pursuant to an agreed switch, to implement the Acquisition by way of a takeover offer;

v.	unless otherwise agreed by the parties in writing or required by the Panel, the scheme of arrangement did not become effective by the Long Stop Date;

vi.	the Share Issuance Proposal and the Adjournment Proposal are not approved by International Paper Shareowners at the Special Meeting;

vii.	if an event causing the payment of any of the break-up fees by International Paper occurs; or

viii.	any regulatory condition has been invoked by International Paper (in circumstances where the invocation of the relevant regulatory condition is permitted by the Panel);

(d)	upon service of written notice by DS Smith on International Paper if there is an International Paper Board Recommendation Change.

Break Fee Payment Events

Under the Co-operation Agreement, International Paper will be required to pay DS Smith: (1) $220,527,460 if (a) there is an “International Paper Board Recommendation Change” or (b) the Special Meeting has not taken place prior to the Long Stop Date; (2) $147,018,306 if any Clearances have not been obtained (or waived) by the Long Stop Date; or (3) $73,509,153 if the International Paper Shareowners do not approve the Share Issuance Proposal prior to the Long Stop Date and there has not been an International Paper Board Recommendation Change.

No Dissenters’ Rights

None of the International Paper Shareowners will be entitled to exercise dissenters’ rights or to demand payment for his, her or its shares of Common Stock in connection with the Acquisition.

United States Federal Income Tax

In connection with the Acquisition, the International Paper Shareowners will not exchange or otherwise dispose of their Common Stock, or engage in any other transaction with respect to such Common Stock that requires the recognition of gain or loss for United States federal income tax purposes. Accordingly, the International Paper Shareowners will not realize gain or loss for United States federal income tax purposes in connection with the Acquisition with respect to their shares of Common Stock.

Accounting Treatment

We prepare our financial statements in accordance with U.S. GAAP. The Acquisition will be accounted for as a business combination using the acquisition method of accounting with International Paper being treated as the acquirer. The Acquisition will result in the recognition of assets acquired and liabilities assumed at fair value. The preliminary allocation of the purchase price used in the pro forma combined financial information presented elsewhere in this proxy statement is based on preliminary estimates and currently available information. These assumptions and estimates, some of which cannot be finalized until the closing of the Acquisition, will be revised as additional information becomes available upon the closing of the Acquisition and finalization of the valuation of DS Smith’s assets and liabilities. The final determination of the allocation of the purchase price will be based on the fair values of the assets and liabilities of DS Smith as of the closing date of the Acquisition.

Irrevocable Undertakings

International Paper has received irrevocable undertakings from each of the DS Smith directors to vote in favor of the scheme of arrangement at the Court Meeting and the resolutions relating to the Acquisition at the meeting of DS Smith Shareholders in respect of their beneficial holdings of DS Smith Shares representing in aggregate approximately 0.06% of the existing issued ordinary share capital of DS Smith. The irrevocable undertakings also extend to any DS Smith Shares acquired by the DS Smith directors as a result of the vesting of awards or the exercise of options under the DS Smith share schemes. These irrevocable undertakings given by the DS Smith directors will continue to be binding in the event that a higher competing offer is made for DS Smith. The irrevocable undertakings given by the DS Smith directors will cease to be binding if: (i) International Paper announces, with the consent of the Panel and prior to publication of the Scheme Document, that it does not intend to proceed with the Acquisition and no new, revised or replacement scheme or takeover offer is announced by International Paper in accordance with Rule 2.7 of the Takeover Code at the same time; (ii) the scheme lapses or is withdrawn in accordance with its terms (other than where such lapse or withdrawal is as a result of International Paper electing to implement the Acquisition by way of a takeover offer) and no new, revised or replacement scheme is announced by International Paper in accordance with Rule 2.7 of the Takeover Code at the same time; (iii) the scheme has not become effective by 11:59 p.m. on the Long Stop Date; or (iv) a competing offer for the entire issued and to be issued share capital of DS Smith becomes or is declared wholly unconditional or, if proceeding by way of a scheme of arrangement, becomes effective in accordance with its terms.

Regulatory Matters

General

Pursuant to the Co-operation Agreement, International Paper, after prior consultation with DS Smith, agreed to determine the strategy for satisfying and obtaining the Clearances and to interface with regulatory authorities.

International Paper and DS Smith agreed to provide each other with such information and assistance as International Paper or DS Smith, as applicable, may reasonably require for the purposes of obtaining the Clearances and making any submission, filing or notification to any regulatory authority. International Paper is required to take all such actions as may be necessary or advisable to satisfy, or procure the satisfaction of, the Clearances as soon as reasonably practicable and in any event in sufficient time to enable closing to occur by the Long Stop Date. However, International Paper is not required to offer or accept any regulatory remedy that would require the disposal of any International Paper mill, plant or other asset located in the United States. These regulatory clearances include approval under, or notifications pursuant to, (1) the EU Merger Regulation, (2) the HSR Act in the United States, (3) the EU Foreign Subsidies Regulation and (4) the NSI Act in the United Kingdom. Although we expect that all Clearances will be obtained, we cannot assure you that these Clearances will be timely obtained, obtained at all or that the granting of these Clearances will not involve the imposition of additional conditions on the closing of the Acquisition. Receipt of the Clearances are conditions to the making of the Offer. Additional information is provided above under the heading “—The Co-operation Agreement.”

European Commission

If the Acquisition constitutes, or is deemed to constitute, a concentration with a European Union dimension within the meaning of the EU Merger Regulation, or, following a request pursuant to Article 22(1) of the EU Merger Regulation, the European Commission may decide (or is deemed to have decided) that it will examine the Acquisition pursuant to the EU Merger Regulation, the European Commission:

(i)

issuing a decision under Articles 6(1)(b), 6(2), 8(1), or 8(2) of the EU Merger Regulation declaring the Acquisition compatible with the internal market (or having been deemed to do so pursuant to Article 10(6) of the EU Merger Regulation); or

(ii)

issuing a decision to refer (or being deemed to have taken a decision to refer) the Acquisition in whole or in part to the competent authorities of one or more Member States of the European Union under Articles 4 or 9 of the EU Merger Regulation and

(A)	each such authority issuing a decision with equivalent effect to that in Condition 3(a)(i) with respect to those parts of the Acquisition referred to it; and

(B)	where applicable, the European Commission issuing a decision as referred to in Condition 3(a)(i) with respect to any part of the Acquisition retained by it.

United States of America

All applicable notifications and filings having been made and any applicable waiting periods (including any extensions or the expiration of any customary timing agreements or similar commitments not to close before a certain period of time) under the HSR Act and the rules and regulations made thereunder having expired, lapsed or been terminated as appropriate in each case in respect of the Acquisition and any commitment or agreement with any governmental entity to stay, toll or extend any applicable waiting period under the HSR Act or to otherwise not consummate the Acquisition will have expired, lapsed or been terminated. On May 21, 2024, the HSR Act waiting period commenced in connection with the Acquisition upon submission of the required Notification and Report forms with the Federal Trade Commission and the Antitrust Division of the Department of Justice. The waiting period under the HSR Act expired at 11:59 p.m. Eastern Time on June 20, 2024.

EU Foreign Subsidies Regulation

If the Acquisition constitutes a notifiable concentration pursuant to Article 20(3) or Article 21(5) of the EU Foreign Subsidies Regulation:

(i)	the European Commission:

(A)	informing International Paper and DS Smith or declaring that it is closing its preliminary review of the Acquisition pursuant to Article 10(4) of the EU Foreign Subsidies Regulation;

(B)

not initiating an in-depth investigation of the Acquisition within 25 working days after receipt of the complete notification, calculated in accordance with Article 24 of the EU Foreign Subsidies Regulation (including any suspension of the relevant time period pursuant to Article 24(5));

(C)	not adopting a decision specified in Article 25(3) of the EU Foreign Subsidies Regulation within the time period specified in Article 25(4), following an in-depth investigation of the Acquisition;

(D)	issuing a no objection decision pursuant to Article 11(4) of the EU Foreign Subsidies Regulation following an in-depth investigation of the Acquisition; or

(E)	issuing a decision with commitments pursuant to Article 11(3) of the EU Foreign Subsidies Regulation following an in-depth investigation of the Acquisition.

Foreign direct investment clearances

If the Acquisition is a notifiable acquisition under the NSI Act, the Acquisition will be conditional upon the requisite notification having been made, and the UK Secretary of State confirming that no further action will be taken under the NSI Act in relation to the Acquisition or making a final order under the NSI Act in respect of the Acquisition, the provisions of which allow the Acquisition to proceed.

If, prior to the date on which all other closing conditions are satisfied or waived, the UK Secretary of State issues a call-in notice within the meaning of the NSI Act in relation to the Acquisition, the Acquisition will be conditional upon the UK Secretary of State: (A) confirming that no further action will be taken under the NSI Act in relation to the Acquisition; or (B) making a final order under the NSI Act in respect of the Acquisition, the provisions of which allow the Acquisition to proceed.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

(in millions, except per share amounts)

On April 16, 2024, pursuant to Rule 2.7 of the Takeover Code, International Paper and DS Smith released the Offer Announcement disclosing the terms on which International Paper intends to make a recommended offer to acquire the entire issued and to be issued share capital of DS Smith. Under the terms of the Offer Announcement, DS Smith Shareholders will be entitled to receive, for each DS Smith Share held by such DS Smith Shareholder, 0.1285 of new shares of Common Stock. The Acquisition is to be effected by means of a court-sanctioned scheme of arrangement between DS Smith and DS Smith Shareholders under the UK Companies Act 2006, as amended.

The following Unaudited Pro Forma Combined Financial Information gives effect to the Acquisition, which includes adjustments for the following:

•	the conversion of DS Smith’s historical financial statements from Pound Sterling to U.S. Dollars;

•	the conversion of DS Smith’s historical financial statements prepared in accordance with IFRS to U.S. GAAP;

•	certain reclassifications to conform DS Smith’s historical financial statement presentation to International Paper’s presentation;

•

application of the acquisition method of accounting under the provisions of Accounting Standards Codification (“ASC”) 805, “Business Combinations,” (“ASC 805”), and to reflect aggregate offer consideration of approximately $8.5 billion in exchange for 100% of all outstanding DS Smith Shares; and

•	transaction costs in connection with the Acquisition.

The following unaudited pro forma combined statements and related notes are based on and should be read in conjunction with:

(i) the historical consolidated financial statements of International Paper and the related notes included in International Paper’s Annual Report on Form 10-K for the year ended December 31, 2023, which was filed with the SEC on February 16, 2024, and the historical unaudited consolidated financial statements of International Paper and related notes included in International Paper’s Quarterly Report on Form 10-Q for the period ended June 30, 2024 which, was filed with the SEC on July 26, 2024, each of which is incorporated by reference in this document, as further described in the section of this proxy statement entitled “Where You Can Find More Information”; and

(ii) the consolidated financial statements of DS Smith for the year ended April 30, 2024 and the related notes and consolidated financial statements of DS Smith for the year ended April 30, 2023, each of which is included in this proxy statement. See the section of this proxy statement entitled “DS Smith Financial Statements” for further information.

Where the financial year end of the entity acquired differs from the registrant’s most recent fiscal year end by more than one fiscal quarter, the acquired entity’s statement of comprehensive income must be brought up to within one fiscal quarter of the registrant’s most recent fiscal year end in accordance with Regulation S-X 210.11-02(c)(3). For the purposes of preparation of the Unaudited Pro Forma Combined Statement of Operations for the period ended June 30, 2024, the operational results of DS Smith for the six months ended April 30, 2024 has been derived from the unaudited 2024 half year consolidated financial statements for the year ended April 30, 2024. For the preparation of Unaudited Pro Forma Combined Statement of Operations for the year ended December 31, 2023, the operational results of DS Smith for the 12 months ended October 31, 2023 have been derived by combining the unaudited consolidated income statements for the six months period ended April 30, 2023 and October 31, 2023. The Unaudited Pro Forma Combined Balance Sheet as of June 30, 2024 is derived from the audited consolidated balance sheet of DS Smith for the year ended April 30, 2024.

The Unaudited Pro Forma Combined Statement of Operations for the six months ended June 30, 2024 and the year ended December 31, 2023 combine the historical consolidated statement of operations of International Paper and DS Smith, giving effect to the Acquisition as if it had been completed on January 1, 2023. The accompanying Unaudited Pro Forma Combined Balance Sheet as of June 30, 2024 combines the historical consolidated balance sheets of International Paper and DS Smith, giving effect to the Acquisition as if it had been completed on June 30, 2024.

The statements contained herein do not reflect the costs of any integration activities or benefits that may result from the realization of future cost savings from operating efficiencies, or any other synergies that may result from the Acquisition.

The statements and related notes are provided for illustrative purposes only and do not purport to represent what the combined company’s actual results of operations or financial position would have been had the Acquisition been completed on the dates indicated, nor are they necessarily indicative of the combined company’s future results of operations or financial position for any future period.

Upon the closing of the Acquisition, International Paper will perform a detailed analysis of DS Smith’s accounting policies and make any necessary adjustments to conform accounting policies. An initial accounting policy review has been performed in preparing this Unaudited Pro Forma Combined Financial Information. The pro forma adjustments are based upon available information and certain assumptions as described in the accompanying notes to the Unaudited Pro Forma Combined Financial Information, which management believes are reasonable under the circumstances. Actual results may differ materially from the assumptions within the accompanying Unaudited Pro Forma Combined Financial Information.

Under ASC 805, generally all assets acquired and liabilities assumed are recorded at their acquisition date fair value. For pro forma purposes, the fair value of DS Smith’s identifiable tangible and intangible assets acquired and liabilities assumed are based on a preliminary estimate of fair value. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed will be recognized as goodwill. Management of International Paper believes the fair values recognized for the assets acquired and liabilities assumed are based on reasonable estimates, assumptions and information available during the preparation of unaudited pro forma financial information.

Unaudited Pro Forma Combined Balance Sheet

As of June 30, 2024

In $ millions	International Paper (U.S. GAAP) June 30, 2024 Note 1(i)(a)	Addition of DS Smith (IFRS) April 30, 2024 Note 1(ii)(a) and 7	Reclassification Adjustments Note 2	IFRS to U.S. GAAP Adjustments Note 3	Notes	Transaction Adjustments	Notes	Pro Forma Combined (U.S. GAAP)
ASSETS
Current Assets
Cash and temporary investments	$1,049	$—	$624	$—		$(141)	5a	$1,532
Cash and cash equivalents	—	624	(624)	—		—		—
Accounts and notes receivable, net	3,197	—	1,336	—		—		4,533
Contract assets	436	—	—	—				436
Trade and other receivables	—	1,412	(1,412)	—		—		—
Inventories	1,728	738	—	—		54	5e	2,520
Biological assets	—	6	(6)	—		—		—
Assets Held for Sale	—	—	1	—		—		1
Other current assets	147	—	200	—		—		347
Income tax receivable	—	46	(46)	—		—		—
Derivative financial instruments	—	80	(80)	—		—		—

Total Current Assets	6,557	2,906	(7)	—		(87)		9,369

Plants, properties, and equipment, net	9,953	—	4,676	80	3a	1,595	5b	16,304
Property, plant, and equipment	—	4,676	(4,676)	—		—		—
Investments	163	—	34	—				197
Equity accounted investments	—	21	(21)	—		—		—
Other investments	—	21	(21)	—		—		—
Long-Term Financial Assets of Variable Interest Entities	2,321	—	—	—		—		2,321
Biological assets	—	13	(13)	—		—		—
Intangible assets	—	3,512	(3,512)	—		—		—
Goodwill	3,040	—	2,782	—		1,066	5d	6,888
Overfunded Pension Plan Assets	171	—	62	—		—		233
Right of Use Assets	439	296	—	(80)	3a	—		655
Employee benefits	—	62	(62)	—		—		—
Deferred Charges and Other Assets	419	—	810	—		1,743	5c	2,972
Deferred tax assets	—	29	(29)	—		—		—
Other receivables	—	4	(4)	—		—		—
Derivative financial instruments	—	19	(19)	—		—		—

TOTAL ASSETS	23,063	11,559	—	—		4,317		38,939

LIABILITIES AND EQUITY
Current Liabilities
Notes payable and current maturities of long-term debt	259	—	496	24	3a	—		779
Bank overdrafts	—	111	(111)	—		—		—
Borrowings	—	496	(496)	—		—		—
Accounts payable	2,350	—	1,762	70	3a	—		4,182
Accrued payroll and benefits	473	—	209	—		—		682
Other current liabilities	1,032	—	701	—		—		1,733
Trade and other payables	—	2,272	(2,272)	—		—		—
Provisions	—	75	(75)	—		—		—
Income tax liabilities	—	167	(61)	(106)	3b	—		—
Lease liabilities	—	94	—	(94)	3a	—		—
Derivative financial instruments	—	153	(153)	—		—		—

Total Current Liabilities	4,114	3,368	—	(106)		—		7,376

In $ millions	International Paper (U.S. GAAP) June 30, 2024 Note 1(i)(a)	Addition of DS Smith (IFRS) April 30, 2024 Note 1(ii)(a) and 7	Reclassification Adjustments Note 2	IFRS to U.S. GAAP Adjustments Note 3	Notes	Transaction Adjustments	Notes	Pro Forma Combined (U.S. GAAP)
Long-Term Debt	5,329	—	2,549	42	3a	17	5g	7,937
Borrowings	—	2,549	(2,549)	—		—		—
Long-Term Nonrecourse Financial Liabilities of Variable Interest Entities	2,117	—	—	—		—		2,117
Deferred Income Taxes	1,131	—	266	—		838	5h	2,235
Deferred tax liabilities	—	266	(266)	—		—		—
Lease liabilities	—	204	—	(204)	3a	—		—
Underfunded Pension Benefit Obligation	249	—	89	—		—		338
Postretirement and Postemployment Benefit Obligation	130	—	—	—		—		130
Long-Term Lease Obligations	299	—	—	162	3a	—		461
Other Liabilities	1,099	—	151	106	3b	—		1,356
Employee benefits	—	102	(102)	—		—		—
Provisions	—	10	(10)	—		—		—
Other payables	—	39	(39)	—		—		—
Derivative financial instruments	—	89	(89)	—		—		—
Equity
Common stock	449	—	172	—		7	5f	628
Paid-in capital	4,688	—	2,808	—		5,548	5f	13,044
Retained earnings	9,719	—	2,134	—		(2,275)	5f	9,578
Accumulated other comprehensive loss	(1,580)	—	(182)	—		182	5f	(1,580)
Less: Common stock held in treasury, at cost	4,681	—	—	—		—		4,681
Issued capital	—	172	(172)	—		—		—
Share premium	—	2,820	(2,820)	—		—		—
Reserves	—	1,940	(1,940)	—		—		—
Non-controlling interests	—	—	—	—		—		—

Total Equity	8,595	4,932	—	—		3,462		16,989

TOTAL LIABILITIES AND EQUITY	23,063	11,559	—	—		4,317		38,939

See the accompanying notes to the Unaudited Pro Forma Combined Financial Information, which are an integral part hereof and should be read in connection herewith.

Unaudited Pro Forma Combined Statement of Operations

For the Six Months Ended June 30, 2024

In $ millions, except per share amounts	International Paper (US GAAP) June 30, 2024 Note 1(i)(a)	Addition of DS Smith (IFRS) April 30, 2024 Note 1(ii)(b) and 7	Reclassification Adjustments Note 2	IFRS to US GAAP Adjustments Note 3	Notes	Transaction Adjustments	Notes	Pro Forma Combined (US GAAP)
Net Sales	$9,353	$—	$4,036	$—		$—		$13,389
Revenue	—	4,169	(4,169)	—		—		—
COSTS AND EXPENSES
Cost of products sold	6,784	—	2,535	17	3a	—		9,336
Cost of sales	—	3,024	(2,974)	(50)	3a	—		—
Selling and administrative expenses	811	—	477	26	3a	—		1,314
Administrative expenses	—	470	(470)	—		—		—
Depreciation, amortization and cost of timber harvested	539	—	220	11	3a	83	6a, 6b	853
Distribution expenses	770	—	372	2	3a	—		1,144
Distribution costs	—	325	(325)	—		—		—
Taxes other than payroll and income taxes	76	—	16	—		—		92
Gain on associate disposal	—	(13)	13	—		—		—
Restructuring and other charges, net	3	—	—	—		—		3
Finance income	—	(10)	10	—		—		—
Finance costs	—	81	(72)	(9)	3a	—		—
Interest expense, net	101	—	64	3	3a	—		168
Non-operating pension (income) expense	(22)	—	1	—		—		(21)

EARNINGS (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND EQUITY EARNINGS (LOSSES)	291	292	—	—		(83)		500

Income tax provision (benefit)	(266)	—	67	—		(21)	6f	(220)
Income tax (expense)/credit	—	67	(67)	—		—		—
Equity earnings (loss), net of taxes	(3)	—	2	—		—		(1)
Share of profit of equity accounted investments, net of tax	—	2	(2)	—		—		—

EARNINGS (LOSS) FROM CONTINUING OPERATIONS	554	227	—	—		(62)		719

In $ millions, except per share amounts	International Paper (US GAAP) June 30, 2024 Note 1(i)(a)	Addition of DS Smith (IFRS) April 30, 2024 Note 1(ii)(b) and 7	Reclassification Adjustments Note 2	IFRS to US GAAP Adjustments Note 3	Notes	Transaction Adjustments	Notes	Pro Forma Combined (US GAAP)
EARNINGS (LOSS) PER SHARE ATTRIBUTABLE TO INTERNATIONAL PAPER COMMON SHAREHOLDERS
Basic earnings (loss) from continuing operations	$1.59						6g	$1.37
Diluted earnings (loss) from continuing operations	$1.57						6g	$1.35
SHARES USED IN COMPUTING EARNINGS (LOSS) PER SHARE ATTRIBUTABLE TO INTERNATIONAL PAPER COMMON SHAREHOLDERS
Basic earnings (loss) from continuing operations	347					179	6g	526
Diluted earnings (loss) from continuing operations	353					179	6g	532

See the accompanying notes to the Unaudited Pro Forma Combined Financial Information, which are an integral part hereof and should be read in connection herewith.

Unaudited Pro Forma Combined Statement of Operations

For the Year Ended December 31, 2023

In $ millions, except per share amounts	International Paper (US GAAP) December 31, 2023 Note 1(i)(b)	Addition of DS Smith (IFRS) October 31, 2023 Note 1(ii)(c) and 7	Reclassification Adjustments Note 2	IFRS to US GAAP Adjustments Note 3	Notes	Transaction Adjustments	Notes	Pro Forma Combined (US GAAP)
Net Sales	$18,916	$—	$8,797	$—		$—		$27,713
Revenue	—	9,170	(9,170)	—		—		—
COSTS AND EXPENSES
Cost of products sold	13,629	—	5,635	28	3a	54	6c	19,346
Cost of sales	—	6,512	(6,422)	(90)	3a	—		—
Selling and administrative expenses	1,360	—	1,004	43	3a	160	6d, 6e	2,567
Administrative expenses	—	1,148	(1,148)	—		—		—
Depreciation, amortization and cost of timber harvested	1,432	—	425	26	3a	170	6a, 6b	2,053
Distribution expenses	1,575	—	745	4	3a	—		2,324
Distribution costs	—	650	(650)	—		—		—
Taxes other than payroll and income taxes	154	—	36	—		—		190
Restructuring and other charges, net	99	—	—	—		—		99
Finance income	—	(9)	9	—		—		—
Finance costs	—	115	(101)	(14)	3a	—		—
Interest expense, net	231	—	93	3	3a	—		327
Non-operating pension (income) expense	54	—	1	—		—		55

EARNINGS (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND EQUITY EARNINGS (LOSSES)	382	754	—	—		(384)		752

Income tax provision (benefit)	59	—	186	—		(69)	6f	176
Income tax (expense)/credit	—	186	(186)	—		—		—
Equity earnings (loss), net of taxes	(21)	—	2	—		—		(19)
Share of profit of equity accounted investments, net of tax	—	2	(2)	—		—		—

EARNINGS (LOSS) FROM CONTINUING OPERATIONS	302	570	—	—		(315)		557

EARNINGS (LOSS) PER SHARE ATTRIBUTABLE TO INTERNATIONAL PAPER COMMON SHAREHOLDERS
Basic earnings (loss) from continuing operations	$0.87						6g	$1.06
Diluted earnings (loss) from continuing operations	$0.86						6g	$1.05
SHARES USED IN COMPUTING EARNINGS (LOSS) PER SHARE ATTRIBUTABLE TO INTERNATIONAL PAPER COMMON SHAREHOLDERS
Basic earnings (loss) from continuing operations	347					179	6g	526
Diluted earnings (loss) from continuing operations	349					179	6g	528

See the accompanying notes to the Unaudited Pro Forma Combined Financial Information, which are an integral part hereof and should be read in connection herewith.

Notes to the Unaudited Pro Forma Combined Financial Information

1.	Basis of pro forma presentation

The accompanying unaudited pro forma combined financial statements and related notes were prepared in accordance with Article 11 of Regulation S-X. The Unaudited Pro Forma Combined Financial Information is based on:

(i)	Sources of International Paper financial information:

a.

The balance sheet and the statement of operations of International Paper as of June 30, 2024 have been extracted, without any adjustment, from International Paper’s published unaudited financial results for the six months ended June 30, 2024.

b.

The statement of operations of International Paper for the year ended December 31, 2023 has been extracted, without any adjustment, from International Paper’s published, audited 2023 consolidated financial statements.

(ii)

Sources of DS Smith financial information (information extracted without material adjustment from the sources detailed, in each case, from the section of this proxy statement entitled “DS Smith Financial Statements”, other than to translate all figures into U.S. Dollars, as explained in Note 7):

a.	The statement of financial position of the DS Smith as of April 30, 2024 have been extracted from DS Smith’s 2024 audited, consolidated financial statements.

b.

The income statement of the DS Smith for the six months ended April 30, 2024 is derived from the DS Smith income statement for the year ended April 30, 2024 (extracted from DS Smith’s 2024 audited, consolidated financial statements) less the DS Smith income statement for the six months ended October 31, 2023 (extracted from DS Smith’s unaudited interim accounts for the six months ended October 31, 2023).

c.

The income statement of DS Smith for the 12 months ended October 31, 2023 has been derived from adding the DS Smith income statement for the six months ended October 31, 2023 (extracted from DS Smith’s unaudited interim accounts for the six months ended October 31, 2023), plus the year ended April 30, 2023 (extracted from the DS Smith audited income statement for the year ended April 30, 2023) less its unaudited interim accounts for the six months ended October 31, 2022.

The Unaudited Pro Forma Combined Statement of Operations for the six months ended June 30, 2024 and the year ended December 31, 2023 combine the historical consolidated statement of operations of International Paper and DS Smith, giving effect to the Acquisition as if it had been completed on January 1, 2023. The accompanying Unaudited Pro Forma Combined Balance Sheet as of June 30, 2024, combines the historical consolidated balance sheet of International Paper and DS Smith, giving effect to the Acquisition as if it had been completed on June 30, 2024.

International Paper’s historical financial statements were prepared in accordance with U.S. GAAP and presented in U.S. Dollars. DS Smith’s historical financial statements were prepared in accordance with IFRS and presented in Pound Sterling. As discussed in Note 7, the historical DS Smith financial statements were translated to U.S. Dollars, and as discussed in Notes 2 and 3, certain reclassifications were made to align DS Smith’s financial statement presentation with that of International Paper.

Refer to the table below for the exchange rates used throughout the unaudited pro forma combined financial statements. DS Smith’s historical financial statements and reclassification adjustments were translated from Pound Sterling to U.S. Dollars using the period-end rate for the Unaudited Pro Forma Combined Balance Sheet as of April 30, 2024 and a historical average rate during the periods presented for the Unaudited Pro Forma Combined Statement of Operations.

Year ended October 31, 2023	Average spot rate	$1.2335/	£
Six months ended April 30, 2024	Average spot rate	$1.2600/	£
April 30, 2024	Period-end spot rate	$1.2492/	£

The accompanying unaudited pro forma combined financial statements and related notes were prepared using the acquisition method of accounting under the provisions of Accounting Standards Codification (“ASC”) 805, Business Combinations, (“ASC 805”) with International Paper considered the acquirer of DS Smith. ASC 805 requires, among other things, that the assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. For purposes of the Unaudited Pro Forma Combined Balance Sheet, the purchase consideration has been allocated to the assets acquired and liabilities assumed of DS Smith based upon management’s preliminary estimate of their fair values as of June 30, 2024. Any differences between the fair value of the consideration transferred and the fair value of the assets acquired and liabilities assumed will be recorded as goodwill. If the fair value of an asset or liability that arises from a contingency cannot be determined, the asset or liability would be recognized in accordance with ASC 450, “Disclosure of Certain Loss Contingencies” (“ASC 450”). If the fair value is not determinable and the ASC 450 criteria is not met, no asset or liability would be recognized. Definitive allocations will be performed and finalized by International Paper with the services of outside valuation specialists. Accordingly, the purchase price allocation and amortization adjustments reflected in these unaudited pro forma combined financial statements are preliminary and subject to revision based on a final determination of fair value.

2.	DS Smith reclassification adjustments

DS Smith’s historical financial statements were prepared in accordance with IFRS. During the preparation of this Unaudited Pro Forma Combined Financial Information, International Paper’s management performed an analysis of DS Smith’s financial information to identify differences in financial statement presentation compared to the presentation of International Paper’s financial statements. At the time of preparing the Unaudited Pro Forma Combined Financial Information, International Paper has included all material reclassifications. The below adjustments represent International Paper’s best estimates based upon the information currently available to International Paper and could be subject to change once more detailed information is available.

Refer to the table below for a summary of reclassification adjustments made to present DS Smith’s balance sheet as of April 30, 2024 to conform with that of International Paper:

Statement of Financial Position as of April 30, 2024 (in $ millions)	(a)	(b)	(c)	(d)	(e)	(f)	(g)	Pro Forma DS Smith Reclassification Adjustments
Assets
Non-current assets
Intangible assets	$—	$(3,512)	—	$—	$—	$—	$—	$(3,512)
Biological assets	—	—	—	(13)	—	—	—	(13)
Property, plant, and equipment	(4,676)	—	—	—	—	—	—	(4,676)
Plants, properties, and equipment, net	4,676	—	—	—	—	—	—	4,676
Equity accounted investments	(21)	—	—	—	—	—	—	(21)
Investments	21	—	13	—	—	—	—	34
Other investments	—	—	(21)	—	—	—	—	(21)
Employee benefits	—	—	—	—	—	(62)	—	(62)
Deferred tax assets	—	—	—	(29)	—	—	—	(29)
Other receivables	—	—	—	(4)	—	—	—	(4)
Derivative financial instruments	—	—	—	(19)	—	—	—	(19)
Goodwill	—	2,782	—	—	—	—	—	2,782
Overfunded Pension Plan Assets	—	—	—	—	—	62	—	62
Deferred Charges and Other Assets	—	730	8	72	—	—	—	810

Current assets
Biological assets	—	—	—	(6)	—	—	—	(6)
Income tax receivable	—	—	—	(46)	—	—	—	(46)
Trade and other receivables	—	—	—	—	(1,412)	—	—	(1,412)
Cash and cash equivalents	(624)	—	—	—	—	—	—	(624)
Cash and temporary investments	624	—	—	—	—	—	—	624
Derivative financial instruments	—	—	—	(80)	—	—	—	(80)
Accounts and notes receivable, net	—	—	—	—	1,336	—	—	1,336
Assets held for sale	—	—	—	—	1	—	—	1
Other current assets	—	—	—	125	75	—	—	200

Liabilities
Non-current liabilities
Borrowings	(2,549)	—	—	—	—	—	—	(2,549)
Long-Term Debt	2,549	—	—	—	—	—	—	2,549
Employee benefits	—	—	—	—	—	(102)	—	(102)
Other payables	—	—	—	—	—	—	(39)	(39)
Provisions	—	—	—	—	—	—	(10)	(10)
Deferred tax liabilities	(266)	—	—	—	—	—	—	(266)
Deferred Income Taxes	266	—	—	—	—	—	—	266
Derivative financial instruments	—	—	—	—	—	—	(89)	(89)
Underfunded Pension Benefit Obligation	—	—	—	—	—	89	—	89
Other Liabilities	—	—	—	—	—	13	138	151

Statement of Financial Position as of April 30, 2024 (in $ millions)	(a)	(b)	(c)	(d)	(e)	(f)	(g)	Pro Forma DS Smith Reclassification Adjustments
Current liabilities
Bank overdrafts	(111)	—	—	—	—	—	—	(111)
Trade and other payables	(2,272)	—	—	—	—	—	—	(2,272)
Accounts payable	1,762	—	—	—	—	—	—	1,762
Accrued payroll and benefits	209	—	—	—	—	—	—	209
Other current liabilities	412	—	—	—	—	—	289	701
Borrowings	(496)	—	—	—	—	—	—	(496)
Notes payable and current maturities of long-term debt	496	—	—	—	—	—	—	496
Income tax liabilities	—	—	—	—	—	—	(61)	(61)
Provisions	—	—	—	—	—	—	(75)	(75)
Derivative financial instruments	—	—	—	—	—	—	(153)	(153)
Equity
Issued capital	(172)	—	—	—	—	—	—	(172)
Share premium	(2,820)	—	—	—	—	—	—	(2,820)
Reserves	(1,940)	—	—	—	—	—	—	(1,940)
Common Stock	172	—	—	—	—	—	—	172
Paid-in Capital	2,808	—	—	—	—	—	—	2,808
Retained Earnings	2,134	—	—	—	—	—	—	2,134
Accumulated Other Comprehensive Loss	(182)	—	—	—	—	—	—	(182)

(a)	Represents a reclassification of certain balances from DS Smith’s statement of financial position to conform its presentation with that of International Paper.
(b)

Represents a reclassification of DS Smith’s goodwill and intangible assets included within the intangible assets caption to goodwill and deferred charges and other assets to conform its presentation with that of International Paper.

(c)

Represents a reclassification of restricted cash of DS Smith’s to deferred charges and other assets to conform its presentation with that of International Paper. Other investments of DS Smith is reclassified to Investments to conform its presentation with that of International Paper.

(d)	Represents a reclassification of DS Smith’s assets to other current assets and deferred charges and other assets for short term and long-term assets respectively.
(e)	Represents a reclassification of DS Smith’s trade and other receivables to accounts and notes receivable and other current assets.
(f)	Represents a reclassification of DS Smith’s employee benefits assets and liabilities into overfunded pension plan assets, underfunded pension benefit obligation and other liabilities.
(g)	Represents a reclassification of DS Smith’s liabilities to accounts payable and other current liabilities and other liabilities for short term and long-term liabilities respectively.

Refer to the tables below for a summary of reclassification adjustments made to DS Smith’s statement of operations for the six months ended April 30, 2024 and for the 12 months ended October 31, 2023 to conform with that of International Paper:

Statement of Operations for the Six Months Ended April 30, 2024 (In $ millions)	(h)	(i)	(j)	(k)	(l)	Pro Forma DS Smith Reclassification Adjustments
Revenue	$(4,169)	$—	$—	$—	$—	$(4,169)
NET SALES	4,036	—	—	—	—	4,036
Cost of sales	—	(2,974)	—	—	—	(2,974)
Cost of products sold	(133)	2,671	(3)	—	—	2,535
Administrative expenses	—	(470)	—	—	—	(470)
Selling and administrative expenses	—	477	—	—	—	477
Distribution costs	—	(325)	—	—	—	(325)
Distribution expenses	—	372	—	—	—	372
Taxes other than payroll and income taxes	—	16	—	—	—	16
Depreciation, amortization and cost of timber harvested	—	220	—	—	—	220
Finance income	—	—	10	—	—	10
Finance costs	—	—	(72)	—	—	(72)
Interest expense, net	—	—	64	—	—	64
Non-operating pension (income) expense	—	—	1	—	—	1
Share of profit of equity accounted investments, net of tax	—	—	—	(2)	—	(2)
Gain on associate disposal	—	13	—	—	—	13
Income tax provision (benefit)	—	—	—	—	67	67
Equity earnings (loss), net of taxes	—	—	—	2	—	2
Income tax expense /(credit)	—	—	—	—	(67)	(67)

Statement of Operations for the 12 months ended October 31, 2023 (In $ millions)	(h)	(i)	(j)	(k)	(l)	Pro Forma DS Smith Reclassification Adjustments
Revenue	$(9,170)	$—	$—	$—	$—	$(9,170)
NET SALES	8,797	—	—	—	—	8,797
Cost of sales	—	(6,422)	—	—	—	(6,422)
Cost of products sold	(373)	6,010	(2)	—	—	5,635
Administrative expenses	—	(1,148)	—	—	—	(1,148)
Selling and administrative expenses	—	1,004	—	—	—	1,004
Distribution costs	—	(650)	—	—	—	(650)
Distribution expenses	—	745	—	—	—	745
Taxes other than payroll and income taxes	—	36	—	—	—	36
Depreciation, amortization and cost of timber harvested	—	425	—	—	—	425
Finance income	—	—	9	—	—	9
Finance costs	—	—	(101)	—	—	(101)
Interest expense, net	—	—	93	—	—	93
Non-operating pension (income) expense	—	—	1	—	—	1
Share of profit of equity accounted investments, net of tax	—	—	—	(2)	—	(2)
Income tax provision (benefit)	—	—	—	—	186	186
Equity earnings (loss), net of taxes	—	—	—	2	—	2
Income tax expense /(credit)	—	—	—	—	(186)	(186)

(h)

Represents a reclassification of DS Smith’s revenue to net sales and cost of products sold to conform its presentation with that of International Paper. The reclassification to cost of products sold represents revenue from third party energy sales.

(i)

Represents a reclassification of DS Smith’s cost of sales, administrative expenses, distribution costs to cost of products sold, selling and administrative expenses, distribution expenses, taxes and other than payroll and income taxes, and depreciation, amortization and cost of timber harvested.

(j)	Represents a reclassification of DS Smith’s finance income and finance costs to interest expense, cost of products sold, and to nonoperating pension (income) expense.
(k)	Represents a reclassification of share of profit of equity accounted investments, net of tax to equity earnings (loss), net of taxes.
(l)	Represents a reclassification of income tax expense / (credit) to income tax provision (benefit).

3.	IFRS to U.S. GAAP Adjustments

The historical consolidated financial information of DS Smith have been prepared under IFRS accounting standards. The IFRS to U.S. GAAP adjustments represent conforming adjustments to present DS Smith’s financial information under U.S. GAAP, applying International Paper’s accounting policies for material accounting policy differences. The adjustments outlined below are preliminary and are subject to change as additional information becomes available and additional analysis is performed.

a.	Leases

DS Smith, in its capacity as a lessee, accounts for all their leases under one accounting model, which is effectively equivalent to that of a finance lease under U.S. GAAP. Under U.S. GAAP, based on a preliminary assessment, the majority of DS Smith’s leases have been identified as operating leases based on their contractual terms. The following adjustments have been made for DS Smith’s leases under U.S. GAAP:

(i) Unaudited Pro Forma Combined Balance Sheet impact:

Leases classified as finance lease are reclassified from right of use assets to plants, properties, and equipment, net, and their corresponding lease liabilities to notes payable and current maturities of long-term debt, as well as long-term debt for current and non-current portion respectively. Lease liabilities for leases classified as operating leases are reclassified to accounts payable and long-term lease liabilities for current and non-current portion respectively.

(ii) Unaudited Pro Forma Combined Statement Of Operations impact:

Under IFRS, finance lease expenses are classified as depreciation and interest whereas under U.S. GAAP, operating leases are recorded as straight-line lease expense. This adjustment reclassifies depreciation expense for operating leases to cost of products sold, selling and administrative expenses and distribution expenses. Further, previously recognized interest expense for operating leases were reclassified to cost of products sold, selling and administrative expenses and distribution expenses.

b.	Income tax liabilities

(i) Unaudited Pro Forma Combined Balance Sheet impact:

Under IFRS, DS Smith records uncertain tax positions (“UTPs”) within current liabilities; however under U.S. GAAP, UTPs are classified as non-current liabilities unless the amounts are expected to be paid within the next 12 months. This adjustment reclassifies the long-term portion of the UTP liability from current income tax liabilities to other liabilities. For this portion of the UTPs, there is no indication at this time that the payment will be made within the next 12 months and therefore under U.S. GAAP such portion is recorded as long-term.

4.	Preliminary Consideration

a.	Preliminary purchase price

Refer to the table below for the preliminary calculation of consideration to be transferred under the Acquisition:

			Amount
Calculation of share consideration	(i	)
Number of DS Smith Shares issued and outstanding as of August 19, 2024 (in thousands)			1,380,124
Exchange ratio			0.1285

Estimated number of shares of Common Stock to be issued in the Acquisition (in thousands)			177,346
Price per share of Common Stock as of August 19, 2024			$47.72

Estimated fair value of Common Stock issued			$8,463
Estimated converted DS Smith’s share-based awards attributable to pre-Acquisition service	(ii	)	72

Estimated fair value of preliminary purchase price consideration			$8,535

(i)

The Co-operation Agreement states that DS Smith Shareholders will receive 0.1285 shares of Common Stock for each DS Smith Share. ASC 805 requires the calculation of consideration to be performed as of the closing date of the Acquisition; however, for purposes of the unaudited pro forma combined financial statements, the closing share price of Common Stock as of August 19, 2024 was utilized.

(ii)

Represents fair value attributable to pre-closing of the Acquisition service for unvested DS Smith’s outstanding share awards that were accelerated pursuant to the Co-operation Agreement between International Paper and DS Smith. Each outstanding deferred share bonus plan, performance share plan, and a portion of sharesave plan was exchanged for 0.1285 of International Paper common stock.

The final value of the share consideration will be determined based on the actual number of shares of Common Stock issued and the market price of shares of Common Stock at the closing date of the Acquisition. The preliminary estimated share consideration reflected in this unaudited pro forma combined financial statements could significantly differ due to movements in the price of shares of Common Stock up to the closing date of the Acquisition. A sensitivity analysis related to the fluctuation in the price of shares of Common Stock was performed to assess the impact of a hypothetical change of 10% to the closing price of shares of Common Stock on August 19, 2024.

	Stock Price	Total Estimated Consideration
10% increase	$52.49	$9,309
10% decrease	$42.95	$7,617

b.	Allocation of Preliminary Purchase Price Consideration

The preliminary purchase price as shown in the table above is allocated to the tangible and intangible assets acquired and liabilities assumed of DS Smith based on their preliminary estimated fair values. As mentioned above in Note 1, the fair value assessments are preliminary and are based upon available information and certain assumptions which International Paper believes are reasonable under the circumstances. Actual results may differ materially from the assumptions within the unaudited pro forma combined financial statements.

Description	Amount
Preliminary fair value of assets acquired
Current assets	$2,953
Property, plant, and equipment	6,351
Identified intangible assets	2,345
Other non-current assets	520
Preliminary fair value of liabilities assumed
Accounts Payable	(1,762)
Other current liabilities	(1,500)
Long-term debt	(2,566)
Other non-current liabilities	(1,654)

Preliminary fair value of net assets acquired	4,687
Preliminary Goodwill	3,848

Preliminary fair value of net assets acquired	$8,535

5.	Adjustments to the Unaudited Pro Forma Combined Balance Sheet

Refer to the items below for a reconciliation of the pro forma adjustments reflected in the unaudited pro forma combined balance sheet:

a.	Reflects the sources and uses of funds relating to the Acquisition as follows:

Description	Note		Amount
Uses
Cash paid for transaction expenses	(i	)	$(102)
Retention bonus payments	(ii	)	(23)
Estimated cash paid for DS Smith’s share-based awards attributable to post-Acquisition service	(iii	)	(16)

Pro forma adjustment to cash and temporary investments			$(141)

(i)

Reflects the payment of nonrecurring, banking, legal and financial advisory, accounting, consulting and other directly related transaction costs incurred by International Paper in conjunction with the Acquisition. Total nonrecurring transaction costs are currently estimated to be approximately $129 million. Of this, $22 million were incurred and reflected in International Paper’s historical consolidated statements of operations, of which $7 million remains as accrued liabilities within International Paper’s consolidated balance sheet. $107 million ($(102) million after tax) is presented in the Unaudited Pro Forma Combined Balance Sheet as a reduction in cash and a corresponding reduction in retained earnings. (See Notes 5(f)(iv) and 6(d)(i) for the corresponding adjustments to pro forma stockholder’s equity and the Unaudited Pro Forma Combined Statements of Operations respectively).

(ii)

Reflects retention cash payments, net of tax, to DS Smith employees at the closing of the Acquisition with no future service requirements. These cash payments are not reflected within the historical consolidated statement of operations of DS Smith and are assumed to have been settled in cash at the pro forma combined balance sheet date. See Notes 5(f)(iv) and 6(d)(ii) for the corresponding adjustments to pro forma stockholder’s equity and the pro forma combined statements of operations respectively.

(iii)	Reflects cash payment, net of tax, to sharesave plan participants for the portion of the awards which lapsed and ceased to be exercisable as a result of the Acquisition.

b.	Reflects an adjustment to plants, properties and equipment, net on a preliminary fair value assessment:

Description	Note		Amount
Fair value of plants, properties and equipment, net acquired	(i	)	$6,351
Less: DS Smith’s historical net book value of property, plant and equipment			4,756

Pro forma adjustment to plants, properties and equipment, net			$1,595

(i)

The range of preliminary fair values for plants, properties and equipment were determined using the cost approach. The indirect method was used to estimate a step-up by asset category which was applied to the net book value.

c.	Reflects an adjustment to intangible assets based on a preliminary fair value assessment:

Description	Note		Amount
Fair value of intangible assets acquired	(i	)	$2,345
Less: DS Smith’s historical net book value of customer relationships and related assets	(ii	)	602

Pro forma adjustment to intangible assets			$1,743

(i)

The intangible assets identified were customer relationships and trade names. Preliminary fair values for these intangible assets were determined based on estimated future cash flows. The customer relationships and trade names will be amortized on a straight-line basis over their estimated useful life. Intangible assets are included with deferred charges and other assets.

(ii)

Represents net book value of DS Smith’s existing customer relationships and related assets. International Paper is still in the process of evaluating the fair value of DS Smith’s software and other intangible assets. Therefore, no adjustment has been recorded to modify the current net book value for the software and other intangible assets.

d.	Reflects an adjustment to goodwill based on the preliminary purchase price allocation:

Description	Note		Amount
Fair value of consideration transferred in excess of fair value of assets acquired and liabilities assumed	(i	)	$3,848
Less: DS Smith’s historical net book value of goodwill			2,782

Pro forma adjustment to goodwill			$1,066

(i)

Goodwill represents the excess of the preliminary purchase price over the preliminary fair value of the underlying net tangible and intangible assets acquired and liabilities assumed. Refer to the preliminary purchase price allocation in Note 4(b) above for more details.

e.	Reflects an adjustment to inventories based on the preliminary fair value assessment:

Description	Note		Amount
Fair value of acquired inventories	(i	)	$792
Less: DS Smith’s historical net book value of inventories			738

Pro forma adjustment to inventories			$54

(i)

The fair value of inventories was estimated using the top-down method, which relies on certain key inputs and judgments including expected sales price of the inventories, percent complete of the work-in-process inventories, estimated costs of completion and disposal of the inventories, and forecasted profit margins earned on the sale of the inventories. Changes in these inputs could have a significant impact on the inventories valuation. The impact on cost of sales following the Acquisition may differ significantly between periods based upon the final value assigned for inventories. After closing of the Acquisition, the fair value step up in inventories will increase cost of goods sold for the first year post-Acquisition since inventories are expected to turnover within 12 months.

f.	Reflects an adjustment to International Paper and DS Smith equity based on the following:

(in millions)	Eliminate DS Smith’s historical equity	Estimated shares issued to DS Smith shareholders (i)	Estimated converted DS Smith share awards attributable to pre-Acquisition service (ii)	Estimated acceleration expense and cash settlement of DS Smith share awards (iii)	Estimated transaction costs (iv)	Total Adjustments to Equity
Common stock	$(172)	$177	$2	$—	$—	$7
Paid-in capital	(2,808)	8,286	70	—	—	5,548
Retained earnings	(2,134)	—	—	(16)	(125)	(2,275)
Accumulated other comprehensive loss	182	—	—	—	—	182
Less: Common stock held in treasury, at cost	—	—	—	—	—	—

	$(4,932)	$8,463	$72	$(16)	$(125)	$3,462

(i)

Reflects the issuance of shares of Common Stock, with a par value of $1 issued due to the Acquisition. The share price is calculated by reference to the share price of Common Stock as of August 19, 2024.

(ii)	Reflects the issuance of shares of Common Stock, with a par value of $1 issued for DS Smith’s outstanding share awards, see Note 4(a)(ii).

(iii)	Reflects one-time incremental compensation costs (net of tax) relating to cash settlement of certain DS Smith share awards, see Note 6(e).

(iv)

Reflects the additional charge for transaction related expenses including retention bonus payments (net of tax), not yet incurred and not previously reflected in the historical consolidated financial statements of International Paper. A corresponding impact has been recorded within the Unaudited Pro Forma Combined Statement of Operations, see Note 6(d).

g.

Represents an adjustment of $17 million to long-term debt, to reflect the estimated fair value step-up of DS Smith’s medium term notes and other fixed debt assumed by International Paper in the Acquisition. DS Smith’s medium-term notes are listed on the Luxembourg Stock Exchange and hence the fair value is determined using quoted market prices. The amortization of fair value adjustment for the six months ended June 30, 2024 and year-ended December 31, 2023 was not material.

h.

Represents the adjustment to deferred tax liability of $838 million associated with the incremental differences in the book and tax basis created from the preliminary purchase allocation. The deferred tax liability arises from the preliminary fair values of tangible and intangible assets, inventories and debt, as well as the acceleration of DS Smith’s share-based compensation awards due to the transaction. These adjustments were based on the applicable statutory tax rate of 25% and the respective estimated purchase price allocation.

The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-closing Acquisition activities, including cash needs, the geographical mix of income and changes in tax law. Because the tax rate used for the pro forma financial information is estimated, the rate will likely vary from the actual effective rate in periods subsequent to the closing of the

Acquisition. This determination is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities.

6.	Adjustments to the Unaudited Pro Forma Combined Statement of Operations

The adjustments to the Unaudited Pro Forma Combined Statement of Operations are expected to have a continuing impact on the combined company unless stated otherwise. Refer to the items below for reconciliation of the adjustments reflected in the Unaudited Pro Forma Combined Statement of Operations:

a.

Reflects the pro forma adjustment to depreciation expense for acquired plants, properties and equipment. For the purposes of calculating pro forma depreciation expense, acquired plants, properties and equipment will be depreciated on a straight-line basis over their expected useful lives. The adjustment represents incremental depreciation expense based on the estimated preliminary fair value and useful lives of the plants, properties, and equipment. The following adjustment to depreciation expense has been included in the six months ended June 30, 2024 and year ended December 31, 2023 pro forma statements of operations:

	Incremental Fair Value	Estimated Life (Years)	Six months ended June 30, 2024	Year ended December 31, 2023
Freehold land and improvements	$158	n/a	$—	$—
Land and Buildings	530	7 - 30 years	11	21
Plant and Equipment	907	2 - 18 years	35	69
Construction in Progress and Spares	—	n/a	—	—

Incremental depreciation of plants, properties and equipment, net			$46	$90

b.

Acquired intangible assets which consist of customer relationships and trade names will be amortized on a straight-line basis over their expected useful lives. Pro forma amortization expense includes amortization expense for the newly identified intangible assets less the amortization expense on DS Smith’s historical intangible assets. International Paper is still in the process of evaluating the fair value of other intangible assets and software. Any resulting change in the fair value would have a direct impact to future earnings through amortization expense.

	Fair Value	Estimated Life (Years)	Six months ended June 30, 2024	Year ended December 31, 2023
Trade names	$260	10	$13	$26
Customer relationships	2,085	14 - 16	70	140

Amortization of intangible assets			83	166
Less: Historical amortization of DS Smith			46	86

Net adjustment to amortization			$37	$80

c.

Presents a nonrecurring adjustment to cost of products sold for the first year following the Acquisition to reflect the fair value of acquired inventories which is higher than DS Smith’s historical cost. See Note 5(e).

Year ended December 31, 2023
Inventory step-up amortization	$54

Net pro forma transaction adjustment to cost of products sold	$54

d.	Reflects the adjustment for transaction-related expenses associated with the Acquisition including estimated transaction costs and retention bonus payments to DS Smith employees.

		Amount
Expected transaction expenses	(i)	$107
Retention bonus payments	(ii)	31

Total		$138

(i)

Represents estimated transaction costs directly attributable to the Acquisition to be incurred, that are not recorded within the historical consolidated statements of operations of International Paper. These costs in addition to the amounts accrued in the historical balance sheets of International Paper and DS Smith, are assumed to have been settled in cash in the Unaudited Pro Forma Combined Balance Sheet (see Note 5(a)(i)). Acquisition-related expenses are nonrecurring and not expected to be incurred in any period beyond 12 months from the closing date of the Acquisition. The Unaudited Pro Forma Combined Statement of Operations for the year ended December 31, 2023 reflects $107 million in nonrecurring transaction-related expenses as if those costs were incurred on January 1, 2023.

(ii)

Represents estimated retention cash payments payable to DS Smith employees at the closing of the Acquisition with no future service requirements. These cash payments are not recorded within the historical consolidated statement of operations of DS Smith and are assumed to have been settled in cash in the Unaudited Pro Forma Combined Balance Sheet (see Note 5(a)(ii)).

e.

Represents a one-time adjustment of $22 million to reflect share awards attributable to post-combination services that will be recognized as a compensation expense and cash settled on the date of Acquisition.

f.

To record the income tax impact benefit of the pro forma adjustments utilizing the statutory income tax rate of 25% for the period ended June 30, 2024, and the year ended December 31, 2023. The adjustment also reflects the additional U.S. Shareholder tax expense associated with DS Smith’s operations included within International Paper’s structure of approximately $7 million for the year ended December 31, 2023.

The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-closing Acquisition activities, including cash needs, the geographical mix of income and changes in tax law. Because the tax rate used for the pro forma financial information is estimated, the rate will likely vary from the actual effective rate in periods subsequent to closing of the Acquisition. This determination is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities.

g.

The pro forma basic and diluted earnings per share calculations are based on the basic and diluted weighted average shares of International Paper. The pro forma basic and diluted weighted average shares outstanding are a combination of historical weighted average shares of Common Stock and the share impact as part of the Acquisition.

The estimated impact to International Paper’s earnings per share from continuing operations is as follows:

	Six months ended June 30, 2024	Year ended December 31, 2023
Pro forma net income attributable to International Paper	$719	$557
Historical weighted-average number of shares of Common Stock outstanding
Basic	347	347
Diluted	353	349
Impact of the Acquisition on weighted-average number of shares of Common Stock outstanding(i)	179	179
Pro forma weighted-average number of shares of Common Stock outstanding
Basic	526	526
Diluted	532	528
Pro forma net income per share of Common Stock
Basic	$1.37	$1.06
Diluted	$1.35	$1.05

(i)	Reflects the issuance of International Paper shares due to the Acquisition. See Note 5(f)(i) and (ii).

7.	Translation of DS Smith historical financial statements

DS Smith’s historical financial statements were presented in millions of Pound Sterling. In order to align the presentation with that of International Paper, the DS Smith statement of financial position was translated into millions of U.S. Dollars using the period-end spot rate of $1.2492 to £1.00 as of April 30, 2024. Additionally, DS Smith’s consolidated statement of financial position was presented with brackets around liability and equity items. The brackets have been removed in the presentation below to align with that of International Paper.

Consolidated statement of financial position	IFRS (£ in Millions) April 30, 2024	IFRS ($ in Millions) April 30, 2024
Assets
Non-current assets
Intangible assets	£2,811	$3,512
Biological assets	11	13
Property, plant, and equipment	3,743	4,676
Right of Use Assets	237	296
Equity accounted investments	17	21
Other investments	17	21
Employee benefits	50	62
Deferred tax assets	23	29
Other receivables	4	4
Derivative financial instruments	15	19

Total non-current assets	6,928	8,653

Current assets
Inventories	591	738
Biological assets	5	6
Income tax receivable	37	46
Trade and other receivables	1,130	1,412
Cash and cash equivalents	499	624
Derivative financial instruments	64	80

Total current assets	2,326	2,906

Total assets	9,254	11,559

Consolidated statement of financial position	IFRS (£ in Millions) April 30, 2024	IFRS ($ in Millions) April 30, 2024
Liabilities
Non-current liabilities
Borrowings	2,040	2,549
Employee benefits	82	102
Other payables	31	39
Provisions	8	10
Lease liabilities	164	204
Deferred tax liabilities	213	266
Derivative financial instruments	71	89

Total non-current liabilities	2,609	3,259

Current liabilities
Bank overdrafts	89	111
Borrowings	397	496
Trade and other payables	1,819	2,272
Income tax liabilities	134	167
Provisions	60	75
Lease liabilities	75	94
Derivative financial instruments	122	153

Total current liabilities	2,696	3,368

Total liabilities	5,305	6,627

Equity
Issued capital	138	172
Share premium	2,258	2,820
Reserves	1,553	1,940

Total equity attributable to owners of the parent	3,949	4,932

Non-controlling interests	—	—

Total equity	3,949	4,932

The DS Smith income statements were translated into millions of U.S. Dollars using an average spot rate of $1.2600 to £1.00 for the six months ended April 30, 2024 and $1.2335 to £1.00 for the 12 months ended

October 31, 2023. The DS Smith historical income statements were presented with brackets around all expense items. The use of brackets in the presentation below have been adjusted to align with that of International Paper.

Details	IFRS (£ in Millions) Apr 30, 2024	IFRS ($ in Millions) Apr 30, 2024
Revenue	£3,309	$4,169
Cost of sales	2,399	3,024
Administrative expenses	373	470
Distribution costs	258	325

Operating profit	279	350
Finance income	8	10
Finance costs	64	81
Net financing costs	(56)	(71)

Profit after financing costs	223	279
Gain on associate disposal	10	13
Share of profit of equity accounted investments, net of tax	1	2

Profit before income tax	234	294
Income tax (expense)/credit	54	67

Profit for the year from continuing operations	180	227

Details	IFRS (£ in Millions) Oct 31, 2023	IFRS ($ in Millions) Oct 31, 2023
Revenue	£7,435	$9,170
Cost of sales	5,279	6,512
Administrative expenses	931	1,148
Distribution costs	527	650

Operating profit	698	860
Finance income	7	9
Finance costs	93	115
Net financing costs	(86)	(106)

Profit after financing costs	612	754
Share of profit of equity accounted investments, net of tax	2	2

Profit before income tax	614	756
Income tax (expense)/credit	151	186

Profit for the year from continuing operations	463	570

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF DS SMITH

Introduction

The following discussion and analysis should be read in conjunction with the financial information of the DS Smith group set out in the section of this proxy statement entitled “DS Smith Financial Statements”. The financial information included in this section has been extracted without material adjustment from the financial information in the section of this proxy statement entitled “DS Smith Financial Statements” or has been extracted without material adjustment from DS Smith’s accounting records, which formed the underlying basis of the financial information referred to in the financial information of the DS Smith group set out in the section of this proxy statement entitled “DS Smith Financial Statements”.

Some of the information contained in this section, including information in respect of plans and strategies for DS Smith’s business and expected sources of financing, contains certain forward-looking statements that reflect the DS Smith group’s plans, estimates and belief and that may involve risks and uncertainties. The DS Smith group’s actual results as part of the combined company following the closing of the Acquisition may also differ materially from those discussed in these forward-looking statements. Prospective investors should read the section entitled “Cautionary Statement Concerning Forward-Looking Statements” of this proxy statement for a discussion of the risks and uncertainties related to those statements and should also read the section entitled “Risk Factors” for a discussion of certain factors that may affect the business, results of operations or financial condition of the combined company.

DS Smith’s consolidated financial statements are prepared in accordance with IFRS whereas International Paper’s consolidated financial statements are prepared in accordance with U.S. GAAP. U.S. GAAP differs from IFRS in a number of significant respects. International Paper has not prepared, and does not currently intend to prepare, its financial statements or the financial statements of the combined company in, or reconcile them to, IFRS and hence has not quantified these differences for prospective investors. In making an investment decision, prospective investors must rely on their own examination of the International Paper group, the terms of the Acquisition and the financial information contained in this proxy statement. Prospective investors should consult their own professional advisors for an understanding of the differences between IFRS and U.S. GAAP.

DS Smith’s Business

DS Smith is a leading provider of sustainable fibre-based packaging with operations across Europe and North America which is supported by recycling and paper-making operations. Through its packaging division, DS Smith delivers innovative, fully fibre based corrugated products across Europe and North America for consumer products, e-commerce, promotion, transit and industrial packaging. DS Smith complements its product range with consultancy on supply chain optimization and creative design. Through its paper division, DS Smith is a leading international manufacturer of corrugated case material, which is the paper used for conversion into corrugated board. DS Smith also manufactures specialist paper grades such as plasterboard liner. DS Smith is also experienced in fibre recycling and waste management services and has operations across Europe.

DS Smith currently has four reportable business segments organized into four geographic regions: (1) Northern Europe segment, comprising the packaging, paper and recycling division; (2) Southern Europe, comprising the packaging, paper and recycling division; (3) Eastern Europe, comprising the packaging, paper and recycling division; and (4) North America comprising the packaging and paper division.

Recent Transactions and Events

In recent years, DS Smith’s strategy has focused on organic growth in order to support growth with its major customers.

On June 29, 2017 DS Smith entered into an agreement to acquire 80% of Interstate Resources (“Interstate”), granting the sellers a put option to sell DS Smith the remaining 20% over the next four years. In the year ended April 30, 2020, DS Smith acquired a further 10% following the partial exercise of the put option, with the final amount in connection with that exercise being paid in DS Smith financial year 2022. In the same year, DS Smith sold its de Hoop paper mill in the Netherlands for £35 million.

In DS Smith financial year 2024, DS Smith completed the acquisition process of Interstate with the payment for the final 10% stake for a consideration of $129 million (£103 million). The payment was based on the put option conditions met in DS Smith financial year for 2023.

During the same year, DS Smith acquired Bosis d.o.o, a high-quality packaging company in Serbia, for €20 million (net of cash and cash equivalents), complementing DS Smith’s existing regional packaging activity in Eastern Europe.

Furthermore, DS Smith sold its 50% interest in its Ukrainian associate, Rubizhanskiy Kartonno-Tarniy Kombiinat for £10 million. This resulted in a £10 million gain on divestment during DS Smith financial year 2024.

Market Overview and Outlook

In DS Smith financial year 2024, DS Smith delivered a robust performance, despite the challenging environment, driven by its focus on customers, quality, service and innovation together with the benefit from its self-help productivity initiatives. DS Smith continued to make progress in helping its customers’ sustainability challenges, including by achieving its target of 1 billion units of plastic replaced with fibre-based alternatives 16 months ahead of schedule.

DS Smith believes the Acquisition is an attractive opportunity to create a truly international sustainable packaging solutions leader that is well positioned in attractive and growing markets across Europe and North America. DS Smith is working collaboratively with International Paper to satisfy the Clearances and bring about the successful closing of the Acquisition.

The DS Smith Segments

As described above, DS Smith’s continuing operations are organized into segments which cover geographical regions with integrated packaging, paper and recycling businesses. These comprise the DS Smith group’s reportable segments and their results are regularly reviewed by the group chief executive of DS Smith. The measure of profitability reported to the group chief executive of DS Smith for the purposes of resource allocation and assessment of performance is adjusted operating profit, which is a non-IFRS performance measure.

The positive trends in packaging volumes from the second half of DS Smith financial year 2024 have continued into the current financial year, and DS Smith remains focused on pricing, operational efficiency and tight cost control. The increasing demand is resulting in higher paper and other input costs, including old corrugated cardboard (“OCC”). DS Smith anticipates this will be reflected in packaging price rises, with the benefits expected to be weighted to the second half of DS Smith financial year 2025 and to provide further momentum into DS Smith financial year 2026.

Results of Operations

DS Smith financial year 2024 saw DS Smith deliver a robust performance in a challenging environment, with profit and adjusted operating profits in line with management expectations, against a weak consumer demand environment and high inflation. The strong customer relationships, innovation and high service levels, together with strong cost management, partially offset downward pricing pressure.

The table below sets out the results of operations of the DS Smith group for DS Smith financial year 2024, DS Smith financial year 2023 and DS Smith financial year 2022.

	For the year ended April 30,
	2024	2023	2022
	£ million
Continuing operations
Revenue	6,822	8,221	7,241
Cost of goods sold	(4,933)	(5,895)	(5,415)
Distribution	(516)	(561)	(530)
Administrative expenses	(779)	(1,032)	(824)

Operating profit	594	733	472
Finance income	14	2	1
Finance costs	(117)	(76)	(73)
Gain on disposal of equity accounted investment	10	—	—
Loss on impairment of equity accounted investment	—	—	(29)
Share of profit of equity accounted investments, net of tax	2	2	7

Profit before income tax	503	661	378
Income tax expense	(118)	(169)	(98)

Profit for the year from continuing operations	385	492	280
Discontinued operations
Profit for the year from discontinued operations, net of tax	—	11	—

Profit for the year	385	503	280

Profit for the year attributable to:
Owners of the parent	385	502	280
Non-controlling interests	—	1	—

Consolidated income statement for DS Smith financial year 2024 compared to DS Smith financial year 2023

The table below sets out the results of operations for DS Smith financial year 2024 and DS Smith financial year 2023.

	For the year ended April 30,		Change
	2024	2023	%
	£ million
Revenue	6,822	8,221	(17.0)
Cost of goods sold	(4,933)	(5,895)	(16.3)
Distribution	(516)	(561)	(8.0)
Administrative expenses	(779)	(1,032)	(24.5)

Operating profit	594	733	(19.0)
Finance income	14	2	600.0
Finance costs	(117)	(76)	53.9
Gain on disposal of equity accounted investment	10	—	100.0
Share of profit of equity accounted investments, net of tax	2	2	—

Profit before income tax	503	661	(23.9)
Income tax (expense)/ credit	(118)	(169)	(30.2)

Profit for the year from continuing operations	385	492	(21.7)
Discontinued operations
Profit for the year from discontinued operations, net of tax	—	11	(100.0)

Profit for the year	385	503	(23.5)

Profit for the year attributable to:
Owners of the parent	385	502	(23.3)
Non-controlling interests	—	1	(100.0)

Revenue

Corrugated box volumes reduced by 2% (DS Smith financial year 2023: 5.8% reduction) as a result of softness in demand in DS Smith’s end markets. However, there was an improvement in the demand environment across the DS Smith financial year 2024. In the second half of DS Smith financial year 2024, demand marginally improved as compared to the second half of DS Smith financial year 2023.

Revenue reduced by 17.0% to £6,822 million (DS Smith financial year 2023: £8,221 million) due to the decline in box volumes (£129 million) and lower selling prices (£1,173 million). Other volume declines reduced revenue by £13 million. Packaging prices decreased by £647 million, approximately 10%, with the balance of £526 million reflecting lower external paper, recyclate and energy sales. Packaging prices were relatively resilient, reflecting DS Smith’s strong customer relationships, ongoing innovation and continued focus on high service levels.

Reported revenues were subject to foreign currency translation effects. In DS Smith financial year 2024, the euro accounted for 60% of DS Smith’s revenue. As such, the movements of the euro against sterling during the year constituted the majority of the £84 million of adverse foreign exchange translation impact.

The following table sets forth the revenue by segment for the periods indicated.

	For the year ended April 30,		Change
	2024	2023	%
	£ million
Northern Europe	2,598	3,132	(17.0)
Southern Europe	2,532	3,150	(19.6)
Eastern Europe	1,106	1,275	(13.3)
North America	586	664	(11.7)

Total revenue	6,822	8,221	(17.0)

Northern Europe

In Northern Europe, like for like corrugated box volumes across the region declined more than the DS Smith group average. This region, which includes Germany and the United Kingdom, has a greater weighting to industrial and e-commerce customers which saw the biggest sectoral declines.

Revenues decreased by 17.0% in the region due to a combination of the decrease in box volumes, reductions in sales prices for packaging and externally sold paper and reductions in volumes of recycled fibre.

Southern Europe

Southern Europe saw a decline in like for like box volumes approximately in line with the DS Smith group average with France weaker than Iberia and Italy, reflecting the weaker overall consumer market in France.

Revenues decreased by 19.6%, due to the impact of increases in both packaging and external paper pricing.

Eastern Europe

Like for like corrugated box volumes in Eastern Europe grew over the period, with revenues declining 13%, principally reflecting reduced paper and packaging prices.

North America

Packaging volumes grew strongly during the period, reflecting excellent customer traction and DS Smith’s recent investments in additional capacity. However, revenue in the region declined, reflecting pricing reductions in paper and packaging.

Cost of goods sold

Cost of goods sold decreased by £962 million, 16.3 percent, from £5,895 million in DS Smith financial year 2023 to £4,933 million in DS Smith financial year 2024. The decrease was due to a £866 million reduction in raw material costs, including £107 million from reduced volumes and a corrugated box raw material reduction of £661 million together with the effects of exchange and other costs. The remaining balance of the reduction was driven by lower energy costs, down by £68 million, lower repairs and maintenance, down by £19 million, and lower variable labor costs, down by £12 million. The decreases were offset by £11 million increase of depreciation expenses resulting from investment in capital expenditure.

Distribution costs

Distribution costs were lower by £45 million, 8.0 percent, from £561 million in financial year 2023 to £516 million in financial year 2024 in line with lower volumes.

Administrative expenses

Administrative expenses were lower by £253 million, from £1,032 million in financial year 2023 to £779 million in financial year 2024. The decrease was due to lower fixed employee costs (£66 million), amortization (£15 million), lower M&A costs (£6 million) and cost mitigation activities. Closure costs incurred in financial year 2023 of £36 million were not repeated in the current year, which also benefited from gains of disposals of non-current assets of £9 million compared to losses in DS Smith financial year 2023 of £7 million.

Exchange effects reduced cost of goods sold, distribution costs and administrative expenses by £73 million.

Finance income

Finance income increased by £12 million, or 600%, from £2 million in DS Smith financial year 2023, to £14 million for DS Smith financial year 2024. This was driven by interest earned on funds placed on deposit following the issue of two Green Bonds in July 2023.

The following table sets forth a breakdown of finance income for the periods indicated.

	For the year ended April 30,		Change
	2024	2023	%
	£ million
Interest income from financial assets	14	2	600.0

Finance income	14	2	600.0

Finance costs

Finance costs increased by £41 million, or 53.9%, from £76 million for DS Smith financial year 2023, to £117 million for DS Smith financial year 2024. This was driven by the higher interest rate environment coupled with the refinancing of prior period bonds. Other financing costs were lower principally through gains on the early redemption of certain medium-term notes.

The following table sets forth a breakdown of finance costs for the periods indicated.

	For the year ended April 30,		Change
	2024	2023	%
	£ million
Interest on borrowings and overdrafts	103	49	110.2
Interest on lease liabilities	12	11	9.1
Employment benefit net finance expense	1	1	—
Other	1	15	(93.3)

Finance costs	117	76	53.9

Profit before taxation

Profit before tax decreased by 24% to £503 million (DS Smith financial year 2023: £661 million), driven by the decrease in operating profit and increased financing costs offset by a reduction in amortization.

Income tax charge

The tax charge of £118 million (DS Smith financial year 2023: £169 million) reflected the impact of lower profits.

Profit for the period

Profit after tax was £385 million (DS Smith financial year 2023: £503 million). The decrease in operating profit led to a decrease of 22% in basic earnings per share from continuing operations on a reported basis to 28.0 pence (DS Smith financial year 2023: 35.8 pence).

Adjusted operating profit

Adjusted operating profit is operating profit before amortization and other items, principally the costs of acquisitions (including restructuring) and the effects of disposals, and is a non-GAAP and non-IFRS measure. It is a key performance indicator used by management in evaluating the performance of the business, as a key component of the planning process and is one of the targets against which compensation is determined. The measure complements the equivalent IFRS measure of operating profit.

The reconciliations of operating profit to adjusted operating profit for DS Smith financial year 2024 and DS Smith financial year 2023 are as follows:

Total continuing operations
£ million
Year ended April 30, 2024
Operating profit	594
Amortization	98
Other(1)	9

Adjusted operating profit	701

(1)	The DS Smith group incurred £3m of acquisition costs in DS Smith financial year 2024 relating to the Acquisition and a further £6m of other related costs.

Total continuing operations
£ million
Year ended April 30, 2023
Operating profit	733
Amortization	113
Other(1)	15

Adjusted operating profit	861

(1)

On September 1, 2022, the put option for the final 10% stake in Interstate that the DS Smith group did not already own was triggered. The payment owed as a result of the put option resulted in additional costs in relation to performance conditions which have been met by the business and the costs of hedging the pending payment of the US Dollar liability.

As compared to the prior period, adjusted operating profit of £701 million was a decrease of 19% (DS Smith financial year 2023: £861 million). This was largely attributable to reducing prices (£1,173 million) and volume reduction of £35 million, offset by input cost reductions of £1,059 million. Adverse foreign exchange translation impacted adjusted operating profit by £11 million. As the DS Smith group exited DS Smith financial year 2024, market prices began to rise following the price reductions experienced over the past fiscal year.

The following table sets forth the segment measure of adjusted operating profit for the periods indicated.

	For the year ended April 30,		Change
	2024	2023	%
	£ million
Northern Europe	199	212	(6.1)
Southern Europe	373	501	(25.5)
Eastern Europe	72	76	(5.3)
North America	57	72	(20.8)

Total adjusted operating profit	701	861	(18.6)

As compared to the prior period, adjusted operating profit for Northern Europe decreased less than revenue, reflecting resilient pricing in packaging, due to a higher proportion of indexed pricing and benefits from restructuring announced in DS Smith financial year 2023.

Adjusted operating profit for Southern Europe declined by over 25% compared to the prior period, due largely to the decrease in the volume and price of paper sold externally, although margins continued to remain significantly above the DS Smith group’s target range.

Adjusted operating profit for Eastern Europe decreased only slightly as the lower pricing was partially offset by lower raw material costs and efficiency improvements, together with costs of £19 million relating to the decision to close the Trakia paper mill in Bulgaria in the prior year.

Adjusted operating profit for North America declined by 21%, principally reflecting the decline in paper profitability as the region produces more paper than it currently utilizes for DS Smith’s own packaging production and hence retains some exposure to the paper export market.

Consolidated income statement for DS Smith financial year 2023 compared to DS Smith financial year 2022

The table below sets out the results of operations for DS Smith financial year 2023 and DS Smith financial year 2022.

	For the year ended April 30,		Change
	2023	2022	%
	£ million
Revenue	8,221	7,241	13.5
Cost of goods sold	(5,895)	(5,415)	8.9
Distribution	(561)	(530)	5.8

Administrative expenses	(1,032)	(824)	25.2

Operating profit	733	472	55.3
Finance income	2	1	100.0
Finance costs	(76)	(73)	4.1
Gain on disposal/(loss) on impairment of equity accounted investment	—	(29)	(100.0)
Share of profit of equity accounted investments, net of tax	2	7	(71.4)

Profit before income tax	661	378	74.9

Income tax expense	(169)	(98)	72.4

Profit for the year from continuing operations	492	280	75.7

Discontinued operations
Profit for the year from discontinued operations, net of tax	11	—	100.0

Profit for the year	503	280	79.6

Profit for the year attributable to:
Owners of the parent	502	280	79.3

Non-controlling interests	1	—	100.0

Revenue

Corrugated box volumes reduced by 5.8% (DS Smith financial year 2022: 5.4% growth) driven by a significant destocking in the supply chain reflecting the economic uncertainty and sentiment in the DS Smith group’s core markets and segments. The prior year volumes were particularly high (8.4 billion m2 of box sales) reflecting significant supply chain filling across all European markets as countries moved out of COVID-19 restrictions. The average of the previous 2 years’ volumes of 8.2 billion m2 of box sales represents a more normalized single year.

Revenue increased by 13.5% to £8,221 million (DS Smith financial year 2022: £7,241 million). Packaging price rises across the DS Smith financial year 2023, reflecting cost inflation, coupled with higher selling prices of paper and recyclate in the first half of the year, increased revenue by £1,196 million and offset volume reduction effects of £398 million.

Reported revenues are subject to foreign currency translation effects. In the DS Smith financial year 2023, the euro accounted for 60% of DS Smith group revenue. As such, the movements of the euro against sterling during the DS Smith financial year 2023 constituted the majority of the £182 million of positive foreign exchange translation impact on revenue.

The following table sets forth the revenue by segment for the periods indicated.

	For the year ended April 30,		Change
	2023	2022	%
	£ million
Northern Europe	3,132	2,790	12.3
Southern Europe	3,150	2,736	15.1
Eastern Europe	1,275	1,118	14.0
North America	664	597	11.2

Total revenue	8,221	7,241	13.5

Northern Europe

In Northern Europe, organic corrugated box volumes across the region declined more than the DS Smith group average due to weaker overall economic conditions and very strong growth in the DS Smith financial year 2022. Germany experienced higher levels of decline due to a larger market exposure to the industrial sector with the UK market impacted by a decline in the e-commerce sector following particularly strong growth over a number of years. Revenues increased by 12.3% in the region due to a combination of the increases in box prices in packaging and an increase in sales prices for externally sold paper and volumes of recycled fibre.

Southern Europe

Southern Europe saw a lower decline in box volumes than the DS Smith group average, reflecting a positive market share performance partially mitigating the overall economic conditions, with France weaker than Iberia and Italy reflecting weakness in overall household consumption. Revenues grew by 15.1%, due to the impact of increases in both packaging and paper pricing.

Eastern Europe

Organic corrugated box volumes in Eastern Europe declined less than the DS Smith group average, reflecting the relatively consistent performance of the region over the last few years. Turkey saw the largest decline due to the impact of the recent earthquake. Revenues grew 14.0%, principally reflecting increases in packaging and paper pricing.

North America

Packaging volumes in the North America region declined more than the DS Smith group average, reflecting the overall economic environment and labor shortages particularly in the first half of the year, which temporarily restricted DS Smith’s production capacity at certain sites. Revenues increased by 11.3% with increased packaging prices offset by the decline in volumes and reduced pricing from external paper volumes sold in the export market.

Cost of goods sold

Cost of goods sold were higher by £480 million, 8.9 percent, with corrugated box raw material increases of £426 million, energy cost increases of £60 million, higher variable labor of £27 million, depreciation of £22 million and repairs and maintenance of £30 million, offset by the cost reductions from lower volumes of £299 million.

Distribution

Distribution costs were 5.8% higher at £561 million as inflationary cost pressures increased costs despite the lower volumes.

Administrative expenses

Administrative expenses were £1,032 million versus £824 million in DS Smith financial year 2022, an increase of 25.2 percent. Higher fixed employee costs (£63 million), acquisition costs (£9m), losses on disposal of non-current assets, and closure costs of £36 million were the main drivers of the increase, offset by reduced amortization (£25 million).

Exchange effects increased cost of goods sold, distribution costs and administrative expenses by £162 million.

Finance income

Finance income increased by £1 million, or 100%, from £1 million for DS Smith financial year 2022, to £2 million for DS Smith financial year 2023.

The following table sets forth a breakdown of finance income for the periods indicated.

	For the year ended April 30,		Change
	2023	2022	%
	£ million
Interest income from financial assets	2	1	100.0

Finance income	2	1	100.0

Finance costs

Finance costs increased by £3 million, or 4.1%, from £73 million for DS Smith financial year 2022, to £76 million for DS Smith financial year 2023. This increase was primarily due to rises in interest rates more than offsetting the effects of lower levels of debt.

The following table sets forth a breakdown of finance costs for the periods indicated.

	For the year ended April 30,		Change
	2023	2022	%
	£ million
Interest on borrowings and overdrafts	49	47	4.3
Interest on lease liabilities	11	11	—
Employment benefit net finance expense	1	3	(66.7)
Other	15	12	25.0

Finance costs	76	73	4.1

Profit before taxation

Profit before tax increased by 74.9% to £661 million (DS Smith financial year 2022: £378 million), driven by the increase in operating profit and a reduction in amortization offset by increased financing costs.

Income tax charge

The tax charge of £169 million (DS Smith financial year 2022: £98 million) reflected the impact of higher profits.

Profit for the period

Profit after tax was £503 million (DS Smith financial year 2022: £280 million). The increase in operating profit led to an increase of 79.4% in basic earnings per share from continuing operations on a reported basis to 35.8 pence (DS Smith financial year 2022: 20.3 pence).

Adjusted operating profit

Reconciliations of operating profit to adjusted operating profit before income tax for DS Smith financial year 2023 and DS Smith financial year 2022 are as follows:

Total continuing operations
£ million
Year ended April 30, 2023
Operating profit	733
Amortization	113
Other(1)	15

Adjusted operating profit	861

(1)

On September 1, 2022 the put option for the final 10% stake in Interstate that the DS Smith group did not already own was triggered. The payment owed as a result of the put option resulted in additional costs in relation to performance conditions have been met by the business and the costs of hedging the pending payment of the US Dollar liability.

Total continuing operations
£ million
Year ended April 30, 2022
Operating profit	472
Amortization	138
Other(1)	6

Adjusted operating profit	616

(1)

On October 12, 2021 the DS Smith group sold the De Hoop paper mill in the Netherlands. Cash consideration, net of cash and cash equivalents and transaction costs, was £35m and the net assets divested were £28m, resulting in a net gain of £7m. In addition, there were £4m of other site disposal costs. Other restructuring costs of £8m primarily comprised a reorganization and restructuring project across the Packaging business, focusing predominantly on reduction of indirect costs. Acquisition costs amounted to £1m.

Adjusted operating profit of £861 million represented an increase of 39.8% (DS Smith financial year 2022: £616 million). This was largely attributable to price rises (£1,196 million) exceeding the impact of volume reduction of £99 million and input cost increases of £872 million. The price rises in the year also reflected the full-year effect of price rises put into effect in DS Smith financial year 2022 to recover the significant cost increases experienced in the second half of that year. The impact of higher energy costs was mitigated by

DS Smith’s three year rolling energy hedging program and reduced consumption as DS Smith managed paper production particularly in the second half of the DS Smith financial year 2023. Foreign exchange translation benefited operating profit by £20 million.

The following table sets forth the segment measure of adjusted operating profit for the periods indicated.

	For the year ended April 30,		Change
	2023	2022	%
	£ million
Northern Europe	212	139	52.5
Southern Europe	501	324	54.6
Eastern Europe	76	73	4.1
North America	72	80	(10.0)

Total adjusted operating profit	861	616	39.8

Adjusted operating profit for Northern Europe grew substantially due to the increase in both paper and packaging price drop-through as well as strong cost management, partly offset by inflation and costs of £17 million related to the strategic review of DS Smith’s UK recycling depot network.

Adjusted operating profit for Southern Europe grew by 54.6% compared to the prior period, due to a very positive performance from the former Europac business acquired in 2019 as well as the drop-through of price increases in packaging.

Adjusted operating profit for Eastern Europe grew by 4.1%, reflecting the recovery of higher paper prices offset by cost inflation and costs of £19 million related to the decision to close the Trakia paper mill in Bulgaria. Adjusted operating profit for North America reduced by 10.0% due to export paper price declines in the second half and inflationary increases in costs.

Liquidity and Capital Resources

Overview

DS Smith’s principal sources of funds are cash on hand, cash flow from operations, borrowings under DS Smith’s revolving credit facility, property and equipment leases, shareholders’ equity and, where appropriate, disposals of non-core businesses. The DS Smith group’s funding strategy is to achieve a capital structure that provides an appropriate cost of capital whilst providing the desired flexibility in short and medium-term funding to enable the execution of material investments or acquisitions, as required.

The DS Smith group aims to maintain a strong balance sheet enabling significant headroom within the financial covenants and to ensure continuity of funding by having a range of maturities from a variety of sources. The DS Smith group has an investment grade rating from S&P Global’s of BBB–, with a positive outlook and remains fully committed to maintaining its investment grade credit rating.

The DS Smith group’s overarching treasury objective is to ensure sufficient funds are available for the DS Smith group to execute its strategy and to manage the financial risks to which the DS Smith group is exposed.

As of April 30, 2024, the DS Smith group had cash balances of £499 million (2023: £472 million), bank overdrafts of £89 million (2023: £104 million) and committed but undrawn facilities of £1,451 million (2023:

£1,655 million). This provided immediately available liquidity of £1,861 million (2023: £2,023 million). The DS Smith group’s cash and cash equivalents are held in the following currencies:

	As of April 30,
	2024	2023	2022
	£ million
Euro	238	223	486
Pound Sterling	104	95	141
US Dollar	12	23	69
Swedish kroner	79	71	51
Other	66	60	72

	499	472	819

Apart from the committed but undrawn facilities as described above, the DS Smith group has access to committed factoring facilities, which allow the sale of receivables without recourse. The DS Smith group sells high credit quality receivables without recourse, with proceeds then presented as operating cash flows.

Available cash and debt facilities are reviewed regularly to ensure sufficient funds are available to support the DS Smith group’s activities. Having considered the DS Smith group’s current committed bank facility headroom, its forecast liquidity headroom and potential controllable mitigating activities available and its working capital, the DS Smith group expects that adequate resources exist for it to continue in operational existence for at least the next 12 months and the period beyond the next 12 months.

Material Cash Commitments

The DS Smith group is subject to enforceable and legally binding contractual obligations involving commitments to make payments to third parties. These obligations are expected to have an impact on the DS Smith group’s short-term and long-term liquidity and capital resource needs. Certain contractual obligations are reflected on the consolidated balance sheet as of April 30, 2024, while others are considered future obligations. Contractual obligations of the DS Smith group as of April 30, 2024 included long-term debt, lease obligations and purchase obligations. Contractual repayments periods range from 1 year or less, 1 to 5 years to more than 5 years.

The DS Smith group anticipates the funds needed to fulfill these commitments will be generated through operating cash flows.

On April 30, 2024, the DS Smith group had committed to incur capital expenditure of £329m (April 30, 2023: £298m) relating primarily to the new paper machine in Lucca and greenfield sites in Italy and Poland.

The DS Smith Group was one of a number of companies operating in the paper packaging industry that was subject to a decision (currently the subject of appeal) by the Italian Competition Authority concerning anti-competitive behavior in Italy (the “Decision”). Given its position as leniency applicant, the DS Smith Group was not fined. The DS Smith Group is subject to a number of claims (both actual and threatened) for compensation in respect of the Decision, which the DS Smith Group intends to defend robustly. Given the early stage of these claims, the ongoing appeal process, the DS Smith Group’s intention to defend all claims robustly and having applied the tests in IAS 37, no provision has been recognized and instead this item has been disclosed as a contingent liability.

Except as described above, the DS Smith group is not subject to material litigation, but has a number of contingent liabilities that arise in the ordinary course of business on behalf of trading subsidiaries including, inter alia, intellectual property disputes and regulatory enquiries in areas such as health and safety, environmental, and anti-trust. No losses are anticipated to arise on these contingent liabilities.

Cash Flows

The following table sets out financial information extracted from the cash flow statements for DS Smith financial year 2024, DS Smith financial year 2023 and DS Smith financial year 2022.

	For the year ended April 30,
	2024	2023	2022
	£ million
Net cash generated from operating activities	320	866	921
Net cash used in investing activities	(614)	(526)	(403)
Net cash generated from / (used in) financing activities	352	(728)	(483)
Cash and cash equivalents at beginning of year	368	746	719

Cash and cash equivalents at end of year	410	368	746

Net cash generated from operating activities

The following table provides a breakdown of net cash generated from operating activities for DS Smith financial year 2024, DS Smith financial year 2023 and DS Smith financial year 2022.

	For the year ended April 30,
	2024	2023	2022
	£ million
Operating profit	594	733	472
Depreciation	323	312	290
Amortization	98	113	138
Working capital	(417)	(121)	215
Other non-cash items	(43)	41	(36)

Interest received	14	2	1
Interest paid	(80)	(78)	(63)
Tax paid	(169)	(136)	(96)

Net cash generated from operating activities	320	866	921

For DS Smith financial year 2024, net cash generated from operating activities decreased by 63.0% to £320 million (DS Smith financial year 2023: £866 million), reflecting a working capital outflow of £417 million compared to a working capital outflow of £121 million in DS Smith financial year 2023.

The working capital outflow of £417 million included a net outflow of £137 million (DS Smith financial year 2023: net benefit of £69 million) in respect of the reversal of prior period cash resets of energy hedges which DS Smith undertook to limit its counterparty exposure. The underlying working capital outflow was principally driven by lower paper and energy prices reducing trade payables.

For DS Smith financial year 2023, net cash generated from operating activities decreased by 6.0% to £866 million (DS Smith financial year 2022: £921 million). This decrease reflects a working capital outflow of £121 million compared to a working capital inflow of £215 million in DS Smith financial year 2022.

The working capital outflow of £121 million included a net benefit in the year of £69 million in respect of margin calls to manage DS Smith’s energy hedging position (DS Smith financial year 2022: net benefit of £109 million). The underlying working capital outflow reflected a decline in energy and raw material prices, principally paper, at the end of the financial year, partly mitigated by good cash collection and inventory management.

Net cash used in investing activities

The following table provides a breakdown of net cash used in investing activities for the periods indicated.

	For the year ended April 30,
	2024	2023	2022
	£ million
Acquisition of subsidiary undertakings, net of cash acquired	(113)	—	(23)
Divestment of subsidiary businesses, net of cash and cash equivalents	5	—	35
Capital expenditure	(547)	(545)	(431)
Proceeds from sale of property, plant and equipment and intangible assets	41	19	16
Cash outflows from restricted cash and other deposits	—	(2)	(2)
Other investing activities	—	2	2

Cash flows used in investing activities	(614)	(526)	(403)

For DS Smith financial year 2024, net cash used in investing activities increased by £88 million, or 16.7% (DS Smith financial year 2023: £123 million), from an outflow of £526 million for DS Smith financial year 2023, to an outflow of £614 million for DS Smith financial year 2024. The increase was mainly attributable to the acquisition of Interstate following the settlement of the put option, and the acquisition of Bosis d.o.o. in Serbia, which was completed for £17 million.

DS Smith continued to invest in capital expenditure of £547 million (DS Smith financial year 2023: £545 million), which remained largely consistent with the prior year. DS Smith continued to focus on growth and efficiency capital projects, the most significant elements of which related to the replacement paper making line in Italy, the replacement recovery boiler in Portugal and the new biomass boiler in France. Proceeds from disposal of surplus assets arose as a result of the prior year restructuring, including UK recycling sites, the Berlin packaging site and other non-core assets.

For DS Smith financial year 2023, net cash used in investing activities increased by £123 million, or 30.5%, from an outflow of £403 million for DS Smith financial year 2022, to an outflow of £526 million for DS Smith financial year 2023. The increase was mainly attributable to investment in capex of £545 million in line with DS Smith’s continued investment in a number of ongoing customer-led projects together with DS Smith’s de-carbonization and energy efficiency programs.

Net cash generated from / (used in) financing activities

The following table provides a breakdown of net cash generated from / (used in) financing activities for the periods indicated.

	For the year ended April 30,
	2024	2023	2022
	£ million
Proceeds from issue of share capital	7	4	7
Repayment of borrowings	(616)	(679)	(529)
Proceeds from borrowings	1,284	332	334
(Payments)/proceeds from derivative financial instruments	(2)	14	(35)
Repayment of principal on lease liabilities	(72)	(106)	(73)
Dividends paid to DS Smith Shareholders	(247)	(289)	(166)
Other financing activities	(2)	(4)	(21)

Cash flows from/ (used) in financing activities	352	(728)	(483)

For DS Smith financial year 2024, net cash used in financing activities improved by £1,080 million (DS Smith financial year 2023 increase of £245 million), or 148.4%, from an outflow of £728 million for DS Smith financial year 2023, to an inflow of £352 million for DS Smith financial year 2024. The increase was mainly attributable to the issuance of two inaugural Green Bonds, to a value of €1.5 billion (€850 million due 2027 and €650 million due 2030).

For DS Smith financial year 2023, net cash used in financing activities increased by £245 million, or 50.7%, from an outflow of £483 million for DS Smith financial year 2022, to an outflow of £728 million for DS Smith financial year 2023. The increase in net cash used in financing activities was mainly attributable to the increase in repayment of borrowings by £150 million, or 28.3% from £529 million to £679 million. Dividends paid increased by £123 million for DS Smith financial year 2023 as a result of an increase in the dividend per share from 15.0p for DS Smith financial year 2022 to 18.0p for DS Smith financial year 2023 and the bringing forward of the settlement of the interim dividend for DS Smith financial year 2023 of £83 million.

Revolving Credit Facility (“RCF”)

As of April 30, 2024, the DS Smith Group had undrawn amounts committed under the RCF of £1.4 billion which matured in November 2025. An extension was agreed in June 2024, such that the new facility of £1.25 billion matures in May 2027. These amounts are floating rate commitments, which expire beyond twelve months.

Medium-term Notes

The DS Smith group maintains a €5 billion Euro Medium Term Note Programme. Under this program, DS Smith and DS Smith Ireland Treasury Designated Activity Company, a wholly-owned subsidiary of DS Smith, may from time to time issue notes denominated in any currency. The maximum aggregate nominal amount of all notes from time to time outstanding under this program will not exceed €5 billion (or its equivalent in other currencies). Where such notes are issued by DS Smith Ireland Treasury Designated Activity Company, the payment of all amounts due is unconditionally and irrevocably guaranteed by DS Smith.

The Medium-term Notes in issue comprise:

•	€600 million with a coupon of 0.875%, due for repayment in September 2026;

•	£250 million with a coupon of 2.875%, due for repayment in July 2029;

•	€850 million with a coupon of 4.375%, due for repayment in July 2027; and

•	€650 million with a coupon of 4.500%, due for repayment in July 2030.

The Medium-term Notes of €850 million and €650 million are green bonds issued in July 2023. The net proceeds of the issuance will be used to finance or refinance eligible activities in accordance with the DS Smith group’s Green Finance Framework.

Private Placement Notes

The DS Smith group’s private placement notes of US$268 million were fully repaid in August 2022.

Critical Accounting Estimates

The preparation of financial statements requires management to exercise judgment in applying the DS Smith group’s accounting policies. It also requires the use of certain critical accounting estimates and assumptions that affect the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates. The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised and in any affected future periods. The critical judgments made by the management and key sources of estimation uncertainty are in respect of taxation provisions, key assumptions underpinning value in use calculations in goodwill impairment tests and assumptions applied in calculating the accounting values for employee benefits.

Quantitative and Qualitative Disclosure About Market Risk

DS Smith is exposed to market risks in the ordinary course of business. These risks primarily include commodity risk, interest rate risk, liquidity, credit risk, and foreign currency risk. See Note 18 to the financial information of DS Smith in the section of this proxy statement entitled “DS Smith Financial Statements”.

Recent Accounting Pronouncements

A list of recently issued accounting pronouncements that are relevant to DS Smith is included in Note 1 (a)(iii) to the financial information of DS Smith in the section of this proxy statement entitled “DS Smith Financial Statements”.

PROPOSAL NO. 1—SHARE ISSUANCE PROPOSAL

Proposal

We are asking you to approve the issuance of the New International Paper Shares to the DS Smith Shareholders in connection with the Acquisition by International Paper Bidco, an indirectly wholly-owned subsidiary of International Paper of all of the entire issued and to be issued share capital of DS Smith (the “Share Issuance Proposal”). Pursuant to the Acquisition, among other things, in exchange for the transfer of each DS Smith Share to International Paper Bidco, DS Smith Shareholders will be entitled to receive, for each DS Smith Share held by such DS Smith Shareholder, 0.1285 New International Paper Shares, resulting in the issuance of approximately [●] New International Paper Shares, following which DS Smith Shareholders will own approximately 33.7% of International Paper’s fully diluted shares of Common Stock, based on International Paper’s and DS Smith’s fully diluted outstanding share capital as of [●], 2024.

For a detailed description of the Acquisition, see the section of this proxy statement entitled “Information About the DS Smith Acquisition.”

Required Shareowner Vote and Recommendation of the International Paper Board

Approval of the Share Issuance Proposal requires the affirmative vote of a majority of the votes cast at the Special Meeting, whether in person or by proxy, provided that a quorum is present. An abstention will not constitute a vote cast against the Share Issuance Proposal. Broker non-votes and failures of record holders to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote at the Special Meeting will have no effect on the outcome of the vote on the Share Issuance Proposal.

The approval of the Share Issuance Proposal by the requisite vote of International Paper Shareowners is required for the Share Issuance, and it is a condition to the closing of the Acquisition under the Offer Announcement.

The International Paper Board recommends that you vote “FOR” the Share Issuance Proposal.

Amount and Title of Securities to be Issued

If the Share Issuance Proposal is approved, we expect to issue approximately [●] New International Paper Shares, par value $1 per share, to DS Smith Shareholders in connection with the Acquisition. Holders of shares of Common Stock have no conversion, pre-emptive or other subscription rights.

Registration Exemption; Listing of New International Paper Shares

The New International Paper Shares to be issued to DS Smith Shareholders as consideration in the Acquisition will not be registered under the Securities Act and will be issued pursuant to the exemption provided by Section 3(a)(10) of the Securities Act. If International Paper exercises its right to implement the Acquisition by way of a takeover offer (as further described in the section of this proxy statement entitled “Information About the DS Smith Acquisition—Change in Acquisition Structure”), such takeover offer will be made in compliance with applicable U.S. laws and regulations and may require registration. It is a condition to the Acquisition that the New International Paper Shares be listed for trading on the NYSE.

Co-operation Agreement

For a detailed description of the Co-operation Agreement and certain related agreements that we entered into in connection with the Acquisition, see the section entitled “Information About the DS Smith Acquisition—The Co-operation Agreement.”

Quantification of Payments and Benefits to International Paper’s Named Executive Officers

The Acquisition does not constitute a “change in control” under any employment or compensation arrangements of International Paper and our named executive officers are not entitled to any additional compensation or benefits that relate to or are contingent upon the Acquisition.

Interests of International Paper’s Executive Officers and Directors in the Acquisition or Share Issuance

None of International Paper’s directors or executive officers has any substantial financial interest, direct or indirect, in the Acquisition or the Share Issuance, other than being a director or executive officer and an International Paper Shareowner.

Impact of the Share Issuance on our Existing International Paper Shareowners

If approved and implemented, the Share Issuance Proposal will dilute the ownership and voting interests of our existing International Paper Shareowners. It is expected that in connection with the Acquisition, approximately [●] shares of New International Paper Shares will be issued to current DS Smith Shareholders, and that, upon the closing of the Acquisition, DS Smith Shareholders will own approximately 33.7% of International Paper’s fully diluted shares of Common Stock, based on International Paper’s and DS Smith’s fully diluted outstanding share capital as of [●], 2024. Therefore, the ownership and voting interests of our existing International Paper Shareowners will be proportionately reduced.

PROPOSAL NO. 2—ADJOURNMENT PROPOSAL

Proposal

We are asking you to approve a proposal to adjourn the Special Meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of such adjournment to approve the Share Issuance Proposal.

If the International Paper Shareowners approve the Adjournment Proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from International Paper Shareowners that have previously returned properly executed proxies voting against the approval of the Share Issuance Proposal. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against approval of the Share Issuance Proposal such that the Share Issuance Proposal would be defeated, we could adjourn the Special Meeting without a vote on the Share Issuance Proposal and seek to convince the holders of those shares of Common Stock to change their votes to votes in favor of the Share Issuance Proposal.

Required Shareowner Vote and Recommendation of the International Paper Board

Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast at the Special Meeting, whether in person or by proxy, provided that a quorum is present. An abstention will not constitute a vote cast against the Adjournment Proposal. Broker non-votes and failures of record holders to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote at the Special Meeting will have no effect on the outcome of the vote on the Adjournment Proposal.

The International Paper Board recommends that you vote “FOR” the Adjournment Proposal.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF INTERNATIONAL PAPER

The following table shows information regarding the beneficial ownership of our shares of Common Stock as of the close of business on [●], 2024 by:

•	each person or group who is known by us to own beneficially more than 5% of our shares of Common Stock;

•	each director and each of our named executive officers; and

•	all directors and executive officers as a group.

Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our Common Stock shown as beneficially owned by them. Applicable percentage of beneficial ownership is based on [●] shares of Common Stock outstanding on [●], 2024. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of the date of this proxy statement, and restricted stock units which will vest within 60 days of the date of this proxy statement, are deemed to be outstanding and beneficially owned by the person holding the options or warrants for the purpose of computing the percentage of beneficial ownership of that person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person. Unless otherwise indicated, the address for each holder listed below is c/o International Paper Company, 6400 Poplar Avenue, Memphis, Tennessee 38197.

TABLE

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned (#)	Percentage of Common Stock Outstanding (%)
The Vanguard Group(1)	40,832,715	11.8
BlackRock, Inc.(2)	35,940,218	10.4
T. Rowe Price Associates, Inc.(3)	35,003,464	10.1
State Street Corporation(4)	23,247,330	6.72

(1)

The address of The Vanguard Group (“Vanguard”) is 100 Vanguard Blvd., Malvern, PA 19355. We have relied upon information supplied by Vanguard in a Schedule 13G/A filed with the SEC on February 13, 2024. According to the Schedule 13G/A, Vanguard had shared voting power over 455,474 shares, sole dispositive power over 39,290,045 shares and shared dispositive power over 1,542,670 shares.

(2)

The address of BlackRock, Inc. (“BlackRock”) is 50 Hudson Yards, New York, NY 10001. We have relied upon information supplied by BlackRock in a Schedule 13G/A filed with the SEC on January 24, 2024. According to the Schedule 13G/A, BlackRock had sole voting power over 33,698,704 shares and sole dispositive power over 35,940,218 shares.

(3)

The address of T. Rowe Price Associates Inc. (“T. Rowe”) is 100 East Pratt Street, Baltimore, MD 21202. We have relied upon information supplied by T. Rowe in a Schedule 13G/A filed with the SEC on May 10, 2024. According to the Schedule 13G/A, T. Rowe had sole voting power over 33,386,683 shares and sole dispositive power over 34,997,023 shares.

(4)

The address of State Street Corporation (“State Street”) is State Street Financial Center, One Congress Street, Suite 1, Boston, MA 02114-2016. We have relied upon information supplied by State Street in a Schedule 13G/A filed with the SEC on January 30, 2024. According to the Schedule 13G/A, State Street had shared voting power over 17,629,647 and shared dispositive power over 23,222,956 shares.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Shares of Common Stock Held (#)(1)	Stock Units Owned(2)	Percentage of Class (%)
Non-Employee Directors(3)
Jamie A. Beggs	—	7,609	*
Christopher M. Connor	—	69,354	*
Ahmet C. Dorduncu	37,410	—	*
Anders Gustafsson	47,457	—	*
Jacqueline C. Hinman	59,460	—	*
Clinton A. Lewis, Jr.	—	63,769	*
Kathryn D. Sullivan	41,002	—	*
Mark S. Sutton	834,622	3,199	*
Scott A. Tozier	—	7,609	*
Anton V. Vincent	—	33,408	*

Named Executive Officers
Timothy S. Nicholls	172,059	37,828	*
Thomas W. Hamic	46,473	14,228	*
Joseph R. Saab	20,703	6,064	*
Andrew K. Silvernail	—	—	*
Thomas J. Plath	80,491	8,554	*
All directors and executive officers as a group (20 persons)	1,517,800	298,616	*

*	Indicates less than 1% of the class of equity securities.
(1)

Includes securities over which the individual has, or, with another shares, directly or indirectly, voting or investment power, including ownership by certain relatives and ownership by trusts for the benefit of such relatives.

(2)

Represents stock equivalent units owned by our NEOs under the International Paper Company Deferred Compensation Savings Plan or by our directors under the Restricted Stock and Deferred Compensation Plan for Non-Employee Directors. These units will be paid out in cash and are not convertible into shares of Common Stock. Accordingly, these units are not included as shares of Common Stock beneficially owned.

(3)	Does not include Ray G. Young, who did not stand for re-election as a director of the International Paper Board at the International Paper 2024 annual meeting.

Does not include Ilene S. Gordon, who retired from the International Paper Board effective May 21, 2024. See Ms. Gordon’s Form 4 filed with the SEC on May 15, 2024 for her last reported beneficial ownership in the shares of Common Stock.

(4)	Mr. Plath, Senior Vice President, Human Resources and Corporate Affairs, will leave International Paper at the end of the year. He will serve in an advisory capacity during this time.

FUTURE SHAREOWNER PROPOSALS

As described in International Paper’s annual proxy statement for the 2024 annual meeting of shareowners (the “2024 Annual Meeting”), any proposal or proposals by an International Paper Shareowner must be included in the proxy statement and form of proxy relating to the annual meeting of International Paper Shareowners to be held in 2025 (the “2025 Annual Meeting”) and must comply with the procedures set forth in Exchange Act Rule 14a-8. To be eligible for inclusion, your proposals must be received in writing by International Paper at International Paper’s principal executive offices on or before December 3, 2024 (120 days before the date of International Paper’s proxy statement released to the International Paper Shareowners in connection with the 2024 Annual Meeting). Our By-Laws provide that other business, including shareowner nominations for directors, may not be brought before any Special Meeting unless it is: (1) specified in the notice of meeting (which includes shareowner proposals that International Paper is required to include in its proxy statement under Exchange Act Rule 14a-8); (2) properly brought by or at the direction of the International Paper Board (or any duly authorized committee thereof); or (3) otherwise properly brought before a special meeting or brought before an annual meeting by any International Paper Shareowner (i) who is a shareowner of record on the date of the giving of the notice and on the record date for the determination of shareowners entitled to vote at such annual meeting and (ii) who complies with the notice procedures.

If an International Paper Shareowner desires to bring business before the 2025 Annual Meeting of International Paper Shareowners, which is not the subject of a proposal submitted for inclusion in International Paper’s annual proxy statement, you may raise such business (other than director nominations) in accordance with the advance notice provisions set forth in our By-laws. You must notify International Paper of the International Paper Shareowner’s proposal, which must be delivered to or mailed and received at the principal executive offices of International Paper no earlier than January 13, 2025 nor later than February 12, 2025. If the date of the 2025 Annual Meeting of International Paper is more than 30 days before or more than 70 days after May 13, 2025, our By-Laws provide that notice by the International Paper Shareowner must be received no earlier than 120 days prior to such annual meeting and no later than the later of 70 days prior to the meeting or no later than the 10th day following the date on which public announcement of the date of the 2025 Annual Meeting is first made by International Paper.

A copy of the full text of International Paper’s By-Laws may be obtained online on our website at www.internationalpaper.com in the Governance Documents section of our Investor Relations webpage or upon written request to the Corporate Secretary of International Paper at 6400 Poplar Avenue, Memphis, Tennessee 38197.

SOLICITATION

International Paper will pay the cost of soliciting proxies. Innisfree M&A Incorporated has been retained to assist in the solicitation of proxies for a fee of $100,000 for the first two months of service and an additional fee of $50,000 per month thereafter, plus reimbursement of out-of-pocket expenses. In addition to solicitations by mail, proxies also may be solicited personally, or by telephone or electronic means by some directors, officers and regular employees of International Paper, without additional compensation, as well as by employees of Innisfree M&A Incorporated. International Paper will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material and other shareowner materials to the beneficial owners of shares of Common Stock where those owners request such materials.

RESPONSIBILITY STATEMENT REQUIRED BY THE U.K. TAKEOVER CODE

The directors of the International Paper Board each accept responsibility for the information contained in this document (including any expressions of opinion) relating to International Paper and the directors of the International Paper Board and their immediate families and related trusts. To the best of the knowledge and belief of the directors of the International Paper Board (who have taken all reasonable care to ensure that such is the case), the information contained in this document for which they are responsible is in accordance with the facts and does not omit anything likely to affect the import of such information.

MISCELLANEOUS

You should rely only on the information contained in this proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement to vote on the proposals contained herein. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [●], 2024. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement), and the mailing of this proxy statement to International Paper Shareowners does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

WHERE YOU CAN FIND MORE INFORMATION

International Paper files annual, quarterly and current reports, proxy statements and other information with the SEC. International Paper’s SEC filings are available to the public at the SEC’s website at www.sec.gov or at International Paper’s website at www.internationalpaper.com. Unless otherwise provided below, the information provided in International Paper’s SEC filings (or available on International Paper’s website) is not part of this proxy statement and is not incorporated by reference.

The SEC allows International Paper to incorporate by reference into this proxy statement documents it files with the SEC. This means that, if you are an International Paper Shareowner, International Paper can disclose important information to you by referring you to those documents.

The information filed by International Paper and incorporated by reference is considered to be a part of this document. Information in this proxy statement automatically updates and supersedes information in earlier documents that are incorporated by reference in this proxy statement, and information filed with the SEC after the date of this proxy statement and before the date of the Special Meeting automatically updates and supersedes information in this proxy statement. In the event of conflicting information in this proxy statement in comparison to any document incorporated by reference into this proxy statement, or among documents incorporated by reference, the information in the latest filed document prevails.

Statements contained in this document, or in any document incorporated in this document by reference, regarding the contents of any contract or other document are not necessarily complete and each such statement is qualified in its entirety by reference to such contract or other document filed as an exhibit with the SEC. International Paper incorporates by reference the documents listed below and any documents filed by International Paper pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than documents or information “furnished” to and not “filed” with the SEC) after the date of this proxy statement and before the date of the Special Meeting:

•	International Paper’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 16, 2024;

•	International Paper’s 2024 Annual Proxy Statement on Schedule 14A, filed with the SEC on April 2, 2024;

•	International Paper’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024, filed with the SEC on April 26, 2024;

•	International Paper’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2024, filed with the SEC on July 26, 2024; and

•

International Paper’s Current Reports on Form 8-K filed with the SEC on February  1, 2024; February  16, 2024; March  19, 2024; March  27, 2024; April  4, 2024; April  16, 2024; April  25, 2024, May  16, 2024, May  23, 2024, June  25, 2024, July  24, 2024 and August 13, 2024.

International Paper undertakes to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

Requests for copies of International Paper filings should be directed to the Corporate Secretary at International Paper Company at 6400 Poplar Avenue, Memphis, Tennessee 38197 or by telephone at +1-901-419-9000.

Document requests to International Paper should be made by [●], 2024 in order to receive them before the Special Meeting.

International Paper Shareowners should not rely on information other than that contained or incorporated by reference in this proxy statement. International Paper has not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated [●], 2024.

If you would like additional copies of this proxy statement, without charge, or if you have questions about the Acquisition, including the procedures for voting your shares, you should contact Innisfree M&A Incorporated, International Paper’s proxy solicitation agent. The address of Innisfree M&A Incorporated is 501 Madison Avenue, 20th Floor, New York, NY 10022. You can call (877) 456-3442 (toll free for shareowners) or (212) 750-5833 (for banks and brokers).

DS SMITH FINANCIAL STATEMENTS

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors of DS Smith plc

Opinion

We have audited the consolidated financial statements of DS Smith plc and subsidiaries (the “Company”), which comprise the consolidated income statement, statement of comprehensive income, statement of changes in equity, and statement of cash flows for the year ended April 30, 2022, and the related notes to the consolidated financial statements (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the results of the Company’s operations and its cash flows for the year ended April 30, 2022, in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board (IASB).

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with IFRS Accounting Standards as issued by the IASB, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is responsible for assessing the Company’s ability to continue as a going concern at least, but not limited to, twelve months from the end of the reporting period, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Deloitte LLP

London, United Kingdom

23 August 2024

Independent Auditor’s Report

To the Members of DS Smith Plc

Opinion on the Financial Statements

We have audited the consolidated financial statements of DS Smith Plc (the Company), which comprise the consolidated statements of financial position as of April 30, 2024 and 2023, and the related consolidated income statement, statements of comprehensive income, changes in equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of April 30, 2024 and 2023, and the results of its operations and its cash flows for the years then ended in accordance with International Financial Reporting Standards promulgated by the International Accounting Standards Board.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management and Those Charged With Governance for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with International Financial Reporting Standards promulgated by the International Accounting Standards Board, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is responsible for assessing the Company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Ernst & Young LLP

London, United Kingdom

August 23, 2024

DS Smith Financial Statements 2022, 2023 and 2024

Consolidated Income Statement

		Year ended 30 April 2024	Year ended 30 April 2023	Year ended 30 April 2022
Continuing operations	Note	£m	£m	£m
Revenue	2	6,822	8,221	7,241
Cost of goods sold		(4,933)	(5,895)	(5,415)
Distribution		(516)	(561)	(530)
Administrative expenses		(779)	(1,032)	(824)

Operating profit	2	594	733	472
Finance income	3	14	2	1
Finance costs	3	(117)	(76)	(73)
Gain on disposal of equity accounted investment	11	10	—	—
Loss on impairment of equity accounted investment	11	—	—	(29)
Share of profit of equity accounted investments, net of tax	11	2	2	7

Profit before income tax		503	661	378

Income tax expense	5	(118)	(169)	(98)

Profit for the year from continuing operations		385	492	280

Discontinued operations
Profit for the year from discontinued operations, net of tax	25	—	11	—

Profit for the year		385	503	280

Profit for the year attributable to:
Owners of the parent		385	502	280
Non-controlling interests		—	1	—

Earnings per share
Earnings per share from continuing and discontinued operations
Basic	6	28.0p	36.6p	20.4p
Diluted	6	27.9p	36.3p	20.3p

Earnings per share from continuing operations
Basic	6	28.0p	35.8p	20.4p
Diluted	6	27.9p	35.5p	20.3p

Consolidated Statement of Comprehensive Income

			Year ended 30 April 2024	Year ended 30 April 2023	Year ended 30 April 2022
	Note		£m	£m	£m
Profit for the year			385	503	280

Items which will not be reclassified subsequently to profit or loss
Actuarial (loss)/gain on employee benefits	22		(2)	11	68
Income tax on items which will not be reclassified subsequently to profit or loss	5		1	(2)	(14)
Items which may be reclassified subsequently to profit or loss
Foreign currency translation differences			(147)	194	(40)
Reclassification to income statement on asset write-down			—	(3)	—
Reclassification from translation reserve to income statement arising on divestment			—	—	(3)
Cash flow hedges fair value changes			(236)	(72)	1,069
Reclassification from cash flow hedge reserve to income statement	18	(c)	25	(573)	(357)
Movement in net investment hedge			41	(74)	28
Income tax on items which may be reclassified subsequently to profit or loss	5		43	149	(162)

Other comprehensive (expense)/income for the year, net of tax			(275)	(370)	589

Total comprehensive income for the year			110	133	869

Total comprehensive income attributable to:
Owners of the parent			110	132	869
Non-controlling interests			—	1	—

Consolidated Statement of Financial Position

		At 30 April 2024	At 30 April 2023
	Note	£m	£m
Assets
Non-current assets
Intangible assets	8	2,811	2,927
Biological assets		11	11
Property, plant, and equipment	9	3,743	3,529
Right-of-use assets	10	237	224
Equity accounted investments	11	17	17
Other investments	12	17	17
Employee benefits	22	50	24
Deferred tax assets	19	23	11
Other receivables	12	4	1
Derivative financial instruments	18	15	165

Total non-current assets		6,928	6,926

Current assets
Inventories	13	591	619
Biological assets		5	6
Income tax receivable		37	24
Trade and other receivables	14	1,130	1,256
Cash and cash equivalents	16	499	472
Derivative financial instruments	18	64	154

Total current assets		2,326	2,531

Total assets		9,254	9,457

Liabilities
Non-current liabilities
Borrowings	17	(2,040)	(1,742)
Employee benefits	22	(82)	(79)
Other payables	15	(31)	(34)
Provisions	20	(8)	(11)
Commitments and contingencies	24	—	—
Lease liabilities	10	(164)	(154)
Deferred tax liabilities	19	(213)	(262)
Derivative financial instruments	18	(71)	(49)

Total non-current liabilities		(2,609)	(2,331)

Current liabilities
Bank overdrafts	16	(89)	(104)
Borrowings	17	(397)	(74)
Trade payables	15	(1,253)	(1,572)
Other payables	15	(566)	(681)
Income tax liabilities		(134)	(165)
Provisions	20	(60)	(54)
Lease liabilities	10	(75)	(70)
Derivative financial instruments	18	(122)	(319)

Total current liabilities		(2,696)	(3,039)

Total liabilities		(5,305)	(5,370)

Equity
Issued capital – ordinary equity shares of 10 pence each 2024: 1,379m shares, 2023: 1,377m shares	21	138	138
Share premium		2,258	2,251
Retained earnings	21	1,708	1,581
Other reserves	21	(155)	114

Total equity attributable to owners of the parent		3,949	4,084
Non-controlling interests		—	3

Total equity		3,949	4,087

Total equity and liabilities		9,254	9,457

Consolidated Statement of Changes in Equity

			Share capital £m	Share premium £m	Hedging reserve £m	Translation reserve £m	Own shares £m	Retained earnings[1] £m	Total equity attributable to owners of the parent £m	Non- controlling interests £m	Total equity £m
At 1 May 2021			137	2,241	53	(84)	(3)	1,189	3,533	2	3,535

Profit for the year			—	—	—	—	—	280	280	—	280
Actuarial gain on employee benefits	22		—	—	—	—	—	68	68	—	68
Foreign currency translation differences			—	—	—	(40)	—	—	(40)	—	(40)
Reclassification from translation reserve to income statement arising on divestment			—	—	—	(3)	—	—	(3)	—	(3)
Cash flow hedges fair value changes			—	—	1,069	—	—	—	1,069	—	1,069
Reclassification from cash flow hedge reserve to income statement	18	(c)	—	—	(357)	—	—	—	(357)	—	(357)
Movement in net investment hedge			—	—	—	28	—	—	28	—	28
Income tax on other comprehensive income			—	—	(163)	1	—	(14)	(176)	—	(176)

Total comprehensive income/(expense)			—	—	549	(14)	—	334	869	—	869

Issue of share capital			—	7	—	—	—	—	7	—	7
Employee share trust			—	—	—	—	(6)	(15)	(21)	—	(21)
Share-based payments (net of tax)			—	—	—	—	—	10	10	—	10
Dividends paid	7		—	—	—	—	—	(166)	(166)	—	(166)
Reclassification			—	—	7	(7)	—	—	—	—	—

Other changes in equity in the year			—	7	7	(7)	(6)	(171)	(170)	—	(170)

At 30 April 2022			137	2,248	609	(105)	(9)	1,352	4,232	2	4,234

Profit for the year			—	—	—	—	—	502	502	1	503
Actuarial gain on employee benefits	22		—	—	—	—	—	11	11	—	11
Reclassification to income statement on asset write-down			—	—	—	—	—	(3)	(3)	—	(3)
Foreign currency translation differences			—	—	—	194	—	—	194	—	194
Cash flow hedges fair value changes			—	—	(72)	—	—	—	(72)	—	(72)
Reclassification from cash flow hedge reserve to income statement	18	(c)	—	—	(573)	—	—	—	(573)	—	(573)
Movement in net investment hedge			—	—	—	(74)	—	—	(74)	—	(74)
Income tax on other comprehensive income			—	—	149	—	—	(2)	147	—	147

Total comprehensive income/(expense)			—	—	(496)	120	—	508	132	1	133

Issue of share capital			1	3	—	—	—	—	4	—	4
Employee share trust			—	—	—	—	(5)	(3)	(8)	—	(8)
Share-based payments (net of tax)			—	—	—	—	—	13	13	—	13
Dividends paid	7		—	—	—	—	—	(289)	(289)	—	(289)

Other changes in equity in the year			1	3	—	—	(5)	(279)	(280)	—	(280)

At 30 April 2023			138	2,251	113	15	(14)	1,581	4,084	3	4,087

Consolidated Statement of Changes in Equity continued

			Share capital £m	Share premium £m	Hedging reserve £m	Translation reserve £m	Own shares £m	Retained earnings[1] £m	Total equity attributable to owners of the parent £m	Non- controlling interests £m	Total equity £m
At 30 April 2023			138	2,251	113	15	(14)	1,581	4,084	3	4,087

Profit for the year			—	—	—	—	—	385	385	—	385
Actuarial loss on employee benefits	22		—	—	—	—	—	(2)	(2)	—	(2)
Foreign currency translation differences			—	—	—	(147)	—	—	(147)	—	(147)
Cash flow hedges fair value changes			—	—	(236)	—	—	—	(236)	—	(236)
Reclassification from cash flow hedge reserve to income statement	18	(c)	—	—	25	—	—	—	25	—	25
Movement in net investment hedge			—	—	—	41	—	—	41	—	41
Income tax on other comprehensive income			—	—	41	2	—	1	44	—	44

Total comprehensive (expense)/income			—	—	(170)	(104)	—	384	110	—	110

Issue of share capital			—	7	—	—	—	—	7	—	7
Employee share trust			—	—	—	—	5	(9)	(4)	—	(4)
Share-based payments (net of tax)			—	—	—	—	—	(4)	(4)	—	(4)
Dividends paid	7		—	—	—	—	—	(247)	(247)	—	(247 —)
Transactions with non-controlling interests				—	—	—	—	3	3	(3)

Other changes in equity in the year			—	7	—	—	5	(257)	(245)	(3)	(248)

At 30 April 2024			138	2,258	(57)	(89)	(9)	1,708	3,949	—	3,949

1.	Retained earnings include a reserve related to merger relief (note 21).

Consolidated Statement of Cash Flows

	Year ended 30 April 2024	Year ended 30 April 2023	Year ended 30 April 2022
	£m	£m	£m
Operating activities
Profit for the year	385	503	280
Adjustments for:
Discontinued operations	—	(11)	—
Depreciation	323	312	290
Amortisation of intangible assets	98	113	138
(Profit)/loss on sale of non-current assets	(9)	7	(1)
Share-based payments	(2)	15	10
Other non-cash items	(13)	24	(17)
Share of profit of equity accounted investments, net of tax	(2)	(2)	(7)
Gain on disposal of equity accounted investment	(10)	—	—
Loss on impairment of equity accounted investment	—	—	29
Employment benefit net finance expense	1	1	3
Change in employee benefits	(24)	(25)	(21)
Finance income	(14)	(2)	(1)
Finance costs	116	75	70
Interest received	14	2	1
Interest paid	(80)	(78)	(63)
Income tax expense	118	169	98
Tax paid	(169)	(136)	(96)
Changes in:
Inventories	6	99	(200)
Trade and other receivables	88	15	(449)
Trade and other payables	(513)	(234)	857
Change in provisions	7	19	–

Cash flows from operating activities	320	866	921

Investing activities
Acquisition of subsidiary businesses, net of cash and cash equivalents acquired (note 25)	(113)	—	(23)
Divestment of equity and subsidiary businesses, net of cash and cash equivalents acquired (note 25)	5	—	35
Capital expenditure on tangible fixed assets	(520)	(517)	(399)
Capital expenditure on intangible fixed assets	(27)	(28)	(32)
Proceeds from sale of property, plant, and equipment and intangible assets	41	19	16
Cash outflows from restricted cash and other deposits	—	(2)	(2)
Other investing activities	—	2	2

Cash flows used in investing activities	(614)	(526)	(403)

Financing activities
Proceeds from issue of share capital	7	4	7
Repayment of borrowings	(616)	(679)	(529)
Proceeds from borrowings	1,284	332	334
(Payments)/proceeds from derivative financial instruments	(2)	14	(35)
Repayment of principal on lease liabilities	(72)	(106)	(73)
Dividends paid to Group shareholders (note 7)	(247)	(289)	(166)
Other financing activities	(2)	(4)	(21)

Cash flows from/(used in) financing activities	352	(728)	(483)

Increase/(decrease) in cash and cash equivalents	58	(388)	35
Net cash and cash equivalents at beginning of the year	368	746	719
Exchange (losses)/gains on cash and cash equivalents	(16)	10	(8)

Net cash and cash equivalents at end of the year (note 16)	410	368	746

1. Material accounting policies

(a) Basis of preparation

(i) Consolidated financial statements

These financial statements are the consolidated financial statements for the Group consisting of DS Smith Plc, a company registered in England and Wales, and all its subsidiaries. The consolidated financial statements have been prepared and approved by the Directors in accordance with the recognition, measurement and presentation requirements of International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB). The Group’s principal activity is as a provider of sustainable fibre-based packaging across Europe and North America supported by recycling and paper-making operations. DS Smith Plc is the ultimate parent of the Group.

The consolidated financial statements are prepared on the historical cost basis with the exception of biological assets, other investments, assets and liabilities of certain financial instruments and employee benefit plans that are stated at their fair value and share-based payments that are stated at their grant date fair value.

As part of the preparation of these consolidated financial statements, and in consideration of SEC reporting requirements, the presentation of the consolidated income statement has been re-evaluated and amended from that included in the Company’s previously published UK Annual Reports. Operating Costs, which were previously presented as a single line in the Annual Report and disaggregated into Cost of Sales, Other Production Costs, Distribution and Administrative Expenses in the notes to the financial statements, have been disaggregated into Cost of Goods Sold (comprises of Cost of Sales and Other Production Costs), Distribution, and Administrative Expenses. Additionally, the consolidated income statement in the Annual Reports included a column classifying certain items as “Adjusting Items”, which has been removed; the Gain on Disposal of Equity Accounted Investment (£10 million in 2023/24), and Loss on Impairment of Equity Accounted Investment (£29 million in 2021/22) identified as Adjusting Items of Acquisitions and Divestments have been presented as separate line items after Operating Profit, and the remaining costs identified as Adjusting items of Acquisitions and Divestments have been reclassified to Administrative expenses (cost of £9m in 2023/24, cost of £15m in 2022/23 and income of £2m in 2021/22). In conjunction with these amendments, the following items were also changed to more appropriately reflect the function of these costs within our business: Amortisation of intangible assets has been reclassified to Administrative Expenses as these assets are used in the administrative and selling activities of the business. This increased Administrative Expenses by £98m in 2023/24, £113m in 2022/23 and £138m in 2021/22; Depreciation within Administrative Expenses has been reclassified to Cost of Goods Sold to align with the manner in which the assets are used in the business to support revenue fulfilment. This increased Cost of Goods Sold and reduced Administrative Expenses by £323m in 2023/24, £312m in 2022/23 and £290m in 2021/22. These changes had no impact on revenue, profit before tax or profit for the years ended 30 April 2022, 2023 and 2024.

Cost of Goods Sold includes direct materials for the manufacture of paper and corrugated packaging boxes, direct and indirect manufacturing labour costs, and other costs associated with revenue-generating activities such as energy, water waste and effluents, consumables, repairs and maintenance, depreciation of property plant and equipment and other plant related costs.

Distribution relates to external transportation costs, an integral part of producing and distributing corrugated packaging boxes, and other logistic costs involved in the production cycle.

Administrative Expenses include operating items such as administrative labour costs, rent and rates, IT costs, legal and professional fees, travel and entertainment, marketing costs and amortisation of intangible assets.

The preparation of consolidated financial statements requires management to make judgements, estimates and assumptions that affect whether and how policies are applied, and the reported amounts of assets and liabilities, income and expenses.

1. Material accounting policies continued

(a) Basis of preparation continued

(i) Consolidated financial statements continued

Going concern: the consolidated financial statements have been prepared on a going concern basis. The Board has reviewed a detailed consideration of going concern, based on the Group’s recent trading and forecasts, and including scenario analysis. This takes into account reasonably foreseeable changes in trading performance, including the continued uncertainty caused by high inflation and the ongoing war in Ukraine and reactivation of Middle East conflict. At 30 April 2024 there was significant headroom on the Group’s committed debt facilities, at a level of c.£1.6 billion. The going concern assessment included the period to 31 October 2025. Based on the resilience of the Group’s operations to both the high-cost environment experienced throughout the last 18 months and the weak demand experienced during FY24, as well as the current and forecast liquidity available, the Board believes that the Group is well placed to manage its business risks successfully despite the uncertainties inherent in the current economic outlook, and to operate within its current debt facilities. The Group’s current committed bank facility headroom, its forecast liquidity headroom over the going concern period of assessment and potential mitigating activities available to management have been considered by the Directors in forming their view that it is appropriate to conclude that there is a reasonable expectation that the Group has adequate resources to continue in operational existence for the foreseeable future. For this reason, the going concern basis has been adopted in preparing the financial statements. The financial statements have been prepared on the going concern basis with no substantial doubt identified after a detailed assessment. Further details, including the analysis performed and conclusion reached, are set out below.

Liquidity and financing position: the total debt facilities at 30 April 2024 were £3.9bn, of which £2.5bn is publicly listed debt with no attached covenants. In addition, the Group had access to c£1.5bn bank facilities, which were undrawn at 30 April 2024. Group facilities totalling £0.4bn are due to expire within the going concern period. Subsequent to the year end, the Group successfully amended its revolving credit facility, extending its maturity to May 2027 for an amount of £1.25bn replacing the existing facility for £1.4bn. This means that the Group will have access to at least £3.35bn of facilities for the duration of the going concern period to 31 October 2025. There is significant liquidity/financing headroom across the going concern forecast period. For this reason, the going concern review has focused more on forecast covenant compliance.

Overview: in determining the going concern basis for preparing the financial statements, the Directors consider the Company’s objectives and strategy, its principal risks and uncertainties in achieving its objectives and its review of business performance and financial position. The economic environment reflected in this Going Concern assessment is based on the 2024/25 forecast which anticipates moderate organic box volume growth across each of our regions, recognising the inflationary pressures in the Group’s raw materials and overhead cost bases. In preparing the financial statements, the Group has modelled two scenarios in its assessment of going concern.

•

The base case is derived from the 2024/25 full year forecast as presented to the Board. The key inputs and assumptions include: Packaging volume growth at moderate levels across the future periods considered by the modelling, driven by continued FMCG and e-commerce demand recovery, together with the recovery in industrial volumes. Both paper sales price and input fibre price are consistent with those anticipated in the forecast; and

•

The downside case assumes European packaging volumes largely stagnating at 2023/24 levels, reflecting no future growth and double inflationary pressures on the cost base, not mitigated by a commensurate increase in paper prices. With a significant portion of the Group’s packaging contracts being either directly linked / referenced to a paper index, this results in higher input costs for the Group are more difficult to pass through to end customers.

Mitigating actions: the outturns of the above scenario modelling, combined with a stable operating performance throughout FY24 provide the Group a level of comfort that no significant cost / cash flow

1. Material accounting policies continued

(a) Basis of preparation continued

(i) Consolidated financial statements continued

mitigations need to be built into the going concern modelling. However, a range of options remain at the Group’s disposal should they be required which provide the opportunity to support EBITDA, cash flow and net debt, including:

•	Actions in respect of variable and controllable costs such as discretionary bonuses, pay rises, recruitment freezes and wider labour force actions in response to higher levels of volume reductions

•	Limiting capital expenditure to minimum maintenance levels by pausing growth spend (including brownfield sites and other expansionary spend)

•	Strategic actions in respect of the Group’s asset base could be considered in respect of disposals, mothballing and closures

A reduction or temporary suspension of the Group’s dividend

The Group could also consider actions to assist covenant compliance, such as increased utilisation of debt factoring facilities and optimising working capital by negotiating longer payment terms whilst continuing to pay suppliers in full and in line with contractual terms. It is estimated that the Group EBITDA would have to fall by about 36 per cent from FY24 levels for a breach of the net debt:EBITDA covenant to occur. The Board considers this scenario to be a remote possibility based upon the Group’s historical performance.

Going concern basis: based on the forecast and the scenarios modelled, together with the performance of the Group in the current year, the Directors consider that the Group and Company has significant covenant and liquidity headroom in its borrowing facilities to continue in operational existence for the length of the going concern period until 31 October 2025. In reaching this conclusion the Board has also considered the implications in a going concern context of the proposed acquisition of the Group by International Paper which was announced on 16 April 2024. As set out in the Rule 2.7 Announcement, the Boards of Directors of both International Paper and DS Smith believe there is a compelling strategic and financial rationale for the Combination, including the complementary nature of their geographic footprints and the significant synergies expected post transaction. On this basis, the Board of DS Smith believes this supports its going concern assessment, in the event the transaction proceeds. The transaction is expected to close during the fourth quarter of 2024, subject to the approval of International Paper shareholders and DS Smith shareholders, as well as customary closing conditions, including regulatory clearances in Europe and the U.S., all substantive conditions. The Group’s borrowings and facilities are subject to change of control provisions which allow for lenders to request repayment of the amounts owed but only in the event of a downgrade of the Group’s credit rating to below investment grade. In light of the announcements by a credit rating agency, in their Research Update issued on 18 April 2024, that they view the transaction as positive from a credit perspective (and the credit rating agency signalling their intention to upgrade the Group’s credit rating as a result of an acquisition by International Paper), the Board considers the risk arising as a result of these change of control clauses to be remote. Even in the remote event that the Group’s borrowings are required to be repaid, the Board has also evaluated the ability of the enlarged group to settle any repayment requests and, based on the latest publicly available information, is satisfied that the available cash and facilities of the combined group would be sufficient to do so. The scenarios modelled in the going concern assessment were based on the Group remaining an independent entity and, therefore, remain appropriate should the proposed acquisition not proceed. Accordingly, the Board believes the conclusion that the Group is a going concern for the period to 31 October 2025 remains appropriate in the circumstances of the proposed acquisition completing.

(ii) Discontinued operations

The Group classifies non-current assets and disposal groups as held for sale if their carrying amounts will be recovered principally through a sale transaction rather than through continuing use. Non-current assets and

1. Material accounting policies continued

(a) Basis of preparation continued

(ii) Discontinued operations continued

disposal groups classified as held for sale are measured at the lower of their carrying amount and fair value less costs to sell. Costs to sell are the incremental costs directly attributable to the disposal of an asset or disposal group, excluding finance costs and income tax expense.

The criteria for held for sale classification is regarded as met only when the sale is highly probable, and the asset or disposal group is available for immediate sale in its present condition. Actions required to complete the sale should indicate that it is unlikely that significant changes to the sale will be made or that the decision to sell will be withdrawn. Management must be committed to the plan to sell the asset and the sale is expected to be completed within one year from the date of the classification.

Assets and liabilities classified as held for sale are presented separately as current items in the statement of financial position.

Discontinued operations are excluded from the results of continuing operations and are presented as a single amount as profit or loss after tax from discontinued operations in the income statement

All other notes to the financial statements include amounts for continuing operations.

(ii) Climate change

The Group has considered the impact of climate change in preparing these consolidated financial statements, including the effect upon the application of its accounting policies, judgements, estimates and assumptions. In making its assessments of the impact the Group considered the risks identified through its risk management processes, the Task Force on Climate-related Financial Disclosures (TCFD) process and its defined sustainability targets. The TCFD process identifies, describes and quantifies the risks (increased carbon taxes, increased costs of raw materials, increased severity of extreme weather events and increased likelihood of water stress) and opportunities (growth in demand for sustainable packaging, greater resource efficiency and use of lower emission sources) arising from climate change.

These considerations, which are core to the Group’s strategy, did not have a material impact on any accounting estimates and judgements including the following areas:

•	The estimates of future cash flows used in the impairment assessment of goodwill (refer to note 8) and going concern;

•	The assessment of residual values and estimated useful economic lives of property, plant and equipment (refer to note 9); and

•	The adequacy of provisions for liabilities (refer to note 20).

The impact of climate change will evolve in future periods and the Group will continue to assess this.

(iii) New accounting standards adopted

The following amended standards and interpretations were adopted by the Group during the year ending 30 April 2024. These amended standards and interpretations have not had a material impact on the consolidated Financial Statements.

•	IFRS 17 Insurance Contracts;

1. Material accounting policies continued

(a) Basis of preparation continued

(iii) New accounting standards adopted continued

•	IAS 12 Income Taxes—International Tax Reform—Pillar Two Model Rules;

•	Amendments to IAS 12 Income Taxes—Deferred Tax related to Assets and Liabilities arising from a Single Transaction;

•	Amendments to IAS 1 Presentation of Financial Statements and IFRS Practice Statement 2 Making Materiality Judgement—Disclosure of Accounting Policies; and

•	Amendments to IAS 8 Accounting Policy Changes in Accounting Estimates and Errors—Definition of Accounting Estimates.

The accounting policies set out above have been applied consistently in all periods presented in these consolidated financial statements. The accounting policies have been applied consistently by all Group entities.

(iv) Changes to accounting standards not yet adopted

The standards not yet adopted are currently not expected to have a material impact on the consolidated financial statements of the Group.

(b) Basis of consolidation

(i) Subsidiaries

The financial statements of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases. Control is achieved when the Group is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. Intra-group balances and any unrealised gains and losses or income and expenses arising from intra-group transactions are eliminated in preparing the consolidated financial statements.

(ii) Interests in equity accounted investments

The Group’s interests in equity accounted investments comprise interests in associates and joint ventures. An associate is an entity over which the Group has significant influence, but not control or joint control, over the financial and operating policy decisions of the investment. A joint venture is an entity in which the Group has joint control, whereby the Group has rights to the net assets of the entity, rather than rights to its assets and obligations for its liabilities.

Interests in associates and joint ventures are accounted for using the equity method. They are recognised initially at cost, which includes transaction costs. Subsequent to initial recognition the consolidated financial statements include the Group’s share of the profit or loss and other comprehensive income of equity accounted investments, until the date on which significant influence or joint control ceases.

(iii) Non-controlling interests

Non-controlling interests are shown as a component of equity in the consolidated statement of financial position net of the value of options over interests held by non-controlling interests in the Group’s subsidiaries.

(iv) Business combinations

The acquisition method is used to account for the acquisition of subsidiaries. Identifiable net assets acquired (including intangibles) in a business combination are measured initially at their fair values at the acquisition date.

1. Material accounting policies continued

(b) Basis of consolidation continued

(iv) Business combinations continued

Where the measurement of the fair value of identifiable net assets acquired is incomplete at the end of the reporting period in which the combination occurs, the Group will report provisional fair values. Final fair values are determined within a year of the acquisition date and applied retrospectively.

The excess of the consideration transferred and the amount of any non-controlling interest over the fair value of the identifiable assets (including intangibles), liabilities and contingent liabilities acquired is recorded as goodwill.

The consideration transferred is measured as the fair value of the assets given, equity instruments issued (if any), and liabilities assumed or incurred at the date of acquisition.

Acquisition related costs are expensed as incurred.

The results of the subsidiaries acquired are included in the consolidated financial statements from the acquisition date.

(c) Revenue

The Group is in the business of providing sustainable packaging solutions, sustainable paper products, recycling and waste management services. The Group has concluded that it is the principal in its revenue arrangements.

In determining that the Group is the principal controlling the goods or services, the following indicators have been evaluated and concluded on:

•	the Group is primarily responsible for fulfilling the promise to provide the good or service to the customer;

•	the Group has inventory risk before the good or service has been transferred to the customer or after transfer of control to the customer; and

•	the Group has discretion in establishing the price for the third party good or service

For the purposes of revenue recognition, the Group identifies the existence and period of a customer contract, the performance obligations of that contract, the transaction price and the allocation of that transaction price to the performance obligations.

Revenue comprises the fair value of the sale of goods and services, net of value added tax and other sales taxes, rebates and discounts and after eliminating sales within the Group. Revenue from contracts with customers is recognised when control of the goods or services is transferred to the customer at an amount that reflects the consideration to which the Group expects to be entitled in exchange for those goods or services and the fulfilment of the related performance obligations. Generally, this occurs when the goods are loaded into the collection vehicle if the buyer is collecting them, or when the goods are unloaded at the delivery address if the Group is responsible for delivery.

The transaction price is the contractual price with the customer adjusted for rebates and discounts. Rebates and discounts are estimated using historical data and experiences with the customers. Revenue is recognised to the extent that it is highly probable that a significant reversal will not occur. Returns from customers are negligible. No element of financing is deemed present as typical sales contracts with customers are usually shorter than 12 months.

1. Material accounting policies continued

(c) Revenue continued

A receivable is recognised when the goods are delivered, or services provided at a point in time that consideration is unconditional because only the passage of time is required before the payment is due.

(d) Supplier rebates

The Group receives income from its suppliers, mainly in the form of volume-based rebates and early settlement discounts. These are recognised as a reduction in costs in the year to which they relate. At the period end, where appropriate, the Group estimates supplier income due from annual agreements for volume rebates.

(e) Government grants

Government grants are recognised in the statement of financial position initially as deferred income when there is reasonable assurance that they will be received and that the Group will comply with the conditions attached to them. Grants that compensate the Group for expenses incurred are offset against the expenses in the same periods in which the expenses are incurred. Grants relating to assets are released to the income statement over the expected useful life of the asset to which they relate on a basis consistent with the depreciation policy. Depreciation is provided on the full cost of the assets before deducting grants.

(f) Dividends

Dividends attributable to the equity holders of the Company paid during the year are recognised directly in equity.

(g) Foreign currency translation

The consolidated financial statements are presented in sterling, which is the Group’s presentational currency. Transactions in foreign currencies are translated into the respective functional currencies of Group companies at the foreign exchange rates ruling at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies at the reporting date are translated into the functional currency at the foreign exchange rates ruling at that date. Foreign exchange differences arising on translation of monetary assets and liabilities are recognised in the consolidated income statement. Non-monetary assets and liabilities that are measured at historical cost in a foreign currency are translated using the exchange rates at the dates of the transactions.

The assets and liabilities of all the Group entities that have a functional currency other than sterling are translated at the closing exchange rate at the reporting date. Income and expenses for each income statement are translated at average exchange rates (unless this average is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the date of the transactions).

On consolidation, exchange differences arising from the translation of the net investment in foreign entities, borrowings, and other financial instruments designated as hedges of such investments, are recognised in the translation reserve. On the disposal of foreign currency entities, the cumulative exchange difference recorded in the translation reserve is taken to the consolidated income statement as part of the gain or loss on disposal.

(h) Intangible assets

(i) Goodwill

The recognition of business combinations requires the excess of the purchase price of acquisitions over the net book value of identifiable assets acquired to be allocated to the assets and liabilities of the acquired entity. The Group makes judgements and estimates in relation to the fair value allocation of the purchase price.

1. Material accounting policies continued

(h) Intangible assets continued

(i) Goodwill continued

Goodwill is stated at cost less accumulated impairment losses. The useful life of goodwill is considered to be indefinite. Goodwill is allocated to the cash generating units (CGUs), that are expected to benefit from the synergies of the combination and is tested annually for impairment, or more frequently if an impairment is indicated.

On disposal of a subsidiary or a jointly controlled entity, the attributable amount of goodwill is included in the determination of the profit or loss recognised in the consolidated income statement.

(ii) Intellectual property

Intellectual property is stated at cost less accumulated amortisation and impairment.

(iii) Computer software

Computer software that is integral to a related item of hardware is included within property, plant, and equipment. All other computer software is treated as an intangible asset.

(iv) Customer relationships

Customer relationships, acquired as part of a business combination, are capitalised separately from goodwill and are carried at cost less accumulated amortisation and impairment.

(v) Other intangible assets

Other intangible assets that are acquired by the Group are carried at cost less accumulated amortisation and impairment.

(vi) Amortisation

Amortisation of intangible assets (excluding goodwill) is charged to administrative expenses in the income statement on a straight-line basis over the estimated useful lives of intangible assets, unless such lives are indefinite. Intangible assets (other than goodwill) are amortised from the date they are available for use.

The estimated useful lives are as follows:

Intellectual property	Up to 20 years
Computer software	3–5 years
Customer relationships	5–15 years
Other	2-3 years

(i) Property, plant, and equipment

Property, plant, and equipment is stated at cost less accumulated depreciation and impairment.

Depreciation is charged to cost of goods sold in the income statement on a straight-line basis over the estimated useful lives of each item of property, plant, and equipment, and major components that are accounted for separately (or in the case of leased assets, the lease period, if shorter). Land is not depreciated.

1. Material accounting policies continued

(i) Property, plant, and equipment continued

The estimated useful lives are as follows:

Freehold and long leasehold properties	10–50 years
Plant and equipment—motor vehicles	3–5 years
Plant and equipment—other	2–30 years
Fixtures and fittings (including IT hardware)	2–30 years

The estimated residual lives are reviewed at each reporting date. The impact of climate factors on useful lives is considered on an asset by asset basis and takes into consideration the climate change targets made by the Group. Capital expenditure will be required for ongoing projects in order to meet our climate change targets and this has not resulted in any significant changes to the estimated useful life of assets in the years presented.

Gains or losses arising on the sale of surplus property assets are recorded through administrative expenses in profit.

(j) Other investments

Other investments primarily consist of investments in unquoted equity securities and restricted cash. Equity securities are measured at fair value. On initial recognition, the Group makes an irrevocable election (on an instrument-by-instrument basis) to designate investments in equity instruments as at fair value through other comprehensive income (FVTOCI). Designation at FVTOCI is not permitted if the equity investment is held for trading or if it is contingent consideration recognised by an acquirer in a business combination.

Investment in equity instruments at FVTOCI are initially measured at fair value plus transaction costs. Subsequently, they are measured at fair value with gains and losses arising from changes in fair value recognised in other comprehensive income and accumulated in the investment revaluation reserve. The cumulative gain or loss is not reclassified to profit or loss on divestment of the equity investments; instead, it is transferred to retained earnings. The Group has designated all investments in equity that are not held for trading as at FVTOCI.

Restricted cash is carried at amortised cost.

(k) Impairment

The carrying amounts of the Group’s assets, including tangible and intangible non-current assets, are reviewed at each reporting date to determine whether there are any indicators of impairment. If any such indicators exist, the asset’s recoverable amount is estimated. Goodwill is tested for impairment annually at the same time, regardless of the presence of an impairment indicator. An impairment loss is recognised whenever the carrying amount of an asset, collection of assets or its CGU exceeds its recoverable amount. Impairment losses are recognised in the consolidated income statement.

(i) Cash generating units

For the purposes of property, plant, and equipment and other intangibles impairment testing, each operating segment, split by process (e.g. Packaging, Paper, Recycling), is a separate individual CGU. Goodwill impairment testing is carried out based on regional groupings of CGUs as set out in note 8, as this is the lowest level at which goodwill is monitored for internal management purposes.

1. Material accounting policies continued

(k) Impairment continued

(ii) Calculation of recoverable amount

The recoverable amount of the Group’s assets is calculated as the value-in-use of the CGU to which the assets are attributed or the fair value less costs of disposal, if greater. Value-in-use is calculated by discounting the cash flows expected to be generated by the CGUs being tested for evidence of impairment. This is done using a pre-tax discount rate that reflects the current assessment of the time value of money, and the country-specific risks for which the cash flows have not been adjusted including our assessment of the impact of climate. For an asset that does not generate largely independent cash flows, the recoverable amount is determined for the CGU to which the asset belongs.

(iii) Reversals of impairment

Impairment losses in respect of goodwill are not reversed. In respect of other assets, an impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortisation, if no impairment loss had been recognised.

(l) Derivative financial instruments

The Group uses derivative financial instruments, primarily currency and commodity swaps, to manage currency and commodity risks associated with the Group’s underlying business activities and the financing of these activities. The Group has a policy not to, and does not, undertake any speculative activity in these instruments.

Such derivative financial instruments are initially recognised at fair value on the date on which a derivative contract is entered into and are subsequently remeasured at fair value. Derivatives are carried as assets when the fair value is positive and as liabilities when the fair value is negative.

The Group has elected to continue to apply the hedge accounting requirements of IAS 39, as allowed under IFRS 9.

Derivative financial instruments are accounted for as hedges when designated as hedges at the inception of the contract and when the financial instruments provide an effective hedge of the underlying risk.

For the purpose of hedge accounting, hedges are classified as:

•

cash flow hedges when hedging exposure to variability in cash flows that is attributable to a particular risk associated with either a statement of financial position item or a highly probable forecast transaction; or

•	hedges of the net investment in a foreign entity.

The treatment of gains and losses arising from revaluing derivatives designated as hedging instruments depends on the nature of the hedging relationship as follows:

Cash flow hedges: the effective portion of the gain or loss on the hedging instrument is recognised directly in equity, while the ineffective portion is recognised in the income statement. Amounts taken to equity are transferred to the income statement in the same period during which the hedged transaction affects profit or loss, such as when a forecast sale or purchase occurs. Where the hedged item is the cost of a non-financial asset or liability, the amounts taken to equity are transferred to the initial carrying amount of the non-financial asset or liability.

1. Material accounting policies continued

(l) Derivative financial instruments continued

If the hedging instrument expires or is sold, terminated or exercised without replacement or roll-over, the hedged transaction ceases to be highly probable, or if its designation as a hedge is revoked, amounts previously recognised in equity remain in equity until the forecast transaction occurs and are transferred to the income statement or to the initial carrying amount of a non-financial asset or liability as above. If a forecast transaction is no longer expected to occur, amounts previously recognised in equity are transferred to the income statement.

Hedges of net investment in a foreign entity: these represent the effective portion of the gain or loss on the hedging instrument that is recognised directly in equity, while the ineffective portion is recognised in the income statement. Amounts taken to equity are transferred to the income statement when the foreign entity is sold.

Any gains or losses arising from changes in the fair value of all other derivatives are taken to the income statement. These may arise from derivatives for which hedge accounting is not applied because they are not effective as hedging instruments.

The net present value of the expected future payments under options over interests held by non-controlling interests in the Group’s subsidiaries is shown as a financial liability. At the end of each period, the valuation of the liability is reassessed with any changes recognised in profit or loss for the period.

(m) Treasury shares

When share capital recognised as equity is repurchased, the amount of the consideration paid, including directly attributable costs, is recognised as a change in equity. Repurchased shares are classified as treasury shares and are presented as a deduction from total equity as own shares.

(n) Trade and other receivables

Trade and other receivables are recognised initially at fair value less expected credit loss allowance and subsequently held at amortised cost. The Group utilises the simplified approach to provide for losses on receivables under IFRS 9.

(o) Inventories

Inventories are stated at the lower of cost and net realisable value. Net realisable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and selling expenses. The cost of inventories is based on a weighted average cost and includes expenditure incurred in acquiring the inventories and bringing them to their existing location and condition. In the case of manufactured inventories and work in progress, cost includes an appropriate share of overheads based on normal operating capacity.

(p) Biological assets

Biological assets consist of standing timber, measured at fair value less cost to sell. Any change in fair value resulting from both net growth and change in the market value of standing timber is presented in the income statement. The revenue from the sale of standing timber is presented within revenue.

(q) Cash and cash equivalents and restricted cash

Cash and cash equivalents comprise cash balances and call deposits. Bank overdrafts that are repayable on demand and form an integral part of the Group’s cash management are included as a component of cash and cash equivalents for the purpose of the statement of cash flows. Cash and cash equivalents are stated at amortised cost.

1. Material accounting policies continued

(q) Cash and cash equivalents and restricted cash continued

Cash subject to contractual restrictions on use by the Group is excluded from cash and cash equivalents in the consolidated financial statements and is presented within other investments in the consolidated statement of financial position. Restricted cash is stated at amortised cost.

(r) Borrowings

Borrowings are recognised initially at fair value, less attributable transaction costs. Subsequent to initial recognition, interest-bearing borrowings are stated at amortised cost unless designated in a fair value hedge relationship, with borrowing costs being accounted for on an accruals basis in the income statement using the effective interest method.

At the reporting date, interest payable is recorded separately from the associated borrowings, within trade and other payables.

(s) Employee benefits

(i) Defined contribution schemes

Contributions to defined contribution pension schemes are recognised as an employee benefit expense within personnel expenses in the income statement, as incurred.

(ii) Defined benefit schemes

The Group’s net obligation in respect of defined benefit pension schemes is calculated separately for each scheme by estimating the amount of future benefit that employees have earned in return for their service in the current and prior periods; that benefit is discounted to its present value amount and recognised in the income statement within personnel expenses; a corresponding liability for all future benefits is established on the statement of financial position and the fair value of any scheme assets is deducted.

The discount rate is the yield at the reporting date on AA credit rated bonds that have maturity dates approximating to the duration of the schemes’ obligations. The calculation is performed by a qualified actuary using the projected unit method. Actuarial gains and losses are recognised immediately in the statement of other comprehensive income.

(iii) Share-based payment transactions

The Group operates equity-settled share-based compensation plans. The fair value of the employee services received in exchange for the grant of the options is recognised within personnel expenses, with a corresponding increase in equity, over the period that the employees unconditionally become entitled to the awards. The fair value of the options granted is measured using a stochastic model, taking into account the terms and conditions upon which the options were granted. The total amount to be expensed over the vesting period is determined by reference to the fair value of the options granted, excluding the impact of any non-market vesting conditions.

At each reporting date, the entity revises its estimates of the number of options that are expected to become exercisable. It recognises the impact of the revision of original estimates, if any, in the income statement, and a corresponding adjustment to equity.

1. Material accounting policies continued

(t) Provisions

A provision is recognised in the statement of financial position when the Group has a present legal or constructive obligation as a result of a past event, a reliable estimate can be made of the amount of the obligation and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are discounted to present value where the effect is material.

(u) Trade and other payables

Trade and other payables are initially measured at fair value, net of directly attributable transaction costs and are subsequently measured at amortised cost using the effective interest method.

(v) Leases

The Group recognises a right-of-use asset and a lease liability at the lease commencement date.

The right-of-use asset is initially measured at cost, being the initial amount of the lease liability adjusted for any lease payments made at or before commencement date, plus any initial direct costs incurred and an estimate of end of lease dismantling or restoration costs, less any incentives received and related provisions.

Lease liabilities are recorded at the present value of lease payments, which include:

•	Fixed lease payments;

•	Variable payments that depend on an index or rate, initially measured using the commencement date index or rate;

•	Any amounts expected to be payable under residual value guarantees; and

•	The exercise price of purchase options, if it is reasonably certain they will be exercised.

The interest rate implicit in the lease is used to discount lease payments, or, if that rate cannot be determined, the Group’s incremental borrowing rate is used, being the rate that the Group would have to pay to borrow the funds necessary to obtain an asset of similar value in a similar economic environment with similar terms and conditions.

Right-of-use assets are depreciated on a straight-line basis over the lease term, or the useful life if shorter.

Interest is recognised on the lease liability, resulting in a higher finance cost in the earlier years of the lease term.

Lease payments relating to low value assets below £10,000 or to short-term leases are recognised as an expense on a straight-line basis over the lease term. Short-term leases are those with 12 or less months duration.

Leased assets are used within the Group’s principal activity.

(w) Taxation

Income tax on the profit or loss for the year comprises current and deferred tax. Income tax is recognised in profit or loss except to the extent that it relates to items recognised directly in equity or in other comprehensive income.

Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted in each jurisdiction at the reporting date, and any adjustment to tax payable in respect of previous years.

1. Material accounting policies continued

(w) Taxation continued

The Group is subject to corporate taxes in a number of different jurisdictions and judgement is required in determining the appropriate provision for transactions where the ultimate tax determination is uncertain. In such circumstances, the Group recognises liabilities for anticipated taxes based on the best information available and where the anticipated liability is both probable and can be estimated. Any interest and penalties accrued are included in income taxes in both the consolidated income statement and the consolidated statement of financial position. Where the final outcome of such matters differs from the amount recorded, any differences may impact the income tax and deferred tax provisions in the period in which the final determination is made.

Deferred tax is provided for using the balance sheet liability method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. The tax effect of certain temporary differences is not recognised, principally with respect to goodwill; temporary differences arising on the initial recognition of assets or liabilities (other than those arising in a business combination or in a manner that initially impacts accounting or taxable profit); and temporary differences relating to investment in subsidiaries and equity accounted investees to the extent that they will probably not reverse in the foreseeable future and the Group is able to control the reversal of such temporary differences. The amount of deferred tax provided is based on the expected manner of realisation or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantively enacted at the reporting date.

A deferred tax asset is recognised only to the extent that it is probable that future taxable profits will be available against which the asset can be utilised. Deferred tax assets are reduced to the extent that it is no longer probable that the related tax benefit will be realised.

The Group has applied the exemption from recognising and disclosing information about deferred tax assets and liabilities related to Pillar Two income taxes as required in the amendments to IAS 12 International Tax Reform to Pillar Two Model Rules, issued in May 2023.

(x) Key sources of estimation uncertainty

The application of the Group’s accounting policies requires management to make estimates and assumptions. These estimates and assumptions affect the reported assets and liabilities and financial results of the Group. Actual outcomes could differ from the estimates and assumptions used.

The Group’s key sources of estimation uncertainty are as detailed below:

(i) Taxation

The Group’s tax payable on profits is determined based on tax laws and regulations that apply in each of the numerous jurisdictions in which the Group operates. The Group is required to exercise judgement in estimating income tax provisions, along with the recognition of deferred tax assets/liabilities. While the Group aims to ensure that estimates recorded are accurate, the actual amounts could be different from those expected. See note 5 for additional information.

(ii) Goodwill impairment

Goodwill is tested annually for impairment or more frequently if an impairment is indicated. Impairment tests are conducted by component by value in use of CGUs to their respective carrying amounts (including allocated goodwill). It is possible that if key assumptions were changed adversely, impairment would need to be recognised. See note 8 for additional information.

1. Material accounting policies continued

(x) Key sources of estimation uncertainty continued

(iii) Employee benefits

IAS 19 Employee Benefits requires the Group to make assumptions including, but not limited to, rates of inflation, discount rates and life expectancies. The use of different assumptions, in any of the above calculations, could have a material effect on the accounting values of the relevant statement of financial position assets and liabilities which could also result in a change to the cost of such liabilities as recognised in profit or loss over time. These assumptions are subject to periodic review. See note 22 for additional information.

(y) IFRS standards and interpretations issued but not yet effective

The IASB and International Financial Reporting Interpretations Committee (IFRIC) have issued new standards and interpretations with an effective date after the date of these financial statements.

•	Amendments to IAS 7 and IFRS 7—Supplier Finance Arrangements

•	Amendments to IFRS 16 (Seller Lessee Subsequent Measurement of Slae and Leaseback Transactions)

•	Amendments to IAS 1—Classification of Liabilities and Debt with Covenants

•	Amendments to IFRS 7—Classification and Measurement of Financial Instruments

•	Amendments to IAS 21 (Lack of exchangeability);

•	IFRS S1 (General Requirements for Disclosure of Sustainability-Related Financial Information);

•	IFRS S2 (Climate-Related Disclosures);

•	IFRS 18 Presentation and Disclosures in Financial Statements; and

•	IFRS 19 Subsidiaries without Public Accountability: Disclosures.

The Group does not anticipate that the adoption of these accounting standards will have a material effect on its financial statements.

2. Segment reporting

Operating Segments

IFRS 8 Operating Segments requires operating segments to be identified on the same basis as is used internally for the review of performance and allocation of resources by the Group Chief Executive (who is the Chief Operating Decision Maker as defined by IFRS 8).

The Group’s continuing operations are organised into segments which cover geographical regions with integrated packaging, paper and recycling businesses. These comprise the Group’s reportable segments and their results are regularly reviewed by the Group Chief Executive. The measure of profitability reported to the Group Chief Executive for the purposes of resource allocation and assessment of performance is adjusted operating profit, which is a non-GAAP performance measure.

The segments are (a) Northern Europe, comprising the packaging, paper and recycling division; (b) Southern Europe, comprising the packaging, paper and recycling division; (c) Eastern Europe, comprising the packaging, paper and recycling division; and (d) North America comprising the packaging and paper division.

Segment results include items directly attributable to a segment as well as those that can be allocated on a reasonable basis. Central administration costs are allocated to the individual segments on a consistent basis year-on-year. Finance income, finance expense, employment benefit net finance expense, share of profit of equity accounted investments (net of tax), gain on disposal/(loss) on impairment of equity accounted investment and income tax expense are not allocated to segments.

2. Segment reporting continued

Operating Segments continued

All assets and liabilities have been analysed by segment, except for items of a financing nature, taxation balances, employee benefit liabilities and current and non-current asset investments. Debt and associated interest are managed at a Group level and therefore have not been allocated across the segments.

Year ended 30 April 2024	Note	Northern Europe £m	Southern Europe £m	Eastern Europe £m	North America £m	Total continuing operations £m
External revenue		2,598	2,532	1,106	586	6,822

Adjusted operating profit		199	373	72	57	701
Amortisation		(16)	(40)	(11)	(31)	(98)
Other[1]						(9)

Operating profit						594
Unallocated items:
Finance income						14
Finance costs						(116)
Employment benefit net finance expense						(1)
Gain on disposal/(loss) on impairment of equity accounted investment						10
Share of profit of equity accounted investments, net of tax						2

Profit before income tax						503

[1] The Group incurred £3m of acquisition costs in the year-end 30 April 2024 relating to the recommended all-share offer from International Paper and a further £6m of other related costs.
Analysis of total assets and total liabilities
Segment assets		2,512	3,197	1,469	1,354	8,532

Unallocated items:
Equity accounted investments and other investments						34
Derivative financial instruments						79
Cash and cash equivalents						499
Tax						60
Employee benefits						50

Total assets						9,254

Segment liabilities		(990)	(762)	(238)	(110)	(2,100)

Unallocated items:
Borrowings, overdrafts and interest payable						(2,583)
Derivative financial instruments						(193)
Tax						(347)
Employee benefits						(82)

Total liabilities						(5,305)

Capital expenditure		153	242	105	47	547

Depreciation		111	124	55	33	323

2. Segment reporting continued

Operating Segments continued

Year ended 30 April 2023	Note	Northern Europe £m	Southern Europe £m	Eastern Europe £m	North America £m	Total continuing operations £m
External revenue		3,132	3,150	1,275	664	8,221

Adjusted operating profit		212	501	76	72	861
Amortisation		(24)	(46)	(12)	(31)	(113)
Other[1]						(15)

Operating profit						733
Unallocated items:
Finance income						2
Finance costs						(75)
Employment benefit net finance expense						(3)
Share of profit of equity accounted investments, net of tax						2

Profit before income tax						661

1   On 1 September 2022, the put option for the final 10% stake in Interstate resources crystallised. This has resulted in additional costs in relation to performance conditions which have been met by the business and the costs of hedging the pending payment of the US dollar liability.

Analysis of total assets and total liabilities
Segment assets		2,246	3,762	1,247	1,318	8,573

Unallocated items:
Equity accounted investments and other investments						34
Derivative financial instruments						319
Cash and cash equivalents						472
Tax						35
Employee benefits						24

Total assets						9,457

Segment liabilities		(1,249)	(910)	(282)	(119)	(2,560)

Unallocated items:
Borrowings, overdrafts and interest payable						(1,936)
Derivative financial instruments						(368)
Tax						(427)
Employee benefits						(79)

Total liabilities						(5,370)

Capital expenditure		134	266	109	36	545

Depreciation		112	120	49	31	312

2. Segment reporting continued

Operating Segments continued

Year ended 30 April 2022	Note	Northern Europe £m	Southern Europe £m	Eastern Europe £m	North America £m	Total continuing operations £m
External revenue		2,790	2,736	1,118	597	7,241

Adjusted operating profit		139	324	73	80	616

Amortisation		(42)	(55)	(14)	(27)	(138)
Other[1]						(6)

Operating profit						472
Unallocated items:
Finance income						1
Finance costs						(70)
Employment benefit net finance expense						(3)
Gain on disposal/(loss) on impairment of equity accounted investment						(29)
Share of profit of equity accounted investments, net of tax						7

Profit before income tax						378

Depreciation		111	108	43	28	290

[1]

On 12 October 2021 the Group sold the De Hoop paper mill in the for £35m. Net assets divested were £28m, resulting in a net gain of £7m. In addition, there were £4m of other site disposal costs. Other restructuring costs of £8m primarily comprise a reorganisation and restructuring project across the Packaging business, focusing predominantly on reduction of indirect costs. Acquisition costs amounted to £1m.

Geographical areas

In presenting information by geographical area, external revenue is based on the geographical location of customers. Non-current assets are based on the geographical location of assets and exclude investments, deferred tax assets, derivative financial instruments, and intangible assets (which are monitored at the operating segment level, not at a country level).

	External revenue			Non-current assets		Capital expenditure
Continuing operations	2024 £m	2023 £m	2022 £m	2024 £m	2023 £m	2024 £m	2023 £m	2022 £m
UK	1,071	1,300	1,113	525	508	70	67	42
France	1,009	1,203	1,067	518	491	76	79	52
Spain	501	563	503	390	394	39	36	32
Portugal	297	407	338	312	279	55	45	41
Germany	631	763	708	429	420	52	38	36
Italy	720	972	822	473	426	72	106	75
USA	591	671	606	410	390	47	36	28
Rest of the World	2,002	2,342	2,084	938	857	136	138	125

	6,822	8,221	7,241	3,995	3,765	547	545	431

3. Finance income and costs

Continuing operations	2024 £m	2023 £m	2022 £m
Interest income from financial assets	(14)	(2)	(1)

Finance income	(14)	(2)	(1)

Interest on borrowings and overdrafts	103	49	47
Interest on lease liabilities	12	11	11
Employment benefit net finance expense	1	1	3
Other	1	15	12

Finance costs	117	76	73

4. Staff costs

Continuing operations	2024 £m	2023 £m	2022 £m
Wages and salaries	1,149	1,194	1,101
Social security costs	238	233	214
Contributions to defined contribution pension plans	57	56	51
Service costs for defined benefit schemes	5	6	5
Share-based payment expense	(2)	15	10

Staff costs	1,447	1,504	1,381

5. Income tax expense

	2024 £m	2023 £m	2022 £m
Current tax expense
Current year	(157)	(203)	(126)
Adjustment in respect of prior years	25	32	4

	(132)	(171)	(122)

Deferred tax credit/(charge)
Origination and reversal of temporary differences	29	14	(2)
Change in tax rates	(3)	(4)	12
Recognition of previously unrecognised deferred tax assets	4	1	5
Adjustment in respect of prior years	(16)	(9)	9

	14	2	24

Total income tax expense in the income statement from continuing operations	(118)	(169)	(98)
Total income tax expense in the income statement from discontinued operations (note 30(b))	—	—	—

Total income tax expense in the income statement – total Group	(118)	(169)	(98)

5. Income tax expense continued

The reconciliation of the actual tax charge to the domestic corporation tax rate is as follows:

	2024 £m	2023 £m	2022 £m
Profit before income tax on continuing operations	503	661	378
Profit from discontinued operations	—	11	—
Gain on disposal/(loss) on impairment of equity accounted investment	(10)	—	29
Share of profit of equity accounted investments, net of tax	(2)	(2)	(7)

Profit before tax and share of profit of equity accounted investments, net of tax	491	670	400

Income tax at the UK corporation tax rate of 25.0% (2022/23:
19.5%;2021/22: 19%)	(125)	(131)	(71)
Effect of additional taxes and tax rates in overseas jurisdictions	(1)	(47)	(40)
Impact of tax credits	9	23	5
Non-deductible expenses	(13)	(34)	(20)
Non-taxable income	6	2	2
Recognition of previously unrecognised deferred tax assets	4	1	5
Deferred tax not recognised	(4)	(2)	(4)
Adjustment in respect of prior years[1]	9	23	13
Effect of change in corporation tax rates	(3)	(4)	12

Income tax expense – total Group	(118)	(169)	(98)

The Finance Act 2021 included a 6% increase in the main UK corporation tax rate to 25% from 1 April 2023, which was substantially enacted on 10 June 2021. The tax reconciliation for the year ended 30 April 2024 is therefore presented at the 25% rate and the effects of additional taxes and tax rates in overseas jurisdictions is lower than for 2022/23.

Uncertain tax positions

The Group operates in a complex multinational tax environment and is subject to uncertain tax positions and changes in legislation in the jurisdictions in which it operates. The Group’s uncertain tax positions principally include pricing of cross-border transactions and a limited number of specific transaction related tax risks.

The assessment of uncertain tax positions is based on management’s expectation of the likely outcome of settlements with tax authorities or litigation. The quantification of the risks at any one point in time, especially with respect to transfer pricing, requires a degree of judgement and estimation by management.

Within the consolidated balance sheet at 30 April 2024 for continuing operations are current tax liabilities of £134m (30 April 2023: £165m; 30 April 2022: £143m) which include a provision of £94m (30 April 2023: £104m; 30 April 2022: £118m) relating to uncertain tax positions.

There are also deferred tax liabilities of £213m (30 April 2023: £262m; 30 April 2022: £396m) which include a provision of £nil (30 April 2023: £10m; 30 April 2022: £nil) relating to uncertain tax positions. It is possible that amounts paid will be different from the amounts provided and the Group estimates the range of reasonably possible outcomes relating to uncertain tax positions to be from £56m to £167m.

The Group filed an application with the General Court of the European Court of Justice for the EU Commission’s decision in respect of State Aid to be annulled. The application was stayed behind the lead cases HMRC and ITV. On 8 June 2022, the General Court released its judgment which dismissed the applications to

5. Income tax expense continued

Uncertain tax positions continued

annul the European Commission Decision concerning the Controlled Foreign Company Financing Exemption. This decision does not change the position recorded in these financial statements. We will continue to monitor any developments following the decision of both HMRC and ITV to appeal the decision.

An appeal against the charging notice received from HMRC following detailed analysis conducted supporting the Group’s position was also filed.

There are tax audits being conducted by the tax authorities in a number of countries. Whilst there is inherent uncertainty regarding the timing of the resolution of these tax audits and the final tax liabilities to be assessed, the Group expects liabilities of approximately £10m to reverse in the next 12 months.

Included within the current tax liabilities is an amount of £12m (30 April 2023: £12m) relating to interest and penalties on uncertain tax positions.

Pillar Two

The UK government, amongst others, has enacted legislation in respect of Pillar Two introducing a global minimum effective tax rate of 15% and a domestic minimum top-up tax. The rules will apply to the Group for the financial year commencing on 1 May 2024. The UK legislation has also adopted the OECD’s transitional Pillar Two safe harbour rules which, if applicable and met, will deem the top up tax for a jurisdiction to be nil based on available Country-by-Country Reporting data.

The Group has performed an assessment of the Group’s potential exposure to Pillar Two income taxes based on the most recent Country-by-Country Reporting data available for the constituent entities in the Group. Based on that assessment the Pillar Two effective tax rates in most of the jurisdictions are above 15% or one of the other transitional safe harbour reliefs are available. However, there are a limited number of jurisdictions where transitional safe harbour relief does not apply. The Group does not expect a material exposure to Pillar Two income taxes in those jurisdictions.

The Group has applied the exemption from recognising and disclosing information about deferred tax assets and liabilities (as set out in Note 19) related to Pillar Two income taxes as required in the amendments to IAS 12 International Tax Reform to Pillar Two Model Rules, issued in May 2023.

5. Income tax expense continued

Tax on other comprehensive income and equity

	Gross 2024 £m	Tax credit/ (charge) 2024 £m	Net 2024 £m	Gross 2023 £m	Tax credit/ (charge) 2023 £m	Net 2023 £m	Gross 2022 £m	Tax credit/ (charge) 2022 £m	Net 2022 £m
Actuarial gain on employee benefits	(2)	1	(1)	11	(2)	9	68	(14)	54
Foreign currency translation differences	(147)	—	(147)	194	—	194	(40)	—	(40)
Reclassification to income statement on asset write down	—	—	—	(3)	—	(3)	—	—	—
Reclassification from translation reserve to income statement arising on divestment	—	—	—	—	—	—	(3)	—	(3)
Movements in cash flow hedges	(211)	41	(170)	(645)	149	(496)	712	(163)	549
Movement in net investment hedge	41	2	43	(74)	—	(74)	28	1	29

Other comprehensive (expense)/ income for the year	(319)	44	(275)	(517)	147	(370)	765	(176)	589

Issue of share capital	7	—	7	4	—	4	7	—	7
Employee share trust	(4)	—	(4)	(8)	—	(8)	(21)	—	(21)
Share-based payments	(2)	(2)	(4)	15	(2)	13	10	—	10
Dividends paid to Group shareholders	(247)	—	(247)	(289)	—	(289)	(166)	—	(166)

Changes in equity	(246)	(2)	(248)	(278)	(2)	(280)	(170)	—	(170)

The realisation of underlying reserves is conducted in such a way to ensure there is no material tax consequence.

6. Earnings per share

Basic earnings per share from continuing operations

	2024	2023	2022
Profit from continuing operations attributable to ordinary shareholders	£385m	£492m	£280m

Weighted average number of ordinary shares	1,374m	1,376m	1,374m

Basic earnings per share	28.0p	35.8p	20.4p

Diluted earnings per share from continuing operations

	2024	2023	2022
Profit from continuing operations attributable to ordinary shareholders	£385m	£492m	£280m

Weighted average number of ordinary shares	1,374m	1,376m	1,374m

Potentially dilutive shares issuable under share-based payment arrangements	7m	10m	8m

Weighted average number of ordinary shares (diluted)	1,381m	1,386m	1,382m

Diluted earnings per share	27.9p	35.5p	20.3p

6. Earnings per share

Diluted earnings per share from continuing operations continued

The number of shares excludes the weighted average number of the Company’s own shares held as treasury shares during the year of 3m (2022/23: 2m; 2021/22: 1m).

	2024		2023		2022
	Basic pence per share	Diluted pence per share	Basic pence per share	Diluted pence per share	Basic pence per share	Diluted pence per share
Earnings per share from continuing operations	28.0p	27.9p	35.8p	35.5p	20.4p	20.3p
Earnings per share from discontinued operations (note 30(b))	—	—	0.8p	0.8p	—	—

Earnings per share from continuing and discontinued operations	28.0p	27.9p	36.6p	36.3p	20.4p	20.3p

7. Dividends proposed and paid

	2024		2023		2022
	Pence per share	£m	Pence per share	£m	Pence per share	£m
2021/22 interim dividend – paid	—	—	—	—	4.8p	66
2021/22 final dividend – paid	—	—	—	—	10.2p	140
2022/23 interim dividend – paid	—	—	6.0p	83	—	—
2022/23 final dividend – paid	—	—	12.0p	165	—	—
2023/24 interim dividend – declared and paid	6.0p	82	—	—	—	—
2023/24 final dividend – proposed	12.0p	166	—	—	—	—

	2024 £m	2023 £m	2022 £m
Paid during the year	247	289	166

The 2021/22 interim dividend of 4.8p per share, the final 2021/22 dividend of 10.2p per share and the 2022/23 interim dividend of 6.0p were paid during 2022/23. The final 2022/23 dividend of 12.0p per share and the 2023/24 interim dividend of 6.0p per share were paid during 2023/24.

8. Intangible assets

	Goodwill £m	Software £m	Intellectual property £m	Customer related £m	Carbon credits £m	Other £m	Total £m
Cost
At 1 May 2023	2,285	189	23	1,354	17	60	3,928
Acquisitions	5	—	—	5	—	—	10
Additions	—	25	2	—	25	—	52
Disposals	(1)	(7)	(1)	—	(25)	(1)	(35)
Reclassification	—	6	1	—	—	1	8
Currency translation	(46)	(5)	(1)	(32)	—	—	(84)

At 30 April 2024	2,243	208	24	1,327	17	60	3,879

Amortisation and impairment
At 1 May 2023	(17)	(126)	(16)	(798)	—	(44)	(1,001)
Amortisation	—	(15)	(2)	(74)	—	(7)	(98)
Disposals	—	6	—	—	—	1	7
Reclassification	—	—	—	—	—	—	—
Currency translation	—	3	1	20	—	—	24

At 30 April 2024	(17)	(132)	(17)	(852)	—	(50)	(1,068)

Carrying amount
At 1 May 2023	2,268	63	7	556	17	16	2,927

At 30 April 2024	2,226	76	7	475	17	10	2,811

	Goodwill £m	Software £m	Intellectual property £m	Customer related £m	Carbon credits £m	Other £m	Total £m
Cost
At 1 May 2022	2,210	182	21	1,301	14	41	3,769
Additions	—	3	1	—	2	24	30
Disposals	—	(4)	—	—	—	(1)	(5)
Reclassification	—	4	(1)	—	—	(4)	(1)
Currency translation	75	4	2	53	1	—	135

At 30 April 2023	2,285	189	23	1,354	17	60	3,928

Amortisation and impairment
At 1 May 2022	(17)	(106)	(12)	(703)	—	(25)	(863)
Amortisation	—	(20)	(3)	(80)	—	(10)	(113)
Disposals	—	4	—	—	—	1	5
Reclassification	—	—	1	—	—	3	4
Currency translation	—	(4)	(2)	(15)	—	(13)	(34)

At 30 April 2023	(17)	(126)	(16)	(798)	—	(44)	(1,001)

Carrying amount
At 1 May 2022	2,193	76	9	598	14	16	2,906

At 30 April 2023	2,268	63	7	556	17	16	2,927

Included within customer related intangibles at 30 April 2024 are amounts purchased as part of the acquisitions of Europac (carrying amount £306m, remaining amortisation period 10 years) and Interstate Resources (carrying amount £92m, remaining amortisation period three years).

8. Intangible assets continued

Goodwill

The groups of CGUs identified below represent the lowest level at which goodwill is monitored for impairment indicators and internal management purposes, and are not larger than the operating segments determined in accordance with IFRS 8 Operating Segments. The carrying values of goodwill are split between the CGU groups as follows:

	2024 £m	2023 £m
Northern Europe	398	405
Southern Europe	1,035	1,068
Eastern Europe	163	162
North America	630	633

Total goodwill	2,226	2,268

Goodwill impairment tests – key assumptions and methodology

The Group tests goodwill annually for impairment at 30 April, or more frequently if there are indications that goodwill may be impaired. The recoverable amounts of the CGUs are determined from value-in-use calculations.

Impairment tests were conducted based on the segmental structures, and have confirmed that there are no impairments in the year ended 30 April 2024, as the recoverable amount of the groups of CGUs, based upon value-in-use calculations, exceeded the carrying amounts.

The calculations of value-in-use are inherently judgemental and require management to make a series of estimates and assumptions. The key assumptions in the value-in-use calculations at 30 April 2024 and 30 April 2023 are:

•

the cash flow forecasts have been derived from the most recent forecast presented to the Board for the year ending 30 April 2025. The cash flows utilised are based upon forecast sales volumes and product mix, anticipated movements in paper prices and input costs and known changes and expectations of current market conditions, taking into account the cyclical nature of the business;

•

the sales volume and price assumptions underlying the cash flow forecasts are the Directors’ estimates of likely future changes based upon historic performance and the current economic outlooks for the economies in which the Group operates. These are viewed as the key operating assumptions as they determine the Directors’ approach to margin and cost maintenance. Key assumptions modelled in the assessment include the impact of paper price cyclicality, where the modelled outlook reflects paper price improvements, consistent with observable third party forecast sources;

•	the cash flow forecasts for capital expenditure are based upon past experience and include the replacement capital expenditure required to generate the terminal cash flows;

•

cash flows beyond the year ended 30 April 2025 reflect the long-term growth rate specific to each of the CGUs. Where a CGU consists of multiple countries, country-specific rates are incorporated into a weighted average rate for that region. The rates applied are based upon external sources such as the International Monetary Fund’s World Economic Outlook Database;

•

the pre-tax adjusted discount rate is derived from the basis of the Group’s weighted average cost of capital (WACC) of 9.5% (2022/23: 9.5%), plus a blended country risk premium for each CGU. The discount rate is a function of the cost of debt and equity. The cost of equity is largely based upon the risk-free rate for 10-year Government Bond yields for the European countries in which the Group operates (70% weighting), 30-year UK gilts (17% weighting) and 30-year US treasury yields (13%), adjusted for the relevant country

8. Intangible assets continued

Goodwill impairment tests – key assumptions and methodology continued

market risk premium, ranging from 4.6% to 19.2%, which reflects the increased risk of investing in country specific equities and the relative volatilities of the equity of the Group compared to the market. This Group rate has been adjusted for the risks inherent in the countries in which the CGUs operate that are not reflected in the cash flow projections; and

•

The Group assesses climate change impacts when preparing its summary of key risks as part of its risk management processes. These risks inform the forecast for the year ended 30 April 2025 which is the basis of the Impairment modelling. The impact of climate change, both in terms of opportunities and risks through the TCFD process as set out in Note 1 (a)(iii).

Key assumptions by CGU	Northern Europe	Southern Europe	Eastern Europe	North America
Long-term growth rate at 30 April 2024	1.3%	1.3%	2.7%	2.2%
Long-term growth rate at 30 April 2023	1.4%	1.3%	2.8%	1.8%
Discount rate at 30 April 2024	10.3%	11.7%	12.0%	10.1%
Discount rate at 30 April 2023	10.5%	12.4%	12.8%	10.1%

Goodwill impairment tests – sensitivities

The value-in-use is based upon anticipated discounted future cash flows. At 30 April 2024 and 30 April 2023, the impairment tests concluded that there was headroom across all CGUs. Whilst the Directors believe the assumptions used are realistic, it is possible that a reduction in the headroom would occur if any of the above key assumptions were adversely changed. Factors which could cause an impairment are:

•	significant and prolonged underperformance relative to the forecast; and

•	deteriorations in the economies in which the Group operates.

To support their assertions, the Directors have reviewed the sensitivity analyses to determine the impact that would result from the above situations, including reduction or delays in future growth and increased discount rates. In these cases, if future estimates of economic improvements were delayed by twelve months, the growth rate in the outer years modelled reduced, or if the estimated discount rates applied to the cash flows were increased by 0.5%, there would still be adequate headroom to support the carrying value of the assets. Based on this analysis, with the exception of North America, the Directors believe that a reasonably possible change in any of the key assumptions detailed above would not cause the carrying value of CGUs to exceed their recoverable amounts, although the headroom would decrease. Sensitivities have also been conducted to determine the change required to the CGUs earnings before interest, tax, depreciation and amortisation (“EBITDA”, the key element in the cash flow forecasts driven by sales volume and price assumptions) and discount rates, to reduce the recoverable amounts down to the carrying value of the assets. EBITDA growth is based on a number of elements over the long term, including price and volume growth in the first year as well as assumptions regarding inflation and the cyclical paper price assumption. With all other assumptions held constant, for Northern Europe, it would require a reduction in EBITDA of 16% (year ended 30 April 2023: 17%) or a discount rate of 14.0% (year ended 30 April 2023: 15.1%); Southern Europe a reduction in EBITDA of 22% (year ended 30 April 2023: 9%) or a discount rate of 16.2% (year ended 30 April 2023: 13.9%) and Eastern Europe a reduction in EBITDA of 36% (year ended 30 April 2023: 12%) or a discount rate of 21.3% (year ended 30 April 2023: 15.1%). For North America, where future cash flows include domestic volume growth from completed expansion projects and cyclical paper price improvements, the sensitivity conducted identified that a reasonably possible change to the EBITDA growth assumption or discount rates applied could reduce the headroom of $338m (£268m) to nil. Any further decrease in EBITDA, or further increase in discount rate over and above the sensitivity could lead to an impairment. It is possible that these factors could move together in combination. The sensitivity identified that a reduction of 15% to the EBITDA across the period modelled (year ended 30 April 2023: 14%) or a discount rate of 11.8% (year ended 30 April 2023: 11.7%) would be required to reduce the headroom to nil.

9. Property, plant, and equipment

	Land and buildings £m	Plant and equipment £m	Fixtures and fittings £m	Under construction £m	Total £m
Cost
At 1 May 2023	1,173	3,634	110	498	5,415
Acquisitions	2	4	—	—	6
Additions	17	111	4	428	560
Disposals	(18)	(91)	(4)	(8)	(121)
Reclassification	—	4	—	—	4
Transfers	43	265	14	(322)	—
Currency translation	(40)	(130)	(6)	(12)	(188)

At 30 April 2024	1,177	3,797	118	584	5,676

Depreciation and impairment
At 1 May 2023	(271)	(1,560)	(55)	—	(1,886)
Acquisitions	—	(3)	—	—	(3)
Depreciation charge	(35)	(202)	(10)	—	(247)
Impairment	1	3	—	—	4
Disposals	9	82	3	—	94
Reclassification	—	(2)	—	—	(2)
Transfers	(12)	15	(3)
Currency translation	20	83	4	—	107

At 30 April 2024	(288)	(1,584)	(61)	—	(1,933)

Carrying amount
At 1 May 2023	902	2,074	55	498	3,529

At 30 April 2024	889	2,213	57	584	3,743

	Land and buildings £m	Plant and equipment £m	Fixtures and fittings £m	Under construction £m	Total £m
Cost
At 1 May 2022	1,043	3,260	93	297	4,693
Additions	31	103	3	400	537
Disposals	(16)	(119)	(4)	—	(139)
Reclassification	32	6	2	(5)	35
Transfers	20	181	7	(208)	—
Currency translation	63	203	9	14	289

At 30 April 2023	1,173	3,634	110	498	5,415

Depreciation and impairment
At 1 May 2022	(218)	(1,304)	(43)	—	(1,565)
Depreciation charge	(30)	(201)	(10)	—	(241)
Impairment	(4)	(20)	—	—	(24)
Disposals	11	89	4	—	104
Reclassification	—	5	—	—	5
Currency translation	(30)	(129)	(6)	—	(165)

At 30 April 2023	(271)	(1,560)	(55)	—	(1,886)

Carrying amount
At 1 May 2022	825	1,956	50	297	3,128

At 30 April 2023	902	2,074	55	498	3,529

9. Property, plant, and equipment continued

Assets under construction mainly relate to production machines in Italy, France, UK and Portugal and site improvements under construction.

All items of property, plant, and equipment have been tested for indicators of impairment in relation to climate change considerations and no indicators were identified in any of the years presented. Impairment recognised during the year ended 30 April 2023 related to assets in the UK, Germany and Bulgaria as a result of site closures and asset mothballing.

Reclassification in land and buildings amounting to £32m in the year ended 30 April 2023 related to a lease in Germany which was terminated early and the related asset was purchased.

10. Right-of-use assets and lease liabilities

Right-of-use assets

	Land and buildings £m	Plant and equipment £m	Fixtures and fittings £m	Total £m
Cost
At 1 May 2023	197	215	—	412
Additions	50	52	—	102
Disposals	(33)	(31)	—	(64)
Currency translation	(4)	(6)	—	(10)

At 30 April 2024	210	230	—	440

Depreciation and impairment
At 1 May 2023	(82)	(106)	—	(188)
Depreciation charge	(33)	(43)	—	(76)
Disposals	26	30	—	56
Currency translation	2	3	—	5

At 30 April 2024	(87)	(116)	—	(203)

Carrying amount
At 1 May 2023	115	109	—	224

At 30 April 2024	123	114	—	237

10. Right-of-use assets and lease liabilities continued

Right-of-use assets continued

	Land and buildings £m	Plant and equipment	Fixtures and fittings £m	Total £m
Cost
At 1 May 2022	186	189	1	376
Additions	75	61	—	136
Disposals	(37)	(43)	(1)	(81)
Reclassification	(32)	1	—	(31)
Currency translation	5	7	—	12

At 30 April 2023	197	215	—	412

Depreciation and impairment
At 1 May 2022	(72)	(105)	—	(177)
Depreciation charge	(32)	(39)	—	(71)
Disposals	24	42	—	66
Currency translation	(2)	(4)	—	(6)

At 30 April 2023	(82)	(106)	—	(188)

Carrying amount
At 1 May 2022	114	84	1	199

At 30 April 2023	115	109	—	224

Lease payments in respect of low-value and short-term leases for the year ended 30 April 2024 amounted to £14m (2022/23: £17m; 2021/22: £17m).

During the year ended 30 April 2023, a lease in Germany was terminated early and the asset purchased. This has been reclassified to land and buildings in property, plant and equipment.

Lease liabilities

The carrying amounts of lease liabilities and the movements during the year are as follows:

	2024 £m	2023 £m
At beginning of the year	224	203
Additions	102	136
Accretion of interest	12	11
Payments	(84)	(117)
Early termination	(10)	(15)
Currency translation	(5)	6

At end of the year	239	224

Current	75	70
Non-current	164	154

	239	224

10. Right-of-use assets and lease liabilities continued

Lease liabilities continued

The maturity analysis of lease liabilities is presented in note 17.

11. Equity accounted investments

	2024 £m	2023 £m	2022 £m
At beginning of the year	17	17	38
Dividends	(2)	(2)	(1)
Share of profit of equity accounted investments, net of tax	2	2	7
Currency translation	—	—	2
Impairment of associate	10	—	(29)
Disposal	(10)	—	—

At end of the year	17	17	17

Principal equity accounted investments

			Ownership interest
	Nature of business	Principal country of operation	2024	2023	2022
PrJSC ‘Rubezhnoye Cardboard and Package Mill’ (Rubezhansk)	Paper and packaging	Ukraine	—	49.6%	49.6%
Philcorr LLC	Packaging	USA	40.0%	40.0%	40.0%
Philcorr Vineland LLC	Packaging	USA	40.0%	40.0%	40.0%
Cartonajes Santander, S.L.	Packaging	Spain	39.6%	39.6%	39.6%
Cartonajes Cantabria S.L.	Packaging	Spain	39.6%	39.6%	39.6%
Euskocarton, S.L.	Packaging	Spain	39.6%	39.6%	39.6%
Industria Cartonera Asturiana S.L.	Packaging	Spain	39.6%	39.6%	39.6%

The Group’s investment in its Ukrainian associate, RKTK, was fully impaired in the year ended 30 April 2022. The invasion of Ukraine by Russia resulted in significant damage to the assets of the Group’s associate and fundamentally compromised the ability to realise the interest held. Accordingly, an impairment of the entire interest was recognised together with amounts in connection with the trading activities conducted with the associate.

In April 2024, the Group sold its investment for £10m. £5m was received by 30 April 2024 and a further £5m will be received in the next financial year. This resulted in a £10m gain on divestment in the year ended 30 April 2024.

All the above associates are accounted for using the equity method because the Group has the ability to exercise significant influence over the investments due to the Group’s equity holdings and board representation.

11. Equity accounted investments continued

Summary of financial information of associates

The financial information below is for the Group’s associates on a 100% basis for the year ended 30 April.

	2024	2023
	£m	£m
Current assets	16	14
Non-current assets	12	13
Current liabilities	(6)	(5)
Non-current liabilities	(4)	(5)
Revenue	82	98
Profit after tax	12	4
Other comprehensive income	—	1

Total comprehensive income	12	5

12. Other investments

	2024 £m	2023 £m
Other investments	11	10
Restricted cash	6	7

	17	17

13. Inventories

	2024 £m	2023 £m
Raw materials and consumables	366	374
Work in progress	24	26
Finished goods	201	219

	591	619

Inventory provisions at 30 April 2024 were £57m (30 April 2023: £60m).

Inventories of £2,478m were recognised as an expense during the year ended 30 April 2024 (2022/23: £3,344m; 2021/22: £3,102m) and included within cost of goods sold.

14. Trade and other receivables

	2024		2023
	Non- current £m	Current £m	Non- current £m	Current £m
Trade receivables	—	900	—	1,060
Loss allowance	—	(28)	—	(31)
Prepayments and deferred expenses	4	56	1	58
Accrued income	—	22	—	19
Other deposits	—	29	—	30
Energy support receivables	—	40	—	26
Indirect tax receivable	—	61	—	53
Other receivables	—	50	—	41

	4	1,130	1	1,256

14. Trade and other receivables continued

Other receivables comprise various items including indirect tax receivable, employee advances and interest receivable.

The Group has sold without recourse certain trade receivables and on realisation the receivable is de-recognised and proceeds are presented within operating cash flows. Other deposits relate to these arrangements. Sold trade receivables under these arrangements at 30 April 2024 amounted to £369m (30 April 2023: £360m).

	Of which past due
	Total £m	Current (not past due) £m	1 month or less £m	1-3 months £m	3-6 months £m	6-12 months £m	More than 12 months £m
At 30 April 2024
Gross trade receivables	900	862	5	6	1	2	24
Weighted average loss rate	3.1%	0.5%	20.0%	—	—	50.0%	91.7%
Loss allowance	(28)	(4)	(1)	—	—	(1)	(22)
At 30 April 2023
Gross trade receivables	1,060	971	53	7	3	2	24
Weighted average loss rate	2.9%	0.4%	3.8%	28.6%	33.3%	—	91.7%
Loss allowance	(31)	(4)	(2)	(2)	(1)	—	(22)

Movement in loss allowance

	2024 £m	2023 £m
At beginning of the year	(31)	(30)
Amounts written off	2	2
Net remeasurement of loss allowance	—	(2)
Currency translation	1	(1)

At end of the year	(28)	(31)

Concentrations of credit risk with respect to trade receivables are limited due to the Group’s customer base being large and diverse. The majority of customers are credit insured and the Group has a history of low levels of losses in respect of trade receivables.

The loss allowance represents the Group’s expected credit losses on trade receivables as defined under IFRS 9 Financial Instruments. The expected credit losses are estimated using a provision matrix by grouping trade receivables based on shared credit risk characteristics and the days past due. Expected loss rates are calculated by reference to past default experience of the debtor and an analysis of the debtor’s current financial position, adjusted for factors that are specific to the debtors, general economic conditions and an assessment of both the current as well as the forecast direction of conditions at the reporting date. The accounting impact of credit insurance is not considered integral to the consideration of the carrying value of the trade receivables.

15. Trade and other payables

	2024		2023
	Non- current £m	Current £m	Non- current £m	Current £m
Trade payables	—	1,253	—	1,572
Interest payable	—	57	—	16
Redemption liability	—	—	—	103
Holiday pay	—	62	—	63
Employee cost accruals	—	103	—	148
Payroll and other taxes	—	56	—	55
Indirect tax payable	—	67	—	66
Capital creditors	—	79	—	52
Other non-trade payables and accrued expenses	31	142	34	178

	31	1,819	34	2,253

In accordance with government initiatives to allow suppliers to receive payments earlier than contractual payment terms, the Group has set up supply chain finance programmes through third parties, all of which are established and well capitalised financial institutions. The objectives for the scheme are to support smaller suppliers, if they choose, on an invoice by invoice basis, an earlier payment from the financial institution whilst the group continue to pay the financial institution to the suppliers contractual terms giving them earlier access to funding, and to manage the Group’s working capital. These schemes allow suppliers to receive, if they choose, on an invoice by invoice basis, an earlier payment whilst the Group continues to pay to the suppliers’ contractual terms. Suppliers are at liberty to use them or not and these arrangements have no cost to the Group and have no effect on trade payable balances or operating cash flows. The Group does not participate in any rebates, does not receive any fees from the providers nor does it provide any discounts or incentives for the suppliers to utilise these facilities. Additionally, they are not used to create payment terms which are abnormal, atypical or extend statutory payment terms in the countries the Group operates in and no adjustments are made by Standard & Poor’s in their assessment of the Group.

The Group assesses the supply chain finance programmes to ascertain whether liabilities to suppliers who have chosen to access an earlier payment under the scheme continue to meet the definition of trade payables, or should be reclassified as borrowings. The Group has concluded that the Group’s liability to the supplier remains unchanged for all such programmes and, as such, these balances remain in trade payables and the cash flows associated with these programmes remain within operating cash flows.

The redemption liability of £103m at 30 April 2023 arose on the acquisition of Interstate Resources and relating to a put option held by the seller and related to the remaining 10% not owned by the Group. The liability for this final stake at 30 April 2023 was recorded at the final put option value at crystallisation during the financial year in line with the floor of the original purchase price. Further details are set out in note 20. The redemption liability was settled in the year ended 30 April 2024.

16. Cash and cash equivalents

	2024 £m	2023 £m
Bank balances	437	466
Short-term deposits	62	6

Cash and cash equivalents (consolidated statement of financial position)	499	472
Bank overdrafts	(89)	(104)

Net cash and cash equivalents (consolidated statement of cash flows)	410	368

17. Borrowings

	2024			2023
	Current £m	Non-current £m	Total £m	Current £m	Non-current £m	Total £m
Bank and other loans[1]	(2)	(7)	(9)	(42)	(299)	(341)
Commercial paper	—	—	—	(24)	—	(24)
Medium-term notes and other fixed-term debt €452.4m medium-term note 1.375% coupon July 2024	(387)	—	(387)	—	(660)	(660)
€10m term loan 1.4% coupon September 2025	(8)	(1)	(9)	(8)	(9)	(17)
€600m medium-term note 0.85% coupon September 2026	—	(511)	(511)	—	(525)	(525)
€850m medium-term note 4.375% coupon July 2027	—	(721)	(721)	—	—	—
£250m medium-term note 2.875% coupon July 2029	—	(249)	(249)	—	(249)	(249)
€650m medium-term note 4.5% coupon July 2030	—	(551)	(551)	—	—	—

	(397)	(2,040)	(2,437)	(74)	(1,742)	(1,816)

1.	Drawings under bank loans and revolving credit facility.

Borrowings are unsecured and measured at amortised cost. There have been no breaches of covenants during the year ended 30 April 2024 in relation to the above borrowings.

Of the total borrowing facilities available to the Group, the undrawn committed facilities available at 30 April were as follows:

	2024 £m	2023 £m
Expiring within one year	300	—
Expiring between one and two years	51	800
Expiring between two and five years	1,100	855

	1,451	1,655

The £1,451m of undrawn facilities consist of the revolving credit facilities.

The repayment profile of the Group’s borrowings, after taking into account the effect of cross-currency swaps and forward foreign exchange contracts, is as follows:

	2024
	1 year or less £m	1-2 years £m	2-5 years £m	More than 5 years £m	Total £m
Borrowings
Fixed rate	(397)	(4)	(1,234)	(802)	(2,437)
Floating rate	—	—	—	—	—

Total borrowings	(397)	(4)	(1,234)	(802)	(2,437)

17. Borrowings continued

	2023
	1 year or less £m	1-2 years £m	2-5 years £m	More than 5 years £m	Total £m
Borrowings
Fixed rate	(74)	(672)	(523)	(249)	(1,518)
Floating rate	—	—	(298)	—	(298)

Total borrowings	(74)	(672)	(821)	(249)	(1,816)

The Group’s borrowings, after considering the effect of cross-currency swaps and forward foreign exchange contracts are denominated in the following currencies:

	2024
	Sterling £m	Euro £m	US dollar £m	Other £m	Total £m
Borrowings
Fixed rate	(153)	(2,160)	(124)	—	(2,437)
Floating rate	—	—	—	—	—

	(153)	(2,160)	(124)	—	(2,437)
Net cash and cash equivalents (including bank overdrafts)
Floating rate	38	204	6	162	410

Net borrowings at 30 April 2024	(115)	(1,956)	(118)	162	(2,027)

	2023
	Sterling £m	Euro £m	US dollar £m	Other £m	Total £m
Borrowings
Fixed rate	(98)	(1,187)	(232)	(1)	(1,518)
Floating rate	(210)	(88)	—	—	(298)

	(308)	(1,275)	(232)	(1)	(1,816)
Net cash and cash equivalents (including bank overdrafts)
Floating rate	(23)	240	13	138	368

Net borrowings at 30 April 2023	(331)	(1,035)	(219)	137	(1,448)

At 30 April 2024, 89% of the Group’s borrowings, after taking into account the effect of cross-currency swaps and forward foreign exchange contracts, were denominated in euros in order to hedge the underlying assets of the Group’s European operations (30 April 2023: 70%). Interest rates on floating rate borrowings are based on EURIBOR, or where applicable, local currency base rates. The Group’s sterling denominated floating rate borrowings are based on SONIA.

Maturity of lease liabilities

	1 year or less £m	1-2 years £m	2-5 years £m	More than 5 years £m	Total £m
At 30 April 2023	(70)	(51)	(73)	(30)	(224)

At 30 April 2024	(75)	(54)	(78)	(32)	(239)

17. Borrowings continued

Denomination of lease liabilities

	Sterling £m	Euro £m	US dollar £m	Other £m	Total £m
At 30 April 2023	(55)	(109)	(34)	(26)	(224)

At 30 April 2024	(54)	(103)	(38)	(44)	(239)

Changes in liabilities arising from financing activities

	At 1 May 2023 £m	Financing cash flows £m	Acquisitions and divestments £m	New leases and early termination £m	Movements in fair value £m	Other £m	At 30 Apr 2024 £m
Bank and other loans, including commercial paper	(365)	357	—	—	—	(1)	(9)
Medium-term notes and other fixed-term debt	(1,451)	(1,025)	—	—	—	48	(2,428)
Lease liabilities	(224)	72	—	(86)	—	(1)	(239)

Total liabilities from financing activities	(2,040)	(596)	—	(86)	—	46	(2,676)

	At 1 May 2022	Financing cash flows	Acquisitions and divestments	New leases and early termination	Movements in fair value	Other	At 30 Apr 2023
	£m	£m	£m	£m	£m	£m	£m
Bank and other loans, including commercial paper	(43)	(316)	—	—	—	(6)	(365)
Medium-term notes and other fixed-term debt	(2,029)	663	—	—	—	(85)	(1,451)
Lease liabilities	(203)	106	—	(121)	—	(6)	(224)
Derivative financial instruments related to hedging of financial liabilities
Assets	12	(14)	—	—	2	—	—
Liabilities	—	—	—	—	—	—	—

Total liabilities from financing activities	(2,263)	439	—	(121)	2	(97)	(2,040)

Other changes include a charge for the year in respect of foreign exchange movements of £46m (2022/23: credit of £93m; 2021/22 charge of £39m) and amortisation of capitalised borrowing costs.

Financing cash flows consist of the net amount of proceeds from borrowings, repayment of borrowings, repayment of lease obligations and proceeds from settlement of derivative financial instruments in the consolidated statement of cash flows. Payments in respect of, and proceeds from settlement of derivative financial instruments in the consolidated statement of cash flows relate solely to derivative financial instruments used to hedge the Group’s borrowings and net assets of foreign operations

18. Financial instruments

The Group’s activities expose the Group to a number of key risks which have the potential to affect its ability to achieve its business objectives. The Group’s key financial risks and the policies and objectives in place to manage these risks are as follows:

•

Macroeconomic impacts – multiple political/economic factors from foreign exchange/interest rates to weakening major economies significantly impact the level of consumer spend and customer demand for the Group’s packaging products. A robust Corporate Plan process where macroeconomic trends are evaluated alongside investments to improve production cost base, efficiency and deliver other initiatives to capture sustainable growth trends in sustainable packaging using innovation priorities to strengthen resilience is in place. In addition, the dynamic energy hedging strategy over five-year horizons smooths pricing volatility, and other developments in the procurement and logistics flows help to evolve our operating model and maintain resilience.

•

Demand volatility and capacity – risk of low volume growth and high inflation impacting the ability to meet changes in demand patterns and capacity outlook profitably, whilst servicing customer agreements, needs and contract service levels. The Corporate Plan and integrated business planning process is designed to manage out material variations between demand and capacity forecasting, using flexible capital investment plans to support changes in key markets alongside the development of new or expansion of our existing packaging manufacturing sites. Enhanced commercial negotiations, mix and pipeline help ensure profitability, supported by continued focus upon labour productivity improvements, cost reduction, development of external sales and export opportunities, product diversification and footprint/ integration. In addition, capital investments are targeted and aligned with mid and long-term business needs based on a capital plan with the purpose of boosting revenue, profit and/or operational efficiency through the rationalisation of existing capacity via a highly compatible customer and production geographical footprint.

The derivative financial instruments set out in this note have been entered into in line with the Group’s risk management objectives. The Group’s treasury policy prohibits entering into speculative transactions.

18. Financial instruments continued

(a) Carrying amounts and fair values of financial assets and liabilities

Set out below is the accounting classification of the carrying amounts and fair values of all of the Group’s financial assets and liabilities:

		2024		2023
	Category	Carrying amount £m	Fair value £m	Carrying amount £m	Fair value £m
Financial assets
Cash and cash equivalents	Amortised cost	499	499	472	472
Restricted cash	Amortised cost	6	6	7	7
Other investments	Fair value through other comprehensive income	11	11	10	10
Trade and other receivables	Amortised cost	1,134	1,134	1,257	1,257
Derivative financial instruments	Fair value – hedging instruments	79	79	319	319

Total financial assets		1,729	1,729	2,065	2,065

Financial liabilities
Trade and other payables	Amortised cost, except as detailed below	(1,850)	(1,850)	(2,287)	(2,287)
Bank and other loans	Amortised cost	(9)	(9)	(341)	(341)
Commercial paper	Amortised cost	—	—	(24)	(24)
Medium-term notes and other fixed-term debt	Amortised cost	(2,428)	(2,382)	(1,451)	(1,384)
Lease liabilities	Amortised cost	(239)	(239)	(224)	(224)
Bank overdrafts	Amortised cost	(89)	(89)	(104)	(104)
Derivative financial instruments	Fair value – hedging instruments	(193)	(193)	(368)	(368)

Total financial liabilities		(4,808)	(4,762)	(4,799)	(4,732)

The fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. For financial instruments carried at fair value, market prices or rates are used to determine fair value where an active market exists. The Group uses forward prices for valuing forward foreign exchange and commodity contracts and uses valuation models with present value calculations based on market yield curves to value fixed rate borrowings and cross-currency swaps. All derivative financial instruments are shown at fair value in the consolidated statement of financial position.

The Group’s medium-term notes and other fixed-term debt are in effective cash flow and net investment hedges. The fair values of financial assets and liabilities which bear floating rates of interest or are short-term in nature are estimated to be equivalent to their carrying amounts.

The Group’s financial assets and financial liabilities are categorised within the fair value hierarchy that reflects the significance of the inputs used in making the assessments. The majority of the Group’s financial instruments are Level 2 financial instruments in accordance with the fair value hierarchy, meaning although the instruments are not traded in an active market, inputs to fair value are observable for the asset and liability, either directly (i.e. quoted market prices) or indirectly (i.e. derived from prices). The Group’s medium-term notes are

18. Financial instruments continued

(a) Carrying amounts and fair values of financial assets and liabilities continued

Level 1 financial instruments, as the notes are listed on the Luxembourg Stock Exchange. The redemption liability arising on the acquisition of Interstate Resources (within trade and other payables) has transferred from Level 3 to Level 2 due to the crystallisation of the put option and the final payment being agreed. Other investments are Level 3 financial instruments. The fair value of other investments is derived from fair value calculations based on their cash flows, and details of the valuation of the redemption liability are provided in note 15.

(b) Derivative financial instruments

The Group enters into foreign exchange and commodity hedge derivative financial instruments to manage the risks associated with the Group’s underlying business activities and the financing of these activities. Derivatives are carried at their fair value in the statement of financial position.

The assets and liabilities of the Group at 30 April in respect of derivative financial instruments are as follows:

	Assets		Liabilities		Net
	2024	2023	2024	2023	2024	2023
	£m	£m	£m	£m	£m	£m
Derivatives held to:
Manage the currency exposures on business activities, borrowings, and net investments	—	—	—	—	—	—

Derivatives held to hedge future transactions:
Forward foreign exchange contracts	—	1	—	(2)	—	(1)
Energy and carbon certificate costs	79	318	(193)	(366)	(114)	(48)

Total derivative financial instruments	79	319	(193)	(368)	(114)	(49)

Current	64	154	(122)	(319)	(58)	(165)
Non-current	15	165	(71)	(49)	(56)	116

	79	319	(193)	(368)	(114)	(49)

18. Financial instruments continued

(c) Cash flow and net investment hedges

(i) Hedge reserves

Set out below is the reconciliation of each component in the hedging reserve:

	Commodity risk	Foreign exchange risk	Total
	£m	£m	£m
Balance at 1 May 2022	609	—	609
Gain/(loss) on designated cash flow hedges:
Cross-currency swaps	—	7	7
Commodity contracts	(78)	—	(78)
Forward foreign exchange contracts	—	(1)	(1)
Loss/(gain) reclassified from equity to the income statement:
Cross-currency swaps	—	(8)	(8)
Commodity contracts	(565)	—	(565)
Deferred tax	149	—	149

At 30 April 2023	115	(2)	113

Gain/(loss) on designated cash flow hedges:
Commodity contracts	(237)	—	(237)
Forward foreign exchange contracts	—	1	1
Loss/(gain) reclassified from equity to the income statement:
Commodity contracts	25	—	25
Deferred tax	41	—	41

At 30 April 2024	(56)	(1)	(57)

The amounts reclassified to the income statement from the cash flow hedging reserve during the year are reflected in the following items in the income statement:

	2024	2023	2022
	£m	£m	£m
Operating costs	25	(565)	(337)
Finance costs	—	(8)	(20)

Total pre-tax loss/(gain) reclassified from equity to the income statement during the year	25	(573)	(357)

There was £nil recognised ineffectiveness during all years presented in respect of cross-currency swaps, forward foreign exchange contracts and commodity derivatives

(ii) Hedges of net investments in foreign operations

The Group utilises foreign currency borrowings, cross-currency swaps and forward foreign exchange contracts as hedges of long-term investments in foreign subsidiaries. The pre-tax gain on the hedges recognised in equity during the year was £41m (2022/23: loss of £74m; 2021/22: gain of £28m). This £41m is matched by a similar loss in equity on the retranslation of the hedged foreign subsidiary net assets resulting in a net gain of £nil (2022/23: net gain of £nil; 2021/22: net gain of £nil) treated as hedge ineffectiveness in the income statement.

18. Financial instruments continued

(d) Risk identification and risk management

(i) Capital management

The Group defines its managed capital as the sum of equity, as presented in the consolidated statement of financial position, cash and cash equivalents (note 16) and borrowings (note 17), net of derivatives held to manage the currency exposures on business activities.

	2024	2023
	£m	£m
Cash and cash equivalents	(410)	(368)
Borrowings	2,640	2,004
Total equity	3,949	4,087

Managed capital	6,179	5,723

In July 2023 the Group issued a €1.5bn bond split across two tranches (four and seven years) under the Group’s Green Financing Framework. The Group bought back almost €300m of the €750m bond which is due to mature in July 2024. Scheduled repayments on a term loan amounted to €9m. The Group funds its operations from the following sources of capital: operating cash flow, borrowings, shareholders’ equity and, where appropriate, divestments of non-core businesses. The Group’s objective is to achieve a capital structure that results in an appropriate cost of capital whilst providing flexibility in short and medium-term funding so as to accommodate significant investments or acquisitions. The Group also aims to maintain a strong balance sheet and to provide continuity of financing by having borrowings with a range of maturities and from a variety of sources.

The Group’s overall treasury objectives are to ensure sufficient funds are available for the Group to carry out its strategy and to manage certain financial risks to which the Group is exposed, as described elsewhere in this note. The Group’s treasury strategy is controlled through the Balance Sheet Committee which meets every two months and includes the Group Finance Director, the Group General Counsel and Company Secretary, the Group Financial Controller and the Corporate Finance Director. The Group Treasury function operates in accordance with policies and procedures approved by the Board and is controlled by the Corporate Finance Director. The function arranges funding for the Group, provides a service to operations and implements strategies for financial risk management.

(ii) Market risk

Market risk is the risk that the fair value or future cash flows of a financial instrument fluctuate because of a change in market prices. The Group is exposed to changes in interest rates, foreign currency exchange rates and commodity prices.

Interest rate risk

The Group is exposed to interest rate risk as borrowings are arranged at fixed interest rates, exposing it to fair value risk, and at floating interest rates, exposing it to future cash flow risk. The risk is managed by maintaining a mix of fixed and floating rate borrowings. The Group’s exposure to interest rates on financial assets and financial liabilities is detailed in the liquidity risk management section of this note.

Interest rate sensitivity

At 30 April 2024, 84% of the Group’s borrowings were at fixed rates of interest (30 April 2023: 84%, 30 April 2022: 100%). The sensitivity analysis below shows the impact on profit of a 100 basis points rise in market interest rates (representing management’s assessment of the reasonably possible change in interest rates) in all currencies in which the Group had variable-rate borrowings at 30 April 2024.

18. Financial instruments continued

(d) Risk identification and risk management continued

(ii) Market risk continued

To calculate the impact on the income statement for the year, the interest rates on all variable-rate external borrowings and cash deposits have been increased by 100 basis points, and the resulting increase in the net interest charge has been adjusted for the effect of the Group’s interest rate derivatives. The impact on equity is equal to the impact on profit.

The results are presented before non-controlling interests and tax.

	2024	2023	2022
	£m	£m	£m
Impact on profit of increase in market interest rates of 100 basis points	(6)	2	—

Foreign exchange risk

The Group’s exposure to foreign currency risk at the end of the reporting period, expressed in sterling, was as follows:

	2024		2023
	EUR	USD	EUR	USD
	£m	£m	£m	£m
Trade receivables	636	64	769	65
Trade payables	(1,183)	(74)	(1,392)	(177)
Net borrowings[1]	(1,956)	(118)	(1,035)	(219)

1.	After taking into account the effect of cross-currency swaps and forward foreign exchange contracts.

Foreign exchange risk on investments

The Group is exposed to foreign exchange risk arising from net investments in Group entities, the functional currencies of which differ from the Group’s presentational currency, sterling. The Group partly hedges this exposure through borrowings denominated in foreign currencies and through cross-currency swaps and forward foreign exchange contracts.

Gains and losses arising from hedges of net investments are recognised in equity.

Foreign exchange risk on borrowings

The Group is exposed to foreign exchange risk on borrowings denominated in foreign currencies. The Group hedges some of this exposure through cross-currency swaps designated as cash flow hedges.

Foreign exchange risk on transactions

Foreign currency transaction risk arises where a business unit makes product sales or purchases in a currency other than its functional currency. Part of this risk is hedged using forward foreign exchange contracts which are designated as cash flow hedges.

The Group only designates the forward rate of foreign currency forwards in hedge relationships.

For the hedges of highly probable forecast sales and purchases, as the critical terms (i.e. the notional amount, life and underlying terms) of the foreign exchange forward contracts and their corresponding hedged items are the same, the Group performs a qualitative assessment of effectiveness and it is expected that the value of the forward contracts and the value of the corresponding hedged items will systematically change in opposite directions in response to movements in the underlying exchange rates.

18. Financial instruments continued

(d) Risk identification and risk management continued

(ii) Market risk continued

The Group’s main currency exposures are to the euro and US dollar. The following significant exchange rates applied during the year:

	2024		2023		2022
	Average	Closing	Average	Closing	Average	Closing
Euro	1.161	1.170	1.152	1.136	1.179	1.192
US dollar	1.258	1.254	1.201	1.247	1.359	1.256

The following sensitivity analysis shows the impact on the Group’s results of a 10% strengthening and weakening in the sterling exchange rate against all other currencies representing management’s assessment of the reasonably possible change in foreign exchange rates. The analysis is restricted to financial instruments denominated in a foreign currency and excludes the impact of financial instruments designated as net investment hedges.

Net investment hedges are excluded as the impact of the foreign exchange movements on these are offset by equal and opposite movements in the hedged items.

The results are presented before non-controlling interests and tax.

	2024		2023		2022
	Impact on profit	Impact on total equity	Impact on profit	Impact on total equity	Impact on profit	Impact on total equity
	£m	£m	£m	£m	£m	£m
10% strengthening of sterling	—	25	—	30	—	62
10% weakening of sterling	—	(31)	—	(37)	—	(76)

Commodity risk

The Group’s main commodity exposures are to changes in gas and electricity prices. The Group also hedges its exposure to fluctuations in the cost of carbon emission certificates. This commodity price risk is managed by a combination of physical supply agreements and derivative instruments. At 30 April 2024, losses of £56m net of tax (2022/23: gains of £115m, 2021/22: gains of £609m) are deferred in equity in respect of cash flow hedges in accordance with IAS 39. Any gains or losses deferred in equity will be reclassified to the income statement in the period in which the hedged item also affects the income statement, which will occur within three years.

The following table details the Group’s sensitivity to a 10% increase in these prices, which is management’s assessment of the reasonably possible change, on average, over any given year. A decrease of 10% in these prices would produce an opposite effect on equity. As all of the Group’s commodity financial instruments achieve hedge accounting under IAS 39, there is no impact on profit for either year.

The results are presented before non-controlling interests and tax.

	2024		2023		2022
	Impact on profit	Impact on total equity	Impact on profit	Impact on total equity	Impact on profit	Impact on total equity
	£m	£m	£m	£m	£m	£m
10% increase in electricity prices	—	—	—	8	—	4
10% increase in gas prices	—	25	—	44	—	103
10% increase in carbon certificate prices	—	5	—	7	—	8

18. Financial instruments continued

(d) Risk identification and risk management continued

(iii) Credit risk

Credit risk is the risk that a customer or counterparty to a financial instrument will fail to perform or fail to pay amounts due, causing financial loss to the Group. In the current economic environment, the Group has placed increased emphasis on the management of credit risk. The carrying amount of financial assets at 30 April 2024 was £1,729m and is analysed in note 18(a). This represents the maximum credit risk exposure.

Credit risk on financial instruments held with financial institutions is assessed and managed by reference to the long-term credit ratings assigned to that counterparty by Standard & Poor’s and Moody’s credit rating agencies. Amounts deposited with counterparties are subject to limits based on their credit ratings. There are no significant concentrations of credit risk. See note 14 for information on credit risk with respect to trade receivables.

(iv) Liquidity risk

Liquidity risk is the risk that the Group, although solvent, will have difficulty in meeting its obligations associated with its financial liabilities as they fall due. The Group manages its liquidity risk by maintaining a sufficient level of undrawn committed borrowing facilities. At 30 April 2024, the Group had £1,451m of undrawn committed borrowing facilities (30 April 2023: £1,655m, 30 April 2022: £1,450m), which comprises the revolving credit facilities. The Group mitigates its refinancing risk by raising its debt requirements from a number of different sources with a range of maturities.

The following table is an analysis of the undiscounted contractual maturities of non-derivative financial liabilities.

	Contractual repayments
At 30 April 2024	Total £m	1 year or less £m	1–5 years £m	More than 5 years £m
Non-derivative financial liabilities
Trade and other payables	1,850	1,819	31	—
Bank and other loans	9	2	7	—
Medium-term notes and other fixed-term debt	2,441	395	1,240	806
Lease liabilities	271	77	150	44
Bank overdrafts	89	89	—	—
Interest payments on borrowings	364	74	233	57

Total non-derivative financial liabilities	5,024	2,456	1,661	907

18. Financial instruments continued

(d) Risk identification and risk management continued

(iv) Liquidity risk continued

	Contractual repayments
At 30 April 2023	Total £m	1 year or less £m	1–5 years £m	More than 5 years £m
Non-derivative financial liabilities
Trade and other payables	2,287	2,253	34	—
Bank and other loans	343	42	301	—
Commercial paper	24	24	—	—
Medium-term notes and other fixed-term debt	1,455	8	1,197	250
Lease liabilities	264	72	143	49
Bank overdrafts	104	104	—	—
Interest payments on borrowings	88	21	45	22

Total non-derivative financial liabilities	4,565	2,524	1,720	321

Refer to note 24 for a summary of the Group’s capital commitments.

The following table is an analysis of the undiscounted contractual maturities of derivative financial liabilities. Where the payable and receivable legs of these derivatives are denominated in foreign currencies, the contractual payments or receipts have been calculated based on exchange rates prevailing at the respective year ends. The disclosure shows net cash flow amounts for derivatives that are net cash-settled and gross cash inflow and outflow amounts for derivatives that have simultaneous gross cash settlement.

Where applicable, interest and foreign exchange rates prevailing at the reporting date are assumed to remain constant over the future contractual maturities.

	Contractual payments/(receipts)
At 30 April 2024	Total £m	1 year or less £m	1–5 years £m	More than 5 years £m
Derivative financial liabilities
Energy derivatives	199	124	75	—
Forward foreign exchange contracts:
Payments	73	69	4	—
Receipts	(72)	(68)	(4)	—

Total derivative financial liabilities	200	125	75	—

	Contractual payments/(receipts)
At 30 April 2023	Total £m	1 year or less £m	1–5 years £m	More than 5 years £m
Derivative financial liabilities
Energy derivatives	374	322	52	—
Forward foreign exchange contracts:
Payments	277	277	—	—
Receipts	(271)	(271)	—	—

Total derivative financial liabilities	380	328	52	—

19. Deferred tax assets and liabilities

Analysis of movements in recognised deferred tax assets and liabilities during the year

	Property, plant, and equipment and intangible assets		Employee benefits including pensions		Tax losses		Other[1]		Total
	2024	2023	2024	2023	2024	2023	2024	2023	2024	2023
	£m	£m	£m	£m	£m	£m	£m	£m	£m	£m
At beginning of the year	(296)	(302)	19	27	50	58	(24)	(172)	(251)	(389)
Credit/(charge) for the year:
– continuing	(12)	12	(5)	(5)	17	(7)	14	2	14	2
Recognised directly in equity	—	—	(1)	(4)	—	—	41	149	40	145
Currency translation	5	(6)	(2)	1	1	(1)	3	(3)	7	(9)

At end of the year	(303)	(296)	11	19	68	50	34	(24)	(190)	(251)

1.	Includes deferred tax assets on derivative financial instruments of £17m (30 April 2023 £24m).

At 30 April 2024, deferred tax assets and liabilities were recognised for all taxable temporary differences:

•	except where the deferred tax liability arises on goodwill;

•

except on initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor the taxable profit or loss; and at the time of the transaction, does not give rise to equal taxable and deductible temporary differences; and

•

in respect of taxable temporary differences associated with investments in subsidiaries and associates, except where the timing of the reversal of temporary differences can be controlled by the Group and it is probable that temporary differences will not reverse in the foreseeable future.

At 30 April 2024, no deferred tax liability has been recognised in respect of temporary differences relating to unremitted earnings of subsidiaries because the Group is in a position to control the timing of the reversal of the temporary differences and it is probable that such differences will not reverse in the foreseeable future. The amount of the associated temporary differences at 30 April 2024 was £2,402m (30 April 2023: £2,455m).

As commented in note 5, Finance Act 2021 included a 6% increase in the main UK corporation tax rate to 25% from 1 April 2023, which was substantially enacted on 10 June 2021. Accordingly, the rate applied to UK deferred tax assets and liabilities expected to reverse after 1 April 2024 is 25% (30 April 2023: 25%).

Recognised deferred tax assets and liabilities

Deferred tax assets and liabilities are offset where the Group has a legally enforceable right to do so. The following is the analysis of the deferred tax balances (after offset) for financial reporting purposes:

	2024	2023
	£m	£m
Deferred tax liabilities	(213)	(262)
Deferred tax assets	23	11

Net deferred tax	(190)	(251)

The deferred tax asset in respect of tax losses at 30 April 2024 includes an asset in the UK of £18m (30 April 2023: £19m). The asset has been recognised based on the Group’s forecast of net interest income that will arise in the UK. The asset is expected to be fully recovered over the foreseeable future.

19. Deferred tax assets and liabilities continued

Recognised deferred tax assets and liabilities continued

Included within deferred tax assets at 30 April 2024 is an asset of £5m recognised in respect of tax losses in Croatia. The business made a loss in the year, but an asset has been recognised as a result of the Group forecasting sufficient taxable profits over the foreseeable future against which this asset will be realised.

Included within deferred tax assets at 30 April 2023 is an asset of £8m recognised in respect of tax losses in Belgium. The business had been making losses for the previous 3 years, but an asset was recognised as a result of the Group forecasting sufficient taxable profits over the foreseeable future against which this asset was to be realised. An equivalent asset was not recognised at 30 April 2024.

In addition to the tax losses above, the Group has tax losses at 30 April 2024 of £119m (30 April 2023: £114m) for which no deferred tax assets have been recognised. These losses include £85m which do not expire, £25m which expire between 2027 and 2029 and £9m which expire between 2037 and 2040 under current tax legislation. Deferred tax assets have not been recognised in respect of these items because it is not probable that future taxable profit will be available against which the Group can utilise these benefits.

The Group also has other temporary differences in respect of disallowed interest of £179m (30 April 2023: £79m) on which it has not recognised deferred tax assets, £158m of which do not expire and £21m of which expire by 2025.

20. Provisions

	Restructuring	Carbon credits	Other	Total
	£m	£m	£m	£m
At 1 May 2022	7	4	44	55
Charged to income	22	—	16	38
Credited to income	(2)	(2)	(11)	(15)
Utilised	(3)	—	(12)	(15)
Currency translation	—	1	1	2

At 30 April 2023	24	3	38	65

Non-current	—	—	11	11
Current	24	3	27	54

At 30 April 2023	24	3	38	65

At 1 May 2023	24	3	38	65

Acquisitions	—	—	1	1
Charged to income	7	34	6	47
Credited to income	—	—	(16)	(16)
Utilised	(27)	—	—	(27)
Currency translation	—	(1)	(1)	(2)

At 30 April 2024	4	36	28	68

Non-current	—	—	8	8
Current	4	36	20	60

At 30 April 2024	4	36	28	68

The restructuring provision includes amounts associated with the site closures and restructuring costs.

20. Provisions continued

The Group was one of a number of companies operating in the paper packaging industry that was subject to a decision (currently the subject of appeal) by the Italian Competition Authority concerning anti-competitive behaviour in Italy (the “Decision”). Given its position as leniency applicant, the Group was not fined. The Group is subject to a number of claims (both actual and threatened) for compensation in respect of the Decision, which the Group intends to defend robustly. Given the early stage of these claims, the ongoing appeal process, the Group’s intention to defend all claims robustly and having applied the tests in IAS 37, no provision has been recognised and instead this item has been disclosed as a contingent liability.

Other provisions relate to environmental and restoration liabilities, carbon emission obligations, indemnities and estimated liabilities arising from actual and potential litigation and disputes. The Group has considered the impact of climate factors. Other than those relating to carbon emissions (refer to note 8 for further details) on its operations, no other climate related provision has been recognised in the current financial year.

The timing of the utilisation of these provisions is uncertain, except where the associated costs are contractual, in which case the provision is utilised over the time period specified in the contract.

21. Capital and reserves

Share capital

	Number of shares
	2024 millions	2023 millions	2024 £m	2023 £m
Ordinary equity shares of 10 pence each:
Issued, allotted, called up and fully paid	1,379	1,377	138	138

During the year ended 30 April 2024, 1,803,581 of ordinary shares were issued as a result of exercises of employee share options (2022/23: 1,527,919; 2021/22: 2,694,364).

The net movements in share capital and share premium are disclosed in the consolidated statement of changes in equity. The holders of ordinary shares are entitled to receive dividends as declared from time to time and are entitled to one vote per share at meetings of the Company.

Translation reserve

The translation reserve comprises all foreign exchange differences arising from the translation of the financial statements of foreign operations and the translation of liabilities that hedge the Company’s net investment in a foreign subsidiary.

Hedging reserve

The hedging reserve comprises the effective portion of the cumulative net change in the fair value of cash flow hedging instruments related to hedged transactions that have not yet occurred.

Share premium

The share premium account represents the difference between the issue price and the nominal value of shares issued.

Own shares

The reserve for the Company’s own shares comprises the cost of the Company’s shares held by the Group. The Group operates a General Employee Benefit Trust, which acquires shares in the Company that can be used to

21. Capital and reserves continued

Own shares continued

satisfy the requirements of the Performance Share Plans. At 30 April 2024, the Trust held 2.8m shares (30 April 2023: 4.2m shares). The market value of the shares at 30 April 2024 was £9.7m (30 April 2023: £13.0m). Dividends receivable on the shares owned by the Trust have been waived.

Retained earnings

Retained earnings includes a merger relief reserve related to the shares issued in consideration to the sellers of EcoPack/EcoPaper in 2017/18. The balance of this reserve is £32m (30 April 2023: £32m; 30 April 2022: £32m).

22. Employee benefits

	Total		UK		Overseas
	2024	2023	2024	2023	2024	2023
Balance sheet	£m	£m	£m	£m	£m	£m
Present value of post-retirement obligations	(840)	(893)	(717)	(772)	(123)	(121)

Government issued nominal bonds	128	120	128	120	—	—
Government issued index-linked bonds	468	403	468	403	—	—
Equities/multi-strategy	27	65	12	52	15	13
Debt instruments	368	230	344	205	24	25
Derivatives	(1)	233	(1)	233	—	—
Real estate	1	1	—	—	1	1
Cash and cash equivalents	22	9	21	9	1	—
Other	157	72	139	54	18	18
Debt (repurchase agreements) used to fund liability driven investments	(350)	(285)	(350)	(285)	—	—

	820	848	761	791	59	57

Net post-retirement plan (deficit)/surplus	(20)	(45)	44	19	(64)	(64)
Other employee benefit liabilities	(12)	(10)	—	—	(12)	(10)

Total employee benefit (deficit)/surplus	(32)	(55)	44	19	(76)	(74)
Related deferred tax asset/ (liability)	7	14	(11)	(5)	18	19

Net employee benefit (deficit)/surplus	(25)	(41)	33	14	(58)	(55)

Movements in the liability for employee benefit plans’ obligations recognised in the consolidated statement of financial position

	2024	2023
	£m	£m
Schemes’ liabilities at beginning of the year	(903)	(1,199)
Divestments	—	—
Interest cost	(41)	(34)
Service cost recognised in the consolidated income statement	(5)	(6)
Member contributions	—	(1)
Pension payments	53	53
Unfunded benefits paid	8	8
Actuarial gains – financial assumptions	16	270
Actuarial (losses) / gains – experience	13	(17)
Actuarial gains/ (losses) – demographic	3	29
Currency translation	4	(6)

Schemes’ liabilities at end of the year	(852)	(903)

22. Employee benefits continued

Movements in the fair value of employee benefit plans’ assets recognised in the consolidated statement of financial position

	2024	2023
	£m	£m
Schemes’ assets at beginning of the year	848	1,113
Employer contributions	21	23
Interest income	40	33
Actuarial losses	(34)	(271)
Pension payments	(53)	(53)
Currency translation	(2)	3

Schemes’ assets at end of the year	820	848

Durations and expected payment profile

The following table provides information on the distribution of the timing of expected benefit payments for the Group Scheme:

	Within 5 years	6 to 10 years	11 to 20 years	21 to 30 years	31 to 40 years	41 to 50 years	Over 50 years
	£m	£m	£m	£m	£m	£m	£m
At 30 April 2024
Projected benefit payments	278	305	578	421	230	73	11

The weighted average duration for the Group Scheme is 12 years.

The Group made agreed contributions of £21m to fund the UK Group Scheme in 2023/24 (2022/23: £20m, 2021/22: £20m). The Group’s current best estimate of contributions expected to be made to the Group Scheme in the year ending 30 April 2025 will be approximately £21m. A charge over four UK Packaging properties has been made as security for the unfunded arrangement in the UK, the liability for which totals £5m.

Significant actuarial assumptions

Principal actuarial assumptions for the UK Group Scheme are as follows:

	2024	2023
Discount rate for scheme liabilities	5.4%	5.0%
Inflation	3.3%	3.2%
Pre-retirement pension increases	2.9%	2.8%
Future pension increases for pre 30 April 2005 service	2.9%	2.8%
Future pension increases for post 30 April 2005 service	2.1%	2.1%

For overseas arrangements, the weighted average actuarial assumptions are at an average discount rate of 1.8% (30 April 2023: 2.9%) and an inflation rate of 2.0% (30 April 2023: 2.7%).

During 2021, the UK Statistics Authority’s publication on the future of the RPI assumption base had the effect of lowering the RPI assumption by 1% per annum in the short term and the post-2030 assumption is that the RPI/CPI gap falls to zero. Assumptions regarding future mortality experience are set based on actuarial advice and in accordance with the relevant standard mortality tables in each country. For the Group Scheme at 30 April 2024 and 30 April 2023, the mortality base table used is SAPS 3 (year of birth), with CMI 2023

22. Employee benefits continued

Significant actuarial assumptions continued

projections with a 1.25% per annum long-term rate of improvement used for future longevity improvement. As part of the UK Group Scheme actuarial valuation exercise the projected life expectancies were as follows:

	2024		2023
	Male	Female	Male	Female
Life expectancy at age 65
Member currently aged 65	20.7	23.1	20.9	23.3
Member currently aged 45	21.7	24.4	21.9	24.7

Sensitivity analysis

The sensitivity of the liabilities in the UK Group Scheme to each significant actuarial assumption is summarised in the following table, showing the impact on the defined benefit obligation if each assumption is altered by the amount specified in isolation, whilst assuming that all other variables remain the same. In practice, this approach is not necessarily realistic since some assumptions are related. This sensitivity analysis applies to the defined benefit obligation only and not to the net defined benefit pension liability, the measurement of which depends on a number of factors including the fair value of plan assets.

Increase in pension liability
£m
0.5% decrease in discount rate	(45)
0.5% increase in inflation	(32)
0.5% pre-retirement pension increases	(10)
0.5% CPI 5% on pre 30 April 2005 service	(24)
0.5% CPI 2.5% on post 30 April 2005 service	(5)
1 year increase in life expectancy	(24)

Expense recognised in the consolidated income statement

	Total
	2024	2023	2022
	£m	£m	£m
Post-retirement benefits current service cost	(5)	(6)	(5)

Total service cost	(5)	(6)	(5)

Net interest cost on net pension liability	(1)	(1)	(2)
Pension Protection Fund levy	—	—	(1)

Employment benefit net finance expense	(1)	(1)	(3)

Total expense recognised in the consolidated income statement	(6)	(7)	(8)

Items recognised in other comprehensive income
Remeasurement of defined benefit obligation	32	282	125
Return on plan assets excluding amounts included in employment benefit net finance expense	(34)	(271)	(57)

Total (loss)/gains recognised in other comprehensive income	(2)	11	68

23. Share-based payment expense

The Group’s share-based payment arrangements are as follows:

(i)

A Performance Share Plan (PSP). Awards under the PSP normally become exercisable after three years subject to remaining in service and the satisfaction of performance conditions measured over the three financial years commencing with the year of grant. Awards have been made under the PSP annually since 2008, originally based on the following performance measures, in the proportions shown below:

i.

the Company’s total shareholder return (TSR) compared to the constituents of the Industrial Goods and Services Supersector within the FTSE 250. TSR is the increase (or decrease) in the value of a notional investment in a share in the Company and each of the companies in the Industrial Goods and Services Supersector within the FTSE 350 Index over the three-year PSP performance period, taking account of share price movement and the value of dividends (which are deemed to be re-invested) over that period. This is a measure that takes into account the experience of shareholders over the applicable period.

ii.

average adjusted earnings per share (EPS). Adjusted EPS is the portion of the Group’s adjusted after tax profit allocated to each outstanding share. Adjusted EPS is an indicator of the underlying performance of the Group.; and

iii.

average adjusted return on average capital employed (ROACE). ROACE is defined as earnings before interest, tax, amortisation and adjusting items as a percentage of average capital employed, including goodwill. This is a measure of the efficiency and profitability of the assets and investments.

Awards made in 2016 are subject to three performance measures:

i.	33.3% of each award based on a TSR component;

ii.	33.3% of each award based on average adjusted EPS; and

iii.	33.3% of each award based on average adjusted ROACE.

Awards made from 2017 are subject to either two performance measures or to three performance measures:

(a)	Two performance measures:

i.	50% of each award based on average adjusted EPS; and

ii.	50% of each award based on average adjusted ROACE.

(b)	Three performance measures:

i.	33.3% of each award based on a TSR component;

ii.	33.3% of each award based on average adjusted EPS; and

iii.	33.3% of each award based on average adjusted ROACE.

Awards made from 2020 are subject to either two performance measures or to three performance measure:

(a)	Two performance measures:

i.	50% of each award based on adjusted EPS; and

ii.	50% of each award based on adjusted ROACE.

(b)	Three performance measures:

i.	33.3% of each award based on a TSR component;

ii.	33.3% of each award based on adjusted EPS; and

iii.	33.3% of each award based on adjusted ROACE.

The awards granted in 2016, 2017, and 2020 have vested but have not yet been fully exercised. The maximum term of the options granted under the above scheme is the 10th anniversary of the grant date.

23. Share-based payment expense continued

(ii)

A Deferred Share Bonus Plan (DSBP) is operated for Executive Directors and, from 2012/13, for senior executives. Shares awarded under the Plan will vest automatically if the Director or senior executive is still employed by the Company three years after the grant of the award. The maximum term of the options granted under the above scheme is the 10th anniversary of the grant date.

(iii)

An international Sharesave Plan was introduced in January 2014 with further invitations being made in subsequent years. All employees of the Company and participating subsidiaries were eligible to participate in this Plan or an HMRC approved UK Sharesave Plan. Options are granted to participants who have contracted to save up to a maximum of £250 (or local currency equivalent) across all open invitations per month over a period of three years, at a discount of up to 20% to the average closing mid-market price of a DS Smith Plc ordinary share on the three dealing days prior to invitation. Options cannot normally be exercised until a minimum of three years has elapsed. In common with most plans of this type there are no performance conditions applicable to options granted under this Plan. The provisions of this Plan are subject to minor country specific variances. In France, the option price is discounted by up to 20% of the 20-day average up to the day before grant date. A standard US Stock Purchase Plan, was introduced in January 2014 with further invitations in subsequent years. US employees of the Group are eligible to participate in this Plan. Options are granted to participants who have contracted to save up to the local currency equivalent of £250 per month over a period of two years at a discount of up to 15% to the higher of the mid-market average price on the day before invitation and the mid-market average on the day before grant of a DS Smith Plc ordinary share. Options cannot normally be exercised until a minimum of two years has elapsed. The maximum term of the options granted under the above schemes is 6 months after the completion of the 3-year vesting period.

Options outstanding and exercisable under share arrangements at 30 April 2024 were:

	Options outstanding			Options exercisable
	Number of shares	Option price range (p)	Weighted average remaining contract life (years)	Weighted average exercise price (p)	Number exercisable	Weighted average exercise price (p)
Performance Share Plan	10,885,792	Nil	0.7	Nil	428,199	Nil
Deferred Share Bonus Plan	2,725,827	Nil	1.3	Nil	48,225	Nil
Sharesave Plan	9,270,969	235.0-412.0	2.0	267.7	1,104,273	324.7

Options outstanding and exercisable under share arrangements at 30 April 2023 were:

	Options outstanding			Options exercisable
	Number of shares	Option price range (p)	Weighted average remaining contract life (years)	Weighted average exercise price (p)	Number exercisable	Weighted average exercise price (p)
Performance Share Plan	10,154,122	Nil	1.3	Nil	73,319	Nil
Deferred Share Bonus Plan	2,131,958	Nil	1.6	Nil	308,360	Nil
Sharesave Plan	6,277,716	269.0-412.0	1.4	321.6	1,487	266.0

The effect on earnings per share of potentially dilutive shares issuable under share-based payment arrangements is shown in note 7.

23. Share-based payment expense continued

Movements in the number of share options outstanding and their related weighted average exercise prices are as follows:

	Performance Share Plan		Deferred Share Bonus Plan		Sharesave plan
2024	Weighted average exercise price (p)	Options (‘000s)	Weighted average exercise price (p)	Options (‘000s)	Weighted average exercise price (p)	Options (‘000s)
At 1 May 2023	Nil	10,154	Nil	2,132	321.6	6,278
Granted	Nil	4,687	Nil	1,022	235.0	5,733
Exercised	Nil	(2,214)	Nil	(259)	324.9	(1,804)
Lapsed	Nil	(1,741)	Nil	(169)	318.2	(936)

At 30 April 2024	Nil	10,886	Nil	2,726	267.7	9,271

Exercisable at 30 April 2024	Nil	428	Nil	48	324.7	1,104

	Performance Share Plan		Deferred Share Bonus plan		Sharesave plan
2023	Weighted average exercise price (p)	Options (‘000s)	Weighted average exercise price (p)	Options (‘000s)	Weighted average exercise price (p)	Options (‘000s)
At 1 May 2022	Nil	8,965	Nil	1,346	308.8	12,965
Granted	Nil	4,235	Nil	1,219	Nil	Nil
Exercised	Nil	(4)	Nil	(319)	285.0	(4,214)
Lapsed	Nil	(3,042)	Nil	(114)	316.8	(2,473)

At 30 April 2023	Nil	10,154	Nil	2,132	321.6	6,278

Exercisable at 30 April 2023	Nil	73	Nil	308	266.0	1

The average share price of the Company during the financial year was 307.0 pence (2022/23: 304.7 pence, 2021/22: 390.9. pence). The fair value of awards granted in the period relates to the PSP and DSBP schemes.

The fair value of the PSP award granted during the year, determined using the stochastic (Monte Carlo) valuation model, was £l2m. The significant inputs into the model were: a share price of 317.49p for the PSP at the grant date; the exercise prices shown above; an expected volatility of the share price of 31.80%; the scheme life disclosed above; a risk-free interest rate of 5.20% and an expected dividend yield of 5.78%. The volatility of share price returns is calculated over the period of time commensurate with the remainder of the performance period immediately prior to the date of grant.

The total credit for the year relating to share-based payments recognised as personnel expenses was £2m (2022/23: charge of £15m; 2021/22: charge of £10m).

24. Capital commitments and contingencies

At 30 April 2024, the Group had committed to incur capital expenditure of £329m (30 April 2023: £298m) relating primarily to the new paper machine in Lucca. The commitments at 30 April 2023 related to the greenfield sites in Italy and Poland.

Except in relation to the matter disclosed in note 20, the Group is not subject to material litigation, but has a number of contingent liabilities that arise in the ordinary course of business on behalf of trading subsidiaries including, inter alia, intellectual property disputes and regulatory enquiries in areas such as health and safety, environmental, and anti-trust. No losses are anticipated to arise on these contingent liabilities.

25. Acquisitions and divestments

2023/24

On 29 March 2024, the Group completed the acquisition of Bosis doo, a Serbia-based packaging company, for £17m, net of cash and cash equivalents.

In April 2024, the Group sold its previously fully written-down Ukrainian associate, RKTK, for £10m. £5m was received by 30 April 2024 and a further £5m will be received in the next financial year. This resulted in a £10m gain on divestment in the year ended 30 April 2024.

2022/23

The crystallisation of the put option for the final 10% stake in Interstate Resources occurred during the financial year. Additional costs as a result of the business meeting performance obligations were recognised together with the costs of hedging the dollar payment of the liability, the latter of which will continue until the payment is made.

2021/22

In total, during the year ended 30 April 2022, cash consideration for acquisition of subsidiary businesses, net of cash and cash equivalents, was £23m. This included £19m for the remainder of the consideration for the purchase of the first additional 10% stake in Interstate Resources on 26 June 2020 after the exercise of a portion of the put option held by the sellers. Remaining acquisitions are not material to the Group individually or in aggregate.

On 12 October 2021 the Group sold the De Hoop paper mill in the Netherlands. Cash consideration, net of cash and cash equivalents and transaction costs, was £35m and net assets divested were £28m, resulting in a net gain of £7m.

Plastics division

On 27 February 2020, the sale of the Group’s Plastics division to Olympus Partners and its affiliate Liqui-Box Holdings was completed.

Plastics principally comprised flexible packaging and dispensing solutions, extruded and injection moulded products and foam products.

The Plastics segment has been classified as a discontinued operation as disclosed in note 1(a)(ii). The consolidated income statement presents the Plastics segment as a discontinued operation with a single line amount of profit from discontinued operation, net of tax.

Consolidated income statement – discontinued operations

Settlement of certain costs and obligations arising from the disposal of the Plastics division resulted in a gain in profit from discontinued operations of £11 million in the year ended 30 April 2023.

Basic earnings per share from discontinued operations

	2024	2023	2022
Profit from discontinued operations attributable to ordinary shareholders	—	£11m	—
Weighted average number of ordinary shares	1,374m	1,376m	1,374m
Basic earnings per share	—	0.8p	—

25. Acquisitions and divestments continued

Diluted earnings per share from discontinued operations

	2024	2023	2022
Profit from discontinued operations attributable to ordinary shareholders	—	£11m	—
Weighted average number of ordinary shares	1,374m	1,376m	1,374m
Potentially dilutive shares issuable under share-based payment arrangement	7m	10m	8m
Weighted average number of ordinary shares (diluted)	1,381m	1,386m	1,382m
Diluted earnings per share	—	0.8p	—

The number of shares excludes the weighted average number of the Company’s own shares held as treasury shares during the year of 3m (2022/23: 2m, 2021/22: 1m).

Cash flows used in discontinued operations

	Year ended 30 April 2024	Year ended 30 April 2023	Year ended 30 April 2022
	£m	£m	£m
Net cash used in investing activities	—	—	—
Net cash flows for the year	—	—	—

c) Other acquisitions and divestments

The Group incurred £3m (2022/23: £nil, 2021/22: £nil) of acquisition costs in the year ended 30 April 2024 relating to the recommended all-share offer from International Paper and a further £6m (2022/23: £nil, 2021/22 : £1m) of other related costs.

26. Related parties

Identity of related parties

In the normal course of business, the Group undertakes a wide variety of transactions between its subsidiaries and equity accounted investments.

The key management personnel of the Company comprise the Chair, Executive Directors and Non-Executive Directors. The compensation of key management personnel for the year ended 30 April 2024 was £2.9m (2022/23: £6.7m; 2021/22: £4.6m). Certain key management personnel also participate in the Group’s share-based incentive programme (note 23). Included within the share-based payment expense, and detailed in the Remuneration Committee report, is a charge of £nil (2022/23: £3m charge, 2021/22: £1m) relating to key management personnel.

Transactions with pension trustees are disclosed in note 22.

Other related party transactions

	2024	2023	2022
	£m	£m	£m
Sales to equity accounted investees	14	18	21
Purchases from equity accounted investees	22	24	25

27. Subsequent events

In November 2018, the Group signed a £1.4 billion five-year committed syndicated revolving credit facility with its core banks. The second extension option was exercised in November 2020. A further extension was agreed in June 2024, such that the new facility of £1.25 billion matures in May 2027.

On 19 June 2024, the Group signed a 5 year €200m loan facility with Bayerische LB, Commerzbank, IKB Deutsche Industriebank Ag and Unicredit Bank.

Annex I

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF SUCH JURISDICTION

THIS ANNOUNCEMENT CONTAINS INSIDE INFORMATION

FOR IMMEDIATE RELEASE

16 April 2024

RECOMMENDED ALL-SHARE COMBINATION

of

DS SMITH PLC

with

INTERNATIONAL PAPER COMPANY

Summary

•

The boards of International Paper Company (“International Paper”) and DS Smith Plc (“DS Smith”) are pleased to announce that they have reached agreement on the terms of a recommended all-share combination of International Paper with DS Smith.

•

The Combination will bring together complementary businesses to create a truly global sustainable packaging solutions leader, with industry leading positions in two of the most attractive geographies of Europe and North America. The Combined Company’s focus on sustainable packaging makes it well-placed to serve a broad set of customers across a wide range of attractive and growing end-markets.

•	The International Paper Board believes the Combination with DS Smith is strategically and financially attractive:

•	represents a compelling opportunity to accelerate the delivery of International Paper’s strategy;

•	expands DS Smith’s and International Paper’s combined positions in corrugated packaging solutions globally;

•	enhances International Paper’s profitable growth by strengthening its global packaging business; and

•	provides both sets of customers with an increased variety of choices and a superior portfolio of products across two continents.

The Combination

•	Under the terms of the Combination, DS Smith Shareholders will be entitled to receive:

for each DS Smith Share   0.1285 New International Paper Shares

•

The terms of the Combination value each DS Smith Share at 415 pence per share based on the closing International Paper share price of $40.85 and £/US$ exchange rate of 1.2645 on 25 March 2024, being the close of business on the last day prior to the announcement by DS Smith of a possible offer by International Paper (the “Offer Value”).

•

The Offer Value implies DS Smith’s entire issued and to be issued share capital is valued at approximately £5.8 billion on a fully diluted basis and DS Smith’s enterprise value at approximately £7.8 billion.

•

Upon completion of the Combination, DS Smith Shareholders will own approximately 33.7 per cent. and International Paper Shareholders will own approximately 66.3 per cent. of the Combined Company. In connection with the Combination, International Paper will also seek a secondary listing of its shares on the London Stock Exchange.

•	The Offer Value represents a premium of approximately:

•	47.7 per cent. to the Closing Price per DS Smith Share of 281 pence on 7 February 2024 (being the last Business Day prior to the date the Offer Period commenced);

•

42.2 per cent. to the volume weighted average Closing Price per DS Smith Share of 292 pence for the three months ended on 7 February 2024 (being the last Business Day prior to the date the Offer Period commenced); and

•

43.0 per cent. to the volume weighted average Closing Price per DS Smith Share of 290 pence for the six months ended on 7 February 2024 (being the last Business Day prior to the date the Offer Period commenced).

•	The International Paper Board and the DS Smith Board believe there is a compelling strategic and financial rationale for the Combination as it would be expected to:

•	create a truly global leader in sustainable packaging solutions, focused on the attractive and growing North American and European regions;

•	strengthen customer value proposition through enhanced offerings, innovation and geographic reach;

•	create the opportunity to optimise the mill network, supply chains and freight costs;

•	combine the expertise of two experienced and innovative management teams to accelerate innovative sustainable solutions and products for all customers; and

•	drive substantial and achievable synergies through global scale and optimisation.

•	The International Paper Board believes the Combination would be expected to:

•	deliver at least $514 million (£413 million) of pre-tax cash synergies on an annual run-rate basis by the end of the fourth year following the Effective Date;

•

increase International Paper’s margins and to be earnings per share (EPS) accretive in year one. Return on invested capital (ROIC) from the Combination is expected to exceed International Paper’s weighted average cost of capital (WACC) by the end of the third year following the Effective Date; and

•	result in a Combined Company with a strong balance sheet that is expected to maintain International Paper’s current credit rating.

Dividends

•

International Paper and DS Smith have agreed certain arrangements with regard to the payment of dividends and other distributions and returns of capital prior to the Effective Date which are in accordance with the existing dividend policies of both International Paper and DS Smith. Further details on dividend arrangements are more fully summarised in Section 13 (Dividends) of this Announcement.

Recommendations

•

The DS Smith Directors, who have been so advised by Goldman Sachs International, Citi and J.P. Morgan Cazenove as to the financial terms of the Combination, consider the terms of the Combination to be fair and reasonable. In providing their advice to the DS Smith Directors, each of Goldman Sachs International, Citi and J.P. Morgan Cazenove have taken into account the commercial assessments of the DS Smith Directors.

•

Accordingly, the DS Smith Directors intend to recommend unanimously that DS Smith Shareholders vote in favour of the Scheme at the Court Meeting and the resolutions relating to the Combination at the DS Smith General Meeting, as the DS Smith Directors have irrevocably undertaken to do in respect of their entire beneficial holdings of 885,191 DS Smith Shares, in aggregate, representing approximately 0.06 per cent. of the issued share capital of DS Smith as at 15 April 2024 (being the last practicable date prior to this Announcement).

•

The International Paper Directors have unanimously approved the Combination and intend to recommend that International Paper Shareholders vote in favour of the issuance of the New International Paper Shares in connection with the Combination. BofA Securities has acted as financial adviser to the International Paper Directors in relation to the Combination.

Combination details and timing

•

It is intended that the Combination will be implemented by way of a Court-sanctioned scheme of arrangement under Part 26 of the Companies Act (or, if International Paper so elects, an Offer). The Combination is conditional on, among other things: (i) the approval of DS Smith Shareholders at the Court Meeting and the passing of the resolutions by DS Smith Shareholders at the DS Smith General Meeting; (ii) the sanction of the Scheme by the Court; (iii) the receipt of merger control and regulatory clearances, including from the European Commission and US authorities and the receipt of foreign direct investment clearances from UK and Italian authorities; (iv) the issuance of the New International Paper Shares in connection with the Combination being duly approved by the affirmative vote of the majority of the votes cast at the International Paper Shareholder Meeting; (v) confirmation having been received by International Paper that the New International Paper Shares have been approved for listing, subject to official notice of issuance, on the New York Stock Exchange; and (vi) acknowledgement having been received by International Paper that the application for Admission has been approved and the International Paper Shares will be admitted to trading on the Main Market for listed securities of the London Stock Exchange.

•

The Combination is expected to become Effective in the fourth quarter of 2024, subject to the satisfaction (or, where applicable, waiver) of the Conditions set out in Appendix I to this Announcement. An expected timetable of principal events will be included in the Scheme Document.

•

Further details of the Combination will be contained in the Scheme Document which is intended to be published along with notices of the Court Meeting and General Meeting and the Forms of Proxy in the third quarter of 2024 and at or around the same time as the mailing of the International Paper Proxy Statement. The extended period until publication of such documentation in relation to the Combination has been agreed with the Panel and is to allow DS Smith’s full year financial results for the year ending 30 April 2024 to be included in such documentation to be sent to DS Smith Shareholders and International Paper Shareholders. Subject to certain restrictions relating to persons resident in Restricted Jurisdictions, the Scheme Document will also be made available on International Paper’s website at www.internationalpaper.com and DS Smith’s website at www.dssmith.com.

•	Commenting on the Combination, Mark S. Sutton, Chairman and Chief Executive Officer of International Paper, said:

“Combining with DS Smith is a logical next step in International Paper’s strategy to drive profitable growth by strengthening our global packaging business. DS Smith is a leader in packaging solutions with an extensive reach across Europe, which complements International Paper’s capabilities and will accelerate growth through innovation and sustainability. We are confident this combination will drive significant value for our employees, customers, and shareholders.”

•	Also commenting, Andrew K. Silvernail, CEO-Elect of International Paper, said:

“Bringing together the capabilities and expertise of both companies will create a winning position in renewable packaging across Europe, while also enhancing International Paper’s North American business.

I firmly believe this strategic combination offers a unique and highly compelling opportunity to create tremendous shareholder value. I am also committed to working with the teams to deliver the expected synergies, along with the ongoing profit improvement initiatives across the International Paper portfolio.”

•	Commenting on the Combination, Geoff Drabble, Chair of DS Smith, said:

“The Board believes the combination with International Paper represents attractive value and creates a strong investment proposition for DS Smith shareholders in the global sustainable packaging industry.

DS Smith is a high quality business with an excellent customer focus and exceptional people—this is recognised by this combination with International Paper and the strong interest in DS Smith.”

•	Commenting on the Combination, Miles Roberts, Group Chief Executive of DS Smith, said:

“The combination with International Paper is an attractive opportunity to create a truly international sustainable packaging solutions leader that is well positioned in attractive and growing markets across Europe and North America. It combines two focused and complementary businesses.

DS Smith has grown significantly through a dedication to customers, focus on innovation, quality of packaging and high levels of service. In a dynamic sustainable packaging landscape, the combination will enhance our global proposition to customers, create opportunities for colleagues and drive value for shareholders who can remain fully invested in such an exciting business.

I am proud of all that DS Smith has achieved to date and am sure that the business will continue to flourish as part of a combined group with International Paper due to the capability and continued commitment of our colleagues.”

This summary should be read in conjunction with, and is subject to, the full text of this Announcement (including its Appendices).

The Combination is subject to the Conditions and further terms that are set out in Appendix I, and to the full terms and conditions which will be set out in the Scheme Document. Appendix II contains the bases and sources of certain information used in this Announcement. Appendix III contains details of the irrevocable undertakings received in relation to the Combination that are referred to in this Announcement. Appendix IV contains details and bases of belief of the anticipated quantified financial benefits of the Combination. Appendix V contains definitions of terms used in this Announcement.

For the purposes of Rule 28 of the Code, the Quantified Financial Benefits Statement contained in this Announcement is the responsibility of International Paper and the International Paper Directors. Each of Deloitte and BofA Securities has confirmed to International Paper that their respective reports produced in connection with the Quantified Financial Benefits Statement continue to apply.

International Paper investor and media calls

Investor Webcast

International Paper will host a webcast today at 1:00 p.m. GMT/8:00 a.m. ET/7:00 a.m. CT. All interested parties are invited to listen to the webcast via International Paper’s website at http://www.internationalpaper.com by clicking on the Investors tab and going to the Events & Presentations page. An investor presentation will also be filed and available on the investor relations page. A replay of the webcast will be on the website beginning approximately two hours after the call. Parties who wish to participate in the webcast via teleconference may dial (844) 291-6360 and outside the U.S. +1 (234) 720-6993, and ask to be connected to the International Paper Investor Call. The conference ID number is 7865078. An audio-only replay will be available for four weeks following the call. To access the replay, dial (866) 207-1041 or +1 402-970-0847 and when prompted for the conference ID, enter 9511554.

Enquiries:

International Paper	+1 901 419 1731
Mark Nellessen
Jessica Seidner

BofA Securities (Sole financial adviser to International Paper)	+44 20 7628 1000
Luca Ferrari
Geoff Iles
Antonia Rowan
Tom Brown

FGS Global (PR adviser to International Paper)	+1 212 687 8080
Robin Weinberg
Kelsey Markovich Hayley Cook Kate Gorgi

James Murgatroyd Gordon Simpson Edward Treadwell	+44 20 7251 3801

DS Smith Plc	+44 (0) 20 7756 1800
Hugo Fisher, Group Investor Relations Director
Anjali Kotak, Investor Relations Director

Goldman Sachs International (Financial adviser to DS Smith)	+44 (0) 20 7774 1000
Anthony Gutman
Nick Harper
Warren Stables

Citi (Financial adviser and corporate broker to DS Smith)	+44 (0) 20 7986 4000
Andrew Seaton
Alex de Souza
Christopher Wren

J.P. Morgan Cazenove (Financial adviser and corporate broker to DS Smith)	+44 (0) 20 7742 4000
Charlie Jacobs
Richard Walsh
Jonty Edwards

Brunswick Group (PR adviser to DS Smith)	+44 (0) 20 7404 5959
Simon Sporborg
Dan Roberts

Skadden, Arps, Slate, Meagher & Flom LLP is acting as legal adviser to International Paper in connection with the Combination. Sidley Austin LLP is acting as US antitrust legal adviser to International Paper in connection with the Combination. Slaughter and May is acting as legal adviser to DS Smith in connection with the Combination. Sullivan & Cromwell LLP is acting as US legal adviser to DS Smith in connection with the Combination.

Disclaimers

Merrill Lynch International (“BofA Securities”), which is authorised by the Prudential Regulation Authority (“PRA”) and regulated by the Financial Conduct Authority (“FCA”) and the PRA in the United Kingdom, is acting exclusively for International Paper and for no one else in connection with the matters referred to in this Announcement and will not be responsible to anyone other than International Paper for providing the protections afforded to its clients or for providing advice in relation to the matters referred to in this Announcement. Neither BofA Securities, nor any of its affiliates, owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of BofA Securities in connection with this Announcement, any statement contained herein or otherwise.

Goldman Sachs International, which is authorised by the PRA and regulated by the FCA and the PRA in the United Kingdom, is acting exclusively for DS Smith and no one else in connection with the matters referred to in this Announcement and will not be responsible to anyone other than DS Smith for providing the protections afforded to clients of Goldman Sachs International, or for providing advice in connection with the matters referred to in this Announcement.

Citigroup Global Markets Limited (“Citi”), which is authorised by the PRA and regulated in the UK by the FCA and the PRA, is acting exclusively for DS Smith and for no one else in connection with the matters described in this Announcement and will not be responsible to anyone other than DS Smith for providing the protections afforded to clients of Citi nor for providing advice in connection with the matters referred to in this Announcement. Neither Citi nor any of its affiliates, directors or employees owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, consequential, whether in contract, in tort, in delict, under statute or otherwise) to any person who is not a client of Citi in connection with this Announcement, any statement contained herein or otherwise.

J.P. Morgan Securities plc (which conducts its UK investment banking business as J.P. Morgan Cazenove) (“J.P. Morgan Cazenove”) which is authorised in the United Kingdom by the PRA and regulated in the United Kingdom by the PRA and the FCA, is acting as financial adviser exclusively for DS Smith and no one else in connection with the matters set out in this Announcement and will not regard any other person as its client in relation to the matters set out in this Announcement and will not be responsible to anyone other than DS Smith for providing the protections afforded to clients of J.P. Morgan Cazenove or its affiliates, nor for providing advice in relation to the matters set out in this Announcement or any other matter or arrangement referred to herein.

In accordance with the Code, normal United Kingdom market practice and Rule 14e-5(b) of the US Exchange Act, BofA Securities and its affiliates and J.P. Morgan Cazenove and its affiliates will continue to act as exempt principal trader in DS Smith securities on the London Stock Exchange. These purchases and activities by exempt principal traders which are required to be made public in the United Kingdom pursuant to the Code will be reported to a Regulatory Information Service and will be available on the London Stock Exchange website at www.londonstockexchange.com. This information will also be publicly disclosed in the US to the extent that such information is made public in the United Kingdom.

Further information

This Announcement is for information purposes only and is not intended to and does not constitute, or form any part of, an offer, invitation or the solicitation of an offer to purchase or subscribe, otherwise acquire, subscribe for, sell or otherwise dispose of any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Combination or otherwise.

The Combination will be subject to English law and to the applicable requirements of the Code, the Panel, the Listing Rules, the London Stock Exchange and the FCA.

The Combination will be made solely by the Scheme Document, which will contain the full terms and conditions of the Combination, including details of how to vote in respect of the Scheme. Any voting decision or response in relation to the Combination should be made solely on the basis of the Scheme Document. DS Smith Shareholders are advised to read the formal documentation in relation to the Combination carefully once it has been published. Each DS Smith Shareholder is urged to consult their independent professional adviser regarding the tax consequences of the Combination.

This Announcement does not constitute a prospectus or a prospectus equivalent document.

If you are in any doubt about the contents of this Announcement or the action you should take, you are recommended to seek your own independent financial advice immediately from your stockbroker, bank manager, solicitor, accountant or from an independent financial adviser duly authorised under the Financial Services and Markets Act 2000 (as amended).

This Announcement has been prepared for the purpose of complying with English law and the Code and the information disclosed may not be the same as that which would have been disclosed if this Announcement had been prepared in accordance with the laws of jurisdictions outside England.

Overseas shareholders

The release, publication or distribution of this Announcement in jurisdictions other than the United Kingdom may be restricted by law and therefore any persons who are subject to the laws of any jurisdiction other than the United Kingdom (including Restricted Jurisdictions) should inform themselves about, and observe, any applicable legal or regulatory requirements. In particular, the ability of persons who are not resident in the United Kingdom or who are subject to the laws of another jurisdiction to vote their DS Smith Shares in respect of the Scheme at the Court Meeting, or to execute and deliver Forms of Proxy appointing another to vote at the Court Meeting on their behalf, may be affected by the laws of the relevant jurisdictions in which they are located or to which they are subject. Any failure to comply with applicable legal or regulatory requirements of any jurisdiction may constitute a violation of securities laws in that jurisdiction. To the fullest extent permitted by law, the companies and persons involved in the Combination disclaim any responsibility or liability for the violation of such restrictions by any person.

Copies of this Announcement and any formal documentation relating to the Combination are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in or into or from any Restricted Jurisdiction or any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction and persons receiving such documents (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send them in or into or from any Restricted Jurisdiction. Doing so may render invalid any related purported vote in respect of acceptance of the Combination.

If the Combination is implemented by way of an Offer (unless otherwise permitted by applicable law and regulation), the Offer may not be made, directly or indirectly, in or into or by use of the mails or any other means or instrumentality (including, without limitation, facsimile, e-mail or other electronic transmission, telex or telephone) of interstate or foreign commerce of, or any facility of a national, state or other securities exchange of any Restricted Jurisdiction and the Offer will not be capable of acceptance by any such use, means, instrumentality or facilities or from within any Restricted Jurisdiction.

Further details in relation to DS Smith Shareholders in overseas jurisdictions will be contained in the Scheme Document.

Additional information for US investors in DS Smith

The Combination relates to the shares of an English company and is being made by way of a scheme of arrangement provided for under Part 26 of the Companies Act. The Combination, implemented by way of a scheme of arrangement, is not subject to the tender offer rules or the proxy solicitation rules under the US Exchange Act. Accordingly, the Combination and the Scheme will be subject to the disclosure requirements and practices applicable to a scheme of arrangement involving a target company incorporated in the UK and listed on the London Stock Exchange, which differ from the disclosure requirements of US tender offer and proxy solicitation rules. If, in the future, International Paper exercises its right to implement the Combination by way of an Offer and determines to extend the Offer into the United States, the Combination will be made in compliance with applicable US laws and regulations.

The New International Paper Shares to be issued pursuant to the Combination have not been registered under the US Securities Act, and may not be offered or sold in the US absent registration or an applicable exemption from the registration requirements of the US Securities Act. The New International Paper Shares to be issued pursuant to the Combination will be issued pursuant to the exemption from registration provided by Section 3(a)(10) under the US Securities Act. If, in the future, International Paper exercises its right to implement the Combination by way of an Offer or otherwise in a manner that is not exempt from the registration requirements of the US Securities Act, it will file a registration statement with the SEC that will contain a prospectus with respect to the issuance of New International Paper Shares. In this event, DS Smith Shareholders are urged to read these documents and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information, and such documents will be available free of charge at the SEC’s website at www.sec.gov or by directing a request to International Paper’s contact for enquiries identified above.

Neither the SEC nor any US state securities commission has approved or disapproved of the New International Paper Shares to be issued in connection with the Combination, or determined if this Announcement is accurate or complete. Any representation to the contrary is a criminal offence in the United States.

This Announcement contains, and the Scheme Document will contain certain unaudited financial information relating to DS Smith that has been prepared in accordance with the accounting standards applicable in the UK and thus may not be comparable to financial information of US companies or companies whose financial statements are prepared in accordance with US generally accepted accounting principles. US generally accepted accounting principles differ in certain significant respects from accounting standards applicable in the UK.

It may be difficult for US DS Smith Shareholders to enforce their rights and any claim arising out of the US federal securities laws against DS Smith or its directors or officers, because DS Smith is incorporated under the laws of England and Wales, some or all of DS Smith’s assets are or may be located in non-US jurisdictions, and some or all of its officers and directors are residents of a non-US country. US DS Smith Shareholders may not be able to sue a non- US company or its officers or directors in a non-US court for violations of the US securities laws. Further, it may be difficult to compel a non-US company and its affiliates to subject themselves to a US court’s judgment.

US DS Smith Shareholders also should be aware that the Combination may have tax consequences for US federal income tax purposes and under applicable US state and local, as well as foreign and other, tax laws, and, that such consequences, if any, are not described herein. US DS Smith Shareholders are urged to consult with legal, tax and financial advisers in connection with making a decision regarding the Combination.

Forward Looking Statements

This Announcement contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act 1995 that are subject to risks and uncertainties. All statements other than statements of historical fact or relating to present facts or current conditions included in this Announcement are forward-looking statements, including any statements regarding guidance and statements of a general economic or industry-specific nature. Forward-looking statements give International Paper’s and DS Smith’s current expectations and projections with respect to the financial condition, results of operations and business of

International Paper, DS Smith and certain plans and objectives of International Paper, DS Smith and the Combined Company.

These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. These statements are based on assumptions and assessments made by International Paper and DS Smith in light of their experience and their perception of historical trends, current conditions, future developments and other factors they believe appropriate, and therefore are subject to risks and uncertainties which could cause actual results to differ materially from those expressed or implied by those forward-looking statements.

Forward-looking statements often use forward-looking or conditional words such as “anticipate”, “target”, “expect”, “forecast”, “estimate”, “intend”, “plan”, “goal”, “believe”, “hope”, “aim”, “will”, “continue”, “may”, “can”, “would”, “could” or “should” or other words of similar meaning or the negative thereof. Forward-looking statements include statements relating to the following: (i) the ability of International Paper and DS Smith to consummate the Combination in a timely manner or at all; (ii) the satisfaction (or waiver) of conditions to the consummation of the Combination; (iii) adverse effects on the market price of International Paper’s or DS Smith’s operating results including because of a failure to complete the Combination; (iv) the effect of the announcement or pendency of the Combination on International Paper’s or DS Smith’s business relationships, operating results and business generally; (v) future capital expenditures, expenses, revenues, economic performance, synergies, financial conditions, market growth, dividend policy, losses and future prospects; (vi) business and management strategies and the expansion and growth of the operations of the International Paper Group or the DS Smith Group; and (vii) the effects of government regulation on the business of the International Paper Group or the DS Smith Group. There are many factors which could cause actual results to differ materially from those expressed or implied in forward looking statements. Among such factors are changes in the global, political, economic, business, competitive, market and regulatory forces, future exchange and interest rates, changes in tax rates and future business combinations or disposals.

These forward-looking statements are not guarantees of future performance and are based on numerous assumptions regarding the present and future business strategies of such persons and the environment in which each will operate in the future. By their nature, these forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. The factors described in the context of such forward-looking statements in this Announcement may cause the actual results, performance or achievements of any such person, or industry results and developments, to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. No assurance can be given that such expectations will prove to have been correct and persons reading this Announcement are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this Announcement. All subsequent oral or written forward-looking statements attributable to International Paper or DS Smith or any persons acting on their behalf are expressly qualified in their entirety by the cautionary statement above. Neither of International Paper nor DS Smith undertakes any obligation to update publicly or revise forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent legally required.

International Paper’s Annual Report on Form 10-K for the fiscal year ended 31 December 2023 and filed with the SEC contains additional information regarding forward-looking statements and other risk factors with respect to International Paper.

Additional Information

This Announcement may be deemed to be solicitation material in respect of the Combination, including the issuance of the New International Paper Shares in respect of the Combination. In connection with the foregoing proposed issuance of the New International Paper Shares, International Paper expects to file the International Paper Proxy Statement. To the extent the Combination is effected as a scheme of arrangement under English law, the issuance of the New International Paper Shares in connection with the Combination would not be expected to require registration under the US Securities Act, pursuant to an exemption provided by Section 3(a)(10) under the US Securities Act. In the event that International Paper determines to conduct the Combination pursuant to an offer or otherwise in a manner that is not exempt from the registration requirements of the US Securities Act, International Paper expects to file a registration statement with the SEC containing a prospectus with respect to the New International Paper Shares that would be issued in the Combination. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE INTERNATIONAL PAPER PROXY STATEMENT, THE SCHEME DOCUMENT, AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC OR INCORPORATED BY REFERENCE IN THE INTERNATIONAL PAPER PROXY STATEMENT (IF ANY) CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT INTERNATIONAL PAPER, THE COMBINATION AND RELATED MATTERS. Investors and stockholders will be able to obtain free copies of the International Paper Proxy Statement, the Scheme Document, and other documents filed by International Paper with the SEC at the SEC’s website at

http://www.sec.gov. In addition, investors and stockholders will be able to obtain free copies of the International Paper Proxy Statement, the Scheme Document, and other documents filed by International Paper with the SEC at https://www.internationalpaper.com/investors.

Participants in the Solicitation

International Paper and its directors, officers and employees, including Christopher M. Connor, Ahmet C. Dorduncu, Ilene S. Gordon, Anders Gustafsson, Jacqueline C. Hinman, Clinton A. Lewis, Jr., Kathryn D. Sullivan, Anton V. Vincent and Ray G. Young, all of whom are members of the International Paper Board, as well as Mark S. Sutton, Chief Executive Officer and Chairman of the International Paper Board and Timothy S. Nicholls, Senior Vice President and Chief Financial Officer may be deemed participants in the solicitation of proxies from International Paper’s stockholders in respect of the Combination, including the proposed issuance of New International Paper Shares. Information regarding International Paper’s directors and executive officers is contained in: (i) the “Directors, Executive Officers and Corporate Governance,” “Executive Compensation” and “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” sections of the Annual Report on Form 10-K for the fiscal year ended 31 December 2023 of International Paper, which was filed with the SEC on 16 February 2024; and (ii) the “Item 1 – Election of 9 Directors,” “Compensation Discussion & Analysis (CD&A),” and “Security Ownership of Management” sections in the definitive proxy statement on Schedule 14A for the 2024 annual meeting of stockholders of International Paper, which was filed with the SEC on 2 April 2024. Additional information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the International Paper Proxy Statement relating to the Combination when it is filed with the SEC. These documents may be obtained free of charge from the SEC’s website at www.sec.gov and International Paper’s website at https://www.internationalpaper.com/investors.

No profit forecasts or estimates

No statement in this Announcement is intended as a profit forecast or estimate for any period and no statement in this Announcement should be interpreted to mean that earnings or earnings per ordinary share, for International Paper or DS Smith, respectively for the current or future financial years would necessarily match or exceed the historical published earnings or earnings per ordinary share for International Paper or DS Smith, respectively.

Quantified Financial Benefits Statement

Statements of estimated synergies relate to future actions and circumstances which, by their nature, involve risks, uncertainties and contingencies. As a result, the synergies referred to in the Quantified Financial Benefits Statement may not be achieved, may be achieved later or sooner than estimated, or those achieved could be materially different from those estimated. No statement in the Quantified Financial Benefits Statement, or this Announcement generally, should be construed as a profit forecast or interpreted to mean that the Combined Company’s earnings in the first full year following the Effective Date, or in any subsequent period, would necessarily match or be greater than or be less than those of International Paper or DS Smith for the relevant preceding financial period or any other period. For the purposes of Rule 28 of the Code, the Quantified Financial Benefits Statement contained in this Announcement is the responsibility of International Paper and the International Paper Directors.

Right to switch to an Offer

International Paper reserves the right to elect to implement the Combination by way of an Offer for the entire issued and to be issued share capital of DS Smith as an alternative to the Scheme (subject to the consent of the Panel and the terms of the Co-operation Agreement). In such an event, the Offer will be implemented on the same terms (subject to appropriate amendments, in accordance with the terms of the Co-operation Agreement), so far as applicable, as those which would apply to the Scheme and subject to the amendment referred to in Part C of Appendix I to this Announcement.

Publication on website

A copy of this Announcement and the documents required to be published pursuant to Rule 26.1 and Rule 26.2 of the Code will be made available (subject to certain restrictions relating to persons resident in Restricted Jurisdictions), free of charge, at www.internationalpaper.com and at www.dssmith.com and by no later than 12 noon on the Business Day following the date of this Announcement.

Neither the contents of these websites nor the content of any other website accessible from hyperlinks on such websites is incorporated into, or forms part of, this Announcement.

Hard copy documents

DS Smith Shareholders and persons with information rights may request a hard copy of this Announcement by contacting DS Smith’s registrar, Equiniti, by: (i) submitting a request in writing to Equiniti at Aspect House, Spencer Road, Lancing, West Sussex BN99 6DA, United Kingdom; or (ii) contacting Equiniti between 8:30 a.m. and 5:30 p.m. (UK time), Monday to Friday (excluding English and Welsh public holidays), on +44 (0) 333 207 6530 (calls from outside the UK will be charged at the applicable international rate and you should use the country code when calling from outside the UK) - calls may be recorded and monitored for training and security purposes. A person so entitled may also request that all future documents, announcements and information in relation to the Combination be sent to them in hard copy form.

Information relating to DS Smith Shareholders

Addresses, electronic addresses and certain other information provided by DS Smith Shareholders, persons with information rights and other relevant persons for the receipt of communications from DS Smith may be provided to International Paper during the Offer Period as required under Section 4 of Appendix 4 of the Code to comply with Rule 2.11(c) of the Code.

Rounding

Certain figures included in this Announcement have been subjected to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

Rule 2.9 disclosure

In accordance with Rule 2.9 of the Code, DS Smith confirms that, as at the close of business on 15 April 2024, being the last practicable date prior to this Announcement, it had in issue 1,378,589,050 ordinary shares of 10 pence each. The International Securities Identification Number (ISIN) for DS Smith Shares is GB0008220112.

In accordance with Rule 2.9 of the Code, International Paper confirms that, as at the close of business on 15 April 2024, being the last practicable date prior to this Announcement, it had in issue 448,916,502 shares of common stock which includes 101,593,422 held in treasury. The International Securities Identification Number (ISIN) for International Paper Shares is US4601461035.

Disclosure requirements of the Code

Under Rule 8.3(a) of the Code, any person who is interested in 1 per cent. or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the Offer Period and, if later, following the announcement in which any securities exchange offeror is first identified.

An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 p.m. (London time) on the 10th Business Day (as defined in the Code) following the commencement of the Offer Period and, if appropriate, by no later than 3.30 p.m. (London time) on the 10th Business Day (as defined in the Code) following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in 1 per cent. or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s), save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 p.m. (London time) on the Business Day (as defined in the Code) following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Panel’s website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the Offer Period commenced and when any offeror was first identified. If you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure, you should contact the Panel’s Market Surveillance Unit on +44(0)20 7638 0129.

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF SUCH JURISDICTION

THIS ANNOUNCEMENT CONTAINS INSIDE INFORMATION

FOR IMMEDIATE RELEASE

16 April 2024

RECOMMENDED ALL-SHARE COMBINATION

of

DS SMITH PLC

by

INTERNATIONAL PAPER COMPANY

(to be implemented by way of a scheme of arrangement under Part 26 of the Companies Act 2006)

1.	Introduction

The boards of International Paper and DS Smith are pleased to announce that they have reached agreement on the terms of a recommended acquisition by International Paper of the entire issued and to be issued share capital of DS Smith. It is intended that the Combination be implemented by way of a Court-sanctioned scheme of arrangement under Part 26 of the Companies Act.

2.	The Combination

Under the terms of the Combination, DS Smith Shareholders will be entitled to receive:

for each DS Smith Share    0.1285 New International Paper Shares

•

The terms of the Combination value each DS Smith Share at 415 pence per share based on the closing International Paper share price of $40.85 and £/US$ exchange rate of 1.2645 on 25 March 2024, being the close of business on the last day prior to the announcement by DS Smith of a possible offer by International Paper.

•	The Offer Value implies DS Smith’s issued and to be issued share capital is valued at approximately £5.8 billion on a fully diluted basis and DS Smith’s enterprise value at approximately £7.8 billion.

•	Upon completion of the Combination, DS Smith Shareholders will own approximately 33.7 per cent. and International Paper Shareholders will own approximately 66.3 per cent. of the Combined Company.

•	The Offer Value represents a premium of approximately:

•	47.7 per cent. to the Closing Price per DS Smith Share of 281 pence on 7 February 2024 (being the last Business Day prior to the date the Offer Period commenced);

•

42.2 per cent. to the volume weighted average Closing Price per DS Smith Share of 292 pence for the three months ended on 7 February 2024 (being the last Business Day prior to the date the Offer Period commenced); and

•

43.0 per cent. to the volume weighted average Closing Price per DS Smith Share of 290 pence for the six months ended on 7 February 2024 (being the last Business Day prior to the date the Offer Period commenced).

The DS Smith Shares will be acquired by International Paper (or its nominee) with full title guarantee, fully paid and free from all liens, equitable interests, charges, encumbrances, rights of pre-emption and any other third-party rights or interests whatsoever and together with all rights existing at the date of this Announcement or thereafter attaching thereto.

International Paper and DS Smith have agreed certain arrangements with regard to the payment of dividends and other distributions and returns of capital prior to the Effective Date which are in accordance with the existing dividend policies of both International Paper and DS Smith. DS Smith is permitted to declare interim and final dividends for the financial years ended on 30 April 2024 and 30 April 2025 in accordance with its dividend policy and subject to agreed caps of: (i) 12.0 pence per DS Smith Share for any final dividend in respect of the financial year ended on 30 April 2024; (ii) 6.2 pence per DS Smith Share for any interim dividend in respect of the financial year ended on 30 April 2025; and (iii) 12.3 pence per DS Smith Share for any final dividend in respect of the financial year ended on 30 April 2025. International Paper is permitted to declare quarterly dividends for the financial year ended on 31 December 2024 and for the first two quarters of the financial year ended on 31 December 2025 in accordance with its dividend policy and subject to an agreed cap of 46.25 cents per International Paper Share per quarter. Any other dividends, distributions or returns of capital made by International Paper or DS Smith may result in a reduction of the International Paper share consideration or an equalising dividend being paid by either International Paper or DS Smith (as applicable). Further details on dividend arrangements are more fully summarised in Section 13 (Dividends) of this Announcement.

3.	Background to and reasons for the Combination

International Paper is a leading producer of renewable fibre-based packaging and pulp products. Its vision is to be among the most successful, sustainable, and responsible companies in the world, benefitting from advantaged positions in attractive markets to deliver strong and consistent shareholder value.

A combination with DS Smith would be fully aligned with International Paper’s disciplined M&A strategy to accelerate long-term success and growth, by not only increasing its capabilities in Europe, but also giving International Paper exposure to the attractive boxes segment.

The International Paper Board believes the Combination with DS Smith is financially attractive and represents a compelling opportunity to accelerate the delivery of International Paper’s strategy. The International Paper Board also believes the Combination will enhance the company’s profitable growth by expanding its capabilities and reach across Europe and by providing customers with an increased variety of choices and a superior portfolio of products across two continents.

Specifically, the International Paper Board believes that the Combination will result in the following:

Creation of a truly global sustainable packaging solutions leader with enhanced scale and improved positions in attractive and growing markets

The Combination would bring together two complementary businesses to create a truly global sustainable packaging solutions leader, with industry leading positions in two of the most attractive geographies of Europe and North America. The Combined Company’s focus on sustainable packaging will make it well positioned to serve a broad set of customers across a wide range of attractive and growing end-markets.

The Combined Company would be an international corrugated packaging business (approximately 90 per cent. of the Combined Company’s sales) of scale capable of better serving both International Paper’s and DS Smith’s core customers. It will significantly improve the combined corrugated packaging business in Europe with greater customer offerings and present an opportunity to develop DS Smith’s strong legacy in sustainability with International Paper’s global customers.

The Combined Company would also benefit from complementary customer positions, within and across regions, and sharing of best practices, together with development of innovative value-add products. This would result in enhancing value creating solutions, including in attractive fast-moving consumer goods and e-commerce segments.

As a result of the Combination, International Paper will have an increasingly global, stronger, more diversified business, better able to manage the inherent demand volatility that faces the packaging industry.

Strong operational fit and complementary nature of operations should enable a successful integration and stronger operational and financial profile

The complementary nature of International Paper’s and DS Smith’s operations creates the opportunity to integrate the mill and box networks, balance the paper positions and optimise the supply chains of the respective companies in Europe and the US, leading to a Combined Company with more stable growth and earnings. Upon completion of the Combination, the management of the Combined Company would be positioned to drive a best-in-class integration, as both companies are highly complementary, and accelerate profitable growth.

The Combination would create a leading European business with pro-forma sales of ~$28.2bn, transforming International Paper’s European footprint. The complementary nature of operations and possibility to integrate DS Smith’s box and mills with International Paper’s mills network, as well as the possibility of enhancing offerings to its customers, would positively impact the Combined Company’s financial performance.

The Combination would also improve the efficiency of International Paper’s core operations in North America with the integration of DS Smith’s complementary US business.

The Combined Company would have improved capabilities and be better positioned to pursue its strategy to be a truly global sustainable packaging solutions leader.

Finally, the Combination would also combine the capabilities and expertise of two experienced and innovative management teams to further accelerate innovative sustainable solutions and advance the circular economy.

4.	Financial Benefits of the Combination

As previously announced on 4 April 2024, International Paper expects that the Combination would generate significant synergies and drive compelling value creation for DS Smith and International Paper shareholders. The delivery of the expected synergies will be supported by International Paper’s significant expertise in acquiring and integrating businesses. In addition, International Paper’s confidence in delivering a successful integration in Europe is underpinned by DS Smith’s own expertise in acquiring businesses and integrating them.

International Paper’s Directors, having reviewed and analysed the potential synergies of the Combination, as well as taking into account the factors they can influence, believe that the Combined Company can deliver at least $514 million (£413 million) of pre-tax cash synergies on an annual run-rate basis by the end of the fourth year following the Effective Date. These synergies are expected to be derived from the following key areas:

•	92 per cent., or $474 million (£381 million) of cost synergies across the following sources:

•	47 per cent., or $241 million (£194 million) from operational synergies across the combined network of mills, box plants and global supply chain, including:

•	Integration benefit of balancing containerboard supply positions (approximately 500k to 600k tons);

•	Freight optimisation benefits; and

•	Operational efficiencies across mill and box network from product and system optimisation, and sharing technology expertise.

•	23 per cent., or $117 million (£94 million) from overhead synergies by reducing duplicative corporate and business overhead expenses; and

•	23 per cent., or $116 million (£93 million) from operational procurement synergies from increased scale of the Combined Company.

•	5 per cent., or $26 million (£21 million) from capex procurement synergies, by leveraging increased scale of the Combined Company; and

•	3 per cent., or $14 million (£11 million) of revenue synergies.

These synergies are expected to arise as a direct result of the Combination and could not be achieved independently of the Combination.

International Paper anticipates that the total costs to achieve the synergies outlined above would be approximately $370 million (£297 million). International Paper expects that approximately 33 per cent. of the synergies outlined above would be achieved by the end of the first year following the Effective Date, with approximately 66 per cent. and 95 per cent. achieved by the end of the second and third years following the Effective Date, respectively.

Aside from the one-off costs referred to above, the International Paper Board does not expect any material dis-synergies to arise as a direct result of the Combination.

This statement constitutes a “Quantified Financial Benefits Statement” under Rule 28.1(a) of the Code. In International Paper’s update announcement dated 4 April 2024, reports were provided from International Paper’s reporting accountant, Deloitte, and its financial adviser, BofA Securities, in connection with the anticipated Quantified Financial Benefits Statement, as required pursuant to Rule 28.1(a) of the Code, alongside underlying information and bases of calculation for the anticipated quantified financial benefits of the Combination. References in this Announcement to the Quantified Financial Benefits Statement should be read in conjunction with the above-mentioned reports. Each of Deloitte and BofA Securities has confirmed to International Paper that their respective reports produced in connection with the Quantified Financial Benefits Statement continue to apply.

The International Paper Board believes these synergies would contribute to significant value creation for both DS Smith and International Paper shareholders. The Combination is expected to increase International Paper’s margins and to be earnings per share (EPS) accretive in year one. Return on invested capital (ROIC) from the Combination is expected to exceed International Paper’s weighted average cost of capital (WACC) by the end of the third year following the Effective Date.

These statements are not intended as a profit forecast or profit estimate for any period and no statement in this Announcement should be interpreted to mean that earnings or earnings per share for International Paper or DS Smith for the current or future financial years would necessarily match or exceed the historical published earnings or earnings per share for International Paper or DS Smith.

5.	Recommendations

The DS Smith Directors, who have been so advised by Goldman Sachs International, Citi and J.P. Morgan Cazenove as to the financial terms of the Combination, consider the terms of the Combination to be fair and reasonable. In providing its advice to the DS Smith Directors, each of Goldman Sachs International, Citi and J.P. Morgan Cazenove has taken into account the commercial assessments of the DS Smith Directors.

Accordingly, the DS Smith Directors intend to recommend unanimously that DS Smith Shareholders vote in favour of the Scheme at the Court Meeting and the resolutions relating to the Combination at the DS Smith General Meeting, as they have irrevocably committed to do in respect of their entire beneficial holdings of 885,191 DS Smith Shares, representing approximately 0.06 per cent. of DS Smith’s issued share capital as at 15 April 2024, being the last practicable date prior to this Announcement.

The International Paper Directors have unanimously approved the Combination and intend to recommend that International Paper Shareholders vote in favour of the issuance of the New International Paper Shares in connection with the Combination. BofA Securities has acted as financial adviser to the International Paper Directors in relation to the Combination.

6.	Background to and reasons for the recommendation

DS Smith’s current strategic position

DS Smith is a leading provider of sustainable fibre-based packaging solutions across Europe and North America, supported by its recycling and paper-making operations. With an established heritage in the box-making business of over 80 years, DS Smith has a strong reputation based on dedication to customers, focus on innovation, quality of packaging and consistent security of supply. DS Smith has grown rapidly in scale and capabilities through a clear strategy and targeted investment.

The growth and development of the business has included acquisitions and disposals, as well as organic investment to align its offering with its customers’ needs. Partnering with its predominantly fast-moving consumer goods (FMCG) customer base as a leading supplier of innovative sustainable packaging solutions has allowed DS Smith to deliver the scale, quality and innovation to drive the transition to a circular economy and to support customers’ efficiency needs and sustainability agendas. DS Smith now operates in 34 countries across Europe and North America, employing around 29,000 people and playing a central role in the value chain across many sectors, including FMCG, industrials and e-commerce, and serving many of the world’s biggest brands in these sectors and markets.

The DS Smith Board remains fully confident in the long-term growth drivers of the global corrugated packaging market and believes that DS Smith’s industry position, clear strategy, strong operational performance and financial position will continue to create significant value for shareholders.

Context for assessing the Combination

While the DS Smith Board did not solicit an offer for DS Smith, the DS Smith Board regularly considers all options for creating shareholder value in the context of a dynamic sustainable packaging landscape. In contemplating the merits of potential strategic combinations for shareholders, the DS Smith Board has considered a number of factors including:

•	exposure to structural growth and consolidation trends in sustainable packaging;

•	presence across key geographic markets in which customers operate, with the ability to deliver consistent, robust service, innovation and supply;

•	focus on serving global customers, in particular in FMCG, through service and innovation;

•	opportunity for significant value creation from synergies across cost efficiencies, capex savings and revenue benefits;

•	strong balance sheet and cash flow profile to provide financial resilience and flexibility to continue investment in growth through the cycle;

•	commitment to the circular economy and sustainability as a key strategic driver for the business; and

•	ability of the combined entity to deliver long-term shareholder value.

Basis for recommending the Combination to DS Smith Shareholders

DS Smith has recently received proposals from both International Paper and Mondi plc (“Mondi”) regarding a combination with DS Smith through possible all share offers by International Paper and Mondi respectively for DS Smith. A combination with either of International Paper or Mondi addresses a number of the factors set out above and would deliver a compelling strategic, industrial and financial rationale for a combination with DS Smith.

International Paper is now in the position to make a firm offer for DS Smith. In assessing the proposal received from International Paper, the DS Smith Board has given consideration to the proposed financial terms of the Combination and the anticipated strategic and financial benefits (including synergies) that are expected to be delivered. Amongst other factors, the DS Smith Board has focused on both the near term and longer term value that the Combination is expected to deliver to DS Smith Shareholders as well as the implications for all of DS Smith’s stakeholders.

The Combination with International Paper represents an attractive opportunity to create a truly international sustainable packaging solutions leader that is well positioned in attractive and growing markets across Europe and North America.

The DS Smith Board believes that the Combination is based on a compelling strategic, industrial and financial rationale which includes:

•	combining two focused fibre-based corrugated packaging solutions businesses with a clear, aligned strategic focus and vision;

•	strengthening DS Smith’s European business with the additional scale in paper and packaging of International Paper in the US and Europe bringing greater capacity to service customer needs;

•	enhancing the position of the combined International Paper and DS Smith business in North America;

•

creating the opportunity to drive best practice learnings across a wider network of assets, integrate the mill and box networks, and optimise the supply chains of the Combined Company in both Europe and North America;

•	unlocking meaningful cost synergies as well as capex savings and revenue opportunities for the Combined Company;

•	enhancing the global proposition to existing and prospective customers across Europe and North America, in particular in the FMCG sector, to provide innovative and value add packaging solutions; and

•	resulting in a Combined Company with a strong balance sheet, solid investment grade credit rating, and strong and attractive cash flow profile.

In considering the terms of the Combination and determining whether they reflected an appropriate valuation of DS Smith and its future prospects, the DS Smith Directors took into account a number of factors, including:

•

the terms of the Combination represent a value of 415 pence and a premium of 47.7 per cent. to DS Smith’s undisturbed share price of 281 pence on 7 February 2024 (being the day prior to the commencement of the Offer Period), based on International Paper’s share price of $40.85 at close of business on 25 March 2024;

•

that consideration in New International Paper Shares provides DS Smith Shareholders with the ability to remain fully invested in the Combined Company through DS Smith Shareholders owning approximately 33.7 per cent. of the Combined Company;

•

the opportunity for DS Smith Shareholders to participate in the anticipated value creation from the substantial expected synergies which are expected to be delivered through the Combination and accrue to shareholders of the Combined Company; and

•

that the secondary listing of International Paper Shares on the London Stock Exchange will help facilitate current DS Smith Shareholders to remain invested in the Combined Company alongside some potential benefits of a primary listing on the New York Stock Exchange upon completion of the Combination.

In considering the Combination, the DS Smith Directors have taken into account International Paper’s stated intentions for the business and its employees as set out in Section 3 (Background to and reasons for the Combination) and Section 11 (Management, employees, pensions, research and development, locations).

Following careful and thorough consideration of the financial terms of the Combination, the strategic rationale and anticipated financial benefits of the Combination, including the above factors, the DS Smith Directors intend to recommend unanimously that DS Smith Shareholders vote in favour of the Scheme at the Court Meeting and the resolutions to be proposed at the DS Smith General Meeting.

7.	Irrevocable undertakings

International Paper has received irrevocable undertakings to vote in favour of the Scheme at the Court Meeting and the resolutions relating to the Combination at the DS Smith General Meeting from the DS Smith Directors, in respect of their entire beneficial holdings, amounting to 885,191 DS Smith Shares, in aggregate, representing approximately 0.06 per cent. of the issued share capital of DS Smith as at 15 April 2024, being the last practicable date prior to this Announcement.

Further details of these irrevocable undertakings are set out in Appendix III.

8.	DS Smith current trading update

Overall performance for the 2023/24 financial year to date has been resilient, despite the challenging economic environment. As expected, revenue in the year to date has declined against the prior year, predominantly driven by lower volumes and a reduction in packaging and paper prices. Packaging prices have been more resilient than expected, reflecting strong customer relationships, ongoing innovation and continued focus on high service levels.

Like-for-like corrugated box volume performance has improved during the year with declines in the first half partly offset by positive volume growth in the second half. Resilient pricing, together with lower raw material costs and operational efficiencies, have partly offset declines in volumes and prices, with performance for the 12 months to 30 April 2024 expected to be in line with management expectations.

9.	Information on DS Smith

DS Smith is a leading provider of sustainable paper-based packaging worldwide which is supported by recycling and papermaking operations, which are primarily based in Europe. It plays a central role in the value chain across sectors including e-commerce, FMCG and industrials. Through its purpose of ‘Redefining Packaging for a Changing World’ and its Now and Next sustainability strategy, DS Smith is committed to leading the transition to the circular economy, while delivering more circular solutions for its customers and wider society – replacing problem plastics, taking carbon out of supply chains and providing innovative recycling solutions. Its bespoke box-to-box in 14 days model, design capabilities and innovation strategy sit at the heart of this response. DS Smith operates in 34 countries employing around 29,000 people and is a Strategic Partner of the Ellen MacArthur Foundation.

10.	Information on International Paper

International Paper is a global producer of renewable fibre-based packaging and pulp products and one of the world’s largest recyclers, with established operations and presence primarily in North America. Headquartered in

Memphis, Tennessee, International Paper employs approximately 40,000 employees globally, 33,000 of whom are in the United States. International Paper serves customers worldwide, with manufacturing operations in North America, Latin America, Europe and North Africa. Net sales for 2023 were $18.9 billion. International Paper is a New York corporation, incorporated in 1941 as the successor to the New York corporation of the same name organized in 1898. In the United States, as of 31 December 2023, International Paper operates 23 pulp and packaging mills, 162 converting and packaging plants, 16 recycling plants and three paper bag facilities. International Paper’s production facilities in Canada, Europe, North Africa and Latin America include four pulp and packaging mills, 37 converting and packaging plants, and two recycling plants. International Paper operates a packaging products distribution business principally through six branches in Asia.

11.	Management, employees, pensions, research and development, locations

International Paper’s intentions and strategic plans for DS Smith

As set out in Section 3 (Background to and reasons for the Combination) of this Announcement, the International Paper Board believes the Combination with DS Smith is financially attractive and represents a compelling opportunity to accelerate the delivery of International Paper’s strategy. The International Paper Board also believes the Combination will enhance the company’s profitable growth by expanding its capabilities and reach across Europe and by providing customers with an increased variety of choices and a superior portfolio of products across two continents.

International Paper intends to move quickly to combine International Paper’s and DS Smith’s existing businesses and, as soon as practicable following completion of the Combination, the Combined Company will initiate a detailed review of the operations, systems and functions of both businesses to assess how they can work most effectively and efficiently together.

This detailed review will provide the basis for an integration programme designed to minimise disruption to employees, customers, and suppliers whilst delivering the expected benefits of the Combination. In particular, it will inform the optimal design of the Combined Company’s target operating model (TOM), making the most of the expanded scale, footprint and capabilities the Combined Group will benefit from.

The initial focus of this review will be on potential cost savings through corporate and administration efficiencies, the potential impact of which on duplicative roles in corporate, head office and senior management positions across International Paper’s and DS Smith’s respective businesses is considered further below. The remaining aspects of the review will also focus on other potential back office savings.

During the period of this review, International Paper also intends to focus on its plan for the roll-out of measures expected to deliver growth and cost synergies, as further described in Section 3 (Background to and reasons for the Combination) of this Announcement. Whilst International Paper will seek to undertake as much of this planning work as it can prior to completion of the Combination, it will not be in a position to complete this work until after the Combination has completed.

Board and management team of the Combined Company

Upon completion of the Combination it is intended that International Paper’s Board will form the board of the Combined Company, and up to two DS Smith non-executive directors will be invited to join the board of directors of the Combined Company.

It is intended that International Paper’s incoming CEO, Andrew Silvernail, will become CEO of the Combined Company. It is further intended that the remainder of the International Paper leadership team will largely remain in place and, following an assessment of the needs of the Combined Company and the qualifications of DS Smith’s leadership team, certain of DS Smith’s current leadership team may also become part of the leadership team of the Combined Company.

It is also intended that DS Smith CEO Miles Roberts will join the Combined Company in a consultancy capacity for a period of up to two years. Further information on any such arrangements shall be set out in the Scheme Document.

Employees

International Paper believes that DS Smith employees will benefit from the increased opportunities offered by the Combined Company, as an industry leader in sustainable packaging solutions. These benefits are expected to include increased opportunities for training and development as well as further career path flexibility.

While no decisions have been taken, the synergy analysis carried out by International Paper to date has confirmed the potential to generate expected cost synergies for the Combined Company through corporate and administration efficiencies. Subject to a review of the requirements of the Combined Company after the Effective Date and any applicable employee information and consultation requirements, any administration efficiencies may involve headcount reduction in duplicative roles. Any such headcount reduction would be expected to focus on corporate, head office and senior management positions across its and DS Smith’s respective businesses. On a provisional basis, International Paper has identified approximately 400 roles across the Combined Company that appear to be duplicative (representing approximately 0.6 per cent. of the combined workforce). Any potential headcount reduction is subject to a review of the requirements of the Combined Company after the Effective Date and any required information and consultation with any impacted employees and/or their representatives in accordance with applicable law.

Aside from any potential headcount reduction resulting from the review described above, International Paper does not intend that the Combination will result in substantial additional job losses (including in frontline operational roles) or mill or plant closures.

Following completion of the Combination, the existing contractual and statutory employment rights of International Paper and DS Smith employees will be fully safeguarded and observed in accordance with applicable law. Other than as described above, International Paper does not intend to make any material change in the employment of, or in the conditions of employment of, DS Smith employees (except any changes made in accordance with applicable law).

Pension schemes

International Paper does not intend to make any changes, unless required to do so by applicable law, to the agreed employer contributions into DS Smith’s existing defined benefit and defined contribution pension schemes (including with regard to current arrangements for the funding of any scheme deficit in the defined benefit pension scheme), the level of benefits for existing members or the admission of new members to such pension schemes following the Effective Date. International Paper notes the DS Smith Group Pension Scheme was closed to accrual in 2011.

International Paper has entered into discussions with the trustee of the DS Smith Group Pension Scheme, who has confirmed that, based on the information International Paper has provided to it so far, and the representations made by International Paper to it to date, it has no reason to believe that the Combination would have a material adverse effect on the employer covenant or likelihood of benefits being received. International Paper has also agreed to maintain an open dialogue with the trustee in relation to any future changes which might affect the covenant supporting the DS Smith Group Pension Scheme.

Innovation, research and development and fixed assets

International Paper is committed to being at the forefront of development within the industry, driving the pace of innovation through employing the best talent and committing meaningful investments to create and expand on future opportunities.

International Paper does not intend to make any changes to DS Smith’s innovation and research and development functions, including DS Smith’s global Research & Development (R&D) and Innovation Centre, ‘R8’, which is located in Birmingham in the UK.

International Paper does not envisage any redeployment of DS Smith’s existing material fixed assets.

Headquarters and locations

As part of the Combination, International Paper envisages that DS Smith’s North American manufacturing locations and International Paper’s European manufacturing locations would continue their respective operations. Though it is intended that the Combined Company would be headquartered and domiciled in Memphis, Tennessee, USA, at International Paper’s existing headquarters, International Paper intends to maintain key elements of DS Smith’s headquarters functions and is proposing to establish a European headquarters in London, United Kingdom, at DS Smith’s existing headquarters (subject to any required information and consultation with any impacted employees and/or their representatives in accordance with applicable law).

Plans for Secondary Listing

As part of the Combination, any New International Paper Shares issued to DS Smith Shareholders will be authorised for primary listing on the New York Stock Exchange. Subject to official notice of issuance, International Paper intends to seek a secondary listing of its shares on the London Stock Exchange.

Other items

The DS Smith Shares are currently admitted to the premium listing segment of the Official List and to trading on the Main Market of the London Stock Exchange and, as set out in Section 16 (De-listing, cancellation of trading and re-registration) below, before the Effective Date, an application shall be made to the FCA and the London Stock Exchange to cancel such admissions to listing and trading, to take effect on the Business Day following the

Effective Date. DS Smith is also expected to be re-registered as a private company on or after the Effective Date.

No statements in this Section 11 (Management, employees, pensions, research and development, locations) constitute “post-offer undertakings” for the purposes of Rule 19.5 of the Code.

12.	DS Smith Share Schemes

Participants in the DS Smith Share Schemes will be contacted regarding the effect of the Combination on their rights under the DS Smith Share Schemes, and appropriate proposals will be made to such participants in accordance with Rule 15 of the Code. Further details of such proposals will be set out in the Scheme Document and in separate letters to be sent to the participants in the DS Smith Share Schemes in due course.

Arrangements between International Paper and DS Smith management

Miles Roberts

International Paper has proposed that, following the completion of the Combination, Miles Roberts, currently Group Chief Executive of DS Smith, acts as a consultant to the Combined Company to support the integration to ensure continuity and with a view to realising the benefits of the Combination for both sets of shareholders. There have been no discussions regarding the terms of any such consultancy arrangement. Further information on any such arrangements shall be set out in the Scheme Document.

Richard Pike

In order to promote the retention of Richard Pike, currently Group Financial Director of DS Smith, through to the completion of the Combination, International Paper has agreed that it shall make a cash retention payment to

Richard Pike of 100 per cent. of his base salary conditional on Richard Pike remaining employed with a member of the DS Smith Group or International Paper Group on, and not having resigned prior to, the Effective Date (the “CFO Retention Award”), as detailed in the Co-operation Agreement. The CFO Retention Award will be paid, conditional on completion of the Combination, within 30 days of the Effective Date or, if later, the day following the date on which DS Smith is delisted from the London Stock Exchange. The total value of the CFO Retention Award is £550,000.

As required by, and solely for the purposes of, Rule 16.2 of the Code, Goldman Sachs International has reviewed the terms of the CFO Retention Award together with other information deemed relevant and advised DS Smith that the CFO Retention Award is fair and reasonable. In providing its advice, Goldman Sachs International, has taken into account the commercial assessments of the DS Smith Directors. Goldman Sachs International is acting as the independent financial adviser to DS Smith for the purposes of Rule 3 of the Code.

13.	Dividends

International Paper and DS Smith have agreed that:

•	should the Effective Date be after the record date in respect of:

•

any final dividend by DS Smith in respect of the financial year ended on 30 April 2024 (any such dividend being a “DS Smith FY24 Final Dividend”), DS Smith Shareholders will be entitled to receive and retain the DS Smith FY24 Final Dividend;

•

any interim dividend by DS Smith in respect of the financial year ended on 30 April 2025 (any such dividend being a “DS Smith FY25 Interim Dividend”), DS Smith Shareholders will be entitled to receive and retain the DS Smith FY25 Interim Dividend; and

•

any final dividend by DS Smith in respect of the financial year ended on 30 April 2025 (any such dividend being a “DS Smith FY25 Final Dividend”), DS Smith Shareholders will be entitled to receive and retain the DS Smith FY25 Final Dividend, provided, in each case, that such dividend is in accordance with DS Smith’s dividend policy and does not exceed:

•	in respect of the DS Smith FY24 Final Dividend, an amount per DS Smith Share of not more than 12.0 pence;

•	in respect of the DS Smith FY25 Interim Dividend, an amount per DS Smith Share of not more than 6.2 pence; and

•	in respect of the DS Smith FY25 Final Dividend, an amount per DS Smith Share of not more than 12.3 pence,

(in each case, any such dividend, a “DS Smith Permitted Dividend”);

•	should the Effective Date be after the record date in respect of:

•

any second quarter dividend by International Paper in respect of the financial year ended on 31 December 2024 (any such dividend being an “International Paper FY24 Q2 Dividend”), International Paper Shareholders will be entitled to receive and retain the International Paper FY24 Q2 Dividend;

•

any third quarter dividend by International Paper in respect of the financial year ended on 31 December 2024 (any such dividend being an “International Paper FY24 Q3 Dividend”), International Paper Shareholders will be entitled to receive and retain the International Paper FY24 Q3 Dividend; and

•

any fourth quarter dividend by International Paper in respect of the financial year ended on 31 December 2024 (any such dividend being an “International Paper FY24 Q4 Dividend”), International Paper Shareholders will be entitled to receive and retain the International Paper FY24 Q4 Dividend;

•

any first quarter dividend by International Paper in respect of the financial year ended on 31 December 2025 (any such dividend being an “International Paper FY25 Q1 Dividend”), International Paper Shareholders will be entitled to receive and retain the International Paper FY25 Q1 Dividend;

•

any second quarter dividend by International Paper in respect of the financial year ended on 31 December 2025 (any such dividend being an “International Paper FY25 Q2 Dividend”), International Paper Shareholders will be entitled to receive and retain the International Paper FY25 Q2 Dividend; and

•

any third quarter dividend by International Paper in respect of the financial year ended on 31 December 2025 (any such dividend being an “International Paper FY25 Q3 Dividend”), International Paper Shareholders will be entitled to receive and retain the International Paper FY25 Q3 Dividend, provided, in each case, that such quarterly dividend is in accordance with International Paper’s dividend policy and does not exceed:

•	in respect of the International Paper FY24 Q2 Dividend an amount per International Paper Share not more than 46.25 cents;

•	in respect of the International Paper FY24 Q3 Dividend an amount per International Paper Share not more than 46.25 cents;

•	in respect of the International Paper FY24 Q4 Dividend an amount per International Paper Share not more than 46.25 cents;

•	in respect of the International Paper FY25 Q1 Dividend an amount per International Paper Share not more than 46.25 cents;

•	in respect of the International Paper FY25 Q2 Dividend an amount per International Paper Share not more than 46.25 cents; and

•	in respect of the International Paper FY25 Q3 Dividend an amount per International Paper Share not more than 46.25 cents,

(in each case, a “International Paper Permitted Dividend”);

•

if, on or after the date of this Announcement and prior to the Effective Date, DS Smith announces, declares, makes or pays any dividend and/or other distribution and/or other return of capital other than a DS Smith Permitted Dividend or a DS Smith Equalising Dividend (as defined below) (a “DS Smith Excluded Dividend”), International Paper shall be entitled to:

•

reduce the International Paper share consideration by an amount equivalent to all or any part of such excess (in the case of a DS Smith FY24 Final Dividend, a DS Smith FY25 Interim Dividend, a DS Smith FY25 Final Dividend or a DS Smith Equalising Dividend (as relevant)) or by the amount of all or part of any such other dividend, distribution or return of capital, in which case any reference in this Announcement or in the Scheme Document (or, in the event that the Combination is to be implemented by means of any Offer, the offer document) to the consideration will be deemed to be a reference to the consideration as so reduced; or

•

declare and pay an equalising dividend to International Paper Shareholders so as to reflect the value attributable to all or any part of such excess (in the case of a DS Smith FY24 Final Dividend, a DS Smith FY25 Interim Dividend, a DS Smith FY25 Final Dividend or a DS Smith Equalising Dividend (as relevant)) or by the amount of all or part of any such other dividend, distribution or return of capital, in each case at the Relevant Exchange Rate, without any consequential change to the consideration (an “International Paper Equalising Dividend”); and

•

if, on or after the date of this Announcement and prior to the Effective Date, International Paper announces, declares, makes or pays any dividend and/or other distribution and/or other return of capital in each case with regard to the International Paper Shares other than an International Paper Permitted Dividend or an

International Paper Equalising Dividend (an “International Paper Excluded Dividend”), DS Smith shall be entitled to declare and pay an equalising dividend to DS Smith Shareholders so as to reflect the value attributable to all or any part of such excess (in the case of an International Paper FY24 Q2 Dividend, an International Paper FY24 Q3 Dividend, an International Paper FY24 Q4 Dividend, International Paper FY25 Q1 Dividend, International Paper FY25 Q2 Dividend, International Paper FY25 Q3 Dividend or an International Paper Equalising Dividend (as relevant)) or by the amount of all or part of any such other dividend, distribution or return of capital, in each case at the Relevant Exchange Rate, without any consequential change to the consideration (a “DS Smith Equalising Dividend”).

14.	Combination-related arrangements

Confidentiality Agreement

International Paper and DS Smith entered into a confidentiality agreement on 27 February 2024 (the “Confidentiality Agreement”), pursuant to which they have each undertaken to keep confidential information relating to the other party and not to disclose it to third parties (with certain exceptions) unless required by law or regulation or permitted pursuant to limited carve-outs to the obligations of confidentiality. The Confidentiality Agreement also includes customary standstill and non-solicitation obligations applicable to both parties.

The confidentiality obligations will remain in force until the Combination becomes Effective or, in the event the Combination does not become Effective, until the date falling two years from the date of the Confidentiality Agreement.

Clean Team Agreement

On 27 March 2024, DS Smith and International Paper entered into a clean team agreement (the “Clean Team Agreement”), which sets out, among other things, how confidential information that is competitively sensitive can be disclosed, used or shared between DS Smith’s clean team individuals and/or external advisers retained by DS Smith and International Paper’s clean team individuals and/or external advisers retained by International Paper.

Joint Defense Agreement

On 27 March 2024, DS Smith, International Paper, Slaughter and May, Skadden, Arps, Slate, Meagher & Flom LLP, Sidley Austin LLP and Sullivan & Cromwell LLP entered into a joint defense agreement (the “Joint Defense Agreement”), the purpose of which is to ensure that the exchange and/or disclosure of certain materials between the parties, in particular in relation to the antitrust and regulatory workstreams, does not diminish in any way the confidentiality of such materials and does not result in a waiver of any privilege, right or immunity that might otherwise be available.

Co-operation Agreement

International Paper and DS Smith have entered into a Co-operation Agreement dated 16 April 2024 pursuant to which:

•

International Paper has agreed to take all actions as may be necessary or advisable to satisfy, or procure the satisfaction of, all regulatory clearances and authorisations as soon as reasonably practicable following the date of this Announcement and in any event in sufficient time to enable the Effective Date to occur by the Long Stop Date, provided that International Paper shall not be required to offer or accept any regulatory remedy that requires the disposal of any of its mills, plants or other assets located in the United States;

•

International Paper shall be responsible for determining the strategy for obtaining such regulatory clearances and authorisations after prior consultation with DS Smith and after having taken into account DS Smith’s views;

•	International Paper and DS Smith have agreed to certain customary undertakings to co-operate in relation to such regulatory clearances and authorisations; and

•

International Paper has agreed to provide DS Smith promptly with certain information as may be reasonably requested and is required for the Scheme Document, and DS Smith has agreed to provide International Paper promptly with certain information as may be reasonably requested and is required for the International Paper Proxy Statement and the International Paper prospectus in connection with Admission.

The Co-operation Agreement records the intention of International Paper and DS Smith to implement the Combination by way of the Scheme, subject to International Paper’s right to switch to an Offer in certain circumstances. International Paper and DS Smith have agreed to certain customary provisions if the Scheme should switch to an Offer.

The Co-operation Agreement also contains provisions that shall apply in respect of International Paper Shareholders’ and DS Smith Shareholders’ dividend entitlements and directors’ and officers’ insurance, as well as the DS Smith Share Schemes, other incentive arrangements and other employee-related matters (further details of which will be provided in the Scheme Document).

The Co-operation Agreement provides that International Paper will pay a break fee to DS Smith in the following amounts and circumstances (subject to certain exceptions and exclusions):

•	$220,527,460, if International Paper’s Board no longer recommends the Combination or if International Paper fails to hold its stockholders’ meeting prior to the Long Stop Date;

•	$147,018,306, if International Paper invokes any regulatory condition or any regulatory conditions have not been satisfied or waived by International Paper by the Long Stop Date; or

•	$73,509,153, if International Paper’s stockholders do not approve the resolutions required to implement the Combination at its stockholders’ meeting.

The Co-operation Agreement shall be terminated with immediate effect:

•	if International Paper and DS Smith so agree in writing;

•	upon service of notice by International Paper to DS Smith if the DS Smith Directors change their recommendation in respect of the Combination;

•

upon service of written notice by either International Paper or DS Smith to the other if: (i) a competing offer becomes effective or is declared or becomes unconditional; (ii) the Combination is withdrawn, terminates or lapses in accordance with its terms; (iii) prior to the Long Stop Date, International Paper invokes a Condition (in circumstances where invocation of the relevant Condition is permitted by the Panel); (iv) the Scheme is not approved at the Court Meeting, the resolutions to be proposed at the DS Smith General Meeting are not passed or the Court refuses to sanction the Scheme; (v) such resolution or resolutions as are necessary to approve, effect and implement the Combination, including to authorise the creation, allotment and issue of the New International Paper Shares, are not passed at the International Paper Shareholder Meeting; or (vi) unless otherwise agreed by International Paper and DS Smith in writing or required by the Panel, the Effective Date has not occurred by the Long Stop Date; or

•

upon service of notice by DS Smith to International Paper if: (i) International Paper makes an announcement prior to publication of the International Paper Proxy Statement that it will not convene the International Paper Shareholder Meeting or it intends not to file the International Paper Proxy Statement with the SEC or transmit it to International Paper Shareholders; (ii) the International Paper Proxy Statement does not include the International Paper Directors’ recommendation; or (iii) the International Paper Directors change their recommendation in respect of the Combination.

15.	Structure of the Combination

Scheme

It is intended that the Combination will be implemented by way of a Court-sanctioned scheme of arrangement between DS Smith and the DS Smith Shareholders under Part 26 of the Companies Act (although International Paper reserves the right to implement the Combination by means of an Offer, subject to the consent of the Panel).

The purpose of the Scheme is to provide for International Paper to become the ultimate owner of the entire issued and to be issued share capital of DS Smith. Pursuant to the Scheme, the DS Smith Shares will be transferred to International Paper in consideration for which the DS Smith Shareholders who are on DS Smith’s register of members at the Scheme Record Time will receive the New International Paper Shares on the basis set out in Section 2 (The Combination) of this Announcement.

Approval by Court Meeting and General Meeting

To become Effective, the Scheme requires, among other things:

(a)

satisfaction (or, where applicable, waiver) of the Conditions including the receipt of merger control and regulatory clearances, including from the European Commission and US authorities and the receipt of foreign direct investment clearance from UK and Italian authorities;

(b)

approval by a majority in number of the DS Smith Shareholders who are present and vote, either in person or by proxy, at the Court Meeting (and at any separate class meeting which may be required by the Court) and who represent not less than 75 per cent. in value of the DS Smith Shares (or the relevant class or classes thereof) voted by those DS Smith Shareholders;

(c)	approval of the requisite majority(ies) of the votes cast, either in person or by proxy, of the resolutions required to approve and implement the Scheme at the DS Smith General Meeting; and

(d)	sanction of the Scheme by the Court and, following such sanction, the delivery of a copy of the Court Order to the Registrar of Companies.

Application to Court to sanction the Scheme

Once the approvals of the DS Smith Shareholders have been obtained at the Court Meeting and the DS Smith General Meeting, and the other Conditions have been satisfied or (where applicable) waived, the Scheme must be sanctioned by the Court at the Court Hearing.

The Scheme will become effective in accordance with its terms on delivery of a copy of the Court Order to the Registrar of Companies. Upon the Scheme becoming Effective, it will be binding on all DS Smith Shareholders, irrespective of whether or not they attended or voted at the Court Meeting or DS Smith General Meeting, or whether they voted in favour of or against the Scheme.

Full details of the Scheme to be set out in the Scheme Document

The Scheme Document will contain further information about the Combination and the notices of the Court Meeting and DS Smith General Meeting, together with the associated Forms of Proxy. Further details of the Scheme will be set out in the Scheme Document, including the expected timetable and the action to be taken by DS Smith Shareholders.

The Scheme will be governed by English law. The Scheme will be subject to the applicable requirements of the Code, the Panel, the London Stock Exchange, the FCA and the Listing Rules.

It is expected that the Scheme Document will be published and sent to DS Smith Shareholders and, for information only, to participants in the DS Smith Share Schemes as soon as practicable and at or around the same time as the mailing of the International Paper Proxy Statement.

At this stage, subject to the approval and availability of the Court (which is subject to change), and subject to the satisfaction (or, where applicable, waiver) of the Conditions, International Paper expects the Combination will become Effective in the fourth quarter of 2024.

Subject to certain restrictions relating to persons resident in Restricted Jurisdictions, the Scheme Document will also be made available on International Paper’s website at www.internationalpaper.com and DS Smith’s website at www.dssmith.com.

Conditions to the Combination

The Combination will be subject to the Conditions and further terms set out in full in Appendix I to this Announcement and to be set out in the Scheme Document.

Amongst others, the Conditions include:

•

the receipt of merger control and regulatory clearances, including from the European Commission and US authorities and the receipt of foreign direct investment clearances from UK and Italian authorities;

•

the issuance of the New International Paper Shares in connection with the Combination being duly approved by the affirmative vote of the majority of the votes cast at the International Paper Shareholder Meeting;

•

confirmation having been received by International Paper that the New International Paper Shares have been approved for listing, subject to official notice of issuance, on the New York Stock Exchange; and

•

acknowledgement having been received by International Paper that the application for Admission has been approved and the International Paper Shares will be admitted to trading on the Main Market for listed securities of the London Stock Exchange.

The Conditions set out in paragraphs 1 and 2 of Appendix I to this Announcement provide that the Scheme will lapse, and the Combination shall not proceed (unless the Panel otherwise consents) if:

(a)	the Scheme does not become Effective by 11.59 p.m. on the Long Stop Date;

(b)

the Court Meeting is not held on or before the 22nd day after the expected date of the Court Meeting to be set out in the Scheme Document in due course (or such later date as may be agreed between International Paper and DS Smith and the Court may allow);

(c)

the DS Smith General Meeting is not held on or before the 22nd day after the expected date of the DS Smith General Meeting to be set out in the Scheme Document in due course (or such later date as may be agreed between International Paper and DS Smith and the Court may allow); or

(d)

the Scheme is not sanctioned on or before the 22nd day after the expected date of the Court Hearing to be set out in the Scheme Document in due course (or such later date as may be agreed between International Paper and DS Smith and the Court may allow) and a copy of the Court Order is not delivered to the Registrar of Companies, and such deadlines are not waived by International Paper or otherwise extended by agreement between International Paper, DS Smith, the Panel and the Court.

Right to switch to an Offer

International Paper reserves the right to elect to implement the Combination by way of an Offer for the entire issued and to be issued share capital of DS Smith as an alternative to the Scheme (subject to the consent of the Panel and the terms of the Co-operation Agreement). In such an event, the Offer will be implemented on the same terms (subject to appropriate amendments, in accordance with the terms of the Co-operation Agreement), so far as applicable, as those which would apply to the Scheme and subject to the amendment referred to in Part C of Appendix I to this Announcement.

16.	De-listing, cancellation of trading and re-registration

Prior to the Scheme becoming Effective, a request will be made by DS Smith to the London Stock Exchange to cancel the admission to trading in DS Smith Shares on its Main Market for listed securities to take effect on, or shortly after, the Effective Date and the FCA will be requested to cancel the listing of the DS Smith Shares from the Official List on, or shortly after, the Effective Date.

On the Effective Date, share certificates in respect of DS Smith Shares will cease to be valid (and should be destroyed) and entitlements to DS Smith Shares held within the CREST system will be cancelled.

As soon as practicable after the Effective Date and after the cancellation of the admission to trading in DS Smith Shares on the London Stock Exchange’s Main Market for listed securities and the cancellation of the listing of the DS Smith Shares on the Official List, it is intended that DS Smith will be re-registered as a private limited company under the relevant provisions of the Companies Act.

In addition, the New International Paper Shares will be authorised for primary listing on the New York Stock Exchange subject to official notice of issuance and International Paper will seek a secondary listing of the International Paper Shares on the London Stock Exchange (on the equity shares (international commercial companies secondary listing) category of the Official List or, if the reforms to the Listing Rules contemplated by the Draft UK Listing Rules Instrument 2024 published by the FCA in February 2024 have not come into force on or before the Effective Date, the standard segment of the Official List).

17.	Disclosure of interests in DS Smith

As at the close of business on 15 April 2024 (being the last practicable date prior to this Announcement), save for: (i) the disclosures in this Section 17; and (ii) the Irrevocable Undertakings referred to in Section 7, none of International Paper or any of its directors or, so far as International Paper is aware, any person acting, or deemed to be acting, in concert with International Paper had:

•	any interest in, or right to subscribe for, relevant securities of DS Smith;

•

any short position in (whether conditional or absolute and whether in the money or otherwise), including any short position under a derivative, any agreement to sell or any delivery obligation or right to require another person to purchase or take delivery of, relevant securities of DS Smith;

•	procured an irrevocable commitment or letter of intent to accept the terms of the Combination in respect of relevant securities of DS Smith; or

•	borrowed or lent any DS Smith Shares.

Furthermore, no dealing arrangement (of the kind referred to in Note 11 of the definition of “acting in concert” in the Code) exists between International Paper or DS Smith or any person acting in concert with International Paper or DS Smith in relation to DS Smith Shares.

18.	Fractional entitlements

Fractions of New International Paper Shares will not be allotted to DS Smith Shareholders. Instead, all fractional shares which a holder of DS Smith Shares would otherwise be entitled to receive will be aggregated and calculations will be rounded down, and such holder shall receive, in lieu of such fractional entitlements, cash in an amount (rounded down to the nearest penny) equal to such fractional amount multiplied by the last reported sale price of International Paper Shares on the New York Stock Exchange (as reported in Bloomberg or, if not reported therein, in another authoritative source selected by International Paper) on the last Business Day prior to the Effective Date.

19.	Rule 2.9 disclosures

In accordance with Rule 2.9 of the Code, DS Smith confirms that, as at the close of business on 15 April 2024, being the last Business Day before this Announcement, it had 1,378,589,050 ordinary shares of 10 pence each in issue admitted to trading on the Main Market of the London Stock Exchange. The International Securities Identification Number (ISIN) for DS Smith Shares is GB0008220112.

In accordance with Rule 2.9 of the Code, International Paper confirms that, as at the close of business on 15 April 2024, being the last Business Day before this Announcement, it had in issue and listed on the New York Stock Exchange 448,916,502 shares of common stock, which includes 101,593,422 held in treasury. The International Securities Identification Number (ISIN) for International Paper Shares is US4601461035.

20.	General

The Combination will be subject to the Conditions and other terms set out in Appendix I and to be set out in the Scheme Document.

BofA Securities, Goldman Sachs International, Citi and J.P. Morgan Cazenove have each given and not withdrawn their consent to the publication of this Announcement with the inclusion of their names in the form and context in which they appear.

21.	Documents available on a website

Subject to certain restrictions relating to persons in Restricted Jurisdictions, copies of the following documents will, by no later than 12 noon on the Business Day following the date of this Announcement, be made available on International Paper’s website at www.internationalpaper.com and DS Smith’s website at www.dssmith.com (as applicable) until the end of the Offer Period:

(a)	this Announcement;

(b)	the Confidentiality Agreement;

(c)	the Co-operation Agreement;

(d)	the Irrevocable Undertakings;

(e)	the Clean Team Agreement;

(f)	the Joint Defense Agreement;

(g)	consent letters from each of BofA Securities, Goldman Sachs International, Citi, J.P. Morgan Cazenove; and

(h)

a letter from Deloitte confirming that its report in connection with the Quantified Financial Benefits Statement (as referred to in Appendix IV) continues to apply, as required by Rule 27.2(d) of the Code.

Neither the contents of International Paper’s website or the contents of DS Smith’s website, nor the content of any other website accessible from hyperlinks on either such website, is incorporated into or forms part of, this Announcement.

Enquiries:

International Paper	+1 901 419 1731
Mark Nellessen
Jessica Seidner

BofA Securities (Sole financial adviser to International Paper)	+44 20 7628 1000
Luca Ferrari
Geoff Iles

Antonia Rowan
Tom Brown

FGS Global (PR adviser to International Paper)	+1 212 687 8080
Robin Weinberg
Kelsey Markovich
Hayley Cook
James Murgatroyd	+44 20 7251 3801
Gordon Simpson
Edward Treadwell

DS Smith Plc	+44 (0) 20 7756 1800
Hugo Fisher, Group Investor Relations Director
Anjali Kotak, Investor Relations Director

Goldman Sachs International (Financial adviser to DS Smith)	+44 (0) 20 7774 1000
Anthony Gutman
Nick Harper
Warren Stables

Citi (Financial adviser and corporate broker to DS Smith)	+44 (0) 20 7986 4000
Andrew Seaton
Alex de Souza
Christopher Wren

J.P. Morgan Cazenove (Financial adviser and corporate broker to DS Smith)	+44 (0) 20 7742 4000
Charlie Jacobs
Richard Walsh
Jonty Edwards

Brunswick Group (PR adviser to DS Smith)	+44 (0) 20 7404 5959
Simon Sporborg
Dan Roberts

Skadden, Arps, Slate, Meagher & Flom LLP is acting as legal adviser to International Paper in connection with the Combination. Sidley Austin LLP is acting as US antitrust legal adviser to International Paper in connection with the Combination. Slaughter and May is acting as legal adviser to DS Smith in connection with the Combination. Sullivan & Cromwell LLP is acting as US legal adviser to DS Smith in connection with the Combination.

Disclaimers

BofA Securities, which is authorised by the PRA and regulated by the FCA and the PRA in the United Kingdom, is acting exclusively for International Paper and for no one else in connection with the matters referred to in this Announcement and will not be responsible to anyone other than International Paper for providing the protections afforded to its clients or for providing advice in relation to the matters referred to in this Announcement. Neither BofA Securities, nor any of its affiliates, owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of BofA Securities in connection with this Announcement, any statement contained herein or otherwise.

Goldman Sachs International, which is authorised by the PRA and regulated by the FCA and the Prudential Regulation Authority in the United Kingdom, is acting exclusively for DS Smith and no one else in connection with the matters referred to in this Announcement and will not be responsible to anyone other than DS Smith for providing the protections afforded to clients of Goldman Sachs International, or for providing advice in connection with the matters referred to in this Announcement.

Citi, which is authorised by the PRA and regulated in the UK by the FCA and the PRA, is acting exclusively for DS Smith and for no one else in connection with the matters described in this Announcement and will not be responsible to anyone other than DS Smith for providing the protections afforded to clients of Citi nor for providing advice in connection with the matters referred to in this Announcement. Neither Citi nor any of its affiliates, directors or employees owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, consequential, whether in contract, in tort, in delict, under statute or otherwise) to any person who is not a client of Citi in connection with this Announcement, any statement contained herein or otherwise.

J.P. Morgan Cazenove, which is authorised in the United Kingdom by the PRA and regulated in the United Kingdom by the PRA and the FCA, is acting as financial adviser exclusively for DS Smith and no one else in connection with the matters set out in this Announcement and will not regard any other person as its client in relation to the matters set out in this Announcement and will not be responsible to anyone other than DS Smith for providing the protections afforded to clients of J.P. Morgan Cazenove or its affiliates, nor for providing advice in relation to the matters set out in this Announcement or any other matter or arrangement referred to herein.

In accordance with the Code, normal United Kingdom market practice and Rule 14e-5(b) of the US Exchange Act, BofA Securities and its affiliates and J.P. Morgan Cazenove and its affiliates will continue to act as exempt principal trader in DS Smith securities on the London Stock Exchange. These purchases and activities by exempt principal traders which are required to be made public in the United Kingdom pursuant to the Code will be reported to a Regulatory Information Service and will be available on the London Stock Exchange website at www.londonstockexchange.com. This information will also be publicly disclosed in the United States to the extent that such information is made public in the United Kingdom.

Further information

This Announcement is for information purposes only and is not intended to and does not constitute, or form any part of, an offer, invitation or the solicitation of an offer to purchase or subscribe, otherwise acquire, subscribe for, sell or otherwise dispose of any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Combination or otherwise.

The Combination will be subject to English law and to the applicable requirements of the Code, the Panel, the Listing Rules, the London Stock Exchange and the FCA.

The Combination will be made solely by the Scheme Document, which will contain the full terms and conditions of the Combination, including details of how to vote in respect of the Scheme. Any voting decision or response in relation to the Combination should be made solely on the basis of the Scheme Document. DS Smith Shareholders are advised to read the formal documentation in relation to the Combination carefully once it has been published. Each DS Smith Shareholder is urged to consult their independent professional adviser regarding the tax consequences of the Combination.

This Announcement does not constitute a prospectus or a prospectus equivalent document.

If you are in any doubt about the contents of this Announcement or the action you should take, you are recommended to seek your own independent financial advice immediately from your stockbroker, bank manager, solicitor, accountant or from an independent financial adviser duly authorised under the Financial Services and Markets Act 2000 (as amended).

This Announcement has been prepared for the purpose of complying with English law and the Code and the information disclosed may not be the same as that which would have been disclosed if this Announcement had been prepared in accordance with the laws of jurisdictions outside England.

Overseas shareholders

The release, publication or distribution of this Announcement in jurisdictions other than the United Kingdom may be restricted by law and therefore any persons who are subject to the laws of any jurisdiction other than the United Kingdom (including Restricted Jurisdictions) should inform themselves about, and observe, any applicable legal or regulatory requirements. In particular, the ability of persons who are not resident in the United Kingdom or who are subject to the laws of another jurisdiction to vote their DS Smith Shares in respect of the Scheme at the Court Meeting, or to execute and deliver Forms of Proxy appointing another to vote at the Court Meeting on their behalf, may be affected by the laws of the relevant jurisdictions in which they are located or to which they are subject. Any failure to comply with applicable legal or regulatory requirements of any jurisdiction may constitute a violation of securities laws in that jurisdiction. To the fullest extent permitted by law, the companies and persons involved in the Combination disclaim any responsibility or liability for the violation of such restrictions by any person.

Copies of this Announcement and any formal documentation relating to the Combination are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in or into or from any Restricted Jurisdiction or any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction and persons receiving such documents (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send them in or into or from any Restricted Jurisdiction. Doing so may render invalid any related purported vote in respect of acceptance of the Combination.

If the Combination is implemented by way of an Offer (unless otherwise permitted by applicable law and regulation), the Offer may not be made, directly or indirectly, in or into or by use of the mails or any other means or instrumentality (including, without limitation, facsimile, e-mail or other electronic transmission, telex or telephone) of interstate or foreign commerce of, or any facility of a national, state or other securities exchange of any Restricted Jurisdiction and the Offer will not be capable of acceptance by any such use, means, instrumentality or facilities or from within any Restricted Jurisdiction.

Further details in relation to DS Smith Shareholders in overseas jurisdictions will be contained in the Scheme Document.

Additional information for US investors in DS Smith

The Combination relates to the shares of an English company and is being made by way of a scheme of arrangement provided for under Part 26 of the Companies Act. The Combination, implemented by way of a scheme of arrangement, is not subject to the tender offer rules or the proxy solicitation rules under the US Exchange Act. Accordingly, the Combination and the Scheme will be subject to the disclosure requirements and practices applicable to a scheme of arrangement involving a target company incorporated in the UK and listed on the London Stock Exchange, which differ from the disclosure requirements of US tender offer and proxy solicitation rules. If, in the future, International Paper exercises its right to implement the Combination by way of an Offer and determines to extend the Offer into the United States, the Combination will be made in compliance with applicable US laws and regulations.

The New International Paper Shares to be issued pursuant to the Combination have not been registered under the US Securities Act and may not be offered or sold in the US absent registration or an applicable exemption from the registration requirements of the US Securities Act. The New International Paper Shares to be issued pursuant to the Combination will be issued pursuant to the exemption from registration provided by Section 3(a)(10) under the US Securities Act. If, in the future, International Paper exercises its right to implement the Combination by way of an Offer or otherwise in a manner that is not exempt from the registration requirements of the US Securities Act, it will file a registration statement with the SEC that will contain a prospectus with respect to the issuance of New International Paper Shares. In this event, DS Smith Shareholders are urged to read these documents and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information, and such documents will be available free of charge at the SEC’s website at www.sec.gov or by directing a request to International Paper’s contact for enquiries identified above.

Neither the SEC nor any US state securities commission has approved or disapproved of the New International Paper Shares to be issued in connection with the Combination, or determined if this Announcement is accurate or complete. Any representation to the contrary is a criminal offence in the United States.

This Announcement contains, and the Scheme Document will contain certain unaudited financial information relating to DS Smith that has been prepared in accordance with the accounting standards applicable in the UK and thus may not be comparable to financial information of US companies or companies whose financial statements are prepared in accordance with US generally accepted accounting principles. US generally accepted accounting principles differ in certain significant respects from accounting standards applicable in the UK.

It may be difficult for US DS Smith Shareholders to enforce their rights and any claim arising out of the US federal securities laws against DS Smith or its directors or officers, because DS Smith is incorporated under the laws of England and Wales, some or all of DS Smith’s assets are or may be located in non-US jurisdictions, and some or all of its officers and directors are residents of a non-US country. US DS Smith Shareholders may not be able to sue a non-US company or its officers or directors in a non-US court for violations of the US securities laws. Further, it may be difficult to compel a non-US company and its affiliates to subject themselves to a US court’s judgment.

US DS Smith Shareholders also should be aware that the Combination may have tax consequences for US federal income tax purposes and under applicable US state and local, as well as foreign and other, tax laws, and, that such consequences, if any, are not described herein, US DS Smith Shareholders are urged to consult with legal, tax and financial advisers in connection with making a decision regarding the Combination.

Forward Looking Statements

This Announcement contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act 1995 that are subject to risks and uncertainties. All statements other than statements of historical fact or relating to present facts or current conditions included in this Announcement are forward-looking statements, including any statements regarding guidance and statements of a general economic or industry-specific nature. Forward-looking statements give International Paper’s and DS Smith’s current expectation and projections with respect to the financial condition, results of operations and business of International Paper, DS Smith and certain plans and objectives of International Paper, DS Smith and the Combined Company.

These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. These statements are based on assumptions and assessments made by International Paper and DS Smith in light of their experience and their perception of historical trends, current conditions, future developments and other factors they believe appropriate, and therefore are subject to risks and uncertainties which could cause actual results to differ materially from those expressed or implied by those forward-looking statements.

Forward-looking statements often use forward-looking or conditional words such as “anticipate”, “target”, “expect”, “forecast”, “estimate”, “intend”, “plan”, “goal”, “believe”, “hope”, “aim”, “will”, “continue”, “may”, “would”, “could” or “should” or other words of similar meaning or the negative thereof. Forward-looking statements include statements relating to the following: (i) the ability of International Paper and DS

Smith to consummate the Combination in a timely manner or at all; (ii) the satisfaction (or waiver) of conditions to the consummation of the Combination; (iii) adverse effects on the market price of DS Smith’s or International Paper’s operating results including because of a failure to complete the Combination; (iv) the effect of the announcement or pendency of the Combination on DS Smith’s or International Paper’s business relationships, operating results and business generally; (v) future capital expenditures, expenses, revenues, economic performance, synergies, financial conditions, market growth, dividend policy, losses and future prospects; (vi) business and management strategies and the expansion and growth of the operations of the International Paper Group or the DS Smith Group; and (vii) the effects of government regulation on the business of the International Paper Group or the DS Smith Group. There are many factors which could cause actual results to differ materially from those expressed or implied in forward looking statements. Among such factors are changes in the global, political, economic, business, competitive, market and regulatory forces, future exchange and interest rates, changes in tax rates and future business combinations or disposals.

These forward-looking statements are not guarantees of future performance and are based on numerous assumptions regarding the present and future business strategies of such persons and the environment in which each will operate in the future. By their nature, these forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. The factors described in the context of such forward-looking statements in this Announcement may cause the actual results, performance or achievements of any such person, or industry results and developments, to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. No assurance can be given that such expectations will prove to have been correct and persons reading this Announcement are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this Announcement. All subsequent oral or written forward-looking statements attributable to International Paper or DS Smith or any persons acting on their behalf are expressly qualified in their entirety by the cautionary statement above. Neither of International Paper nor DS Smith undertakes any obligation to update publicly or revise forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent legally required.

International Paper’s Annual Report on Form 10-K for the fiscal year ended 31 December 2023 filed with the SEC contains additional information regarding forward-looking statements and other risk factors with respect to International Paper.

Additional Information

This Announcement may be deemed to be solicitation material in respect of the Combination, including the issuance of the New International Paper Shares in respect of the Combination. In connection with the foregoing proposed issuance of the New International Paper Shares, International Paper expects to file the International Paper Proxy Statement. To the extent the Combination is effected as a scheme of arrangement under English law, the issuance of the New International Paper Shares in connection with the Combination would not be expected to require registration under the US Securities Act, pursuant to an exemption provided by Section 3(a)(10) under the US Securities Act. In the event that International Paper determines to conduct the Combination pursuant to an offer or otherwise in a manner that is not exempt from the registration requirements of the US Securities Act, International Paper expects to file a registration statement with the SEC containing a prospectus with respect to the New International Paper Shares that would be issued in the Combination. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE INTERNATIONAL PAPER PROXY STATEMENT, THE SCHEME DOCUMENT, AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC OR INCORPORATED BY REFERENCE IN THE INTERNATIONAL PAPER PROXY STATEMENT (IF ANY) CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT INTERNATIONAL PAPER, THE COMBINATION AND RELATED MATTERS. Investors and stockholders will be able to obtain free copies of the International Paper Proxy Statement, the Scheme Document, and other documents filed by International Paper with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors and stockholders will be able to obtain free copies of the International

Paper Proxy Statement, the Scheme Document, and other documents filed by International Paper with the SEC at https://www.internationalpaper.com/investors.

Participants in the Solicitation

International Paper and its directors, officers and employees, including Christopher M. Connor, Ahmet C. Dorduncu, Ilene S. Gordon, Anders Gustafsson, Jacqueline C. Hinman, Clinton A. Lewis, Jr., Kathryn D. Sullivan, Anton V. Vincent and Ray G. Young, all of whom are members of the International Paper Board, as well as Mark S. Sutton, Chief Executive Officer and Chairman of the International Paper Board and Timothy S. Nicholls and Senior Vice President and Chief Financial Officer may be deemed participants in the solicitation of proxies from International Paper’s stockholders in respect of the Combination, including the proposed issuance of New International Paper Shares. Information regarding International Paper’s directors and executive officers is contained in; (i) the “Directors, Executive Officers and Corporate Governance,” “Executive Compensation” and “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” sections of the Annual Report on Form 10-K for the fiscal year ended 31 December 2023 of International Paper, which was filed with the SEC on 16 February 2024; and (ii) the “Item 1 – Election of 9 Directors,” “Compensation Discussion & Analysis (CD&A),” and “Security Ownership of Management” sections in the definitive proxy statement on Schedule 14A for the 2024 annual meeting of stockholders of International Paper, which was filed with the SEC on 2 April 2024. Additional information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the International Paper Proxy Statement relating to the Combination when it is filed with the SEC. These documents may be obtained free of charge from the SEC’s website at www.sec.gov and International Paper’s website at https://www.internationalpaper.com/investors.

No profit forecasts or estimates

No statement in this Announcement is intended as a profit forecast or estimate for any period and no statement in this Announcement should be interpreted to mean that earnings or earnings per ordinary share, for International Paper or DS Smith, respectively for the current or future financial years would necessarily match or exceed the historical published earnings or earnings per ordinary share for International Paper or DS Smith, respectively.

Quantified Financial Benefits Statement

Statements of estimated synergies relate to future actions and circumstances which, by their nature, involve risks, uncertainties and contingencies. As a result, the synergies referred to in the Quantified Financial Benefits Statement may not be achieved, may be achieved later or sooner than estimated, or those achieved could be materially different from those estimated. No statement in the Quantified Financial Benefits Statement, or this Announcement generally, should be construed as a profit forecast or interpreted to mean that the Combined Company’s earnings in the first full year following the Effective Date, or in any subsequent period, would necessarily match or be greater than or be less than those of International Paper or DS Smith for the relevant preceding financial period or any other period. For the purposes of Rule 28 of the Code, the Quantified Financial Benefits Statement contained in this Announcement is the responsibility of International Paper and the International Paper Directors.

Right to switch to an Offer

International Paper reserves the right to elect to implement the Combination by way of an Offer for the entire issued and to be issued share capital of DS Smith as an alternative to the Scheme (subject to the consent of the Panel and the terms of the Co-operation Agreement). In such an event, the Offer will be implemented on the same terms (subject to appropriate amendments, in accordance with the terms of the Co-operation Agreement), so far as applicable, as those which would apply to the Scheme and subject to the amendment referred to in Part C of Appendix I to this Announcement.

Publication on website

A copy of this Announcement and the documents required to be published pursuant to Rule 26.1 and Rule 26.2 of the Code will be made available (subject to certain restrictions relating to persons resident in Restricted Jurisdictions), free of charge, at www.internationalpaper.com and at www.dssmith.com and by no later than 12 noon on the Business Day following the date of this Announcement.

Neither the contents of these websites nor the content of any other website accessible from hyperlinks on such websites is incorporated into, or forms part of, this Announcement.

Hard copy documents

DS Smith Shareholders and persons with information rights may request a hard copy of this Announcement by contacting DS Smith’s registrar, Equiniti, by: (i) submitting a request in writing to Equiniti at Aspect House, Spencer Road, Lancing, West Sussex BN99 6DA, United Kingdom; or (ii) contacting Equiniti between 8:30 a.m. and 5:30 p.m. (UK time), Monday to Friday (excluding English and Welsh public holidays), on +44 (0) 333 207 6530 (calls from outside the UK will be charged at the applicable international rate and you should use the country code when calling from outside the UK)—calls may be recorded and monitored for training and security purposes. A person so entitled may also request that all future documents, announcements and information in relation to the Combination be sent to them in hard copy form.

Information relating to DS Smith Shareholders

Addresses, electronic addresses and certain other information provided by DS Smith Shareholders, persons with information rights and other relevant persons for the receipt of communications from DS Smith may be provided to International Paper during the Offer Period as required under Section 4 of Appendix 4 of the Code to comply with Rule 2.11(c) of the Code.

Rounding

Certain figures included in this Announcement have been subjected to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

Rule 2.9 disclosure

In accordance with Rule 2.9 of the Code, DS Smith confirms that, as at the close of business on 15 April 2024, being the last practicable date prior to this Announcement, it had in issue 1,378,589,050 ordinary shares of 10 pence each. The International Securities Identification Number (ISIN) for DS Smith Shares is GB0008220112.

In accordance with Rule 2.9 of the Code, International Paper confirms that, as at the close of business on 15 April 2024, being the last practicable date prior to this Announcement, it had in issue 448,916,502 shares of common stock which includes 101,593,422 held in treasury. The International Securities Identification Number (ISIN) for International Paper Shares is US4601461035.

Disclosure requirements of the Code

Under Rule 8.3(a) of the Code, any person who is interested in 1 per cent. or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the Offer Period and, if later, following the announcement in which any securities exchange offeror is first identified.

An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 p.m. (London time) on the 10th Business Day (as defined in the Code) following the commencement of the Offer Period and, if appropriate, by no later than 3.30 p.m. (London time) on the 10th Business Day (as defined in the Code) following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in 1 per cent. or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s), save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 p.m. (London time) on the Business Day (as defined in the Code) following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Panel’s website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the Offer Period commenced and when any offeror was first identified. If you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure, you should contact the Panel’s Market Surveillance Unit on +44(0)20 7638 0129.

APPENDIX I

CONDITIONS AND FURTHER TERMS OF THE COMBINATION

Part A

Conditions to the Combination

1.	The Combination will be conditional upon the Scheme becoming unconditional and Effective, subject to the Code, by no later than 11.59 p.m. on the Long Stop Date.

Scheme approval

2.	The Scheme will be conditional upon:

(a)	(i)

its approval by a majority in number representing not less than 75 per cent. in value of the DS Smith Shareholders (or the relevant class or classes thereof, if applicable) in each case present, entitled to vote and voting, either in person or by proxy, at the Court Meeting and at any separate class meeting which may be required by the Court or at any adjournment of any such meeting; and

(ii)

the Court Meeting and any separate class meeting which may be required by the Court or any adjournment of any such meeting being held on or before the 22nd day after the expected date of the Court Meeting to be set out in the Scheme Document in due course (or such later date, if any, as International Paper and DS Smith may agree and the Court may allow);

(b)	(i)	all resolutions necessary to approve and implement the Scheme being duly passed by the requisite majority or majorities at the DS Smith General Meeting or at any adjournment of that meeting; and

(ii)

the DS Smith General Meeting or any adjournment of that meeting being held on or before the 22nd day after the expected date of the DS Smith General Meeting to be set out in the Scheme Document in due course (or such later date, if any, as International Paper and DS Smith may agree and the Court may allow); and

(c)	(i)

the sanction of the Scheme by the Court (with or without modification (but subject to any such modification being acceptable to International Paper and DS Smith)) and the delivery of a copy of the Court Order to the Registrar of Companies; and

(ii)

the Court Hearing being held on or before the 22nd day after the expected date of the Court Hearing to be set out in the Scheme Document in due course (or such later date, if any, as International Paper and DS Smith may agree and the Court may allow).

Other Conditions

3.

The Combination will also be conditional upon the following Conditions and, accordingly, the necessary actions to make the Scheme Effective will not be taken unless the following Conditions (as amended if appropriate) have been satisfied or, where capable of waiver, waived:

Competition law and regulatory approvals

European Commission

(a)

insofar as the Combination constitutes, or is deemed to constitute, a concentration with a Union dimension within the meaning of the EU Merger Regulation, or, following a request pursuant to Article 22(1) of the EU Merger Regulation, the European Commission decides (or is deemed to have decided)

that it shall examine the Combination pursuant to Article 22(3) of Council Regulation (EC) No. 139/2004 (the “EU Merger Regulation”), the European Commission:

(i)

issuing a decision under Articles 6(1)(b), 6(2), 8(1), or 8(2) of the EU Merger Regulation declaring the Combination compatible with the internal market (or having been deemed to do so pursuant to Article 10(6) of the EU Merger Regulation); or

(ii)

issuing a decision to refer (or being deemed to have taken a decision to refer) the Combination in whole or in part to the competent authorities of one or more Member States of the European Union under Articles 4 or 9 of the EU Merger Regulation and

(A)	each such authority issuing a decision with equivalent effect to that in Condition 3(a)(i) with respect to those parts of the Combination referred to it; and

(B)	where applicable, the European Commission issuing a decision as referred to in Condition 3(a)(i) with respect to any part of the Combination retained by it;

United States of America

(b)

all applicable notifications and filings having been made and any applicable waiting periods (including any extensions thereof or the expiration of any customary timing agreements or similar commitments not to close before a certain period of time) under the Hart Scott Rodino Antitrust Improvements Act of 1976 (as amended) (the “HSR Act”) and the rules and regulations made thereunder having expired, lapsed or been terminated as appropriate in each case in respect of the Combination and any commitment or agreement with any governmental entity to stay, toll or extend any applicable waiting period under the HSR Act or to otherwise not consummate the Combination shall have expired, lapsed or been terminated;

EU Foreign Subsidies Regulation

(c)

insofar as the Combination constitutes a notifiable concentration pursuant to Article 20(3) or Article 21(5) of the EU Foreign Subsidies Regulation (Regulation (EU) No. 2022/2560) (the “EU Foreign Subsidies Regulation”):

(i)	the European Commission:

(A)	informing International Paper and DS Smith or declaring that it is closing its preliminary review of the Combination pursuant to Article 10(4) of the EU Foreign Subsidies Regulation;

(B)

not initiating an in-depth investigation of the Combination within 25 working days after receipt of the complete notification, calculated in accordance with Article 24 of the EU Foreign Subsidies Regulation (including any suspension of the relevant time period pursuant to Article 24(5));

(C)

not adopting a decision specified in Article 25(3) of the EU Foreign Subsidies Regulation within the time period specified in Article 25(4) thereof, following an in-depth investigation of the Combination;

(D)	issuing a no objection decision pursuant to Article 11(4) of the EU Foreign Subsidies Regulation following an in-depth investigation of the Combination; or

(E)	issuing a decision with commitments pursuant to Article 11(3) of the EU Foreign Subsidies Regulation following an in-depth investigation of the Combination.

Foreign direct investment clearances

(d)	United Kingdom:

(i)	if the Combination is a notifiable acquisition under the NSI Act, the requisite notification having been made and the Secretary of State confirming that no further action will be taken under the NSI

Act in relation to the Combination or making a final order under the NSI Act in respect of the Combination, the provisions of which allow the Combination to proceed;

(ii)

if, prior to the date on which all other Conditions are satisfied or waived, the Secretary of State issues a call-in notice within the meaning of the NSI Act in relation to the Combination, the Secretary of State: (A) confirming that no further action will be taken under the NSI Act in relation to the Combination; or (B) making a final order under the NSI Act in respect of the Combination, the provisions of which allow the Combination to proceed;

(e)	Italy:

(i)

approval having been received under Law Decree No. 21 dated March 15, 2012 (passed by Italian Law No. 56 dated May 11, 2012, as subsequently amended and enacted, together with all connected or subordinated implementing decrees and regulations in force) (the “Golden Power Regulation”), or expiration of the applicable waiting periods or the relevant review period, or a confirmation that the Combination does not require approval under the Golden Power Regulation, whichever occurs first;

International Paper Shareholder Approval

(f)

the passing at the International Paper Shareholder Meeting of such resolution or resolutions as are necessary to approve, effect and implement the Combination, including to authorise the creation, allotment and issue of the New International Paper Shares;

Listing on the New York Stock Exchange, effectiveness of registration

(g)	confirmation having been received by International Paper that the New International Paper Shares have been approved for listing, subject to official notice of issuance, on the New York Stock Exchange;

(h)

in the event that the Combination is implemented by way of an Offer, absent an available exemption from the registration requirements of the US Securities Act, International Paper’s registration statement having been declared effective by the SEC and no stop order having been issued or proceedings for suspension of the effectiveness of International Paper’s registration statement having been initiated by the SEC and International Paper having received all necessary US state securities law or blue sky authorisations;

Listing on the London Stock Exchange

(i)	(i)	the FCA having acknowledged to International Paper or its agent (and such acknowledgement not having been withdrawn) that the application for the admission of the International Paper Shares to:

(A)

if the reforms to the Listing Rules contemplated by the FCA consultation paper CP 23/31 published on 20 December 2023 and the draft UK Listing Rules Instrument 2024 published by the FCA on 7 March 2024 (the “Draft UK Listing Rules Instrument 2024”) have come into force on or before the Effective Date, the equity shares (international commercial companies secondary listing) category of the Official List (in accordance with the Listing Rules and the Financial Services and Markets Act 2000) (or, if there is no such category, such listing category as most closely conforms to the requirements and standards provided for in Chapter 14 of the draft UK Listing Rules Sourcebook contained in the Draft UK Listing Rules Instrument 2024 as at the date of this Announcement); or

(B)

if the reforms to the Listing Rules contemplated by the Draft UK Listing Rules Instrument 2024 have not come into force on or before the Effective Date, the standard segment of the Official List (in accordance with the Listing Rules and the Financial Services and Markets Act 2000),

has been approved and (after satisfaction of any conditions to which such approval is expressed to be subject (“listing conditions”)) admission will become effective as soon as a dealing notice has been issued by the FCA and any listing conditions have been satisfied; and

(ii)

the London Stock Exchange having acknowledged to International Paper or its agent (and such acknowledgement not having been withdrawn) that the International Paper Shares will be admitted to trading on the Main Market for listed securities of the London Stock Exchange;

General third-party clearances

(j)	(i)

if and to the extent that any or all of Conditions (a) to (e) (inclusive) are waived or are not invoked by International Paper, all authorisations, orders, grants, recognitions, determinations, confirmations, consents, licences, clearances, permissions, exemptions and approvals from the authorities referred to in Conditions (a) to (e) (inclusive) (for the purposes of this Condition (j) each a “Clearance”) including, without limitation, any Clearance in connection with any “phase 2” or similar “in depth” review by any of the authorities referred to in Conditions (a) to (e) (inclusive) having been obtained; and

(ii)

any other clearance reasonably deemed necessary by International Paper or any member of the Wider International Paper Group following consultation with DS Smith for or in respect of the Combination (including, without limitation, its implementation and financing or the proposed direct or indirect acquisition of any shares or other securities in, or control of, DS Smith or any member of the Wider DS Smith Group by any member of the Wider International Paper Group) having been obtained, in each case all such clearances remaining in full force and effect and all filings necessary for such purpose having been made and there being no notice or intimation of any intention to revoke or not to renew any of the same at the time at which the Combination becomes otherwise Effective;

(k)

the waiver (or non-exercise within any applicable time limits) by any relevant government or governmental, quasi-governmental, supranational, statutory, regulatory, environmental or investigative body, court, trade agency, association, institution, any entity owned or controlled by any relevant government or state, or any other body or person whatsoever in any jurisdiction (each a “Third Party”) of any termination right, right of pre-emption, first refusal or similar right (which is material in the context of the Wider DS Smith Group taken as a whole or in the context of the Combination) arising as a result of or in connection with the Combination including, without limitation, its implementation and financing or the proposed direct or indirect acquisition of any shares or other securities in, or control or management of, DS Smith by International Paper or any member of the Wider International Paper Group;

(l)

in addition to the competition law and regulatory approvals referred to in Conditions (a) – (e) above, all necessary filings or applications having been made in connection with the Combination and all statutory or regulatory obligations in any jurisdiction having been complied with in connection with the Combination or the acquisition by any member of the Wider International Paper Group of any shares or other securities in, or control of, DS Smith and all authorisations, orders, grants, recognitions, determinations, confirmations, consents, licences, Clearances, permissions, exemptions and approvals reasonably deemed necessary by International Paper or any member of the Wider International Paper Group following consultation with DS Smith for or in respect of the Combination including, without limitation, its implementation or the proposed direct or indirect acquisition of any shares or other securities in, or control of, DS Smith or any member of the Wider DS Smith Group by any member of the Wider International Paper Group having been obtained from all appropriate Third Parties or persons with whom any member of the Wider DS Smith Group has entered into contractual arrangements and all such authorisations, orders, grants, recognitions, determinations, confirmations, consents, licences, Clearances, permissions, exemptions and approvals necessary to carry on the business of any member of the Wider DS Smith Group which are material in the context of the International Paper Group or the DS Smith Group as a whole or for or in respect of the Combination including, without limitation, its implementation and all filings necessary for such purpose having been made and there being no notice or intimation of any intention to revoke or not to renew any of the same at the time at which the Combination becomes otherwise unconditional and all necessary statutory or regulatory obligations in any jurisdiction having been complied with;

(m)

no Third Party having given notice of a decision to take, institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference (and, in each case, not having withdrawn the same), or having enacted, made or proposed any statute, regulation, decision, injunction or order, or change to published practice or having taken any other step, and there not continuing to be outstanding any statute, regulation, decision or order, which in each case would or might reasonably be expected to:

(i)

require, prevent or materially delay the divestiture, or materially alter the terms envisaged for any proposed divestiture by any member of the Wider International Paper Group or any member of the Wider DS Smith Group of all or any portion of their respective businesses, assets or property or impose any limitation on the ability of any of them to conduct their respective businesses (or any of them) or to own any of their respective assets or properties or any part thereof which, in any such case, is material in the context of the Wider International Paper Group or the Wider DS Smith Group in either case taken as a whole or in the context of the Combination;

(ii)	require, prevent or materially delay the divestiture by any member of the Wider International Paper Group of any shares or other securities in DS Smith;

(iii)

impose any material limitation on, or result in a material delay in, the ability of any member of the Wider International Paper Group directly or indirectly to acquire or to hold or to exercise effectively any rights of ownership in respect of shares or loans or securities convertible into shares or any other securities (or the equivalent) in any member of the Wider DS Smith Group or the Wider International Paper Group or to exercise voting or management control over any such member, in each case to an extent which is material in the context of the Wider International Paper Group or the Wider DS Smith Group in either case taken as a whole or in the context of the Combination;

(iv)

otherwise adversely affect the business, assets, profits or prospects of any member of the Wider International Paper Group or of any member of the Wider DS Smith Group to an extent which is material in the context of the Wider International Paper Group or the Wider DS Smith Group in either case taken as a whole or in the context of the Combination;

(v)

make the Combination or its implementation or the acquisition or proposed acquisition by International Paper or any member of the Wider International Paper Group of any shares or other securities in, or control of DS Smith void, illegal, and/or unenforceable under the laws of any jurisdiction, or otherwise, directly or indirectly, restrain, restrict, prohibit, materially delay or otherwise interfere with the same, or impose material additional conditions or obligations with respect thereto;

(vi)

require (save as envisaged by the Combination) any member of the Wider International Paper Group or the Wider DS Smith Group to offer to acquire any shares or other securities (or the equivalent) or interest in any member of the Wider DS Smith Group or the Wider International Paper Group owned by any third party, in each case to an extent which is material in the context of the Wider International Paper Group or the Wider DS Smith Group in either case taken as a whole or in the context of the Combination;

(vii)

impose any limitation on the ability of any member of the Wider DS Smith Group to co-ordinate its business, or any part of it, with the businesses of any other members which is adverse to and material in the context of the Wider DS Smith Group taken as a whole or in the context of the Combination; or

(viii)	result in any member of the Wider DS Smith Group ceasing to be able to carry on business under any name under which it presently does so,

and all applicable waiting and other time periods (including any extensions thereof or the expiration of any customary timing agreements or similar commitments not to close before a certain period of time) during which any such Third Party could institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference or any other step under the laws of any jurisdiction in respect of the Combination or the acquisition or proposed acquisition of any DS Smith Shares having expired, lapsed or been terminated;

Certain matters arising as a result of any arrangement, agreement etc.

(n)

except as Disclosed, there being no provision of any agreement, arrangement, licence, permit or other instrument to which any member of the Wider DS Smith Group is a party or by or to which any such member or any of its assets may be bound, entitled or subject, or any circumstance which in consequence of the Combination or the proposed acquisition of any shares or other securities (or equivalent) in DS Smith or because of a change in the control or management of DS Smith or otherwise, could or might result in any of the following to an extent which is material and adverse in the context of the Wider DS Smith Group, or the Wider International Paper Group, in either case taken as a whole, or in the context of the Combination:

(i)

any monies borrowed by or any other indebtedness or liabilities (actual or contingent) of, or grant available to any such member, being or becoming repayable or capable of being declared repayable immediately or earlier than their or its stated maturity date or repayment date or the ability of any such member to borrow monies or incur any indebtedness being withdrawn or inhibited or being capable of becoming or being withdrawn or inhibited;

(ii)

any such agreement, arrangement, licence, permit or instrument or the rights, liabilities, obligations or interests of any such member thereunder being terminated or adversely modified or affected or any obligation or liability arising, or any action being taken or arising thereunder;

(iii)

any asset or interest of any such member being or failing to be disposed of or charged or ceasing to be available to any such member or any right arising under which any such asset or interest could be required to be disposed of or charged or could cease to be available to any such member otherwise than in the ordinary course of business;

(iv)	the creation or enforcement of any mortgage, charge or other security interest over the whole or any part of the business, property, assets or interest of any such member;

(v)

the rights, liabilities, obligations or interests of any such member, or the business of any such member with, any person, firm, company or body (or any arrangement or arrangements relating to any such interest or business) being terminated, adversely modified or affected;

(vi)	the value of any such member or its financial or trading position or prospects being prejudiced or adversely affected;

(vii)	any such member ceasing to be able to carry on business under any name under which it presently does so;

(viii)

the creation or acceleration of any liability, actual or contingent, by any such member (including any material tax liability or any obligation to obtain or acquire any material authorisation, order, grant, recognition, determination, confirmation, consent, licence, Clearance, permission, exemption, approval, notice, waiver, concession, agreement or exemption from any Third Party or any person) other than trade creditors or other liabilities incurred in the ordinary course of business or in connection with the Combination; or

(ix)	any liability of any such member to make any severance, termination, bonus or other payment to any of its directors or other officers,

and no event having occurred which, under any provision of any agreement, arrangement, licence, permit or other instrument to which any member of the Wider DS Smith Group is a party or by or to which any such member or any of its assets may be bound, entitled or subject, would or might reasonably be expected to result in any of the events or circumstances as are referred to in sub-paragraphs (i) to (ix) of this Condition (n) (in each case to an extent which is material and adverse in the context of the Wider DS Smith Group, or the Wider International Paper Group, in either case taken as a whole, or in the context of the Combination);

No material transactions, claims or changes in the conduct of the business of the DS Smith Group

(o)	except as Disclosed, no member of the Wider DS Smith Group having, since 30 April 2023:

(i)

save as between DS Smith and wholly-owned subsidiaries of DS Smith or for DS Smith Shares issued under or pursuant to the exercise of options and vesting of awards granted under the DS Smith Share Schemes, issued or agreed to issue, authorised or proposed the issue of additional shares of any class or sold any shares out of treasury;

(ii)

save as between DS Smith and wholly-owned subsidiaries of DS Smith or for the grant of options and awards and other rights under the DS Smith Share Schemes, issued or agreed to issue, authorised or proposed the issue of securities convertible into shares of any class or rights, warrants or options to subscribe for, or acquire, any such shares or convertible securities;

(iii)

other than to another member of the DS Smith Group or in respect of any DS Smith Permitted Dividend or DS Smith Equalising Dividend, prior to the Effective Date, recommended, declared, paid or made any dividend or other distribution payable in cash or otherwise or made any bonus issue;

(iv)

save for intra-DS Smith Group transactions, merged or demerged with any body corporate or acquired or disposed of or transferred, mortgaged or charged or created any security interest over any assets or any right, title or interest in any asset (including shares and trade investments) or authorised or proposed or announced any intention to propose any merger, demerger, disposal, transfer, mortgage, charge or security interest, in each case, other than in the ordinary course of business and, in each case, to the extent which is material in the context of the Wider DS Smith Group taken as a whole or in the context of the Combination;

(v)

save for intra-DS Smith Group transactions, made or authorised or proposed or announced an intention to propose any change in its loan capital in each case, to the extent which is material in the context of the Wider DS Smith Group taken as a whole or in the context of the Combination;

(vi)

issued, authorised or proposed the issue of, or made any change in or to, any debentures or (save for intra-DS Smith Group transactions), save in the ordinary course of business, incurred or increased any indebtedness or become subject to any contingent liability;

(vii)

purchased, redeemed or repaid or announced any proposal to purchase, redeem or repay any of its own shares or other securities or reduced or, save in respect to the matters mentioned in sub-paragraphs (i) or (ii) above, made any other change to any part of its share capital in each case, to the extent which is material in the context of the Wider DS Smith Group taken as a whole or in the context of the Combination;

(viii)

save for intra-DS Smith Group transactions, implemented, or authorised, proposed or announced its intention to implement, any reconstruction, merger, demerger, amalgamation, scheme, commitment or other transaction or arrangement otherwise than in the ordinary course of business;

(ix)	entered into or varied or authorised, proposed or announced its intention to enter into or vary any contract, transaction or commitment (whether in respect of capital expenditure or otherwise) which is of a long term, onerous or unusual nature or magnitude or which involves or could involve an obligation of such a nature or magnitude other than in the ordinary course of business, in each case, to the extent which is material in the context of the Wider DS Smith Group taken as a whole or in the context of the Combination;

(x)

(other than in respect of a member which is dormant and was solvent at the relevant time) taken any corporate action or steps or had any legal proceedings started or threatened against it in relation to the suspension of payments, a moratorium of any indebtedness, its winding-up, dissolution or reorganisation or for the appointment of a receiver, administrative receiver, administrator, manager, trustee or similar officer of all or any part of its assets or revenues or any analogous proceedings in any jurisdiction or appointed any analogous person in any jurisdiction or had any such person appointed, in each case, to the extent which is material in the context of the Wider DS Smith Group taken as a whole or in the context of the Combination;

(xi)

entered into any contract, transaction or arrangement which would be materially restrictive on the business of any member of the Wider DS Smith Group or the Wider International Paper Group other than of a nature and extent which is normal in the context of the business concerned;

(xii)	waived or compromised any claim otherwise than in the ordinary course of business which is material in the context of the Wider DS Smith Group taken as a whole or in the context of the Combination;

(xiii)	made any material alteration to its memorandum or articles of association or other incorporation documents;

(xiv)

been unable, or admitted in writing that it is unable, to pay its debts or commenced negotiations with one or more of its creditors with a view to rescheduling or restructuring any of its indebtedness, or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business;

(xv)

entered into any contract, commitment, arrangement or agreement otherwise than in the ordinary course of business or passed any resolution or made any offer (which remains open for acceptance) with respect to or announced any intention to, or proposed to, effect any of the transactions, matters or events referred to in this Condition (o);

(xvi)	except in relation to changes made or agreed as a result of, or arising from, law or changes to law, made or agreed or consented to any change to:

(A)	the terms of the trust deeds constituting the pension scheme(s) established by any member of the Wider DS Smith Group for its directors, employees or their dependents;

(B)	the contributions payable to any such scheme(s) or to the benefits which accrue or to the pensions which are payable thereunder;

(C)	the basis on which qualification for, or accrual or entitlement to, such benefits or pensions are calculated or determined; or

(D)	the basis upon which the liabilities (including pensions) of such pension schemes are funded, valued or made,

in each case, to the extent which is material in the context of the Wider International Paper Group taken as a whole or in the context of the Combination;

(xvii)

proposed, agreed to provide or modified the terms of any of the DS Smith Share Schemes or other benefit constituting a material change relating to the employment or termination of employment of a material category of persons employed by the Wider DS Smith Group or which constitutes a material change to the terms or conditions of employment of any senior employee of the Wider DS Smith Group, save as agreed by the Panel (if required) and by International Paper, or entered into or changed the terms of any contract with any director or senior executive; or

(xviii)

taken (or agreed or proposed to take) any action which requires, or would require, the approval of DS Smith Shareholders in general meeting in accordance with, or as contemplated by, Rule 21.1 of the Code;

(xix)

save to the extent arising as a result of any change in applicable law, entered into or varied in a material way the terms of, any contracts, agreement or arrangement with any of the directors or senior executives of any members of the Wider DS Smith Group (save for salary increases, bonuses or variations of terms in the ordinary course), other than as agreed by International Paper and (if required) by the Panel; or

(xx)	waived or compromised any claim which is material in the context of the Wider DS Smith Group taken as a whole or in the context of the Combination, otherwise than in the ordinary course;

No adverse change, litigation or regulatory enquiry

(p)	except as Disclosed, since 30 April 2023:

(i)

no adverse change or deterioration having occurred in the business, assets, financial or trading position or profits or prospects or operational performance of any member of the Wider DS Smith Group which, in any such case, is material in the context of the Wider DS Smith Group taken as a whole or in the context of the Combination;

(ii)

no litigation, arbitration proceedings, prosecution or other legal proceedings to which any member of the Wider DS Smith Group is or may become a party (whether as a plaintiff, defendant or otherwise) and no enquiry, review or investigation by, or complaint or reference to, any Third Party or other investigative body against or in respect of any member of the Wider DS Smith Group having been instituted, announced, implemented or threatened by or against or remaining outstanding in respect of any member of the Wider DS Smith Group which in any such case has had or might reasonably be expected to have a material adverse effect on the Wider DS Smith Group taken as a whole or in the context of the Combination;

(iii)

no contingent or other liability of any member of the Wider DS Smith Group having arisen or become apparent to International Paper or increased which has had or might reasonably be expected to have a material adverse effect on the Wider DS Smith Group taken as a whole or in the context of the Combination;

(iv)

no enquiry or investigation by, or complaint or reference to, any Third Party having been threatened, announced, implemented, instituted by or remaining outstanding against or in respect of any member by or the Wider DS Smith Group which in any case is material in the context of the Wider DS Smith Group taken as a whole;

(v)

no member of the Wider DS Smith Group having conducted its business in breach of any applicable laws and regulations and which is material in the context of the Wider DS Smith Group as a whole or in the context of the Combination; and

(vi)

no steps having been taken which are likely to result in the withdrawal, cancellation, termination or materially adverse modification of any licence or permit held by any member of the Wider DS Smith Group which is necessary for the proper carrying on of its business and the withdrawal, cancellation, termination or materially adverse modification of which has had, or would reasonably be expected to have, an adverse effect which is material in the context of the Wider DS Smith Group taken as a whole or in the context of the Combination;

No discovery of certain matters

(q)	except as Disclosed, International Paper not having discovered:

(i)

that any financial, business or other information concerning the Wider DS Smith Group as contained in the information publicly disclosed at any time by or on behalf of any member of the Wider DS Smith Group is materially misleading, contains a material misrepresentation of fact or omits to state a fact necessary to make that information not materially misleading and which was not subsequently corrected before the date of this Announcement by disclosure either publicly or otherwise to International Paper or its professional advisers, in each case, to the extent which is material in the context of the Wider DS Smith Group taken as a whole or in the context of the Combination; or

(ii)

that any member of the Wider DS Smith Group or partnership, company or other entity in which any member of the Wider DS Smith Group has a significant economic interest and which is not a subsidiary undertaking of DS Smith, is subject to any liability (contingent or otherwise) which is not disclosed in DS Smith’s Annual Report and Accounts for the year ended 30 April 2023, in each case, to the extent which is material in the context of the Wider DS Smith Group taken as a whole or in the context of the Combination;

(r)	except as Disclosed, International Paper not having discovered that:

(i)

any past or present member of the Wider DS Smith Group has failed to comply with any and/or all applicable legislation or regulation, of any jurisdiction with regard to the use, treatment, handling, storage, carriage, disposal, spillage, release, discharge, leak or emission of any waste or hazardous substance or any substance likely to impair the environment or harm human health or animal health or otherwise relating to environmental matters or the health and safety of humans, or that there has otherwise been any such use, treatment, handling, storage, carriage, disposal, spillage, release, discharge, leak or emission (whether or not the same constituted a non-compliance by any person with any such legislation or regulations, and wherever the same may have taken place) any of which storage, carriage, disposal, spillage, release, discharge, leak or emission would be likely to give rise to any liability (actual or contingent) or cost on the part of any member of the Wider DS Smith Group and which is material in the context of the Wider DS Smith Group taken as a whole or in the context of the Combination;

(ii)

there is, or is likely to be, for any reason whatsoever, any liability (actual or contingent) of any past or present member of the Wider DS Smith Group to make good, remediate, repair, reinstate or clean up any property or any controlled waters now or previously owned, occupied, operated or made use of or controlled by any such past or present member of the Wider DS Smith Group (or on its behalf) or by any person for which a member of the Wider DS Smith Group is or has been responsible, or in which any such member may have or previously have had or be deemed to have had an interest, under any environmental legislation, regulation, notice, circular or order of any Third Party and which is material in the context of the Wider DS Smith Group taken as a whole or in the context of the Combination;

(iii)

circumstances exist (whether as a result of proceeding with the Combination or otherwise) which would be reasonably likely to lead to any Third Party instituting, or whereby any member of the Wider International Paper Group or any present or past member of the Wider DS Smith Group would be likely to be required to institute, an environmental audit or take any other steps which would in any such case be reasonably likely to result in any liability (whether actual or contingent) to improve, modify existing or install new plant, machinery or equipment or carry out changes in the processes currently carried out or make good, remediate, repair, re-instate or clean up any land or other asset currently or previously owned, occupied or made use of by any past or present member of the Wider DS Smith Group (or on its behalf) or by any person for which a member of the Wider DS Smith Group is or has been responsible, or in which any such member may have or previously have had or be deemed to have had an interest which is material in the context of the Wider DS Smith Group taken as a whole or in the context of the Combination; or

(iv)

circumstances exist whereby a person or class of persons would be likely to have any claim or claims in respect of any product or process of manufacture or materials used therein currently or previously manufactured, sold or carried out by any past or present member of the Wider DS Smith Group which claim or claims would be likely, materially and adversely, to affect any member of the Wider DS Smith Group and which is material in the context of the Wider DS Smith Group taken as a whole or in the context of the Combination; and

Anti-corruption, sanctions and criminal property

(s)

save as Disclosed and save as is not material in each case in the context of the Wider DS Smith Group taken as a whole or in the context of the Combination, International Paper not having discovered that:

(i)

(A)  any past or present member, director, officer or employee of the Wider DS Smith Group is or has at any time engaged in any activity, practice or conduct which would constitute an offence under the Bribery Act 2010, the US Foreign Corrupt Practices Act of 1977 or any other applicable anti-corruption or anti-bribery law, rule or regulation or any other applicable law, rule, or regulation concerning improper payments or kickbacks; or

(B)

any person that performs or has performed services for or on behalf of the Wider DS Smith Group is or has at any time engaged in any activity, practice or conduct in connection with the performance of such services which would constitute an offence under the Bribery Act 2010, the US Foreign Corrupt Practices Act of 1977 or any other applicable anti-corruption or anti-bribery law, rule or regulation or any other applicable law, rule, or regulation concerning improper payments or kickbacks; or

(ii)

any asset of any member of the Wider DS Smith Group constitutes criminal property as defined by section 340(3) of the Proceeds of Crime Act 2002 (but disregarding paragraph (b) of that definition) or proceeds of crime under any other applicable law, rule, or regulation concerning money laundering or proceeds of crime or any member of the Wider DS Smith Group is found to have engaged in activities constituting money laundering under any applicable law, rule, or regulation concerning money laundering; or

(iii)

any past or present member, director, officer or employee of the Wider DS Smith Group, or any other person for whom any such person may be liable or responsible, is or has engaged in any conduct which would violate applicable economic sanctions or dealt with, made any investments in, made any funds or assets available to or received any funds or assets from:

(A)

any government, entity or individual in respect of which US, UK or European Union persons, or persons operating in those territories, are prohibited from engaging in activities or doing business, or from receiving or making available funds or economic resources, by US, UK or European Union laws or regulations, including the economic sanctions administered by the United States Office of Foreign Assets Control, or HMRC; or

(B)

any government, entity or individual targeted by any of the economic sanctions of the United Nations, the United States, the United Kingdom, the European Union or any of its member states, save that this shall not apply if and to the extent that it is or would be unenforceable by reason of breach of any applicable Blocking Law; or

(iv)	any past or present member, director, officer or employee of the Wider DS Smith Group, or any other person for whom any such person may be liable or responsible:

(A)	has engaged in conduct which would violate any relevant anti-terrorism laws, rules, or regulations, including but not limited to the U.S. Anti-Terrorism Act;

(B)

has engaged in conduct which would violate any relevant anti-boycott law, rule, or regulation or any applicable export controls, including but not limited to the Export Administration Regulations administered and enforced by the U.S. Department of Commerce or the International Traffic in Arms Regulations administered and enforced by the U.S. Department of State;

(C)

has engaged in conduct which would violate any relevant laws, rules, or regulations concerning human rights, including but not limited to any law, rule, or regulation concerning false imprisonment, torture or other cruel and unusual punishment, or child labour; or

(D)

is debarred or otherwise rendered ineligible to bid for or to perform contracts for or with any government, governmental instrumentality, or international organization or found to have violated any applicable law, rule, or regulation concerning government contracting or public procurement; or

(v)

any member of the Wider DS Smith Group is or has been engaged in any transaction which would cause International Paper to be in breach of any law or regulation upon its acquisition of DS Smith, including but not limited to the economic sanctions of the United States Office of Foreign Assets Control, or HMRC, or any other relevant government authority.

Part B

Waiver and Invocation of the Conditions

1.

Subject to the requirements of the Panel in accordance with the Code, International Paper reserves the right to waive, in whole or in part, all or any of the Conditions in Part A above, except for Conditions 2(a)(i), 2(b)(i) and 2(c)(i) (Scheme Approval), 3(f) (International Paper Shareholder Approval), 3(g) and (h) (Listing on the New York Stock Exchange, effectiveness of registration) and 3(i) (Listing on the London Stock Exchange), which cannot be waived.

2.

The Combination will be subject to the satisfaction (or waiver, if permitted) of the Conditions in Part A above, and to certain further terms set out in Part D below, and to the full terms and conditions which will be set out in the Scheme Document.

3.

Conditions 2(a)(i), 2(b)(i) and 3(a) to (s) (inclusive) must be fulfilled, determined by International Paper to be or to remain satisfied or (if capable of waiver) waived, by no later than 11.59 p.m. on the date immediately preceding the date of the Court Hearing, failing which the Combination will lapse. International Paper shall be under no obligation to waive or treat as satisfied any of Conditions 3(a) to (s) (inclusive) by a date earlier than the latest date specified above for the fulfilment or waiver thereof, notwithstanding that the other Conditions to the Combination may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of such Conditions may not be capable of fulfilment.

4.

Under Rule 13.5(a) of the Code, International Paper may not invoke a Condition so as to cause the Combination not to proceed, to lapse or be withdrawn, unless the circumstances which give rise to the right to invoke the Condition are of material significance to International Paper in the context of the Combination. Conditions 1, 2 and 3(f) to (i) (inclusive) of Part A (and, if applicable, any acceptance condition adopted on the basis specified in paragraph 2 of Part C below in relation to any Offer) are not subject to this provision of the Code. International Paper may only invoke a condition that is subject to Rule 13.5(a) of the Code with the consent of the Panel and any Condition which is subject to Rule 13.5(a) of the Code may be waived by International Paper.

Part C

Implementation by way of an Offer

1.

International Paper (or its nominee) reserves the right to elect to implement the Combination by way of an Offer as an alternative to the Scheme with the consent of the Panel and subject to the terms of the Co-operation Agreement.

2.

In such event, such Offer will be implemented on the same terms and conditions, so far as applicable, as those which would apply to the Scheme subject to appropriate amendments (in accordance with the terms of the Co-operation Agreement) to reflect the change in method of effecting the Combination, including (without limitation) the inclusion of an acceptance condition set at a level permitted by the Panel and the terms of the Co-operation Agreement (being in any case more than 50 per cent. of the DS Smith Shares). Further, if sufficient acceptances of such Offer are received or sufficient DS Smith Shares are otherwise acquired, International Paper intends to apply the provisions of the Companies Act to acquire compulsorily any outstanding DS Smith Shares to which such Offer relates.

Part D

Certain further terms of the Combination

1.	The Combination will lapse if the Scheme does not become effective by 11.59 p.m. on the Long Stop Date.

2.

The availability of the Combination to persons not resident in the UK may be affected by the laws of the relevant jurisdictions. Persons who are not resident in the UK should inform themselves about, and observe, any applicable requirements. DS Smith Shareholders who are in any doubt about such matters should consult an appropriate independent professional adviser in the relevant jurisdiction without delay and observe any applicable requirements.

3.

This Combination will be governed by English law and be subject to the jurisdiction of the English courts and to the Conditions set out in the Scheme Document. The Combination will comply with the applicable rules and regulations of the FCA, the London Stock Exchange and the Code.

4.	Each of the Conditions shall be regarded as a separate Condition and shall not be limited by reference to any other Condition.

5.

Fractions of New International Paper Shares will not be allotted to DS Smith Shareholders. Instead, all fractional shares which a holder of DS Smith Shares would otherwise be entitled to receive will be aggregated and calculations will be rounded down, and such holder shall receive, in lieu of such fractional entitlements, cash in an amount (rounded down to the nearest penny) equal to such fractional amount multiplied by the last reported sale price of International Paper Shares on the New York Stock Exchange (as reported in Bloomberg or, if not reported therein, in another authoritative source selected by International Paper) on the last Business Day prior to the Effective Date.

6.

The DS Smith Shares will be acquired by International Paper (or its nominee) with full title guarantee, fully paid and free from all liens, equitable interests, charges, encumbrances, rights of pre-emption and any other third party rights or interests whatsoever and together with all rights existing at the date of this Announcement or thereafter attaching thereto, including (without limitation) the right to receive and retain, in full, all dividends and other distributions (if any) declared, made or paid or any other return of capital (whether by way of reduction of share capital or share premium account or otherwise) made on or after the Effective Date in respect of the DS Smith Shares.

7.	If, on or after the date of this Announcement and prior to the Effective Date, DS Smith announces, declares, makes or pays any DS Smith Excluded Dividend, International Paper shall be entitled to:

a.

reduce the International Paper share consideration by an amount equivalent to all or any part of such excess (in the case of a DS Smith FY24 Final Dividend, a DS Smith FY25 Interim Dividend, a DS Smith FY25 Final Dividend or a DS Smith Equalising Dividend (as relevant)) or by the amount of all or part of any such other dividend, distribution or return of capital, in which case any reference in this Announcement or in the Scheme Document (or, in the event that the Combination is to be implemented by means of any Offer, the offer document) to the consideration will be deemed to be a reference to the consideration as so reduced; or

b.	declare and pay an International Paper Equalising Dividend, without any consequential change to the consideration.

8.

If, on or after the date of this Announcement and prior to the Effective Date, International Paper announces, declares, makes or pays any International Paper Excluded Dividend, DS Smith shall be entitled to declare and pay a DS Smith Equalising Dividend, without any consequential change to the consideration.

9.

The New International Paper Shares will be issued credited as fully paid and will rank pari passu in all respects with the International Paper Shares in issue at that time, save that they will not participate in any dividend payable by International Paper with reference to a record date prior to the Effective Date.

10.

If International Paper is required by the Panel to make an offer for DS Smith pursuant to Rule 9 of the Code, International Paper may make such alterations to any of the above Conditions and terms of the Combination as are necessary to comply with the provisions of the Code.

APPENDIX II

SOURCES OF INFORMATION AND BASES OF CALCULATION

In this Announcement:

(i)

unless otherwise stated, financial information concerning DS Smith has been extracted from the Annual Report and Accounts of DS Smith for the year ended 30 April 2023 and DS Smith’s interim results for the six months ended 31 October 2023;

(ii)

unless otherwise stated, financial information concerning International Paper has been extracted from the Annual Report on Form 10-K of International Paper for the year ended 31 December 2023 filed with the SEC and the International Paper Q4 Results;

(iii)	DS Smith’s fully diluted share capital of 1,400,381,069 DS Smith Shares has been calculated as:

(A)	1,378,589,050 DS Smith Shares in issue on 15 April 2024 (being the last practicable date prior to this Announcement; and

(B)

21,792,019 DS Smith Shares to be issued on the expected vesting of awards and exercise of options granted or expected to be granted under the DS Smith Share Schemes being the expected number of DS Smith Shares which could be issued on or after the date of this Announcement to satisfy the vesting of awards and the exercise of options under the DS Smith Share Schemes;

(iv)	International Paper’s fully diluted share capital of 354,258,615 International Paper Shares has been calculated as:

(A)	347,323,079 International Paper Shares in issue on 15 April 2024 (being the last practicable date prior to this Announcement); and

(B)

6,935,536 International Paper Shares to be issued on or after the date of this Announcement to satisfy the vesting of awards and the exercise of options granted under International Paper’s equity compensation plans;

(vi)

the percentage ownership of the Combined Company which would be held by DS Smith Shareholders and International Paper Shareholders respectively if the Combination completes are based on the fully diluted share capitals of DS Smith and International Paper set out in paragraphs (iii) and (iv) above, respectively;

(vii)	unless otherwise stated, all prices for DS Smith Shares are the Closing Price derived from Bloomberg for the relevant date;

(viii)	unless otherwise stated, all prices for International Paper Shares are the closing price derived from Bloomberg on the relevant date; and

(x)

the exchange rate of £1:US$1.2451 for the conversion of US dollars into pounds sterling has been derived from Bloomberg and is based on the exchange rate as at 4:00 p.m. (London time) on 15 April 2024 (being the last practicable day before the date of this Announcement) has been used in the calculation of the synergies expected to be realised in connection with the Combination as set out in the Quantified Financial Benefits Statement and the pro-forma sales figure referred to in Section 3 (Background and reasons for the Combination). For clarification, this differs from the exchange rate used in International Paper’s update announcement dated 4 April 2024, which was £1:US$1.2619.

APPENDIX III

IRREVOCABLE UNDERTAKINGS

DS Smith Directors’ Irrevocable Undertakings

International Paper has received irrevocable undertakings from the DS Smith Directors to vote in favour of the Scheme at the Court Meeting and the resolutions relating to the Combination at the DS Smith General Meeting in respect of their beneficial holdings of DS Smith Shares representing in aggregate approximately 0.06 per cent. of the existing issued ordinary share capital of DS Smith.

Name of DS Smith Director	Number of DS Smith Shares	Percentage of DS Smith issued share capital
Miles Roberts	250,451	0.02
Richard Pike	461,586	0.03
Geoff Drabble	77,445	0.01
Tessa Bamford	N/A	0.00
Celia Baxter	15,113	0.00
Alan Johnson	12,596	0.00
Alina Kessel	12,000	0.00
Eric Olsen	26,000	0.00
David Robbie	30,000	0.00
Louise Smalley	N/A	0.00
TOTAL	885,191	0.06

The irrevocable undertakings also extend to any DS Smith Shares acquired by the DS Smith Directors as a result of the vesting of awards or the exercise of options under the DS Smith Share Schemes.

These irrevocable undertakings given by the DS Smith Directors will continue to be binding in the event that a higher competing offer is made for DS Smith.

The irrevocable undertakings given by the DS Smith Directors will cease to be binding if:

•

International Paper announces, with the consent of the Panel and prior to publication of the Scheme Document, that it does not intend to proceed with the Combination and no new, revised or replacement Scheme or Offer is announced by International Paper in accordance with Rule 2.7 of the Code at the same time; or

•

the Scheme lapses or is withdrawn in accordance with its terms (other than where such lapse or withdrawal is as a result of International Paper electing to implement the Combination by way of an Offer) and no new, revised or replacement Scheme is announced by International Paper in accordance with Rule 2.7 of the Code at the same time; or

•	the Scheme has not become effective by 11.59 p.m. on the Long Stop Date; or

•

a competing offer for the entire issued and to be issued share capital of DS Smith becomes or is declared wholly unconditional or, if proceeding by way of a scheme of arrangement, becomes effective in accordance with its terms.

APPENDIX IV

QUANTIFIED FINANCIAL BENEFITS STATEMENT

Section 4 (Financial Benefits of the Combination) of this Announcement contains statements of estimated cost synergies arising from the Combination (together, the “Quantified Financial Benefits Statement”).

A copy of the Quantified Financial Benefits Statement is set out below:

“As previously announced on 4 April 2024, International Paper expects that the Combination would generate significant synergies and drive compelling value creation for DS Smith and International Paper shareholders. The delivery of the expected synergies will be supported by International Paper’s significant expertise in acquiring and integrating businesses. In addition, International Paper’s confidence in delivering a successful integration in Europe is underpinned by DS Smith’s own expertise in acquiring businesses and integrating them.

International Paper’s Directors, having reviewed and analysed the potential synergies of the Combination, as well as taking into account the factors they can influence, believe that the Combined Company can deliver at least $514 million (£413 million) of pre-tax cash synergies on an annual run-rate basis by the end of the fourth year following the Effective Date. These synergies are expected to be derived from the following key areas:

•	92 per cent., or $474 million (£381 million) of cost synergies across the following sources:

•	47 per cent., or $241 million (£194 million) from operational synergies across the combined network of mills, box plants and global supply chain, including:

•	Integration benefit of balancing containerboard supply positions (approximately 500k to 600k tons);

•	Freight optimisation benefits; and

•	Operational efficiencies across mill and box network from product and system optimisation, and sharing technology expertise.

•	23 per cent., or $117 million (£94 million) from overhead synergies by reducing duplicative corporate and business overhead expenses; and

•	23 per cent., or $116 million (£93 million) from operational procurement synergies from increased scale of the Combined Company.

•	5 per cent., or $26 million (£21 million) from capex procurement synergies, by leveraging increased scale of the Combined Company; and

•	3 per cent., or $14 million (£11 million) of revenue synergies.

These synergies are expected to arise as a direct result of the Combination and could not be achieved independently of the Combination.

International Paper anticipates that the total costs to achieve the synergies outlined above would be approximately $370 million (£297 million). International Paper expects that approximately 33 per cent. of the synergies outlined above would be achieved by the end of the first year following the Effective Date, with approximately 66 per cent. and 95 per cent. achieved by the end of the second and third years following the Effective Date, respectively.

Aside from the one-off costs referred to above, the International Paper Board does not expect any material dis-synergies to arise as a direct result of the Combination.”

The International Paper Board believes that the Combined Company should be able to achieve the synergies set out in the Quantified Financial Benefits Statement.

Further information on the bases of belief supporting the Quantified Financial Benefits Statement, including the principal assumptions and sources of information, is set out below.

Basis of calculation of the Quantified Financial Benefits Statement

In preparing the Quantified Financial Benefits Statement, International Paper has relied on a combination of publicly available information and information obtained through reciprocal due diligence. In such circumstances, International Paper management has made estimates and assumptions to aid its development of individual synergy initiatives. The assessment and quantification of the potential synergies have, in turn, been informed by the International Paper management’s industry experience and knowledge of the existing businesses, without consultation with DS Smith on the detailed quantification of the synergies.

The cost bases used as the basis for the Quantified Financial Benefits Statement are a blend of International Paper’s FY23 financial results and DS Smith’s FY23 financial results. The total addressable cost base used as the basis for the quantified exercise is $24.9 billion (£19.8 billion1).

For the potential synergies arising from the combination of group functions, organisation information was reviewed. The assessment and quantification of such potential synergies have in turn been informed by International Paper management’s industry experience as well as their experience of executing and integrating past acquisitions.

Cost synergy assumptions were based on a detailed, bottom-up evaluation of the benefits available from elimination of duplicate activities, the benefits of combined scale economics and operational efficiencies arising from consolidation. In determining the estimate of cost synergies achievable through the combination of International Paper and DS Smith, no synergies relating to operations have been included where no overlap exists.

Where appropriate, assumptions were used to estimate the costs of implementing the new structures, systems and processes required to realise the synergies.

In general, the synergy assumptions have in turn been risk-adjusted, exercising a degree of prudence in the calculation of the estimated synergy benefit set out above.

In arriving at the estimate of synergies set out in the Quantified Financial Benefits Statement, the International Paper Directors have made the following assumptions, which are outside the influence of International Paper:

•

there will be no material impact on the underlying operations of either the International Paper or DS Smith as a result of the proposed transaction or their ability to continue to conduct their businesses;

•	there will be no material divestments made by DS Smith save as previously announced by DS Smith as at the date of this Announcement;

•

there will be no material change to macroeconomic, political, inflationary, regulatory or legal conditions in the markets or regions in which International Paper and DS Smith operate that will materially impact on the implementation of the synergy plans or costs to achieve the proposed cost synergies;

•	there will be no material change in current foreign exchange rates or interest rates;

•	there will be no material change in accounting standards; and

•	there will be no change in tax legislation or tax rates or other legislation in the United Kingdom or United States that could materially impact the ability to achieve any benefits.

In addition, the International Paper Directors have made an assumption within the influence of International Paper that there will be no material divestments made by International Paper save as previously announced by International Paper as at the date of this Announcement.

In addition, the International Paper Directors have assumed that the cost synergies are substantively within International Paper’s control, albeit that certain elements are dependent in part on negotiations with third parties.

Reports

As required by Rule 28.1(a) of the Code, Deloitte, as reporting accountants to International Paper, and BofA Securities, as financial adviser to International Paper, have provided the reports required under the Code. Copies of those reports were set out in International Paper’s update announcement dated 4 April 2024.

As required by Rule 27.2(d) of the Code, the International Paper Directors confirm that:

1.	there have been no material changes to the Quantified Financial Benefits Statement since 4 April 2024 and the Quantified Financial Benefits Statement remains valid; and

2.	each of Deloitte and BofA Securities has confirmed to International Paper that their respective reports produced in connection with the Quantified Financial Benefits Statement continue to apply.

Important Notes

1.

The statements of estimated pre-tax cash synergies relate to future actions and circumstances which, by their nature, involve risks, uncertainties and contingencies. As a result, the pre-tax cash synergies referred to may not be achieved, or those achieved could be materially different from those estimated.

2.

No statement in the Quantified Financial Benefits Statement, or this Announcement generally, should be construed as a profit forecast or interpreted to mean that International Paper’s earnings per share in the full first full year following the Effective Date, or in any subsequent period, would necessarily match or be greater than or be less than those of International Paper and/or DS Smith for the relevant preceding financial period or any other period.

3.

Due to the size of the combination and potential scale of the Combined Company, there may be additional changes to the Combined Company’s operations. As a result, and given the fact that the changes relate to the future, the resulting cost synergies may be materially greater or less than those estimated.

4.	In arriving at the estimate of synergies set out in this Announcement, the International Paper Board has assumed that there will be no significant impact on the business of the Combined Company.

APPENDIX V

DEFINITIONS

The following definitions apply throughout this Announcement, unless the context otherwise requires:

Admission	admission of the International Paper Shares to: (a) (i) if the reforms to the Listing Rules contemplated by the Draft UK Listing Rules Instrument 2024 have come into force on or before the Effective Date, the equity shares (international commercial companies secondary listing) category of the Official List (in accordance with the Listing Rules and the Financial Services and Markets Act 2000) (or, if there is no such category, such listing category as most closely conforms to the requirements and standards provided for in Chapter 14 of the draft UK Listing Rules Sourcebook contained in the Draft UK Listing Rules Instrument 2024 as at the date of this Announcement); or (ii) if the reforms to the Listing Rules contemplated by the Draft UK Listing Rules Instrument 2024 have not come into force on or before the Effective Date, the standard segment of the Official List (in accordance with the Listing Rules and the Financial Services and Markets Act 2000); and (b) trading on the Main Market for listed securities of the London Stock Exchange (in accordance with the Admission and Disclosure Standards of London Stock Exchange)

Announcement	this announcement made pursuant to Rule 2.7 of the Code

Blocking Law	means: (i) any provision of Council Regulation (EC) No 2271/1996 of 22 November 1996 (or any law or regulation implementing such Regulation in any member state of the European Union); or (ii) any provision of Council Regulation (EC) No 2271/1996 of 22 November 1996, as it forms part of domestic law of the UK by virtue of the European Union (Withdrawal) Act 2018

BofA Securities	Merrill Lynch International

Business Day	a day (other than a Saturday, Sunday, public or bank holiday) on which banks are generally open in London and New York City for general banking business

CFO Retention Award	has the meaning given to it in Section 12 (DS Smith Share Schemes)

Citi	Citigroup Global Markets Limited

Clean Team Agreement	the clean team confidentiality agreement entered into between International Paper and DS Smith dated 27 March 2024, as described in Section 14 (Combination-related arrangements) of this Announcement

Closing Price	the closing middle market quotation of a share derived from the Daily Official List of the London Stock Exchange

Co-operation Agreement	the co-operation agreement between International Paper and DS Smith dated 16 April 2024, as described in Section 14 (Combination-related arrangements) of this Announcement

Code	the City Code on Takeovers and Mergers

Combination	the proposed recommended combination of International Paper and DS Smith in respect of the entire issued and to be issued share capital of DS Smith, to be implemented by way of the Scheme as described in this Announcement

Combined Company	the combined group following the Combination, comprising the International Paper Group and the DS Smith Group

Companies Act	the Companies Act 2006

Conditions	the conditions to the Combination set out in Part A of Appendix I and to be set out in the Scheme Document

Confidentiality Agreement	the confidentiality agreement between International Paper and DS Smith dated 27 February 2024, as described in Section 14 (Combination-related arrangements) of this Announcement

Court	the High Court of Justice in England and Wales

Court Hearing	the hearing of the Court at which DS Smith will seek the Court Order

Court Meeting	the meeting or meetings of DS Smith Shareholders to be convened by the Court pursuant to Part 26 of the Companies Act for the purpose of considering and, if thought fit, approving the Scheme (with or without amendment approved or imposed by the Court and agreed to by International Paper and DS Smith) including any adjournment, postponement or reconvention of any such meeting, notice of which shall be contained in the Scheme Document

Court Order	the order of the Court sanctioning the Scheme under section 899 of the Companies Act

CREST	the relevant system (as defined in the Uncertificated Securities Regulations 2001 (SI 2001/3755) in respect of which Euroclear UK & Ireland Limited is the Operator (as defined in the Regulations)

Deloitte	Deloitte LLP, the United Kingdom affiliate of Deloitte NSE LLP, a member firm of Deloitte Touche Tohmatsu Limited, a UK private company limited by guarantee (“DTTL”), DTTL and each of its member firms being legally separate and independent entities

Disclosed	the information which has been fairly disclosed: (i) in writing prior to the date of this Announcement by or on behalf of DS Smith to the International Paper Group including (without limitation) via the virtual data room operated on behalf of DS Smith in respect of the Combination or via email; (ii) during the management presentations by or on behalf of DS Smith to the International Paper Group; (iii) in DS Smith’s published annual or half year report and accounts published prior to the date of this Announcement; (iv) in a public announcement by DS Smith prior to the date of this Announcement by way of any Regulatory Information Service; or (v) in this Announcement

Draft UK Listing Rules Instrument 2024	the FCA consultation paper CP 23/31 published on 20 December 2023 and the draft UK Listing Rules Instrument 2024 published by the FCA on 7 March 2024

DS Smith	DS Smith Plc, a public limited company incorporated in England and Wales with registered number 01377658

DS Smith Board	the board of directors of DS Smith

DS Smith Directors	the directors of DS Smith as at the date of this Announcement or, where the context so requires, the directors of DS Smith from time to time

DS Smith Equalising Dividend	has the meaning given to it in Section 13 (Dividends)

DS Smith Excluded Dividend	has the meaning given to it in Section 13 (Dividends)

DS Smith FY24 Final Dividend	has the meaning given to it in Section 13 (Dividends)

DS Smith FY25 Final Dividend	has the meaning given to it in Section 13 (Dividends)

DS Smith General Meeting	the general meeting of DS Smith Shareholders (including any adjournment or postponement thereof) to be convened for the purpose of considering and, if thought fit, approving the shareholder resolutions necessary to enable DS Smith to implement the Combination, notice of which shall be contained in the Scheme Document

DS Smith Group	DS Smith and its subsidiary undertakings and associated undertakings

DS Smith FY25 Interim Dividend	has the meaning given to it in Section 13 (Dividends)

DS Smith Permitted Dividend	has the meaning given to it in Section 13 (Dividends)

DS Smith Shareholders	the holders of DS Smith Shares from time to time

DS Smith Shares	the ordinary shares of 10 pence each in the capital of DS Smith

DS Smith Share Schemes	means the DS Smith Performance Share Plan, the DS Smith Deferred Share Bonus Plan, the DS Smith UK Sharesave Plan, the DS Smith International Sharesave Plan, the DS Smith US Stock Purchase Plan and the DS Smith Recruitment Award Agreement, each as amended from time to time

Effective	means: (i) if the Combination is implemented by way of the Scheme, the Scheme having become effective in accordance with its terms; or (ii) if the Combination is implemented by way of an Offer, the Offer having been declared or become wholly unconditional in accordance with the requirements of the Code

Effective Date	the date on which the Combination becomes Effective

FCA	the UK Financial Conduct Authority

Forms of Proxy	the forms of proxy in connection with each of the Court Meeting and the DS Smith General Meeting, which shall accompany the Scheme Document

FSMA	the Financial Services and Markets Act 2000

International Paper	International Paper Company, a New York Corporation, with its headquarters at 6400 Poplar Avenue, Memphis, Tennessee, United States

International Paper Board	the board of directors of International Paper

International Paper Directors	the directors of International Paper at the date of this Announcement

International Paper Equalising Dividend	has the meaning given to it in Section 13 (Dividends)

International Paper Excluded Dividend	has the meaning given to it in Section 13 (Dividends)

International Paper FY24 Q2 Dividend	has the meaning given to it in Section 13 (Dividends)

International Paper FY24 Q3 Dividend	has the meaning given to it in Section 13 (Dividends)

International Paper FY24 Q4 Dividend	has the meaning given to it in Section 13 (Dividends)

International Paper FY25 Q1 Dividend	has the meaning given to it in Section 13 (Dividends)

International Paper FY25 Q2 Dividend	has the meaning given to it in Section 13 (Dividends)

International Paper FY25 Q3 Dividend	has the meaning given to it in Section 13 (Dividends)

International Paper Group	International Paper and its subsidiary undertakings and associated undertakings

International Paper Permitted Dividend	has the meaning given to it in Section 13 (Dividends)

International Paper Proxy Statement	the proxy statement on Schedule 14A, together with any amendments or supplements thereto, which is anticipated to be mailed to International Paper Shareholders in connection with the International Paper Shareholder Meeting and the approval by the International Paper Shareholders of the issuance of the New International Paper Shares

International Paper Q4 Results	International Paper’s results for the fourth quarter of 2023

International Paper Shareholder Meeting	the special meeting of International Paper Shareholders (including any adjournment or postponement thereof) convened for the purpose of considering and approving the issuance of the New International Paper Shares

International Paper Shareholders	the holders of International Paper Shares

International Paper Shares	shares of common stock, par value $1.00 per share, of International Paper

Irrevocable Undertakings	the irrevocable undertakings given by the DS Smith Directors to vote in favour of the Scheme at the Court Meeting and the resolutions relating to the Combination at the DS Smith General Meeting, as detailed in Section 7 (Irrevocable undertakings) of this Announcement

J.P. Morgan Cazenove	J.P. Morgan Securities plc (which conducts its UK investment banking business as J.P. Morgan Cazenove)

Joint Defense Agreement	the joint defense agreement between International Paper, DS Smith and their respective external legal counsels dated 27 March 2024, as described in Section 14 (Combination-related arrangements) of this Announcement

Listing Rules	the rules and regulations made by the FCA pursuant to Part 6 of the Financial Services and Markets Act 2000, and contained in the FCA’s publication of the same name

London Stock Exchange	London Stock Exchange plc

Long Stop Date	16 October 2025 or such later date as International Paper and DS Smith may agree

New International Paper Shares	the new International Paper Shares proposed to be issued to DS Smith Shareholders in connection with the Combination

NSI Act	the National Security and Investment Act 2021

Offer	if the Combination is implemented by way of a takeover offer (as that term is defined in section 974 of the Companies Act), the offer to be made by or on behalf of International Paper, or an associated undertaking thereof, to acquire the entire issued and to be issued ordinary share capital of DS Smith including, where the context admits, any subsequent revision, variation, extension or renewal of such offer

Offer Period

the period in respect of DS Smith commencing on 8 February 2024 and ending on:

(a)   the earlier of the date on which the Scheme becomes Effective or lapses or is withdrawn (or such other date as the Panel may decide); or

(b)   the earlier of the date on which the Offer has become or has been declared unconditional as to acceptances or lapses or is withdrawn (or such other date as the Panel may decide),

in each case other than where such lapsing or withdrawal is a result of International Paper exercising its right to implement the Combination by way of an Offer

Offer Value	415 pence per DS Smith Share based on the closing International Paper share price of $$40.85 and £/US$ exchange rate of 1.2645 on 25 March 2024, being the close of business on the last day prior to the announcement by DS Smith of a possible offer by International Paper

Official List	the official list maintained by the FCA pursuant to Part 6 of FSMA

Opening Position Disclosure	an announcement containing details of interests or short positions in, or rights to subscribe for, any relevant securities of a party to an offer if the person concerned has such a position, as defined in Rule 8 of the Code

Panel	the UK Panel on Takeovers and Mergers

Quantified Financial Benefits Statement	has the meaning given in Appendix IV (Quantified Financial Benefits Statement)

Registrar of Companies	the Registrar of Companies in England and Wales

Regulatory Information Service	a primary information provider (as defined in the FCA’s Handbook of Rules and Guidance)

Relevant Exchange Rate	the spot reference rate for a transaction between pounds sterling and US dollars as quoted by the Bank of England on the Business Day immediately preceding the date on which an Excluded Dividend is paid by DS Smith and/or International Paper, as the case may be (or, if no such rate is quoted on that date, on the preceding date on which such rate is quoted)

Restricted Jurisdiction	any jurisdiction where local laws or regulations may result in a significant risk of civil, regulatory or criminal exposure if information concerning the Combination is sent or made available to DS Smith Shareholders in that jurisdiction

Scheme	the proposed scheme of arrangement under Part 26 of the Companies Act between DS Smith and DS Smith Shareholders to implement the Combination to be set out in the Scheme Document, with or subject to any modification, addition or condition approved or imposed by the Court and agreed to by International Paper and DS Smith

Scheme Document	the document to be sent to (amongst others) DS Smith Shareholders containing, inter alia, the full terms and conditions of the Scheme and details of the Combination and convening the DS Smith General Meeting and Court Meeting, including (as the context requires) any supplemental circular or document to be published in connection with such circular

Scheme Record Time	the time and date to be specified as such in the Scheme Document, expected to be 6.00 p.m. on the Business Day immediately preceding the Effective Date, or such other time as International Paper and DS Smith may agree

SEC	the US Securities and Exchange Commission

Secretary of State	the Secretary of State in the Cabinet Office, as designated under the NSI Act

significant interest	a direct or indirect interest in 20 per cent. or more of the total voting rights conferred by the equity share capital (as defined in section 548 of the Companies Act)

UK or United Kingdom	the United Kingdom of Great Britain and Northern Ireland

UK MAR	Regulation (EU) No 596/2014 of the European Parliament and the Council of 16 April 2014 (as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018)

US or United States	the United States of America, its territories and possessions, any state of the United States of America and the District of Columbia

US Exchange Act	the US Securities Exchange Act of 1934 (as amended)

US Securities Act	the US Securities Act of 1933 (as amended)

Voting Record Time	the time and date to be specified in the Scheme Document by reference to which entitlement to vote at the Court Meeting will be determined, expected to be 6.00 p.m. on the day two days prior to the Court Meeting or any adjournment thereof (as the case may be)

Wider DS Smith Group	DS Smith and its subsidiary undertakings, associated undertakings and any other undertaking in which DS Smith or such undertakings (aggregating their interests) have a significant interest (in each case, from time to time) but excluding the Wider International Paper Group

Wider International Paper Group	International Paper and its subsidiary undertakings, associated undertakings and any other undertaking in which International Paper or such undertakings (aggregating their interests) have a significant interest (in each case, from time to time) but excluding the Wider DS Smith Group

All references to GBP, pence, Sterling, Pounds, Pounds Sterling, p or £ are to the lawful currency of the United Kingdom. All references to USD, $, US$, US dollars, United States dollars and cents are to the lawful currency of the United States of America.

All references to statutory provision or law or to any order or regulation shall be construed as a reference to that provision, law, order or regulation as extended, modified, amended, replaced or re-enacted from time to time and all statutory instruments, regulations and orders from time to time made thereunder or deriving validity therefrom.

All the times referred to in this Announcement are London times unless otherwise stated.

References to the singular include the plural and vice versa.

All references to “subsidiary”, “subsidiary undertaking”, “undertaking” and “associated undertaking” have the respective meanings given to them in the Companies Act.

Annex II

EXECUTION VERSION

Dated: 16 April 2024

INTERNATIONAL PAPER COMPANY

and

DS SMITH PLC

CO-OPERATION AGREEMENT

Slaughter and May

One Bunhill Row

London

EC1Y 8YY

(DGW/PIRD/OMXG)

THIS AGREEMENT is entered into on 16 April 2024

BETWEEN:

1.	International Paper Company, a New York corporation whose principal place of business is at 6400 Poplar Avenue, Memphis, TN 38197, United States (“Bidder”); and

2	DS Smith Plc, a public limited company incorporated in England and Wales whose registered office is at 1 Paddington Square, London, United Kingdom, W2 1DL and company number is 01377658 (“Target”),

together referred to as the “parties” and each as a “party” to this Agreement.

WHEREAS:

(A)

Bidder and Target intend, immediately following execution of this Agreement, to announce a recommended all-share combination of Bidder and Target (the “Combination”) on the terms and subject to the conditions set out in the Announcement (as defined below).

(B)

The Combination is intended to be effected by way of a scheme of arrangement of Target pursuant to Part 26 of the Companies Act (as defined below) (the “Scheme”), provided that Bidder reserves the right, as set out in the Announcement and this Agreement, to elect to implement the Combination by way of an Offer (as defined below).

(C)	The parties have agreed to take certain steps to effect the completion of the Combination and wish to enter into this Agreement to record their respective obligations relating to such matters.

THE PARTIES AGREE as follows:

1.	Interpretation

1.1	In this Agreement each of the following words and expressions shall have the following meanings:

“Acceptance Condition”	has the meaning given to it in Clause 3.2(A);

“Admission”

means:

(i) if the reforms to the Listing Rules contemplated by the FCA consultation paper CP 23/31 published on 20 December 2023 and the draft UK Listing Rules Instrument 2024 published by the FCA on 7 March 2024 (the “Draft UK Listing Rules Instrument 2024”) have come into force on or before the Effective Date, admission of the Bidder Stock to: (1) the equity shares (international commercial companies secondary listing) category of the Official List (in accordance with the Listing Rules and the Financial Services and Markets Act 2000) (or, if there is no such category, such listing category as most closely conforms to the requirements and standards provided for in Chapter 14 of the draft UK Listing Rules Sourcebook contained in the Draft UK Listing Rules Instrument 2024 as at the date of this Agreement); and (2) trading on the Main Market (in accordance with the Admission and Disclosure Standards of the London Stock Exchange); and

(ii) if the reforms to the Listing Rules contemplated by the Draft UK Listing Rules Instrument 2024 have not come into force on or before the Effective Date, admission of the Bidder Stock to: (1) the standard segment of the Official List (in accordance with the Listing Rules and the Financial Services and Markets Act 2000); and (2) trading on the Main Market (in accordance with the Admission and Disclosure Standards of the London Stock Exchange);

“Agreed Switch”	where Bidder has exercised its Right to Switch to an Offer in accordance with: (i) Clause 3.1(A); or (ii) Clause 3.1(B), in each case in circumstances where the Target Board Recommendation is given in respect of that Offer;

“Announcement”	means the announcement in the agreed form set out in Schedule 1;

“Applicable Termination Right”	has the meaning given in Clause 15.2(D);

“Bidder Board Recommendation”	has the meaning given in Clause 6.5;

“Bidder Board Recommendation Change”	has the meaning given in Clause 6.6;

“Bidder Board Recommendation Change Break Payment”	has the meaning given in Clause 15.1(A);

“Bidder Directors”	means the directors of Bidder from time to time;

“Bidder Equalising Dividend”	has the meaning given to it in Clause 2.8(A)(ii);

“Bidder Excluded Dividend”	has the meaning given to it in Clause 2.8(B);

“Bidder FY24 Q2 Dividend”	has the meaning given to it in Clause 2.6(A);

“Bidder FY24 Q3 Dividend”	has the meaning given to it in Clause 2.6(B);

“Bidder FY24 Q4 Dividend”	has the meaning given to it in Clause 2.6(C);

“Bidder FY25 Q1 Dividend”	has the meaning given to it in Clause 2.6(D);

“Bidder FY25 Q2 Dividend”	has the meaning given to it in Clause 2.6(E);

“Bidder FY25 Q3 Dividend”	has the meaning given to it in Clause 2.6(F);

“Bidder Group”	means Bidder and its subsidiaries and subsidiary undertakings from time to time and “member of the Bidder Group” shall be construed accordingly;

“Bidder New LTIP”	the 2024 Long-Term Incentive Compensation Plan (the rules of which are set out at Appendix A of Bidder’s proxy statement pursuant to Section 14(a) of the Exchange Act, filed on 2 April 2024), which will replace Bidder’s existing Amended and Restated 2009 Incentive Compensation Plan if approved by Bidder Stockholders at Bidder’s annual meeting on 13 May 2024;

“Bidder Permitted Dividend”	has the meaning given to it in Clause 2.7;

“Bidder Prospectus”	means the prospectus or listing particulars (as applicable) required to be published by Bidder in respect of the Admission, including any supplementary prospectus;

“Bidder Proxy Documents”	means the Bidder Proxy Statement and any other document required in order to obtain the approval of Bidder Stockholders in connection with the Bidder Stockholder Meeting;

“Bidder Proxy Statement”	means the proxy statement of the Bidder in connection with the Bidder Stockholder Meeting (as amended and supplemented from time to time);

“Bidder Resolutions”	means the approval by the majority of votes cast by Bidder Stockholders at the Bidder Stockholder Meeting necessary to approve, effect and implement the Combination in accordance with Bidder’s organisational documents, including (without limitation) to approve the issuance of the New Bidder Stock as required under the rules contained in the New York Stock Exchange Listed Company Manual;

“Bidder Stock”	means the shares of common stock of the Bidder issued and outstanding;

“Bidder Stockholders”	means the holders of Bidder Stock from time to time;

“Bidder Stockholder Approval Failure Break Payment”	has the meaning given in Clause 15.1(C);

“Bidder Stockholder Approval Failure Event”	has the meaning given in Clause 15.1(C);

“Bidder Stockholder Meeting”	means the special meeting of the Bidder Stockholders to be convened to consider and approve, the Bidder Resolutions, including any adjournment or postponement of that meeting;

“Break Payment Events”	means each of: (i) a Bidder Board Recommendation Change; (ii) the Bidder Stockholder Meeting having not occurred prior to the Long Stop Date in breach of Bidder’s obligations under this Agreement; (iii) a Regulatory Condition Satisfaction Failure Event; and (iv) a Bidder Stockholder Approval Failure Event;

“Break Payments”	means, collectively: (i) the Bidder Board Recommendation Change Break Payment; (ii) the Regulatory Condition Break Payment; and (iii) the Bidder Stockholder Approval Failure Break Payment;

“Business Day”	means any day, other than a public holiday, Saturday or a Sunday, when banks are generally open in London and New York City for general banking business;

“Clean Team Agreement”	means the clean team agreement between Bidder and Target dated 27 March 2024;

“Clearances”	means all approvals, consents, clearances, determinations, permissions, confirmations, and waivers that may need to be obtained, all applications and filings that may need to be made or are expedient and all waiting periods that may need to have expired, from or under any Laws or practices applied by any Relevant Authority (or under any agreements or arrangements to which any Relevant Authority is a party), in each case that are necessary and/or expedient to satisfy the Regulatory Conditions (and any reference to any Clearance having been “satisfied” shall be construed as meaning that each of the foregoing has been obtained or, where relevant, made or expired) and “Clearance” means any of these;

“Code”	means the City Code on Takeovers and Mergers as issued from time to time by or on behalf of the Panel;

“Combination”	has the meaning given to it in Recital (A);

“Companies Act”	means the Companies Act 2006;

“Competing Proposal”	means an offer (including a partial, exchange or tender offer), merger, acquisition, dual-listed structure, scheme of arrangement, reverse takeover and/or business merger (or an announcement of a firm intention under Rule 2.7 of the Code to do the same), the purpose of which is to acquire, directly or indirectly, 30 per cent. or more of the issued and to be issued ordinary share capital of Target (when aggregated with the shares already held by the acquirer and any person acting or deemed to be acting in concert with the acquirer), or an offer to acquire or any arrangements or series of arrangements resulting in the acquisition of, directly or indirectly, all or a significant proportion (being 30 per cent. or more) of the business assets and/or undertakings of Target, or any arrangements or series of arrangements which results in any party acquiring, consolidating or increasing “control” (as defined in the Code) of Target, in each case which is not effected by Bidder (or any of its concert parties (as defined in the Code)) or at Bidder’s direction or with Bidder’s written agreement, whether implemented in a single transaction or a series of transactions and whether conditional or otherwise;

“Conditions”

means:

(i) for so long as the Combination is being implemented by means of the Scheme, the conditions to the implementation of the Combination as set out in Appendix I to the Announcement; or

(i) for so long as the Combination is implemented by means of an Offer, the conditions referred to in (i) above, as amended by replacing the Scheme Condition with the Acceptance Condition,

and “Condition” shall be construed accordingly;

“Confidentiality Agreement”	means the confidentiality agreement between Bidder and Target dated 27 February 2024;

“Consideration”	means the consideration payable to Target Shareholders by Bidder pursuant to the terms of the Combination and as set out in the Announcement;

“Court”	means the High Court of Justice in England and Wales;

“Court Meeting”	means the meeting of Target Shareholders (and any adjournment thereof) convened pursuant to section 896 of the Companies Act for the purpose of considering and, if thought fit, approving (with or without modification) the Scheme;

“Day 60”	has the meaning given to it in Clause 3.2(D);

“Effective Date”

means the date upon which either:

(i) the Scheme becomes effective in accordance with its terms; or

(ii)  if Bidder elects to implement the Combination by means of an Offer in accordance with the terms of this Agreement, the Offer becomes or is declared unconditional;

“Exchange Act”	means the United States Securities Exchange Act 1934 and the rules and regulations promulgated thereunder;

“Exchange Rate”	means the spot reference rate for a transaction between pounds sterling and US Dollars as quoted by the Bank of England on the Business Day immediately preceding the Relevant Date (or, if no such rate is quoted on that date, on the preceding date on which such rate is quoted);

“Excluded Dividend”	means a Target Excluded Dividend and/or a Bidder Excluded Dividend, as the case may be;

“FCA”	means the Financial Conduct Authority;

“Joint Defense Agreement”	means the joint defense agreement between, amongst others, Bidder and Target dated 27 March 2024;

“Law”	means any applicable statutes, common law, rules, ordinances, regulations, codes, orders, judgments, injunctions, writs, decrees, directives, governmental guidelines or interpretations having the force of law or bylaws, in each case, of a Relevant Authority and shall, for the avoidance of doubt, include the Code;

“Listing Rules”	means the rules and regulations made by the FCA pursuant to Part 6 of the Financial Services and Markets Act 2000, and contained in the FCA’s publication of the same name;

“Long Stop Date”	means 16 October 2025 (or such later date as may be agreed by Target and Bidder and if required, with the Panel’s consent and/or the Court’s approval);

“Material Business Issues”	has the meaning given to it in Clause 8.3;

“New Bidder Stock”	means the shares of common stock of the Bidder proposed to be issued to Target Shareholders pursuant to the Scheme (or the Combination or Offer, as the context requires) or in consideration for the transfer to Bidder of Target Shares, in accordance with the organisational documents (including the certificate of incorporation and by-laws or equivalent documents) of Bidder;

“Notice”	shall have the meaning given to it in Clause 16.1;

“Offer”	means, if Bidder exercises its Right to Switch to elect to implement the Combination by means of a takeover offer within the meaning of section 974 of the Companies Act, such offer, including any subsequent revision, amendment, variation, extension or renewal;

“Offer Document”	means the offer document published by or on behalf of Bidder in connection with any Offer, including any revised offer document;

“Panel”	means the UK Panel on Takeovers and Mergers;

“Prospectus Rules”	means the “prospectus rules” made by the FCA pursuant to Part 6 to the Financial Services and Markets Act 2000, referred to in section 73A(4) of the same, and contained in the FCA’s publication of the same name;

“Registration Statement”	has the meaning given to it in Clause 3.2(J)(i);

“Regulatory Condition Break Payment”	has the meaning given in Clause 15.1(B);

“Regulatory Condition Satisfaction Failure Event”	has the meaning given in Clause 15.1(B);

“Regulatory Conditions”	means the Conditions set out in paragraphs 3(a) to (e) of Part A of Appendix I to the Announcement, each a “Regulatory Condition”;

“Regulatory Information Service”	means an information service authorised from time to time by the FCA for the purpose of disseminating regulatory announcements;

“Regulatory Remedy”	means any disposal, condition, obligation, term, undertaking, commitment, remedy, assurance, measure or modification (including the conclusion of any binding sales agreement) that may be required or can reasonably be expected to be required to obtain any Clearance (including, for the avoidance of doubt, any action required by a Relevant Authority prior to any final filings, notifications or submissions being sent or submitted to that authority);

“Relevant Authority”	means any central bank, ministry, governmental, quasi-governmental, supranational, statutory, regulatory or investigative body or agency or authority, exercising anti-trust or competition or merger control, foreign investment review, regulatory, taxing, importing or other authority, in any relevant jurisdiction, including, for the avoidance of doubt, the European Commission, the US Department of Justice, the US Federal Trade Commission, the Panel and the FCA;

“Relevant Date”	means, for the purposes of Clause 2.8, the date on which an Excluded Dividend is paid by Target and/or Bidder, as the case may be;

“Relevant Third Parties”	has the meaning given to it in Clause 17.15;

“Right to Switch”	shall have the meaning given to it in Clause 3.1;

“Scheme”	has the meaning given to it in Recital (B);

“Scheme Condition”	means the Condition referred to in paragraph 2 of Part A of Appendix I to the Announcement;

“Scheme Document”	means the circular addressed to the Target Shareholders to be sent to (amongst others) Target Shareholders containing, inter alia, the full terms and conditions of the Scheme and details of the Combination and convening the Target GM and Court Meeting, including (as the context requires) any supplemental circular or document to be published in connection with such circular;

“Scheme Hearing”	means the Court hearing to sanction the Scheme under section 899 of the Companies Act, including any adjournment thereof;

“SEC”	means the United States Securities and Exchange Commission;

“Securities Act”	means the United States Securities Act of 1933 and the rules and regulations promulgated thereunder;

“Service Document”	a claim form, application notice, order, judgment or other document relating to any proceedings, suit or action;

“Target Board Adverse Recommendation Change”

means:

(i) if Target makes an announcement prior to the publication of the Scheme Document or (if different) the document convening the Target GM that: (a) the Target Directors no longer intend to recommend the Combination or intend to adversely modify or qualify their recommendation of the Combination; (b) (other than where Bidder has exercised its Right to Switch) it will not convene and hold the Court Meeting or the Target GM; or (c) (other than where Bidder has exercised its Right to Switch) it intends not to post the Scheme Document or (if different) the document convening the Target GM;

(ii)  (other than where Bidder has exercised its Right to Switch) the Target Board Recommendation is not included in the Scheme Document or (if different) the document convening the Target GM, when published;

(iii)  (other than where Bidder has exercised its Right to Switch) if Target makes an announcement that it will or intends to delay the convening of, or adjourn, or does in fact delay the convening of or adjourn, the Court Meeting or the Target GM, to a date which is later than the 22nd day after the expected date of the Court Meeting or the Target GM (as relevant) set out in the Scheme Document, in each case without the consent of Bidder, and Target fails to publicly reaffirm or re-issue the Target Board Recommendation before 5:30 p.m. on the tenth Business Day following Bidder’s reasonable request to do so following expiry of such 22 day period, except where: (a) Bidder has committed a breach of this Agreement and such breach has caused the delay (but provided that Target has notified Bidder in writing of such breach as soon as reasonably practicable upon becoming aware of such breach and, to the extent capable of being remedied, such breach remains unremedied following the earlier to occur of (i) five Business Days from the date of receipt by Bidder of such written notification and (ii) the time by which Target would (absent such breach) be required to publicly reaffirm or re-issue the Target Board Recommendation (as set out above) for such circumstances to not constitute a Target Board Adverse Recommendation Change; (b) a supplementary circular is required to be published in connection with the Scheme, and, as a result, the Court Meeting and/or the Target GM cannot be held by such date in compliance with the Code and any other applicable Law (but provided that Target has used all reasonable endeavours to publish the supplementary circular as soon as reasonably practicable after the date on which the requirement to publish a supplementary circular arises); (c) such delay or adjournment is caused solely by logistical or practical reasons outside Target’s reasonable control (but provided that Target uses all reasonable endeavours to convene or reconvene and hold the Court Meeting or the Target GM (as relevant) as soon as is reasonably practicable); or (d) Bidder has delayed or adjourned the Bidder Stockholder Meeting in accordance with Clause 6.12 (other than in accordance with Clause 6.12(F)) and the delay or adjournment to the Court Meeting and the Target GM is required in order to ensure that the Court Meeting and the Target GM are held on the same date as the date of the Bidder Stockholder Meeting;

(iv) if a third party makes an announcement of a firm intention under Rule 2.7 of the Code or a revised offer (whether or not it is subject to the satisfaction or waiver of any pre-conditions) for Target which is recommended by the Target Directors;

(v)   at any time prior to the conclusion of the Court Meeting and Target GM, the Target Directors otherwise withdraw or adversely modify or qualify the Target Board Recommendation (or make an announcement that they intend to do so);

(vi) at any time prior to the conclusion of the Court Meeting and Target GM, any failure to publicly reaffirm or re-issue the Target Board Recommendation before 5:30 p.m. on the tenth Business Day following Bidder’s reasonable request to do so; or

(vii) if, after the Scheme has been approved by Target Shareholders and/or the approval of the Target GM Resolutions at the Target GM has been received, the Target Directors announce that they shall not implement the Scheme in connection with an announcement by a third party of a firm intention under Rule 2.7 of the Code and Target fails to publicly reaffirm or re-issue the Target Board Recommendation before 5:30 p.m. on the tenth Business Day following Bidder’s request to do so (other than: (i) in connection with an announcement of an Offer or revised offer by Bidder or one of its concert parties for Target; or (ii) because a Condition to the Combination has become incapable of fulfilment or satisfaction and the Bidder has stated that it will not waive such a Condition (if capable of waiver)), provided that, for the avoidance of doubt, the issue of any holding statement by Target following a change of circumstances shall not constitute a Target Board Adverse Recommendation Change so long as any such holding statement: (i) contains an express statement that the Target Board Recommendation is not withdrawn, modified or qualified; and (ii) does not contain a statement (and no subsequent public statements by or on behalf of Target indicate) that the Target Directors intend to withdraw, modify or qualify the Target Board Recommendation;

“Target Board Recommendation”

means the unanimous and unconditional recommendation of the Target Directors to the Target Shareholders:

(i) to vote in favour of the Scheme at the Court Meeting and the Target GM Resolutions at the Target GM; or

(ii)  if Bidder elects to implement the Combination by way of an Offer in accordance with the terms of this Agreement, to accept the Offer;

“Target Directors”	means the directors of Target from time to time;

“Target Equalising Dividend”	has the meaning given to it in Clause 2.8(B);

“Target Excluded Dividend”	has the meaning given to it in Clause 2.8(A);

“Target FY24 Final Dividend”	has the meaning given to it in Clause 2.4(A);

“Target FY25 Interim Dividend”	has the meaning given to it in Clause 2.4(B);

“Target FY25 Final Dividend”	has the meaning given to it in Clause 2.4(C);

“Target GM”	means the general meeting of Target Shareholders to be convened in connection with the Scheme to be held on the same date as the Court Meeting to consider and, if thought fit, approve, the Target GM Resolutions, including any adjournment or postponement of that meeting;

“Target GM Resolutions”	means the shareholder resolutions as are necessary or desirable to enable the Target to approve, implement and effect the Scheme, including, among other things, the resolutions relating to the amendment of the Target’s articles of association and the delisting of Target Shares;

“Target Group”	means Target and its subsidiaries and subsidiary undertakings from time to time and “member of the Target Group” shall be construed accordingly;

“Target Permitted Dividend”	has the meaning given to it in Clause 2.5;

“Target Remuneration Committee”	has the meaning given to it in Schedule 2;

“Target Representative”	has the meaning given to it in Clause 14.3;

“Target Shareholders”	means holders of Target Shares from time to time;

“Target Shares”	means ordinary shares of 10p each in the capital of Target;

“Target Share Plans”	has the meaning given to it in Schedule 2; and

“Tax”	means and includes all forms of taxation and statutory and government, state, provincial, local governmental or municipal charges, duties, contributions and levies, withholdings and deductions wherever and whenever imposed and all related penalties and interest;

“Tax Authority”	means HM Revenue and Customs or any governmental or other authority competent to impose Tax including any person, authority or body responsible for collection of Tax;

“Third Party Rights Provisions”	has the meaning given to it in Clause 17.15; and

“VAT” means:

means:

(A)  value added tax imposed by the Value Added Tax Act 1994 and legislation and regulations supplemental thereto;

(B)  to the extent not included in paragraph (A) above, any Tax imposed in compliance with the council directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(C)  any other Tax of a similar nature to the Taxes referred to in paragraph (A) or paragraph (B) above, whether imposed in the United Kingdom or a member state of the European Union in substitution for, or levied in addition to, the Taxes referred to in paragraph (A) or paragraph (B) above or imposed elsewhere.

1.2	In this Agreement, except where the context otherwise requires:

(A)	references to Recitals, Clauses and Schedules are to Recitals and Clauses of, and Schedules to, this Agreement;

(B)

the expressions “subsidiary” and “subsidiary undertaking” shall have the meanings given in the Companies Act and the expression “group” in relation to a party, means that party together with its subsidiaries and subsidiary undertakings from time to time;

(C)	the expressions “acting in concert” and “offer” shall have the meanings given in the Code;

(D)	use of any gender includes the other genders;

(E)	words in the singular shall include the plural and vice versa;

(F)

a reference to any statute, statutory provision, rule or regulation shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted and shall include any subordinate legislation made from time to time under that statute or statutory provision;

(G)	references to a “company” shall be construed so as to include any, corporation or other body corporate, wherever and however incorporated or established;

(H)

references to a “person” shall be construed so as to include any individual, firm, company, corporation, body corporate, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);

(I)	any reference to a “day” (including the phrase “Business Day”) shall mean a period of 24 hours running from midnight to midnight;

(J)	references to times are to London time;

(K)	references to “£” and “pounds sterling” are to the lawful currency of England;

(L)	references to “$” and “US Dollars” are to the lawful currency of the United States of America;

(M)	references to “writing” shall include any modes of reproducing words in a legible and non transitory form and shall include email except where otherwise expressly stated;

(N)

references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

(O) (i)

the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and

(ii)	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words;

(P)	a reference to “includes” or “including” shall mean “includes without limitation” or “including without limitation” respectively;

(Q)	the phrases “to the extent” and “to the extent that” are used to indicate an element of degree and are not synonymous with the word “if”;

(R)	all headings and titles are inserted for convenience only and are to be ignored in the interpretation of this Agreement;

(S)

the Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Schedules;

(T)	a reference to any other document referred to in this Agreement is a reference to that other document as amended or supplemented at any time; and

(U)	references to this Agreement include this Agreement as amended or supplemented in accordance with its terms.

2.	Publication of the Announcement and the terms of the Combination

2.1

The parties shall procure the release of the Announcement via a Regulatory Information Service at or before 8.00 a.m. on the date of this Agreement, or such other date and time as may be agreed by the parties (and, where required by the Code, approved by the Panel). The obligations of the parties under this Agreement, other than this Clause 2.1 and Clauses 11 to 14 and 16 to 19 (each as interpreted in accordance with Clause 1), shall be conditional on such release.

2.2

The principal terms of the Combination shall be as set out in the Announcement, together with such other terms as may be agreed by the parties in writing (save in the case of an improvement to the terms of the Combination, which will be at the absolute discretion of Bidder) and, where required by the Code, approved by the Panel.

2.3

The terms of the Combination at the date of posting of the Scheme Document shall be set out in the Scheme Document. Should Bidder elect to implement the Combination by way of the Offer in accordance with Clause 3, the terms of the Combination shall be set out in the announcement of the switch to an Offer and the Offer Document.

2.4	The parties agree and acknowledge that, should completion of the Combination occur after the record date in respect of:

(A)

any final dividend by Target in respect of the financial year ended on 30 April 2024 (any such dividend being a “Target FY24 Final Dividend”), Target Shareholders will be entitled to receive and retain the Target FY24 Final Dividend;

(B)

any interim dividend by Target in respect of the financial year ended on 30 April 2025 (any such dividend being a “Target FY25 Interim Dividend”), Target Shareholders will be entitled to receive and retain the Target FY25 Interim Dividend; and

(C)

any final dividend by Target in respect of the financial year ended on 30 April 2025 (any such dividend being a “Target FY25 Final Dividend”), Target Shareholders will be entitled to receive and retain the Target FY25 Final Dividend, provided, in each case, that such dividend is in accordance with Target’s dividend policy and does not exceed:

(D)	in respect of a Target FY24 Final Dividend, an amount per Target Share of not more than 12.0 pence;

(E)	in respect of a Target FY25 Interim Dividend, an amount per Target Share of not more than 6.2 pence; and

(F)	in respect of a Target FY25 Final Dividend, an amount per Target Share of not more than 12.3 pence,

and that the record date for such dividend is consistent with past practice in relation to the payment of dividends.

2.5

The parties agree and acknowledge that any dividend (or part thereof) that Target Shareholders are entitled to receive and retain under Clause 2.4 is a “Target Permitted Dividend” and that any Target Permitted Dividend (or part thereof) or any Target Equalising Dividend (or part thereof) shall not affect or reduce the Consideration in any way.

2.6	The parties agree and acknowledge that, should completion of the Combination occur after the record date in respect of:

(A)

any second quarter dividend by Bidder in respect of the financial year ended on 31 December 2024 (any such dividend being a “Bidder FY24 Q2 Dividend”), Bidder Stockholders will be entitled to receive and retain the Bidder FY24 Q2 Dividend;

(B)

any third quarter dividend by Bidder in respect of the financial year ended on 31 December 2024 (any such dividend being a “Bidder FY24 Q3 Dividend”), Bidder Stockholders will be entitled to receive and retain the Bidder FY24 Q3 Dividend;

(C)

any fourth quarter dividend by Bidder in respect of the financial year ended on 31 December 2024 (any such dividend being a “Bidder FY24 Q4 Dividend”), Bidder Stockholders will be entitled to receive and retain the Bidder FY24 Q4 Dividend;

(D)

any first quarter dividend by Bidder in respect of the financial year ended on 31 December 2025 (any such dividend being a “Bidder FY25 Q1 Dividend”), Bidder Stockholders will be entitled to receive and retain the Bidder FY25 Q1 Dividend;

(E)

any second quarter dividend by Bidder in respect of the financial year ended on 31 December 2025 (any such dividend being a “Bidder FY25 Q2 Dividend”), Bidder Stockholders will be entitled to receive and retain the Bidder FY25 Q2 Dividend; and

(F)

any third quarter dividend by Bidder in respect of the financial year ended on 31 December 2025 (any such dividend being a “Bidder FY25 Q3 Dividend”), Bidder Stockholders will be entitled to receive and retain the Bidder FY25 Q3 Dividend, provided, in each case, that such quarterly dividend is in accordance with Bidder’s dividend policy and does not exceed:

(G)	in respect of the Bidder FY24 Q2 Dividend an amount per share of Bidder Stock of not more than 46.25 cents per share of Bidder Stock;

(H)	in respect of the Bidder FY24 Q3 Dividend an amount per share of Bidder Stock of not more than 46.25 cents per share of Bidder Stock;

(I)	in respect of the Bidder FY24 Q4 Dividend an amount per share of Bidder Stock of not more than 46.25 cents per share of Bidder Stock;

(J)	in respect of the Bidder FY25 Q1 Dividend an amount per share of Bidder Stock of not more than 46.25 cents per share of Bidder Stock;

(K)	in respect of the Bidder FY25 Q2 Dividend an amount per share of Bidder Stock of not more than 46.25 cents per share of Bidder Stock; and

(L)	in respect of the Bidder FY25 Q3 Dividend an amount per share of Bidder Stock of not more than 46.25 cents per share of Bidder Stock,

and that the record date for such quarterly dividend is consistent with past practice in relation to the payment of quarterly dividends.

2.7

The parties agree and acknowledge that any dividend (or part thereof) that Bidder Stockholders are entitled to receive and retain under Clause 2.6 is a “Bidder Permitted Dividend” and that any Bidder Permitted Dividend (or part thereof) or any Bidder Equalising Dividend (or part thereof) shall not affect or increase the Consideration in any way and that Target Shareholders shall not be entitled to any Bidder Permitted Dividend or Bidder Equalising Dividend.

2.8	If, on or after the date of the Announcement and prior to the Effective Date:

(A)

Target announces, declares, makes or pays any dividend and/or other distribution and/or other return of capital other than a Target Permitted Dividend or a Target Equalising Dividend (a “Target Excluded Dividend”), Bidder shall be entitled to:

(i)

reduce the Consideration by an amount equivalent to all or any part of such excess (in the case of a Target FY24 Final Dividend, a Target FY25 Interim Dividend, a Target FY25 Final Dividend or a Target Equalising Dividend (as relevant)) or by the amount of all or part of any such other dividend, distribution or return of capital, in which case any reference in the

Announcement or in the Scheme Document (or, in the event that the Combination is to be implemented by means of any Offer, the Offer Document) to the Consideration will be deemed to be a reference to the Consideration as so reduced; or

(ii)

declare and pay an equalising dividend to Bidder Stockholders so as to reflect the value attributable to all or any part of such excess (in the case of a Target FY24 Final Dividend, a Target FY25 Interim Dividend, a Target FY25 Final Dividend or a Target Equalising Dividend (as relevant)) or by the amount of all or part of any such other dividend, distribution or return of capital, in each case at the Exchange Rate, without any consequential change to the Consideration (a “Bidder Equalising Dividend”); and/or

(B)

Bidder announces, declares, makes or pays any dividend and/or other distribution and/or other return of capital in each case with regard to the Bidder Stock other than a Bidder Permitted Dividend or a Bidder Equalising Dividend (a “Bidder Excluded Dividend”), Target shall be entitled to declare and pay an equalising dividend to Target Shareholders so as to reflect the value attributable to all or any part of such excess (in the case of a Bidder FY24 Q2 Dividend, a Bidder FY24 Q3 Dividend, a Bidder FY24 Q4 Dividend, a Bidder FY25 Q1 Dividend, a Bidder FY25 Q2 Dividend, a Bidder FY25 Q3 Dividend or a Bidder Equalising Dividend (as relevant)) or by the amount of all or part of any such other dividend, distribution or return of capital, in each case at the Exchange Rate, without any consequential change to the Consideration (a “Target Equalising Dividend”).

3.	Structure of the Combination

3.1

The parties intend to implement the Combination by means of the Scheme. Bidder shall have the right (a “Right to Switch”) (subject always to the consent of the Panel (if required)), whether before or after the posting of the Scheme Document, to elect at any time to implement the Combination by way of an Offer if:

(A)	Target provides its prior written consent;

(B)	a Competing Proposal is made;

(C)

Target is in material breach of any term of this Agreement, provided that: (i) Bidder shall first have notified Target in writing of such breach and of its intention to effect a Right to Switch; and (ii) such breach remains unremedied following the expiry of five Business Days from the date of receipt of such written notification; or

(D)	a Target Board Adverse Recommendation Change occurs.

3.2	In the event of an Agreed Switch, unless otherwise agreed with Target or required by the Panel, the parties agree that:

(A)

the acceptance condition to the Offer (the “Acceptance Condition”) shall be set at 90 per cent. of the Target Shares to which the Offer relates (or such lesser percentage as may be agreed between the parties in writing after, to the extent necessary, consultation with the Panel, being in any case more than 50 per cent. of the Target Shares to which the Offer relates);

(B)

Bidder will agree with Target: (i) any announcements relating to the Combination; and (ii) any proposed changes to the timetable for implementation of the Combination (including any changes to the Long Stop Date) for inclusion in the firm intention announcement in relation to the Offer and/or the Offer Document;

(C)

Bidder shall (i) prepare, as soon as reasonably practicable, the sections of the Offer Document attributable to Bidder and related form of acceptance; (ii) prepare, as soon as reasonably practicable following receipt of the required information from Target, any other sections of the Offer Document; and (iii) agree with Target the form and contents, and timing of publication of, the Offer Document and related form of acceptance;

(D)

Bidder shall not take any such action (including publishing an acceptance condition invocation notice (as defined in Rule 31.6 of the Code)) which would cause the Offer not to proceed, to lapse or to be withdrawn in each case for non-fulfilment of the Acceptance Condition prior to midnight on the sixtieth (60th) day following the publication of the Offer Document (or such later date as is set in accordance with Rule 31.3 of the Code and Notes on that Rule) (“Day 60”) and Bidder shall ensure that the Offer remains open for acceptances until such time;

(E)

Bidder shall not, without the prior written consent of Target, make any acceleration statement (as defined in the Code) unless: (i) all of the Conditions (other than the Acceptance Condition) have been satisfied or waived (if capable of waiver); (ii) the acceleration statement contains no right for Bidder to set the statement aside (except with Target consent); and (iii) Bidder undertakes to Target not to take any action or step otherwise to set the acceleration statement aside;

(F)

if, at any time during the period between the publication of the Offer Document and 5.00 p.m. on the date falling on the ninth day prior to Day 39 (as defined in the Code), it becomes reasonably expected that any outstanding Regulatory Condition is not likely to be satisfied or waived (if capable of waiver) prior to the sixtieth (60th) day following the publication of the Offer Document, Bidder shall promptly consult with Target as to whether a suspension to the offer timetable should be sought;

(G)

notwithstanding paragraph (F) above, if, by 5.00 p.m. on the date falling on the ninth day prior to Day 39 (as defined in the Code), any outstanding Regulatory Condition has not been satisfied, Bidder shall seek, jointly with Target, the consent of the Panel to suspend the offer timetable no later than the date falling on the second day prior to Day 39 (as defined in the Code);

(H)

Bidder shall keep Target informed, on a regular basis and in any event within two Business Days following a written request from Target, of the number of Target Shareholders that have: (i) validly returned their acceptance forms; (ii) returned but incorrectly completed their acceptance forms; (iii) validly returned their withdrawal forms; and (iv) returned but incorrectly completed their withdrawal forms, and in each case the identity of such shareholders and the number of Target Shares to which such forms relate;

(I)

the Conditions, as set out in Appendix I to the Announcement, shall be incorporated into the announcement of such Offer and into the Offer Document, subject to replacing the Scheme Condition with the Acceptance Condition together with such modifications as are agreed in writing by the parties or, where required by the Code, by the Panel;

(J)	Bidder shall:

(i)

prepare and cause to be filed with the SEC a registration statement on Form S-4 with respect to the New Bidder Stock to be issued to Target Shareholders in connection with the Combination (the “Registration Statement”) and the obligations of the Bidder in Clauses 6.2(B), 6.2(C), 6.4 and 6.8 shall apply to the process for preparation of such Registration Statement mutatis mutandis;

(ii)

make all necessary filings with the SEC with respect to the Offer and shall comply with all applicable rules and regulations under the Exchange Act, including Regulation 14E and the rules promulgated thereunder;

(K)	Bidder shall use all reasonable endeavours, and Target will reasonably cooperate with Bidder, to:

(i)	cause the Registration Statement to become effective at, or around the same time as, each of (1) the Offer Document and related form of acceptance and (2) the Bidder Prospectus are published;

(ii)	resolve any comments from the SEC as promptly as practicable following receipt; and

(iii)	keep the Registration Statement effective as long as is necessary to consummate the Offer; and

(L)

the Offer shall otherwise be made on the same terms and subject to the same conditions as those set out in the Announcement, subject to any modification or amendment to such terms and conditions as may be agreed to by Target and (if required) the Panel or which is necessary as a result of the switch from the Scheme to the Offer.

3.3

In the event of any Agreed Switch, the parties agree that all provisions of this Agreement relating to the Scheme, its implementation and documents relating thereto shall apply to the Offer, its implementation and relevant documents mutatis mutandis, save as set out in this Clause 3.

3.4

Bidder hereby represents that it is not, at the date of this Agreement, and undertakes that it shall not become, following the date of this Agreement, required to make a mandatory offer for Target pursuant to Rule 9 of the Code, provided that this Clause 3.4 shall cease to apply if a Competing Proposal is made.

3.5

The parties acknowledge that as at the date of this Agreement it is intended that the Combination will be implemented by Bidder acquiring the Target Shares. If, in due course, Bidder decides to elect for the Target Shares to be acquired by a nominee of Bidder then, prior to doing so, it will: (i) consult Target and take into account its reasonable views; and (ii) do everything within its control to ensure that “rollover relief” for UK-resident Target Shareholders is not prejudiced through such election (and, if such “rollover relief” is not so available following such election, shall instead implement the Combination through Bidder acquiring the Target Shares).

4.	Undertakings in relation to satisfaction of the Conditions

4.1

Bidder shall take all such actions as may be necessary or advisable to satisfy, or procure the satisfaction of, the Regulatory Conditions as soon as is reasonably practicable following the date of this Agreement and in any event in sufficient time to enable the Effective Date to occur by the Long Stop Date, including, if necessary, the following steps:

(A)

offering (and not withdrawing) and executing, or accepting, a Regulatory Remedy, provided that Bidder shall not be required to offer or accept any Regulatory Remedy that requires the disposal of any of Bidder’s mills, plants or other assets located in the United States;

(B)

defending any proceeding (including any proceeding seeking a temporary restraining order or preliminary injunction) and initiating any appropriate proceeding against any Relevant Authority which acts, seeks, proposes or threatens to prevent, delay or impair the consummation of the Combination (or any part of it); and

(C)	taking all steps necessary or advisable to avoid: (i) any declaration of incompleteness by any Relevant Authority; and (ii) any suspension of any review period by a Relevant Authority.

4.2	Bidder and Target shall:

(A)

co-operate with each other and provide each other with all reasonable information, comments, assistance and access in a timely manner in connection with seeking to satisfy the Regulatory Conditions, including by ensuring that all information reasonably required or advisable for any filings, notifications or submissions that are required or advisable for purposes of satisfying the Regulatory Conditions is supplied promptly and accurately and within sufficient time to meet any deadlines set by the Relevant Authority, and co-operating in the preparation of all such filings, notifications or submissions; and

(B)

keep the other informed promptly of developments which are material or reasonably likely to be material to satisfying the Regulatory Conditions in sufficient time to enable the Effective Date to occur prior to the Long Stop Date.

4.3

Bidder shall determine the strategy for satisfying the Regulatory Conditions (but only after prior consultation with the Target (and its legal advisers), and after having taken into account the views of the Target (and its legal advisers) in relation thereto).

4.4	Without prejudice to the generality of the foregoing, and except to the extent that to do so is prohibited by Law:

(A)	Bidder, or the Bidder and the Target jointly, or the Target, as may be required:

(i)

will submit a notification to each Relevant Authority as soon as is reasonably practicable after the signing of this Agreement and within any applicable mandatory time periods where such a notification is necessary or expedient in order to obtain a Clearance;

(ii)

respond to any supplementary enquiries and file any additional information requested by a Relevant Authority in connection with such Clearance as soon as reasonably practicable after receipt of such request; and

(iii)

maintain appropriate regular and ongoing dialogue with each Relevant Authority in order to monitor and ensure the prompt progress of any filings, notifications or submissions and offer such assistance and input as may be reasonably necessary to assist each Relevant Authority to consider and progress the relevant Clearances;

(B)

Bidder shall be primarily responsible (except as otherwise required for preparation and submission of an appropriate notification and report form as applicable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976) for preparing all such filings, submissions, correspondence and communications, provided that it shall do so in close cooperation with Target, and consult with Target, and take into account comments from Target (and/or its legal advisers) in respect of any such filings, submissions, correspondence or communications;

(C)

Bidder shall (subject to Clause 4.6 below and except as otherwise required for preparation and submission of an appropriate notification and report form as applicable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976):

(i)

provide, or procure the provision of, draft copies of all submissions, notifications, correspondence and communications intended to be sent to any Relevant Authority in relation to satisfying the Regulatory Conditions to Target and/or its legal advisers at such time as will allow Target and/or its legal advisers a reasonable opportunity to review and provide comments on such submissions and communications before they are submitted or sent; and

(ii)	provide Target with copies of all such submissions and communications in the form finally submitted or sent;

(D)

in relation to any filings, submissions or material correspondence to be submitted or sent by Target to any Relevant Authority in relation to satisfying the Regulatory Conditions, Target shall (subject to Clause 4.6 below):

(i)

provide, or procure the provision of, draft copies of all such submissions, notifications, material correspondence and material communications intended to be sent to any Relevant Authority in relation to satisfying any Regulatory Condition to Bidder and/or its legal advisers at such time as will allow Bidder and/or its legal advisers a reasonable opportunity to review and provide comments on such submissions and communications before they are submitted or sent; and

(ii)	provide Bidder with copies of all such submissions and communications in the form finally submitted or sent;

(E)

Bidder and Target shall keep each other’s legal advisers copied in correspondence with any Relevant Authority (subject to Clause 4.6 below) and in the event the Bidder, Target and/or their respective legal advisers receive correspondence directly from any Relevant Authority, they will notify each other, and provide copies, in a timely fashion of any such communication;

(F)	Bidder shall be responsible for the payment of all filing fees required in connection with any Regulatory Condition. For the avoidance of doubt, each party shall be responsible for its own costs of preparing any filings, notifications or submissions required or intended to be submitted in connection with any Regulatory Condition;

(G)

Bidder shall give Target and/or its legal advisers the opportunity (with reasonable notice when reasonably practicable and not objected by the applicable Relevant Authority) to attend all hearings, meetings and material telephone calls with any Relevant Authority that are organised by Bidder or any Relevant Authority in connection with satisfying any Regulatory Condition and/or the implementation of the Combination, and allow Target (and/or its legal advisers) to make reasonable submissions during such hearings, meetings or telephone calls; and

(H)

where reasonably requested by Bidder, Target shall make available appropriate Target representatives for meetings and telephone calls requested by any Relevant Authority in connection with satisfying any Regulatory Condition and/or the implementation of the Combination.

4.5	Nothing in this Agreement shall oblige either Bidder or Target (the “disclosing party”) to disclose any information to the other:

(A)	which the disclosing party reasonably considers to be competitively sensitive;

(B)	which the disclosing party is prohibited from disclosing by Law or a Relevant Authority; or

(C)	where such disclosure would result in the loss of privilege that subsists in relation to such information (including legal advice privilege).

4.6	Where the circumstances referred to in Clauses 4.5(A) or 4.5(B) apply, the disclosing party shall disclose the relevant information to the other:

(A)	pursuant to the Clean Team Agreement;

(B)	where that is not reasonably possible, on an “external counsel only” basis; or

(C)

where disclosure in a manner contemplated by Clauses 4.5(A) or 4.5(B) would reasonably be expected to have a material adverse effect on the disclosing party’s legitimate business interest, directly to a Relevant Authority (and in such circumstances, the disclosing party shall provide to the other a non-confidential version of such information).

4.7

Except with the prior written consent of Target, until the Effective Date, Bidder shall not (and shall procure that each member of the Bidder Group shall not), take, or omit to take, or permit or cause to be taken or omitted to be taken (or direct any person to do the same), any action, or enter into any acquisition, transaction or other agreement, which would be reasonably likely to have the effect of in any way preventing, impeding, materially delaying or materially prejudicing the satisfaction of any Regulatory Condition or completion of the Combination.

4.8

Bidder agrees that if it intends to seek the permission of the Panel to invoke a Condition, it will, as far in advance as is reasonably practicable and prior to approaching the Panel, notify Target of its intention and provide Target with reasonable details of the ground on which it intends to invoke the relevant Condition.

5.	Scheme Document

Where the Combination is implemented by way of the Scheme:

(A)

Bidder agrees to provide promptly to Target all such information about itself, its intentions, the Bidder Group and its directors as may be reasonably requested and which is required for the purpose of inclusion in the Scheme Document or any other document required by the Code or any other applicable Law to be published in connection with the Scheme or the Target GM and to provide all other assistance which may be reasonably required with the preparation of the Scheme Document or any other document required by the Code or any other applicable Law, including access to, and ensuring that reasonable assistance is provided by, its professional advisers; and

(B)

Bidder will procure that its directors accept responsibility, in the terms required by the Code, for all of the information in the Scheme Document relating to themselves (and their close relatives, related trusts and persons connected with them, each as defined in the Code), the Bidder Group, persons acting in concert with Bidder, the financing of the Combination and statements of opinion, belief, intent or expectation of Bidder or the directors of Bidder in relation to the Combination, Bidder’s plans for the Target Group following completion of the Combination or otherwise in relation to the combined group following completion of the Combination and any other information in the Scheme Document for which a bidder is required to accept responsibility under applicable Law.

6.	Bidder public documents and shareholder approval

6.1

Subject to Clause 6.3, Bidder shall use all reasonable endeavours to ensure that the Bidder Proxy Documents are transmitted to Bidder Stockholders (following confirmation by the SEC that it has no further comments on the Bidder Proxy Documents) and the Bidder Prospectus is published (following approval by the FCA), in each case in accordance with the timetable agreed between the parties in writing from time to time and in any event in sufficient time to enable completion of the Combination to occur by the Long Stop Date, and shall convene the Bidder Stockholder Meeting at or around the same time on the same date as the Court Meeting and/or the Target GM.

6.2	Without limitation to Clause 6.1, Bidder shall also:

(A)

(i) file with the SEC preliminary Bidder Proxy Documents for review and comment by the SEC and (ii) submit a draft of the Bidder Prospectus for review and comment by the FCA, in each case in accordance with the timetable agreed between the parties in writing from time to time;

(B)

as soon as reasonably practicably, notify Target and provide copies of any material communications sent by or received from the SEC in respect of the Bidder Proxy Documents and/or the FCA in respect of the Bidder Prospectus;

(C)

as soon as reasonably practicable, respond to any comments received from the SEC in respect of the Bidder Proxy Documents and/or the FCA in respect of the Bidder Prospectus, and use all reasonable endeavours to resolve such comments with the SEC and FCA (as relevant) as promptly as reasonably practicable;

(D)

use all reasonable endeavours to obtain confirmation by the SEC that it has no further comments on the Bidder Proxy Documents, and the FCA’s approval of the Bidder Prospectus, as soon as reasonably practicable after the date of this Agreement; and

(E)

(to the extent consistent with Clause 6.3 and the timetable agreed between the parties in writing from time to time) transmit the Bidder Proxy Documents to Bidder Stockholders as soon as reasonably practicable upon receiving confirmation by the SEC that it has no further comments on the Bidder Proxy Documents and publish the Bidder Prospectus as soon as reasonably practicable upon receiving FCA approval for the Bidder Prospectus.

6.3

The parties agree that: (i) the Bidder Proxy Documents will be dispatched to Bidder Stockholders; and (ii) the Bidder Prospectus will be published, in each case, at or around the same time as the Scheme Document is dispatched to Target Shareholders.

6.4

Bidder shall provide, or procure the provision of, draft copies of the Bidder Proxy Documents and Bidder Prospectus and any ancillary agreements or documents (in accordance with customary practice) to Target (and/or its advisers) at such time as will allow Target (and/or its advisers) reasonable notice of and reasonable opportunity to review and comment on such drafts and Bidder (and/or its advisers) shall:

(A)

seek and obtain Target’s approval (such approval not to be unreasonably withheld or delayed) in relation to the information on Target contained in the Bidder Proxy Documents and the Bidder Prospectus before they are submitted to the SEC or the FCA, as applicable, or published in final form; and

(B)

in respect of any other information contained in the Bidder Proxy Documents and Bidder Prospectus, have regard to such reasonable comments made by Target (subject to the foregoing requirement for Bidder to allow Target (and its advisers) reasonable notice of and reasonable opportunity to review and comment) in a timely manner from Target (and/or its advisers) as it considers appropriate, acting reasonably and in good faith, before they are submitted to the SEC or the FCA, as applicable, or published in final form.

6.5

Bidder shall use all reasonable endeavours to obtain approval by the Bidder Stockholders of the Bidder Resolutions at the Bidder Stockholder Meeting, and, without limitation to the foregoing, Bidder shall:

(A)	use all reasonable endeavours to solicit from Bidder Stockholders proxies in favour of the Bidder Resolutions to be proposed at the Bidder Stockholder Meeting; and

(B)

ensure that the Proxy Statement shall contain a unanimous and unconditional recommendation from the Bidder Directors that the Bidder Stockholders vote in favour of the Bidder Resolutions at the Bidder Stockholder Meeting (the “Bidder Board Recommendation”),

unless the board of directors of Bidder has determined, following consultation with external legal counsel and a financial adviser, that soliciting such proxies and including the Bidder Board Recommendation would be inconsistent with any of the respective fiduciary duties of the Bidder Directors.

6.6	The Bidder shall not:

(A)	cause or permit the Bidder Board Recommendation to be withdrawn, qualified or modified in any adverse manner up to the time the Bidder Resolutions have been duly approved by the Bidder Stockholders;

(B)

cause or permit any announcement to be made, whether before or after the Bidder Proxy Documents are transmitted to Bidder Stockholders, intimating that the Bidder Directors are no longer unanimously and unconditionally recommending (or are no longer intending unanimously and unconditionally to recommend) that the Bidder Stockholders vote in favour of the Bidder Resolutions; or

(C)

fail publicly to reaffirm or re-issue a statement of the intention of the Bidder Directors to make the Bidder Board Recommendation on an unmodified or unqualified basis or fail to recommend against acceptance of a tender or exchange offer by its stockholders pursuant to Rule 14d-2 under the Exchange Act for outstanding shares of Bidder Stock, in each case, before 5:30 p.m. on the tenth Business Day following Target’s reasonable request to do so (or, if earlier, prior to the Bidder Stockholder Meeting), each such event, a “Bidder Board Recommendation Change” in each case unless the Bidder Directors have determined, following consultation with external legal counsel and a financial adviser, that failing to make the Bidder Board Recommendation Change would be inconsistent with any of the respective fiduciary duties of the Bidder Directors.

6.7

Bidder undertakes to Target that, unless giving such notice would be inconsistent with the fiduciary duties of the board of directors of Bidder or is otherwise not legally permitted, it will give the Target at least 24 hours’ written notice if: (i) the Bidder Proxy Documents will not contain the Bidder Board Recommendation; or (ii) the Bidder intends to make a Bidder Board Recommendation Change.

6.8

Target agrees to provide promptly to Bidder, to the standard that is required for Bidder to meet its obligations under the Securities Act, the Exchange Act, the Listing Rules and the Prospectus Rules (in each case, as relevant to such document), all such information about itself and the Target Directors as may be reasonably requested and which is required for the purpose of inclusion in the Bidder Proxy Documents and/or the Bidder Prospectus (as applicable) (including any information required under applicable Law, the Securities Act, the Exchange Act, the Listing Rules, the Prospectus Rules and the Code) and to provide all other assistance which may be reasonably required for the preparation of the Bidder Proxy Documents and/

or the Bidder Prospectus (as applicable), including access to, and ensuring that reasonable assistance is provided by, its professional advisers.

6.9

In the period between the filing of the Bidder Proxy Documents and the Bidder Stockholder Meeting, Bidder shall keep Target informed, on a regular basis or as soon as reasonably practicable following a request by Target, of the number and content of proxy votes received in respect of the Bidder Resolutions.

6.10	Bidder shall not propose any resolutions at the Bidder Stockholder Meeting other than the Bidder Resolutions, unless otherwise agreed by Target (acting reasonably).

6.11	Bidder shall permit a reasonable number of representatives of Target and its advisers to attend the Bidder Stockholder Meeting.

6.12

Bidder shall not, without the prior written consent of Target, adjourn or postpone the Bidder Stockholder Meeting, provided that Bidder may adjourn or postpone the Bidder Stockholder Meeting without the consent of Target:

(A)

if, as of the time for which the Bidder Stockholder Meeting is originally scheduled (as set out in the Bidder Proxy Documents), there are insufficient Bidder Stockholders (either in person or by proxy) to constitute the quorum necessary to conduct the business of the Bidder Stockholder Meeting;

(B)

if a motion to adjourn is moved and approved at the Bidder Stockholder Meeting by Bidder Stockholders (other than Bidder Directors or Bidder Stockholders who are party to irrevocable undertakings in relation to the Bidder Resolutions);

(C)	if it is not practicable to seek consent from Target because the adjournment or postponement is on account of a force majeure event or an emergency adjournment or postponement;

(D)

if reasonable additional time is required for the distribution to Bidder Stockholders prior to the Bidder Stockholder Meeting of any supplement or amendment to the Bidder Proxy Documents which the Bidder Board has determined, in good faith, based on the advice of external legal counsel, is required by applicable Law or under the Securities Act (and/or in the case of the Bidder Directors, their fiduciary duties as directors under applicable Law) and for any applicable notice period in respect of such supplement or amendment to expire, provided that such notice period is no longer than two Business Days longer than the minimum period prescribed by applicable Law;

(E)

if the adjournment or postponement is required by applicable Law or any failure to adjourn or postpone the Bidder Stockholder Meeting would reasonably be expected to be a violation of applicable Law; and/or

(F)

if necessary, due to an adjournment or prospective adjournment of the Court Meeting or the Target GM (but without prejudice to the Conditions set out in paragraph 2(a)(ii) and 2(b)(ii) of Appendix I to the Announcement) to ensure that the Bidder Stockholder Meeting is held on the same date as the date of the Court Meeting and the Target GM.

6.13

Subject to the approval of the Bidder Resolutions by the Bidder Stockholders at the Bidder Stockholder Meeting, Bidder shall use all reasonable endeavours to cause all New Bidder Stock to be issued to Target Shareholders pursuant to the Combination to:

(A)	for so long as the Combination is being implemented by way of the Scheme, be issued in reliance on an exemption from the registration requirements under Section 3(a)(10) of the Securities Act;

(B)	be approved for listing on the New York Stock Exchange; and

(C)	be approved for Admission.

7.	Implementation of the Scheme

7.1	Bidder undertakes that, on the Business Day prior to the Scheme Hearing, it shall deliver a notice in writing to Target confirming either:

(A)	the satisfaction or waiver of all Conditions (other than the Scheme Condition); or

(B)

its intention to invoke one or more Conditions (if permitted by the Panel) and providing reasonable details of the event which has occurred, or circumstances which have arisen, which Bidder reasonably considers entitles it to invoke such Condition or treat it as unsatisfied or incapable of satisfaction and the reasons why it considers such event or circumstance sufficiently material for the Panel to permit Bidder to withdraw or lapse the Scheme.

7.2

Where the Combination is implemented by way of the Scheme, Bidder shall instruct counsel to appear on its behalf at the Scheme Hearing and undertake to the Court to be bound by the terms of the Scheme insofar as it relates to Bidder to the extent that all the Conditions (other than paragraph 2(c) of the Conditions) have been satisfied or waived prior to or on the date of the Scheme Hearing. Bidder shall provide such documentation or information as may reasonably be required by Target’s counsel or the Court, in relation to such undertaking.

7.3

If Bidder becomes aware of any fact, matter or circumstance that it reasonably considers would allow any of the Conditions to be invoked (applying the test set out in Rule 13.5(a) of the Code and the Panel would permit it to so invoke), Bidder (subject to any restriction under applicable Law) shall inform Target promptly.

7.4

Bidder undertakes that the New Bidder Stock (to be issued to Target Shareholders as part of the Consideration for the Combination) will be issued to Target Shareholders on the Effective Date, credited as fully paid and ranking pari passu with all other Bidder Stock then in issue, including the right to participate rateably and equally in any dividend or distribution declared, paid, or made with reference to a record date on or after the Effective Date (save for any Bidder Permitted Dividend and any Bidder Equalising Dividend).

8.	Conduct of business

8.1

Subject to Clause 8.2, except: (i) as expressly contemplated by this Agreement and/or the Announcement (as applicable); (ii) as consented to in writing by Target; or (iii) as required by applicable Law or the terms of any contract with a third party which has been fairly disclosed to Target or publicly announced before the date of this Agreement, from the date of this Agreement until the Effective Date, Bidder shall not (and shall procure that no member of the Bidder Group shall):

(A)

other than the granting of options or awards in respect of Bidder Stock or selling Bidder Stock to directors, officers and employees, in the normal and ordinary course and in accordance with the Bidder Group’s existing incentive plans that have been fairly disclosed to Target (including, subject to approval by Bidder Stockholders at Bidder’s annual meeting on 13 May 2024, the Bidder New LTIP), and allotting and issuing any Bidder Stock to the extent necessary to satisfy any such options or awards vesting or due to be settled under such plans:

(i)	allot or issue any Bidder Stock or any securities convertible into, or exchangeable for, Bidder Stock;

(ii)	grant any option over or right to subscribe for any Bidder Stock or any securities convertible into, or exchangeable for, Bidder Stock;

(B)

split, combine, reclassify, consolidate or sub-divide any of its common stock or amend its certificate of incorporation, by-laws, other equivalent documents or other organisational documents, in each case, in any manner that would or could reasonably be expected to have an adverse impact on the value of the New Bidder Stock;

(C)

other than a Bidder Permitted Dividend or Bidder Equalising Dividend, authorise, declare, pay or make any dividend or other distribution, or undertake any form of return of capital with respect to the Bidder Stock (whether in cash, assets, shares or other securities);

(D)

other than in the normal and ordinary course, directly or indirectly, repurchase, redeem or otherwise acquire, cancel or reduce, any of its common stock or any rights, warrants or options to acquire any such common stock;

(E)

undertake any other form of capital reorganisation not otherwise referred to in this Clause 8 which would or could reasonably be expected to have an adverse impact on the value of the New Bidder Stock;

(F)	adopt a plan of complete or partial liquidation or dissolution;

(G)	do or fail to do any act or thing that could reasonably be expected to prejudice Bidder’s listing on the New York Stock Exchange; or

(H)	agree, resolve, commit or announce publicly any agreement or intention to do any of the foregoing (as applicable), whether conditionally or unconditionally.

8.2	Clause 8.1 shall not apply to any act, transaction or arrangement between Bidder or a wholly-owned member of the Bidder Group and another wholly-owned member of the Bidder Group.

8.3

From the date of this Agreement until the Effective Date, Bidder shall inform Target of any issue arising in relation to the business of the Bidder Group that may reasonably be expected to have a material adverse impact on the value of the Bidder Stock or otherwise be material in the context of the Bidder Group and its business as a whole (any such issue a “Material Business Issue”) as soon as reasonably practicable after any employees and officers of Bidder engaged in the consideration of the Combination have become aware of any such issue. In any event, Bidder and Target shall meet on a monthly basis to discuss any and all Material Business Issues arising prior to or on the date of such meeting.

9.	Target Share Plans

The parties agree that the provisions of Schedule 2 shall apply in respect of the Target Share Plans and Target employee-related matters.

10.	Directors’ and Officers’ Liability Insurance

10.1

To the extent permitted by applicable Law, for six years after the Effective Date, Bidder undertakes in favour of Target and in favour of each of the directors, officers and employees of Target and each of its subsidiary undertakings as at and prior to the Effective Date to procure that the members of the Target Group shall honour and fulfil all their respective obligations (if any) existing at the Effective Date regarding:

(A)

elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses with respect to matters existing or occurring at or prior to the Effective Date; and

(B)

provision of assistance to directors and officers of the Target Group to the extent they need to make a claim against the Target Group directors’ and officers’ insurance policy (including any run off cover), in each case with respect to matters existing or occurring at or prior to the Effective Date.

10.2

Bidder shall procure the provision of directors’ and officers’ liability insurance for both current and former directors and officers of the Target Group, including directors and officers who retire or whose employment is terminated as a result of the Combination, for acts and omissions up to and including the Effective Date, in the form of run-off cover for a period of six years following the Effective Date. Such insurance cover shall be with reputable insurers and provide cover, in terms of amount and breadth, at least as much as that provided under the Target Group’s directors’ and officers’ liability insurance as at the date of this Agreement.

11.	Code

11.1

Nothing in this Agreement shall in any way limit the parties’ obligations under the Code and any uncontested rulings of the Panel as to the application of the Code in conflict with the terms of this Agreement (which shall take precedence over such terms).

11.2

The parties agree that, if the Panel determines that any provision of this Agreement that requires Target to take or not to take action, whether as a direct obligation or as a condition to any other person’s obligation (however expressed), is not permitted by Rule 21.2 of the Code, that provision shall have no effect and shall be disregarded and neither Target nor the Target Directors shall have any obligation to take or not take any such action.

11.3	Nothing in this Agreement shall oblige Target or the Target Directors to recommend an Offer or a Scheme proposed by Bidder.

12.	Invalidity

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the Law of any jurisdiction or due to the operation of Clause 11.2:

(A)	that shall not affect or impair:

(i)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(ii)	the legality, validity or enforceability under the Law of any other jurisdiction of that or any other provision of this Agreement; and

(B)

if it would be legal, valid and enforceable if deleted in whole or in part or reduced in application, such provision shall apply with such deletion or reduction as may be necessary to make it valid and enforceable but the enforceability of the remainder of this Agreement shall not be affected.

13.	Termination

13.1	Subject to Clauses 13.2 and 13.3, this Agreement shall terminate with immediate effect and all rights and obligations of the parties under this Agreement shall cease:

(A)	if the parties so agree in writing;

(B)

if the Announcement is not released by 8.00 a.m. on the date of this Agreement (unless, prior to that time, the parties have agreed another time in accordance with Clause 2.1 in which case the later time and date shall apply for the purposes of this Clause 13.1(B));

(C)	upon service of written notice by Bidder to Target if a Target Board Adverse Recommendation Change occurs;

(D)	upon service of written notice by either party if one or more of the following occurs:

(i)	prior to the Long Stop Date, a Competing Proposal becomes effective or is declared or becomes unconditional;

(ii)

if the Combination (whether implemented by way of the Scheme or the Offer) is withdrawn, terminates or lapses in accordance with its terms and (where required) with the permission of the Panel, unless such lapse or withdrawal:

(a)	is as a result of the exercise of Right to Switch; or

(b)	is to be followed promptly by a firm intention announcement (under Rule 2.7 of the Code) made by Bidder or person acting in concert (as defined in the Code) with Bidder to implement the Combination by a different offer or scheme on substantially the same or improved terms, and such announcement is made within five Business Days of such lapse or withdrawal;

(iii)

prior to the Long Stop Date any Condition (other than a Regulatory Condition or a Condition in respect of Bidder Stockholders not having approved the Bidder Resolutions at the Bidder Stockholder Meeting) has been invoked by Bidder (in circumstances where the invocation of the relevant Condition is permitted by the Panel);

(iv)

if the Scheme is not approved at the Court Meeting or the Target GM Resolutions are not passed at the Target GM or the Court refuses to sanction the Scheme, other than in circumstances where Bidder has elected, pursuant to an Agreed Switch, to implement the Combination by way of an Offer;

(v)	unless otherwise agreed by the parties in writing or required by the Panel, the Effective Date has not occurred by the Long Stop Date;

(vi)	the Bidder Resolutions are not approved by Bidder Stockholders at the Bidder Stockholder Meeting;

(vii)	if a Break Payment Event occurs; or

(viii)	prior to the Long Stop Date any Regulatory Condition has been invoked by Bidder (in circumstances where the invocation of the relevant Regulatory Condition is permitted by the Panel).

(E)	upon service of written notice by Target on Bidder if one or more of the following occurs:

(i)

Bidder makes an announcement prior to the publication of the Bidder Proxy Documents that: (a) it will not convene the Bidder Stockholder Meeting; or (b) it intends not to file the Bidder Proxy Documents with the SEC or transmit the Bidder Proxy Documents to Bidder Stockholders;

(ii)	the Bidder Proxy Documents do not include the Bidder Board Recommendation;

(iii)	a Bidder Board Recommendation Change has occurred; or

(F)	if the Effective Date occurs.

13.2

Termination of this Agreement shall be without prejudice to the rights of either party that may have arisen at or prior to termination (including any payment of any Break Payment pursuant to Clause 15.1, if applicable).

13.3

Clauses 1, 11 to 14 (inclusive) and 16 to 19 (inclusive), and Clauses 9 and 10 and Schedule 2 (in circumstances where this Agreement is terminated on or after the Effective Date) shall survive termination of this Agreement.

14.	Warranties and Undertakings

14.1	Bidder represents to Target and Target represents to Bidder on the date of this Agreement that:

(A)	it has the requisite power and authority to enter into and perform its obligations under this Agreement;

(B)	subject to Clause 11.2, this Agreement constitutes its binding obligations in accordance with its terms;

(C)	the execution and delivery of, and performance of its obligations under, this Agreement will not:

(i)	result in any breach of any provision of its constitutional documents;

(ii)	result in a breach of, or constitute a default under, any instrument to which it is a party or by which it is bound; or

(iii)	result in a breach of any order, judgment, or decree of any court or governmental agency to which it is a party or by which it is bound.

14.2	Bidder represents to Target on the date of this Agreement that:

(A)

no resolutions or approvals of its shareholders are required to enter into and implement the Combination, other than the Bidder Resolutions and, to be approved, the Bidder Resolutions require no more than a simple majority vote of Bidder Stockholders present and voting (in person or by proxy) at the Bidder Stockholder Meeting;

(B)

all material matters or circumstances of which employees and officers of Bidder engaged in the consideration of the Regulatory Conditions are aware and which would or could reasonably be expected to result in any Regulatory Condition not being satisfied in the specific context of the Combination have been discussed with Target; and

(C)	except as fairly disclosed to Target prior to the execution of this Agreement, it is not aware of any circumstances which would prevent any of the Conditions from being satisfied.

14.3

Bidder acknowledges that no responsibility is accepted, and no representation, undertaking or warranty is made or given, in either case expressly or impliedly, by Target, any member of the Target Group or by any of the Target Group’s directors, officers, employees, contractors or advisers (each a “Target Representative”) as to the accuracy or completeness of the information provided.

14.4

Bidder acknowledges and agrees that any information and/or assistance provided by any Target Representative, whether before, on or after the date of this Agreement: (i) pursuant to the obligations of Target or any member of the Target Group under or otherwise in connection with this Agreement; or (ii) in connection with the Combination, shall in each case be (and have been) given on the basis that the relevant Target Representative shall not incur any liability, whether in contract, tort (including negligence) or otherwise, in respect of any loss or damage that any of the Bidder’s Group or any of their respective directors, officers, employees or advisers may suffer or incur as a result of the provision of any such information and/or assistance (save, in each case for loss or damage resulting from the fraud or fraudulent misrepresentation of the relevant Target Representative).

15.	Break Payments

15.1	Subject to Clauses 15.2 and 15.6, Bidder undertakes that if, on or prior to the Long Stop Date:

(A)

either: (i) a Bidder Board Recommendation Change has occurred; or (ii) the Bidder Stockholder Meeting has not occurred prior to the Long Stop Date in breach of Bidder’s obligations under this Agreement, in either case so as to cause the Combination to lapse, to be withdrawn or not to proceed, Bidder shall pay to Target an amount equal to $220,527,460 (the “Bidder Board Recommendation Change Break Payment”), in cash, in US Dollars;

(B)

either: (i) Bidder invokes (and is permitted by the Panel to invoke) any Regulatory Condition; or (ii) a Regulatory Condition has not been satisfied or waived by Bidder as at the Long Stop Date, in either case, so as to cause the Combination to lapse, to be withdrawn, or not to proceed (each a “Regulatory Condition Satisfaction Failure Event”), Bidder shall pay to Target an amount equal to $147,018,306 (the “Regulatory Condition Break Payment”), in cash, in US Dollars; or

(C)

the Bidder Stockholders do not approve the Bidder Resolutions at the Bidder Stockholder Meeting (or any subsequent stockholder meeting convened by Bidder prior to the Long Stop Date to obtain approval of the Bidder Resolutions) so as to cause the Combination to lapse, to be withdrawn or not to proceed, and there has been no Bidder Board Recommendation Change (the “Bidder Stockholder Approval Failure Event”), Bidder shall pay to Target an amount equal to $73,509,153 (the “Bidder Stockholder Approval Failure Break Payment”), in cash, in US Dollars, in each case by way of compensation for any loss suffered by Target in connection with the preparation and negotiation of the Combination.

15.2	Notwithstanding Clause 15.1, no Break Payment shall be payable by Bidder pursuant to this Agreement if:

(A)

prior to the time the relevant Break Payment Event occurs, a Target Board Adverse Recommendation Change has occurred (irrespective of whether or not this Agreement has been terminated pursuant to Clause 13.1(C));

(B)	prior to the time the relevant Break Payment Event occurs, this Agreement has been terminated in accordance with Clauses 13.1(A) or 13.1(B);

(C)	prior to the relevant Break Payment Event occurring, this Agreement has already been terminated pursuant to:

(i)	the occurrence of one or more events set out in:

(A)	Clause 13.1(D)(i); or

(B)	Clause 13.1(D)(iii); or

(C)

Clause 13.1(D)(iv), except where the Scheme is not sanctioned at the Scheme Hearing as a result of Bidder failing to deliver the notice contemplated by Clause 7.1(A) in breach of (x) its obligations under Clause 7.1 and (y) paragraph 3(g) of Appendix 7 of the Code, where the Panel has not otherwise agreed that Bidder is not required to deliver such notice; or

(ii)	the occurrence of one or more events set out in Clauses 13.1(D)(ii), except where such termination arises as a result of a Break Payment Event; or

(D)	an automatic termination event or a right to terminate this Agreement has arisen, in each case, on or before the Long Stop Date (an “Applicable Termination Right”), pursuant to:

(i)	the occurrence of one or more events set out in:

(A)	Clause 13.1(D)(iii);

(B)

Clause 13.1(D)(iv), except where the Scheme is not sanctioned at the Scheme Hearing as a result of Bidder failing to deliver the notice contemplated by Clause 7.1(A) in breach of (x) its obligations under Clause 7.1 and (y) paragraph 3(g) of Appendix 7 of the Code, where the Panel has not otherwise agreed that Bidder is not required to deliver such notice; or

(C)

Clause 13.1(D)(v) (other than, with respect to the Regulatory Condition Break Payment, Bidder Stockholder Approval Failure Break Payment or a Bidder Board Recommendation Change Break Payment, if termination or the Applicable Termination Right pursuant to Clause 13.1(D)(v) applies due to a Break Fee Payment Event occurring); or

(ii)	the occurrence of one or more events set out in Clauses 13.1(D)(ii), except where such termination arises as a result of a Break Payment Event; or

(E)	the relevant Break Payment Event is a Regulatory Condition Satisfaction Failure Event, in circumstances either where:

(i)

Target has materially obstructed Bidder from being able to obtain an approval from a Relevant Authority (and such action(s) or non-actions(s) are a material and contributory cause of such failure to obtain such approval) in sufficient time to avoid a Regulatory Condition not having been satisfied as at the Long Stop Date; or

(ii)	Target has undertaken, or entered into any agreement to undertake, or announced, after the date of this Agreement (without the prior written consent of the Bidder), an acquisition of any material interest in shares, businesses or assets or any licensing arrangement or other arrangement or collaboration with a third party, and such action was a material and contributory cause of the Regulatory Condition Satisfaction Failure Event where a Regulatory Condition Satisfaction Failure Event could be reasonably expected to have resulted from such an action.

15.3

Bidder shall pay any Break Payment by electronic bank transfer to a bank account designated by Target within three Business Days of the occurrence of the relevant Break Payment Event. For the avoidance of doubt: (i) in no event shall Bidder be required to pay more than one Break Payment; and (ii) if, on the Long Stop Date, the circumstances set out in Clauses 15.1(A) and 15.1(B) have both occurred such that both the Bidder Board Recommendation Change Break Payment and Regulatory Condition Break Payment are payable, then Bidder shall only be obligated (subject to the terms of this Agreement) to make the Bidder Board Recommendation Change Break Payment.

15.4

The parties acknowledge and agree that, at the date of this Agreement, it is not possible to ascertain the amount of the overall loss that Target would incur as a result of a Break Payment Event and that the Break Payments represent a genuine pre-estimate by the parties of the amount of the overall loss that Target would incur as a result of such Break Payment Event having occurred.

15.5

The Break Payments are inclusive of any applicable VAT. The parties to this Agreement intend and shall use reasonable endeavours to procure that the Break Payments are not treated for VAT purposes as consideration for a taxable supply. Each of the parties to this Agreement shall keep the other party fully informed of any correspondence with any Tax Authority with regard to the VAT treatment of the Break Payments, and will take into account the reasonable comments of the other party in any submissions to or correspondence with any Tax Authority relating to the VAT treatment of the Break Payments.

15.6

In the event that a Break Payment is due and payable in accordance with Clause 15.1, Target’s right to receive such Break Payment shall be the sole and exclusive remedy of Target, any member of the Target Group and any of their respective affiliates against Bidder and any member of the Bidder Group for any and all losses and damages suffered in connection with this Agreement and the transactions contemplated by this Agreement. In no event shall Bidder be required to pay a Break Payment more than once.

16.	Notices

16.1

A notice under or in connection with this Agreement (a “Notice”) must be in writing and shall be delivered personally or recorded delivery mail (or air mail if overseas) or by email to the party due to receive the Notice to the address specified in Clause 16.2.

16.2	The address of each party referred to in Clause 16.1 above is:

(A)	in the case of Bidder:

6400 Poplar Avenue, Memphis, TN 38197, United States

For the attention of: Joseph Saab, Senior Vice President, General Counsel and Company Secretary

Email: joseph.saab@ipaper.com

(B)	in the case of Target:

Level 3, 1 Paddington Square, London W2 1DL

For the attention of: Iain Simm, Group General Counsel and Company Secretary

Email: iain.simm@dssmith.com

16.3	A party may change its notice details on giving notice to the other party of the change in accordance with this Clause 16.

16.4	Unless there is evidence that it was received earlier, a Notice is deemed given:

(A)	if delivered personally, on the date and time when left at the relevant address;

(B)	if sent by recorded delivery mail, except air mail, two Business Days after posting it;

(C)	if sent by air mail, six Business Days after posting it; and

(D)	if sent by email, on the date and time when sent, provided that the sender does not receive a notice of non-delivery,

provided that any Notice that would otherwise be deemed given outside of the hours of 9:00 a.m. to 5:30 p.m. on a Business Day shall be deemed to be given at the next 9:00 a.m. on a Business Day after it would otherwise have been deemed given.

16.5	Each Notice or other communication under or in connection with this Agreement shall be in English.

17.	General Provisions

Variation

17.1	No variation or amendment or modification to this Agreement shall be effective unless made in writing (which for this purpose, does not include email) and executed by each of the Parties.

Remedies and waivers

17.2	No delay or omission by any party in exercising any right, power or remedy provided by Law or under this Agreement shall:

(A)	affect that right, power or remedy; or

(B)	operate as a waiver of it.

17.3

The single or partial exercise of any right, power or remedy provided by Law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

17.4	The rights, powers and remedies provided for in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by Law.

17.5

Without prejudice to any other rights and remedies which a party may have, the parties acknowledge and agree that damages may not be an adequate remedy for any breach or threatened breach by it of this Agreement and that the party who is not in breach shall be entitled without proof of special damage to seek injunctive relief and other equitable remedy (including specific performance).

17.6	Nothing in this Agreement shall oblige Target to pay an amount in damages which the Panel determines would not be permitted by Rule 21.2 of the Code.

Assignment

17.7

Neither party may assign (whether absolutely or by way of security and whether in whole or in part), transfer, mortgage, charge, declare itself a trustee for a third party of, or otherwise dispose of (in any manner whatsoever) the benefit of this Agreement or sub-contract or delegate in any manner whatsoever its performance under this Agreement (each of the above a “dealing”) and any purported dealing in contravention of this Clause 17.7 shall be ineffective.

Counterparts

17.8	This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

17.9	Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

Costs and Expenses

17.10

Except as otherwise stated in this Agreement, each party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement and any matters contemplated by it.

No Partnership

17.11

Nothing in this Agreement and no action taken by the parties under this Agreement shall constitute a partnership, joint venture or agency relationship between any of the parties. A party has no authority to bind or contract in the name of another party in any way or for any purpose by virtue of this Agreement.

Entire Agreement

17.12

The provisions of this Agreement shall be supplemental to and shall not prejudice the terms of the Confidentiality Agreement, the Clean Team Agreement and the Joint Defense Agreement which shall remain in full force and effect. This Agreement, together with the Confidentiality Agreement, the Clean Team Agreement and the Joint Defense Agreement, represents the entire understanding, and constitutes the whole agreement, in relation to its subject matter and supersedes any previous agreement (whether written or oral) between the parties with respect thereto.

17.13

Each Party confirms that, except as provided in this Agreement, the Confidentiality Agreement, the Clean Team Agreement and the Joint Defense Agreement, neither Party has relied on any understanding, representation or warranty which is not contained in this Agreement, the Confidentiality Agreement, the Clean Team Agreement and the Joint Defense Agreement and, without prejudice to any liability for fraudulent misrepresentation or fraudulent misstatement, neither Party shall be under any liability or shall have any remedy in respect of any misrepresentation or untrue statement unless and the extent that a claim lies under this Agreement, the Confidentiality Agreement, the Clean Team Agreement and the Joint Defense Agreement.

Further Assurances

17.14

Each party shall, at its own cost, use reasonable endeavours to, or procure that any relevant third party shall, do and/or execute and/or perform all such further deeds, documents, assurances, acts and things as may reasonably be required to give effect to this Agreement.

Rights of Third Parties

17.15	Clauses 7.4, 9, 10 and 14.4 (the “Third Party Rights Provisions”) are intended to confer benefits on and be enforceable by the third parties referred to therein (the “Relevant Third Parties”).

17.16

Paragraphs 10(B) and 19(B) of Part 1 of Schedule 2 (the “Remuneration Committee Provisions”) are intended to confer benefits on the members of the Target Remuneration Committee and be enforceable by members of the Target Remuneration Committee.

17.17

Notwithstanding the provisions of Clauses 17.15 and 17.16, the parties shall not require the consent of any person (including any Relevant Third Party) other than the parties to vary or amend this Agreement, except for any variation or amendment on or following the Effective Date of:

(A)

the Third Party Rights Provisions or Clause 17.15 or this Clause 17.17 to the extent it relates to the ability to amend the Third Party Rights Provisions, which shall require the consent of all affected Relevant Third Parties; or

(B)

the Remuneration Committee Provisions or Clause 17.16 or this Clause 17.17 to the extent it relates to the ability to amend the Remuneration Committee Provisions, which shall require the consent of all affected members of the Target Remuneration Committee.

17.18

Except as specified in Clauses 17.15 and 17.16, the parties to this Agreement do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement.

18.	Governing Law

18.1

This Agreement is governed by and shall be construed in accordance with English law. Any matter, claim or dispute arising out of or in connection with this Agreement, whether contractual or non-contractual, is to be governed by and determined in accordance with English law.

18.2

Each party irrevocably agrees that the Courts of England shall have exclusive jurisdiction in relation to any dispute or claim arising out of or in connection with this Agreement or its subject matter, existence, negotiation, validity, termination or enforceability (including non-contractual disputes or claims).

18.3

Each party irrevocably waives any right that it may have to object to an action being brought in those Courts, to claim that the action has been brought in an inconvenient forum, or to claim that those Courts have no jurisdiction.

19.	Agent for Service

19.1

Bidder irrevocably appoints Law Debenture Corporate Services Limited of 8th Floor, 100 Bishopsgate, London, EC2N 4AG to be its agent for the receipt of Service Documents. It agrees that any Service Document may be effectively served on it in connection with proceedings, suit or action in England and Wales by service on its agent effected in any manner permitted by the Civil Procedure Rules.

19.2

If the agent at any time ceases for any reason to act as such, Bidder shall appoint a replacement agent having an address for service in England or Wales and shall notify Target of the name and address of the replacement agent. Failing such appointment and notification, Target shall be entitled by Notice pursuant to Clause 15 to Bidder to appoint a replacement agent to act on behalf of Bidder. The provisions of this clause applying to service on an agent apply equally to service on a replacement agent.

19.3	A copy of any Service Document served on an agent shall be sent by post to Bidder. Failure or delay in so doing shall not prejudice the effectiveness of service of the Service Document

Schedule 1

Firm Intention Announcement

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF SUCH JURISDICTION

THIS ANNOUNCEMENT CONTAINS INSIDE INFORMATION

FOR IMMEDIATE RELEASE

16 April 2024

RECOMMENDED ALL-SHARE COMBINATION

of

DS SMITH PLC

with

INTERNATIONAL PAPER COMPANY

Summary

•

The boards of International Paper Company (“International Paper”) and DS Smith Plc (“DS Smith”) are pleased to announce that they have reached agreement on the terms of a recommended all-share combination of International Paper with DS Smith.

•

The Combination will bring together complementary businesses to create a truly global sustainable packaging solutions leader, with industry leading positions in two of the most attractive geographies of Europe and North America. The Combined Company’s focus on sustainable packaging makes it well-placed to serve a broad set of customers across a wide range of attractive and growing end-markets.

•	The International Paper Board believes the Combination with DS Smith is strategically and financially attractive:

•	represents a compelling opportunity to accelerate the delivery of International Paper’s strategy;

•	expands DS Smith’s and International Paper’s combined positions in corrugated packaging solutions globally;

•	enhances International Paper’s profitable growth by strengthening its global packaging business; and

•	provides both sets of customers with an increased variety of choices and a superior portfolio of products across two continents.

The Combination

•	Under the terms of the Combination, DS Smith Shareholders will be entitled to receive:

for each DS Smith Share   0.1285 New International Paper Shares

•

The terms of the Combination value each DS Smith Share at 415 pence per share based on the closing International Paper share price of $40.85 and £/US$ exchange rate of 1.2645 on 25 March 2024, being the close of business on the last day prior to the announcement by DS Smith of a possible offer by International Paper (the “Offer Value”).

•

The Offer Value implies DS Smith’s entire issued and to be issued share capital is valued at approximately £5.8 billion on a fully diluted basis and DS Smith’s enterprise value at approximately £7.8 billion.

•

Upon completion of the Combination, DS Smith Shareholders will own approximately 33.7 per cent. and International Paper Shareholders will own approximately 66.3 per cent. of the Combined Company. In connection with the Combination, International Paper will also seek a secondary listing of its shares on the London Stock Exchange.

•	The Offer Value represents a premium of approximately:

•	47.7 per cent. to the Closing Price per DS Smith Share of 281 pence on 7 February 2024 (being the last Business Day prior to the date the Offer Period commenced);

•

42.2 per cent. to the volume weighted average Closing Price per DS Smith Share of 292 pence for the three months ended on 7 February 2024 (being the last Business Day prior to the date the Offer Period commenced); and

•

43.0 per cent. to the volume weighted average Closing Price per DS Smith Share of 290 pence for the six months ended on 7 February 2024 (being the last Business Day prior to the date the Offer Period commenced).

•	The International Paper Board and the DS Smith Board believe there is a compelling strategic and financial rationale for the Combination as it would be expected to:

•	create a truly global leader in sustainable packaging solutions, focused on the attractive and growing North American and European regions;

•	strengthen customer value proposition through enhanced offerings, innovation and geographic reach;

•	create the opportunity to optimise the mill network, supply chains and freight costs;

•	combine the expertise of two experienced and innovative management teams to accelerate innovative sustainable solutions and products for all customers; and

•	drive substantial and achievable synergies through global scale and optimisation.

•	The International Paper Board believes the Combination would be expected to:

•	deliver at least $514 million (£413 million) of pre-tax cash synergies on an annual run-rate basis by the end of the fourth year following the Effective Date;

•

increase International Paper’s margins and to be earnings per share (EPS) accretive in year one. Return on invested capital (ROIC) from the Combination is expected to exceed International Paper’s weighted average cost of capital (WACC) by the end of the third year following the Effective Date; and

•	result in a Combined Company with a strong balance sheet that is expected to maintain International Paper’s current credit rating.

Dividends

•

International Paper and DS Smith have agreed certain arrangements with regard to the payment of dividends and other distributions and returns of capital prior to the Effective Date which are in accordance with the existing dividend policies of both International Paper and DS Smith. Further details on dividend arrangements are more fully summarised in Section 13 (Dividends) of this Announcement.

Recommendations

•

The DS Smith Directors, who have been so advised by Goldman Sachs International, Citi and J.P. Morgan Cazenove as to the financial terms of the Combination, consider the terms of the Combination to be fair and reasonable. In providing their advice to the DS Smith Directors, each of Goldman Sachs International, Citi and J.P. Morgan Cazenove have taken into account the commercial assessments of the DS Smith Directors.

•

Accordingly, the DS Smith Directors intend to recommend unanimously that DS Smith Shareholders vote in favour of the Scheme at the Court Meeting and the resolutions relating to the Combination at the DS Smith General Meeting, as the DS Smith Directors have irrevocably undertaken to do in respect of their entire beneficial holdings of 885,191 DS Smith Shares, in aggregate, representing approximately 0.06 per cent. of the issued share capital of DS Smith as at 15 April 2024 (being the last practicable date prior to this Announcement).

•

The International Paper Directors have unanimously approved the Combination and intend to recommend that International Paper Shareholders vote in favour of the issuance of the New International Paper Shares in connection with the Combination. BofA Securities has acted as financial adviser to the International Paper Directors in relation to the Combination.

Combination details and timing

•

It is intended that the Combination will be implemented by way of a Court-sanctioned scheme of arrangement under Part 26 of the Companies Act (or, if International Paper so elects, an Offer). The Combination is conditional on, among other things: (i) the approval of DS Smith Shareholders at the Court Meeting and the passing of the resolutions by DS Smith Shareholders at the DS Smith General Meeting; (ii) the sanction of the Scheme by the Court; (iii) the receipt of merger control and regulatory clearances, including from the European Commission and US authorities and the receipt of foreign direct investment clearances from UK and Italian authorities; (iv) the issuance of the New International Paper Shares in connection with the Combination being duly approved by the affirmative vote of the majority of the votes cast at the International Paper Shareholder Meeting; (v) confirmation having been received by International Paper that the New International Paper Shares have been approved for listing, subject to official notice of issuance, on the New York Stock Exchange; and (vi) acknowledgement having been received by International Paper that the application for Admission has been approved and the International Paper Shares will be admitted to trading on the Main Market for listed securities of the London Stock Exchange.

•

The Combination is expected to become Effective in the fourth quarter of 2024, subject to the satisfaction (or, where applicable, waiver) of the Conditions set out in Appendix I to this Announcement. An expected timetable of principal events will be included in the Scheme Document.

•

Further details of the Combination will be contained in the Scheme Document which is intended to be published along with notices of the Court Meeting and General Meeting and the Forms of Proxy in the third quarter of 2024 and at or around the same time as the mailing of the International Paper Proxy Statement. The extended period until publication of such documentation in relation to the Combination has been agreed with the Panel and is to allow DS Smith’s full year financial results for the year ending 30 April 2024 to be included in such documentation to be sent to DS Smith Shareholders and International Paper Shareholders. Subject to certain restrictions relating to persons resident in Restricted Jurisdictions, the Scheme Document will also be made available on International Paper’s website at www.internationalpaper.com and DS Smith’s website at www.dssmith.com.

•	Commenting on the Combination, Mark S. Sutton, Chairman and Chief Executive Officer of International Paper, said:

“Combining with DS Smith is a logical next step in International Paper’s strategy to drive profitable growth by strengthening our global packaging business. DS Smith is a leader in packaging solutions with an extensive reach across Europe, which complements International Paper’s capabilities and will accelerate growth through innovation and sustainability. We are confident this combination will drive significant value for our employees, customers, and shareholders.”

•	Also commenting, Andrew K. Silvernail, CEO-Elect of International Paper, said:

“Bringing together the capabilities and expertise of both companies will create a winning position in renewable packaging across Europe, while also enhancing International Paper’s North American business. I firmly believe this strategic combination offers a unique and highly compelling opportunity to create tremendous shareholder value. I am also committed to working with the teams to deliver the expected synergies, along with the ongoing profit improvement initiatives across the International Paper portfolio.”

•	Commenting on the Combination, Geoff Drabble, Chair of DS Smith, said:

“The Board believes the combination with International Paper represents attractive value and creates a strong investment proposition for DS Smith shareholders in the global sustainable packaging industry.

DS Smith is a high quality business with an excellent customer focus and exceptional people—this is recognised by this combination with International Paper and the strong interest in DS Smith.”

•	Commenting on the Combination, Miles Roberts, Group Chief Executive of DS Smith, said:

“The combination with International Paper is an attractive opportunity to create a truly international sustainable packaging solutions leader that is well positioned in attractive and growing markets across Europe and North America. It combines two focused and complementary businesses.

DS Smith has grown significantly through a dedication to customers, focus on innovation, quality of packaging and high levels of service. In a dynamic sustainable packaging landscape, the combination will enhance our global proposition to customers, create opportunities for colleagues and drive value for shareholders who can remain fully invested in such an exciting business.

I am proud of all that DS Smith has achieved to date and am sure that the business will continue to flourish as part of a combined group with International Paper due to the capability and continued commitment of our colleagues.”

This summary should be read in conjunction with, and is subject to, the full text of this Announcement (including its Appendices).

The Combination is subject to the Conditions and further terms that are set out in Appendix I, and to the full terms and conditions which will be set out in the Scheme Document. Appendix II contains the bases and sources of certain information used in this Announcement. Appendix III contains details of the irrevocable undertakings received in relation to the Combination that are referred to in this Announcement. Appendix IV contains details and bases of belief of the anticipated quantified financial benefits of the Combination. Appendix V contains definitions of terms used in this Announcement.

For the purposes of Rule 28 of the Code, the Quantified Financial Benefits Statement contained in this Announcement is the responsibility of International Paper and the International Paper Directors. Each of Deloitte and BofA Securities has confirmed to International Paper that their respective reports produced in connection with the Quantified Financial Benefits Statement continue to apply.

International Paper investor and media calls

Investor Webcast

International Paper will host a webcast today at 1:00 p.m. GMT/8:00 a.m. ET/7:00 a.m. CT. All interested parties are invited to listen to the webcast via International Paper’s website at http://www.internationalpaper.com by clicking on the Investors tab and going to the Events & Presentations page. An investor presentation will also be filed and available on the investor relations page. A replay of the webcast will be on the website beginning approximately two hours after the call. Parties who wish to participate in the webcast via teleconference may dial (844) 291-6360 and outside the U.S. +1 (234) 720-6993, and ask to be connected to the International Paper Investor Call. The conference ID number is 7865078. An audio-only replay will be available for four weeks following the call. To access the replay, dial (866) 207-1041 or +1 402-970-0847 and when prompted for the conference ID, enter 9511554.

Enquiries:

International Paper	+1 901 419 1731
Mark Nellessen
Jessica Seidner

BofA Securities (Sole financial adviser to International Paper)	+44 20 7628 1000
Luca Ferrari
Geoff Iles
Antonia Rowan
Tom Brown

FGS Global (PR adviser to International Paper)	+1 212 687 8080
Robin Weinberg
Kelsey Markovich Hayley Cook Kate Gorgi

James Murgatroyd Gordon Simpson Edward Treadwell	+44 20 7251 3801

DS Smith Plc	+44 (0) 20 7756 1800
Hugo Fisher, Group Investor Relations Director
Anjali Kotak, Investor Relations Director

Goldman Sachs International (Financial adviser to DS Smith)	+44 (0) 20 7774 1000
Anthony Gutman
Nick Harper
Warren Stables

Citi (Financial adviser and corporate broker to DS Smith)	+44 (0) 20 7986 4000
Andrew Seaton
Alex de Souza
Christopher Wren

J.P. Morgan Cazenove (Financial adviser and corporate broker to DS Smith)	+44 (0) 20 7742 4000
Charlie Jacobs
Richard Walsh
Jonty Edwards

Brunswick Group (PR adviser to DS Smith)	+44 (0) 20 7404 5959
Simon Sporborg
Dan Roberts

Skadden, Arps, Slate, Meagher & Flom LLP is acting as legal adviser to International Paper in connection with the Combination. Sidley Austin LLP is acting as US antitrust legal adviser to International Paper in connection with the Combination. Slaughter and May is acting as legal adviser to DS Smith in connection with the Combination. Sullivan & Cromwell LLP is acting as US legal adviser to DS Smith in connection with the Combination.

Disclaimers

Merrill Lynch International (“BofA Securities”), which is authorised by the Prudential Regulation Authority (“PRA”) and regulated by the Financial Conduct Authority (“FCA”) and the PRA in the United Kingdom, is acting exclusively for International Paper and for no one else in connection with the matters referred to in this Announcement and will not be responsible to anyone other than International Paper for providing the protections afforded to its clients or for providing advice in relation to the matters referred to in this Announcement. Neither BofA Securities, nor any of its affiliates, owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of BofA Securities in connection with this Announcement, any statement contained herein or otherwise.

Goldman Sachs International, which is authorised by the PRA and regulated by the FCA and the PRA in the United Kingdom, is acting exclusively for DS Smith and no one else in connection with the matters referred to in this Announcement and will not be responsible to anyone other than DS Smith for providing the protections afforded to clients of Goldman Sachs International, or for providing advice in connection with the matters referred to in this Announcement.

Citigroup Global Markets Limited (“Citi”), which is authorised by the PRA and regulated in the UK by the FCA and the PRA, is acting exclusively for DS Smith and for no one else in connection with the matters described in this Announcement and will not be responsible to anyone other than DS Smith for providing the protections afforded to clients of Citi nor for providing advice in connection with the matters referred to in this Announcement. Neither Citi nor any of its affiliates, directors or employees owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, consequential, whether in contract, in tort, in delict, under statute or otherwise) to any person who is not a client of Citi in connection with this Announcement, any statement contained herein or otherwise.

J.P. Morgan Securities plc (which conducts its UK investment banking business as J.P. Morgan Cazenove) (“J.P. Morgan Cazenove”) which is authorised in the United Kingdom by the PRA and regulated in the United Kingdom by the PRA and the FCA, is acting as financial adviser exclusively for DS Smith and no one else in connection with the matters set out in this Announcement and will not regard any other person as its client in relation to the matters set out in this Announcement and will not be responsible to anyone other than DS Smith for providing the protections afforded to clients of J.P. Morgan Cazenove or its affiliates, nor for providing advice in relation to the matters set out in this Announcement or any other matter or arrangement referred to herein.

In accordance with the Code, normal United Kingdom market practice and Rule 14e-5(b) of the US Exchange Act, BofA Securities and its affiliates and J.P. Morgan Cazenove and its affiliates will continue to act as exempt principal trader in DS Smith securities on the London Stock Exchange. These purchases and activities by exempt principal traders which are required to be made public in the United Kingdom pursuant to the Code will be reported to a Regulatory Information Service and will be available on the London Stock Exchange website at www.londonstockexchange.com. This information will also be publicly disclosed in the US to the extent that such information is made public in the United Kingdom.

Further information

This Announcement is for information purposes only and is not intended to and does not constitute, or form any part of, an offer, invitation or the solicitation of an offer to purchase or subscribe, otherwise acquire, subscribe for, sell or otherwise dispose of any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Combination or otherwise.

The Combination will be subject to English law and to the applicable requirements of the Code, the Panel, the Listing Rules, the London Stock Exchange and the FCA.

The Combination will be made solely by the Scheme Document, which will contain the full terms and conditions of the Combination, including details of how to vote in respect of the Scheme. Any voting decision or response in relation to the Combination should be made solely on the basis of the Scheme Document. DS Smith Shareholders are advised to read the formal documentation in relation to the Combination carefully once it has been published. Each DS Smith Shareholder is urged to consult their independent professional adviser regarding the tax consequences of the Combination.

This Announcement does not constitute a prospectus or a prospectus equivalent document.

If you are in any doubt about the contents of this Announcement or the action you should take, you are recommended to seek your own independent financial advice immediately from your stockbroker, bank manager, solicitor, accountant or from an independent financial adviser duly authorised under the Financial Services and Markets Act 2000 (as amended).

This Announcement has been prepared for the purpose of complying with English law and the Code and the information disclosed may not be the same as that which would have been disclosed if this Announcement had been prepared in accordance with the laws of jurisdictions outside England.

Overseas shareholders

The release, publication or distribution of this Announcement in jurisdictions other than the United Kingdom may be restricted by law and therefore any persons who are subject to the laws of any jurisdiction other than the United Kingdom (including Restricted Jurisdictions) should inform themselves about, and observe, any applicable legal or regulatory requirements. In particular, the ability of persons who are not resident in the United Kingdom or who are subject to the laws of another jurisdiction to vote their DS Smith Shares in respect of the Scheme at the Court Meeting, or to execute and deliver Forms of Proxy appointing another to vote at the Court Meeting on their behalf, may be affected by the laws of the relevant jurisdictions in which they are located or to which they are subject. Any failure to comply with applicable legal or regulatory requirements of any jurisdiction may constitute a violation of securities laws in that jurisdiction. To the fullest extent permitted by law, the companies and persons involved in the Combination disclaim any responsibility or liability for the violation of such restrictions by any person.

Copies of this Announcement and any formal documentation relating to the Combination are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in or into or from any Restricted Jurisdiction or any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction and persons receiving such documents (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send them in or into or from any Restricted Jurisdiction. Doing so may render invalid any related purported vote in respect of acceptance of the Combination.

If the Combination is implemented by way of an Offer (unless otherwise permitted by applicable law and regulation), the Offer may not be made, directly or indirectly, in or into or by use of the mails or any other means or instrumentality (including, without limitation, facsimile, e-mail or other electronic transmission, telex or telephone) of interstate or foreign commerce of, or any facility of a national, state or other securities exchange of any Restricted Jurisdiction and the Offer will not be capable of acceptance by any such use, means, instrumentality or facilities or from within any Restricted Jurisdiction.

Further details in relation to DS Smith Shareholders in overseas jurisdictions will be contained in the Scheme Document.

Additional information for US investors in DS Smith

The Combination relates to the shares of an English company and is being made by way of a scheme of arrangement provided for under Part 26 of the Companies Act. The Combination, implemented by way of a scheme of arrangement, is not subject to the tender offer rules or the proxy solicitation rules under the US Exchange Act. Accordingly, the Combination and the Scheme will be subject to the disclosure requirements and practices applicable to a scheme of arrangement involving a target company incorporated in the UK and listed on the London Stock Exchange, which differ from the disclosure requirements of US tender offer and proxy solicitation rules. If, in the future, International Paper exercises its right to implement the Combination by way of an Offer and determines to extend the Offer into the United States, the Combination will be made in compliance with applicable US laws and regulations.

The New International Paper Shares to be issued pursuant to the Combination have not been registered under the US Securities Act, and may not be offered or sold in the US absent registration or an applicable exemption from the registration requirements of the US Securities Act. The New International Paper Shares to be issued pursuant to the Combination will be issued pursuant to the exemption from registration provided by Section 3(a)(10) under the US Securities Act. If, in the future, International Paper exercises its right to implement the Combination by way of an Offer or otherwise in a manner that is not exempt from the registration requirements of the US Securities Act, it will file a registration statement with the SEC that will contain a prospectus with respect to the issuance of New International Paper Shares. In this event, DS Smith Shareholders are urged to read these documents and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information, and such documents will be available free of charge at the SEC’s website at www.sec.gov or by directing a request to International Paper’s contact for enquiries identified above.

Neither the SEC nor any US state securities commission has approved or disapproved of the New International Paper Shares to be issued in connection with the Combination, or determined if this Announcement is accurate or complete. Any representation to the contrary is a criminal offence in the United States.

This Announcement contains, and the Scheme Document will contain certain unaudited financial information relating to DS Smith that has been prepared in accordance with the accounting standards applicable in the UK and thus may not be comparable to financial information of US companies or companies whose financial statements are prepared in accordance with US generally accepted accounting principles. US generally accepted accounting principles differ in certain significant respects from accounting standards applicable in the UK.

It may be difficult for US DS Smith Shareholders to enforce their rights and any claim arising out of the US federal securities laws against DS Smith or its directors or officers, because DS Smith is incorporated under the laws of England and Wales, some or all of DS Smith’s assets are or may be located in non-US jurisdictions, and some or all of its officers and directors are residents of a non-US country. US DS Smith Shareholders may not be able to sue a non- US company or its officers or directors in a non-US court for violations of the US securities laws. Further, it may be difficult to compel a non-US company and its affiliates to subject themselves to a US court’s judgment.

US DS Smith Shareholders also should be aware that the Combination may have tax consequences for US federal income tax purposes and under applicable US state and local, as well as foreign and other, tax laws, and, that such consequences, if any, are not described herein. US DS Smith Shareholders are urged to consult with legal, tax and financial advisers in connection with making a decision regarding the Combination.

Forward Looking Statements

This Announcement contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act 1995 that are subject to risks and uncertainties. All statements other than statements of historical fact or relating to present facts or current conditions included in this Announcement are forward-looking statements, including any statements regarding guidance and statements of a general economic or industry-specific nature. Forward-looking statements give International Paper’s and DS Smith’s current expectations and projections with respect to the financial condition, results of operations and business of International Paper, DS Smith and certain plans and objectives of International Paper, DS Smith and the Combined Company.

These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. These statements are based on assumptions and assessments made by International Paper and DS Smith in light of their experience and their perception of historical trends, current conditions, future developments and other factors they believe appropriate, and therefore are subject to risks and uncertainties which could cause actual results to differ materially from those expressed or implied by those forward-looking statements.

Forward-looking statements often use forward-looking or conditional words such as “anticipate”, “target”, “expect”, “forecast”, “estimate”, “intend”, “plan”, “goal”, “believe”, “hope”, “aim”, “will”, “continue”, “may”, “can”, “would”, “could” or “should” or other words of similar meaning or the negative thereof. Forward-looking statements include statements relating to the following: (i) the ability of International Paper and DS Smith to consummate the Combination in a timely manner or at all; (ii) the satisfaction (or waiver) of conditions to the consummation of the Combination; (iii) adverse effects on the market price of International Paper’s or DS Smith’s operating results including because of a failure to complete the Combination; (iv) the effect of the announcement or pendency of the Combination on International Paper’s or DS Smith’s business relationships, operating results and business generally; (v) future capital expenditures, expenses, revenues, economic performance, synergies, financial conditions, market growth, dividend policy, losses and future prospects; (vi) business and management strategies and the expansion and growth of the operations of the International Paper Group or the DS Smith Group; and (vii) the effects of government regulation on the business of the International Paper Group or the DS Smith Group. There are many factors which could cause actual results to differ materially from those expressed or implied in forward looking statements. Among such factors are changes in the global, political, economic, business, competitive, market and regulatory forces, future exchange and interest rates, changes in tax rates and future business combinations or disposals.

These forward-looking statements are not guarantees of future performance and are based on numerous assumptions regarding the present and future business strategies of such persons and the environment in which each will operate in the future. By their nature, these forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. The factors described in the context of such forward-looking statements in this Announcement may cause the actual results, performance or achievements of any such person, or industry results and developments, to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. No assurance can be given that such expectations will prove to have been correct and persons reading this Announcement are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this Announcement. All subsequent oral or written forward-looking statements attributable to International Paper or DS Smith or any persons acting on their behalf are expressly qualified in their entirety by the cautionary statement above. Neither of International Paper nor DS Smith undertakes any obligation to update publicly or revise forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent legally required.

International Paper’s Annual Report on Form 10-K for the fiscal year ended 31 December 2023 and filed with the SEC contains additional information regarding forward-looking statements and other risk factors with respect to International Paper.

Additional Information

This Announcement may be deemed to be solicitation material in respect of the Combination, including the issuance of the New International Paper Shares in respect of the Combination. In connection with the foregoing proposed issuance of the New International Paper Shares, International Paper expects to file the International Paper Proxy Statement. To the extent the Combination is effected as a scheme of arrangement under English law, the issuance of the New International Paper Shares in connection with the Combination would not be expected to require registration under the US Securities Act, pursuant to an exemption provided by Section 3(a)(10) under the US Securities Act. In the event that International Paper determines to conduct the Combination pursuant to an offer or otherwise in a manner that is not exempt from the registration requirements of the US Securities Act, International Paper expects to file a registration statement with the SEC containing a prospectus with respect to the New International Paper Shares that would be issued in the Combination. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE INTERNATIONAL PAPER PROXY STATEMENT, THE SCHEME DOCUMENT, AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC OR INCORPORATED BY REFERENCE IN THE INTERNATIONAL PAPER PROXY STATEMENT (IF ANY) CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT INTERNATIONAL PAPER, THE COMBINATION AND RELATED MATTERS. Investors and stockholders will be able to obtain free copies of the International Paper Proxy Statement, the Scheme Document, and other documents filed by International Paper with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors and stockholders will be able to obtain free copies of the International Paper Proxy Statement, the Scheme Document, and other documents filed by International Paper with the SEC at https://www.internationalpaper.com/investors.

Participants in the Solicitation

International Paper and its directors, officers and employees, including Christopher M. Connor, Ahmet C. Dorduncu, Ilene S. Gordon, Anders Gustafsson, Jacqueline C. Hinman, Clinton A. Lewis, Jr., Kathryn D. Sullivan, Anton V. Vincent and Ray G. Young, all of whom are members of the International Paper Board, as well as Mark S. Sutton, Chief Executive Officer and Chairman of the International Paper Board and Timothy S. Nicholls, Senior Vice President and Chief Financial Officer may be deemed participants in the solicitation of proxies from International Paper’s stockholders in respect of the Combination, including the proposed issuance of New International Paper Shares. Information regarding International Paper’s directors and executive officers is contained in: (i) the “Directors, Executive Officers and Corporate Governance,” “Executive Compensation” and “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” sections of the Annual Report on Form 10-K for the fiscal year ended 31 December 2023 of International Paper, which was filed with the SEC on 16 February 2024; and (ii) the “Item 1 – Election of 9 Directors,” “Compensation Discussion & Analysis (CD&A),” and “Security Ownership of Management” sections in the definitive proxy statement on Schedule 14A for the 2024 annual meeting of stockholders of International Paper, which was filed with the SEC on 2 April 2024. Additional information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the International Paper Proxy Statement relating to the Combination when it is filed with the SEC. These documents may be obtained free of charge from the SEC’s website at www.sec.gov and International Paper’s website at https://www.internationalpaper.com/investors.

No profit forecasts or estimates

No statement in this Announcement is intended as a profit forecast or estimate for any period and no statement in this Announcement should be interpreted to mean that earnings or earnings per ordinary share, for International Paper or DS Smith, respectively for the current or future financial years would necessarily match or exceed the historical published earnings or earnings per ordinary share for International Paper or DS Smith, respectively.

Quantified Financial Benefits Statement

Statements of estimated synergies relate to future actions and circumstances which, by their nature, involve risks, uncertainties and contingencies. As a result, the synergies referred to in the Quantified Financial Benefits Statement may not be achieved, may be achieved later or sooner than estimated, or those achieved could be materially different from those estimated. No statement in the Quantified Financial Benefits Statement, or this Announcement generally, should be construed as a profit forecast or interpreted to mean that the Combined Company’s earnings in the first full year following the Effective Date, or in any subsequent period, would necessarily match or be greater than or be less than those of International Paper or DS Smith for the relevant preceding financial period or any other period. For the purposes of Rule 28 of the Code, the Quantified Financial Benefits Statement contained in this Announcement is the responsibility of International Paper and the International Paper Directors.

Right to switch to an Offer

International Paper reserves the right to elect to implement the Combination by way of an Offer for the entire issued and to be issued share capital of DS Smith as an alternative to the Scheme (subject to the consent of the Panel and the terms of the Co-operation Agreement). In such an event, the Offer will be implemented on the same terms (subject to appropriate amendments, in accordance with the terms of the Co-operation Agreement), so far as applicable, as those which would apply to the Scheme and subject to the amendment referred to in Part C of Appendix I to this Announcement.

Publication on website

A copy of this Announcement and the documents required to be published pursuant to Rule 26.1 and Rule 26.2 of the Code will be made available (subject to certain restrictions relating to persons resident in Restricted Jurisdictions), free of charge, at www.internationalpaper.com and at www.dssmith.com and by no later than 12 noon on the Business Day following the date of this Announcement.

Neither the contents of these websites nor the content of any other website accessible from hyperlinks on such websites is incorporated into, or forms part of, this Announcement.

Hard copy documents

DS Smith Shareholders and persons with information rights may request a hard copy of this Announcement by contacting DS Smith’s registrar, Equiniti, by: (i) submitting a request in writing to Equiniti at Aspect House, Spencer Road, Lancing, West Sussex BN99 6DA, United Kingdom; or (ii) contacting Equiniti between 8:30 a.m. and 5:30 p.m. (UK time), Monday to Friday (excluding English and Welsh public holidays), on +44 (0) 333 207 6530 (calls from outside the UK will be charged at the applicable international rate and you should use the country code when calling from outside the UK) - calls may be recorded and monitored for training and security purposes. A person so entitled may also request that all future documents, announcements and information in relation to the Combination be sent to them in hard copy form.

Information relating to DS Smith Shareholders

Addresses, electronic addresses and certain other information provided by DS Smith Shareholders, persons with information rights and other relevant persons for the receipt of communications from DS Smith may be provided to International Paper during the Offer Period as required under Section 4 of Appendix 4 of the Code to comply with Rule 2.11(c) of the Code.

Rounding

Certain figures included in this Announcement have been subjected to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

Rule 2.9 disclosure

In accordance with Rule 2.9 of the Code, DS Smith confirms that, as at the close of business on 15 April 2024, being the last practicable date prior to this Announcement, it had in issue 1,378,589,050 ordinary shares of 10 pence each. The International Securities Identification Number (ISIN) for DS Smith Shares is GB0008220112.

In accordance with Rule 2.9 of the Code, International Paper confirms that, as at the close of business on 15 April 2024, being the last practicable date prior to this Announcement, it had in issue 448,916,502 shares of common stock which includes 101,593,422 held in treasury. The International Securities Identification Number (ISIN) for International Paper Shares is US4601461035.

Disclosure requirements of the Code

Under Rule 8.3(a) of the Code, any person who is interested in 1 per cent. or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the Offer Period and, if later, following the announcement in which any securities exchange offeror is first identified.

An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 p.m. (London time) on the 10th Business Day (as defined in the Code) following the commencement of the Offer Period and, if appropriate, by no later than 3.30 p.m. (London time) on the 10th Business Day (as defined in the Code) following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in 1 per cent. or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s), save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 p.m. (London time) on the Business Day (as defined in the Code) following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Panel’s website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the Offer Period commenced and when any offeror was first identified. If you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure, you should contact the Panel’s Market Surveillance Unit on +44(0)20 7638 0129.

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF SUCH JURISDICTION

THIS ANNOUNCEMENT CONTAINS INSIDE INFORMATION

FOR IMMEDIATE RELEASE

16 April 2024

RECOMMENDED ALL-SHARE COMBINATION

of

DS SMITH PLC

by

INTERNATIONAL PAPER COMPANY

(to be implemented by way of a scheme of arrangement under Part 26 of the Companies Act 2006)

1.	Introduction

The boards of International Paper and DS Smith are pleased to announce that they have reached agreement on the terms of a recommended acquisition by International Paper of the entire issued and to be issued share capital of DS Smith. It is intended that the Combination be implemented by way of a Court-sanctioned scheme of arrangement under Part 26 of the Companies Act.

2.	The Combination

Under the terms of the Combination, DS Smith Shareholders will be entitled to receive:

for each DS Smith Share    0.1285 New International Paper Shares

•

The terms of the Combination value each DS Smith Share at 415 pence per share based on the closing International Paper share price of $40.85 and £/US$ exchange rate of 1.2645 on 25 March 2024, being the close of business on the last day prior to the announcement by DS Smith of a possible offer by International Paper.

•	The Offer Value implies DS Smith’s issued and to be issued share capital is valued at approximately £5.8 billion on a fully diluted basis and DS Smith’s enterprise value at approximately £7.8 billion.

•	Upon completion of the Combination, DS Smith Shareholders will own approximately 33.7 per cent. and International Paper Shareholders will own approximately 66.3 per cent. of the Combined Company.

•	The Offer Value represents a premium of approximately:

•	47.7 per cent. to the Closing Price per DS Smith Share of 281 pence on 7 February 2024 (being the last Business Day prior to the date the Offer Period commenced);

•

42.2 per cent. to the volume weighted average Closing Price per DS Smith Share of 292 pence for the three months ended on 7 February 2024 (being the last Business Day prior to the date the Offer Period commenced); and

•

43.0 per cent. to the volume weighted average Closing Price per DS Smith Share of 290 pence for the six months ended on 7 February 2024 (being the last Business Day prior to the date the Offer Period commenced).

The DS Smith Shares will be acquired by International Paper (or its nominee) with full title guarantee, fully paid and free from all liens, equitable interests, charges, encumbrances, rights of pre-emption and any other third-party rights or interests whatsoever and together with all rights existing at the date of this Announcement or thereafter attaching thereto.

International Paper and DS Smith have agreed certain arrangements with regard to the payment of dividends and other distributions and returns of capital prior to the Effective Date which are in accordance with the existing dividend policies of both International Paper and DS Smith. DS Smith is permitted to declare interim and final dividends for the financial years ended on 30 April 2024 and 30 April 2025 in accordance with its dividend policy and subject to agreed caps of: (i) 12.0 pence per DS Smith Share for any final dividend in respect of the financial year ended on 30 April 2024; (ii) 6.2 pence per DS Smith Share for any interim dividend in respect of the financial year ended on 30 April 2025; and (iii) 12.3 pence per DS Smith Share for any final dividend in respect of the financial year ended on 30 April 2025. International Paper is permitted to declare quarterly dividends for the financial year ended on 31 December 2024 and for the first two quarters of the financial year ended on 31 December 2025 in accordance with its dividend policy and subject to an agreed cap of 46.25 cents per International Paper Share per quarter. Any other dividends, distributions or returns of capital made by International Paper or DS Smith may result in a reduction of the International Paper share consideration or an equalising dividend being paid by either International Paper or DS Smith (as applicable). Further details on dividend arrangements are more fully summarised in Section 13 (Dividends) of this Announcement.

3.	Background to and reasons for the Combination

International Paper is a leading producer of renewable fibre-based packaging and pulp products. Its vision is to be among the most successful, sustainable, and responsible companies in the world, benefitting from advantaged positions in attractive markets to deliver strong and consistent shareholder value.

A combination with DS Smith would be fully aligned with International Paper’s disciplined M&A strategy to accelerate long-term success and growth, by not only increasing its capabilities in Europe, but also giving International Paper exposure to the attractive boxes segment.

The International Paper Board believes the Combination with DS Smith is financially attractive and represents a compelling opportunity to accelerate the delivery of International Paper’s strategy. The International Paper Board also believes the Combination will enhance the company’s profitable growth by expanding its capabilities and reach across Europe and by providing customers with an increased variety of choices and a superior portfolio of products across two continents.

Specifically, the International Paper Board believes that the Combination will result in the following:

Creation of a truly global sustainable packaging solutions leader with enhanced scale and improved positions in attractive and growing markets

The Combination would bring together two complementary businesses to create a truly global sustainable packaging solutions leader, with industry leading positions in two of the most attractive geographies of Europe and North America. The Combined Company’s focus on sustainable packaging will make it well positioned to serve a broad set of customers across a wide range of attractive and growing end-markets.

The Combined Company would be an international corrugated packaging business (approximately 90 per cent. of the Combined Company’s sales) of scale capable of better serving both International Paper’s and DS Smith’s core customers. It will significantly improve the combined corrugated packaging business in Europe with greater customer offerings and present an opportunity to develop DS Smith’s strong legacy in sustainability with International Paper’s global customers.

The Combined Company would also benefit from complementary customer positions, within and across regions, and sharing of best practices, together with development of innovative value-add products. This would result in enhancing value creating solutions, including in attractive fast-moving consumer goods and e-commerce segments.

As a result of the Combination, International Paper will have an increasingly global, stronger, more diversified business, better able to manage the inherent demand volatility that faces the packaging industry.

Strong operational fit and complementary nature of operations should enable a successful integration and stronger operational and financial profile

The complementary nature of International Paper’s and DS Smith’s operations creates the opportunity to integrate the mill and box networks, balance the paper positions and optimise the supply chains of the respective companies in Europe and the US, leading to a Combined Company with more stable growth and earnings. Upon completion of the Combination, the management of the Combined Company would be positioned to drive a best-in-class integration, as both companies are highly complementary, and accelerate profitable growth.

The Combination would create a leading European business with pro-forma sales of ~$28.2bn, transforming International Paper’s European footprint. The complementary nature of operations and possibility to integrate DS Smith’s box and mills with International Paper’s mills network, as well as the possibility of enhancing offerings to its customers, would positively impact the Combined Company’s financial performance.

The Combination would also improve the efficiency of International Paper’s core operations in North America with the integration of DS Smith’s complementary US business.

The Combined Company would have improved capabilities and be better positioned to pursue its strategy to be a truly global sustainable packaging solutions leader.

Finally, the Combination would also combine the capabilities and expertise of two experienced and innovative management teams to further accelerate innovative sustainable solutions and advance the circular economy.

4.	Financial Benefits of the Combination

As previously announced on 4 April 2024, International Paper expects that the Combination would generate significant synergies and drive compelling value creation for DS Smith and International Paper shareholders. The delivery of the expected synergies will be supported by International Paper’s significant expertise in acquiring and integrating businesses. In addition, International Paper’s confidence in delivering a successful integration in Europe is underpinned by DS Smith’s own expertise in acquiring businesses and integrating them.

International Paper’s Directors, having reviewed and analysed the potential synergies of the Combination, as well as taking into account the factors they can influence, believe that the Combined Company can deliver at least $514 million (£413 million) of pre-tax cash synergies on an annual run-rate basis by the end of the fourth year following the Effective Date. These synergies are expected to be derived from the following key areas:

•	92 per cent., or $474 million (£381 million) of cost synergies across the following sources:

•	47 per cent., or $241 million (£194 million) from operational synergies across the combined network of mills, box plants and global supply chain, including:

•	Integration benefit of balancing containerboard supply positions (approximately 500k to 600k tons);

•	Freight optimisation benefits; and

•	Operational efficiencies across mill and box network from product and system optimisation, and sharing technology expertise.

•	23 per cent., or $117 million (£94 million) from overhead synergies by reducing duplicative corporate and business overhead expenses; and

•	23 per cent., or $116 million (£93 million) from operational procurement synergies from increased scale of the Combined Company.

•	5 per cent., or $26 million (£21 million) from capex procurement synergies, by leveraging increased scale of the Combined Company; and

•	3 per cent., or $14 million (£11 million) of revenue synergies.

These synergies are expected to arise as a direct result of the Combination and could not be achieved independently of the Combination.

International Paper anticipates that the total costs to achieve the synergies outlined above would be approximately $370 million (£297 million). International Paper expects that approximately 33 per cent. of the synergies outlined above would be achieved by the end of the first year following the Effective Date, with approximately 66 per cent. and 95 per cent. achieved by the end of the second and third years following the Effective Date, respectively.

Aside from the one-off costs referred to above, the International Paper Board does not expect any material dis-synergies to arise as a direct result of the Combination.

This statement constitutes a “Quantified Financial Benefits Statement” under Rule 28.1(a) of the Code. In International Paper’s update announcement dated 4 April 2024, reports were provided from International Paper’s reporting accountant, Deloitte, and its financial adviser, BofA Securities, in connection with the anticipated Quantified Financial Benefits Statement, as required pursuant to Rule 28.1(a) of the Code, alongside underlying information and bases of calculation for the anticipated quantified financial benefits of the Combination. References in this Announcement to the Quantified Financial Benefits Statement should be read in conjunction with the above-mentioned reports. Each of Deloitte and BofA Securities has confirmed to International Paper that their respective reports produced in connection with the Quantified Financial Benefits Statement continue to apply.

The International Paper Board believes these synergies would contribute to significant value creation for both DS Smith and International Paper shareholders. The Combination is expected to increase International Paper’s margins and to be earnings per share (EPS) accretive in year one. Return on invested capital (ROIC) from the Combination is expected to exceed International Paper’s weighted average cost of capital (WACC) by the end of the third year following the Effective Date.

These statements are not intended as a profit forecast or profit estimate for any period and no statement in this Announcement should be interpreted to mean that earnings or earnings per share for International Paper or DS Smith for the current or future financial years would necessarily match or exceed the historical published earnings or earnings per share for International Paper or DS Smith.

5.	Recommendations

The DS Smith Directors, who have been so advised by Goldman Sachs International, Citi and J.P. Morgan Cazenove as to the financial terms of the Combination, consider the terms of the Combination to be fair and reasonable. In providing its advice to the DS Smith Directors, each of Goldman Sachs International, Citi and J.P. Morgan Cazenove has taken into account the commercial assessments of the DS Smith Directors.

Accordingly, the DS Smith Directors intend to recommend unanimously that DS Smith Shareholders vote in favour of the Scheme at the Court Meeting and the resolutions relating to the Combination at the DS Smith General Meeting, as they have irrevocably committed to do in respect of their entire beneficial holdings of 885,191 DS Smith Shares, representing approximately 0.06 per cent. of DS Smith’s issued share capital as at 15 April 2024, being the last practicable date prior to this Announcement.

The International Paper Directors have unanimously approved the Combination and intend to recommend that International Paper Shareholders vote in favour of the issuance of the New International Paper Shares in connection with the Combination. BofA Securities has acted as financial adviser to the International Paper Directors in relation to the Combination.

6.	Background to and reasons for the recommendation

DS Smith’s current strategic position

DS Smith is a leading provider of sustainable fibre-based packaging solutions across Europe and North America, supported by its recycling and paper-making operations. With an established heritage in the box-making business of over 80 years, DS Smith has a strong reputation based on dedication to customers, focus on innovation, quality of packaging and consistent security of supply. DS Smith has grown rapidly in scale and capabilities through a clear strategy and targeted investment.

The growth and development of the business has included acquisitions and disposals, as well as organic investment to align its offering with its customers’ needs. Partnering with its predominantly fast-moving consumer goods (FMCG) customer base as a leading supplier of innovative sustainable packaging solutions has allowed DS Smith to deliver the scale, quality and innovation to drive the transition to a circular economy and to support customers’ efficiency needs and sustainability agendas. DS Smith now operates in 34 countries across Europe and North America, employing around 29,000 people and playing a central role in the value chain across many sectors, including FMCG, industrials and e-commerce, and serving many of the world’s biggest brands in these sectors and markets.

The DS Smith Board remains fully confident in the long-term growth drivers of the global corrugated packaging market and believes that DS Smith’s industry position, clear strategy, strong operational performance and financial position will continue to create significant value for shareholders.

Context for assessing the Combination

While the DS Smith Board did not solicit an offer for DS Smith, the DS Smith Board regularly considers all options for creating shareholder value in the context of a dynamic sustainable packaging landscape. In contemplating the merits of potential strategic combinations for shareholders, the DS Smith Board has considered a number of factors including:

•	exposure to structural growth and consolidation trends in sustainable packaging;

•	presence across key geographic markets in which customers operate, with the ability to deliver consistent, robust service, innovation and supply;

•	focus on serving global customers, in particular in FMCG, through service and innovation;

•	opportunity for significant value creation from synergies across cost efficiencies, capex savings and revenue benefits;

•	strong balance sheet and cash flow profile to provide financial resilience and flexibility to continue investment in growth through the cycle;

•	commitment to the circular economy and sustainability as a key strategic driver for the business; and

•	ability of the combined entity to deliver long-term shareholder value.

Basis for recommending the Combination to DS Smith Shareholders

DS Smith has recently received proposals from both International Paper and Mondi plc (“Mondi”) regarding a combination with DS Smith through possible all share offers by International Paper and Mondi respectively for DS Smith. A combination with either of International Paper or Mondi addresses a number of the factors set out above and would deliver a compelling strategic, industrial and financial rationale for a combination with DS Smith.

International Paper is now in the position to make a firm offer for DS Smith. In assessing the proposal received from International Paper, the DS Smith Board has given consideration to the proposed financial terms of the Combination and the anticipated strategic and financial benefits (including synergies) that are expected to be delivered. Amongst other factors, the DS Smith Board has focused on both the near term and longer term value that the Combination is expected to deliver to DS Smith Shareholders as well as the implications for all of DS Smith’s stakeholders.

The Combination with International Paper represents an attractive opportunity to create a truly international sustainable packaging solutions leader that is well positioned in attractive and growing markets across Europe and North America.

The DS Smith Board believes that the Combination is based on a compelling strategic, industrial and financial rationale which includes:

•	combining two focused fibre-based corrugated packaging solutions businesses with a clear, aligned strategic focus and vision;

•	strengthening DS Smith’s European business with the additional scale in paper and packaging of International Paper in the US and Europe bringing greater capacity to service customer needs;

•	enhancing the position of the combined International Paper and DS Smith business in North America;

•

creating the opportunity to drive best practice learnings across a wider network of assets, integrate the mill and box networks, and optimise the supply chains of the Combined Company in both Europe and North America;

•	unlocking meaningful cost synergies as well as capex savings and revenue opportunities for the Combined Company;

•	enhancing the global proposition to existing and prospective customers across Europe and North America, in particular in the FMCG sector, to provide innovative and value add packaging solutions; and

•	resulting in a Combined Company with a strong balance sheet, solid investment grade credit rating, and strong and attractive cash flow profile.

In considering the terms of the Combination and determining whether they reflected an appropriate valuation of DS Smith and its future prospects, the DS Smith Directors took into account a number of factors, including:

•

the terms of the Combination represent a value of 415 pence and a premium of 47.7 per cent. to DS Smith’s undisturbed share price of 281 pence on 7 February 2024 (being the day prior to the commencement of the Offer Period), based on International Paper’s share price of $40.85 at close of business on 25 March 2024;

•

that consideration in New International Paper Shares provides DS Smith Shareholders with the ability to remain fully invested in the Combined Company through DS Smith Shareholders owning approximately 33.7 per cent. of the Combined Company;

•

the opportunity for DS Smith Shareholders to participate in the anticipated value creation from the substantial expected synergies which are expected to be delivered through the Combination and accrue to shareholders of the Combined Company; and

•

that the secondary listing of International Paper Shares on the London Stock Exchange will help facilitate current DS Smith Shareholders to remain invested in the Combined Company alongside some potential benefits of a primary listing on the New York Stock Exchange upon completion of the Combination.

In considering the Combination, the DS Smith Directors have taken into account International Paper’s stated intentions for the business and its employees as set out in Section 3 (Background to and reasons for the Combination) and Section 11 (Management, employees, pensions, research and development, locations).

Following careful and thorough consideration of the financial terms of the Combination, the strategic rationale and anticipated financial benefits of the Combination, including the above factors, the DS Smith Directors intend to recommend unanimously that DS Smith Shareholders vote in favour of the Scheme at the Court Meeting and the resolutions to be proposed at the DS Smith General Meeting.

7.	Irrevocable undertakings

International Paper has received irrevocable undertakings to vote in favour of the Scheme at the Court Meeting and the resolutions relating to the Combination at the DS Smith General Meeting from the DS Smith Directors, in respect of their entire beneficial holdings, amounting to 885,191 DS Smith Shares, in aggregate, representing approximately 0.06 per cent. of the issued share capital of DS Smith as at 15 April 2024, being the last practicable date prior to this Announcement.

Further details of these irrevocable undertakings are set out in Appendix III.

8.	DS Smith current trading update

Overall performance for the 2023/24 financial year to date has been resilient, despite the challenging economic environment. As expected, revenue in the year to date has declined against the prior year, predominantly driven by lower volumes and a reduction in packaging and paper prices. Packaging prices have been more resilient than expected, reflecting strong customer relationships, ongoing innovation and continued focus on high service levels.

Like-for-like corrugated box volume performance has improved during the year with declines in the first half partly offset by positive volume growth in the second half. Resilient pricing, together with lower raw material costs and operational efficiencies, have partly offset declines in volumes and prices, with performance for the 12 months to 30 April 2024 expected to be in line with management expectations.

9.	Information on DS Smith

DS Smith is a leading provider of sustainable paper-based packaging worldwide which is supported by recycling and papermaking operations, which are primarily based in Europe. It plays a central role in the value chain across sectors including e-commerce, FMCG and industrials. Through its purpose of ‘Redefining Packaging for a Changing World’ and its Now and Next sustainability strategy, DS Smith is committed to leading the transition to the circular economy, while delivering more circular solutions for its customers and wider society – replacing problem plastics, taking carbon out of supply chains and providing innovative recycling solutions. Its bespoke box-to-box in 14 days model, design capabilities and innovation strategy sit at the heart of this response. DS Smith operates in 34 countries employing around 29,000 people and is a Strategic Partner of the Ellen MacArthur Foundation.

10.	Information on International Paper

International Paper is a global producer of renewable fibre-based packaging and pulp products and one of the world’s largest recyclers, with established operations and presence primarily in North America. Headquartered in Memphis, Tennessee, International Paper employs approximately 40,000 employees globally, 33,000 of whom are in the United States. International Paper serves customers worldwide, with manufacturing operations in North

America, Latin America, Europe and North Africa. Net sales for 2023 were $18.9 billion. International Paper is a New York corporation, incorporated in 1941 as the successor to the New York corporation of the same name organized in 1898. In the United States, as of 31 December 2023, International Paper operates 23 pulp and packaging mills, 162 converting and packaging plants, 16 recycling plants and three paper bag facilities. International Paper’s production facilities in Canada, Europe, North Africa and Latin America include four pulp and packaging mills, 37 converting and packaging plants, and two recycling plants. International Paper operates a packaging products distribution business principally through six branches in Asia.

11.	Management, employees, pensions, research and development, locations

International Paper’s intentions and strategic plans for DS Smith

As set out in Section 3 (Background to and reasons for the Combination) of this Announcement, the International Paper Board believes the Combination with DS Smith is financially attractive and represents a compelling opportunity to accelerate the delivery of International Paper’s strategy. The International Paper Board also believes the Combination will enhance the company’s profitable growth by expanding its capabilities and reach across Europe and by providing customers with an increased variety of choices and a superior portfolio of products across two continents.

International Paper intends to move quickly to combine International Paper’s and DS Smith’s existing businesses and, as soon as practicable following completion of the Combination, the Combined Company will initiate a detailed review of the operations, systems and functions of both businesses to assess how they can work most effectively and efficiently together.

This detailed review will provide the basis for an integration programme designed to minimise disruption to employees, customers, and suppliers whilst delivering the expected benefits of the Combination. In particular, it will inform the optimal design of the Combined Company’s target operating model (TOM), making the most of the expanded scale, footprint and capabilities the Combined Group will benefit from.

The initial focus of this review will be on potential cost savings through corporate and administration efficiencies, the potential impact of which on duplicative roles in corporate, head office and senior management positions across International Paper’s and DS Smith’s respective businesses is considered further below. The remaining aspects of the review will also focus on other potential back office savings.

During the period of this review, International Paper also intends to focus on its plan for the roll-out of measures expected to deliver growth and cost synergies, as further described in Section 3 (Background to and reasons for the Combination) of this Announcement. Whilst International Paper will seek to undertake as much of this planning work as it can prior to completion of the Combination, it will not be in a position to complete this work until after the Combination has completed.

Board and management team of the Combined Company

Upon completion of the Combination it is intended that International Paper’s Board will form the board of the Combined Company, and up to two DS Smith non-executive directors will be invited to join the board of directors of the Combined Company.

It is intended that International Paper’s incoming CEO, Andrew Silvernail, will become CEO of the Combined Company. It is further intended that the remainder of the International Paper leadership team will largely remain in place and, following an assessment of the needs of the Combined Company and the qualifications of DS Smith’s leadership team, certain of DS Smith’s current leadership team may also become part of the leadership team of the Combined Company.

It is also intended that DS Smith CEO Miles Roberts will join the Combined Company in a consultancy capacity for a period of up to two years. Further information on any such arrangements shall be set out in the Scheme Document.

Employees

International Paper believes that DS Smith employees will benefit from the increased opportunities offered by the Combined Company, as an industry leader in sustainable packaging solutions. These benefits are expected to include increased opportunities for training and development as well as further career path flexibility.

While no decisions have been taken, the synergy analysis carried out by International Paper to date has confirmed the potential to generate expected cost synergies for the Combined Company through corporate and administration efficiencies. Subject to a review of the requirements of the Combined Company after the Effective Date and any applicable employee information and consultation requirements, any administration efficiencies may involve headcount reduction in duplicative roles. Any such headcount reduction would be expected to focus on corporate, head office and senior management positions across its and DS Smith’s respective businesses. On a provisional basis, International Paper has identified approximately 400 roles across the Combined Company that appear to be duplicative (representing approximately 0.6 per cent. of the combined workforce). Any potential headcount reduction is subject to a review of the requirements of the Combined Company after the Effective Date and any required information and consultation with any impacted employees and/or their representatives in accordance with applicable law.

Aside from any potential headcount reduction resulting from the review described above, International Paper does not intend that the Combination will result in substantial additional job losses (including in frontline operational roles) or mill or plant closures.

Following completion of the Combination, the existing contractual and statutory employment rights of International Paper and DS Smith employees will be fully safeguarded and observed in accordance with applicable law. Other than as described above, International Paper does not intend to make any material change in the employment of, or in the conditions of employment of, DS Smith employees (except any changes made in accordance with applicable law).

Pension schemes

International Paper does not intend to make any changes, unless required to do so by applicable law, to the agreed employer contributions into DS Smith’s existing defined benefit and defined contribution pension schemes (including with regard to current arrangements for the funding of any scheme deficit in the defined benefit pension scheme), the level of benefits for existing members or the admission of new members to such pension schemes following the Effective Date. International Paper notes the DS Smith Group Pension Scheme was closed to accrual in 2011.

International Paper has entered into discussions with the trustee of the DS Smith Group Pension Scheme, who has confirmed that, based on the information International Paper has provided to it so far, and the representations made by International Paper to it to date, it has no reason to believe that the Combination would have a material adverse effect on the employer covenant or likelihood of benefits being received. International Paper has also agreed to maintain an open dialogue with the trustee in relation to any future changes which might affect the covenant supporting the DS Smith Group Pension Scheme.

Innovation, research and development and fixed assets

International Paper is committed to being at the forefront of development within the industry, driving the pace of innovation through employing the best talent and committing meaningful investments to create and expand on future opportunities.

International Paper does not intend to make any changes to DS Smith’s innovation and research and development functions, including DS Smith’s global Research & Development (R&D) and Innovation Centre, ‘R8’, which is located in Birmingham in the UK.

International Paper does not envisage any redeployment of DS Smith’s existing material fixed assets.

Headquarters and locations

As part of the Combination, International Paper envisages that DS Smith’s North American manufacturing locations and International Paper’s European manufacturing locations would continue their respective operations. Though it is intended that the Combined Company would be headquartered and domiciled in Memphis, Tennessee, USA, at International Paper’s existing headquarters, International Paper intends to maintain key elements of DS Smith’s headquarters functions and is proposing to establish a European headquarters in London, United Kingdom, at DS Smith’s existing headquarters (subject to any required information and consultation with any impacted employees and/or their representatives in accordance with applicable law).

Plans for Secondary Listing

As part of the Combination, any New International Paper Shares issued to DS Smith Shareholders will be authorised for primary listing on the New York Stock Exchange. Subject to official notice of issuance, International Paper intends to seek a secondary listing of its shares on the London Stock Exchange.

Other items

The DS Smith Shares are currently admitted to the premium listing segment of the Official List and to trading on the Main Market of the London Stock Exchange and, as set out in Section 16 (De-listing, cancellation of trading and re-registration) below, before the Effective Date, an application shall be made to the FCA and the London Stock Exchange to cancel such admissions to listing and trading, to take effect on the Business Day following the

Effective Date. DS Smith is also expected to be re-registered as a private company on or after the Effective Date.

No statements in this Section 11 (Management, employees, pensions, research and development, locations) constitute “post-offer undertakings” for the purposes of Rule 19.5 of the Code.

12.	DS Smith Share Schemes

Participants in the DS Smith Share Schemes will be contacted regarding the effect of the Combination on their rights under the DS Smith Share Schemes, and appropriate proposals will be made to such participants in accordance with Rule 15 of the Code. Further details of such proposals will be set out in the Scheme Document and in separate letters to be sent to the participants in the DS Smith Share Schemes in due course.

Arrangements between International Paper and DS Smith management

Miles Roberts

International Paper has proposed that, following the completion of the Combination, Miles Roberts, currently Group Chief Executive of DS Smith, acts as a consultant to the Combined Company to support the integration to ensure continuity and with a view to realising the benefits of the Combination for both sets of shareholders. There have been no discussions regarding the terms of any such consultancy arrangement. Further information on any such arrangements shall be set out in the Scheme Document.

Richard Pike

In order to promote the retention of Richard Pike, currently Group Financial Director of DS Smith, through to the completion of the Combination, International Paper has agreed that it shall make a cash retention payment to Richard Pike of 100 per cent. of his base salary conditional on Richard Pike remaining employed with a member of the DS Smith Group or International Paper Group on, and not having resigned prior to, the Effective Date (the “CFO Retention Award”), as detailed in the Co-operation Agreement. The CFO Retention Award will be paid, conditional on completion of the Combination, within 30 days of the Effective Date or, if later, the day following the date on which DS Smith is delisted from the London Stock Exchange. The total value of the CFO Retention Award is £550,000.

As required by, and solely for the purposes of, Rule 16.2 of the Code, Goldman Sachs International has reviewed the terms of the CFO Retention Award together with other information deemed relevant and advised DS Smith that the CFO Retention Award is fair and reasonable. In providing its advice, Goldman Sachs International, has taken into account the commercial assessments of the DS Smith Directors. Goldman Sachs International is acting as the independent financial adviser to DS Smith for the purposes of Rule 3 of the Code.

13.	Dividends

International Paper and DS Smith have agreed that:

•	should the Effective Date be after the record date in respect of:

•

any final dividend by DS Smith in respect of the financial year ended on 30 April 2024 (any such dividend being a “DS Smith FY24 Final Dividend”), DS Smith Shareholders will be entitled to receive and retain the DS Smith FY24 Final Dividend;

•

any interim dividend by DS Smith in respect of the financial year ended on 30 April 2025 (any such dividend being a “DS Smith FY25 Interim Dividend”), DS Smith Shareholders will be entitled to receive and retain the DS Smith FY25 Interim Dividend; and

•

any final dividend by DS Smith in respect of the financial year ended on 30 April 2025 (any such dividend being a “DS Smith FY25 Final Dividend”), DS Smith Shareholders will be entitled to receive and retain the DS Smith FY25 Final Dividend, provided, in each case, that such dividend is in accordance with DS Smith’s dividend policy and does not exceed:

•	in respect of the DS Smith FY24 Final Dividend, an amount per DS Smith Share of not more than 12.0 pence;
•	in respect of the DS Smith FY25 Interim Dividend, an amount per DS Smith Share of not more than 6.2 pence; and

•	in respect of the DS Smith FY25 Final Dividend, an amount per DS Smith Share of not more than 12.3 pence,

(in each case, any such dividend, a “DS Smith Permitted Dividend”);

•	should the Effective Date be after the record date in respect of:

•

any second quarter dividend by International Paper in respect of the financial year ended on 31 December 2024 (any such dividend being an “International Paper FY24 Q2 Dividend”), International Paper Shareholders will be entitled to receive and retain the International Paper FY24 Q2 Dividend;

•

any third quarter dividend by International Paper in respect of the financial year ended on 31 December 2024 (any such dividend being an “International Paper FY24 Q3 Dividend”), International Paper Shareholders will be entitled to receive and retain the International Paper FY24 Q3 Dividend; and

•

any fourth quarter dividend by International Paper in respect of the financial year ended on 31 December 2024 (any such dividend being an “International Paper FY24 Q4 Dividend”), International Paper Shareholders will be entitled to receive and retain the International Paper FY24 Q4 Dividend;

•

any first quarter dividend by International Paper in respect of the financial year ended on 31 December 2025 (any such dividend being an “International Paper FY25 Q1 Dividend”), International Paper Shareholders will be entitled to receive and retain the International Paper FY25 Q1 Dividend;

•

any second quarter dividend by International Paper in respect of the financial year ended on 31 December 2025 (any such dividend being an “International Paper FY25 Q2 Dividend”), International Paper Shareholders will be entitled to receive and retain the International Paper FY25 Q2 Dividend; and

•

any third quarter dividend by International Paper in respect of the financial year ended on 31 December 2025 (any such dividend being an “International Paper FY25 Q3 Dividend”), International Paper Shareholders will be entitled to receive and retain the International Paper FY25 Q3 Dividend, provided, in each case, that such quarterly dividend is in accordance with International Paper’s dividend policy and does not exceed:

•	in respect of the International Paper FY24 Q2 Dividend an amount per International Paper Share not more than 46.25 cents;

•	in respect of the International Paper FY24 Q3 Dividend an amount per International Paper Share not more than 46.25 cents;

•	in respect of the International Paper FY24 Q4 Dividend an amount per International Paper Share not more than 46.25 cents;

•	in respect of the International Paper FY25 Q1 Dividend an amount per International Paper Share not more than 46.25 cents;

•	in respect of the International Paper FY25 Q2 Dividend an amount per International Paper Share not more than 46.25 cents; and

•	in respect of the International Paper FY25 Q3 Dividend an amount per International Paper Share not more than 46.25 cents,

(in each case, a “International Paper Permitted Dividend”);

•

if, on or after the date of this Announcement and prior to the Effective Date, DS Smith announces, declares, makes or pays any dividend and/or other distribution and/or other return of capital other than a DS Smith Permitted Dividend or a DS Smith Equalising Dividend (as defined below) (a “DS Smith Excluded Dividend”), International Paper shall be entitled to:

•

reduce the International Paper share consideration by an amount equivalent to all or any part of such excess (in the case of a DS Smith FY24 Final Dividend, a DS Smith FY25 Interim Dividend, a DS Smith FY25 Final Dividend or a DS Smith Equalising Dividend (as relevant)) or by the amount of all or part of any such other dividend, distribution or return of capital, in which case any reference in this Announcement or in the Scheme Document (or, in the event that the Combination is to be implemented by means of any Offer, the offer document) to the consideration will be deemed to be a reference to the consideration as so reduced; or

•

declare and pay an equalising dividend to International Paper Shareholders so as to reflect the value attributable to all or any part of such excess (in the case of a DS Smith FY24 Final Dividend, a DS Smith FY25 Interim Dividend, a DS Smith FY25 Final Dividend or a DS Smith Equalising Dividend (as relevant)) or by the amount of all or part of any such other dividend, distribution or return of capital, in each case at the Relevant Exchange Rate, without any consequential change to the consideration (an “International Paper Equalising Dividend”); and

•

if, on or after the date of this Announcement and prior to the Effective Date, International Paper announces, declares, makes or pays any dividend and/or other distribution and/or other return of capital in each case with regard to the International Paper Shares other than an International Paper Permitted Dividend or an International Paper Equalising Dividend (an “International Paper Excluded Dividend”), DS Smith shall be entitled to declare and pay an equalising dividend to DS Smith Shareholders so as to reflect the value attributable to all or any part of such excess (in the case of an International Paper FY24 Q2 Dividend, an International Paper FY24 Q3 Dividend, an International Paper FY24 Q4 Dividend, International Paper FY25 Q1 Dividend, International Paper FY25 Q2 Dividend, International Paper FY25 Q3 Dividend or an International Paper Equalising Dividend (as relevant)) or by the amount of all or part of any such other dividend, distribution or return of capital, in each case at the Relevant Exchange Rate, without any consequential change to the consideration (a “DS Smith Equalising Dividend”).

14.	Combination-related arrangements

Confidentiality Agreement

International Paper and DS Smith entered into a confidentiality agreement on 27 February 2024 (the “Confidentiality Agreement”), pursuant to which they have each undertaken to keep confidential information relating to the other party and not to disclose it to third parties (with certain exceptions) unless required by law or regulation or permitted pursuant to limited carve-outs to the obligations of confidentiality. The Confidentiality Agreement also includes customary standstill and non-solicitation obligations applicable to both parties.

The confidentiality obligations will remain in force until the Combination becomes Effective or, in the event the Combination does not become Effective, until the date falling two years from the date of the Confidentiality Agreement.

Clean Team Agreement

On 27 March 2024, DS Smith and International Paper entered into a clean team agreement (the “Clean Team Agreement”), which sets out, among other things, how confidential information that is competitively sensitive can be disclosed, used or shared between DS Smith’s clean team individuals and/or external advisers retained by DS Smith and International Paper’s clean team individuals and/or external advisers retained by International Paper.

Joint Defense Agreement

On 27 March 2024, DS Smith, International Paper, Slaughter and May, Skadden, Arps, Slate, Meagher & Flom LLP, Sidley Austin LLP and Sullivan & Cromwell LLP entered into a joint defense agreement (the “Joint Defense Agreement”), the purpose of which is to ensure that the exchange and/or disclosure of certain materials between the parties, in particular in relation to the antitrust and regulatory workstreams, does not diminish in any way the confidentiality of such materials and does not result in a waiver of any privilege, right or immunity that might otherwise be available.

Co-operation Agreement

International Paper and DS Smith have entered into a Co-operation Agreement dated 16 April 2024 pursuant to which:

•

International Paper has agreed to take all actions as may be necessary or advisable to satisfy, or procure the satisfaction of, all regulatory clearances and authorisations as soon as reasonably practicable following the date of this Announcement and in any event in sufficient time to enable the Effective Date to occur by the Long Stop Date, provided that International Paper shall not be required to offer or accept any regulatory remedy that requires the disposal of any of its mills, plants or other assets located in the United States;

•

International Paper shall be responsible for determining the strategy for obtaining such regulatory clearances and authorisations after prior consultation with DS Smith and after having taken into account DS Smith’s views;

•	International Paper and DS Smith have agreed to certain customary undertakings to co-operate in relation to such regulatory clearances and authorisations; and

•

International Paper has agreed to provide DS Smith promptly with certain information as may be reasonably requested and is required for the Scheme Document, and DS Smith has agreed to provide International Paper promptly with certain information as may be reasonably requested and is required for the International Paper Proxy Statement and the International Paper prospectus in connection with Admission.

The Co-operation Agreement records the intention of International Paper and DS Smith to implement the Combination by way of the Scheme, subject to International Paper’s right to switch to an Offer in certain circumstances. International Paper and DS Smith have agreed to certain customary provisions if the Scheme should switch to an Offer.

The Co-operation Agreement also contains provisions that shall apply in respect of International Paper Shareholders’ and DS Smith Shareholders’ dividend entitlements and directors’ and officers’ insurance, as well as the DS Smith Share Schemes, other incentive arrangements and other employee-related matters (further details of which will be provided in the Scheme Document).

The Co-operation Agreement provides that International Paper will pay a break fee to DS Smith in the following amounts and circumstances (subject to certain exceptions and exclusions):

•	$220,527,460, if International Paper’s Board no longer recommends the Combination or if International Paper fails to hold its stockholders’ meeting prior to the Long Stop Date;

•	$147,018,306, if International Paper invokes any regulatory condition or any regulatory conditions have not been satisfied or waived by International Paper by the Long Stop Date; or

•	$73,509,153, if International Paper’s stockholders do not approve the resolutions required to implement the Combination at its stockholders’ meeting.

The Co-operation Agreement shall be terminated with immediate effect:

•	if International Paper and DS Smith so agree in writing;

•	upon service of notice by International Paper to DS Smith if the DS Smith Directors change their recommendation in respect of the Combination;

•

upon service of written notice by either International Paper or DS Smith to the other if: (i) a competing offer becomes effective or is declared or becomes unconditional; (ii) the Combination is withdrawn, terminates or lapses in accordance with its terms; (iii) prior to the Long Stop Date, International Paper invokes a Condition (in circumstances where invocation of the relevant Condition is permitted by the Panel); (iv) the Scheme is not approved at the Court Meeting, the resolutions to be proposed at the DS Smith General Meeting are not passed or the Court refuses to sanction the Scheme; (v) such resolution or resolutions as are necessary to approve, effect and implement the Combination, including to authorise the creation, allotment and issue of the New International Paper Shares, are not passed at the International Paper Shareholder Meeting; or (vi) unless otherwise agreed by International Paper and DS Smith in writing or required by the Panel, the Effective Date has not occurred by the Long Stop Date; or

•

upon service of notice by DS Smith to International Paper if: (i) International Paper makes an announcement prior to publication of the International Paper Proxy Statement that it will not convene the International Paper Shareholder Meeting or it intends not to file the International Paper Proxy Statement with the SEC or transmit it to International Paper Shareholders; (ii) the International Paper Proxy Statement does not include the International Paper Directors’ recommendation; or (iii) the International Paper Directors change their recommendation in respect of the Combination.

15.	Structure of the Combination

Scheme

It is intended that the Combination will be implemented by way of a Court-sanctioned scheme of arrangement between DS Smith and the DS Smith Shareholders under Part 26 of the Companies Act (although International Paper reserves the right to implement the Combination by means of an Offer, subject to the consent of the Panel).

The purpose of the Scheme is to provide for International Paper to become the ultimate owner of the entire issued and to be issued share capital of DS Smith. Pursuant to the Scheme, the DS Smith Shares will be transferred to International Paper in consideration for which the DS Smith Shareholders who are on DS Smith’s register of members at the Scheme Record Time will receive the New International Paper Shares on the basis set out in Section 2 (The Combination) of this Announcement.

Approval by Court Meeting and General Meeting

To become Effective, the Scheme requires, among other things:

(a)

satisfaction (or, where applicable, waiver) of the Conditions including the receipt of merger control and regulatory clearances, including from the European Commission and US authorities and the receipt of foreign direct investment clearance from UK and Italian authorities;

(b)

approval by a majority in number of the DS Smith Shareholders who are present and vote, either in person or by proxy, at the Court Meeting (and at any separate class meeting which may be required by the Court) and who represent not less than 75 per cent. in value of the DS Smith Shares (or the relevant class or classes thereof) voted by those DS Smith Shareholders;

(c)	approval of the requisite majority(ies) of the votes cast, either in person or by proxy, of the resolutions required to approve and implement the Scheme at the DS Smith General Meeting; and

(d)	sanction of the Scheme by the Court and, following such sanction, the delivery of a copy of the Court Order to the Registrar of Companies.

Application to Court to sanction the Scheme

Once the approvals of the DS Smith Shareholders have been obtained at the Court Meeting and the DS Smith General Meeting, and the other Conditions have been satisfied or (where applicable) waived, the Scheme must be sanctioned by the Court at the Court Hearing.

The Scheme will become effective in accordance with its terms on delivery of a copy of the Court Order to the Registrar of Companies. Upon the Scheme becoming Effective, it will be binding on all DS Smith Shareholders, irrespective of whether or not they attended or voted at the Court Meeting or DS Smith General Meeting, or whether they voted in favour of or against the Scheme.

Full details of the Scheme to be set out in the Scheme Document

The Scheme Document will contain further information about the Combination and the notices of the Court Meeting and DS Smith General Meeting, together with the associated Forms of Proxy. Further details of the Scheme will be set out in the Scheme Document, including the expected timetable and the action to be taken by DS Smith Shareholders.

The Scheme will be governed by English law. The Scheme will be subject to the applicable requirements of the Code, the Panel, the London Stock Exchange, the FCA and the Listing Rules.

It is expected that the Scheme Document will be published and sent to DS Smith Shareholders and, for information only, to participants in the DS Smith Share Schemes as soon as practicable and at or around the same time as the mailing of the International Paper Proxy Statement.

At this stage, subject to the approval and availability of the Court (which is subject to change), and subject to the satisfaction (or, where applicable, waiver) of the Conditions, International Paper expects the Combination will become Effective in the fourth quarter of 2024.

Subject to certain restrictions relating to persons resident in Restricted Jurisdictions, the Scheme Document will also be made available on International Paper’s website at www.internationalpaper.com and DS Smith’s website at www.dssmith.com.

Conditions to the Combination

The Combination will be subject to the Conditions and further terms set out in full in Appendix I to this Announcement and to be set out in the Scheme Document.

Amongst others, the Conditions include:

•

the receipt of merger control and regulatory clearances, including from the European Commission and US authorities and the receipt of foreign direct investment clearances from UK and Italian authorities;

•

the issuance of the New International Paper Shares in connection with the Combination being duly approved by the affirmative vote of the majority of the votes cast at the International Paper Shareholder Meeting;

•

confirmation having been received by International Paper that the New International Paper Shares have been approved for listing, subject to official notice of issuance, on the New York Stock Exchange; and

•

acknowledgement having been received by International Paper that the application for Admission has been approved and the International Paper Shares will be admitted to trading on the Main Market for listed securities of the London Stock Exchange.

The Conditions set out in paragraphs 1 and 2 of Appendix I to this Announcement provide that the Scheme will lapse, and the Combination shall not proceed (unless the Panel otherwise consents) if:

(a)	the Scheme does not become Effective by 11.59 p.m. on the Long Stop Date;

(b)

the Court Meeting is not held on or before the 22nd day after the expected date of the Court Meeting to be set out in the Scheme Document in due course (or such later date as may be agreed between International Paper and DS Smith and the Court may allow);

(c)

the DS Smith General Meeting is not held on or before the 22nd day after the expected date of the DS Smith General Meeting to be set out in the Scheme Document in due course (or such later date as may be agreed between International Paper and DS Smith and the Court may allow); or

(d)

the Scheme is not sanctioned on or before the 22nd day after the expected date of the Court Hearing to be set out in the Scheme Document in due course (or such later date as may be agreed between International Paper and DS Smith and the Court may allow) and a copy of the Court Order is not delivered to the Registrar of Companies, and such deadlines are not waived by International Paper or otherwise extended by agreement between International Paper, DS Smith, the Panel and the Court.

Right to switch to an Offer

International Paper reserves the right to elect to implement the Combination by way of an Offer for the entire issued and to be issued share capital of DS Smith as an alternative to the Scheme (subject to the consent of the Panel and the terms of the Co-operation Agreement). In such an event, the Offer will be implemented on the same terms (subject to appropriate amendments, in accordance with the terms of the Co-operation Agreement), so far as applicable, as those which would apply to the Scheme and subject to the amendment referred to in Part C of Appendix I to this Announcement.

16.	De-listing, cancellation of trading and re-registration

Prior to the Scheme becoming Effective, a request will be made by DS Smith to the London Stock Exchange to cancel the admission to trading in DS Smith Shares on its Main Market for listed securities to take effect on, or shortly after, the Effective Date and the FCA will be requested to cancel the listing of the DS Smith Shares from the Official List on, or shortly after, the Effective Date.

On the Effective Date, share certificates in respect of DS Smith Shares will cease to be valid (and should be destroyed) and entitlements to DS Smith Shares held within the CREST system will be cancelled.

As soon as practicable after the Effective Date and after the cancellation of the admission to trading in DS Smith Shares on the London Stock Exchange’s Main Market for listed securities and the cancellation of the listing of the DS Smith Shares on the Official List, it is intended that DS Smith will be re-registered as a private limited company under the relevant provisions of the Companies Act.

In addition, the New International Paper Shares will be authorised for primary listing on the New York Stock Exchange subject to official notice of issuance and International Paper will seek a secondary listing of the International Paper Shares on the London Stock Exchange (on the equity shares (international commercial companies secondary listing) category of the Official List or, if the reforms to the Listing Rules contemplated by the Draft UK Listing Rules Instrument 2024 published by the FCA in February 2024 have not come into force on or before the Effective Date, the standard segment of the Official List).

17.	Disclosure of interests in DS Smith

As at the close of business on 15 April 2024 (being the last practicable date prior to this Announcement), save for: (i) the disclosures in this Section 17; and (ii) the Irrevocable Undertakings referred to in Section 7, none of International Paper or any of its directors or, so far as International Paper is aware, any person acting, or deemed to be acting, in concert with International Paper had:

•	any interest in, or right to subscribe for, relevant securities of DS Smith;

•

any short position in (whether conditional or absolute and whether in the money or otherwise), including any short position under a derivative, any agreement to sell or any delivery obligation or right to require another person to purchase or take delivery of, relevant securities of DS Smith;

•	procured an irrevocable commitment or letter of intent to accept the terms of the Combination in respect of relevant securities of DS Smith; or

•	borrowed or lent any DS Smith Shares.

Furthermore, no dealing arrangement (of the kind referred to in Note 11 of the definition of “acting in concert” in the Code) exists between International Paper or DS Smith or any person acting in concert with International Paper or DS Smith in relation to DS Smith Shares.

18.	Fractional entitlements

Fractions of New International Paper Shares will not be allotted to DS Smith Shareholders. Instead, all fractional shares which a holder of DS Smith Shares would otherwise be entitled to receive will be aggregated and calculations will be rounded down, and such holder shall receive, in lieu of such fractional entitlements, cash in an amount (rounded down to the nearest penny) equal to such fractional amount multiplied by the last reported sale price of International Paper Shares on the New York Stock Exchange (as reported in Bloomberg or, if not reported therein, in another authoritative source selected by International Paper) on the last Business Day prior to the Effective Date.

19.	Rule 2.9 disclosures

In accordance with Rule 2.9 of the Code, DS Smith confirms that, as at the close of business on 15 April 2024, being the last Business Day before this Announcement, it had 1,378,589,050 ordinary shares of 10 pence each in issue admitted to trading on the Main Market of the London Stock Exchange. The International Securities Identification Number (ISIN) for DS Smith Shares is GB0008220112.

In accordance with Rule 2.9 of the Code, International Paper confirms that, as at the close of business on 15 April 2024, being the last Business Day before this Announcement, it had in issue and listed on the New York Stock Exchange 448,916,502 shares of common stock, which includes 101,593,422 held in treasury. The International Securities Identification Number (ISIN) for International Paper Shares is US4601461035.

20.	General

The Combination will be subject to the Conditions and other terms set out in Appendix I and to be set out in the Scheme Document.

BofA Securities, Goldman Sachs International, Citi and J.P. Morgan Cazenove have each given and not withdrawn their consent to the publication of this Announcement with the inclusion of their names in the form and context in which they appear.

21.	Documents available on a website

Subject to certain restrictions relating to persons in Restricted Jurisdictions, copies of the following documents will, by no later than 12 noon on the Business Day following the date of this Announcement, be made available on International Paper’s website at www.internationalpaper.com and DS Smith’s website at www.dssmith.com (as applicable) until the end of the Offer Period:

(a)	this Announcement;

(b)	the Confidentiality Agreement;

(c)	the Co-operation Agreement;

(d)	the Irrevocable Undertakings;

(e)	the Clean Team Agreement;

(f)	the Joint Defense Agreement;

(g)	consent letters from each of BofA Securities, Goldman Sachs International, Citi, J.P. Morgan Cazenove; and

(h)

a letter from Deloitte confirming that its report in connection with the Quantified Financial Benefits Statement (as referred to in Appendix IV) continues to apply, as required by Rule 27.2(d) of the Code.

Neither the contents of International Paper’s website or the contents of DS Smith’s website, nor the content of any other website accessible from hyperlinks on either such website, is incorporated into or forms part of, this Announcement.

Enquiries:

International Paper	+1 901 419 1731
Mark Nellessen
Jessica Seidner

BofA Securities (Sole financial adviser to International Paper)	+44 20 7628 1000
Luca Ferrari
Geoff Iles
Antonia Rowan
Tom Brown

FGS Global (PR adviser to International Paper)	+1 212 687 8080
Robin Weinberg
Kelsey Markovich
Hayley Cook
James Murgatroyd	+44 20 7251 3801
Gordon Simpson
Edward Treadwell

DS Smith Plc	+44 (0) 20 7756 1800
Hugo Fisher, Group Investor Relations Director
Anjali Kotak, Investor Relations Director

Goldman Sachs International (Financial adviser to DS Smith)	+44 (0) 20 7774 1000
Anthony Gutman
Nick Harper
Warren Stables

Citi (Financial adviser and corporate broker to DS Smith)	+44 (0) 20 7986 4000
Andrew Seaton
Alex de Souza
Christopher Wren

J.P. Morgan Cazenove (Financial adviser and corporate broker to DS Smith)	+44 (0) 20 7742 4000
Charlie Jacobs
Richard Walsh
Jonty Edwards

Brunswick Group (PR adviser to DS Smith)	+44 (0) 20 7404 5959
Simon Sporborg
Dan Roberts

Skadden, Arps, Slate, Meagher & Flom LLP is acting as legal adviser to International Paper in connection with the Combination. Sidley Austin LLP is acting as US antitrust legal adviser to International Paper in connection with the Combination. Slaughter and May is acting as legal adviser to DS Smith in connection with the Combination. Sullivan & Cromwell LLP is acting as US legal adviser to DS Smith in connection with the Combination.

Disclaimers

BofA Securities, which is authorised by the PRA and regulated by the FCA and the PRA in the United Kingdom, is acting exclusively for International Paper and for no one else in connection with the matters referred to in this Announcement and will not be responsible to anyone other than International Paper for providing the protections afforded to its clients or for providing advice in relation to the matters referred to in this Announcement. Neither BofA Securities, nor any of its affiliates, owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of BofA Securities in connection with this Announcement, any statement contained herein or otherwise.

Goldman Sachs International, which is authorised by the PRA and regulated by the FCA and the Prudential Regulation Authority in the United Kingdom, is acting exclusively for DS Smith and no one else in connection with the matters referred to in this Announcement and will not be responsible to anyone other than DS Smith for providing the protections afforded to clients of Goldman Sachs International, or for providing advice in connection with the matters referred to in this Announcement.

Citi, which is authorised by the PRA and regulated in the UK by the FCA and the PRA, is acting exclusively for DS Smith and for no one else in connection with the matters described in this Announcement and will not be responsible to anyone other than DS Smith for providing the protections afforded to clients of Citi nor for providing advice in connection with the matters referred to in this Announcement. Neither Citi nor any of its affiliates, directors or employees owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, consequential, whether in contract, in tort, in delict, under statute or otherwise) to any person who is not a client of Citi in connection with this Announcement, any statement contained herein or otherwise.

J.P. Morgan Cazenove, which is authorised in the United Kingdom by the PRA and regulated in the United Kingdom by the PRA and the FCA, is acting as financial adviser exclusively for DS Smith and no one else in connection with the matters set out in this Announcement and will not regard any other person as its client in relation to the matters set out in this Announcement and will not be responsible to anyone other than DS Smith for providing the protections afforded to clients of J.P. Morgan Cazenove or its affiliates, nor for providing advice in relation to the matters set out in this Announcement or any other matter or arrangement referred to herein.

In accordance with the Code, normal United Kingdom market practice and Rule 14e-5(b) of the US Exchange Act, BofA Securities and its affiliates and J.P. Morgan Cazenove and its affiliates will continue to act as exempt principal trader in DS Smith securities on the London Stock Exchange. These purchases and activities by exempt principal traders which are required to be made public in the United Kingdom pursuant to the Code will be reported to a Regulatory Information Service and will be available on the London Stock Exchange website at www.londonstockexchange.com. This information will also be publicly disclosed in the United States to the extent that such information is made public in the United Kingdom.

Further information

This Announcement is for information purposes only and is not intended to and does not constitute, or form any part of, an offer, invitation or the solicitation of an offer to purchase or subscribe, otherwise acquire, subscribe for, sell or otherwise dispose of any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Combination or otherwise.

The Combination will be subject to English law and to the applicable requirements of the Code, the Panel, the Listing Rules, the London Stock Exchange and the FCA.

The Combination will be made solely by the Scheme Document, which will contain the full terms and conditions of the Combination, including details of how to vote in respect of the Scheme. Any voting decision or response in relation to the Combination should be made solely on the basis of the Scheme Document. DS Smith Shareholders are advised to read the formal documentation in relation to the Combination carefully once it has been published. Each DS Smith Shareholder is urged to consult their independent professional adviser regarding the tax consequences of the Combination.

This Announcement does not constitute a prospectus or a prospectus equivalent document.

If you are in any doubt about the contents of this Announcement or the action you should take, you are recommended to seek your own independent financial advice immediately from your stockbroker, bank manager, solicitor, accountant or from an independent financial adviser duly authorised under the Financial Services and Markets Act 2000 (as amended).

This Announcement has been prepared for the purpose of complying with English law and the Code and the information disclosed may not be the same as that which would have been disclosed if this Announcement had been prepared in accordance with the laws of jurisdictions outside England.

Overseas shareholders

The release, publication or distribution of this Announcement in jurisdictions other than the United Kingdom may be restricted by law and therefore any persons who are subject to the laws of any jurisdiction other than the United Kingdom (including Restricted Jurisdictions) should inform themselves about, and observe, any applicable legal or regulatory requirements. In particular, the ability of persons who are not resident in the United Kingdom or who are subject to the laws of another jurisdiction to vote their DS Smith Shares in respect of the Scheme at the Court Meeting, or to execute and deliver Forms of Proxy appointing another to vote at the Court Meeting on their behalf, may be affected by the laws of the relevant jurisdictions in which they are located or to which they are subject. Any failure to comply with applicable legal or regulatory requirements of any jurisdiction may constitute a violation of securities laws in that jurisdiction. To the fullest extent permitted by law, the companies and persons involved in the Combination disclaim any responsibility or liability for the violation of such restrictions by any person.

Copies of this Announcement and any formal documentation relating to the Combination are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in or into or from any Restricted Jurisdiction or any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction and persons receiving such documents (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send them in or into or from any Restricted Jurisdiction. Doing so may render invalid any related purported vote in respect of acceptance of the Combination.

If the Combination is implemented by way of an Offer (unless otherwise permitted by applicable law and regulation), the Offer may not be made, directly or indirectly, in or into or by use of the mails or any other means or instrumentality (including, without limitation, facsimile, e-mail or other electronic transmission, telex or telephone) of interstate or foreign commerce of, or any facility of a national, state or other securities exchange of any Restricted Jurisdiction and the Offer will not be capable of acceptance by any such use, means, instrumentality or facilities or from within any Restricted Jurisdiction.

Further details in relation to DS Smith Shareholders in overseas jurisdictions will be contained in the Scheme Document.

Additional information for US investors in DS Smith

The Combination relates to the shares of an English company and is being made by way of a scheme of arrangement provided for under Part 26 of the Companies Act. The Combination, implemented by way of a scheme of arrangement, is not subject to the tender offer rules or the proxy solicitation rules under the US Exchange Act. Accordingly, the Combination and the Scheme will be subject to the disclosure requirements and practices applicable to a scheme of arrangement involving a target company incorporated in the UK and listed on the London Stock Exchange, which differ from the disclosure requirements of US tender offer and proxy solicitation rules. If, in the future, International Paper exercises its right to implement the Combination by way of an Offer and determines to extend the Offer into the United States, the Combination will be made in compliance with applicable US laws and regulations.

The New International Paper Shares to be issued pursuant to the Combination have not been registered under the US Securities Act and may not be offered or sold in the US absent registration or an applicable exemption from the registration requirements of the US Securities Act. The New International Paper Shares to be issued pursuant to the Combination will be issued pursuant to the exemption from registration provided by Section 3(a)(10) under the US Securities Act. If, in the future, International Paper exercises its right to implement the Combination by way of an Offer or otherwise in a manner that is not exempt from the registration requirements of the US Securities Act, it will file a registration statement with the SEC that will contain a prospectus with respect to the issuance of New International Paper Shares. In this event, DS Smith Shareholders are urged to read these documents and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information, and such documents will be available free of charge at the SEC’s website at www.sec.gov or by directing a request to International Paper’s contact for enquiries identified above.

Neither the SEC nor any US state securities commission has approved or disapproved of the New International Paper Shares to be issued in connection with the Combination, or determined if this Announcement is accurate or complete. Any representation to the contrary is a criminal offence in the United States.

This Announcement contains, and the Scheme Document will contain certain unaudited financial information relating to DS Smith that has been prepared in accordance with the accounting standards applicable in the UK and thus may not be comparable to financial information of US companies or companies whose financial statements are prepared in accordance with US generally accepted accounting principles. US generally accepted accounting principles differ in certain significant respects from accounting standards applicable in the UK.

It may be difficult for US DS Smith Shareholders to enforce their rights and any claim arising out of the US federal securities laws against DS Smith or its directors or officers, because DS Smith is incorporated under the laws of England and Wales, some or all of DS Smith’s assets are or may be located in non-US jurisdictions, and some or all of its officers and directors are residents of a non-US country. US DS Smith Shareholders may not be able to sue a non-US company or its officers or directors in a non-US court for violations of the US securities laws. Further, it may be difficult to compel a non-US company and its affiliates to subject themselves to a US court’s judgment.

US DS Smith Shareholders also should be aware that the Combination may have tax consequences for US federal income tax purposes and under applicable US state and local, as well as foreign and other, tax laws, and, that such consequences, if any, are not described herein, US DS Smith Shareholders are urged to consult with legal, tax and financial advisers in connection with making a decision regarding the Combination.

Forward Looking Statements

This Announcement contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act 1995 that are subject to risks and uncertainties. All statements other than statements of historical fact or relating to present facts or current conditions included in this Announcement are forward-looking statements, including any statements regarding guidance and statements of a general economic or industry-specific nature. Forward-looking statements give International Paper’s and DS Smith’s current expectation and projections with respect to the financial condition, results of operations and business of International Paper, DS Smith and certain plans and objectives of International Paper, DS Smith and the Combined Company.

These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. These statements are based on assumptions and assessments made by International Paper and DS Smith in light of their experience and their perception of historical trends, current conditions, future developments and other factors they believe appropriate, and therefore are subject to risks and uncertainties which could cause actual results to differ materially from those expressed or implied by those forward-looking statements.

Forward-looking statements often use forward-looking or conditional words such as “anticipate”, “target”, “expect”, “forecast”, “estimate”, “intend”, “plan”, “goal”, “believe”, “hope”, “aim”, “will”, “continue”, “may”, “would”, “could” or “should” or other words of similar meaning or the negative thereof. Forward-looking statements include statements relating to the following: (i) the ability of International Paper and DS Smith to consummate the Combination in a timely manner or at all; (ii) the satisfaction (or waiver) of conditions to the consummation of the Combination; (iii) adverse effects on the market price of DS Smith’s or International Paper’s operating results including because of a failure to complete the Combination; (iv) the effect of the announcement or pendency of the Combination on DS Smith’s or International Paper’s business relationships, operating results and business generally; (v) future capital expenditures, expenses, revenues, economic performance, synergies, financial conditions, market growth, dividend policy, losses and future prospects; (vi) business and management strategies and the expansion and growth of the operations of the International Paper Group or the DS Smith Group; and (vii) the effects of government regulation on the business of the International Paper Group or the DS Smith Group. There are many factors which could cause actual results to differ materially from those expressed or implied in forward looking statements. Among such factors are changes in the global, political, economic, business, competitive, market and regulatory forces, future exchange and interest rates, changes in tax rates and future business combinations or disposals.

These forward-looking statements are not guarantees of future performance and are based on numerous assumptions regarding the present and future business strategies of such persons and the environment in which each will operate in the future. By their nature, these forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. The factors described in the context of such forward-looking statements in this Announcement may cause the actual results, performance or achievements of any such person, or industry results and developments, to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. No assurance can be given that such expectations will prove to have been correct and persons reading this Announcement are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this Announcement. All subsequent oral or written forward-looking statements attributable to International Paper or DS Smith or any persons acting on their behalf are expressly qualified in their entirety by the cautionary statement above. Neither of International Paper nor DS Smith undertakes any obligation to update publicly or revise forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent legally required.

International Paper’s Annual Report on Form 10-K for the fiscal year ended 31 December 2023 filed with the SEC contains additional information regarding forward-looking statements and other risk factors with respect to International Paper.

Additional Information

This Announcement may be deemed to be solicitation material in respect of the Combination, including the issuance of the New International Paper Shares in respect of the Combination. In connection with the foregoing proposed issuance of the New International Paper Shares, International Paper expects to file the International Paper Proxy Statement. To the extent the Combination is effected as a scheme of arrangement under English law, the issuance of the New International Paper Shares in connection with the Combination would not be expected to require registration under the US Securities Act, pursuant to an exemption provided by Section 3(a)(10) under the US Securities Act. In the event that International Paper determines to conduct the Combination pursuant to an offer or otherwise in a manner that is not exempt from the registration requirements of the US Securities Act, International Paper expects to file a registration statement with the SEC containing a prospectus with respect to the New International Paper Shares that would be issued in the Combination. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE INTERNATIONAL PAPER PROXY STATEMENT, THE SCHEME DOCUMENT, AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC OR INCORPORATED BY REFERENCE IN THE INTERNATIONAL PAPER PROXY STATEMENT (IF ANY) CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT INTERNATIONAL PAPER, THE COMBINATION AND RELATED MATTERS. Investors and stockholders will be able to obtain free copies of the International Paper Proxy Statement, the Scheme Document, and other documents filed by International Paper with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors and stockholders will be able to obtain free copies of the International Paper Proxy Statement, the Scheme Document, and other documents filed by International Paper with the SEC at https://www.internationalpaper.com/investors.

Participants in the Solicitation

International Paper and its directors, officers and employees, including Christopher M. Connor, Ahmet C. Dorduncu, Ilene S. Gordon, Anders Gustafsson, Jacqueline C. Hinman, Clinton A. Lewis, Jr., Kathryn D. Sullivan, Anton V. Vincent and Ray G. Young, all of whom are members of the International Paper Board, as well as Mark S. Sutton, Chief Executive Officer and Chairman of the International Paper Board and Timothy S. Nicholls and Senior Vice President and Chief Financial Officer may be deemed participants in the solicitation of proxies from International Paper’s stockholders in respect of the Combination, including the proposed issuance of New International Paper Shares. Information regarding International Paper’s directors and executive officers is contained in; (i) the “Directors, Executive Officers and Corporate Governance,” “Executive Compensation” and “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” sections of the Annual Report on Form 10-K for the fiscal year ended 31 December 2023 of International Paper, which was filed with the SEC on 16 February 2024; and (ii) the “Item 1 – Election of 9 Directors,” “Compensation Discussion & Analysis (CD&A),” and “Security Ownership of Management” sections in the definitive proxy statement on Schedule 14A for the 2024 annual meeting of stockholders of International Paper, which was filed with the SEC on 2 April 2024. Additional information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the International Paper Proxy Statement relating to the Combination when it is filed with the SEC. These documents may be obtained free of charge from the SEC’s website at www.sec.gov and International Paper’s website at https://www.internationalpaper.com/investors.

No profit forecasts or estimates

No statement in this Announcement is intended as a profit forecast or estimate for any period and no statement in this Announcement should be interpreted to mean that earnings or earnings per ordinary share, for International Paper or DS Smith, respectively for the current or future financial years would necessarily match or exceed the historical published earnings or earnings per ordinary share for International Paper or DS Smith, respectively.

Quantified Financial Benefits Statement

Statements of estimated synergies relate to future actions and circumstances which, by their nature, involve risks, uncertainties and contingencies. As a result, the synergies referred to in the Quantified Financial Benefits Statement may not be achieved, may be achieved later or sooner than estimated, or those achieved could be materially different from those estimated. No statement in the Quantified Financial Benefits Statement, or this Announcement generally, should be construed as a profit forecast or interpreted to mean that the Combined Company’s earnings in the first full year following the Effective Date, or in any subsequent period, would necessarily match or be greater than or be less than those of International Paper or DS Smith for the relevant preceding financial period or any other period. For the purposes of Rule 28 of the Code, the Quantified Financial Benefits Statement contained in this Announcement is the responsibility of International Paper and the International Paper Directors.

Right to switch to an Offer

International Paper reserves the right to elect to implement the Combination by way of an Offer for the entire issued and to be issued share capital of DS Smith as an alternative to the Scheme (subject to the consent of the Panel and the terms of the Co-operation Agreement). In such an event, the Offer will be implemented on the same terms (subject to appropriate amendments, in accordance with the terms of the Co-operation Agreement), so far as applicable, as those which would apply to the Scheme and subject to the amendment referred to in Part C of Appendix I to this Announcement.

Publication on website

A copy of this Announcement and the documents required to be published pursuant to Rule 26.1 and Rule 26.2 of the Code will be made available (subject to certain restrictions relating to persons resident in Restricted Jurisdictions), free of charge, at www.internationalpaper.com and at www.dssmith.com and by no later than 12 noon on the Business Day following the date of this Announcement.

Neither the contents of these websites nor the content of any other website accessible from hyperlinks on such websites is incorporated into, or forms part of, this Announcement.

Hard copy documents

DS Smith Shareholders and persons with information rights may request a hard copy of this Announcement by contacting DS Smith’s registrar, Equiniti, by: (i) submitting a request in writing to Equiniti at Aspect House,

Spencer Road, Lancing, West Sussex BN99 6DA, United Kingdom; or (ii) contacting Equiniti between 8:30 a.m. and 5:30 p.m. (UK time), Monday to Friday (excluding English and Welsh public holidays), on +44 (0) 333 207 6530 (calls from outside the UK will be charged at the applicable international rate and you should use the country code when calling from outside the UK)—calls may be recorded and monitored for training and security purposes. A person so entitled may also request that all future documents, announcements and information in relation to the Combination be sent to them in hard copy form.

Information relating to DS Smith Shareholders

Addresses, electronic addresses and certain other information provided by DS Smith Shareholders, persons with information rights and other relevant persons for the receipt of communications from DS Smith may be provided to International Paper during the Offer Period as required under Section 4 of Appendix 4 of the Code to comply with Rule 2.11(c) of the Code.

Rounding

Certain figures included in this Announcement have been subjected to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

Rule 2.9 disclosure

In accordance with Rule 2.9 of the Code, DS Smith confirms that, as at the close of business on 15 April 2024, being the last practicable date prior to this Announcement, it had in issue 1,378,589,050 ordinary shares of 10 pence each. The International Securities Identification Number (ISIN) for DS Smith Shares is GB0008220112.

In accordance with Rule 2.9 of the Code, International Paper confirms that, as at the close of business on 15 April 2024, being the last practicable date prior to this Announcement, it had in issue 448,916,502 shares of common stock which includes 101,593,422 held in treasury. The International Securities Identification Number (ISIN) for International Paper Shares is US4601461035.

Disclosure requirements of the Code

Under Rule 8.3(a) of the Code, any person who is interested in 1 per cent. or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the Offer Period and, if later, following the announcement in which any securities exchange offeror is first identified.

An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 p.m. (London time) on the 10th Business Day (as defined in the Code) following the commencement of the Offer Period and, if appropriate, by no later than 3.30 p.m. (London time) on the 10th Business Day (as defined in the Code) following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in 1 per cent. or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s), save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 p.m. (London time) on the Business Day (as defined in the Code) following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Panel’s website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the Offer Period commenced and when any offeror was first identified. If you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure, you should contact the Panel’s Market Surveillance Unit on +44(0)20 7638 0129.

APPENDIX I

CONDITIONS AND FURTHER TERMS OF THE COMBINATION

Part A

Conditions to the Combination

1.	The Combination will be conditional upon the Scheme becoming unconditional and Effective, subject to the Code, by no later than 11.59 p.m. on the Long Stop Date.

Scheme approval

2.	The Scheme will be conditional upon:

(a)	(i)

its approval by a majority in number representing not less than 75 per cent. in value of the DS Smith Shareholders (or the relevant class or classes thereof, if applicable) in each case present, entitled to vote and voting, either in person or by proxy, at the Court Meeting and at any separate class meeting which may be required by the Court or at any adjournment of any such meeting; and

(ii)

the Court Meeting and any separate class meeting which may be required by the Court or any adjournment of any such meeting being held on or before the 22nd day after the expected date of the Court Meeting to be set out in the Scheme Document in due course (or such later date, if any, as International Paper and DS Smith may agree and the Court may allow);

(b)	(i)	all resolutions necessary to approve and implement the Scheme being duly passed by the requisite majority or majorities at the DS Smith General Meeting or at any adjournment of that meeting; and

(ii)

the DS Smith General Meeting or any adjournment of that meeting being held on or before the 22nd day after the expected date of the DS Smith General Meeting to be set out in the Scheme Document in due course (or such later date, if any, as International Paper and DS Smith may agree and the Court may allow); and

(c)	(i)

the sanction of the Scheme by the Court (with or without modification (but subject to any such modification being acceptable to International Paper and DS Smith)) and the delivery of a copy of the Court Order to the Registrar of Companies; and

(ii)

the Court Hearing being held on or before the 22nd day after the expected date of the Court Hearing to be set out in the Scheme Document in due course (or such later date, if any, as International Paper and DS Smith may agree and the Court may allow).

Other Conditions

3.

The Combination will also be conditional upon the following Conditions and, accordingly, the necessary actions to make the Scheme Effective will not be taken unless the following Conditions (as amended if appropriate) have been satisfied or, where capable of waiver, waived:

Competition law and regulatory approvals

European Commission

(a)

insofar as the Combination constitutes, or is deemed to constitute, a concentration with a Union dimension within the meaning of the EU Merger Regulation, or, following a request pursuant to Article 22(1) of the EU Merger Regulation, the European Commission decides (or is deemed to have decided)

that it shall examine the Combination pursuant to Article 22(3) of Council Regulation (EC) No. 139/2004 (the “EU Merger Regulation”), the European Commission:

(i)

issuing a decision under Articles 6(1)(b), 6(2), 8(1), or 8(2) of the EU Merger Regulation declaring the Combination compatible with the internal market (or having been deemed to do so pursuant to Article 10(6) of the EU Merger Regulation); or

(ii)

issuing a decision to refer (or being deemed to have taken a decision to refer) the Combination in whole or in part to the competent authorities of one or more Member States of the European Union under Articles 4 or 9 of the EU Merger Regulation and

(A)	each such authority issuing a decision with equivalent effect to that in Condition 3(a)(i) with respect to those parts of the Combination referred to it; and

(B)	where applicable, the European Commission issuing a decision as referred to in Condition 3(a)(i) with respect to any part of the Combination retained by it;

United States of America

(b)

all applicable notifications and filings having been made and any applicable waiting periods (including any extensions thereof or the expiration of any customary timing agreements or similar commitments not to close before a certain period of time) under the Hart Scott Rodino Antitrust Improvements Act of 1976 (as amended) (the “HSR Act”) and the rules and regulations made thereunder having expired, lapsed or been terminated as appropriate in each case in respect of the Combination and any commitment or agreement with any governmental entity to stay, toll or extend any applicable waiting period under the HSR Act or to otherwise not consummate the Combination shall have expired, lapsed or been terminated;

EU Foreign Subsidies Regulation

(c)

insofar as the Combination constitutes a notifiable concentration pursuant to Article 20(3) or Article 21(5) of the EU Foreign Subsidies Regulation (Regulation (EU) No. 2022/2560) (the “EU Foreign Subsidies Regulation”):

(i)	the European Commission:

(A)	informing International Paper and DS Smith or declaring that it is closing its preliminary review of the Combination pursuant to Article 10(4) of the EU Foreign Subsidies Regulation;

(B)

not initiating an in-depth investigation of the Combination within 25 working days after receipt of the complete notification, calculated in accordance with Article 24 of the EU Foreign Subsidies Regulation (including any suspension of the relevant time period pursuant to Article 24(5));

(C)

not adopting a decision specified in Article 25(3) of the EU Foreign Subsidies Regulation within the time period specified in Article 25(4) thereof, following an in-depth investigation of the Combination;

(D)	issuing a no objection decision pursuant to Article 11(4) of the EU Foreign Subsidies Regulation following an in-depth investigation of the Combination; or

(E)	issuing a decision with commitments pursuant to Article 11(3) of the EU Foreign Subsidies Regulation following an in-depth investigation of the Combination.

Foreign direct investment clearances

(d)	United Kingdom:

(i)	if the Combination is a notifiable acquisition under the NSI Act, the requisite notification having been made and the Secretary of State confirming that no further action will be taken under the NSI

Act in relation to the Combination or making a final order under the NSI Act in respect of the Combination, the provisions of which allow the Combination to proceed;

(ii)

if, prior to the date on which all other Conditions are satisfied or waived, the Secretary of State issues a call-in notice within the meaning of the NSI Act in relation to the Combination, the Secretary of State: (A) confirming that no further action will be taken under the NSI Act in relation to the Combination; or (B) making a final order under the NSI Act in respect of the Combination, the provisions of which allow the Combination to proceed;

(e)	Italy:

(i)

approval having been received under Law Decree No. 21 dated March 15, 2012 (passed by Italian Law No. 56 dated May 11, 2012, as subsequently amended and enacted, together with all connected or subordinated implementing decrees and regulations in force) (the “Golden Power Regulation”), or expiration of the applicable waiting periods or the relevant review period, or a confirmation that the Combination does not require approval under the Golden Power Regulation, whichever occurs first;

International Paper Shareholder Approval

(f)

the passing at the International Paper Shareholder Meeting of such resolution or resolutions as are necessary to approve, effect and implement the Combination, including to authorise the creation, allotment and issue of the New International Paper Shares;

Listing on the New York Stock Exchange, effectiveness of registration

(g)	confirmation having been received by International Paper that the New International Paper Shares have been approved for listing, subject to official notice of issuance, on the New York Stock Exchange;

(h)

in the event that the Combination is implemented by way of an Offer, absent an available exemption from the registration requirements of the US Securities Act, International Paper’s registration statement having been declared effective by the SEC and no stop order having been issued or proceedings for suspension of the effectiveness of International Paper’s registration statement having been initiated by the SEC and International Paper having received all necessary US state securities law or blue sky authorisations;

Listing on the London Stock Exchange

(i)	(i)	the FCA having acknowledged to International Paper or its agent (and such acknowledgement not having been withdrawn) that the application for the admission of the International Paper Shares to:

(A)

if the reforms to the Listing Rules contemplated by the FCA consultation paper CP 23/31 published on 20 December 2023 and the draft UK Listing Rules Instrument 2024 published by the FCA on 7 March 2024 (the “Draft UK Listing Rules Instrument 2024”) have come into force on or before the Effective Date, the equity shares (international commercial companies secondary listing) category of the Official List (in accordance with the Listing Rules and the Financial Services and Markets Act 2000) (or, if there is no such category, such listing category as most closely conforms to the requirements and standards provided for in Chapter 14 of the draft UK Listing Rules Sourcebook contained in the Draft UK Listing Rules Instrument 2024 as at the date of this Announcement); or

(B)

if the reforms to the Listing Rules contemplated by the Draft UK Listing Rules Instrument 2024 have not come into force on or before the Effective Date, the standard segment of the Official List (in accordance with the Listing Rules and the Financial Services and Markets Act 2000),

has been approved and (after satisfaction of any conditions to which such approval is expressed to be subject (“listing conditions”)) admission will become effective as soon as a dealing notice has been issued by the FCA and any listing conditions have been satisfied; and

(ii)

the London Stock Exchange having acknowledged to International Paper or its agent (and such acknowledgement not having been withdrawn) that the International Paper Shares will be admitted to trading on the Main Market for listed securities of the London Stock Exchange;

General third-party clearances

(j)	(i)

if and to the extent that any or all of Conditions (a) to (e) (inclusive) are waived or are not invoked by International Paper, all authorisations, orders, grants, recognitions, determinations, confirmations, consents, licences, clearances, permissions, exemptions and approvals from the authorities referred to in Conditions (a) to (e) (inclusive) (for the purposes of this Condition (j) each a “Clearance”) including, without limitation, any Clearance in connection with any “phase 2” or similar “in depth” review by any of the authorities referred to in Conditions (a) to (e) (inclusive) having been obtained; and

(ii)

any other clearance reasonably deemed necessary by International Paper or any member of the Wider International Paper Group following consultation with DS Smith for or in respect of the Combination (including, without limitation, its implementation and financing or the proposed direct or indirect acquisition of any shares or other securities in, or control of, DS Smith or any member of the Wider DS Smith Group by any member of the Wider International Paper Group) having been obtained, in each case all such clearances remaining in full force and effect and all filings necessary for such purpose having been made and there being no notice or intimation of any intention to revoke or not to renew any of the same at the time at which the Combination becomes otherwise Effective;

(k)

the waiver (or non-exercise within any applicable time limits) by any relevant government or governmental, quasi-governmental, supranational, statutory, regulatory, environmental or investigative body, court, trade agency, association, institution, any entity owned or controlled by any relevant government or state, or any other body or person whatsoever in any jurisdiction (each a “Third Party”) of any termination right, right of pre-emption, first refusal or similar right (which is material in the context of the Wider DS Smith Group taken as a whole or in the context of the Combination) arising as a result of or in connection with the Combination including, without limitation, its implementation and financing or the proposed direct or indirect acquisition of any shares or other securities in, or control or management of, DS Smith by International Paper or any member of the Wider International Paper Group;

(l)

in addition to the competition law and regulatory approvals referred to in Conditions (a) – (e) above, all necessary filings or applications having been made in connection with the Combination and all statutory or regulatory obligations in any jurisdiction having been complied with in connection with the Combination or the acquisition by any member of the Wider International Paper Group of any shares or other securities in, or control of, DS Smith and all authorisations, orders, grants, recognitions, determinations, confirmations, consents, licences, Clearances, permissions, exemptions and approvals reasonably deemed necessary by International Paper or any member of the Wider International Paper Group following consultation with DS Smith for or in respect of the Combination including, without limitation, its implementation or the proposed direct or indirect acquisition of any shares or other securities in, or control of, DS Smith or any member of the Wider DS Smith Group by any member of the Wider International Paper Group having been obtained from all appropriate Third Parties or persons with whom any member of the Wider DS Smith Group has entered into contractual arrangements and all such authorisations, orders, grants, recognitions, determinations, confirmations, consents, licences, Clearances, permissions, exemptions and approvals necessary to carry on the business of any member of the Wider DS Smith Group which are material in the context of the International Paper Group or the DS Smith Group as a whole or for or in respect of the Combination including, without limitation, its implementation and all filings necessary for such purpose having been made and there being no notice or intimation of any intention to revoke or not to renew any of the same at the time at which the Combination becomes otherwise unconditional and all necessary statutory or regulatory obligations in any jurisdiction having been complied with;

(m)

no Third Party having given notice of a decision to take, institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference (and, in each case, not having withdrawn the same), or having enacted, made or proposed any statute, regulation, decision, injunction or order, or change to published practice or having taken any other step, and there not continuing to be outstanding any statute, regulation, decision or order, which in each case would or might reasonably be expected to:

(i)

require, prevent or materially delay the divestiture, or materially alter the terms envisaged for any proposed divestiture by any member of the Wider International Paper Group or any member of the Wider DS Smith Group of all or any portion of their respective businesses, assets or property or impose any limitation on the ability of any of them to conduct their respective businesses (or any of them) or to own any of their respective assets or properties or any part thereof which, in any such case, is material in the context of the Wider International Paper Group or the Wider DS Smith Group in either case taken as a whole or in the context of the Combination;

(ii)	require, prevent or materially delay the divestiture by any member of the Wider International Paper Group of any shares or other securities in DS Smith;

(iii)

impose any material limitation on, or result in a material delay in, the ability of any member of the Wider International Paper Group directly or indirectly to acquire or to hold or to exercise effectively any rights of ownership in respect of shares or loans or securities convertible into shares or any other securities (or the equivalent) in any member of the Wider DS Smith Group or the Wider International Paper Group or to exercise voting or management control over any such member, in each case to an extent which is material in the context of the Wider International Paper Group or the Wider DS Smith Group in either case taken as a whole or in the context of the Combination;

(iv)

otherwise adversely affect the business, assets, profits or prospects of any member of the Wider International Paper Group or of any member of the Wider DS Smith Group to an extent which is material in the context of the Wider International Paper Group or the Wider DS Smith Group in either case taken as a whole or in the context of the Combination;

(v)

make the Combination or its implementation or the acquisition or proposed acquisition by International Paper or any member of the Wider International Paper Group of any shares or other securities in, or control of DS Smith void, illegal, and/or unenforceable under the laws of any jurisdiction, or otherwise, directly or indirectly, restrain, restrict, prohibit, materially delay or otherwise interfere with the same, or impose material additional conditions or obligations with respect thereto;

(vi)

require (save as envisaged by the Combination) any member of the Wider International Paper Group or the Wider DS Smith Group to offer to acquire any shares or other securities (or the equivalent) or interest in any member of the Wider DS Smith Group or the Wider International Paper Group owned by any third party, in each case to an extent which is material in the context of the Wider International Paper Group or the Wider DS Smith Group in either case taken as a whole or in the context of the Combination;

(vii)

impose any limitation on the ability of any member of the Wider DS Smith Group to co-ordinate its business, or any part of it, with the businesses of any other members which is adverse to and material in the context of the Wider DS Smith Group taken as a whole or in the context of the Combination; or

(viii)	result in any member of the Wider DS Smith Group ceasing to be able to carry on business under any name under which it presently does so,

and all applicable waiting and other time periods (including any extensions thereof or the expiration of any customary timing agreements or similar commitments not to close before a certain period of time) during which any such Third Party could institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference or any other step under the laws of any jurisdiction in respect of the Combination or the acquisition or proposed acquisition of any DS Smith Shares having expired, lapsed or been terminated;

Certain matters arising as a result of any arrangement, agreement etc.

(n)

except as Disclosed, there being no provision of any agreement, arrangement, licence, permit or other instrument to which any member of the Wider DS Smith Group is a party or by or to which any such member or any of its assets may be bound, entitled or subject, or any circumstance which in consequence of the Combination or the proposed acquisition of any shares or other securities (or equivalent) in DS Smith or because of a change in the control or management of DS Smith or otherwise, could or might result in any of the following to an extent which is material and adverse in the context of the Wider DS Smith Group, or the Wider International Paper Group, in either case taken as a whole, or in the context of the Combination:

(i)

any monies borrowed by or any other indebtedness or liabilities (actual or contingent) of, or grant available to any such member, being or becoming repayable or capable of being declared repayable immediately or earlier than their or its stated maturity date or repayment date or the ability of any such member to borrow monies or incur any indebtedness being withdrawn or inhibited or being capable of becoming or being withdrawn or inhibited;

(ii)

any such agreement, arrangement, licence, permit or instrument or the rights, liabilities, obligations or interests of any such member thereunder being terminated or adversely modified or affected or any obligation or liability arising, or any action being taken or arising thereunder;

(iii)

any asset or interest of any such member being or failing to be disposed of or charged or ceasing to be available to any such member or any right arising under which any such asset or interest could be required to be disposed of or charged or could cease to be available to any such member otherwise than in the ordinary course of business;

(iv)	the creation or enforcement of any mortgage, charge or other security interest over the whole or any part of the business, property, assets or interest of any such member;

(v)

the rights, liabilities, obligations or interests of any such member, or the business of any such member with, any person, firm, company or body (or any arrangement or arrangements relating to any such interest or business) being terminated, adversely modified or affected;

(vi)	the value of any such member or its financial or trading position or prospects being prejudiced or adversely affected;

(vii)	any such member ceasing to be able to carry on business under any name under which it presently does so;

(viii)

the creation or acceleration of any liability, actual or contingent, by any such member (including any material tax liability or any obligation to obtain or acquire any material authorisation, order, grant, recognition, determination, confirmation, consent, licence, Clearance, permission, exemption, approval, notice, waiver, concession, agreement or exemption from any Third Party or any person) other than trade creditors or other liabilities incurred in the ordinary course of business or in connection with the Combination; or

(ix)	any liability of any such member to make any severance, termination, bonus or other payment to any of its directors or other officers,

and no event having occurred which, under any provision of any agreement, arrangement, licence, permit or other instrument to which any member of the Wider DS Smith Group is a party or by or to which any such member or any of its assets may be bound, entitled or subject, would or might reasonably be expected to result in any of the events or circumstances as are referred to in sub-paragraphs (i) to (ix) of this Condition (n) (in each case to an extent which is material and adverse in the context of the Wider DS Smith Group, or the Wider International Paper Group, in either case taken as a whole, or in the context of the Combination);

No material transactions, claims or changes in the conduct of the business of the DS Smith Group

(o)	except as Disclosed, no member of the Wider DS Smith Group having, since 30 April 2023:

(i)

save as between DS Smith and wholly-owned subsidiaries of DS Smith or for DS Smith Shares issued under or pursuant to the exercise of options and vesting of awards granted under the DS Smith Share Schemes, issued or agreed to issue, authorised or proposed the issue of additional shares of any class or sold any shares out of treasury;

(ii)

save as between DS Smith and wholly-owned subsidiaries of DS Smith or for the grant of options and awards and other rights under the DS Smith Share Schemes, issued or agreed to issue, authorised or proposed the issue of securities convertible into shares of any class or rights, warrants or options to subscribe for, or acquire, any such shares or convertible securities;

(iii)

other than to another member of the DS Smith Group or in respect of any DS Smith Permitted Dividend or DS Smith Equalising Dividend, prior to the Effective Date, recommended, declared, paid or made any dividend or other distribution payable in cash or otherwise or made any bonus issue;

(iv)

save for intra-DS Smith Group transactions, merged or demerged with any body corporate or acquired or disposed of or transferred, mortgaged or charged or created any security interest over any assets or any right, title or interest in any asset (including shares and trade investments) or authorised or proposed or announced any intention to propose any merger, demerger, disposal, transfer, mortgage, charge or security interest, in each case, other than in the ordinary course of business and, in each case, to the extent which is material in the context of the Wider DS Smith Group taken as a whole or in the context of the Combination;

(v)

save for intra-DS Smith Group transactions, made or authorised or proposed or announced an intention to propose any change in its loan capital in each case, to the extent which is material in the context of the Wider DS Smith Group taken as a whole or in the context of the Combination;

(vi)

issued, authorised or proposed the issue of, or made any change in or to, any debentures or (save for intra-DS Smith Group transactions), save in the ordinary course of business, incurred or increased any indebtedness or become subject to any contingent liability;

(vii)

purchased, redeemed or repaid or announced any proposal to purchase, redeem or repay any of its own shares or other securities or reduced or, save in respect to the matters mentioned in sub-paragraphs (i) or (ii) above, made any other change to any part of its share capital in each case, to the extent which is material in the context of the Wider DS Smith Group taken as a whole or in the context of the Combination;

(viii)

save for intra-DS Smith Group transactions, implemented, or authorised, proposed or announced its intention to implement, any reconstruction, merger, demerger, amalgamation, scheme, commitment or other transaction or arrangement otherwise than in the ordinary course of business;

(ix)	entered into or varied or authorised, proposed or announced its intention to enter into or vary any contract, transaction or commitment (whether in respect of capital expenditure or otherwise)

which is of a long term, onerous or unusual nature or magnitude or which involves or could involve an obligation of such a nature or magnitude other than in the ordinary course of business, in each case, to the extent which is material in the context of the Wider DS Smith Group taken as a whole or in the context of the Combination;

(x)

(other than in respect of a member which is dormant and was solvent at the relevant time) taken any corporate action or steps or had any legal proceedings started or threatened against it in relation to the suspension of payments, a moratorium of any indebtedness, its winding-up, dissolution or reorganisation or for the appointment of a receiver, administrative receiver, administrator, manager, trustee or similar officer of all or any part of its assets or revenues or any analogous proceedings in any jurisdiction or appointed any analogous person in any jurisdiction or had any such person appointed, in each case, to the extent which is material in the context of the Wider DS Smith Group taken as a whole or in the context of the Combination;

(xi)

entered into any contract, transaction or arrangement which would be materially restrictive on the business of any member of the Wider DS Smith Group or the Wider International Paper Group other than of a nature and extent which is normal in the context of the business concerned;

(xii)	waived or compromised any claim otherwise than in the ordinary course of business which is material in the context of the Wider DS Smith Group taken as a whole or in the context of the Combination;

(xiii)	made any material alteration to its memorandum or articles of association or other incorporation documents;

(xiv)

been unable, or admitted in writing that it is unable, to pay its debts or commenced negotiations with one or more of its creditors with a view to rescheduling or restructuring any of its indebtedness, or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business;

(xv)

entered into any contract, commitment, arrangement or agreement otherwise than in the ordinary course of business or passed any resolution or made any offer (which remains open for acceptance) with respect to or announced any intention to, or proposed to, effect any of the transactions, matters or events referred to in this Condition (o);

(xvi)	except in relation to changes made or agreed as a result of, or arising from, law or changes to law, made or agreed or consented to any change to:

(A)	the terms of the trust deeds constituting the pension scheme(s) established by any member of the Wider DS Smith Group for its directors, employees or their dependents;

(B)	the contributions payable to any such scheme(s) or to the benefits which accrue or to the pensions which are payable thereunder;

(C)	the basis on which qualification for, or accrual or entitlement to, such benefits or pensions are calculated or determined; or

(D)	the basis upon which the liabilities (including pensions) of such pension schemes are funded, valued or made,

in each case, to the extent which is material in the context of the Wider International Paper Group taken as a whole or in the context of the Combination;

(xvii)

proposed, agreed to provide or modified the terms of any of the DS Smith Share Schemes or other benefit constituting a material change relating to the employment or termination of employment of a material category of persons employed by the Wider DS Smith Group or which constitutes a material change to the terms or conditions of employment of any senior employee of the Wider DS Smith Group, save as agreed by the Panel (if required) and by International Paper, or entered into or changed the terms of any contract with any director or senior executive; or

(xviii)

taken (or agreed or proposed to take) any action which requires, or would require, the approval of DS Smith Shareholders in general meeting in accordance with, or as contemplated by, Rule 21.1 of the Code;

(xix)

save to the extent arising as a result of any change in applicable law, entered into or varied in a material way the terms of, any contracts, agreement or arrangement with any of the directors or senior executives of any members of the Wider DS Smith Group (save for salary increases, bonuses or variations of terms in the ordinary course), other than as agreed by International Paper and (if required) by the Panel; or

(xx)	waived or compromised any claim which is material in the context of the Wider DS Smith Group taken as a whole or in the context of the Combination, otherwise than in the ordinary course;

No adverse change, litigation or regulatory enquiry

(p)	except as Disclosed, since 30 April 2023:

(i)

no adverse change or deterioration having occurred in the business, assets, financial or trading position or profits or prospects or operational performance of any member of the Wider DS Smith Group which, in any such case, is material in the context of the Wider DS Smith Group taken as a whole or in the context of the Combination;

(ii)

no litigation, arbitration proceedings, prosecution or other legal proceedings to which any member of the Wider DS Smith Group is or may become a party (whether as a plaintiff, defendant or otherwise) and no enquiry, review or investigation by, or complaint or reference to, any Third Party or other investigative body against or in respect of any member of the Wider DS Smith Group having been instituted, announced, implemented or threatened by or against or remaining outstanding in respect of any member of the Wider DS Smith Group which in any such case has had or might reasonably be expected to have a material adverse effect on the Wider DS Smith Group taken as a whole or in the context of the Combination;

(iii)

no contingent or other liability of any member of the Wider DS Smith Group having arisen or become apparent to International Paper or increased which has had or might reasonably be expected to have a material adverse effect on the Wider DS Smith Group taken as a whole or in the context of the Combination;

(iv)

no enquiry or investigation by, or complaint or reference to, any Third Party having been threatened, announced, implemented, instituted by or remaining outstanding against or in respect of any member by or the Wider DS Smith Group which in any case is material in the context of the Wider DS Smith Group taken as a whole;

(v)

no member of the Wider DS Smith Group having conducted its business in breach of any applicable laws and regulations and which is material in the context of the Wider DS Smith Group as a whole or in the context of the Combination; and

(vi)

no steps having been taken which are likely to result in the withdrawal, cancellation, termination or materially adverse modification of any licence or permit held by any member of the Wider DS Smith Group which is necessary for the proper carrying on of its business and the withdrawal, cancellation, termination or materially adverse modification of which has had, or would reasonably be expected to have, an adverse effect which is material in the context of the Wider DS Smith Group taken as a whole or in the context of the Combination;

No discovery of certain matters

(q)	except as Disclosed, International Paper not having discovered:

(i)	that any financial, business or other information concerning the Wider DS Smith Group as contained in the information publicly disclosed at any time by or on behalf of any member of the

Wider DS Smith Group is materially misleading, contains a material misrepresentation of fact or omits to state a fact necessary to make that information not materially misleading and which was not subsequently corrected before the date of this Announcement by disclosure either publicly or otherwise to International Paper or its professional advisers, in each case, to the extent which is material in the context of the Wider DS Smith Group taken as a whole or in the context of the Combination; or

(ii)

that any member of the Wider DS Smith Group or partnership, company or other entity in which any member of the Wider DS Smith Group has a significant economic interest and which is not a subsidiary undertaking of DS Smith, is subject to any liability (contingent or otherwise) which is not disclosed in DS Smith’s Annual Report and Accounts for the year ended 30 April 2023, in each case, to the extent which is material in the context of the Wider DS Smith Group taken as a whole or in the context of the Combination;

(r)	except as Disclosed, International Paper not having discovered that:

(i)

any past or present member of the Wider DS Smith Group has failed to comply with any and/or all applicable legislation or regulation, of any jurisdiction with regard to the use, treatment, handling, storage, carriage, disposal, spillage, release, discharge, leak or emission of any waste or hazardous substance or any substance likely to impair the environment or harm human health or animal health or otherwise relating to environmental matters or the health and safety of humans, or that there has otherwise been any such use, treatment, handling, storage, carriage, disposal, spillage, release, discharge, leak or emission (whether or not the same constituted a non-compliance by any person with any such legislation or regulations, and wherever the same may have taken place) any of which storage, carriage, disposal, spillage, release, discharge, leak or emission would be likely to give rise to any liability (actual or contingent) or cost on the part of any member of the Wider DS Smith Group and which is material in the context of the Wider DS Smith Group taken as a whole or in the context of the Combination;

(ii)

there is, or is likely to be, for any reason whatsoever, any liability (actual or contingent) of any past or present member of the Wider DS Smith Group to make good, remediate, repair, reinstate or clean up any property or any controlled waters now or previously owned, occupied, operated or made use of or controlled by any such past or present member of the Wider DS Smith Group (or on its behalf) or by any person for which a member of the Wider DS Smith Group is or has been responsible, or in which any such member may have or previously have had or be deemed to have had an interest, under any environmental legislation, regulation, notice, circular or order of any Third Party and which is material in the context of the Wider DS Smith Group taken as a whole or in the context of the Combination;

(iii)

circumstances exist (whether as a result of proceeding with the Combination or otherwise) which would be reasonably likely to lead to any Third Party instituting, or whereby any member of the Wider International Paper Group or any present or past member of the Wider DS Smith Group would be likely to be required to institute, an environmental audit or take any other steps which would in any such case be reasonably likely to result in any liability (whether actual or contingent) to improve, modify existing or install new plant, machinery or equipment or carry out changes in the processes currently carried out or make good, remediate, repair, re-instate or clean up any land or other asset currently or previously owned, occupied or made use of by any past or present member of the Wider DS Smith Group (or on its behalf) or by any person for which a member of the Wider DS Smith Group is or has been responsible, or in which any such member may have or previously have had or be deemed to have had an interest which is material in the context of the Wider DS Smith Group taken as a whole or in the context of the Combination; or

(iv)

circumstances exist whereby a person or class of persons would be likely to have any claim or claims in respect of any product or process of manufacture or materials used therein currently or previously manufactured, sold or carried out by any past or present member of the Wider DS

Smith Group which claim or claims would be likely, materially and adversely, to affect any member of the Wider DS Smith Group and which is material in the context of the Wider DS Smith Group taken as a whole or in the context of the Combination; and

Anti-corruption, sanctions and criminal property

(s)

save as Disclosed and save as is not material in each case in the context of the Wider DS Smith Group taken as a whole or in the context of the Combination, International Paper not having discovered that:

(i)

(A)  any past or present member, director, officer or employee of the Wider DS Smith Group is or has at any time engaged in any activity, practice or conduct which would constitute an offence under the Bribery Act 2010, the US Foreign Corrupt Practices Act of 1977 or any other applicable anti-corruption or anti-bribery law, rule or regulation or any other applicable law, rule, or regulation concerning improper payments or kickbacks; or

(B)

any person that performs or has performed services for or on behalf of the Wider DS Smith Group is or has at any time engaged in any activity, practice or conduct in connection with the performance of such services which would constitute an offence under the Bribery Act 2010, the US Foreign Corrupt Practices Act of 1977 or any other applicable anti-corruption or anti-bribery law, rule or regulation or any other applicable law, rule, or regulation concerning improper payments or kickbacks; or

(ii)

any asset of any member of the Wider DS Smith Group constitutes criminal property as defined by section 340(3) of the Proceeds of Crime Act 2002 (but disregarding paragraph (b) of that definition) or proceeds of crime under any other applicable law, rule, or regulation concerning money laundering or proceeds of crime or any member of the Wider DS Smith Group is found to have engaged in activities constituting money laundering under any applicable law, rule, or regulation concerning money laundering; or

(iii)

any past or present member, director, officer or employee of the Wider DS Smith Group, or any other person for whom any such person may be liable or responsible, is or has engaged in any conduct which would violate applicable economic sanctions or dealt with, made any investments in, made any funds or assets available to or received any funds or assets from:

(A)

any government, entity or individual in respect of which US, UK or European Union persons, or persons operating in those territories, are prohibited from engaging in activities or doing business, or from receiving or making available funds or economic resources, by US, UK or European Union laws or regulations, including the economic sanctions administered by the United States Office of Foreign Assets Control, or HMRC; or

(B)

any government, entity or individual targeted by any of the economic sanctions of the United Nations, the United States, the United Kingdom, the European Union or any of its member states, save that this shall not apply if and to the extent that it is or would be unenforceable by reason of breach of any applicable Blocking Law; or

(iv)	any past or present member, director, officer or employee of the Wider DS Smith Group, or any other person for whom any such person may be liable or responsible:

(A)	has engaged in conduct which would violate any relevant anti-terrorism laws, rules, or regulations, including but not limited to the U.S. Anti-Terrorism Act;

(B)

has engaged in conduct which would violate any relevant anti-boycott law, rule, or regulation or any applicable export controls, including but not limited to the Export Administration Regulations administered and enforced by the U.S. Department of Commerce or the International Traffic in Arms Regulations administered and enforced by the U.S. Department of State;

(C)

has engaged in conduct which would violate any relevant laws, rules, or regulations concerning human rights, including but not limited to any law, rule, or regulation concerning false imprisonment, torture or other cruel and unusual punishment, or child labour; or

(D)

is debarred or otherwise rendered ineligible to bid for or to perform contracts for or with any government, governmental instrumentality, or international organization or found to have violated any applicable law, rule, or regulation concerning government contracting or public procurement; or

(v)

any member of the Wider DS Smith Group is or has been engaged in any transaction which would cause International Paper to be in breach of any law or regulation upon its acquisition of DS Smith, including but not limited to the economic sanctions of the United States Office of Foreign Assets Control, or HMRC, or any other relevant government authority.

Part B

Waiver and Invocation of the Conditions

1.

Subject to the requirements of the Panel in accordance with the Code, International Paper reserves the right to waive, in whole or in part, all or any of the Conditions in Part A above, except for Conditions 2(a)(i), 2(b)(i) and 2(c)(i) (Scheme Approval), 3(f) (International Paper Shareholder Approval), 3(g) and (h) (Listing on the New York Stock Exchange, effectiveness of registration) and 3(i) (Listing on the London Stock Exchange), which cannot be waived.

2.

The Combination will be subject to the satisfaction (or waiver, if permitted) of the Conditions in Part A above, and to certain further terms set out in Part D below, and to the full terms and conditions which will be set out in the Scheme Document.

3.

Conditions 2(a)(i), 2(b)(i) and 3(a) to (s) (inclusive) must be fulfilled, determined by International Paper to be or to remain satisfied or (if capable of waiver) waived, by no later than 11.59 p.m. on the date immediately preceding the date of the Court Hearing, failing which the Combination will lapse. International Paper shall be under no obligation to waive or treat as satisfied any of Conditions 3(a) to (s) (inclusive) by a date earlier than the latest date specified above for the fulfilment or waiver thereof, notwithstanding that the other Conditions to the Combination may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of such Conditions may not be capable of fulfilment.

4.

Under Rule 13.5(a) of the Code, International Paper may not invoke a Condition so as to cause the Combination not to proceed, to lapse or be withdrawn, unless the circumstances which give rise to the right to invoke the Condition are of material significance to International Paper in the context of the Combination. Conditions 1, 2 and 3(f) to (i) (inclusive) of Part A (and, if applicable, any acceptance condition adopted on the basis specified in paragraph 2 of Part C below in relation to any Offer) are not subject to this provision of the Code. International Paper may only invoke a condition that is subject to Rule 13.5(a) of the Code with the consent of the Panel and any Condition which is subject to Rule 13.5(a) of the Code may be waived by International Paper.

Part C

Implementation by way of an Offer

1.

International Paper (or its nominee) reserves the right to elect to implement the Combination by way of an Offer as an alternative to the Scheme with the consent of the Panel and subject to the terms of the Co-operation Agreement.

2.

In such event, such Offer will be implemented on the same terms and conditions, so far as applicable, as those which would apply to the Scheme subject to appropriate amendments (in accordance with the terms of the Co-operation Agreement) to reflect the change in method of effecting the Combination, including (without limitation) the inclusion of an acceptance condition set at a level permitted by the Panel and the terms of the Co-operation Agreement (being in any case more than 50 per cent. of the DS Smith Shares). Further, if sufficient acceptances of such Offer are received or sufficient DS Smith Shares are otherwise acquired, International Paper intends to apply the provisions of the Companies Act to acquire compulsorily any outstanding DS Smith Shares to which such Offer relates.

Part D

Certain further terms of the Combination

1.	The Combination will lapse if the Scheme does not become effective by 11.59 p.m. on the Long Stop Date.

2.

The availability of the Combination to persons not resident in the UK may be affected by the laws of the relevant jurisdictions. Persons who are not resident in the UK should inform themselves about, and observe, any applicable requirements. DS Smith Shareholders who are in any doubt about such matters should consult an appropriate independent professional adviser in the relevant jurisdiction without delay and observe any applicable requirements.

3.

This Combination will be governed by English law and be subject to the jurisdiction of the English courts and to the Conditions set out in the Scheme Document. The Combination will comply with the applicable rules and regulations of the FCA, the London Stock Exchange and the Code.

4.	Each of the Conditions shall be regarded as a separate Condition and shall not be limited by reference to any other Condition.

5.

Fractions of New International Paper Shares will not be allotted to DS Smith Shareholders. Instead, all fractional shares which a holder of DS Smith Shares would otherwise be entitled to receive will be aggregated and calculations will be rounded down, and such holder shall receive, in lieu of such fractional entitlements, cash in an amount (rounded down to the nearest penny) equal to such fractional amount multiplied by the last reported sale price of International Paper Shares on the New York Stock Exchange (as reported in Bloomberg or, if not reported therein, in another authoritative source selected by International Paper) on the last Business Day prior to the Effective Date.

6.

The DS Smith Shares will be acquired by International Paper (or its nominee) with full title guarantee, fully paid and free from all liens, equitable interests, charges, encumbrances, rights of pre-emption and any other third party rights or interests whatsoever and together with all rights existing at the date of this Announcement or thereafter attaching thereto, including (without limitation) the right to receive and retain, in full, all dividends and other distributions (if any) declared, made or paid or any other return of capital (whether by way of reduction of share capital or share premium account or otherwise) made on or after the Effective Date in respect of the DS Smith Shares.

7.	If, on or after the date of this Announcement and prior to the Effective Date, DS Smith announces, declares, makes or pays any DS Smith Excluded Dividend, International Paper shall be entitled to:

a.

reduce the International Paper share consideration by an amount equivalent to all or any part of such excess (in the case of a DS Smith FY24 Final Dividend, a DS Smith FY25 Interim Dividend, a DS Smith FY25 Final Dividend or a DS Smith Equalising Dividend (as relevant)) or by the amount of all or part of any such other dividend, distribution or return of capital, in which case any reference in this Announcement or in the Scheme Document (or, in the event that the Combination is to be implemented by means of any Offer, the offer document) to the consideration will be deemed to be a reference to the consideration as so reduced; or

b.	declare and pay an International Paper Equalising Dividend, without any consequential change to the consideration.

8.

If, on or after the date of this Announcement and prior to the Effective Date, International Paper announces, declares, makes or pays any International Paper Excluded Dividend, DS Smith shall be entitled to declare and pay a DS Smith Equalising Dividend, without any consequential change to the consideration.

9.

The New International Paper Shares will be issued credited as fully paid and will rank pari passu in all respects with the International Paper Shares in issue at that time, save that they will not participate in any dividend payable by International Paper with reference to a record date prior to the Effective Date.

10.

If International Paper is required by the Panel to make an offer for DS Smith pursuant to Rule 9 of the Code, International Paper may make such alterations to any of the above Conditions and terms of the Combination as are necessary to comply with the provisions of the Code.

APPENDIX II

SOURCES OF INFORMATION AND BASES OF CALCULATION

In this Announcement:

(i)

unless otherwise stated, financial information concerning DS Smith has been extracted from the Annual Report and Accounts of DS Smith for the year ended 30 April 2023 and DS Smith’s interim results for the six months ended 31 October 2023;

(ii)

unless otherwise stated, financial information concerning International Paper has been extracted from the Annual Report on Form 10-K of International Paper for the year ended 31 December 2023 filed with the SEC and the International Paper Q4 Results;

(iii)	DS Smith’s fully diluted share capital of 1,400,381,069 DS Smith Shares has been calculated as:

(A)	1,378,589,050 DS Smith Shares in issue on 15 April 2024 (being the last practicable date prior to this Announcement; and

(B)

21,792,019 DS Smith Shares to be issued on the expected vesting of awards and exercise of options granted or expected to be granted under the DS Smith Share Schemes being the expected number of DS Smith Shares which could be issued on or after the date of this Announcement to satisfy the vesting of awards and the exercise of options under the DS Smith Share Schemes;

(iv)	International Paper’s fully diluted share capital of 354,258,615 International Paper Shares has been calculated as:

(A)	347,323,079 International Paper Shares in issue on 15 April 2024 (being the last practicable date prior to this Announcement); and

(B)

6,935,536 International Paper Shares to be issued on or after the date of this Announcement to satisfy the vesting of awards and the exercise of options granted under International Paper’s equity compensation plans;

(vi)

the percentage ownership of the Combined Company which would be held by DS Smith Shareholders and International Paper Shareholders respectively if the Combination completes are based on the fully diluted share capitals of DS Smith and International Paper set out in paragraphs (iii) and (iv) above, respectively;

(vii)	unless otherwise stated, all prices for DS Smith Shares are the Closing Price derived from Bloomberg for the relevant date;

(viii)	unless otherwise stated, all prices for International Paper Shares are the closing price derived from Bloomberg on the relevant date; and

(x)

the exchange rate of £1:US$1.2451 for the conversion of US dollars into pounds sterling has been derived from Bloomberg and is based on the exchange rate as at 4:00 p.m. (London time) on 15 April 2024 (being the last practicable day before the date of this Announcement) has been used in the calculation of the synergies expected to be realised in connection with the Combination as set out in the Quantified Financial Benefits Statement and the pro-forma sales figure referred to in Section 3 (Background and reasons for the Combination). For clarification, this differs from the exchange rate used in International Paper’s update announcement dated 4 April 2024, which was £1:US$1.2619.

APPENDIX III

IRREVOCABLE UNDERTAKINGS

DS Smith Directors’ Irrevocable Undertakings

International Paper has received irrevocable undertakings from the DS Smith Directors to vote in favour of the Scheme at the Court Meeting and the resolutions relating to the Combination at the DS Smith General Meeting in respect of their beneficial holdings of DS Smith Shares representing in aggregate approximately 0.06 per cent. of the existing issued ordinary share capital of DS Smith.

Name of DS Smith Director	Number of DS Smith Shares	Percentage of DS Smith issued share capital
Miles Roberts	250,451	0.02
Richard Pike	461,586	0.03
Geoff Drabble	77,445	0.01
Tessa Bamford	N/A	0.00
Celia Baxter	15,113	0.00
Alan Johnson	12,596	0.00
Alina Kessel	12,000	0.00
Eric Olsen	26,000	0.00
David Robbie	30,000	0.00
Louise Smalley	N/A	0.00
TOTAL	885,191	0.06

The irrevocable undertakings also extend to any DS Smith Shares acquired by the DS Smith Directors as a result of the vesting of awards or the exercise of options under the DS Smith Share Schemes.

These irrevocable undertakings given by the DS Smith Directors will continue to be binding in the event that a higher competing offer is made for DS Smith.

The irrevocable undertakings given by the DS Smith Directors will cease to be binding if:

•

International Paper announces, with the consent of the Panel and prior to publication of the Scheme Document, that it does not intend to proceed with the Combination and no new, revised or replacement Scheme or Offer is announced by International Paper in accordance with Rule 2.7 of the Code at the same time; or

•

the Scheme lapses or is withdrawn in accordance with its terms (other than where such lapse or withdrawal is as a result of International Paper electing to implement the Combination by way of an Offer) and no new, revised or replacement Scheme is announced by International Paper in accordance with Rule 2.7 of the Code at the same time; or

•	the Scheme has not become effective by 11.59 p.m. on the Long Stop Date; or

•

a competing offer for the entire issued and to be issued share capital of DS Smith becomes or is declared wholly unconditional or, if proceeding by way of a scheme of arrangement, becomes effective in accordance with its terms.

APPENDIX IV

QUANTIFIED FINANCIAL BENEFITS STATEMENT

Section 4 (Financial Benefits of the Combination) of this Announcement contains statements of estimated cost synergies arising from the Combination (together, the “Quantified Financial Benefits Statement”).

A copy of the Quantified Financial Benefits Statement is set out below:

“As previously announced on 4 April 2024, International Paper expects that the Combination would generate significant synergies and drive compelling value creation for DS Smith and International Paper shareholders. The delivery of the expected synergies will be supported by International Paper’s significant expertise in acquiring and integrating businesses. In addition, International Paper’s confidence in delivering a successful integration in Europe is underpinned by DS Smith’s own expertise in acquiring businesses and integrating them.

International Paper’s Directors, having reviewed and analysed the potential synergies of the Combination, as well as taking into account the factors they can influence, believe that the Combined Company can deliver at least $514 million (£413 million) of pre-tax cash synergies on an annual run-rate basis by the end of the fourth year following the Effective Date. These synergies are expected to be derived from the following key areas:

•	92 per cent., or $474 million (£381 million) of cost synergies across the following sources:

•	47 per cent., or $241 million (£194 million) from operational synergies across the combined network of mills, box plants and global supply chain, including:

•	Integration benefit of balancing containerboard supply positions (approximately 500k to 600k tons);

•	Freight optimisation benefits; and

•	Operational efficiencies across mill and box network from product and system optimisation, and sharing technology expertise.

•	23 per cent., or $117 million (£94 million) from overhead synergies by reducing duplicative corporate and business overhead expenses; and

•	23 per cent., or $116 million (£93 million) from operational procurement synergies from increased scale of the Combined Company.

•	5 per cent., or $26 million (£21 million) from capex procurement synergies, by leveraging increased scale of the Combined Company; and

•	3 per cent., or $14 million (£11 million) of revenue synergies.

These synergies are expected to arise as a direct result of the Combination and could not be achieved independently of the Combination.

International Paper anticipates that the total costs to achieve the synergies outlined above would be approximately $370 million (£297 million). International Paper expects that approximately 33 per cent. of the synergies outlined above would be achieved by the end of the first year following the Effective Date, with approximately 66 per cent. and 95 per cent. achieved by the end of the second and third years following the Effective Date, respectively.

Aside from the one-off costs referred to above, the International Paper Board does not expect any material dis-synergies to arise as a direct result of the Combination.”

The International Paper Board believes that the Combined Company should be able to achieve the synergies set out in the Quantified Financial Benefits Statement.

Further information on the bases of belief supporting the Quantified Financial Benefits Statement, including the principal assumptions and sources of information, is set out below.

Basis of calculation of the Quantified Financial Benefits Statement

In preparing the Quantified Financial Benefits Statement, International Paper has relied on a combination of publicly available information and information obtained through reciprocal due diligence. In such circumstances,

International Paper management has made estimates and assumptions to aid its development of individual synergy initiatives. The assessment and quantification of the potential synergies have, in turn, been informed by the International Paper management’s industry experience and knowledge of the existing businesses, without consultation with DS Smith on the detailed quantification of the synergies.

The cost bases used as the basis for the Quantified Financial Benefits Statement are a blend of International Paper’s FY23 financial results and DS Smith’s FY23 financial results. The total addressable cost base used as the basis for the quantified exercise is $24.9 billion (£19.8 billion1).

For the potential synergies arising from the combination of group functions, organisation information was reviewed. The assessment and quantification of such potential synergies have in turn been informed by International Paper management’s industry experience as well as their experience of executing and integrating past acquisitions.

Cost synergy assumptions were based on a detailed, bottom-up evaluation of the benefits available from elimination of duplicate activities, the benefits of combined scale economics and operational efficiencies arising from consolidation. In determining the estimate of cost synergies achievable through the combination of International Paper and DS Smith, no synergies relating to operations have been included where no overlap exists.

Where appropriate, assumptions were used to estimate the costs of implementing the new structures, systems and processes required to realise the synergies.

In general, the synergy assumptions have in turn been risk-adjusted, exercising a degree of prudence in the calculation of the estimated synergy benefit set out above.

In arriving at the estimate of synergies set out in the Quantified Financial Benefits Statement, the International Paper Directors have made the following assumptions, which are outside the influence of International Paper:

•

there will be no material impact on the underlying operations of either the International Paper or DS Smith as a result of the proposed transaction or their ability to continue to conduct their businesses;

•	there will be no material divestments made by DS Smith save as previously announced by DS Smith as at the date of this Announcement;

•

there will be no material change to macroeconomic, political, inflationary, regulatory or legal conditions in the markets or regions in which International Paper and DS Smith operate that will materially impact on the implementation of the synergy plans or costs to achieve the proposed cost synergies;

•	there will be no material change in current foreign exchange rates or interest rates;

•	there will be no material change in accounting standards; and

•	there will be no change in tax legislation or tax rates or other legislation in the United Kingdom or United States that could materially impact the ability to achieve any benefits.

In addition, the International Paper Directors have made an assumption within the influence of International Paper that there will be no material divestments made by International Paper save as previously announced by International Paper as at the date of this Announcement.

In addition, the International Paper Directors have assumed that the cost synergies are substantively within International Paper’s control, albeit that certain elements are dependent in part on negotiations with third parties.

Reports

As required by Rule 28.1(a) of the Code, Deloitte, as reporting accountants to International Paper, and BofA Securities, as financial adviser to International Paper, have provided the reports required under the Code. Copies of those reports were set out in International Paper’s update announcement dated 4 April 2024.

As required by Rule 27.2(d) of the Code, the International Paper Directors confirm that:

1.	there have been no material changes to the Quantified Financial Benefits Statement since 4 April 2024 and the Quantified Financial Benefits Statement remains valid; and

2.	each of Deloitte and BofA Securities has confirmed to International Paper that their respective reports produced in connection with the Quantified Financial Benefits Statement continue to apply.

Important Notes

1.

The statements of estimated pre-tax cash synergies relate to future actions and circumstances which, by their nature, involve risks, uncertainties and contingencies. As a result, the pre-tax cash synergies referred to may not be achieved, or those achieved could be materially different from those estimated.

2.

No statement in the Quantified Financial Benefits Statement, or this Announcement generally, should be construed as a profit forecast or interpreted to mean that International Paper’s earnings per share in the full first full year following the Effective Date, or in any subsequent period, would necessarily match or be greater than or be less than those of International Paper and/or DS Smith for the relevant preceding financial period or any other period.

3.

Due to the size of the combination and potential scale of the Combined Company, there may be additional changes to the Combined Company’s operations. As a result, and given the fact that the changes relate to the future, the resulting cost synergies may be materially greater or less than those estimated.

4.	In arriving at the estimate of synergies set out in this Announcement, the International Paper Board has assumed that there will be no significant impact on the business of the Combined Company.

APPENDIX V

DEFINITIONS

The following definitions apply throughout this Announcement, unless the context otherwise requires:

Admission	admission of the International Paper Shares to: (a) (i) if the reforms to the Listing Rules contemplated by the Draft UK Listing Rules Instrument 2024 have come into force on or before the Effective Date, the equity shares (international commercial companies secondary listing) category of the Official List (in accordance with the Listing Rules and the Financial Services and Markets Act 2000) (or, if there is no such category, such listing category as most closely conforms to the requirements and standards provided for in Chapter 14 of the draft UK Listing Rules Sourcebook contained in the Draft UK Listing Rules Instrument 2024 as at the date of this Announcement); or (ii) if the reforms to the Listing Rules contemplated by the Draft UK Listing Rules Instrument 2024 have not come into force on or before the Effective Date, the standard segment of the Official List (in accordance with the Listing Rules and the Financial Services and Markets Act 2000); and (b) trading on the Main Market for listed securities of the London Stock Exchange (in accordance with the Admission and Disclosure Standards of London Stock Exchange)

Announcement	this announcement made pursuant to Rule 2.7 of the Code

Blocking Law	means: (i) any provision of Council Regulation (EC) No 2271/1996 of 22 November 1996 (or any law or regulation implementing such Regulation in any member state of the European Union); or (ii) any provision of Council Regulation (EC) No 2271/1996 of 22 November 1996, as it forms part of domestic law of the UK by virtue of the European Union (Withdrawal) Act 2018

BofA Securities	Merrill Lynch International

Business Day	a day (other than a Saturday, Sunday, public or bank holiday) on which banks are generally open in London and New York City for general banking business

CFO Retention Award	has the meaning given to it in Section 12 (DS Smith Share Schemes)

Citi	Citigroup Global Markets Limited

Clean Team Agreement	the clean team confidentiality agreement entered into between International Paper and DS Smith dated 27 March 2024, as described in Section 14 (Combination-related arrangements) of this Announcement

Closing Price	the closing middle market quotation of a share derived from the Daily Official List of the London Stock Exchange

Co-operation Agreement	the co-operation agreement between International Paper and DS Smith dated 16 April 2024, as described in Section 14 (Combination-related arrangements) of this Announcement

Code	the City Code on Takeovers and Mergers

Combination	the proposed recommended combination of International Paper and DS Smith in respect of the entire issued and to be issued share capital of DS Smith, to be implemented by way of the Scheme as described in this Announcement

Combined Company	the combined group following the Combination, comprising the International Paper Group and the DS Smith Group

Companies Act	the Companies Act 2006

Conditions	the conditions to the Combination set out in Part A of Appendix I and to be set out in the Scheme Document

Confidentiality Agreement	the confidentiality agreement between International Paper and DS Smith dated 27 February 2024, as described in Section 14 (Combination-related arrangements) of this Announcement

Court	the High Court of Justice in England and Wales

Court Hearing	the hearing of the Court at which DS Smith will seek the Court Order

Court Meeting	the meeting or meetings of DS Smith Shareholders to be convened by the Court pursuant to Part 26 of the Companies Act for the purpose of considering and, if thought fit, approving the Scheme (with or without amendment approved or imposed by the Court and agreed to by International Paper and DS Smith) including any adjournment, postponement or reconvention of any such meeting, notice of which shall be contained in the Scheme Document

Court Order	the order of the Court sanctioning the Scheme under section 899 of the Companies Act

CREST	the relevant system (as defined in the Uncertificated Securities Regulations 2001 (SI 2001/3755) in respect of which Euroclear UK & Ireland Limited is the Operator (as defined in the Regulations)
Deloitte	Deloitte LLP, the United Kingdom affiliate of Deloitte NSE LLP, a member firm of Deloitte Touche Tohmatsu Limited, a UK private company limited by guarantee (“DTTL”), DTTL and each of its member firms being legally separate and independent entities

Disclosed	the information which has been fairly disclosed: (i) in writing prior to the date of this Announcement by or on behalf of DS Smith to the International Paper Group including (without limitation) via the virtual data room operated on behalf of DS Smith in respect of the Combination or via email; (ii) during the management presentations by or on behalf of DS Smith to the International Paper Group; (iii) in DS Smith’s published annual or half year report and accounts published prior to the date of this Announcement; (iv) in a public announcement by DS Smith prior to the date of this Announcement by way of any Regulatory Information Service; or (v) in this Announcement

Draft UK Listing Rules Instrument 2024	the FCA consultation paper CP 23/31 published on 20 December 2023 and the draft UK Listing Rules Instrument 2024 published by the FCA on 7 March 2024

DS Smith	DS Smith Plc, a public limited company incorporated in England and Wales with registered number 01377658

DS Smith Board	the board of directors of DS Smith

DS Smith Directors	the directors of DS Smith as at the date of this Announcement or, where the context so requires, the directors of DS Smith from time to time

DS Smith Equalising Dividend	has the meaning given to it in Section 13 (Dividends)

DS Smith Excluded Dividend	has the meaning given to it in Section 13 (Dividends)

DS Smith FY24 Final Dividend	has the meaning given to it in Section 13 (Dividends)

DS Smith FY25 Final Dividend	has the meaning given to it in Section 13 (Dividends)

DS Smith General Meeting	the general meeting of DS Smith Shareholders (including any adjournment or postponement thereof) to be convened for the purpose of considering and, if thought fit, approving the shareholder resolutions necessary to enable DS Smith to implement the Combination, notice of which shall be contained in the Scheme Document

DS Smith Group	DS Smith and its subsidiary undertakings and associated undertakings

DS Smith FY25 Interim Dividend	has the meaning given to it in Section 13 (Dividends)

DS Smith Permitted Dividend	has the meaning given to it in Section 13 (Dividends)

DS Smith Shareholders	the holders of DS Smith Shares from time to time

DS Smith Shares	the ordinary shares of 10 pence each in the capital of DS Smith

DS Smith Share Schemes	means the DS Smith Performance Share Plan, the DS Smith Deferred Share Bonus Plan, the DS Smith UK Sharesave Plan, the DS Smith International Sharesave Plan, the DS Smith US Stock Purchase Plan and the DS Smith Recruitment Award Agreement, each as amended from time to time

Effective	means: (i) if the Combination is implemented by way of the Scheme, the Scheme having become effective in accordance with its terms; or (ii) if the Combination is implemented by way of an Offer, the Offer having been declared or become wholly unconditional in accordance with the requirements of the Code

Effective Date	the date on which the Combination becomes Effective

FCA	the UK Financial Conduct Authority

Forms of Proxy	the forms of proxy in connection with each of the Court Meeting and the DS Smith General Meeting, which shall accompany the Scheme Document

FSMA	the Financial Services and Markets Act 2000

International Paper	International Paper Company, a New York Corporation, with its headquarters at 6400 Poplar Avenue, Memphis, Tennessee, United States

International Paper Board	the board of directors of International Paper

International Paper Directors	the directors of International Paper at the date of this Announcement

International Paper Equalising Dividend	has the meaning given to it in Section 13 (Dividends)

International Paper Excluded Dividend	has the meaning given to it in Section 13 (Dividends)

International Paper FY24 Q2 Dividend	has the meaning given to it in Section 13 (Dividends)

International Paper FY24 Q3 Dividend	has the meaning given to it in Section 13 (Dividends)

International Paper FY24 Q4 Dividend	has the meaning given to it in Section 13 (Dividends)

International Paper FY25 Q1 Dividend	has the meaning given to it in Section 13 (Dividends)

International Paper FY25 Q2 Dividend	has the meaning given to it in Section 13 (Dividends)

International Paper FY25 Q3 Dividend	has the meaning given to it in Section 13 (Dividends)

International Paper Group	International Paper and its subsidiary undertakings and associated undertakings

International Paper Permitted Dividend	has the meaning given to it in Section 13 (Dividends)

International Paper Proxy Statement	the proxy statement on Schedule 14A, together with any amendments or supplements thereto, which is anticipated to be mailed to International Paper Shareholders in connection with the International Paper Shareholder Meeting and the approval by the International Paper Shareholders of the issuance of the New International Paper Shares

International Paper Q4 Results	International Paper’s results for the fourth quarter of 2023

International Paper Shareholder Meeting	the special meeting of International Paper Shareholders (including any adjournment or postponement thereof) convened for the purpose of considering and approving the issuance of the New International Paper Shares

International Paper Shareholders	the holders of International Paper Shares

International Paper Shares	shares of common stock, par value $1.00 per share, of International Paper

Irrevocable Undertakings	the irrevocable undertakings given by the DS Smith Directors to vote in favour of the Scheme at the Court Meeting and the resolutions relating to the Combination at the DS Smith General Meeting, as detailed in Section 7 (Irrevocable undertakings) of this Announcement

J.P. Morgan Cazenove	J.P. Morgan Securities plc (which conducts its UK investment banking business as J.P. Morgan Cazenove)

Joint Defense Agreement	the joint defense agreement between International Paper, DS Smith and their respective external legal counsels dated 27 March 2024, as described in Section 14 (Combination-related arrangements) of this Announcement

Listing Rules	the rules and regulations made by the FCA pursuant to Part 6 of the Financial Services and Markets Act 2000, and contained in the FCA’s publication of the same name

London Stock Exchange	London Stock Exchange plc

Long Stop Date	16 October 2025 or such later date as International Paper and DS Smith may agree

New International Paper Shares	the new International Paper Shares proposed to be issued to DS Smith Shareholders in connection with the Combination

NSI Act	the National Security and Investment Act 2021

Offer	if the Combination is implemented by way of a takeover offer (as that term is defined in section 974 of the Companies Act), the offer to be made by or on behalf of International Paper, or an associated undertaking thereof, to acquire the entire issued and to be issued ordinary share capital of DS Smith including, where the context admits, any subsequent revision, variation, extension or renewal of such offer

Offer Period

the period in respect of DS Smith commencing on 8 February 2024 and ending on:

(a)   the earlier of the date on which the Scheme becomes Effective or lapses or is withdrawn (or such other date as the Panel may decide); or

(b)   the earlier of the date on which the Offer has become or has been declared unconditional as to acceptances or lapses or is withdrawn (or such other date as the Panel may decide),

in each case other than where such lapsing or withdrawal is a result of International Paper exercising its right to implement the Combination by way of an Offer

Offer Value	415 pence per DS Smith Share based on the closing International Paper share price of $$40.85 and £/US$ exchange rate of 1.2645 on 25 March 2024, being the close of business on the last day prior to the announcement by DS Smith of a possible offer by International Paper

Official List	the official list maintained by the FCA pursuant to Part 6 of FSMA

Opening Position Disclosure	an announcement containing details of interests or short positions in, or rights to subscribe for, any relevant securities of a party to an offer if the person concerned has such a position, as defined in Rule 8 of the Code

Panel	the UK Panel on Takeovers and Mergers

Quantified Financial Benefits Statement	has the meaning given in Appendix IV (Quantified Financial Benefits Statement)

Registrar of Companies	the Registrar of Companies in England and Wales

Regulatory Information Service	a primary information provider (as defined in the FCA’s Handbook of Rules and Guidance)

Relevant Exchange Rate	the spot reference rate for a transaction between pounds sterling and US dollars as quoted by the Bank of England on the Business Day immediately preceding the date on which an Excluded Dividend is paid by DS Smith and/or International Paper, as the case may be (or, if no such rate is quoted on that date, on the preceding date on which such rate is quoted)

Restricted Jurisdiction	any jurisdiction where local laws or regulations may result in a significant risk of civil, regulatory or criminal exposure if information concerning the Combination is sent or made available to DS Smith Shareholders in that jurisdiction

Scheme	the proposed scheme of arrangement under Part 26 of the Companies Act between DS Smith and DS Smith Shareholders to implement the Combination to be set out in the Scheme Document, with or subject to any modification, addition or condition approved or imposed by the Court and agreed to by International Paper and DS Smith

Scheme Document	the document to be sent to (amongst others) DS Smith Shareholders containing, inter alia, the full terms and conditions of the Scheme and details of the Combination and convening the DS Smith General Meeting and Court Meeting, including (as the context requires) any supplemental circular or document to be published in connection with such circular

Scheme Record Time	the time and date to be specified as such in the Scheme Document, expected to be 6.00 p.m. on the Business Day immediately preceding the Effective Date, or such other time as International Paper and DS Smith may agree

SEC	the US Securities and Exchange Commission

Secretary of State	the Secretary of State in the Cabinet Office, as designated under the NSI Act

significant interest	a direct or indirect interest in 20 per cent. or more of the total voting rights conferred by the equity share capital (as defined in section 548 of the Companies Act)

UK or United Kingdom	the United Kingdom of Great Britain and Northern Ireland

UK MAR	Regulation (EU) No 596/2014 of the European Parliament and the Council of 16 April 2014 (as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018)

US or United States	the United States of America, its territories and possessions, any state of the United States of America and the District of Columbia

US Exchange Act	the US Securities Exchange Act of 1934 (as amended)

US Securities Act	the US Securities Act of 1933 (as amended)

Voting Record Time	the time and date to be specified in the Scheme Document by reference to which entitlement to vote at the Court Meeting will be determined, expected to be 6.00 p.m. on the day two days prior to the Court Meeting or any adjournment thereof (as the case may be)

Wider DS Smith Group	DS Smith and its subsidiary undertakings, associated undertakings and any other undertaking in which DS Smith or such undertakings (aggregating their interests) have a significant interest (in each case, from time to time) but excluding the Wider International Paper Group

Wider International Paper Group	International Paper and its subsidiary undertakings, associated undertakings and any other undertaking in which International Paper or such undertakings (aggregating their interests) have a significant interest (in each case, from time to time) but excluding the Wider DS Smith Group

All references to GBP, pence, Sterling, Pounds, Pounds Sterling, p or £ are to the lawful currency of the United Kingdom. All references to USD, $, US$, US dollars, United States dollars and cents are to the lawful currency of the United States of America.

All references to statutory provision or law or to any order or regulation shall be construed as a reference to that provision, law, order or regulation as extended, modified, amended, replaced or re-enacted from time to time and all statutory instruments, regulations and orders from time to time made thereunder or deriving validity therefrom.

All the times referred to in this Announcement are London times unless otherwise stated.

References to the singular include the plural and vice versa.

All references to “subsidiary”, “subsidiary undertaking”, “undertaking” and “associated undertaking” have the respective meanings given to them in the Companies Act.

Schedule 2

Target Share Plans

SCHEDULE 2

Target Share Plans and Employee Related Matters

If the Combination is implemented by way of an Offer, references to the date on which the Court sanctions the Scheme under section 899 of the Companies Act 2006 (the “Court Sanction Date”) and the Effective Date will be read as if they referred to the date on which the Offer becomes or is declared unconditional in all respects.

The acknowledgements in Part 1 (Target Share Plans) (inclusive) and Part 2 (Target Employees) (inclusive) of this Schedule 2 do not impose contractual restrictions or obligations on any member of the Target Group or their boards of directors. In this Schedule 2, each of the following words and expressions shall have the following meanings:

“2022 PSP Awards”	means Awards granted under the PSP in respect of the Target’s financial year beginning on 1 May 2022;

“2023 PSP Awards”	means Awards granted under the PSP in respect of the Target’s financial year beginning on 1 May 2023;

“2024 PSP Awards”	has the meaning given to it in paragraph 9, Part 1 of this Schedule 2;

“2025 PSP Awards”	has the meaning given to it in paragraph 9, Part 1 of this Schedule 2;

“Annual Bonus Plan”	means the Target Annual Bonus Plan, as amended from time to time;

“Awards”	means all awards and options over Target Shares outstanding under the Target Share Plans from time to time;

“Bidder Employees”	means the employees of the Bidder and the employees of members of the Bidder Group from time to time;

“Bidder Share Plan”	means the Bidder’s 2024 Long-Term Incentive Compensation Plan, which will replace Bidder’s existing Amended and Restated 2009 Incentive Compensation Plan if approved by shareholders at Bidder’s annual meeting on 13 May 2024, as amended from time to time;

“Cash Amount”	has the meaning given to it in paragraph 28, Part 1 of this Schedule 2;

“CFO Recruitment Award”	means the agreement under which the Target has granted buy-out Awards to the Chief Financial Officer of the Target in connection with his recruitment, as amended from time to time;

“Continuing Employees”	has the meaning given to it in paragraph 2, Part 2 of this Schedule;

“DSBP”	means the Target Deferred Share Bonus Plan, as amended from time to time;

“DSBP Retention Award”	means an Award granted under the DSBP which is designated as a retention award in accordance with the rules of the DSBP;

“Equity Transition Awards”	has the meaning given to it in paragraph 14, Part 1 of this Schedule 2;

“International Sharesave”	means the Target 2020 International Sharesave Plan, as amended from time to time;

“IRS Code”	has the meaning given to it in paragraph 8 of Part 1 of this Schedule 2;

“Options”	means Awards granted in the form of options;

“Payment Date”	has the meaning given in paragraph 7, Part 2 of this Schedule 2;

“PSP”	means the Target 2008 Performance Share Plan, as amended from time to time;

“Qualifying Termination”	has the meaning given to it in paragraph 11, Part 2 of this Schedule 2;

“Relevant PSP Participant”	has the meaning given to it in paragraph 14, Part 1 of this Schedule 2;

“Scheme Record Time”	means the time and date to be specified in the Scheme Document, expected to be 6.00 p.m. (London time) on the Business Day immediately before the Effective Date;

“Sharesave Awards”	means Awards granted under the UK Sharesave, the International Sharesave or the USSPP;

“Target Employees”	means the employees of the Target Group from time to time;

“Target Remuneration Committee”	means the remuneration committee of the board of directors of the Target;

“Target Remuneration Policy”	means the Target directors’ remuneration policy approved by Target Shareholders from time to time;

“Target Share Plans”	means the PSP, the DSBP, the UK Sharesave, the International Sharesave, the USSPP and the CFO Recruitment Award;

“Transaction Retention Awards”	has the meaning given to it in paragraph 7, Part 2 of this Schedule 2;

“Trust”	has the meaning given to it in paragraph 5, Part 1 of this Schedule 2;

“UK Sharesave”	means the Target 2020 Sharesave Plan, as amended from time to time; and

“USSPP”	means the Target US Stock Purchase Plan 2020, as amended from time to time.

Part 1

Target Share Plans

General

1.	As at 12 April 2024, the following Awards were outstanding under the Target Share Plans:

Target Share Plan	Form of Award(s)	Number of Target Shares subject to outstanding Awards
PSP	Unvested Options and conditional awards	10,812,543
DSBP	Unvested Options and conditional awards	2,836,245
PSP and DSBP	Vested Options	729,843
CFO Recruitment Award	Conditional awards	279,866
UK Sharesave	Options	5,116,912
International Sharesave	Options	4,706,771
USSPP	Options	88,067

TOTAL		24,570,247

2.	The Target confirms that no additional Awards under the Target Share Plans have been granted since 12 April 2024.

3.

The Bidder acknowledges that, before the Effective Date, subject to Rule 21.1 of the Code and the consent of the Panel where applicable, the Target is able to operate the Target Share Plans in the ordinary course of business, acting always in accordance with the rules of the relevant plan and, where applicable, the Target Remuneration Policy. For the avoidance of doubt, the operation of the Target Share Plans includes (without limitation): granting Awards, setting performance conditions (where applicable) determining the extent to which Awards vest, and satisfying the vesting of Awards and the exercise of Options.

4.	The Bidder and Target acknowledge that:

(A)

the Scheme Record Time shall take place after the Court Sanction Date, to allow those participants in the Target Share Plans who acquire Target Shares on or before the Court Sanction Date to have those Target Shares acquired by the Bidder through the Scheme;

(B)

subject to Rule 21.1 of the Code and the Target Remuneration Policy, the Target may amend the rules of the Target Share Plans (to the extent permitted by the rules of the applicable Target Share Plan) if the Target Directors (or the Target Remuneration Committee) are of the reasonable opinion that such amendments are necessary to implement the Scheme or the treatment set out in this Agreement, to facilitate the administration of the Target Share Plans (in a manner that is not contrary to this Schedule 2) or to obtain or maintain favourable tax treatment for participants or for the Target Group and, before making any such amendments, the Target intends to consult with the Bidder for the purposes of securing any necessary consents from the Panel for the purposes of Rule 21.1 of the Code;

(C)

the Target and the Bidder intend to co-operate and write jointly to participants in the Target Share Plans on, or as soon as practicable after, the posting of the Scheme Document (or such later time as the parties and the Panel may agree) to inform them of: (i) the impact of the Scheme on their outstanding Awards and (where known) the extent to which their Awards will vest and, in the case of Options, become exercisable as a result of the Scheme and any actions they may need to take in connection with their Awards as a result of the Scheme; and (ii) where required, the Bidder’s proposals (as set out in this Schedule 2) pursuant to Rule 15 of the Code; and

(D)

Target Shareholders’ approval will be sought to amend the articles of association of the Target so that any Target Shares issued or transferred after the Scheme Record Time shall be automatically transferred to, or to the order of, the Bidder in exchange for the provision by the Bidder of the same consideration payable per Target Share under the Scheme (or such other consideration of equal value as may be agreed between the Bidder and the Target and disclosed in the Scheme Document).

5.

The Bidder acknowledges and agrees that if, for any reason, Target Shares cannot be issued or transferred from the Target’s Employee Benefit Trust (the “Trust”) when Awards vest and, in respect of Options, are exercised under any of the Target Share Plans (or if the Target Remuneration Committee reasonably considers that it is inconvenient or costly to do so), such Awards may be settled by the Target in cash.

6.

The Bidder acknowledges that the Target may make any submission to the Panel which the Target considers necessary to implement the arrangements referred to in this Schedule 2, and to the extent co-operation is reasonably required, the parties agree to co-operate in a timely manner and in good faith in the making of any such submission.

PSP

7.

The Bidder acknowledges that, if Awards outstanding under the PSP vest in the ordinary course of business before the Court Sanction Date, the extent to which such Awards vest is to be determined by the Target Remuneration Committee in a manner consistent with normal practice and in accordance with the rules of the PSP and, where applicable, the Target Remuneration Policy.

8.

The Bidder acknowledges that, because of the Combination and the rules of the PSP, any outstanding Awards granted under the PSP that have not vested or become exercisable in the ordinary course before the Court Sanction Date will, (as applicable) vest and/or become exercisable to the extent set out in paragraphs 10 and 11 on the Court Sanction Date in accordance with the PSP rules, and any holding period will cease to apply; provided, however, to the extent any Award outstanding under the PSP constitutes deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “IRS Code”), the treatment of such Award in connection with the Combination, including the payment or settlement of such Award, shall be effected in a manner that complies with Section 409A of the IRS Code.

9.

Provided that the Court Sanction Date has not occurred before the applicable proposed grant date, the Bidder consents for the purposes of Rule 21.1 of the Code to the Target granting further Awards under the PSP in the ordinary course of business, with appropriate performance conditions set by the Target Remuneration Committee acting reasonably and in accordance with ordinary practice where practicable, for: (i) the financial year beginning on 1 May 2024 (the “2024 PSP Awards”) on or around June/July 2024; and (ii) the financial year beginning on 1 May 2025 (the “2025 PSP Awards”) on or around June/July 2025 (subject in each case to dealing restrictions).

10.

The Bidder acknowledges that it is the current intention of the Target Remuneration Committee to determine that, 2022 PSP Awards and 2023 PSP Awards (to the extent they do not vest in the ordinary course of business before the Court Sanction Date), will vest on the Court Sanction Date in accordance with the PSP rules,

(A)	with no application of time pro-rating; and

(B)

subject to the satisfaction of performance conditions which will be assessed by the Target Remuneration Committee on, or shortly before, the Court Sanction Date and it is the current expectation of the Target Remuneration Committee that all 2022 PSP Awards and 2023 PSP Awards will vest at a level which is no less than 66%, and the Bidder agrees to that outcome.

11.	The Bidder acknowledges that it is the current intention of the Target Remuneration Committee to determine that 2024 PSP Awards and 2025 PSP Awards (to the extent that they have been granted) will vest on the Court Sanction Date in accordance with the PSP rules, subject to performance assessment which will be assessed by the Target Remuneration Committee on, or shortly before the Court Sanction Date and subject to time pro-rating (to the nearest whole month).

12.

The Bidder acknowledges that all Options under the PSP that have vested before or that vest on the Court Sanction Date will be exercisable until the date one month after the Court Sanction Date and lapse thereafter (unless such Awards lapse earlier in accordance with the rules of the PSP).

13.

The Bidder acknowledges that any dividend equivalents in respect of any Award granted under the PSP which vests and becomes exercisable: (i) on the Court Sanction Date because of the Combination; or (ii) before the Court Sanction Date in the ordinary course, in each case calculated in accordance with the Target’s normal practice and the rules of the PSP, will be settled by the Target in Target Shares (or in cash if so determined by the Target Remuneration Committee).

14.	The Bidder agrees that it will, as soon as reasonably practicable after the Effective Date and subject to paragraph 16, grant to all individuals who:

(A)	are Target Employees on the Effective Date or who were Target Employees immediately before the Effective Date and become Bidder Employees on or around the Effective Date;

(B)

held an outstanding unvested 2024 PSP Award and/or 2025 PSP Award (to the extent granted) immediately before the Court Sanction Date, a portion of which lapsed at the Court Sanction Date as a result of the application of time pro-rating (which for the avoidance of doubt will be applied after the assessment of the applicable performance conditions) in accordance with paragraph 11 above,

(each a “Relevant PSP Participant”) an award in the form of restricted share units under the Bidder Share Plan or, if necessary, under terms which are (save as to amendments required to implement the arrangements set out in this Agreement) the same as the rules of the Bidder Share Plan (each an “Equity Transition Award”). The Bidder agrees that the number of Bidder Shares subject to the Equity Transition Award granted to each Relevant PSP Participant shall be the number of Target Shares subject to the portion(s) of the 2024 PSP Award and/or 2025 PSP Award held by such Relevant PSP Participant which lapse due to the application of time pro-rating (which for the avoidance of doubt will be applied after the assessment of the applicable performance conditions) in accordance with paragraph 11 above, replaced by an award over such number of Bidder Shares at the same ratio of Target Shares to Bidder Shares delivered as consideration under the Scheme. The Bidder further agrees that dividend equivalents in respect of the Equity Transition Awards will be payable in accordance with the rules of the Bidder Share Plan or, as applicable, under such other terms which apply to Equity Transition Awards.

15.	The Bidder agrees that, subject to the Relevant PSP Participant:

(A)

remaining in employment with a member of the Bidder Group (which, from the Effective Date will include the Target Group) on the Normal Vesting Date (as defined in the PSP rules) of the 2024 PSP Awards and/or 2025 PSP Awards as applicable; or

(B)

having left employment with a member of the Bidder Group (which, from the Effective Date will include the Target Group) before the Normal Vesting Date (as defined in the PSP rules) of the 2024 PSP Awards or 2025 PSP Awards as applicable due to: (i) a Qualifying Termination; (ii) being a good leaver (as determined under the Bidder Share Plan rules or such other terms which apply to Equity Transition Awards); (iii) their employing entity ceasing to be a member of the Target Group or the Bidder Group; or (iv) the business or part of the business in which they work being transferred to a person that is not a member of the Target Group or the Bidder Group, the Equity Transition Awards granted to each Relevant PSP Participant under paragraph 14 will: (i) vest; or, at the Bidder’s discretion, (ii) be cancelled in exchange for a cash payment equal in value to the underlying Bidder Shares and any accrued dividend equivalents (on the below date) less applicable taxes, in full (with no further performance assessment and no post-vesting holding periods) on:

(i)	the Normal Vesting Date (as defined in the PSP rules) of the applicable 2024 PSP Award and/or 2025 PSP Award; or

(ii)

where a Relevant PSP Participant leaves employment with a member of the Bidder Group (which, from the Effective Date, will include the Target Group) in accordance with paragraph 15(B), on the date of termination of employment.

16.

The Bidder agrees that if, following the Effective Date but before the grant of an Equity Transition Award to a Relevant PSP Participant, the Relevant PSP Participant has left employment with the Bidder Group (which, from the Effective Date, will include the Target Group) by reason of:

(A)	a Qualifying Termination;

(B)	being deemed to be a good leaver (as determined in accordance with the rules of the Bidder Share Plan or such other terms which apply to Equity Transition Awards);

(C)	their employing entity ceasing to be a member of the Target Group or the Bidder Group; or

(D)	the business or part of the business in which they work being transferred to a person that is not a member of the Target Group or the Bidder Group,

the Bidder will, as soon as practicable after the date of termination of the Relevant PSP Participant’s employment, pay (or procure that an appropriate member of the combined group will pay) to the Relevant PSP Participant a cash payment equal to the value of the Equity Transition Award which would have been granted to the Relevant PSP Participant including the value of any dividend equivalents in respect of such Equity Transition Award which would have accrued and been payable as at the terminate date in accordance with the rules of the Bidder Share Plan or such other terms which apply to Equity Transition Awards.

17.

Notwithstanding anything to the contrary set forth in paragraphs 14 to 16 of Part 1 of this Schedule 2, (i) in no event shall any Equity Transition Award be granted with terms or conditions that could result in a violation of Section 409A of the IRS Code or trigger a tax or penalty under Section 409A of the IRS Code and (ii) to the extent the Bidder determines, in its sole discretion, that the obligations set forth in paragraphs 14 to 16 of Part 1 of this Schedule 2 could require granting an Equity Transition Award that violates Section 409A of the IRS Code or trigger a tax or penalty under Section 409A of the IRS Code, then the Bidder shall be permitted to structure the Equity Transition Award in manner determined by the Bidder in good faith that complies with Section 409A of the IRS Code.

CFO	Recruitment Award

18.

The Bidder acknowledges that any outstanding Awards granted under the CFO Recruitment Award that have not vested in the ordinary course before the Court Sanction Date will vest in accordance with the terms of the CFO Recruitment Award and paragraph 19 below on the Court Sanction Date, and any holding period will cease to apply.

19.

The Bidder acknowledges that it is the current intention of the Target Remuneration Committee to determine that Awards granted under the CFO Recruitment Award that have not vested in the ordinary course before the Court Sanction Date will vest on the Court Sanction Date,

(A)	with no application of time pro-rating; and

(B)	subject to the satisfaction of performance conditions in respect of the CFO Recruitment Award, which will be assessed by the Target Remuneration Committee on, or shortly before, the Court

Sanction Date and it is the current expectation of the Target Remuneration Committee that Awards granted under the CFO Recruitment Award will vest at a level which is no less than 66%, and the Bidder agrees to that outcome.

20.

The Bidder acknowledges that any dividend equivalents in respect of any Award granted under the CFO Recruitment Award which vests and becomes exercisable: (i) on the Court Sanction Date because of the Combination; or (ii) before the Court Sanction Date in the ordinary course, in each case calculated in accordance with the Target’s normal practice, will be settled by the Target in Target Shares (or in cash if determined by the Target Remuneration Committee).

DSBP

21.	The Bidder acknowledges that:

(A)

any outstanding Awards granted under the DSBP that have not vested or become exercisable in the ordinary course before the Court Sanction Date will vest and become exercisable on the Court Sanction Date because of the Combination in accordance with the rules of the DSBP;

(B)	it is the current intention of the Target Remuneration Committee to determine that DSBP Retention Awards will vest with no application of time pro-rating; and

(C)

Awards granted under the DSBP which vest in connection with the Combination will remain exercisable for one month from the Court Sanction Date and lapse thereafter (unless they lapse earlier in accordance with the rules of the DSBP).

22.

The Bidder acknowledges that any dividend equivalents in respect of any Award granted under the DSBP which vests and becomes exercisable: (i) on the Court Sanction Date because of the Combination; or (ii) before the Court Sanction Date in the ordinary course, in each case calculated in accordance with the Target’s normal practice, will be settled by the Target in Target Shares (or in cash if determined by the Target Remuneration Committee).

UK Sharesave, International Sharesave and USSPP

23.

The Bidder acknowledges that any outstanding Awards granted under the UK Sharesave, the International Sharesave or the USSPP which would not otherwise have been exercisable before the Court Sanction Date will (in consequence of the Combination and in accordance with participants’ contractual rights under the rules of the UK Sharesave, the International Sharesave or the USSPP, as applicable) be exercisable from the Court Sanction Date until six months from the Court Sanction Date (unless they lapse earlier in accordance with the rules of the UK Sharesave, the International Sharesave or the USSPP, as applicable) to the extent of the participants’ savings at the time of exercise and will lapse thereafter.

24.

Provided that the Court Sanction Date has not occurred before the proposed grant date, the Bidder acknowledges and consents for the purposes of Rule 21.1 of the Code that the Target may grant Awards under the UK Sharesave, the International Sharesave and/or the USSPP in February 2025, in accordance with its normal practice.

25.

The Bidder acknowledges that Sharesave Awards will be exercisable over less than the full number of Target Shares than would otherwise be the case on maturity of the relevant savings contract and will only be exercisable for a period of six months after the Court Sanction Date. The Bidder agrees that it will, following the Effective Date, make or procure payment of a one-off cash payment via payroll to those participants in the UK Sharesave, International Sharesave or USSPP who exercise their Sharesave Awards conditional on the Court Sanction Date, such payment being of an amount equal to the number of Target Shares subject to the portion of the Sharesave Award which lapsed and ceased to be exercisable as a result of the Combination converted into a notional number of Bidder Shares using the same ratio of Target Shares to Bidder Shares delivered as consideration under the Scheme, and converted into a cash amount using the Bidder Share price as at the Effective Date less the aggregate exercise price payable to exercise such portion of the applicable Sharesave Award.

26.

The Bidder also agrees that it will, following the Effective Date, make or procure payment of a one-off cash payment to those participants who hold Sharesave Awards which, were it not for the Combination, would benefit from tax advantaged treatment in France, the UK and the US, and who exercise such Sharesave Awards conditional on the Court Sanction Date, of an amount equal to the income tax and employee’s National Insurance or social security contributions which those participants incur on exercise of any such Sharesave Awards which they would not have incurred but for the Combination.

27.

The Bidder acknowledges that any one-off cash compensation payments made or procured by the Bidder in accordance with paragraphs 25 and 26 will be subject to deductions for income tax and employee’s National Insurance or social security contributions. The Bidder agrees that any such payments will be of such amount as shall, after taking account of the participants’ liability to income tax and employee’s National Insurance contributions (or international equivalent employee social security deductions), provide participants with an after-tax amount equal to the amounts referred to in paragraphs 25 and 26.

Employee Benefit Trust / Settlement

28.	As at 12 April 2024, the Trust held approximately 2,778,228 Target Shares and £8,226.00 in cash (the “Cash Amount”).

29.

The Bidder and Target acknowledge that the expectation is that the Target will recommend that the trustee of the Trust use the Target Shares held in the Trust to satisfy the vesting and / or exercise of outstanding Awards in connection with the Combination, in priority to the issue of new Target Shares or to the transfer out of treasury of Target Shares held by the Target. The parties acknowledge that to the extent there are insufficient Target Shares in the Trust to satisfy outstanding Awards, the Target intends to recommend the trustee of the Trust to use the Cash Amount to the extent necessary to subscribe for new Target Shares or purchase existing Target Shares to satisfy outstanding Awards.

International participants

30.

The Target and the Bidder acknowledge that, they intend to act in a way that will not materially disadvantage the tax treatment of participants of the Target Share Plans with respect to structuring the arrangements referred to in this Schedule 2, provided that an alternative approach (which would produce an outcome substantially similar to the intended treatment set out in this Schedule 2) is reasonably practical and not more costly or timely for the parties to implement.

31.

Notwithstanding anything to the contrary in Part 1 of this Schedule 2: (i) the Target agrees avoid taking any action (and nothing herein shall require the Bidder to take any action) that could: (x) subject any payment or benefit with respect to any Target Employee or any other service provider of the Target Group to Section 409A of the IRS Code; or (y) result in a violation of Section 409A of the IRS Code or trigger a tax or penalty under Section 409A of the IRS Code; and (ii) the vesting of any Award under any Target Share Plan shall be effected in a manner intended to comply with Section 409A of the IRS Code.

Part 2

Target Employees

Maintenance of Compensation and Benefits

1.	The Bidder acknowledges that the Target intends to carry out annual (or other periodic) pay reviews and appraisals and promotion rounds in the ordinary course of business.

2.

The Bidder agrees that it shall, or shall cause the relevant employing entity in the Target Group or the Bidder Group to, at a minimum, for the 12-month period immediately following the Effective Date in respect of each person who was a Target Employee immediately before the Effective Date and who remains in employment within the Target Group or the Bidder Group (the “Continuing Employees”):

(A)

maintain at least the same base salary or wage rate and, such cash and equity incentive compensation opportunities (but such opportunities need not be in the form of equity) as were provided to each such Continuing Employee immediately before the Effective Date; and

(B)

provide a benefits and allowance package (including pension benefits), which, taken as a whole, is no less favourable than the existing benefits and allowances provided to such Continuing Employee immediately before the Effective Date, in each case with the exception of severance which will be dealt with in accordance with paragraphs 10 and 11 of Part 2 of this Schedule 2.

Annual bonus

3.	The Bidder acknowledges that the Target operates annual bonus arrangements which are conditional on financial and individual performance.

4.	The Bidder consents for the purposes of Rule 21.1 of the Code that for any Target financial year completed before the Effective Date:

(A)

the Target will set bonus opportunity and performance conditions (with an appropriate balance of financial and individual performance conditions acting reasonably having regard to specific circumstances of the Combination) in accordance with the Target Remuneration Policy (where applicable) for the financial year and communicate these to the Target Employees;

(B)	bonus determinations will be undertaken by the Target;

(C)

if the normal bonus payment date is before the date on which Target Shares are delisted from the London Stock Exchange, the bonus will be paid by the Target in accordance with the Target Remuneration Policy (where applicable) on the normal bonus payment date; and

(D)

if the normal bonus payment date is after the date on which Target Shares are delisted from the London Stock Exchange, the bonus will be paid by the Target entirely in cash on the normal bonus payment date.

5.	The Bidder consents for the purposes of Rule 21.1 of the Code that for the Target financial year in which the Effective Date occurs:

(A)

the Target will set bonus opportunity and performance conditions (with an appropriate balance of financial and individual performance conditions, acting reasonably having regard to specific circumstances of the Combination) in accordance with the Target Remuneration Policy (where applicable) for the financial year and communicate these to the Target Employees;

(B)

bonus determinations for the period up to the Effective Date will be undertaken by the Target on or before the Effective Date on a pro rata basis and such bonus will paid by the Target, entirely in cash, shortly after the Effective Date; and

(C)

for the period from the Effective Date until the end of the relevant Bidder financial year, Target Employees will be eligible to participate in such bonus arrangements as may be operated by the Bidder on a pro rata basis.

6.

The Bidder agrees that for financial years starting after the Target financial year in which the Effective Date occurs, Target Employees will be eligible to participate in such bonus arrangements as may be operated by the Bidder in accordance with the Bidder’s policies and practices from time to time.

Retention arrangements

7.

The Bidder consents for the purposes of Rule 21.1 of the Code to the Target, for the purpose of protecting the business to be acquired pursuant to the Combination up to the Effective Date and in accordance with the Target’s intended approach to retention as communicated to the Bidder prior to the date of this Agreement, making cash retention awards, up to a maximum aggregate of £25 million (such amount inclusive of the arrangements under paragraph 8 of Part 2 of this Schedule 2), to Target Employees (excluding executive directors) whose retention is considered of significant importance to the business (the “Transaction Retention Awards”), such consent being given on the basis that such Transaction Retention Awards are payable between 30 days and 60 days from the Effective Date (the “Payment Date”) subject to the relevant employee:

(A)	being employed by the Target Group on the Payment Date and not being under notice on the Payment Date, except where notice has been given or served in connection with a Qualifying Termination;

(B)

being a Target Employee immediately before the Effective Date and becoming a Bidder Employee on or around the Effective Date and remaining a Bidder Employee and not being under notice on the Payment Date, except where notice has been given or served in connection with a Qualifying Termination; or

(C)	having been subject to a Qualifying Termination before the Payment Date.

8.

The Bidder agrees to implement retention arrangements for the Target Chief Financial Officer (as at the date of this agreement) on the following terms. Subject to and conditional on completion of the Combination and the Target being delisted from the London Stock Exchange, the Bidder shall pay to the Target Chief Financial Officer as at the date of this agreement a payment equal to 100 per cent. of his base annual salary as at the date of this agreement (less any legally required deductions), payable within 30 days of the Effective Date or, if later, the day following the date on which the Target is delisted from the London Stock Exchange, provided that he is employed with a member of the Target Group or Bidder Group on, and has not served notice to terminate his employment with the Target Group before, the Effective Date.

9.

Notwithstanding anything in paragraphs 7 to 8 of Part 2 of this Schedule 2 to the contrary, the Bidder does not intend to grant a Transaction Retention Award to any Target Employee if such Target Employee is a “disqualified individual” (as defined in Section 280G(c)of the IRS Code), and the receipt of the Transaction Retention Award, together with any other payments and benefits which such Target Employee has the right to receive from the Target, Bidder or any of their respective affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the IRS Code).

Severance arrangements

10.

The Bidder agrees that, if any Target Employee is the subject of a Qualifying Termination (as defined in paragraph 11 below) or gives or receives notice as a result of a Qualifying Termination, in each case at any time from and including the Effective Date until the end of the calendar day falling 18 months after the Effective Date, such Target Employee will:

(A)

be entitled to receive payment in lieu of any notice entitlement (where permissible under local law) comprising base salary and the value of contractual benefits for the notice period or any such greater statutory or contractual entitlement to compensation for notice period in the jurisdiction of employment;

(B)

in the case of Continuing Employees employed in the UK (excluding executive directors), be entitled to applicable redundancy and severance payments, benefits and arrangements that are no less favourable than the higher of: (i) underlying statutory or other contractually required payments; (ii) a gross amount equal to two weeks of base salary per complete year of employment with the Target Group (inclusive of statutory redundancy entitlement, subject to a minimum payment of two months’ salary and capped at 12 months’ base salary); and (iii) the redundancy and severance payments, benefits and arrangements provided by the Bidder Group;

(C)

in the case of Continuing Employees employed outside the UK, be entitled to any applicable redundancy and severance payments, benefits and arrangements that are no less favourable than the higher of: (i) underlying statutory or other contractually required payments in the relevant jurisdiction and (ii) the redundancy and severance payments, benefits and arrangements provided by the Bidder Group in the relevant jurisdiction;

(D)	receive any bonus entitlement calculated on a pro-rata basis to the date upon which notice would have expired in the absence of a payment in lieu of notice;

(E)

be treated as a good leaver (or any similar or equivalent concept) under any relevant leaver provisions of any cash or equity incentive arrangement in which they participate as at the date of termination (including, for the avoidance of doubt, under paragraphs 14 to 16 of Part 1 and paragraphs 5(C) and 6 of Part 2 of this Schedule 2);

(F)	receive reasonable and appropriate outplacement support commensurate to their seniority; and

(G)

where consistent with the Target’s practices in the relevant jurisdiction as at the date of this Agreement, receive a reasonable and appropriate contribution towards legal fees if they enter into a settlement agreement in connection with the termination of their employment.

11.	In this Agreement, a “Qualifying Termination” is:

(A)

any termination by the employer other than where the employer has grounds to dismiss the Continuing Employee for misconduct or poor performance, where, in the reasonable opinion of the Combined Group’s HR Director (at the relevant time) that an appropriate and fair process was followed, in accordance with applicable laws, in connection with any such dismissal that relates to misconduct or performance;

(B)

for the purposes of paragraphs 14 to 16 of Part 1 of this Schedule 2 only, any termination by reason of the Target Employee’s ill health, injury, disability, death or retirement, with the agreement of their employing entity, acting reasonably;

(C)

a termination taking effect after the Effective Date by reason of the Continuing Employee’s resignation where, without the Continuing Employee’s express written consent: (i) the Continuing Employee’s role and/or reporting level and/or status has been materially diminished (provided that, with the exception of roles where the duties and/or responsibilities are substantially linked to the Target’s listed status: (a) the Target ceasing to be a listed company; or (b) a change in title and/or reporting level and/or transfer into an equivalent role in the Combined Group as a result of the Combination, shall not of itself in each case amount to such a material diminution); or (ii) there is a material reduction in the Continuing Employee’s base salary or wage rate, cash incentive compensation opportunities, or a material reduction in the Continuing Employee’s benefits and allowance package (including pension benefits), taken as a whole; or (iii) a Continuing Employee’s normal place of work is moved more than 25 miles from their previous place of work. In the event of any dispute about whether (i) or (ii) applies to a particular Continuing Employee, the decision shall be determined in accordance with applicable law and practice in the relevant jurisdiction; or

(D)

in respect of paragraphs 14 to 16 of Part 1 and paragraphs 10(D) and 10(E) of Part 2 of this Schedule 2 only, Miles Roberts’ planned end of employment on 30 November 2025 or on such earlier date as may be instigated by, or agreed with, the Bidder.

Non-executive director notice pay

12.

The Bidder acknowledges that the Target intends, after the Effective Date, to pay any non-executive director of the Target who resigns in connection with the Combination and does not join the board of the Bidder with effect from the Effective Date a payment in lieu of the fees they would have received for their notice period.

Section 409A

13.

Notwithstanding anything to the contrary in Part 2 of this Schedule 2, the Target does not intend to take any action (and nothing herein shall require the Bidder to take any action) that could (i) subject any payment or benefit with respect to any Target Employee or any other service provider of the Target Group to Section 409A of the IRS Code or (ii) result in a violation of Section 409A of the IRS Code or trigger a tax or penalty under Section 409A IRS Code.

IN WITNESS WHEREOF the parties have executed this Agreement on the date first set out above:

EXECUTED BY Brian McDonald acting for and on behalf of	) ) ) ) )	/s/ Brian McDonald
INTERNATIONAL PAPER COMPANY	)

EXECUTED BY Richard Pike acting for and on behalf of	) ) ) ) )	/s/ Richard Pike
DS SMITH PLC	)

BofA Securities, Inc. member FINRA/SIPC, is a subsidiary of Bank of America Corporation

Annex III

April 14, 2024

The Board of Directors

International Paper Company

6400 Poplar Avenue

Memphis, Tennessee 38197

Members of the Board of Directors:

We understand that International Paper Company (“International Paper”) proposes to acquire DS Smith Plc (“DS Smith”) (the “Transaction”), by way of a court-sanctioned scheme of arrangement under Part 26 of the U.K. Companies Act 2006 (the “Companies Act”) (or, if International Paper so elects, by means of a takeover offer as defined in section 974 of the Companies Act), on the terms and subject to the conditions set forth in (i) the announcement to be issued by International Paper and DS Smith pursuant to Rule 2.7 of the U.K. City Code on Takeovers and Mergers on or around the date hereof (the “Rule 2.7 Announcement”) and (ii) the Co-operation Agreement, dated on or around the date hereof, between International Paper and DS Smith (the “Co-operation Agreement”), pursuant to which, among other things, each outstanding ordinary share of 10 pence each in the capital of DS Smith (each, a “DS Smith Ordinary Share”) will be acquired by International Paper in exchange for 0.1285 (the “Exchange Ratio”) of a share of the common stock, par value $1.00 per share, of International Paper (“International Paper Common Stock”). The terms and conditions of the Transaction are more fully set forth in the Rule 2.7 Announcement and the Co-operation Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to International Paper of the Exchange Ratio provided for in the Transaction.

In connection with this opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to DS Smith and International Paper;

(ii)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of DS Smith furnished to or discussed with us by the management of DS Smith, including certain financial forecasts relating to DS Smith prepared by the management of DS Smith (such forecasts, the “DS Smith Forecasts”);

(iii)

reviewed certain financial forecasts relating to DS Smith prepared by the management of International Paper (the “International Paper-DS Smith Forecasts”) and discussed with the management of International Paper its assessments as to the relative likelihood of achieving the future financial results reflected in the DS Smith Forecasts and the International Paper-DS Smith Forecasts;

(iv)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of International Paper furnished to or discussed with us by the management of International Paper, including certain financial forecasts relating to International Paper prepared by the management of International Paper (such forecasts, the “International Paper Forecasts”);

(v)	reviewed certain estimates as to the amount and timing of cost savings (collectively, the “Synergies”) anticipated by the management of International Paper to result from the Transaction;

III-1

(vi)

discussed the past and current business, operations, financial condition and prospects of DS Smith with members of senior managements of DS Smith and International Paper, and discussed the past and current business, operations, financial condition and prospects of International Paper with members of senior management of International Paper;

(vii)

reviewed the potential pro forma financial impact of the Transaction on the future financial performance of International Paper, including the potential effect on International Paper’s estimated earnings per share;

(viii)

reviewed the trading histories for DS Smith Ordinary Shares and International Paper Common Stock and a comparison of such trading histories with each other and with the trading histories of other companies we deemed relevant;

(ix)	compared certain financial and stock market information of DS Smith and International Paper with similar information of other companies we deemed relevant;

(x)	compared certain financial terms of the Transaction to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(xi)	reviewed the relative financial contributions of DS Smith and International Paper to the future financial performance of the combined company on a pro forma basis;

(xii)	reviewed a draft, dated April 13, 2024, of the Rule 2.7 Announcement (the “Draft Rule 2.7 Announcement”);

(xiii)	reviewed a draft, dated April 13, 2024, of the Co-operation Agreement (the “Draft Co-operation Agreement”); and

(xiv)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the managements of International Paper and DS Smith that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the DS Smith Forecasts, we have been advised by DS Smith, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of DS Smith as to the future financial performance of DS Smith. With respect to the International Paper-DS Smith Forecasts, the International Paper Forecasts and the Synergies, we have assumed, at the direction of International Paper, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of International Paper as to the future financial performance of DS Smith and International Paper and the other matters covered thereby and, based on the assessments of the management of International Paper as to the relative likelihood of achieving the future financial results reflected in the DS Smith Forecasts and the International Paper-DS Smith Forecasts, we have relied, at the direction of International Paper, on the International Paper-DS Smith Forecasts for purposes of our opinion. We have relied, at the direction of International Paper, on the assessments of the management of International Paper as to International Paper’s ability to achieve the Synergies and have been advised by International Paper, and have assumed, that the Synergies will be realized in the amounts and at the times projected. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of DS Smith, International Paper or any other entity, nor have we made any physical inspection of the properties or assets of DS Smith, International Paper or any other entity. We have not evaluated the solvency or fair value of DS Smith, International Paper or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or

BofA Securities, Inc. member FINRA/SIPC, is a subsidiary of Bank of America Corporation

III-2

similar matters. We have assumed, at the direction of International Paper, that the Transaction will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on DS Smith, International Paper or the Transaction (or the contemplated benefits thereof). We also have assumed, at the direction of International Paper, that the final executed Rule 2.7 Announcement and Co-operation Agreement will not differ in any material respect from the Draft Rule 2.7 Announcement and Draft Co-operation Agreement reviewed by us.

We express no view or opinion as to any terms or other aspects or implications of the Transaction (other than the Exchange Ratio to the extent expressly specified herein), including, without limitation, the form or structure of the Transaction, or any terms, aspects or implications of any other agreement, arrangement or understanding entered into in connection with or related to the Transaction or otherwise. Our opinion is limited to the fairness, from a financial point of view, to International Paper of the Exchange Ratio provided for in the Transaction and no opinion or view is expressed with respect to any consideration received in connection with the Transaction by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Transaction, or class of such persons, relative to the Exchange Ratio. Furthermore, no opinion or view is expressed as to the relative merits of the Transaction in comparison to other strategies or transactions that might be available to International Paper or in which International Paper might engage or as to the underlying business decision of International Paper to proceed with or effect the Transaction. In addition, we are not expressing any view or opinion with respect to, and have relied, with the consent of International Paper, upon the assessments of representatives of International Paper regarding legal, regulatory, accounting, tax and similar matters relating to International Paper or DS Smith and the Transaction (including the contemplated benefits thereof) as to which we understand that International Paper obtained such advice as it deemed necessary from qualified professionals. We are not expressing any opinion as to what the value of International Paper Common Stock actually will be when issued or the prices at which International Paper Common Stock or DS Smith Ordinary Shares will trade at any time, including following announcement or consummation of the Transaction. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Transaction or any related matter.

We have acted as financial advisor to International Paper in connection with the Transaction and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and a significant portion of which is contingent upon consummation of the Transaction. In addition, International Paper has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of International Paper, DS Smith and certain of their respective affiliates.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to International Paper and/or its affiliates,

BofA Securities, Inc. member FINRA/SIPC, is a subsidiary of Bank of America Corporation

III-3

and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as lender in connection with certain term loans, commercial loans, credit facilities, commercial leases and trade finance arrangements, (ii) acting as financial advisor in connection with the sale of an interest in Ilim SA and JSC Ilim Group, (iii) having acted as syndicating bank in certain leveraged loan syndications, (iv) providing certain treasury, liquidity and payment products, (v) providing certain foreign exchange services, (vi) providing services in connection with retirement benefits and defined contribution plans, and (vii) providing certain letters of credit.

In addition, we and our affiliates in the future may provide, investment banking, commercial banking and other financial services to DS Smith and/or its affiliates and in the future may receive compensation for the rendering of these services.

It is understood that this letter is for the benefit and use of the Board of Directors of International Paper (in its capacity as such) in connection with and for purposes of its evaluation of the Transaction.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by a fairness opinion review committee of BofA Securities, Inc.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Exchange Ratio provided for in the Transaction is fair, from a financial point of view, to International Paper.

Very truly yours,

BOFA SECURITIES, INC.

BofA Securities, Inc. member FINRA/SIPC, is a subsidiary of Bank of America Corporation

III-4

Annex IV

QUANTIFIED FINANCIAL BENEFITS STATEMENT

A copy of the Quantified Financial Benefits Statement is set out below:

“As previously announced on 4 April 2024, International Paper expects that the Combination would generate significant synergies and drive compelling value creation for DS Smith and International Paper shareholders. The delivery of the expected synergies will be supported by International Paper’s significant expertise in acquiring and integrating businesses. In addition, International Paper’s confidence in delivering a successful integration in Europe is underpinned by DS Smith’s own expertise in acquiring businesses and integrating them.

International Paper’s Directors, having reviewed and analysed the potential synergies of the Combination, as well as taking into account the factors they can influence, believe that the Combined Company can deliver at least $514 million (£413 million) of pre-tax cash synergies on an annual run-rate basis by the end of the fourth year following the Effective Date. These synergies are expected to be derived from the following key areas:

•	92 per cent., or $474 million (£381 million) of cost synergies across the following sources:

o	47 per cent., or $241 million (£194 million) from operational synergies across the combined network of mills, box plants and global supply chain, including:

◾	Integration benefit of balancing containerboard supply positions (approximately 500k to 600k tons);

◾	Freight optimisation benefits; and

◾	Operational efficiencies across mill and box network from product and system optimisation, and sharing technology expertise.

o	23 per cent., or $117 million (£94 million) from overhead synergies by reducing duplicative corporate and business overhead expenses; and

o	23 per cent., or $116 million (£93 million) from operational procurement synergies from increased scale of the Combined Company.

•	5 per cent., or $26 million (£21 million) from capex procurement synergies, by leveraging increased scale of the Combined Company; and

•	3 per cent., or $14 million (£11 million) of revenue synergies.

These synergies are expected to arise as a direct result of the Combination and could not be achieved independently of the Combination.

International Paper anticipates that the total costs to achieve the synergies outlined above would be approximately $370 million (£297 million). International Paper expects that approximately 33 per cent. of the synergies outlined above would be achieved by the end of the first year following the Effective Date, with approximately 66 per cent. and 95 per cent. achieved by the end of the second and third years following the Effective Date, respectively.

Aside from the one-off costs referred to above, the International Paper Board does not expect any material dis-synergies to arise as a direct result of the Combination.”

The International Paper Board believes that the Combined Company should be able to achieve the synergies set out in the Quantified Financial Benefits Statement.

Further information on the bases of belief supporting the Quantified Financial Benefits Statement, including the principal assumptions and sources of information, is set out below.

Basis of calculation of the Quantified Financial Benefits Statement

In preparing the Quantified Financial Benefits Statement, International Paper has relied on a combination of publicly available information and information obtained through reciprocal due diligence. In such circumstances, International Paper management has made estimates and assumptions to aid its development of individual synergy initiatives. The assessment and quantification of the potential synergies have, in turn, been informed by the International Paper management’s industry experience and knowledge of the existing businesses, without consultation with DS Smith on the detailed quantification of the synergies.

The cost bases used as the basis for the Quantified Financial Benefits Statement are a blend of International Paper’s FY23 financial results and DS Smith’s FY23 financial results. The total addressable cost base used as the basis for the quantified exercise is $24.9 billion (£19.8 billion).

For the potential synergies arising from the combination of group functions, organisation information was reviewed. The assessment and quantification of such potential synergies have in turn been informed by International Paper management’s industry experience as well as their experience of executing and integrating past acquisitions.

Cost synergy assumptions were based on a detailed, bottom-up evaluation of the benefits available from elimination of duplicate activities, the benefits of combined scale economics and operational efficiencies arising from consolidation. In determining the estimate of cost synergies achievable through the combination of International Paper and DS Smith, no synergies relating to operations have been included where no overlap exists.

Where appropriate, assumptions were used to estimate the costs of implementing the new structures, systems and processes required to realise the synergies.

In general, the synergy assumptions have in turn been risk-adjusted, exercising a degree of prudence in the calculation of the estimated synergy benefit set out above.

In arriving at the estimate of synergies set out in the Quantified Financial Benefits Statement, the International Paper Directors have made the following assumptions, which are outside the influence of International Paper:

•

there will be no material impact on the underlying operations of either the International Paper or DS Smith as a result of the proposed transaction or their ability to continue to conduct their businesses;

•	there will be no material divestments made by DS Smith save as previously announced by DS Smith as at the date of the Announcement;

•

there will be no material change to macroeconomic, political, inflationary, regulatory or legal conditions in the markets or regions in which International Paper and DS Smith operate that will materially impact on the implementation of the synergy plans or costs to achieve the proposed cost synergies;

•	there will be no material change in current foreign exchange rates or interest rates;

•	there will be no material change in accounting standards; and

•	there will be no change in tax legislation or tax rates or other legislation in the United Kingdom or United States that could materially impact the ability to achieve any benefits.

In addition, the International Paper Directors have made an assumption within the influence of International Paper that there will be no material divestments made by International Paper save as previously announced by International Paper as at the date of the Announcement.

In addition, the International Paper Directors have assumed that the cost synergies are substantively within International Paper’s control, albeit that certain elements are dependent in part on negotiations with third parties.

Reports

As required by Rule 28.1(a) of the Code, Deloitte, as reporting accountants to International Paper, and BofA Securities, as financial adviser to International Paper, have provided the reports required under the Code. Copies of those reports were set out in International Paper’s update announcement dated 4 April 2024.

As required by Rule 27.2(d) of the Code, the International Paper Directors confirm that:

1.	there have been no material changes to the Quantified Financial Benefits Statement since 4 April 2024 and the Quantified Financial Benefits Statement remains valid; and

2.	each of Deloitte and BofA Securities has confirmed to International Paper that their respective reports produced in connection with the Quantified Financial Benefits Statement continue to apply.

Important Notes

1.

The statements of estimated pre-tax cash synergies relate to future actions and circumstances which, by their nature, involve risks, uncertainties and contingencies. As a result, the pre-tax cash synergies referred to may not be achieved, or those achieved could be materially different from those estimated.

2.

No statement in the Quantified Financial Benefits Statement should be construed as a profit forecast or interpreted to mean that International Paper’s earnings per share in the full first full year following the Effective Date, or in any subsequent period, would necessarily match or be greater than or be less than those of International Paper and/or DS Smith for the relevant preceding financial period or any other period.

3.

Due to the size of the combination and potential scale of the Combined Company, there may be additional changes to the Combined Company’s operations. As a result, and given the fact that the changes relate to the future, the resulting cost synergies may be materially greater or less than those estimated.

4.	In arriving at the estimate of synergies set out in this Document, the International Paper Board has assumed that there will be no significant impact on the business of the Combined Company.

PRELIMINARY PROXY CARD - SUBJECT TO COMPLETION

 INTERNATIONAL PAPER COMPANY

 C/O COMPUTERSHARE

 P.O. BOX 43004

 PROVIDENCE, RI 02940-3004

Form of Proxy - Special Meeting

[●] [Central Time] on [●], 2024

VOTE BY INTERNET

Before The Special Meeting - Go to www.proxyvote.com or scan the QR Barcode above

You may use the Internet to transmit your voting instructions and for electronic delivery of information up until [●] Eastern Time on [●], 2024. Have your proxy card in hand when you access the web site and follow the instructions on that site.

During The Special Meeting - Go to [●]

You may attend the Special Meeting via the Internet and vote during the Special Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

You may use any touch-tone telephone to transmit your voting instructions up until [●] Eastern Time on [●], 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card before returning it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 so that it is received by [●], 2024.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V55388-S95398     KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INTERNATIONAL PAPER COMPANY

The International Paper Board recommends you vote FOR Proposals 1 and 2.				For	Against	Abstain

1.  To approve the proposed issuance of the New International Paper Shares to the DS Smith Shareholders in connection with the Acquisition by International Paper Bidco of the entire issued and to be issued share capital of DS Smith (the “Share Issuance Proposal”).

				☐	☐	☐

2.  To approve the adjournment of the Special Meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes cast at the Special Meeting to approve the Share Issuance Proposal.

				☐	☐	☐

Please sign exactly as your name appears on this proxy card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership or LLC, please sign in firm name by authorized partner or member.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of

International Paper Shareowners to be held on [●], 2024:

The International Paper Notice and Proxy Statement is available at www.proxyvote.com

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V55389-S95398

INTERNATIONAL PAPER COMPANY

INTERNATIONAL PAPER SHAREOWNER PROXY AND CONFIDENTIAL VOTING INSTRUCTION CARD SPECIAL MEETING OF INTERNATIONAL PAPER SHAREOWNERS – [●], 2024

THIS PROXY/VOTING INSTRUCTION CARD IS SOLICITED ON BEHALF OF THE INTERNATIONAL PAPER BOARD. THIS MAY ONLY BE USED AT THE SPECIAL MEETING OF INTERNATIONAL PAPER SHAREOWNERS TO BE HELD VIRTUALLY ON [●], 2024, STARTING AT [●], [CENTRAL TIME], AT [●], AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

If you are a registered International Paper Shareowner, by submitting this proxy card you are appointing Andrew K. Silvernail, Timothy S. Nicholls and Joseph R. Saab, jointly or individually, as proxies with power of substitution, to vote all shares of Common Stock you are entitled to vote at the Special Meeting on [●], 2024, and any adjournment or postponement thereof. The proxies are authorized to vote upon such other business as may properly come before the Special Meeting.

The proxies are instructed to vote as indicated on the reverse side. This proxy revokes all prior proxies given by you. Please sign on the reverse side exactly as your name or names appear(s) there. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership or LLC, please sign in firm name by authorized partner or member.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendations of the International Paper Board.